As filed with the Securities and Exchange Commission on August 13, 2001
                                                   Registration No. 333-______
==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------
                                   Form S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ----------------------

                               INVESTools Inc.
            (Exact Name of Registrant as Specified in Its Charter)
         Delaware                     7373                   76-0685039
      (State or Other           (Primary Standard         (I.R.S. Employer
      Jurisdiction of              Industrial          Identification Number)
     Incorporation or          Classification Code
       Organization)                 Number)
                            ----------------------
                       5959 Corporate Drive, Suite 2000
                             Houston, Texas 77036
                                (281) 588-9700
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                  Registrant's Principal Executive Offices)
                            ----------------------
                                 Lee K. Barba
                                INVESTOOLS Inc.
                       5959 Corporate Drive, Suite 2000
                             Houston, Texas 77036
                                (281) 588-9700
   (Name, Address, Including Zip Code, and Telephone Number, Including Area
                         Code, of Agent For Service)
                                  Copies to:
     Gary I. Sellers, Esq.                   Ronald S. Poelman, Esq.
   Simpson Thacher & Bartlett                Jones, Waldo, Holbrook &
      425 Lexington Avenue                       McDonough, P.C.
    New York, New York 10017                  1500 Wells Fargo Plaza
         (212) 455-2000                       170 South Main Street
                                            Salt Lake City, Utah 84101
                                                  (801) 521-3200
                            ----------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed prospectus.
                            ----------------------
   If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box. |_|
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                            ----------------------
                        CALCULATION OF REGISTRATION FEE
===============================================================================
                                        Proposed
                                        Maximum      Proposed
                          Amount to     Offering      Maximum
       Title of              be          Price       Aggregate     Amount of
     Securities to       Registered    Per Share     Offering    Registration
     be Registered           (1)          (2)        Price (2)      Fee (3)
-------------------------------------------------------------------------------
Common Stock, par         5,831,666      $5.67      $33,063,440    $8,265.86
   value $.01 per share
===============================================================================
(1) Represents the maximum number of shares of common stock, $0.01 par value per share, of the Registrant issuable in connection with the merger contemplated by the merger agreement.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(1) promulgated under the Securities Act. The proposed maximum aggregate offering price is based upon the sum of (A) the product of (i) $0.335 (the average of the bid and asked prices of common stock, $0.01 par value per share, of Telescan, Inc. on August 10, 2001) times (ii) 21,729,891 (the sum of the number of shares of Telescan common stock outstanding plus the number of shares of Telescan common stock issuable prior to the effective time of the merger upon the conversion of preferred stock of Telescan and the exercise of options to purchase Telescan common stock which have vested or vest before October 1, 2001 with an exercise price of $5.00 or less), and (B) the product of (i) $0.75 (the average of the bid and asked prices of common stock, $0.001 par value per share, of ZiaSun Technologies, Inc. on August 10, 2001) times (ii) 34,378,569 (the sum of the number of shares of ZiaSun common stock outstanding plus the number of shares of ZiaSun common stock issuable prior to the effective time of the merger upon the exercise of options to purchase ZiaSun common stock which have vested or vest before October 1, 2001 with an exercise price of $5.00 or less). The proposed maximum offering price per share is based upon the proposed maximum aggregate offering price divided by the number of shares to be registered.
(3) The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act, as $250 for each one million dollars of the proposed maximum aggregate offering price. Pursuant to Rule 457(b), the registration fee has been reduced by (i) $5,431.81 paid on June 1, 2001 upon the filing of preliminary copies of ZiaSun's proxy materials included herein and (ii) $2,086.07 paid on June
    1, 2001 upon the filing of preliminary copies of Telescan's proxy materials included herein. Accordingly, the registration fee payable upon the filing of this Registration Statement is $747.98.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.
==============================================================================

[LOGO OF ZIASUN]                                          [LOGO OF TELESCAN]

     To the stockholders of ZiaSun Technologies, Inc. and Telescan, Inc.

                A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

         The boards of directors of ZiaSun and Telescan have unanimously agreed to merge the two companies to create INVESTools, a newly formed company. Your vote, as a stockholder of ZiaSun or Telescan, is now needed to approve the merger agreement.

         If the merger is completed, ZiaSun and Telescan will engage in a business combination that will result in each becoming a wholly owned subsidiary of INVESTools. ZiaSun stockholders are expected to receive 0.12500 of a share of INVESTools common stock for each share of ZiaSun common stock they own, and holders of Telescan common stock are expected to receive 0.07061 of a share of INVESTools common stock for each share of Telescan common stock they own. The foregoing ratios are subject to proportionate adjustments under circumstances described in the attached joint proxy statement/prospectus on page 39.

         ZiaSun at its annual meeting of stockholders and Telescan at a special meeting of stockholders will each ask its respective stockholders to approve the merger agreement. The boards of directors of both ZiaSun and Telescan have unanimously approved the merger and recommend that their respective stockholders vote FOR the merger proposal. The proposed merger cannot be completed unless a majority of the stockholders of ZiaSun and a majority of the holders of Telescan common stock approve the merger agreement. If you fail to return your proxy card or vote in person, the effect will be a vote against the merger.

         Information about the merger and the other matters to be considered at ZiaSun's annual meeting and Telescan's special meeting is contained in the attached joint proxy statement/prospectus. Please read the attached joint proxy statement/prospectus carefully, including the section describing risk factors that begins on page 19.

         The date, time and place of the meetings are as follows:

         for ZiaSun:                                 for Telescan:

            _____ __, 2001 at ___, _.m.          ______ __, 2001 at ___, _.m.
                 [ADDRESS]                                [ADDRESS]

         Whether or not you plan to attend the ZiaSun or Telescan meeting, please complete, sign and date the enclosed ZiaSun proxy card, if you are a ZiaSun stockholder, or the enclosed Telescan proxy card, if you are a Telescan stockholder, and return it in the enclosed postage-prepaid envelope as soon as possible to make sure that your shares are represented at your company's meeting. If you attend the meeting, you may vote in person if you wish, even though you previously returned your proxy card.

         We strongly support this combination of our companies and join with our boards of directors in recommending that you vote in favor of the merger.

               /s/                                                /s/
         D. Scott Elder                                      Lee K. Barba
  Chairman and Chief Executive Officer                 Chief Executive Officer
       ZiaSun Technologies, Inc.                             Telescan, Inc.
 ------------------------------------------------------------------------------
 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

         This joint proxy statement/prospectus is dated _______ __, 2001, and is first being mailed to stockholders of ZiaSun and Telescan on or about ________ __, 2001.

                          Notice of Annual Meeting of
                                 Stockholders




To the stockholders of ZiaSun Technologies, Inc.:

         The annual meeting of the stockholders of ZiaSun Technologies, Inc. will be held at ______________ on _____ __, 2001 at ___ _.m. for the following purposes:

               1. to consider and vote upon a proposal to approve and adopt a merger agreement between ZiaSun Technologies, Inc. and Telescan, Inc. pursuant to which ZiaSun and Telescan will engage in a business combination that results in each becoming a wholly owned subsidiary of a newly formed corporation, INVESTools Inc., as described in the attached joint proxy statement/prospectus;

               2. to elect five directors to serve for a term of one year or until their successors have been elected and qualified;

               3. to ratify and approve BDO Seidman, LLP to serve as ZiaSun's independent public accountants for the year ended December 31, 2001; and

               4. to conduct any other business properly brought before the annual meeting or any adjournment or postponement of the meeting.

         The accompanying joint proxy statement/prospectus describes the proposed merger in more detail. ZiaSun encourages you to read the entire document carefully.

         ZiaSun is enclosing a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

         A list of stockholders entitled to vote at the annual meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the annual meeting at the office of ZiaSun, 665 San Rodolfo Drive, Suite 120, Solana Beach, California 92075, and will also be available for examination at the annual meeting until its adjournment.

         Only stockholders of record at the close of business on July 31, 2001 may vote at the annual meeting or any adjournment or postponement. Holders of approximately 42% of the outstanding shares of ZiaSun stock have already agreed to vote in favor of adopting the merger agreement. Under Nevada law, holders of ZiaSun common stock are entitled to dissenters' rights as a result of the merger under Sections 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes. If the merger agreement is approved and adopted by the ZiaSun stockholders and the merger is consummated, any ZiaSun stockholder who
(i) delivered to ZiaSun, before the vote was taken, written notice of his or her intent to demand payment for his or her shares if the merger were to be consummated and (ii) did not vote his or her shares in favor of the merger has the right to demand an appraisal of the value of and payment for the stockholder's ZiaSun common stock. The demand must be made in writing to INVESTools by the date set forth on the written notice to be sent by ZiaSun to the stockholder informing him or her that the merger has been approved and adopted by the ZiaSun stockholders. Dissenters' rights are more completely described in the accompanying joint proxy statement/prospectus under the heading "The Merger--Appraisal Rights" and the full text of these applicable sections of Nevada Revised Statutes is attached as Annex VII.

          Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card, and return it in the enclosed postage-prepaid envelope as soon as possible to make sure that your shares are represented at the annual meeting. Your proxy may be revoked at any time before it is voted by signing and returning a later dated proxy with respect to the same shares, by filing with the Secretary of ZiaSun a written revocation bearing a later date or by attending and voting at the annual meeting. If you fail to return your proxy card or vote in person, the effect will be a vote against the merger.

                               Allen D. Hardman
                                   Secretary
______ __, 2001

                         Notice of Special Meeting of
                                 Stockholders




To the stockholders of Telescan, Inc.:


         A special meeting of the stockholders of Telescan, Inc. will be held at ______________ on _____ __, 2001 at ___ _.m. for the following purposes:

               1. to consider and vote upon a proposal to approve and adopt a merger agreement between ZiaSun Technologies, Inc. and Telescan, Inc. pursuant to which ZiaSun and Telescan will engage in a business combination that results in each becoming a wholly owned subsidiary of a newly formed corporation, INVESTools Inc., as described in the attached joint proxy statement/prospectus; and

               2. to conduct any other business properly brought before the special meeting or any adjournment or postponement of the meeting.

         Please read the attached joint proxy statement/prospectus carefully for a description of the merger agreement. Only stockholders of record at the close of business on July 30, 2001 may vote at the special meeting or any adjournment or postponement. Holders of approximately 36% of the outstanding shares of Telescan common stock have already agreed to vote in favor of adopting the merger agreement.

         Under Delaware law, in the event INVESTools common stock is not listed for trading on the Nasdaq National Market System nor held by more than 2,000 record holders, then holders of Telescan common stock who submit a written demand for appraisal of their shares and who comply with the applicable statutory procedures under Delaware law will be entitled to appraisal rights and to receive payment in cash for the fair value of their shares as determined by the Delaware Chancery Court. A summary of the applicable requirements of Delaware law is contained in the accompanying joint proxy statement/prospectus under the caption "The Merger--Appraisal Rights." In addition, the text of the applicable provisions of the Delaware General Corporate Law is attached as Annex VIII.

          Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card, and return it in the enclosed postage-prepaid envelope as soon as possible to make sure that your shares are represented at the special meeting. Your proxy may be revoked at any time before it is voted by signing and returning a later dated proxy with respect to the same shares, by filing with the Secretary of Telescan a written revocation bearing a later date or by attending and voting at the special meeting. If you fail to return your proxy card or vote in person, the effect will be a vote against the merger.

                              Roger C. Wadsworth
                                   Secretary
______ __, 2001

                               TABLE OF CONTENTS

                                                                           Page

QUESTIONS AND ANSWERS ABOUT THE MERGER.......................................1

SUMMARY......................................................................3
     The Companies...........................................................3
     Risks of the Merger.....................................................4
     Recommendations of the Boards of Directors..............................4
     The Annual and Special Stockholders' Meetings...........................4
     Nasdaq Listing of INVESTools Common Stock and Reduction of the
       Exchange Ratios.......................................................5
     Record Dates; Votes Required; Management Ownership......................5
     Voting Agreements.......................................................6
     Appraisal Rights........................................................6
     Conflicts of Interest of Directors and Officers.........................6
     The Merger Agreement....................................................6
     Accounting Treatment....................................................7
     Merger Generally Tax-Free to ZiaSun and Telescan Stockholders...........7
     For ZiaSun Stockholders Only-- Election of Directors of Ziasun..........7
     For ZiaSun Stockholders Only-- Ratify Ziasun's Independent
       Accountants...........................................................7
     No Governmental Approvals or Regulatory Requirements....................7
     Per Share Market Price Information......................................7

SUMMARY HISTORICAL FINANCIAL DATA............................................9
     ZiaSun..................................................................9
     Telescan...............................................................10

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENT OVERVIEW.....11

RISK FACTORS................................................................19
     Risks Relating to the Merger...........................................19
     Risks Relating to Ziasun's Business....................................22
     Risks Relating to Telescan's Business..................................28

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.................31

THE ZIASUN ANNUAL MEETING...................................................32
     Date, Time and Place of the Annual Meeting.............................32
     Purpose of the Annual Meeting..........................................32
     Record Date; Stock Entitled to Vote....................................32
     Votes Required; Voting Agreements......................................32
     Share Ownership of Management..........................................33
     Dissenters' Rights.....................................................33
     How You Can Vote.......................................................33
     Board Recommendation...................................................34
     Approval of Merger and Merger Agreement................................34
     Nomination and Election of Ziasun Directors............................35
     Ratification and Approval of the Ziasun's Independent Public Accounts..35

THE TELESCAN SPECIAL MEETING................................................36
     Date, Time and Place of the Special Meeting............................36
     Purpose of the Special Meeting.........................................36
     Record Date; Stock Entitled to Vote....................................36
     Votes Required; Voting Agreements......................................36

     Share Ownership of Management..........................................36
     Appraisal Rights.......................................................36
     Board Recommendation...................................................37
     How You Can Vote.......................................................37

THE MERGER..................................................................39
     What You Will Receive in the Merger....................................39
     Background of the Merger...............................................39
     ZiaSun's Reasons for the Merger........................................43
     Negative Factors Relating to the Merger Considered by
       ZiaSun's Board of Directors..........................................44
     Recommendation of ZiaSun's Board of Directors..........................45
     Telescan's Reasons for the Merger......................................45
     Negative Factors Relating to the Merger Considered by
       Telescan's Board of Directors........................................46
     Recommendation of Telescan's Board of Directors........................47
     No Fairness Opinions Solicited.........................................47
     Conflicts of Interest of Directors and Executive
       Officers in the Merger...............................................47
     Board of Directors and Management after the Merger.....................48
     Material U.S. Federal Income Tax Consequences..........................49
     Accounting Treatment of the Merger.....................................51
     Exchange Procedures....................................................52
     Treatment of Stock Options and Other Rights............................52
     Appraisal Rights.......................................................52
     No Governmental Approvals or Regulatory Requirements...................56
     Expenses...............................................................56
     Nasdaq Listing.........................................................56
     Delisting and Deregistration of ZiaSun and Telescan Stock
       after the Merger.....................................................57
     Stock Transfer Restrictions............................................57

AGREEMENT AND PLAN OF MERGER................................................58
     General................................................................58
     Closing; Effective Time................................................58
     Representations and Warranties.........................................58
     Covenants..............................................................59
     No Solicitation........................................................60
     Conditions to Completion of the Mergers................................62
     Termination of the Merger Agreement....................................64
     Termination Fee........................................................65
     Amendment, Extension and Waiver........................................66

ANCILLARY AGREEMENTS........................................................67
     Voting Agreements......................................................67
     Lock-Up Agreements.....................................................67

INVESTOOLS..................................................................68

ZIASUN BUSINESS.............................................................69
     General................................................................69
     Continuing Operations..................................................70
     Discontinued Operations................................................73
     Distribution...........................................................73
     Recent Acquisitions and Investments....................................73
     Raw Materials and Supplies.............................................74
     Intellectual Property..................................................74
     Government Regulation..................................................75
     Employees..............................................................75
     Property...............................................................76

     Legal Proceedings......................................................76
     Per Share Market Price and Dividend Information........................77

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ZIASUN...................78

ZIASUN MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................................79
     Overview...............................................................79
     Results of Operations..................................................79
     Liquidity and Capital Resources........................................82
     Recent Accounting Pronouncements.......................................83
     Changes In, and Disagreements With, Accountants on Accounting
       and Financial Disclosure.............................................85
     Market Risk Disclosure.................................................85

ZIASUN MANAGEMENT...........................................................86
     Directors and Executive Officers.......................................86
     Executive Compensation.................................................88
     General Information Concerning the Board of Directors
       and its Committees...................................................92
     Audit Committee........................................................92
     Stock Option Plan Committee............................................92
     Compensation Committee.................................................92
     Compensation Committee Interlock and Insider Participation.............92
     ZiaSun Compensation Committee Report on Executive Compensation.........93
     General Compensation Philosophy........................................93
     Executive Compensation.................................................93
     Chief Executive Officer Compensation...................................94
     Internal Revenue Code Section 162(m) Limitation........................94
     ZiaSun Audit Committee Report..........................................94
     Stock Performance Graph................................................95
     Certain Relationships and Related Transaction with Directors and Executive Officers...............................................96
     Beneficial Ownership of Securities.....................................97

TELESCAN BUSINESS...........................................................98
     General................................................................98
     Corporate Background...................................................98
     Services...............................................................98
     Business Strategy......................................................99
     Marketing.............................................................100
     Customers.............................................................100
     Proprietary Rights....................................................101
     Competition...........................................................101
     Employees.............................................................101
     Governmental Regulation...............................................101
     Description of Property...............................................102
     Legal Proceedings.....................................................102
     Per Share Market Price and Dividend Information.......................102

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TELESCAN................104

TELESCAN MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS......................................105
     Business Overview.....................................................105
     Results of Operations.................................................105
     Liquidity and Capital Resources.......................................110
     Changes in, and Disagreements with, Accountants on Accounting and Financial Disclosure............................................111
     Market Risk Disclosure................................................112

TELESCAN MANAGEMENT........................................................113
     Directors and Executive Officers......................................113
     Executive Compensation................................................115
     Certain Relationships and Related Transaction with
       Directors and Executive Officers....................................120

DESCRIPTION OF INVESTOOLS CAPITAL STOCK....................................121
     General...............................................................121
     Description of Common Stock...........................................121
     Additional Series of Preferred Stock..................................121
     Description of Series A Preferred Stock...............................121
     Anti-Takeover Effects.................................................122

COMPARISON OF STOCKHOLDER RIGHTS...........................................123
     Corporate Governance..................................................123
     Authorized Capital Stock..............................................123
     Voting Rights.........................................................123
     Number of Directors...................................................124
     Nomination and Election of Directors..................................124
     Terms and Classification of the Board of Directors....................124
     Removal of Directors..................................................124
     Filling Director Vacancies............................................125
     Special Meetings of Stockholders......................................125
     Stockholder Action by Written Consent.................................125
     Advance Notice Provisions.............................................126
     Amendments to Certificate of Incorporation............................126
     Amendments to By-Laws.................................................126
     Limitation on Personal Liability of Directors and Officers............127
     Indemnification of Directors and Officers.............................127
     Directors' and Officers' Insurance....................................127

WHERE YOU CAN FIND MORE INFORMATION........................................128

LEGAL MATTERS..............................................................128

EXPERTS....................................................................128

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETINGS OF
  ZIASUN AND TELESCAN......................................................129

LIST OF ANNEXES............................................................130

FINANCIAL STATEMENTS.......................................................F-1
     ZiaSun................................................................F-1
     Telescan ............................................................F-47

Annex I       Agreement and Plan of Merger
Annex II      Voting Agreements
Annex III     Lock-Up Agreements
Annex IV      Employment Agreements
Annex V       Restated Certificate of Incorporation of INVESTools
Annex VI      By-Laws of INVESTools
Annex VII     Sections 92A.300 to 92A.500 of the Nevada Revised Statutes
Annex VIII    Section 262 of the Delaware General Corporate Law

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   Why am I receiving these materials?

A: We are sending you these materials to help you decide how to vote your shares of ZiaSun or Telescan stock with respect to their proposed merger.

Q:   What will I receive in the merger?

A: ZiaSun stockholders are expected to receive 0.12500 of a share of INVESTools common stock for each share of ZiaSun common stock they own.

     Telescan stockholders are expected to receive 0.07061 of a share of INVESTools common stock for each share of Telescan common stock they own.

     The foregoing share exchange ratios are subject to proportionate adjustment in the event a higher per share price for the INVESTools common stock is required in order for it to be listed on the Nasdaq National Market System or the Nasdaq SmallCap Market. Regardless of any such adjustment, immediately after the merger the ZiaSun stockholders will own approximately 75% of INVESTools and the Telescan stockholders will own the remaining interest of approximately 25%.

Q:   What approvals are needed?

A: For ZiaSun, the affirmative vote of the holders of a majority of the outstanding shares of ZiaSun common stock is required to approve the merger agreement. Each holder of ZiaSun common stock is entitled to one vote per share. Holders of approximately 42% of the outstanding shares of ZiaSun common stock have already agreed to vote in favor of approving the merger agreement.

     For Telescan, the affirmative vote of the holders of a majority of the outstanding shares of Telescan common stock is required to approve the merger agreement. Each holder of Telescan common stock is entitled to one vote per share. Holders of Telescan preferred stock are not entitled to vote on the merger proposal. Holders of approximately 36% of the outstanding shares of Telescan common stock have already agreed to vote in favor of approving the merger agreement.

Q:   How will ZiaSun and Telescan be combined?

A: ZiaSun and Telescan will become wholly owned subsidiaries of INVESTools. The former ZiaSun stockholders will own approximately 75% of INVESTools and the former Telescan common and preferred stockholders will own the remaining interest of approximately 25%.

Q:   What do I need to do now?

A: Carefully read this document. It contains important information regarding the proposed merger, as well as information about ZiaSun and Telescan. After considering the information contained in this document, indicate on your enclosed proxy card how you want to vote. Sign, date and mail the proxy card in the enclosed postage-prepaid envelope as soon as possible so that your shares may be represented at your company's meeting.

     You should indicate your vote now even if you expect to attend your company's meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy right up to the time your proxy is voted at the meeting and will ensure that your shares are voted if you later find you cannot attend.

Q: If my shares are held in "street name" by a broker or bank, will my broker or bank vote my shares for me?

A: Your broker or bank will vote your shares held by them in "street name" only if you provide instructions to them on how to vote. You should follow the directions your broker or bank provides. Shares that are not voted because a stockholder does not properly instruct its broker or bank will be counted as votes against the merger.

Q:   What if I don't vote?

A: If you fail to respond, it will have the same effect as a vote against the merger. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against the merger.

Q:   Can I change my vote after I have delivered my proxy?

A: Yes. You may change your vote at any time before your proxy is voted at your company's meeting by:

          o sending a written notice to the Secretary of ZiaSun, if you are a ZiaSun stockholder, or of Telescan, if you are a Telescan stockholder, before the meeting stating that you would like to revoke your proxy;

          o signing a later-dated proxy card and returning it by mail in time to be received before the meeting; or

          o  attending the meeting and voting in person.

Q:   Should I send in my stock certificates now?

A: No. You will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for INVESTools shares. Please do not send in your stock certificates with your proxy.

Q:   When do you expect the merger to be completed?

A: We are working to obtain all necessary stockholder approvals and complete the merger as quickly as possible. We expect to complete the merger immediately after approval by the ZiaSun and Telescan stockholders.

Q:   Who can help answer my questions?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this document or the enclosed proxy card, you should contact:

           ZiaSun Technologies, Inc.          Telescan, Inc.
           655 San Rodolfo, Suite 120         5959 Corporate Drive, Suite 2000
           Solana Beach, CA  90275...  - or - Houston, TX  77036
           (858) 350-4060                     (281) 588-9700
           Attention:  Investor Relations     Attention:  Investor Relations

                                    SUMMARY

         This summary and the preceding questions and answers highlight selected information from this joint proxy statement/prospectus. They do not contain all of the information that is important to you. To fully understand the proposed merger and the consequences to you, and for a more complete description of the legal terms of the merger, we urge you to read carefully the entire joint proxy statement/prospectus and the documents we refer to in this document. We have included page references directing you to a more complete description of the items presented in this summary.

The Companies

INVESTools Inc. (see page 68)
5959 Corporate Drive, Suite 2000
Houston, TX 77036
(281) 588-9700

         INVESTools is a newly formed company that will, as a result of the merger, provide investor education, financial publications and analytical tools worldwide. INVESTools will own 100% of ZiaSun and 100% of Telescan upon completion of the merger. On a pro forma consolidated basis, INVESTools recorded $89.5 million of revenues and $102.7 million in loss from continuing operations for the year ending December 31, 2000. On a pro forma consolidated basis, INVESTools also recorded $75.2 million of accumulated deficit as of June 30, 2001.

         INVESTools will combine ZiaSun's classroom investor education with Telescan's e-finance services and web-delivered analytical tools.

         The combined company is being built on a solid and practical business platform, in which the investor workshops complement the online financial tools. Investors are better able to leverage the power of online financial tools, if they are provided a variety of ways to become familiar with those tools, including live seminars, video tapes, audio tapes and Web based information.

ZiaSun Technologies, Inc. (see page 98)
655 San Rodolfo, Suite 120
Solana Beach, CA  90275
(858) 350-4060

         ZiaSun is an Internet technology holding company focused on international investor education and e-finance. Currently, all of ZiaSun's revenues are derived from Online Investors Advantage, Inc., a wholly owned subsidiary. Online Investors Advantage provides in-depth consumer training in the optimum use of Internet-based investment and financial management tools and services via live workshops, home study and online subscriptions. It has developed a live two-day workshop and a video-based home-study program, both of which it promotes online and through a multi-step marketing program. Online Investors Advantage has a current customer base of approximately 12,000 individuals and has expanded its operations in 2000 to Singapore, Hong Kong, United Arab Emirates, South Africa, United Kingdom, Saudi Arabia, Puerto Rico, Thailand, Barbados, China and Ireland.

         The proposed merger into INVESTools fulfills a strategic objective of ZiaSun to vertically integrate its investor education services with Telescan's ProSearch technology, which has been an integral part of the investor workshops and home-study courses.

Telescan, Inc. (see page 97)
5959 Corporate Drive, Suite 2000
Houston, TX  77036
(281) 588-9700

         Telescan delivers investment advice and education to individual investors online through two Web properties, INVESTools.com and WallStreetCity.com. INVESTools.com publishes actionable investment advice and education, and WallStreetCity.com provides an investment search tool,

ProSearch. Telescan also offers private-label subscription marketing and e-mail list management services to its business clients. In addition, through its Business-to-Business Division, Telescan offers an array of online financial solutions to businesses seeking to expand their offerings online and gain greater cost efficiency through outsourcing.

         The merger into INVESTools will provide Telescan a broader customer base for its products and services, and will provide a more direct seminar-based connection with the users of its online financial tools.

Risks of the Merger (see page 19)

         By voting in favor of the approval of the merger, you will be choosing to invest in INVESTools common stock. An investment in INVESTools common stock involves a high degree of risk. In deciding whether to vote for the merger, you should carefully consider the risks that are discussed in detail in this joint proxy statement/prospectus under the caption "Risk Factors." These risks include the following:

         o fluctuations in market prices may cause the value of the shares of INVESTools common stock that you receive to be less than the value of your shares of ZiaSun stock or Telescan stock;

         o INVESTools may fail to realize the anticipated benefits of the merger if it fails to successfully integrate the businesses of ZiaSun and Telescan;

         o  INVESTools common stock may be deemed a "penny stock;"

         o ZiaSun or Telescan may lose revenue if they are unable to compete effectively;

         o Telescan is not, and has never been profitable; ZiaSun has not been profitable since 1999;

         o  ZiaSun's and Telescan's businesses are dependent on key employees;

         o the market price of ZiaSun stock and Telescan stock may continue to decline on account of declines in the market prices of publicly held Internet companies;

         o ZiaSun business may be materially adversely affected if it is deemed to be an investment adviser;

         o the two largest customers of Telescan, which each comprised more than 10% of Telescan's revenues in 2000, have terminated their contracts with Telescan; and

         o if Telescan falls to meet projected 2001 revenues, it may require additional financing to fund operations.

Recommendations of the Boards of Directors (see pages 45 and 47)

         To ZiaSun Stockholders: After careful consideration, ZiaSun's board of directors unanimously recommends that its stockholders vote FOR the merger proposal, FOR the election of the five persons nominated as ZiaSun directors, and FOR the appointment of BDO Seidman, LLP to serve as ZiaSun's independent public accountants for the year ended December 31, 2001.

         To Telescan Stockholders: After careful consideration, Telescan's board of directors unanimously recommends that its stockholders vote FOR the merger proposal.

The Annual and Special Stockholders' Meetings (see pages 32 and 36)

         The ZiaSun annual stockholders' meeting to consider and vote upon the merger will be held at ______________ on _____ __, 2001 at ___ _.m.

         The Telescan special stockholders' meeting to consider and vote upon the merger will be held at ______________ on _____ __, 2001 at ___ _.m.

Nasdaq Listing of Investools Common Stock and Reduction of the Exchange Ratios (see page 56)

         We have filed listing applications with Nasdaq to list the INVESTools common stock on the Nasdaq National Market System (the "NMS") and on the Nasdaq SmallCap Market ("SmallCap Market"). If eligible, the INVESTools common stock will be listed on the NMS. If the INVESTools common stock is not eligible to be listed on the NMS, but is eligible for the SmallCap Market, the INVESTools common stock will be listed on the SmallCap Market.

         To qualify for listing on the NMS, the INVESTools common stock would be required to have a minimum bid price of $5.00 per share and the market value of the public float of the INVESTools common stock would be required to be at least $18 million. The market value of the public float is the market value of the shares outstanding (other than shares held by officers or directors or shareholders holding in excess of 10% of the outstanding shares). Based on the recent per share market prices of ZiaSun common stock of $____ and Telescan common stock of $____ and the public float for ZiaSun (____ shares) and Telescan (____ shares), the combined market value of the public float for ZiaSun and Telescan is approximately $_____. Declines in the market prices for ZiaSun or Telescan common stock or the acquisition of shares of ZiaSun or Telescan by officers, directors or 10% shareholders would cause the market value of the public float of INVESTools to decline. If the market value of the public float of INVESTools is below $18 million, then the INVESTools common stock would not be eligible for listing on the NMS.

         To qualify for listing on the SmallCap Market, the INVESTools common stock would be required to have a minimum bid price of $4.00 per share and the market value of its public float would be required to be $5 million.

         In the event the bid price per share for the INVESTools common stock is expected to be less than $5.00, but the public float is expected to exceed $18 million, the exchange ratios of shares of INVESTools common stock to be issued to holders of ZiaSun and Telescan common stock would be proportionately reduced so that the total number of shares of INVESTools common stock outstanding would be reduced to the extent necessary to achieve an expected bid price per share in excess of $5.00, thereby making the INVESTools common stock eligible for listing on the NMS.

         In the event the market value of the public float of the INVESTools common stock is expected to be less than $18 million, then the INVESTools common stock would not be eligible for listing on the NMS and we would attempt to list the INVESTools common stock on the SmallCap Market. If, in these circumstances, the bid price per share for the INVESTools common stock is expected to fall below $4.00, the exchange ratios of shares of INVESTools common stock to be issued to the holders of ZiaSun and Telescan common stock would be proportionately reduced so that the total number of shares of INVESTools common stock outstanding would be reduced to the extent necessary to achieve an expected bid price per share in excess of $4.00, thereby making the INVESTools common stock eligible for listing on the SmallCap Market.

Record Dates; Votes Required; Management Ownership (see pages 32 and 36)

         The board of directors of ZiaSun has fixed the close of business on July 31, 2001 as the record date for determination of stockholders entitled to vote at the annual meeting of stockholders. The affirmative vote of the holders of a majority of the shares of ZiaSun common stock outstanding as of the record date is required to approve the merger. As of the record date, ZiaSun directors and executive officers and their affiliates owned and were entitled to vote __% of the outstanding shares of ZiaSun common stock.

         The board of directors of Telescan has fixed the close of business on July 30, 2001 as the record date for determination of stockholders entitled to vote at the special meeting of stockholders. The affirmative vote of the holders of a majority of the shares of Telescan common stock outstanding as of the record date is required to approve the merger. As of the record date, Telescan directors and executive officers and their affiliates owned and were entitled to vote __% of the outstanding shares of Telescan common stock.

Voting Agreements (see page 67)

         Holders of approximately 42% of the outstanding shares of ZiaSun common stock have already agreed to vote in favor of approving the merger.

         Holders of approximately 36% of the outstanding shares of Telescan common stock have already agreed to vote in favor of approving the merger.

Appraisal Rights (see page 52)

         Under Nevada law, holders of ZiaSun common stock are entitled to dissenters' rights as a result of the merger under Sections 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes. If the merger agreement is approved and adopted by the ZiaSun stockholders and the merger is consummated, any ZiaSun stockholder, who (i) delivered to ZiaSun, before the vote was taken, written notice of his or her intent to demand payment for his or her shares if the merger were to be consummated and (ii) did not vote his or her shares in favor of the merger, has the right to demand an appraisal of the value of and payment for the stockholder's ZiaSun common stock.

         Under Delaware law, in the event INVESTools common stock is not listed on the Nasdaq National Market System nor held by more than 2,000 record holders, Telescan stockholders would be entitled to appraisal rights as a result of the merger under Section 262 of the Delaware General Corporate Law. If appraisal rights are available, the merger is completed, and a holder of Telescan common stock (1) files written notice with Telescan of an intention to exercise rights to appraisal of shares prior to the special meeting, (2) does not vote in favor of the transaction and (3) follows the procedures set forth in Section 262, the holder will be entitled to be paid the fair value of the shares of Telescan common stock as to which appraisal rights have been perfected.

         You should carefully read the disclosure beginning in Annex VII, if you are a ZiaSun stockholder, or Annex VIII, if you are a Telescan stockholder. The exercise of appraisal rights is a complicated legal act and you should not rely solely on the disclosure in this document to inform you how to perfect your rights.

Conflicts of Interest of Directors and Officers (see page 47)

         When you consider the merger agreement and the recommendations of the boards of directors of ZiaSun and Telescan to vote in favor of the proposed merger, you should be aware that directors and officers of each of ZiaSun and Telescan may have interests in the merger that may differ from those of their respective stockholders. Specifically, Lee Barba, the current CEO of Telescan, will be the CEO of INVESTools, while William Savoy, the current Chairman of the Board of Telescan, will be the Chairman of the Board of INVESTools. Additionally, some of ZiaSun's current senior management will obtain senior management positions in INVESTools. As such, these senior managers will be entitled to receive monetary payments, stock option grants and restricted stock awards upon consummation of the merger.

The Merger Agreement (see page 58)

         We have attached the merger agreement as Annex I to this joint proxy statement/prospectus. We encourage you to read the merger agreement.

         Conditions to Completion of the Merger. Each of ZiaSun's and Telescan's obligations to complete the merger are subject to the satisfaction or waiver of conditions specified in the merger agreement, including the following:

         o the adoption of the merger agreement by the stockholders of ZiaSun and Telescan;

         o appraisal rights of the ZiaSun stockholders must not have been perfected with respect to more than 1,000,000 shares of ZiaSun common stock;

         o the approval for listing, on Nasdaq, of the shares of INVESTools common stock to be issued, or to be reserved for issuance, in connection with the merger; and

         o the receipt by each of ZiaSun and Telescan of satisfactory opinions from tax counsels.

         Termination of the Merger; Fees Payable. ZiaSun and Telescan can jointly terminate the merger agreement at any time without completing the merger. In addition, either ZiaSun or Telescan can terminate the merger agreement in circumstances specified in the agreement, including if the merger is not completed on or before November 1, 2001.

         While the merger agreement prohibits ZiaSun and Telescan from soliciting competing acquisition proposals, each may provide non-public information to, and engage in negotiations and discussions with respect to, an unsolicited, written superior proposal made to it. Furthermore, subject to compliance with the terms of the merger agreement and payment of a fee, either party may terminate the merger agreement and accept a superior proposal. Such fee would be $627,814 if the merger agreement were terminated by ZiaSun under such circumstances or $415,549 if the merger agreement were terminated by Telescan under such circumstances.

         Directors and Management Following the Merger. Under the merger agreement, upon completion of the merger the board of directors of INVESTools will be comprised of seven individuals--D. Scott Elder, Ross W. Jardine, Hans von Meiss, William D. Savoy, Lee K. Barba, Stephen C. Wood and one other person to be named by ZiaSun. Mr. Savoy will be the chairman.

Accounting Treatment (see page 51)

         Under generally accepted accounting principles, ZiaSun will be treated as the acquiring entity in the merger and will account for the merger as a purchase of Telescan for financial reporting and accounting purposes. After the merger, the results of operations of ZiaSun and Telescan will be included in the consolidated financial statements of INVESTools.

Merger Generally Tax-Free to ZiaSun and Telescan Stockholders (see page 49)

         We expect that the exchange of shares by ZiaSun and Telescan for INVESTools stock will be tax-free to ZiaSun and Telescan stockholders for U.S. federal income tax purposes. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.

For ZiaSun Stockholders Only-- Election of Directors of Ziasun  (see page 35)

         ZiaSun stockholders are being asked to vote upon the election of five directors to serve for a term of one year or until their successors have been elected and qualified. The board of directors has nominated for election as directors: D. Scott Elder, Allen D. Hardman, Ross W. Jardine, Hans von Meiss and Christopher D. Outram.

For ZiaSun Stockholders Only-- Ratify Ziasun's Independent Accountants (see page 35)

         ZiaSun stockholders are being asked to ratify and approve BDO Seidman, LLP to serve as ZiaSun's independent public accountants for the year ended December 31, 2001.

No Governmental Approvals or Regulatory Requirements (see page 56)

         We are not aware of any material federal or state regulatory requirements or approvals required for completion of the merger, other than filing certificates of merger in Delaware and Nevada at or before the effective time of the merger.

Per Share Market Price Information (see pages 77 and 102)

         ZiaSun's shares are traded on the OTC Bulletin Board of the NASD under the symbol "ZSUN." On May 3, 2001, the last full trading day before our announcement of the signing of the merger agreement, the closing price of ZiaSun common stock was $0.69 per share, the high price was $0.70 per share and the low price was $0.69 per share. On _____ __, 2001, the closing price of ZiaSun common stock was $___ per share, the high price was $___ per share and the low price was $___ per share

         Telescan's shares are traded on the National Market System of Nasdaq under the symbol "TSCN." On May 3, 2001, the closing price of Telescan common stock was $0.80 per share, the high price was $0.82 per share and the low price was $0.80 per share. On ________ ___, 2001, the closing price of Telescan common stock was $___ per share, the high price was $___ per share and the low price was $___ per share.

                   SUMMARY HISTORICAL FINANCIAL DATA

ZiaSun

         The following table sets forth ZiaSun's summary historical consolidated financial information. The summary historical consolidated financial information as of and for the fiscal years ended December 31, 1996, 1997, 1998 and 1999 has been derived from, and should be read in conjunction with, ZiaSun's audited historical consolidated financial statements and the notes thereto, which have been audited by Jones, Jensen & Company (now known as HJ & Associates, LLC), independent auditors, and which, in the case of the fiscal years ended December 31, 1998 and 1999, are attached to this joint proxy statement/prospectus. The summary historical consolidated financial information as of and for the fiscal year ended December 31, 2000 has been derived from, and should be read in conjunction with, ZiaSun's audited historical consolidated financial statements and the notes thereto, which have been audited by BDO Seidman, LLP, independent auditors, and which are attached to this joint proxy statement/prospectus. The summary historical consolidated financial information as of and for the six months ended June 30, 2000 and 2001 has been derived from, and should be read in conjunction with, ZiaSun's unaudited historical consolidated financial statements and the notes thereto attached to this joint proxy statement/prospectus. In ZiaSun's opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in ZiaSun's unaudited financial statements. Interim results for the six months ended June 30, 2001 are not necessarily indicative of, or projections for, the results to be expected for the full fiscal year ending December 31, 2001. The following summary historical consolidated financial information should be read in conjunction with the sections entitled "Selected Historical Financial Data of ZiaSun" and "ZiaSun Management's Discussion and Analysis of Financial Condition and Results of Operations of ZiaSun" below and with the consolidated financial statements of ZiaSun and the notes thereto attached to this joint proxy statement/prospectus.



                                   Six Months
Statement of Operations          Ended June 30,                           Years ended December 31,
-----------------------          --------------          ---------------------------------------------------------
                                2001        2000         2000         1999          1998         1997         1996
                                ----        ----         ----         ----          ----         ----         ----
                                                       (in thousands, except per share data)

Revenue.......................$  29,774   $ 26,291     $ 54,667     $ 23,620     $     --      $     --      $    --
Goodwill impairment ..........      --          --      (71,756)          --           --            --           --
Other income (expense) .......     (637)       107          167           17           --            --           --

---------------------------
Net income (loss) from
   continuing operations......   (1,024)      754       (70,548)       2,632          (77)       (3,511)          (4)
Net income (loss) ............$  (1,167)  $  (135)     $(77,226)    $  5,964     $    769      $ (3,511)     $    (4)

Net income (loss) per
  common share from
  continuing operations
     Basic....................$   (0.03)  $  0.03   $   (2.37)   $    0.12   $      --      $     --      $    --
                                   =====  ===========  ===========  ==========   =========     =========    =========
     Diluted..................$   (0.03)  $  0.03   $   (2.37)   $    0.10   $      --      $     --      $    --
                                   =====  ===========  ===========  ==========   =========     =========    =========

Weighted average common
  Shares outstanding
     Basic.....................  32,327     27,269       29,744       21,770       17,023        15,467          800
                                 ======   =========    =========    =========    =========     =========    =========
     Diluted...................  32,327     27,302       29,744       25,796       17,023        15,467          800
                                 ======   =========    =========    =========    =========     =========    =========

                                                                                December 31,
Balance Sheet Data               June 30, 2001           2000         1999          1998          1997          1996
                                 -------------           ----         ----          ----          ----          ----
                                                                  (in thousands)
Working capital................     $    761           $     72     $  6,373     $  1,662         $ (12)       $  66
Total assets...................        46,650             47,713       19,457        4,765           123           66
Total stockholders' equity.....        40,649             42,099       15,736        4,165            37           66
Book value per share...........         1.28               1.42         0.61         0.24          0.00         0.08


Telescan

         The following table sets forth certain of Telescan's summary historical consolidated financial information. The summary historical consolidated financial information as of and for the fiscal years ended December 31, 1996, 1997, 1998 and 1999 has been derived from, and should be read in conjunction with, Telescan's audited historical consolidated financial statements and the notes thereto, which have been audited by Hein + Associates LLP, independent auditors, and which, in the case of the fiscal years ended December 31, 1998 and 1999, are attached to this joint proxy statement/prospectus. The summary historical consolidated financial information as of and for the fiscal year ended December 31, 2000 has been derived from, and should be read in conjunction with, Telescan's audited historical consolidated financial statements and the notes thereto, which have been audited by Arthur Andersen LLP, independent auditors, and which are attached to this joint proxy statement/prospectus. The summary historical consolidated financial information as of and for the six months ended June 30, 2000 and 2001 has been derived from, and should be read in conjunction with, Telescan's unaudited historical consolidated financial statements and the notes thereto attached to this joint proxy statement/prospectus. In Telescan's opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in Telescan's unaudited financial statements. Interim results for the six months ended June 30, 2001 are not necessarily indicative of, or projections for, the results to be expected for the full fiscal year ending December 31, 2001. The following summary historical consolidated financial information should be read in conjunction with the sections entitled "Selected Historical Consolidated Financial Data of Telescan" and "Telescan Management's Discussion and Analysis of Financial Condition and Results of Operations" below and with consolidated financial statements of Telescan and the notes thereto attached to this joint proxy statement/prospectus.



                                     Six Months
Statement of Operations            Ended June 30,                          Years Ended December 31,
                                   --------------          --------------------------------------------------------
                                 2001         2000         2000         1999         1998         1997         1996
                                 ----         ----         ----         ----         ----         ----         ----
                                                      (in thousands, except per share amounts)

 Revenue ..................      $11,498     $18,752      $35,938      $26,438      $15,234      $16,467      $13,721
 Special and other  charges       (3,913)     (7,174)     (11,742)          --       (1,530)          --           --
 Cost of acquisition
   opportunities ..........         (436)       (545)      (5,009)      (3,287)          --           --           --
 Other income (expense)....          (68)     21,110       (7,436)         435         (413)         341          349

Net income (loss) from
   continuing operations ..       (5,908)      9,828      (30,644)      (5,850)      (8,220)      (1,155)      (3,781)
 Net income (loss) ........      $(5,908)    $ 9,828      $(30,644)    $(5,850)     $(8,201)     $(1,174)     $ (3,781)

Net income (loss) per common
   share from continuing
   operations
      Basic ...............      $  (0.37)   $  0.58      $  (1.85)    $ (0.39)     $ (0.66)     $ (0.10)     $ (0.32)
                              ======================   ============ ===========  ===========  ===========  ===========
      Diluted .............      $  (0.37)   $  0.56      $  (1.85)    $ (0.39)     $ (0.66)     $ (0.10)     $ (0.32)
                              ======================   ============ ===========  ===========  ===========  ===========

 Weighted average common
   shares outstanding
      Basic ...............       16,296      16,690       16,665       15,486       12,654       12,203       11,655
                              ==========  ==========   ==========   ==========   ============ ==========   ==========
      Diluted .............       16,296      17,471       16,665       15,486       12,654       12,203       11,655
                              =========== ==========   ===========  ==========   ============ ==========   ==========


                                                                                 December 31,
Balance Sheet Data                June 30, 2001           2000         1999         1998          1997         1996
                                                                   (in thousands)
 Working capital ..........        $  (3,369)            $ 4,156       $10,049      $  (641)      $  956      $  436
 Total assets .............            8,835              19,440        82,899       13,401       13,178      11,673
 Total long-term obligations              --                  46        11,500        2,366          507         784
 Total stockholders' equity            1,205               9,427        57,770        4,771        9,160       7,750
 Book value per share......             0.07                0.57          3.73         0.38         0.75        0.66


                    UNAUDITED PRO FORMA COSOLIDATED CONDENSED
                         FINANCIAL STATEMENT OVERVIEW

         On May 3, 2001, ZiaSun and Telescan announced the signing of a definitive agreement to merge into a newly formed company INVESTools. Under the terms of the merger, each outstanding share of ZiaSun common stock is expected to be exchanged for 0.12500 of a share of INVESTools common stock; holders of Telescan common stock are expected to receive 0.07061 of a share of INVESTools common stock for each share of Telescan common stock they own. The foregoing ratios are subject to adjustments in order to achieve a sufficiently high bid price per share to qualify on the Nasdaq National Market System or the Nasdaq SmallCap Market as described in "The Merger--What You Will Receive in the Merger". Holders of Telescan preferred stock will receive one share of INVESTools convertible preferred stock for each share of Telescan preferred stock they own. The merger will be accounted for as a purchase in which ZiaSun is treated as the acquirer of Telescan for financial accounting purposes.

         The following Unaudited Pro Forma Condensed Consolidated Financial Information gives pro forma effect to the merger by application of the pro forma adjustments described in the accompanying notes. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2001, gives effect to the merger as if it occurred on that date.

         The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 2001 and for the year ended December 31, 2000 give effect to the merger as if it occurred on January 1, 2000 and includes adjustments directly attributable to the merger and expected to have a continuing impact on the merged company.

         The Unaudited Pro Forma Condensed Consolidated Financial Information is based, in part, on the following historical financial statements, which have been previously filed with the Securities and Exchange Commission by ZiaSun or Telescan and are included herein:

o The audited Consolidated Financial Statements of ZiaSun as of and for the year ended December 31, 2000

o The unaudited Consolidated Financial Statements of ZiaSun as of and for the six months ended June 30, 2001

o The audited Consolidated Financial Statements of Telescan as of and for the year ended December 31, 2000

o The unaudited Consolidated Financial Statements of Telescan as of and for the six months ended June 30, 2001

         The pro forma adjustments are based on available information, preliminary estimates and certain assumptions that ZiaSun and Telescan believe are reasonable. The preliminary allocation of the purchase price to assets and liabilities of Telescan reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma financial statements after all relevant information is obtained regarding the fair market value of the assets and liabilities.

         The Unaudited Pro Forma Condensed Consolidated Financial Information and related notes are provided for informational purposes only and are not necessarily indicative of the consolidated financial position or results of operations of the merged company. The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the historical financial statements of ZiaSun and Telescan, and the related notes thereto, which are included elsewhere in this Joint Proxy Statement/Prospectus.


             Unaudited Pro Forma Cosolidated Condensed Balance Sheet
                              As of June 30, 2001
                                (in thousands)

                                                                                 Pro Forma      Consolidated
                                                  ZiaSun         Telescan       Adjustments      Pro Forma
                                                  ------         --------       -----------      ---------

Assets
Current assets:
    Cash and cash equivalents                   $     5,082     $     2,147     $         -      $     7,229
    Accounts receivable, net                            928           1,151               -            2,079
    Marketable securities                                 -             729               -              729
    Other current assets                                 72             234               -              306
                                              -------------   -------------   -------------    -------------
         Total current assets                         6,082           4,261               -           10,343
                                              -------------   -------------   -------------    -------------

Property and equipment, net                            271            2,685      (a)(2,255)              701
Investments                                           5,980             731      (a)  (614)            6,097
Software development costs, net                           -           1,089      (a)  (914)              175
Goodwill                                             33,543               -               -           33,543
Deferred tax asset                                        -               -      (c) 14,116           14,116
Other assets                                            774              69               -              843
                                              -------------   -------------   -------------    -------------

    Total assets                                $    46,650     $     8,835     $    10,333      $    65,818
                                              =============   =============   =============    =============

Liabilities and Shareholders' Equity

Current liabilities:
    Deferred revenue                            $         -     $     3,058     $         -      $     3,058
    Accounts payable and accrued liabilities          5,322           4,572               -            9,894
                                              -------------   -------------   -------------    -------------
         Total current liabilities                    5,322           7,630               -           12,952
                                              -------------   -------------   -------------    -------------


Commitments and Contingencies:
    Shares subject to rescission                        654               -               -              654
    Minority interest                                    25               -               -               25

Shareholders' Equity:
    Preferred stock                                       -               1               -                1
    Common stock                                         32             162       (f) (143)               73
                                                                                     (i) 22
    Additional paid-in capital                      115,819          67,650        (56,132)      (g) 129,015
                                                                                  (i) 1,678
    Treasury stock                                        -               -                                -
    Accumulated comprehensive income                      -          (2,253)          2,253                -
    Deferred compensation                              (27)               -               -           (1,727)
                                                                                (i) (1,700)
    Accumulated deficit                            (75,175)         (64,355)         64,355          (75,175)
                                              -------------   --------------  -------------    --------------
         Total shareholders' equity                  40,649           1,205          10,333           52,187
                                              -------------   -------------   -------------    -------------

         Total liabilities and
           stockholders' equity                 $    46,650     $     8,835     $    10,333      $    65,818
                                              =============   =============   =============    =============



   Unaudited Pro Forma Consolidated Condensed Statements of Operations
              For The Six Months Ended June 30, 2001
               (in thousands except per share data)


                                                                                   Pro Forma        Consolidated
                                                ZiaSun          Telescan          Adjustments        Pro Forma
                                                ------          --------          -----------        ---------


Revenue                                       $   29,774      $   11,498         $   (422) (d)       $  40,850

Cost and expenses:
    Cost of revenue                               10,249           4,503             (153) (d)          14,599
    General and administrative                    16,912           7,386              283 (i)           24,789
                                                                                      208 (h)
    Depreciation and amortization                  2,322           1,100                -                3,422
    Special and other charges                          -           4,349                -                4,349
                                            ------------    ------------       ----------         ------------
         Income (loss) from operations               291          (5,840)            (760)              (6,309)
                                            ------------

Other income (expense):
    Loss on equity investments                      (475)              -                -                 (475)
    Loss on disposal of assets                       (41)              -                -                  (41)
    Loss on marketable securities                      -            (121)               -                 (121)
    Interest, net                                   (121)             43                -                  (78)
    Other, net                                         -              10                -                   10
                                            ------------    ------------                          ------------
         Total other income (expense)               (637)            (68)               -                 (705)
                                            -------------   -------------      ----------         ------------

Income (loss) from continuing operations
   before taxes                                     (346)         (5,908)            (760)              (7,014)

Income taxes                                        (678)              -             (678) (b)                -
                                            -------------   ------------       ----------         -------------
Income (loss) from continuing operations            (1,024)       (5,908)             (82)              (7,014)

Discontinued operations                             (132)              -                -                 (132)
Loss on disposal of discontinued operations          (11)                                                  (11)
                                            -------------   ------------       ----------         -------------

Income (loss) before preferred stock
   dividend                                       (1,167)         (5,908)             (82)              (7,157)

Preferred stock dividend                               -             (61)               -                  (61)
                                            ------------    -------------      ----------         -------------

Income (loss) from continuing operations
   attributable to common stockholders        $   (1,167)     $   (5,969)        $   (82)           $   (7,218)
                                            =============   =============      ==========         =============

Earnings per share from continuing operations:
    Basic                                     $    (0.04)     $   (0.37)                            $   (1.39)
                                            =============   ============                          ============
    Diluted                                   $    (0.04)     $   (0.37)                            $   (1.39)
                                            =============   ============                          ============

Weighted average common shares:
    Basic                                         32,327          16,296          (43,431)               5,192 (e)
                                            ============    ============       ===========        ================
    Diluted                                       32,327          16,296          (43,431)               5,192 (e)
                                            ============    ============       ===========        ================




        Unaudited Pro Forma Consolidated Condensed Statements of Operations
                     For The Year Ended December 31, 2000
                     (in thousands except per share data)
                                                                                 Pro Forma         Consolidated

                                             ZiaSun           Telescan          Adjustments          Pro Forma
                                             ------           --------          -----------          ---------


Revenue                                    $   54,667       $   35,938          $(1,148) (d)       $   89,457


Cost and expenses:
    Cost of revenue                            28,369           22,695             (848) (d)           50,216
    General and administrative                 19,050           16,793            1,133  (i)           37,807
                                                                                    831  (h)
    Depreciation and amortization               3,106            2,907                -                 6,013
    Special and other charges                  71,756           11,742                -                83,498
    Cost of acquisition opportunities               -            5,009                -                 5,009
                                           ----------       ----------          -------            ----------
         Income (loss) from operations        (67,614)         (23,208)          (2,264)              (93,086)
                                           ----------       ----------          -------            ----------


Other income (expense):
    Loss on equity investments                   (200)               -                -                  (200)
    Gain on marketable securities                   -           19,432                -                19,432
    Realized loss on marketable
      securities impairment                         -          (27,668)               -               (27,668)
    Interest, net                                 351              704                -                 1,055
    Other, net                                     16               96                -                   112
                                           ----------       ----------          -------            ----------
         Total other income (expense)             167           (7,436)               -                (7,269)
                                           ----------       ----------          -------            ----------

Income (loss) from continuing
   operations before taxes                    (67,447)         (30,644)          (2,264)             (100,355)

Income taxes                                   (3,101)               -              784  (b)           (2,317)

Income (loss) from continuing
   operations                                 (70,548)         (30,644)          (1,480)             (102,672)

Preferred stock dividend                            -             (150)               -                  (150)

Income (loss) from continuing
   operations attributable to common
   stockholders                            $  (70,548)      $  (30,794)         $(1,480)           $ (102,822)
                                           ==========       ==========          =======            ==========

Earnings per share from continuing operations:
    Basic                                  $    (2.37)      $    (1.85)                            $   (21.01)
                                           ==========       ==========                             ==========
    Diluted                                $    (2.37)      $    (1.85)                            $   (21.01)
                                           ==========       ==========                             ==========

Weighted average common shares:
    Basic                                      29,744           16,665           (41,514)               4,895 (e)
                                           ==========       ==========          ========           ==========
    Diluted                                    29,744           16,665           (41,514)               4,895 (e)
                                           ==========       ==========          ========           ==========


                    Notes to Unaudited Pro Forma Condensed
                       Consolidated Financial Statements

(a) To record the effect of the merger of ZiaSun and Telescan into INVESTools.

                                                                                      Preferred
Purchase consideration is as follows:                               Common Stock        Stock             Options
                                                                    ------------     -----             -------


Telescan shares/options outstanding at May 3, 2001                    16,296,026       120,000       2,016,150

Exchange ratio to convert shares/options into common stock
equivalents                                                                    1            25               1

Telescan's equivalent shares/options acquired in merger               16,296,026     3,000,000       2,016,150

Exchange ratio                                                           0.07061       0.07061         0.07061

ZiaSun equivalent shares/options                                       1,150,662       211,830         142,360

Eight day average closing share price of ZiaSun with the date of the merger announcement as the midpoint/Black Scholes option
valuation adjusted for ZiaSun's exchange ratio of 0.12500           $       7.36* $       7.36*   $       3.23**
                                                                    ____________  ____________    _______________
Fair value of shares/options acquired                               $  8,468,875  $  1,559,069    $    459,952***
                                                                    ============  ============    ===============


* Average share price for the common and preferred stock was calculated based on the average daily closing prices for ZiaSun stock for the four days prior to the merger announcement and the four days following the announcement and divided by ZiaSun's exchange ratio of 0.12500.
** The fair value of the options was estimated using the Black Scholes option pricing model with the following assumptions; risk free rate of 5.03%; volatility factor of 63.9%; expected lives ranging from one to ten years; and no assumed dividend yield.
*** Represents the fair value of all options outstanding. The fair value of the vested and unvested options that will be granted in exchange for the Telescan options surrendered will be less than or equal to the fair value of the Telescan options surrendered. Approximately 63% of options outstanding are vested. Unvested options vest ratably over an average of approximately two years. All unvested options have an intrinsic value of less than zero, and accordingly, no prepaid compensation costs has been recorded. We anticipate that the intrinsic value of all unvested options will continue to be zero at the consummation date.

Total value of shares and options issued            $  10,487,896
Estimated merger costs                                  1,050,000
                                                    _____________
Total purchase consideration                        $  11,537,896
                                                    =============

Preliminary allocation of purchase consideration
is as follows:
   Current assets                                    $   4,261,000
   Long term assets                                        791,286
   Deferred tax asset                                   14,115,610  (c)
   Current liabilities                                  (7,630,000)
                                                     __________________
     Total purchase consideration allocation         $  11,537,541
                                                     ==================

The preliminary allocation of the purchase price to Telescan's acquired assets and liabilities reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. Negative goodwill was alloxated to long term assets on a pro rata basis in accordance with SFAS 141 as follows:

        Property, plant and equipment..............$  2,255
        Investments................................$    614
        Software...................................$    914

The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma financial statements after all relevant information is obtained regarding the fair market value of the assets and liabilities.




Total common shares issued by INVESTools:  ZiaSun       Telescan     INVESTools
                                           ------       --------     ----------


   Shares outstanding at June 30, 2001   31,824,830     16,296,026
   Exchange ratio                           0.12500        0.07061
                                      ------------- -------------- -----------
                                          3,978,104      1,150,662  5,128,766
                                     ============== ============== ===========

(b) To adjust the pro forma tax provision (benefit) to reflect the estimated utilization of the deferred tax asset of the merged company. This utilization is subject to a limitation under IRS code Section 382 of $784,000 per year.
(c) This asset represents management's estimate of the fair value of the deferred tax asset. Although ZiaSun reported losses for the year ended December 31, 2000 and the six months ended June 30, 2001, a large portion of these losses is attributable to goodwill amortization and other write-offs, which are not deductible for federal income tax purposes. Therefore, ZiaSun is currently generating taxable income and providing for such in its financial statements. Based on historical operating results and estimates of future taxable income, management believes that the deferred tax asset recorded will be utilized in future periods.
(d) To eliminate transactions between ZiaSun and Telescan. Differences in intercompany amounts reflect timing differences in recording the transactions.
(e) The calculation of the combined weighted average shares outstanding and basic and diluted earnings per share is as follows:


                                                                             Fiscal Year Ended 2000
                                                                 ----------------------------------------------
                                                                 ZiaSun            Telescan            Combined
                                                                 ------            --------            --------

Basic and diluted:
Weighted average shares outstanding                                29,744,000        16,665,000
Exchange ratio to convert ZiaSun/Telescan shares into
   INVESTools shares                                                  0.12500           0.07061
                                                               --------------     -------------
INVESTools equivalent weighted average shares
   outstanding - basic                                              3,718,000         1,176,715         4,894,715
                                                               ==============         =========      ============


                                                                         Six Months Ended June 30, 2001
                                                                 ----------------------------------------------
                                                                 ZiaSun            Telescan            Combined
                                                                 ------            --------            --------
Basic and diluted:
Weighted average shares outstanding                              32,327,000        16,296,000
Exchange ratio to convert ZiaSun/Telescan shares into
   INVESTools shares                                                0.12500           0.07061
                                                               --------------     -------------
INVESTools equivalent weighted average shares
   outstanding - diluted                                          4,040,875         1,150,660          5,128,410
                                                               ==============     =============      =============
(f)  Adjustments to common stock:
    INVESTools issuance of 5,128,766 shares of $0.01 par value common stock in exchange for ZiaSun common stock
        outstanding and Telescan's common stock outstanding                       $           51
    Elimination of ZiaSun common stock                                                       (32)
    Elimination of Telescan common stock                                                    (162)
                                                                                  --------------
                                                                                  $         (143)

                                       16

(g) Adjustments to additional paid in capital:
    Purchase price, net of merger costs                                           $       11,538
    Par value of INVESTools common stock issued at merger                                    (51)
    Par value of INVESTools preferred stock issued at merger                                  (1)
    Additional paid in capital for ZiaSun at June 30, 2001                               115,819
    Elimination of ZiaSun common stock                                                        32
    Deferred compensation related to the merger transition award                           1,678
                                                                                  --------------
                                                                                  $      129,015
(h) Additional executive compensation effective upon consummation of the merger.

(i) Merger transition award of cash and stock. This award vests equally over a three year period on the anniversary of the merger.


                                       17

                          COMPARATIVE PER SHARE DATA

         The following table sets forth selected historical and pro forma per common share data for income and stockholders' equity as of and for the periods ended on the dates specified (i) on a historical basis for ZiaSun,
(ii) on a historical basis for Telescan, (iii) on a pro forma basis for ZiaSun and Telescan combined, (iv) on a pro forma consolidated ZiaSun equivalent basis and (v) on a pro forma consolidated Telescan equivalent basis. The following information should be read in conjunction with the historical consolidated financial statements of ZiaSun and Telescan included in this joint proxy statement/prospectus. The amounts for the pro forma consolidated basis assume the each share of ZiaSun common stock will be converted into
0.12500 of a share of INVESTools common stock and each share of Telescan common stock will be converted into 0.07061 of a share of INVESTools common stock. Neither ZiaSun nor Telescan has paid any cash dividends to common stockholders during the periods ended on the dates specified below.



                                                      As of and for the Six  As of and for the
                                                           Months Ended          Year Ended
                                                          June 30, 2001      December 31, 2000
                                                      --------------------- -------------------

ZiaSun Historical
    Income (loss) per share from continuing
      operations, fully diluted...................          $   (0.04)           $   (2.37)
    Stockholders' equity per share................               1.26                 1.42

Telescan Historical
    Income (loss) per share, fully diluted........          $   (0.37)           $   (1.85)
    Stockholders' equity per share................               0.07                 0.57

Pro Forma Consolidated Entity
    Income (loss) per share from continuing
    operations, fully diluted.....................          $   (1.39)           $  (21.01)
    Stockholders' equity per share................              10.05                 N/A

ZiaSun Equivalent Pro Forma Basis
    Income (loss) per share from continuing
    operations, fully diluted.....................          $   (0.17)           $   (2.63)
    Stockholders' equity per share................               1.26                 N/A

Telescan Equivalent Pro Forma Basis
    Income (loss) per share, fully diluted........          $   (0.10)           $   (1.48)
    Stockholders' equity per share................               0.71                 N/A





                                 RISK FACTORS

         By voting in favor of the approval of the merger agreement, ZiaSun and Telescan stockholders will be choosing to invest in INVESTools common stock. An investment in INVESTools common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus, both ZiaSun and Telescan stockholders should carefully consider the following risk factors in deciding whether to vote for the merger. Any of the following risks could seriously harm INVESTools', ZiaSun's or Telescan's business and financial results and cause the value of INVESTools', ZiaSun's or Telescan's securities to decline which, in turn, could cause you to lose all or part of your investment.

RISKS RELATING TO THE MERGER

Fluctuations in market prices may cause the value of the shares of INVESTools common stock that you receive to be less than the value of your shares of ZiaSun stock or Telescan stock.

         Upon completion of the merger, each share of ZiaSun common stock is expected to be converted into 0.12500 of a share of INVESTools common stock, and each share of Telescan common stock is expected to be converted into
0.07061 of a share of INVESTools common stock, subject to proportionate adjustment if necessary to achieve a listing on Nasdaq's NMS or SmallCap Market. There will be no adjustment to the exchange ratios relative to one another if the market price of either ZiaSun or Telescan common stock fluctuates. The market price of INVESTools common stock that ZiaSun and Telescan stockholders will receive upon completion of the merger will depend, among other things, upon the market value of ZiaSun and Telescan common stock at the time of the merger. The share prices of both ZiaSun and Telescan common stock are subject to price fluctuations in the market for publicly-traded equity securities and have each experienced significant volatility. As a result, the value of the ZiaSun or Telescan shares you exchange, and the INVESTools shares you receive, in the merger will not be known at the time you vote on the merger. We cannot predict the market prices for either ZiaSun or Telescan common stock at any time before the completion of the merger or the market price for INVESTools common stock after the completion of the merger. We encourage you to obtain current market quotations of ZiaSun and Telescan common stock.

INVESTools may fail to realize the anticipated benefits of the merger.

         INVESTools may not realize the anticipated benefits and value of the merger if it fails to successfully integrate the businesses of ZiaSun and Telescan. For example,

         o   cross-marketing synergies may not achieve expected results;

         o INVESTools may also incur unanticipated integration related costs; and

         o   existing relationships with customers may be impaired.

Officers and directors of ZiaSun and Telescan have potential conflicts of interests in recommending that you vote in favor of adoption of the merger agreement.

         Certain officers and directors of ZiaSun and Telescan have certain interests in the merger and participate in certain arrangements that are different from, or are in addition to, those of ZiaSun and Telescan stockholders generally. These include:

         o Lee K. Barba, a current member of the board of directors and the Chief Executive Officer of Telescan, will become a member of the board of directors and the Chief Executive Officer of INVESTools;

         o D. Scott Elder, the current Chairman of the board of directors and the Chief Executive Officer of ZiaSun, will become a member of the board of directors and an Executive Vice President of INVESTools;

         o Ross W. Jardine, a current member of the board of directors and the Vice President and Chief Financial Officer of ZiaSun, will become a member of the board of directors and an Executive Vice President of INVESTools;

         o William D. Savoy, the current Chairman of the Telescan board of directors, will become the Chairman of the board of directors of INVESTools;

         o Hans von Meiss, a current member of the board of directors of ZiaSun, will become a member of the board of directors of INVESTools;

         o Stephen C. Wood, a current member of the Telescan board of directors, will become a member of the board of directors of INVESTools;

         o Messrs. Barba, Elder and Jardine have each entered into employment agreements with INVESTools. The agreements are summarized as follows:

              Employment Contract between Lee K. Barba and INVESTools. Mr. Barba's employment agreement provides for a base salary of $425,000 and an annual bonus. As determined by the board of directors, Mr. Barba will be eligible to receive stock option grants and/or restricted stock awards. If within 24 months after a change of control of INVESTools Mr. Barba is terminated, he will receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

              Employment Contract between D. Scott Elder and INVESTools. Mr. Elder's employment agreement provides for a base salary of $425,000 and an annual bonus. Upon approval of the board of directors, Mr. Elder will be granted options to purchase, at fair market value determined as of the grant date, an aggregate of 550,000 shares of INVESTools common stock (which vest in four equal annual installments beginning one year after the merger). As determined by the board of directors, Mr. Elder will be eligible to receive stock option grants and/or restricted stock awards. Additionally, under his employment agreement, Mr. Elder is entitled to payment upon consummation of the merger of $600,000 (payable in three equal annual installments beginning one year after the merger) and $600,000 worth of shares of restricted stock of INVESTools (which vest in three equal annual installments beginning one year after the merger). All unpaid amounts or unvested shares will vest upon a change of control of INVESTools. If within 24 months after a change of control of INVESTools Mr. Elder is terminated, he shall receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

              Employment Contract between Ross Jardine and INVESTools. Mr. Jardine's employment agreement provides for a base salary of $425,000 and an annual bonus. Upon approval of the board of directors, Mr. Jardine will be granted options to purchase, at fair market value determined as of the grant date, an aggregate of 550,000 shares of INVESTools common stock (which vest in four equal annual installments beginning one year after the merger). As determined by the board of directors, Mr. Jardine will be eligible to receive stock option grants and/or restricted stock awards. Additionally, under his employment agreement, Mr. Jardine is entitled to payment upon consummation of the merger of $600,000 (payable in three equal annual installments beginning one year after the merger) and $600,000 worth of shares of restricted stock of INVESTools (which vest in three equal annual installments beginning one year after the merger). All unpaid amounts or unvested shares will vest upon a change of control of INVESTools. If within 24 months after a change of control of INVESTools Mr. Jardine is terminated, he shall receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

         o ZiaSun and Telescan officers and directors have continuing indemnification against certain liabilities.

         These interests may have influenced these officers and directors in supporting the adoption of the merger. At no time did the board of directors of ZiaSun or the board of directors of Telescan discuss forming a special committee of disinterested members to evaluate, or make any recommendations with respect to, any transaction between ZiaSun and Telescan.

INVESTools common stock may be deemed a "penny stock," which may make it more difficult for you to sell the shares of INVESTools common stock that you receive.

         INVESTools common stock may, at some future time, be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Penny stocks are stocks
(i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets of less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.

         If INVESTools common stock were deemed a penny stock, section 15(g) and Rule 3a51-1 of the Exchange
Act would require broker-dealers dealing in INVESTools common stock to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in INVESTools common stock are urged to obtain and read such disclosures carefully before purchasing any shares that are deemed to be "penny stock."

         Moreover, Rule 15g-9 of the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in INVESTools common stock to resell their shares to third parties or to otherwise dispose of them.

There are many conditions to the completion of the merger and no assurance can be given that the merger will be consummated.

         The merger requires the approval of a majority of the outstanding shares of ZiaSun and Telescan common stock. If the stockholders of either ZiaSun or TeleScan fail to approve the merger, the merger will not be consummated. The failure of the merger may have a material impact on both ZiaSun and Telescan's future operations and financial condition, as expenses incurred and associated with the merger would result in no benefit to either party and result in further operating losses.

Telescan's post-merger cash flow needs may require additional cash infusions from ZiaSun to continue Telescan's current level of operations.

         Telescan has never been profitable and there is a risk that after the merger Telescan may require additional cash from ZiaSun to continue its operations. The use of ZiaSun's cash to maintain the operations of Telescan may result in ZiaSun having to cut back its marketing and sales efforts which would have a direct impact on attendance at ZiaSun's Online Investors Advantage, Inc. ("OIA") investor seminars and a corresponding decrease in ZiaSun's revenues.

E-finance and investor educational models created or developed by ZiaSun may not be compatible with Telescan's established distribution channels or the abilities and skills of Telescan's sales personnel.

         If INVESTools is unable to integrate and effectively market the investor education models of ZiaSun through Telescan's established channels there may be a lag and decrease in OIA's seminar revenue until such time as integration is made compatible and Telescan marketing and sales personnel are trained to market OIA investor education products.

Necessary additional financing required by ZiaSun to reach both vertical and horizontal expansion opportunities through the use of Telescan's network of financial and e-finance industry relationships may not be forthcoming.

         It is anticipated that additional financing will be required for ZiaSun to take advantage of Telescan's network and relationships to further expand ZiaSun's operations. If such financing cannot be obtained, INVESTools will not be able to benefit from Telescan's industry relations as expected and there may be a delay in ZiaSun's vertical and horizontal expansion.

Neither ZiaSun nor Telescan have solicited fairness opinions.

         The board of directors of ZiaSun and the board of directors of Telescan each determined not to secure an opinion of an independent investment banker or other financial advisor to the effect that the merger would be fair, from a financial point of view, to their respective stockholders. There has been no independent third party evaluation of the merits of the transaction for either ZiaSun or Telescan stockholders.

RISKS RELATING TO ZIASUN'S BUSINESS

An increase in ZiaSun's marketing expenditure may not result in increased revenue.

         For the six months ended June 30, 2001, ZiaSun had revenues of $29.8 million compared to $26.3 million for the same period in 2000, an increase of about $3.5 million. ZiaSun believes that in order to maintain or increase revenues additional marketing costs will have to be incurred. No assurance can be given that ZiaSun will be able to maintain or increase revenues by expanding marketing costs. Further, ZiaSun has no control over the stock market or over the effect that its fluctuations have on the demand for investor training seminars and materials. It is ZiaSun's intention to continue increasing its marketing efforts and to explore new opportunities to generate additional revenue.

ZiaSun has an accumulated deficit and low working capital.

         At June 30, 2001, ZiaSun had an accumulated deficit of $75.2 million. An accumulated deficit could indicate that ZiaSun may not be able to meet its long term obligations. At June 30, 2001 ZiaSun had only $5.1 million of cash and cash equivalents and working capital of only $0.8 million. Low working capital could indicate that ZiaSun may not have sufficient cash to meet its current obligations.

ZiaSun's market share and revenues may suffer if it is unable to compete effectively.

         There are several corporations, firms and individuals engaged in the type of business activities in which ZiaSun is presently engaged. Many of those entities are more experienced and possess substantially greater financial technological, marketing, operational and other resources than ZiaSun or its subsidiaries. Some of ZiaSun's competitors have longer operating histories. In addition, certain of ZiaSun's competitors offer a wider range of services and financial products than ZiaSun, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Certain of ZiaSun's competitors also have greater name recognition and larger customer bases that could be leveraged, thereby gaining market share from ZiaSun. Such competitors could conduct more extensive promotional activities and offer better terms and lower prices to customers than ZiaSun can.

         Certain competitors have established cooperative relationships among themselves or with third parties to enhance their services and products. Accordingly, it is possible that new competitors or alliances among existing competitors may significantly reduce ZiaSun's market share.

         While ZiaSun cannot predict the type and extent of competitive services that commercial banks and other financial institutions ultimately may offer, or whether legislative barriers will be modified, ZiaSun may be adversely affected by such competition or legislation. To the extent ZiaSun's competitors are able to attract and retain customers based on the convenience of one-stop shopping, ZiaSun's business or ability to grow could be adversely affected.

         There can be no assurance that ZiaSun will be able to compete effectively with current or future competitors or that such competition will not have a material adverse effect on ZiaSun's business, financial condition and operating results.

ZiaSun's ability to operate its business could be seriously harmed if it loses key employees.

         Historically, ZiaSun and its subsidiaries have been heavily dependent on the abilities of D. Scott Elder, Ross W. Jardine, Allen D. Hardman, Scott Harris and David McCoy, who contribute essential technical and management experience. ZiaSun currently only has an employment and non-competition agreement with Allen D. Hardman. In the event of future growth in administration, marketing, manufacturing and customer support functions, ZiaSun may have to increase the depth and experience of its management team by adding new members. ZiaSun's success will depend to a large degree upon the active participation of its key officers and employees. Loss of services of any of the current officers and directors could have a significant adverse effect on the operations and prospects of ZiaSun. There can be no assurance that it will be able to employ qualified persons on acceptable terms to replace officers that become unavailable.

ZiaSun may not be able to expand into new markets.

         One element of ZiaSun's strategy is to leverage ZiaSun's brand names and services that ZiaSun and its wholly-owned subsidiary OIA provide. No assurance can be given that ZiaSun will be able to successfully adapt ZiaSun's products and services for use in other markets. Even if ZiaSun does adapt ZiaSun's products to other markets, no assurance can be given that ZiaSun will be able to compete successfully in any such new markets. There can be no assurance that ZiaSun's marketing efforts or ZiaSun's pursuit of any new opportunities will be successful. If ZiaSun's efforts are not successful, ZiaSun could realize less than expected earnings, which in turn could result in a decrease in the market value of ZiaSun common stock. Furthermore, such efforts may divert management attention or inefficiently utilize ZiaSun's resources.

ZiaSun's business is subject to the risks inherent in doing business in foreign markets.

         One component of ZiaSun's strategy is a planned increase in efforts to attract additional international customers and to expand ZiaSun's OIA seminars, services and products into international markets.

         There are certain risks inherent in doing business in international markets, such as: unexpected changes in regulatory requirements, tariffs and other trade barriers; difficulties in staffing and managing foreign operations; political instability; fluctuations in currency exchange rates; reduced protection for intellectual property rights in some countries; seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and potentially adverse tax consequences. Any of the foregoing could adversely impact the success of ZiaSun's international operations. In some of the countries in which ZiaSun does business, ZiaSun relies upon third parties for a variety of business and regulatory compliance matters. ZiaSun has limited control over the management and direction of these third parties. ZiaSun runs the risk that their action or inaction could harm ZiaSun's operations and/or the goodwill associated with ZiaSun's brand names. As a result, the risk to its operations and goodwill is higher. There can be no assurance that one or more of the factors described above will not have a material adverse effect on ZiaSun's future international operations, if any, and, consequently, on its business, financial condition and operating results.

ZiaSun's business could be disrupted or severely impacted by a failure in the electronic system supporting its provision of services through the Internet, online providers and touch-tone telephone.

         Many of the services and products offered by ZiaSun and its subsidiaries are through the Internet, online service providers and touch-tone telephone. Thus, ZiaSun depends heavily on the integrity of the electronic systems supporting this activity, including ZiaSun's internal software programs and computer systems. ZiaSun's systems or any other systems of third parties utilized by it could slow down significantly or fail for a variety of reasons including: undetected errors in ZiaSun's internal software programs or computer systems; ZiaSun's inability to effectively resolve any errors in ZiaSun's internal software programs or computer systems once they are detected; or heavy stress placed on ZiaSun's system during certain peak hours of usage of either ZiaSun's own or its third party provider systems. ZiaSun could also be affected by computer viruses, electronic break-ins or other similar disruptions. If any of these systems slows down significantly or fails even for a short time, ZiaSun's customers would suffer delays and dissatisfaction.

         ZiaSun could experience a number of adverse consequences as a result of these systems failures including the loss of existing customers and the inability to attract or retain new customers. There can be no assurance that ZiaSun's network structure or those of third party service providers will operate appropriately in any of the following events: subsystem, component or software failure; a power or telecommunications failure; human error; an earthquake, fire or other natural disaster; or an act of God or war. There can be no assurance that in any such event, ZiaSun will be able to prevent an extended systems failure. Any such systems failure that interrupts ZiaSun's operations could have a material adverse effect on ZiaSun's business, financial condition and operating results.

A security breach, virus or inappropriate use by Internet users could disrupt ZiaSun's service.

         A significant barrier to online commerce is the secure transmission of confidential information over public networks. The security of ZiaSun's customers' confidential transaction data could be jeopardized as a result of the accidental or intentional acts of Internet users, current and former employees or others or computer viruses. ZiaSun could lose customers and be liable for damages caused by these security breaches, which could result in poor operating results. Security breaches experienced by other electronic commerce companies could reduce consumers' confidence in ZiaSun. There can be no assurance that advances in computer and cryptography capabilities or other developments will not result in a compromise of the encryption and authentication technology ZiaSun uses to protect customer transaction data. If any such compromise of ZiaSun's security were to occur, it could have a material adverse effect on ZiaSun's business, financial condition and operating results. In addition, the costs required to continually upgrade ZiaSun's security measures could be prohibitively expensive and could result in delays or interruption of service that could result in a loss of customers.

ZiaSun's business is subject to fluctuations which may negatively impact the price of its common stock.

         ZiaSun expects to experience large fluctuations in future quarterly operating results that may be caused by many factors, including: the timing of introductions or enhancements to online investing services and other products by ZiaSun or its competitors; market acceptance of online investing services and products; the pace of development of the market for online commerce; changes in trading volume in securities markets; trends in securities markets; domestic and international regulation of the brokerage industry; changes in pricing policies by ZiaSun or its competitors; changes in strategy; the success of or costs associated with acquisitions, joint ventures or other strategic relationships; changes in key personnel; seasonal trends; the extent of international expansion; the mix of international and domestic revenues; changes in the level of operating expenses to support projected growth; and general economic conditions. ZiaSun has also experienced fluctuations in the average number of customer transactions per day. Thus, the rate of growth in customer transactions at any given time is not necessarily indicative of future transaction activity.

         The operating expenses of ZiaSun are based in part on ZiaSun's expectations of its future revenues and are relatively fixed in the short term. ZiaSun's short-run, fixed corporate office costs, including rent, utilities, telephone, remuneration packages, D&O Insurance, PR Service, FICA, worker's compensations, P&L Insurance, medical insurance, and stock transfer agent fees, is approximately $833,000 per month. ZiaSun may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If ZiaSun has a shortfall in revenues in relation to its expenses, or if its expenses precede increased revenues, then ZiaSun's results of operations and financial condition would be materially adversely affected. It is also possible that in some future periods ZiaSun's results of operations may be below the expectations of investors. In this event, the price of ZiaSun's common stock is likely to fall.

The cost of ZiaSun's operations may outpace its revenues.

         ZiaSun's cost per seminar is higher in 2001 than in 2000 because the average attendance at the seminars has declined from approximately 60 attendees per seminar in the first six months of 2000 to approximately 45 attendees per seminar in the first six months of 2001 and ZiaSun strives to provide the same quality of meeting facilities and speakers regardless of the attendance. Management attributes this average attendance decrease to overall decline in the stock market.

Rapid growth may strain ZiaSun's ability to expand adequately.

         If ZiaSun's information management systems do not expand to meet increasing demands, ZiaSun fails to attract, assimilate and retain qualified personnel, or ZiaSun fails to manage ZiaSun's expansion effectively, there could be a material adverse effect on ZiaSun's business, financial condition and operating results. The rapid growth in the use of ZiaSun's services may strain ZiaSun's ability to adequately expand technologically.

         As ZiaSun acquires new equipment and applications quickly, ZiaSun has less time and ability to test and validate hardware and software, which could lead to performance problems. ZiaSun also relies on a number of third parties to process ZiaSun's transactions, including online and Internet service providers, back office processing organizations, service providers and market-makers, all of which will need to expand the scope of the operations they perform for ZiaSun. Any backlog caused by a third party's inability to expand sufficiently to meet ZiaSun's needs could have a material adverse effect on its business, financial condition and operating results. As trading volume increases, ZiaSun may have difficulty hiring and training qualified personnel at the necessary pace, and the shortage of licensed personnel could cause a backlog in the processing of orders that need review, which could lead not only to unsatisfied customers, but also to liability for orders that were not executed on a timely basis. Such loss of business could have a material adverse effect on ZiaSun's business, financial condition and operation results.

If ZiaSun's new services and products are not accepted by consumers or if Internet usage does not continue to grow, ZiaSun may not be able to grow its business and increase revenue.

         The market for online investing services is rapidly evolving. Consequently, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. For ZiaSun, this uncertainty is compounded by the risks that consumers will not adopt online commerce and that commerce on the Internet will not adequately develop or flourish to permit ZiaSun to succeed.

         Sales of many of ZiaSun's services and products will depend on consumers adopting the Internet as a method of doing business. This may not occur because of inadequate development of the necessary infrastructure, such as a reliable network infrastructure, or complementary services and products such as high-speed modems and communication lines. The Internet has grown and is expected to grow both in number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to slow development or adoption of standards and protocols to handle increased Internet activity, or due to increased governmental regulation.

         Moreover, critical issues including security, reliability, cost, ease of use, accessibility and quality of service remain unresolved and may negatively affect the growth of Internet use or commerce on the Internet. Because use of the Internet for commerce is new and evolving, there can be no assurance that the Internet will prove to be a viable commercial marketplace. If these critical issues are not resolved, if the necessary infrastructure is not developed, or if the Internet does not become a viable commercial marketplace, ZiaSun's business, financial condition and operating results will be materially adversely affected. Adoption of online commerce by individuals that have relied upon traditional means of commerce in the past will require such individuals to accept new and very different methods of conducting business.

         Additionally, ZiaSun's services over the Internet will require on-going marketing and sales efforts to educate prospective customers regarding the Internet's uses and benefits. For example, consumers who trade with more traditional brokerage firms, or even discount brokers, may be reluctant or slow to change to obtaining brokerage services over the Internet. Also, concerns about security and privacy on the Internet may hinder the growth of online investing research and trading, which could have a material adverse effect on ZiaSun's business, financial condition and operating results.

ZiaSun's stock price has declined over the past year and may continue to decline in the future on account of market price and trading volume declines of publicly held Internet companies.

         The market price of ZiaSun's stock has declined over the past year and may continue to decline in the future. In addition, most publicly-held Internet companies have experienced market price and trading volume declines.

These broad market and industry factors may materially adversely affect the market price of ZiaSun stock, regardless of ZiaSun's actual operating performance. In the past, following periods of decline in the market price of a company's securities, securities class action litigation often has been instituted against such company. This type of litigation, if instituted, could result in substantial costs and a diversion of ZiaSun's management's attention and resources.

A decline in general economic conditions or in the popularity of the stock market with individual investors may decrease ZiaSun's revenue.

         All of ZiaSun's revenue in the past has been from ZiaSun's online investor services and products, and ZiaSun expects this business to continue to account for all of ZiaSun's revenue in the foreseeable future. ZiaSun, like other companies in the Internet securities industry, is directly affected by economic conditions, broad trends in business and finance and changes in volume and price levels of securities and futures transactions. In recent months, the U.S. securities markets have fluctuated considerably and a downturn in these markets could affect customer's interest in its products and services and adversely affect ZiaSun's operating results.

         The stock market has recently suffered major declines, as a result of which many companies and firms suffered financial losses, and the level of individual investor trading activity decreased after these events. Reduced trading volume and prices have historically resulted in reduced revenues to companies such as ZiaSun. When trading volume is low and investor and customer interest in or use of ZiaSun's products and services diminishes, ZiaSun's operating results may be adversely affected because ZiaSun's overhead remains relatively fixed. Severe market fluctuations in the future could have a material adverse effect on ZiaSun's business, financial condition and operating results.

ZiaSun may not successfully develop and market new services and products in a timely or cost-effective manner.

         ZiaSun's future success depends in part on ZiaSun's ability to develop and enhance ZiaSun's services and products and to adapt to rapidly changing Internet technologies. There are significant technical risks, as well as costs, in the development of new services and products or enhanced versions of existing services and products. There can be no assurance that ZiaSun will be successful in achieving any of the following: effectively using new technologies; adapting ZiaSun's services and products to emerging industry standards; developing, introducing and marketing service and product enhancements; or developing, introducing and marketing new services and products. ZiaSun may also experience difficulties that could delay or prevent the development, introduction or marketing of these services and products. Additionally, these new services and products may not adequately meet the requirements of the marketplace or achieve market acceptance. If ZiaSun is unable to develop and introduce enhanced or new services and products quickly enough to respond to market or customer requirements, or if they do not achieve market acceptance, ZiaSun's business, financial condition and operating results will be materially adversely affected.

ZiaSun may not be able to compete effectively if it is unable to protect its proprietary rights.

         ZiaSun does not presently hold any patents, but does hold some registered copyrights. ZiaSun is also currently in the process of seeking copyright and trademark protection of its trade names and Web site addresses. ZiaSun's success and ability to compete are dependent to a degree on ZiaSun's name and product recognition. Accordingly, ZiaSun will primarily rely on copyright, trade secret and trademark law to protect its products, services and brand names under which ZiaSun conducts its business. Effective trademark protection may not be available for ZiaSun's trademarks. There can be no assurance that ZiaSun will be able to secure significant protection for ZiaSun's trademarks.

         ZiaSun's competitors or others may adopt product or service names similar to ZiaSun's, thereby impeding ZiaSun's ability to build brand identity and possibly leading to customer confusion. ZiaSun's inability to protect its product, brand, trade names and trademarks adequately would have a material adverse effect on ZiaSun's business, financial condition and operating results. Despite any precautions ZiaSun takes, a third party may be able to copy or otherwise obtain and use ZiaSun's software or other proprietary information without authorization or to develop similar software independently.

         In addition, ZiaSun does not know whether it will be able to defend its proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is still evolving. Policing unauthorized use of ZiaSun's technology is made especially difficult by the global nature of the Internet and the difficulty in controlling the ultimate destination or security of software or other data transmitted thereon. The laws of other countries may afford ZiaSun little or no effective protection for ZiaSun's intellectual property.

         There can be no assurance that the steps ZiaSun takes will prevent misappropriation of ZiaSun's technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce ZiaSun's intellectual property rights; protect ZiaSun's trade secrets; determine the validity and scope of the proprietary rights of others; or defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on ZiaSun's business, financial condition and operating results.

ZiaSun may incur substantial costs if it is accused of infringing upon the proprietary rights of others.

         ZiaSun may in the future receive notices of claims of infringement on other parties' proprietary rights. There can be no assurance that claims for infringement or invalidity (or any indemnification claims based on such claims) will not be asserted or prosecuted against ZiaSun. Any such claims, with or without merit, could be time consuming and costly to defend or litigate, divert ZiaSun's attention and resources or require ZiaSun to enter into royalty or licensing agreements. There can be no assurance that such licenses would be available on reasonable terms, if at all, and the assertion or prosecution of any such claims could have a material adverse effect on ZiaSun's business, financial condition and operating results.

ZiaSun Common Stock May Be Deemed a "penny stock," which may make it more difficult for you to sell your shares of ZiaSun common stock.

         ZiaSun common stock may, at some future time, be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 of the Exchange Act. Penny stocks are stocks (i) with a price of less than five dollars per share;
(ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets of less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.

         A principal exclusion from the definition of a penny stock is an equity security that has a price of five dollars ($5.00) or more, excluding any broker or dealer commissions, markups or markdowns. As of the date of this joint proxy statement/prospectus, ZiaSun common stock has a price less than $5.00.

         If ZiaSun common stock were deemed a penny stock, section 15(g) and Rule 3a51-1 of the Exchange
Act would require broker-dealers dealing in ZiaSun common stock to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in ZiaSun common stock are urged to obtain and read such disclosures carefully before purchasing any shares that are deemed to be "penny stock."

         Moreover, Rule 15g-9 of the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in ZiaSun common stock to resell their shares to third parties or to otherwise dispose of them.

ZiaSun's business may be affected if ZiaSun is deemed to be an "investment adviser."

         On May 2, 2001, the California Department of Corporations advised ZiaSun that it could not grant ZiaSun's application to qualify to offer and sell certain shares of ZiaSun common stock in California, as the California Department of Corporations believed that ZiaSun's wholly owned subsidiary OIA was acting as an unlicensed investment adviser in California. In May 2001, ZiaSun renewed its request that the application be approved, asserting that based on existing case law and an opinion previously issued by the California Department of Corporations, OIA does not engage in the activities of an investment adviser. On August 7, 2001, the California Department of Corporations challenged ZiaSun's legal analysis that OIA was not acting as an investment adviser and requested further legal analysis and additional information on OIA's operations. ZiaSun's business would be adversely affected if ZiaSun or OIA is deemed to be an "investment adviser" by any state in which ZiaSun currently conducts or may conduct business. ZiaSun's financial condition could be materially adversely affected due to the cost associated with registering as an investment adviser and maintaining that status. Further, if ZiaSun or OIA were required to register as an investment adviser, OIA might be required to cease holding workshops in one or more states until such registration was completed. The loss of revenue from the canceled workshops could have a material adverse effect on ZiaSun's financial condition. Should OIA be held to be an investment adviser it will have to register as such in California and instructors for its seminars may have to obtain appropriate licenses and pass certain examinations. In addition, there may be additional similar filings to be made in other states which may result in considerable expense to ZiaSun.

ZiaSun has hired a company majority-owned by certain of its directors to conduct ZiaSun's media marketing.

         D. Scott Elder, Ross Jardine, David McCoy and Scott Harris, each an officer and/or a director of ZiaSun and/or OIA, each owns a 20% interest in Generation Marketing, LLC, which conducts business with OIA. Generation Marketing is a newly formed media marketing company managed by an ex-employee of the company previously used to handle OIA's marketing requirements. In the second half of 2000, OIA began contracting with Generation Marketing for international marketing services and paid Generation Marketing approximately $40,000. In 2001, OIA transferred all its marketing business to Generation Marketing and through June 30, 2001 has made payments approximating $925,000. This ownership interest of officers and directors of ZiaSun and OIA in Generation Marketing could give rise to conflicts of interest.

RISKS RELATING TO TELESCAN'S BUSINESS

If Telescan fails to complete the merger, there is substantial doubt as to its ability to continue as a going concern.

         Based on Telescan's management's projections, Telescan believes that its cash flows from operations and current working capital will be sufficient to fund its operations only through December 31, 2001. If Telescan fails to complete the merger by December 31, 2001, there is substantial doubt as its ability to continue as a going concern.

         If Telescan is unable to achieve its projected 2001 results of operations, additional financing will be required to fund Telescan's operations if it is to continue as a going concern. As of the date hereof, Telescan has sold almost all of its marketable securities. No assurance can be given that Telescan will be able to obtain additional financing or sell additional assets, or as to the terms upon which Telescan could do so.

Telescan has an accumulated deficit and negative working capital.

         At June 30, 2001, Telescan had an accumulated deficit of $64.4 million. An accumulated deficit could indicate that Telescan may not be able to meet its long term obligations. At June 30, 2001, Telescan had $2.1 million in cash and negative working capital of $3.4 million. A negative working capital could indicate that Telescan may not have sufficient cash to meet its current obligations.

Telescan's subscriber base has declined with the recent decline in stock prices and may continue to decline if general economic conditions worsen or the popularity of the stock market decreases.

         The demand for Telescan's informational Internet services is highly influenced by the general economic conditions, individual investor interest and popularity in the stock market. In general, the subscriber base tends to increase with rising market conditions and decline in depressed periods. The recent decline in stock prices has resulted in a decline in Telescan's subscriber base, which declined 33% from July 1, 2000 to June 30, 2001. No assurance can be given that its subscriber base will not decline further (even if the stock market does not decline further) nor can there be any assurance that the subscriber base will increase when the stock market increases in the future.

Telescan's stock price has declined over the past year and may continue to decline in the future on account of market price and trading volume declines of publicly held Internet companies.

         The market price of Telescan's stock has declined over the past year and may continue to decline in the future. In addition, most publicly held Internet companies have experienced market price and trading volume declines. These broad market and industry factors may materially adversely affect the market price of Telescan stock, regardless of Telescan's actual operating performance. In the past, following periods of decline in the market price of a company's securities, securities class action litigation often has been instituted against such company. This type of litigation, if instituted, could result in substantial costs and a diversion of Telescan's management's attention and resources.

Telescan's business could be disrupted or severely impacted by a natural disaster or a security breach or virus.

         Telescan's operations are dependent on its ability to protect its computer equipment, telecommunications network, and the information stored in its data center against damage caused by unexpected events, including fire, power loss, telecommunications failures, and unauthorized intrusion from outside third party "hackers" or from "computer viruses" introduced into the system. There can be no assurances that measures can be taken that are sufficient to eliminate the risk of interruption in Telescan's operations resulting from unexpected events. Any damage or failure that causes interruptions in Telescan's operations could have a material adverse effect on Telescan's business. Telescan does not currently have an alternative off-site computer system available for use in the event of damage to its data center. Telescan has business interruption insurance, which provides for some compensation during the period business is interrupted, however, the coverage may not be adequate to compensate Telescan for all losses that may occur.

Telescan may not be able to compete effectively if it is unable to protect its proprietary rights, and Telescan may incur substantial costs if it is accused of infringing upon the proprietary rights of others.

         Although Telescan intends to protect and defend its proprietary rights vigorously, there can be no assurance that it will be successful.

         There can be no assurance that third parties will not assert infringement claims against Telescan with respect to current or future features, contents or services, or that any such assertion may not result in litigation or require Telescan to enter into royalty arrangements.

Telescan is dependent on third parties for information included in its database, and its business may suffer if they terminate their relationship with Telescan.

         Telescan's business is dependent upon its ability to enter into contracts with private information compilers to provide access to information, both real time and historical, electronically for inclusion in Telescan's database. Telescan also obtains information pursuant to non-exclusive licenses from private information compilers, some of which are current or potential competitors of Telescan. The private sector contracts typically provide for royalties based on usage or minimums. Telescan has such licenses from certain data suppliers to provide business information that such suppliers also market in competition with Telescan. There can be no assurance that Telescan will be able to renew its current contracts with data sources, maintain comparable price levels for information, or negotiate additional contracts with data sources as necessary to maintain existing services or introduce new services. There is no assurance comparable alternative sources of information could be obtained should existing contracts be terminated or not renewed. Termination of Telescan's relationship with one or more information suppliers could have a material adverse effect on Telescan's operation.

Telescan's license agreement with NBC and hosting and development services agreement with BPI have been terminated which may have a material adverse effect on Telescan's revenue.

         Telescan has a license agreement with NBC, whereby NBC uses Telescan's proprietary Internet technology tools for use on CNBC.com, a comprehensive Web site for personal finance. Under the agreement, Telescan developed the financial content portion of the CNBC.com Web site and currently provides hosting services for such content. Revenue from these services accounted for 10% and 13% of total revenue in 2000 and 1999, respectively, and 9% and 11% of total revenue for the six month periods ended June 30, 2001 and 2000, respectively. Telescan generates revenue under the agreement from cost reimbursement, fixed monthly license fees and a percentage of advertising revenue generated from the site.

         A Settlement and Termination Agreement was entered into on June 8, 2001 between Telescan and NBC, which terminated the above-mentioned license agreement. In accordance with the settlement agreement, Telescan will continue to host NBC's website until July 27, 2001. All other obligations under the license agreement are terminated with the settlement agreement. NBC paid Telescan $1.5 million to satisfy outstanding receivables and to comply with the negotiated early termination costs included as part of the original agreement. Telescan recognized approximately $900,000 in additional revenue in June 2001 as a result of the termination of the license agreement. In July 2001, Telescan recognized approximately $200,000 in revenue related to the remaining licensing and hosting fees.

         Telescan had an agreement with BPI Communications, Inc. ("BPI") to provide hosting and development services for multiple BPI Web sites. Revenue for these services represented 12% and 10% of total revenue for 2000 and 1999, respectively. Revenue from these services accounted for 3% and 11% of total revenue for the six month periods ended June 30, 2001 and 2000, respectively.

         In the fourth quarter of 2000, BPI notified Telescan that it would no longer use Telescan's services. As a result, on December 31, 2000 the parties renegotiated the contract agreeing that Telescan would discontinue development services and only provide fixed fee hosting services to BPI on a month-to-month basis for the first three months of 2001 and then month-to-month thereafter. After April 2001, BPI no longer required hosting services from Telescan, therefore Telescan is no longer recording revenues from this customer.

Telescan's ability to operate its business could be seriously harmed if it loses its Chief Executive Officer or other key employees.

         Telescan is dependent upon the services of its Chief Executive Officer, Lee K. Barba. In the event a key employee of Telescan's management team becomes unable or unwilling to continue to serve, Telescan's business could be adversely affected. Telescan does not currently maintain key life insurance on any of its employees.

Telescan's market share and revenues may suffer if it is unable to compete effectively with established and new operators of proprietary platforms and Internet financial Web sites.

         Telescan competes with companies that operate proprietary platforms and/or Internet financial Web sites, many of which have significantly greater financial, technical and marketing resources than Telescan. Despite recent market volatility, new competitors continue to enter the marketplace as a result of perceived future opportunities. Telescan believes the principal competitive factors in the Internet financial services market include system performance, product differentiation, quality of content, user friendliness, price, customer support, effective marketing techniques and the ability to earn a profit. Continued competitive pressures could result in price reductions, increased spending on product development and reduced market share, which could adversely affect Telescan's financial condition and operating results.

Telescan common stock may be delisted from Nasdaq and may be deemed a "penny stock," which may make it more difficult for you to sell your shares of Telescan.

         The market price of Telescan common stock is, and has been since March 27, 2001, less than $1.00. As a result, under the rules governing companies whose stock is traded on the National Market System of Nasdaq, Telescan common stock is subject to delisting. In May, 2001, Telescan received a notice from the NASD informing Telescan that unless its stock price exceeds $1.00 for 10 consecutive trading days before August 9, 2001 that Telescan common stock would be delisted. To avoid such delisting, Telescan would be required to engage in a reverse split of its stock to achieve a higher per share market price. It has been the general experience of companies that engage in reverse splits that the total market capitalization of such companies has declined after the reverse split.

         Telescan common stock may, at some future time, be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 of the Exchange Act. Penny stocks are stocks (i) with a price of less than five dollars per share;
(ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets of less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.

         A principal exclusion from the definition of a penny stock is an equity security that has a price of ($5.00) or more, excluding any broker or dealer commissions, markups or markdowns. As of the date of this joint proxy statement/prospectus Telescan common stock has a price less than $5.00.

         If Telescan common stock were deemed a penny stock, section 15(g) and Rule 3a51-1 of the Exchange
Act would require broker-dealers dealing in Telescan common stock to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in Telescan common stock are urged to obtain and read such disclosures carefully before purchasing any shares that are deemed to be "penny stock."

         Moreover, Rule 15g-9 of the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in Telescan common stock to resell their shares to third parties or to otherwise dispose of them.


                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

         This joint proxy statement/prospectus contains some forward-looking statements within the meaning of federal securities laws concerning the operations, economic performance, and financial condition of ZiaSun, Telescan and INVESTools. These statements are based upon a number of assumptions and estimates which are inherently subject to uncertainties and contingencies, many of which are beyond the control of ZiaSun, Telescan and INVESTools, and reflect future business decisions which are subject to change. Some of these assumptions may not materialize and unanticipated events may occur which would affect the results of ZiaSun, Telescan and INVESTools. Important factors that could cause the actual results of ZiaSun, Telescan and INVESTools to differ from their expectations are discussed in more detail in this joint proxy statement/prospectus under the caption "Risk Factors." When considering these forward-looking statements you should keep in mind the risk factors and other cautionary statements contained in this joint proxy statement/prospectus. These forward-looking statements are made as of the date of this joint proxy statement/prospectus and ZiaSun, Telescan and INVESTools assume no obligation to update them.

                           THE ZIASUN ANNUAL MEETING

Date, Time and Place of the Annual Meeting

        The ZiaSun annual meeting is scheduled to be held as follows:

                       ______ __.m.
                     _______ __, 2001
                         [Address]


Purpose of the Annual Meeting

         At the ZiaSun annual meeting ZiaSun's stockholders will be asked to:

            o consider and vote upon a proposal to approve and adopt the merger agreement;

            o elect five directors to serve for a term of one year or until their successors have been elected and qualified;

            o ratify and approve BDO Seidman, LLP as ZiaSun's independent accountants for the year ended December 31, 2001; and

            o transact any other business that properly comes before the ZiaSun annual meeting or any adjournment or postponement of the ZiaSun annual meeting.

Record Date; Stock Entitled to Vote

         The board of directors of ZiaSun has fixed the close of business on July 31, 2001 as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting of stockholders. On the record date, there were ________ shares of ZiaSun common stock outstanding, held by approximately _____ holders of record. Each holder of ZiaSun common stock is entitled to one vote per share.

Votes Required; Voting Agreements

         Quorum. The holders of ZiaSun common stock shall be entitled to one vote for each share held at the record date for all matters, including the election of directors. The required quorum for the transaction of business at the annual meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST," "WITHHELD," or "ABSTAIN" are treated as being present at the annual meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting with respect to such matters. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum.

         The Merger. The affirmative vote of the holders of a majority of the shares of ZiaSun common stock outstanding as of the record date is required to approve and adopt the merger agreement. Failures to vote and abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

         Election of Directors. Directors are to be elected at the annual meeting by a plurality of the votes cast by holders of common stock present in person or represented by proxy at the annual meeting. The nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected. Votes cast against a candidate or which are withheld shall have no effect. Upon the demand of any stockholder made before the voting begins, the election of directors shall be by ballot rather than by voice vote. The proxy holders will have the discretionary authority to vote all proxies received by them in such a manner as to ensure the election of as many of the board of directors' nominees as possible.

         Appointment of Independent Accountants. The affirmative vote of the holders of a majority of the shares of ZiaSun cast at a meeting at which a quorum is present is required for the appointment of BDO Seidman, LLP as ZiaSun's independent public accountants for the year ended December 31, 2001.

         Voting Agreements. Holders of approximately 42% of the outstanding shares of ZiaSun common stock have already agreed to vote in favor of approving the merger. Please see "Ancillary Agreements" below.

Share Ownership of Management

         As of the record date, ZiaSun directors and executive officers and their affiliates owned and were entitled to vote __% of the outstanding shares of ZiaSun common stock.

Dissenters' Rights

         Under Nevada law, holders of ZiaSun common stock are entitled to dissenters' rights as a result of the merger under Sections 92A.300 to 92A.500, inclusive, of the Nevada Revised Statutes. If the merger agreement is approved and adopted by the ZiaSun stockholders and the merger is consummated, any ZiaSun stockholder who (i) delivered to ZiaSun, before the vote was taken, written notice of his or her intent to demand payment for his or her shares if the merger were to be consummated and (ii) did not vote his or her shares in favor of the merger has the right to demand an appraisal of the value of and payment for the stockholder's ZiaSun common stock. The demand must be made in writing to INVESTools by the date set forth on the written notice to be sent by ZiaSun to the stockholder informing him or her that the merger has been approved and adopted by the ZiaSun stockholders. Please see "The Merger--Appraisal Rights" below.

How You Can Vote

         Attending Meeting or Submitting Proxies.  You may vote either by:

         o attending the annual stockholders' meeting and voting your shares in person at the meeting, or

         o completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope.

         If you sign a written proxy card and return it without instructions, the persons authorized in the proxy will vote your shares for each of the proposals presented at the annual stockholders' meeting.

         If your shares are held in "street name," which means the shares are held in the name of a broker, bank or other record holder, you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the annual stockholders' meeting.

         Stockholders who submit proxy cards should not send in any stock certificates with their proxy cards. INVESTools will mail a transmittal form with instructions for the surrender of certificates representing shares of ZiaSun stock to former ZiaSun stockholders shortly after the merger.

         Revoking Proxies. If you are a stockholder of record, you may revoke your proxy at any time prior to the time it is voted at the annual stockholders' meeting. You may revoke your proxy:

         o by sending written notice, including by telegram or telecopy, to the Secretary of ZiaSun;

         o by signing and returning a later-dated proxy by mail to the Secretary of ZiaSun; or

         o by attending the annual stockholders' meeting and voting in person.

         Attendance at ZiaSun's annual stockholders' meeting will not in and of itself constitute a revocation of a proxy.

         You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the annual stockholders' meeting to:

                  ZiaSun Technologies, Inc.
                  655 San Rodolfo, Suite 120
                  Solana Beach, CA 90275
                  Telecopy: (858) 350-4066
                  Attention: Secretary

         To assure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided. Whether or not you plan to attend the meeting, you may revoke your proxy at any time before it is voted.

         General Proxy Information. Brokers who hold shares in street names for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote on the merger unless they receive specific instructions from the customer. These so-called broker non-votes will have the same effect as a vote against the merger.

         You may specify an abstention on the merger. If you submit a proxy with an abstention, you will be treated as present at the annual stockholders' meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention will have the same effect as a vote against the merger.

         Solicitation of Proxies; Expenses. ZiaSun will bear the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of ZiaSun may also solicit proxies from stockholders by telephone, telecopy, telegram, or in person. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy materials to beneficial owners, and ZiaSun will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses.

Board Recommendation

                  The board of directors of ZiaSun has unanimously determined that the terms of the merger and the proposed merger agreement, are in the best interests of ZiaSun and the ZiaSun stockholders. Accordingly, the ZiaSun board of directors recommends that the ZiaSun stockholders vote FOR the adoption of the merger agreement, FOR the election of the five persons nominated as ZiaSun directors, and FOR the appointment of BDO Seidman, LLP to serve as ZiaSun's independent public accountants for the year ended December 31, 2001.

                               ZIASUN PROPOSAL 1

Approval of Merger and Merger Agreement

         The merger will be consummated on the terms and subject to the conditions set forth in the merger agreement. As a result of the merger, ZiaSun stockholders will receive one share of INVESTools common stock for each share of ZiaSun common stock they own. The former ZiaSun stockholders will own approximately 75% of INVESTools.

         You are encouraged to read the sections of this joint proxy statement/prospectus entitled "The Merger" on page 39 and "Agreement and Plan of Merger" on page 58.

         The board of directors of ZiaSun recommends that the stockholders vote to approve the merger, and unanimously recommend that the ZiaSun stockholders vote for the merger proposal.

                               ZIASUN PROPOSAL 2

Nomination and Election of Ziasun Directors

         The board of directors of ZiaSun currently consists of five directors, and five directors are to be elected at the annual meeting to serve for a term of one year or until their successors have been elected and qualified. Each director elected at the annual meeting will hold office until the election and qualification of the director's successor or until the director's earlier death, removal or resignation.

         The board of directors has nominated for election as directors of ZiaSun D. Scott Elder, Allen D. Hardman, Ross W. Jardine, Hans von Meiss and Christopher D. Outram. All nominees are currently directors of ZiaSun.

         All nominees have consented to be named and to serve if elected. Unless otherwise instructed by a stockholder returning a proxy card, the persons named in the proxies will vote the shares represented by the proxies for the election of the nominees recommended by the board of directors. The board of directors believes all nominees will be able to serve as director; if this should not be the case, however, the proxies may be voted for one or more substitute nominees to be designated by the board of directors or the board may decide to reduce the number of directors. The board of directors unanimously recommends a vote for each of the nominees.

         You are encouraged to read the sections of the joint proxy statement/prospectus entitled "ZiaSun Business" on page 69 and "ZiaSun Management" on page 86.

                               ZIASUN PROPOSAL 3

Ratification and Approval of the Ziasun's Independent Public Accounts

         The board of directors has selected BDO Seidman, LLP to audit the financial statements of ZiaSun for the year ended December 31, 2001.

         The board of directors recommends that the stockholders vote for the proposal to ratify and approve the selection of BDO Seidman, LLP to serve as ZiaSun's independent public accountants for the year ended December 31, 2001.

         A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting and will not make a statement, but will be available to respond to appropriate stockholder questions.

                         THE TELESCAN SPECIAL MEETING

Date, Time and Place of the Special Meeting

         The Telescan special meeting is scheduled to be held as follows:

                       ______ __.m.
                     _______ __, 2001
                         [Address]


Purpose of the Special Meeting

         At the Telescan special meeting, Telescan's stockholders will be asked to:

            o consider and vote upon a proposal to approve and adopt the merger agreement; and

            o transact any other business that properly comes before the Telescan special meeting or any adjournment or postponement of the Telescan special meeting.

Record Date; Stock Entitled to Vote

         The board of directors of Telescan has fixed the close of business on July 30, 2001 as the record date for determination of stockholders entitled to notice of and to vote at the special meeting of stockholders. On the record date, there were __________ shares of Telescan common stock outstanding, held by approximately ____ holders of record, and 120,000 shares of Telescan preferred stock outstanding, held by two holders of record. Each holder of Telescan common stock is entitled to one vote per share. Holders of Telescan preferred stock are not entitled to vote on the merger proposal.

Votes Required; Voting Agreements

         The affirmative vote of the holders of a majority of the shares of Telescan common stock outstanding as of the record date is required to approve and adopt the merger agreement. Failures to vote and abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

         Holders of approximately 36% of the outstanding shares of Telescan common stock have already agreed to vote in favor of approving the merger. Please see "Ancillary Agreements--Voting Agreements" below.

Share Ownership of Management

         As of the record date, Telescan directors and executive officers and their affiliates owned and were entitled to vote 4.6% of the outstanding shares of Telescan common stock.

Appraisal Rights

         Under Delaware law, if INVESTools common stock is not listed on the Nasdaq National Market System and INVESTools common stock is not held by more than 2,000 record holders, holders of Telescan common stock that (a) submit a written demand for appraisal of your shares and (b) comply with the applicable statutory procedures under Delaware law, will be entitled to appraisal rights and to receive payment in cash for the fair value of your shares as determined by the Delaware Chancery Court. A summary of the applicable requirements of Delaware law is contained in this joint proxy statement/prospectus under the caption "The Merger--Appraisal Rights." In addition, the text of the applicable provisions of the Delaware General Corporate Law is attached as Annex VIII. The exercise of appraisal rights is a complicated legal act and you should not rely solely on the disclosure in this document to inform you how to perfect your rights.

Board Recommendation

         The Telescan board of directors has unanimously determined that the merger is fair to and in the best interest of Telescan and its stockholders and approved the merger agreement. The Telescan board of directors unanimously recommends that Telescan stockholders vote FOR the adoption of the merger agreement.

How You Can Vote

         Attending Meeting or Submitting Proxies.  You may vote either by:

         o attending the special stockholders' meeting and voting your shares in person at the meeting, or

         o completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope.

         If you sign a written proxy card and return it without instructions, the persons authorized in the proxy will vote your shares for each of the proposals presented at the special stockholders' meeting.

         If your shares are held in "street name," which means the shares are held in the name of a broker, bank or other record holder, you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the special stockholders' meeting.

         Stockholders who submit proxy cards should not send in any stock certificates with their proxy cards. INVESTools will mail a transmittal form with instructions for the surrender of certificates representing shares of Telescan stock to former Telescan stockholders shortly after the merger.

         Revoking Proxies. If you are a stockholder of record, you may revoke your proxy at any time prior to the time it is voted at the special stockholders' meeting. You may revoke your proxy:

         o by sending written notice, including by telegram or telecopy, to the Secretary of Telescan;

         o by signing and returning a later-dated proxy by mail to the Secretary of Telescan; or

         o by attending the special stockholders' meeting and voting in person.

         Attendance at Telescan's special stockholders' meeting will not in and of itself constitute a revocation of a proxy.

         You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the special stockholders' meeting to:

         Telescan, Inc.
         5959 Corporate Drive, Suite 2000
         Houston, TX 77036
         Telecopy: (281) 588-9843
         Attention: Secretary

         General Proxy Information. Brokers who hold shares in street names for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote on the merger unless they receive specific instructions from the customer. These so-called broker non-votes will have the same effect as a vote against the merger.

         You may specify an abstention on the merger. If you submit a proxy with an abstention, you will be treated as present at the special stockholders' meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention will have the same effect as a vote against the merger.

         Solicitation of Proxies; Expenses. Telescan will bear the cost of solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Telescan may also solicit proxies from stockholders by telephone, telecopy, telegram, or in person. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy materials to beneficial owners, and Telescan will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses.

                                  THE MERGER

What You Will Receive in the Merger

         The boards of directors of ZiaSun and Telescan are using this joint proxy statement/prospectus to solicit proxies from stockholders for the approval of the merger at the annual stockholders' meeting of ZiaSun and a special meeting of the stockholders of Telescan.

         At the effective time of the merger, newly formed wholly owned subsidiaries of INVESTools will merge with and into ZiaSun and Telescan, with ZiaSun and Telescan as the surviving entities. As a result, ZiaSun and Telescan will each become wholly owned subsidiaries of INVESTools.

         In the merger, each outstanding share of ZiaSun common stock is expected to be converted into 0.12500 of a share of INVESTools common stock, each outstanding share of Telescan common stock is expected to be converted into 0.07061 of a share of INVESTools common stock and each outstanding share of Telescan preferred stock will be converted into one share of INVESTools preferred stock. No fractional INVESTools shares will be issued and cash (without interest) will be paid instead of fractional shares. The foregoing ratios may be proportionately reduced in order to reduce the number of shares of INVESTools common stock outstanding after the merger, although regardless of the amount of this reduction the former ZiaSun stockholders would own approximately 75% of INVESTools common stock and the former Telescan stockholder would own the remaining interest of approximately 25%. The reduction in the number of shares of INVESTools common stock outstanding would cause the bid price per share of the INVESTools common stock to be higher, which may be required in order to achieve the minimum bid price of $5.00 per share in order to achieve a Nasdaq National Market System listing or $4.00 per share in order to achieve a Nasdaq SmallCap Market listing.

Background of the Merger

         Beginning in the fourth quarter of 1998, Telescan began providing a subscription platform to WallStreetCity.com on a discounted basis for Online Investors Advantage, Inc., a wholly owned subsidiary of ZiaSun, to give to each of its seminar attendees. In December of 1999, OIA and Telescan formalized the relationship and agreed upon new financial terms for a stated royalty; Telescan also agreed to provide OIA with an OIA-labeled, co-branded Web site. OIA and Telescan continue to do business pursuant to the terms of the December 1999 contract.

         On April 19, 2000, at the request of D. Scott Elder, Chairman of the board of directors and Chief Executive Officer of ZiaSun, Greg Gensemer, Vice President of Business Development of Telescan, attended a meeting of the ZiaSun board of directors at the Hilton Hotel in Salt Lake City with Messrs. Elder, Ross W. Jardine, Vice President, Chief Financial Officer and Director of ZiaSun, Allen Hardman, President, Chief Operating Officer, Secretary and Director of ZiaSun, Christopher D. Outram, Director of ZiaSun, Hans von Meiss, Director of ZiaSun, Bryant Cragun, an advisor to ZiaSun, and George Chachas, counsel to ZiaSun. At this meeting, the participants discussed in very general terms strategic alliance possibilities between the two companies.

         On August 16, 2000, Telescan entered into a merger agreement with GlobalNet Financial.com, Inc.

         On September 26, 2000, Telescan and GlobalNet Financial.com, Inc. mutually agreed to terminate their merger agreement. The following day, Mr. Elder contacted Lee K. Barba, Chief Executive Officer of Telescan, and discussed a possible transaction in which Telescan would acquire OIA from ZiaSun. On this telephone call and other subsequent telephone calls among Messrs. Elder, Jardine and Barba over the next few weeks, the participants discussed (1) the financial performance of the companies, (2) the management of the combined companies after a transaction, (3) the structure of a transaction and (4) the proposed business strategy of the combined company. It was at this time that Mr. Elder proposed that any business combination should result in ZiaSun (or its shareholders) receiving or retaining 75% of the combined entity, with the Telescan shareholders receiving or retaining the remaining 25%. Mr. Barba noted that the companies' relative market capitalizations did not justify what, at the time, he regarded as a ZiaSun-favorable exchange ratio. The basis for ZiaSun's position regarding the exchange ratio, however, was that ZiaSun's financial performance (specifically revenue and cash flow) was improving whereas Telescan's financial performance was declining. Despite these discussions, the parties at this time did not yet agree on the exchange ratio.

         On October 2, 2000, Mr. Cragun was made aware of the merger discussion and asked to meet Mr. Barba in person. Messrs. Cragun, Jardine and Elder met with Mr. Barba in Newport Beach, California at the Hyatt to get acquainted.

         On October 4, 2000, ZiaSun had a board meeting where it directed management to proceed with efforts to develop a definitive deal with Telescan. On October 10 and 13, 2000, the ZiaSun board met and discussed a potential spin-off of OIA as part of a merger or another transaction with Telescan. The board directed management to continue pursuit of a possible strategic transaction with Telescan. At none of these meetings, nor at any meeting in the future, did the ZiaSun board discuss forming a special committee of disinterested members to evaluate, or make any recommendations with respect to, any transaction between ZiaSun and Telescan.

         On October 20, 2000, Mr. Barba met with the ZiaSun board and discussed the proposed business strategy of the combined companies. Also on October 20, 2000, the ZiaSun board considered retaining services of a merger and acquisition specialist and a tax consultant. On November 2, 2000, the ZiaSun board determined that Jones Waldo Holbrook & McDonough, P.C. would provide merger and acquisition services and legal counsel as the negotiations and deal with Telescan proceeded.

         On November 15, 2000, Messrs. Barba and Elder met in San Francisco to discuss the transaction and to tour Telescan's office in San Francisco. In particular, Messrs. Barba and Elder discussed the proposed business strategy of the combined companies, as well as possible structures for the transaction.

         On November 16, 2000, at a telephonic meeting of the board of directors of Telescan, Mr. Barba described the potential transaction with ZiaSun to the Telescan board. Neither at this meeting, nor at any meeting in the future, did the Telescan board discuss forming a special committee of disinterested members to evaluate, or make any recommendations with respect to, any transaction between ZiaSun and Telescan.

         On December 4, 2000, Messrs. Barba, Elder and Jardine met in New York with William D. Savoy, Chairman of the board of directors of Telescan, Elizabeth Y. Sami, a Director of Telescan, and Regina Reale, an observer of the board of directors of Telescan (representing GE Capital Equity Investments, Inc., a Telescan stockholder), to discuss the transaction in general and to give such board members the opportunity to meet Messrs. Elder and Jardine. After that meeting on December 4, 2000, Messrs. Barba, Elder and Jardine met with Simpson Thacher & Bartlett, counsel to Telescan, to discuss structuring alternatives for the potential transaction. It was concluded at that meeting that Telescan's acquisition of OIA from ZiaSun would not be possible without resulting in adverse tax consequences to ZiaSun. Consequently, the participants at that meeting determined that the most favorable structure would be for a new corporation to be formed that would acquire both Telescan and ZiaSun. Also at the December 4, 2000 meeting, Messrs. Elder and Jardine reiterated their requirement that the shareholders of ZiaSun and Telescan would own 75% and 25%, respectively, of the combined entity. The parties agreed that they should begin the due diligence process and that Simpson Thacher & Bartlett should begin preparing the merger agreement and other necessary documentation for the transaction.

         Later in the day after the December 4 meetings, Mr. Barba telephoned Mr. Cragun to discuss the transaction. In particular, they discussed the proposed 75%/25% exchange ratio. Mr. Cragun stated that ZiaSun would consider making the ratio more favorable to Telescan if Telescan was able to enter into a co-branded partnership with a major customer, sell its remaining equity investments in public companies or achieve profitability in its business-to-business contracts.

         On December 6-7, 2000, Paul Helbling, the Chief Financial Officer of Telescan, Roger Wadsworth, the Chief Administrative Officer of Telescan, and Pam Thompson, Controller of Telescan, traveled to San Diego to meet with Mr. Hardman, Gordon Jones, an independent contractor who provides services to ZiaSun as its controller, and Mr. Chachas to discuss the background of ZiaSun and its operations.

         On December 18-19, 2000, Messrs. Hardman and Jones traveled to Houston to initiate ZiaSun's due diligence review of Telescan.

         On January 4, 2001, a meeting was held among Messrs. Barba, Elder and Jardine in Salt Lake City regarding the disposition of Telescan's business-to-business contracts. Among the options for Telescan with respect to its business-to-business contracts were the sale of such contracts or transferring the business-to-business contracts to a joint venture or partnership with a third party.

         On January 8, 2001, a ZiaSun board meeting took place where the board discussed issues relating to the merger. It was determined that significant shareholders of both companies should be restricted from selling common stock of the combined company for some period of time after the merger. It was also proposed that Messrs. Savoy, Barba, Elder and Jardine should be appointed as board members to the board of directors of the combined company.

         On January 15-17, 2001, Messrs. Helbling and Wadsworth, Ms. Thompson and representatives of Arthur Andersen LLP traveled to Provo to review the financial records and other information relating to ZiaSun.

         On February 1-2, 2001, Jones Waldo Holbrook & McDonough, P.C. performed a due diligence review of Telescan in Houston.

         During the months of January and February 2001, as a result of due diligence by management and outside counsel, Telescan requested that ZiaSun
(i) begin the process to rescind the offering of ZiaSun common stock to the shareholders of Seminar Marketing Group, Inc. ("SMG"), (ii) renegotiate its obligations to The McKenna Group and its related funds, MKZ Fund, LLC ("MKZ") and MVA and (iii) more vigorously pursue the divestment of ZiaSun's Asian assets. Specifically, on advise of counsel, ZiaSun had determined that the exemption relied on in the issuance of shares in the acquisition of SMG did not meet the technical requirements of the exemption relied upon. ZiaSun's and Telescan's legal counsel discussed the matter and determined that ZiaSun should proceed with a registered rescission offer to the SMG shareholders who had received shares of ZiaSun. It was agreed between the parties that the merger agreement would contain a covenant obligating ZiaSun to undertake the rescission offer. Further, as the focus of the proposed combined entity would be the educational investment seminars conducted by OIA, Telescan desired that ZiaSun attempt to limit or reduce the amount of any future capital contribution obligations ZiaSun had to MKZ and MVA. ZiaSun, accordingly, proceeded to negotiate a cap to ZiaSun's total capital commitment to MKZ to $9.5 million of which $7.5 million had already been invested by ZiaSun. Finally, the parties determined that ZiaSun would seek to dispose of its Asian assets.

         Also during the months of January and February 2001, ZiaSun's board of directors reviewed Telescan's business-to-business contracts and expressed concern about costs and cash-flow needs relating to fulfilling the obligations under those contracts. Representatives of ZiaSun and Telescan addressed various solutions to these issues. It was agreed that Telescan would seek to dispose of its business-to-business contracts, although neither party would be contractually bound to do so either before or after the merger.

         On February 26, 2001, the board of directors of Telescan met and discussed the proposed transaction with ZiaSun. At this meeting, Telescan management made a presentation to the Telescan board regarding the economics and the terms of the proposed transaction with ZiaSun. The Telescan board stated that they were favorably disposed to the transaction and instructed Mr. Barba to continue his efforts in that regard.

         On March 8, Messrs. Barba and Helbling and Dan Olson, Vice President of Business Development of INVESTools, Inc., a wholly owned subsidiary of Telescan, discussed with Tom Clarke (CEO), Lisa Mogensen (CFO), Dave Kansas and Chris McLachlan of TheStreet.com, Inc. a potential acquisition by TheStreet.com of Telescan. On March 9, TheStreet.com and Telescan began conducting due diligence on each other.

         On March 19, 2001, the board of directors of Telescan held a telephonic meeting to discuss the transaction with ZiaSun. The board was informed that the parties had determined that neither party would be prepared to enter into an agreement until both parties had filed their annual reports on Form 10-K and had an opportunity to review the financial records underlying the preparation of the annual reports on Form 10-K.

         On March 20, 2001, Mr. Jones met with Mr. Helbling in Houston, Texas to conduct due diligence.

         On March 20, 2001, Telescan received a written, preliminary non-binding indication of interest from TheStreet.com. proposing an acquisition of 100% of Telescan for between $20 and $24 million in common stock of TheStreet.com.

         On March 22, 2001, a ZiaSun board meeting took place where the INVESTools employment agreements for Messrs. Elder and Jardine were discussed. The board also considered the proxy solicitation and the make-up of the INVESTools board of directors.

         On March 30, 2001, ZiaSun filed with the Securities Exchange Commission (the "SEC") for an extension on the time for filing its annual report on Form 10-K.

         On April 2, 2001, a ZiaSun board meeting was held to discuss open audit items for the fiscal year ending December 31, 2000.

         On April 6, 2001, Mr. Jones went to the Houston offices of Arthur Andersen LLP, to review Telescan's audit work papers.

         On April 10, 2001, a ZiaSun board meeting took place and discussions were held regarding the disposition of the 2000 audit and projected Form 10-K filing date. ZiaSun filed its Form 10-K on April 17, 2001.

         On April 11, 2001, the board of directors of Telescan held a board meeting at which Mr. Barba updated them on the status of negotiations with ZiaSun.

         On April 17-18, 2001, Ms. Thompson and a representative of Arthur Andersen LLP traveled to Los Angeles to review the 2000 audit papers at the offices of BDO Seidman, LLP, ZiaSun auditors for 2000.

         During the latter part of April, ZiaSun and the former shareholders of OIA (including Messrs. Elder and Jardine) held discussions as to whether, and in what amount, the earn-out relating to the acquisition of OIA should be adjusted in light of an accrual for potential sales taxes applicable to OIA recently included in ZiaSun's financial statements. See "ZiaSun Management Discussion and Analysis of Financial Condition and Results of Operations--Overview." In addition to the adjustment to the OIA earn-out, during this period Messrs. Barba, Elder, Jardine, Hans von Meiss, the chairman of the Compensation Committee of the board of directors of ZiaSun, and Stephen Wood, the chairman of the Compensation Committee of Telescan, held a number of discussions regarding the compensation arrangements for Messrs. Barba, Elder and Jardine after consummation of the merger. To assist in these discussions Arthur Andersen LLP was engaged to provide an independent review of compensation provided by similarly-sized companies. The compensation for Messrs. Barba, Elder and Jardine was established in line with the results of the independent review by Arthur Andersen LLP.

         On April 26, 2001, the Telescan board held a telephonic meeting at which the status of the negotiations between the parties and the terms of the merger were discussed. At this meeting, the Telescan board discussed the terms of the merger agreement. After consideration, the Telescan board decided to concentrate its efforts on discussions with ZiaSun and reject the offer from TheStreet.com since the transaction with ZiaSun was believed to provide superior long-term value to the shareholders of Telescan.
See "The Merger--Telescan's Reasons for the Merger."

         On April 30, 2001, a ZiaSun board meeting took place and discussions were held on the current status of the OIA earn-out, due diligence on Telescan, the merger exchange ratio and the lock-up agreements for certain Telescan shareholders.

         From April 30 to May 2, 2001, Mr. Barba met with Messrs. Elder and Jardine in Provo, to finalize the OIA earn-out and the compensation arrangements to be entered into with Messrs. Elder and Jardine after the merger. In addition, Mr. Barba agreed that, given the recent relative performance of ZiaSun and Telescan (particularly the relative changes in revenue and cash flow between ZiaSun and Telescan), the 75%/25% exchange ratio was acceptable. Due to the accrual of a potential liability for sales taxes payable to OIA in the amount of $3,004,914, on its financial statements for the year ended December 31, 2000 for sales by OIA that had occurred in 1998, 1999 and 2000, ZiaSun and the former owners of OIA have determined that an adjustment of the number of shares received by the former owners of OIA

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

pursuant to the provisions for the OIA earn-out, as provided for in the acquisition agreement between ZiaSun and the former owners of OIA, might be required.

         Paragraph 1.6 of the acquisition agreement between ZiaSun and the former owners of OIA provided for an adjustment of the number of shares the former owners of OIA would receive based on the actual earnings of OIA during the period of April 1, 1999 through March 31, 2000. In the event that the actual OIA earnings were greater than $2,500,000, then ZiaSun was to issue additional shares to the former owners of OIA on the basis of one additional share for each $1.00 (i.e. 1 share basis for each $0.50 on a post-split adjusted basis) of actual OIA earnings greater than $2,500,000. Following the end of the earn-out period, March 31, 2000, OIA's audited EBITDA earnings for the period was reported as $10,910,076, which would have resulted in ZiaSun owning 21,820,152 (post-split adjusted) shares of its common stock at March 31, 2000 to the former owners of OIA. The value of these shares at March 31, was $248,204,230 which amount would have been added to the goodwill on Ziasun's balance sheet. ZiaSun and the former owners of OIA jointly recognized that it would not be in the best interests of ZiaSun to have such a large goodwill burden going forward, and the parties agreed to an amendment of the earn-out provisions of the acquisition agreement under which the former owners of OIA received $6,000,000 in cash and 9,820,152 (post-split adjusted) shares of ZiaSun's common stock of which 5,000,000 shares had been previously issued and were held in escrow pursuant to the terms of the acquisition agreement. A total of 4,820,152 new restricted shares were issued collectively to the former owners of OIA.

         ZiaSun and the former owners of OIA have reached an agreement, that if during the three year period commencing on July 1, 2001 through June 30, 2004, any sales tax liability is paid for sales made during the earn-out period, April 1, 1999 through March 31, 2001, then ZiaSun shall absorb and be solely responsible for the payment of any actual sales tax liability up to the amount of $554,000. In the event that the actual sales tax paid by ZiaSun on sales made by OIA during the period April 1, 1999 through March 31, 2001, exceeds the amount of $554,000, then the former owners of OIA shall reduce, return and deliver to ZiaSun, one share for each $0.50 of actual sales tax paid in excess of $554,000.

         On May 2, 2001, at a telephonic meeting the board of directors of Telescan determined that the merger was in the best interests of Telescan and its shareholders, unanimously approved the merger agreement and the merger and unanimously recommended that the stockholders of Telescan vote for the approval and adoption of the merger agreement. On May 3, 2001, the board of directors of ZiaSun determined that the merger was in the best interests of ZiaSun and its shareholders, unanimously approved the merger agreement and the merger and unanimously recommended that the stockholders of ZiaSun vote for the approval and adoption of the merger agreement.

         The parties signed the merger agreement on May 3, 2001, after which a press release was issued announcing the transaction.

ZiaSun's Reasons for the Merger

         The ZiaSun board of directors has determined that the merger, the merger agreement and each of the transactions contemplated in the merger agreement are fair to and in the best interests of ZiaSun and its stockholders.

         In reaching its conclusion to approve the merger agreement, the ZiaSun board of directors, with the assistance of Gordon Jones, an outside financial consultant, and Wenthur & Chachas and Jones Waldo Holbrook & McDonough, its outside legal advisors, considered a number of factors including, among others, the following principal factors:

         o Telescan's network of e-finance and financial data content providers could be employed to leverage horizontal and vertical expansion opportunities for the combined companies;

         o the current and historical business, operations, properties, assets, financial condition and operating results of ZiaSun and its review of the prospects of Telescan, including the prospects of Telescan after giving effect to the merger;

         o the projected operations, financial condition, operating results, prospects and strategic objectives of ZiaSun, as well as the risks involved in achieving those prospects and objectives in the e-finance and investor education industry under current, as well as expected future, economic and market and industry conditions;

         o the absence of another transaction that was available for the ZiaSun board of directors to review;

         o the greater managerial and financial capabilities of the combined companies;

         o Telescan's network of financial industry and e-finance relationships that could be expected to create enhanced access to capital on more favorable terms than were previously available to ZiaSun;

         o Telescan's network of financial industry and e-finance relationships that could provide enhanced access to new technologies and consumers that are compatible with ZiaSun's existing distribution channels and therefore could be employed to leverage horizontal and vertical expansion opportunities for the combined companies;

         o    access to Telescan's proprietary intellectual property;

         o the increased size and market capitalization of the combined companies and their expected favorable impact on stockholder liquidity; and

         o Telescan's frequent contact with e-finance and financial data content companies could generate investment and acquisition possibilities for the combined companies.

         Mr. Jones, Wenthur & Chachas, and Jones Waldo Holbrook & McDonough were not involved in determining or negotiating the exchange ratio. The ZiaSun board reviewed the principal terms and conditions of the merger agreement, including the representations, warranties and covenants and the conditions to each party's obligation to complete the merger. The ZiaSun board also with its financial and legal advisors considered the events surrounding Messrs. Elder and Jardine, particularly in light of the fact that Messrs. Elder and Jardine may have interests in the merger that are different from or are in addition to the interest of the other ZiaSun stockholders; the amount of the termination fee and the events triggering the payment of such fee; and the limitation on the ability of ZiaSun to negotiate with other companies regarding an alternative transaction, and the potential effects that this limitation would have on ZiaSun's receipt of alternative proposals that could be superior to the merger with Telescan. The ZiaSun board considered favorably that the terms of the merger agreement are reasonable and protective of ZiaSun's interests.

         The ZiaSun board reviewed pro forma financial data for ZiaSun and Telescan after giving effect to the merger. The ZiaSun board considered favorably the expectation that ZiaSun might be able to leverage its investor educational model by offering such model to Telescan's significant network of financial industry and e-finance partners.

         The ZiaSun board received reports from its management as to the results of the due diligence investigation of Telescan and determined that these reports did not contain matters that would preclude its approval of the merger.

Negative Factors Relating to the Merger Considered by ZiaSun's Board of
Directors

         The ZiaSun board also considered the following risks and additional factors relating to the merger:

         o the risk that the benefits sought in the merger would not be fully achieved;

         o   the risk that the merger would not be consummated;

         o Telescan's post-merger cash flow needs may require additional cash infusions from ZiaSun to continue Telescan's current level of operations as Telescan has not been profitable for the past five years;

         o   possible post-merger resignations of Telescan's senior management;

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

         o e-finance and investor educational models created or developed by ZiaSun may not be compatible with Telescan's established distribution channels or the abilities and skills of Telescan's sales personnel;

         o the need for substantial additional financing to achieve ZiaSun's goal of both vertical and horizontal expansion opportunities through leverage of Telescan's network of financial and e-finance industry relationships; and

         o the other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

Recommendation of ZiaSun's Board of Directors

         The foregoing discussion of the information and factors considered by the ZiaSun board is not intended to be exhaustive but is believed to include all material factors considered by the ZiaSun board. In view of the wide variety of information and factors considered, the ZiaSun board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The ZiaSun board did not attempt to analyze the fairness of the exchange ratio and the cash considerations in isolation from the considerations as to the businesses of ZiaSun and Telescan, the strategic merits of the merger or the other considerations referred to above. The ZiaSun board of directors recommends that the ZiaSun stockholders vote FOR adoption of the merger agreement.

Telescan's Reasons for the Merger

         The Telescan board of directors has determined that the merger, the merger agreement and each of the transactions contemplated in the merger agreement are fair to and in the best interests of Telescan and its stockholders.

         At a meeting held on May 2, 2001, the Telescan board of directors, with the assistance of Steve Cook, an outside financial advisor, and Simpson Thacher & Bartlett, Telescan's legal advisors, considered the financial, legal and other terms of the merger. Steve Cook presented certain financial analyses prepared by him with the collaboration of Telescan officers to the Telescan board to help it evaluate the merger. Mr. Cook was not involved in determining or negotiating the exchange ratio. Mr. Cook did not, nor was he requested to, provide a fairness opinion to the Telescan board. The decision of the Telescan board of directors to adopt the merger agreement and to approve the merger and each of the transactions contemplated in the merger agreement, and its conclusion that the merger, the merger agreement and each of the transactions contemplated in the merger agreement are fair to and in the best interest of Telescan and its stockholders, was based on several potential benefits of the merger and involved the consideration of a number of factors, including the following:

        o the opportunity to create a leading multimedia provider of investment education and advice upon consummation of the merger;

        o the potential for cross-selling opportunities, such as selling ZiaSun workshops and videos to the existing Telescan subscriber base and selling Telescan newsletters to the ZiaSun customer list;

        o the opportunity to hold private-label seminars in conjunction with Telescan's well-known major customers;

        o the opportunity to allow Telescan to become part of a larger organization with greater cash resources;

        o the opportunity for Telescan's stockholders to participate in the potential growth of the surviving corporation after the merger;

        o the absence of another transaction that would have resulted in as favorable a transaction to Telescan's stockholders as the merger;

        o historical information concerning ZiaSun's and Telescan's respective businesses, financial performance and condition, operations, technology and management;

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

        o the view of Telescan's management of the financial condition, the competitive position and prospects, the results of operations and the businesses of ZiaSun and Telescan before and after giving effect to the merger, and the determination of Telescan's board of directors of the merger's effect on stockholder value;

        o    the belief that the terms of the merger agreement were reasonable;

        o    the impact of the merger on Telescan's customers and employees;

        o the results of due diligence investigations of ZiaSun conducted by Telescan and its outside financial and legal advisors; and

        o the structure of the merger, which permits Telescan stockholders to exchange their Telescan stock for INVESTools common stock on a tax-free basis.

         The decision of Telescan's board of directors was the result of its careful consideration of the means to achieve a long-term business strategy for Telescan. During its discussions with ZiaSun and prior to entering into the merger agreement with ZiaSun, Telescan received one proposal relating to an alternative strategic transaction. This proposal was from TheStreet.com, Inc. in the form of a written, preliminary non-binding indication of interest received by Telescan on March 20, 2001, to acquire 100% of Telescan for between $20 and $24 million of common stock of TheStreet.com. On April 26, 2001, TheStreet.com, after conducting due diligence on Telescan's operations, informed Mr. Barba by telephone that the proposed acquisition price would be lowered to $15 to $20 million. On the same day, the Telescan board decided that the transaction with ZiaSun provided the better strategic fit and would provide greater long-term value to Telescan's stockholders and had a greater likelihood of being consummated. The Telescan board also reviewed with its financial and legal advisors:

         o   the terms and conditions of the merger agreement;

         o the terms and conditions of the employment agreement of Lee K. Barba, Telescan's Chief Executive Officer, particularly in light of the fact that, as a result of this agreement, Mr. Barba may have interests in the merger that are different from or are in addition to the interests of the other Telescan stockholders;

         o the amount of the termination fee and the events triggering the payment of such fee; and

         o the limitation on the ability of Telescan to negotiate with other companies regarding an alternative transaction, and the potential effects that this limitation would have on Telescan's receipt of alternative proposals that could be superior to the merger with ZiaSun.

Negative Factors Relating to the Merger Considered by Telescan's Board of Directors

         The Telescan board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

         o the relationship between the relative market values of ZiaSun and Telescan at the time of the approval of the merger by the board of directors and the 75%/25% exchange ratio contained in the merger agreement, which implied a value for Telescan common stock of less than its then current market value;

         o the risk that, because the share exchange ratio would not be adjusted for changes in the market price of the common stock of either ZiaSun or Telescan, the per share value of the consideration to be received by Telescan stockholders might be significantly less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger to the public;

         o   that the merger might not be consummated;

         o that the benefits sought to be achieved by the merger would not be realized; and

         o the other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

Recommendation of Telescan's Board of Directors

         The Telescan board of directors, however, concluded that, on balance, the merger's potential benefits to Telescan and its stockholders outweighed the associated risks. The above discussion of the information and facts considered by Telescan's board of directors is not intended to be exhaustive. The Telescan board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific facts considered in reaching its decision. Following careful and thorough consideration, the Telescan board of directors determined that the merger agreement and the merger are fair to and in the best interests of Telescan and its stockholders. The Telescan board of directors recommends that the Telescan stockholders vote FOR adoption of the merger agreement.

No Fairness Opinions Solicited

         After careful consideration, the board of directors of ZiaSun and the board of directors of Telescan each determined not to secure an opinion of an independent investment banker or other financial advisor to the effect that the merger would be fair, from a financial point of view, to their respective shareholders. Each of the ZiaSun board and the Telescan board believed that, given their market capitalizations and their cash resources, the cost of obtaining a fairness opinion from a reputable investment bank would have exceeded the value of such fairness opinion.

Conflicts of Interest of Directors and Executive Officers in the Merger

         In considering the recommendation of the boards of directors of ZiaSun and Telescan to vote for the proposal to approve the merger agreement, stockholders of ZiaSun and Telescan should be aware that members of each of the ZiaSun and Telescan board of directors and members of each of ZiaSun's and Telescan's executive management have agreements or arrangements that provide them with interests in the merger that may differ from those of their respective stockholders. Each board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to their respective stockholders that they vote to approve the merger agreement.

         Management Positions. As described below under "--Board of Directors and Management after the Merger," under the merger agreement, certain members of both the ZiaSun and the Telescan boards of directors and executive management will have positions on the INVESTools board of directors and executive management. With respect to ZiaSun, D. Scott Elder, the current Chairman of the board of directors and the Chief Executive Officer of ZiaSun, and Ross W. Jardine, a current member of the board of directors and the Vice President and Chief Financial Officer of ZiaSun, will each become a member of the board of directors and an Executive Vice President of INVESTools. Hans von Meiss, a current member of the board of directors of ZiaSun, also will become a member of the board of directors of INVESTools. With respect to Telescan, Lee K. Barba, a current member of the board of directors and the Chief Executive Officer of Telescan, will become a member of the board of directors and the Chief Executive Officer of INVESTools. In addition, William D. Savoy, the current Chairman of the Telescan board of directors, will become the Chairman of the board of directors of INVESTools, and Stephen C. Wood, a current member of the Telescan board of directors, will become a member of the INVESTools board of directors.

         Employment Agreements. On _____ __, 2001, Messrs. Jardine, Elder and Barba each entered into employment agreements, which become effective on the closing of the merger.

         o Employment Contract between Ross Jardine and INVESTools. Mr. Jardine's employment agreement provides for a base salary of $425,000 and an annual bonus. Upon approval of the board of directors, Mr. Jardine will be granted options to purchase, at fair market value determined as of the grant date, an aggregate of 550,000 shares of INVESTools common stock (which vest in four equal annual installments beginning one year after the merger). As determined by the board of directors, Mr. Jardine will be eligible to receive stock option grants and/or restricted stock awards. Additionally, under his employment agreement, Mr. Jardine is entitled to a merger transition award of $600,000 (payable in three equal annual installments beginning one year after the merger) and $600,000 worth of shares of restricted stock of INVESTools (which vests in three equal annual installments beginning one year after the merger). All unpaid amounts or unvested shares will vest upon a change of control of INVESTools. If within 24 months after a change of control of INVESTools Mr. Jardine is terminated, he shall receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

         o Employment Contract between D. Scott Elder and INVESTools. Mr. Elder's employment agreement provides for a base salary of $425,000 and an annual bonus. Upon approval of the board of directors, Mr. Elder will be granted options to purchase, at fair market value determined as of the grant date, an aggregate of 550,000 shares of INVESTools common stock (which vest in four equal annual installments beginning one year after the merger). As determined by the board of directors, Mr. Elder will be eligible to receive stock option grants and/or restricted stock awards. Additionally, under his employment agreement, Mr. Elder is entitled to a merger transition award of $600,000 (payable in three equal annual installments beginning one year after the merger) and $600,000 worth of shares of restricted stock of INVESTools (which vests in three equal annual installments beginning one year after the merger). All unpaid amounts or unvested shares will vest upon a change of control of INVESTools. If within 24 months after a change of control of INVESTools Mr. Elder is terminated, he shall receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

         o Employment Contract between Lee K. Barba and INVESTools. Mr. Barba's employment agreement provides for a base salary of $425,000 and an annual bonus. As determined by the board of directors, Mr. Barba will be eligible to receive stock option grants and/or restricted stock awards. If, within 24 months after a change of control of INVESTools, Mr. Barba is terminated, he will receive a lump sum payment of two times the sum of his annual salary and the greater of the target and actual bonus.

         Indemnification and Insurance. The merger agreement provides that, upon completion of the merger, INVESTools will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of ZiaSun and Telescan and their respective subsidiaries:

         o to the same extent those persons were indemnified or entitled to advancement of expenses under ZiaSun's or Telescan's certificate of incorporation, by-laws and indemnification agreements; and

         o  to the fullest extent permitted by law.

         The merger agreement also provides that INVESTools will maintain, for a period of six years after completion of the merger, the current policies of directors' and officers' liability insurance maintained by each of ZiaSun and Telescan, with respect to claims arising from facts or events relating to directors and officers of ZiaSun and Telescan, respectively, that occurred on or before the completion of the merger. Nonetheless, INVESTools will not be required to make annual premium payments in excess of 200% of the annual premiums currently paid by ZiaSun or Telescan for directors' and officers' liability insurance.

Board of Directors and Management after the Merger

         Board of Directors. Under the merger agreement, upon completion of the merger the board of directors of INVESTools will be comprised of seven individuals: D. Scott Elder, Ross W. Jardine, Hans von Meiss, William D.
Savoy, Lee K. Barba, Stephen C. Wood and one other person to be named by ZiaSun. Mr. Savoy will be the chairman. In the event dividends are not paid for two consecutive quarters on INVESTools' outstanding preferred stock and, as a result, the holders of such preferred stock have the right to elect a director to the board of directors of INVESTools, the directors of INVESTools who were selected by ZiaSun pursuant to the merger agreement will have the right to select one additional director of INVESTools.

         Biographical information with respect to Messrs. Elder, Jardine and von Meiss is described below under "ZiaSun Management--Directors and Executive Officers." Biographical information with respect to Messrs. Savoy, Barba and Wood is described below under "Telescan Management--Directors and Executive Officers."

         Management. Mr. Barba will be Chief Executive Officer of INVESTools and Mr. Elder and Mr. Jardine will each be an Executive Vice President of INVESTools.

         Stock Option Plan, Prior to completion of the merger, INVESTools will adopt a 2001 Stock Option Plan to provide key employees and directors with stock options to acquire common stock of INVESTools. INVESTools will appoint a committee of its board of directors to administer the stock option plan (and the existing stock option plans of ZiaSun and Telescan, which will be assumed by INVESTools as a result of the merger). The grant price, performance criteria and vesting terms of any stock options will be governed by individual agreements between the participant and INVESTools.

Material U.S. Federal Income Tax Consequences

         The following summary discusses the U.S. material federal income tax consequences of the transaction to U.S. Holders (as defined below) of ZiaSun stock and Telescan stock.

         For purposes of this discussion, a U.S. Holder means:

         o   a citizen or resident of the United States;

         o a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

         o a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; or

         o an estate that is subject to U.S. federal income tax on its income regardless of its source.

         This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion assumes that ZiaSun stockholders hold their ZiaSun stock and will hold their INVESTools common stock, and that Telescan stockholders hold their Telescan stock and will hold their INVESTools common stock, as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion addresses only the material U.S. federal income tax consequences of the transaction and does not consider the effect of any foreign, state, local or other tax law. Nor does the discussion address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of that stockholder's personal investment circumstances, or to stockholders subject to special treatment under the U.S. federal income tax laws, including:

         o   insurance companies;

         o   tax-exempt organizations;

         o   financial institutions;

         o   broker-dealers;

         o persons who have elected to use the mark-to-market method of accounting with respect to their securities holdings;

         o persons that hold their ZiaSun stock or Telescan stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction;

         o   persons that have a functional currency other than the U.S. dollar;

         o   investors in pass-through entities;

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


         o persons who acquired their ZiaSun stock or Telescan stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; or

         o holders of options granted under any ZiaSun or Telescan benefit plan.

         Holders of ZiaSun and Telescan stock should consult their own tax advisors regarding the specific tax consequences to them of the transaction, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

         Consequences of the Transaction to U.S. Holders. Based on representations contained in representation letters provided by INVESTools, ZiaSun and Telescan, all of which must continue to be true and accurate in all material respects as of the effective time, and customary limitations and assumptions set forth in the confirming opinions filed as exhibits to this registration statement of which this joint proxy statement/prospectus is a part, it is the opinion of Jones, Waldo, Holbrook & McDonough, counsel to ZiaSun, and of Simpson Thacher & Bartlett, counsel to Telescan, that the material United States federal income tax consequences of the transaction to the U.S. Holders of ZiaSun stock and Telescan stock are as follows:

o the merger between ZiaSun and a wholly owned subsidiary of INVESTools (the "ZiaSun Merger"), and the merger between Telescan and a wholly owned subsidiary of INVESTools (the "Telescan Merger"), taken together, will be treated for U.S. federal income tax purposes as transactions described in
    Section 351 of the Internal Revenue Code (Jones, Waldo, Holbrook & McDonough will also render an opinion that the ZiaSun merger qualifies as a reorganization within the meaning of Section 368 of Internal Revenue
    Code)

o   with respect to U.S. Holders of ZiaSun stock:

              o no gain or loss will be recognized on the exchange of ZiaSun stock for INVESTools common stock pursuant to the ZiaSun Merger, except with respect to cash received instead of fractional shares of INVESTools common stock;

o the aggregate adjusted basis of the INVESTools common stock received in the ZiaSun Merger (including any fractional shares of INVESTools common stock deemed received and exchanged for cash) will be equal to the aggregate adjusted tax basis of the ZiaSun stock exchanged in the ZiaSun Merger, reduced by any amount allocable to the fractional share interests in INVESTools common stock for which cash is received; and

o the holding period of the INVESTools common stock received in the ZiaSun Merger will include the holding period of the ZiaSun stock exchanged for that INVESTools common stock.

o        with respect to U.S. Holders of Telescan common stock:

o no gain or loss will be recognized on the exchange of Telescan common stock solely for INVESTools common stock pursuant to the Telescan Merger except with respect to cash received instead of fractional shares of INVESTools common stock;

o the aggregate adjusted basis of the INVESTools common stock received in the Telescan Merger (including any fractional shares of INVESTools common stock deemed received and exchanged for cash) will be equal to the aggregate adjusted tax basis of the Telescan common stock exchanged for that INVESTools common stock, reduced by any amount allocable to the fractional share interests in INVESTools common stock for which cash is received;

o the holding period of the INVESTools common stock received in the Telescan Merger will include the holding period of the Telescan common stock exchange for that INVESTools common stock;

         It is a condition to the closing of the transaction that each of ZiaSun and Telescan receive an opinion letter from its tax counsel that the ZiaSun Merger and the Telescan Merger, taken together, will be treated for U.S. federal income tax purposes as a transaction described in Section 351 of the Internal Revenue Code (and that tax counsel to ZiaSun issue an opinion that the ZiaSun Merger qualifies as a reorganization under Section 368 of the Internal Revenue Code). These opinion letters are in addition to the opinions in this section. These opinion letters will be based on updated representation letters provided by INVESTools, ZiaSun and Telescan to be delivered at the time of closing, all of which must continue to be true and accurate in all material respects as of closing, and on customary limitations and assumptions, including that the transaction will be completed according to the terms of the merger agreement.

         None of INVESTools, ZiaSun or Telescan has requested a ruling from the United States Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the transaction, and opinions of counsel are in no way binding on the Internal Revenue Service or any court. As a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described above. Moreover, any change in currently applicable law, which may or may not be retroactive, or failure of any representations or assumptions to be true, correct and complete in all material respects, could affect the continuing validity of the tax opinions.

         Cash Instead of Fractional Shares. The receipt of cash instead of a fractional share of INVESTools common stock by a U.S. Holder of ZiaSun stock or Telescan common stock will result in taxable gain or loss to such U.S. Holder for U.S. federal income tax purposes based upon the difference between the amount of cash received by such U.S. Holder and the U.S. Holder's adjusted tax basis in the fractional share (determined as described above). The gain or loss will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder's holding period is greater than one year as of the date of the mergers. For non-corporate U.S. Holders, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limits.

         Backup Withholding. Payments to certain non-corporate U.S. Holders may be subject to backup withholding at a 31% rate on cash payments received in connection with the mergers (including cash paid instead of fractional shares of INVESTools common stock). Backup withholding will not apply, however, to a U.S. Holder who:

         o furnishes a correct taxpayer identification number and certifies as to not being subject to backup withholding on IRS Form W-9 or a substitute or successor form; or

o        is otherwise exempt from backup withholding.

         If a U.S. Holder does not provide a correct taxpayer identification number, such U.S. Holder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against such U.S. Holder's U.S. federal income tax liability. U.S. Holders should consult with their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining the exemption.

         A U.S. Holder may avoid backup withholding by completing IRS Form W-9 or a substitute or successor form and submitting it to the paying agent for the transaction when submitting such U.S. Holder's stock certificates.

         Reporting Requirements. U.S. Holders of ZiaSun common stock or Telescan stock receiving INVESTools common stock as a result of the mergers will be required to attach to their income tax returns for the taxable year in which the closing of the transaction occurs, and maintain a permanent record of, a complete statement of all the facts relating to the exchange of stock in connection with the transaction. The facts to be disclosed by a U.S. Holder include the U.S. Holder's basis in the Telescan common stock or the ZiaSun stock, as the case may be, transferred to INVESTools and the number of shares of INVESTools common stock received in the transaction.

Accounting Treatment of the Merger

         Under generally accepted accounting principles, ZiaSun will be treated as the acquiring entity in the merger and will account for the merger as a purchase of Telescan for financial reporting and accounting purposes. After the merger, the results of operations of ZiaSun and Telescan will be included in the consolidated financial statements of INVESTools.

Exchange Procedures

         When the merger is completed, INVESTools will cause an exchange agent to mail to you a letter of transmittal and instructions for use in surrendering your ZiaSun or Telescan stock certificates in exchange for statements indicating book-entry ownership of INVESTools stock or, if requested, stock certificates. When you deliver your stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled and you will receive statements indicating book-entry ownership of INVESTools common stock or, if requested, stock certificates representing the number of full shares of INVESTools stock to which you are entitled under the merger agreement. ZiaSun and Telescan stockholders will receive a check in the amount equal to payment in cash, without interest, instead of any fractional shares of INVESTools common stock that would have been otherwise issuable to them as a result of the merger. The amount of cash payable to any ZiaSun or Telescan stockholder will be an amount equal to the product of any fractional share of INVESTools common stock which the holder would have been entitled to receive multiplied by the closing price as reported on Nasdaq for a share of INVESTools on the first trading day following the closing date of the merger.

         You should not submit your ZiaSun or Telescan stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

         If there is any dividend or other distribution on INVESTools stock with a record date after the date on which the merger is completed and a payment date prior to the date you surrender your ZiaSun or Telescan stock certificates in exchange for INVESTools stock certificates, you will receive the dividend or distribution, without interest, with respect to the whole shares of INVESTools stock issued to you promptly after they are issued. If there is any dividend or other distribution on INVESTools stock with a record date after the date on which the merger is completed and a payment date after the date you surrender your ZiaSun or Telescan stock certificates in exchange for INVESTools stock certificates, you will receive the dividend or distribution, without interest, with respect to the whole shares of INVESTools stock issued to you promptly after the payment date.

         INVESTools will only issue INVESTools shares or cash instead of a fractional share in a name other than the name in which a surrendered ZiaSun or Telescan stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Treatment of Stock Options and Other Rights

         When the merger is completed, INVESTools will assume each outstanding ZiaSun and Telescan employee stock option and each option will be deemed to constitute an option to acquire a number of shares of INVESTools common stock equal to the number of shares of ZiaSun or Telescan subject to the option multiplied by the ZiaSun and Telescan exchange ratio, respectively, rounded down if necessary to the nearest whole share. The exercise price per share for the assumed options will be the exercise price per share under the ZiaSun or Telescan stock options divided by the exchange ratio, rounded to the nearest one-hundredth of a cent. The other material terms of all assumed ZiaSun and Telescan options referred to above will continue to apply.

         Promptly after the effective time of the merger, INVESTools will file a registration statement covering the issuance of the shares of INVESTools common stock subject to each converted ZiaSun and Telescan option and will maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

Appraisal Rights

         ZiaSun. Holders of ZiaSun common stock are entitled to exercise dissenters' rights under Chapter 92A, Sections 92A.300 through 92A.500 of the Nevada Revised Statutes (the "NRS"). A stockholder of ZiaSun will be entitled to relief as a dissenting stockholder if and only if he or she complies strictly with all of the procedural and other requirements of Sections 92A.300 through 92A.500 of the NRS. A copy of Sections 92A.300 through 92A.500 is attached hereto as Annex VII. The following summary is not a complete statement of the method of compliance with Sections 92A.300 through 92A.500 and is qualified in its entirety by reference to the copy of Sections 92A.300 through 92A.500 attached hereto as Annex VII.

         Right to Dissent. Stockholders of a Nevada corporation have the right to dissent from certain corporate actions in certain circumstances. According to Section 92A.380(1)(a)(1) of the NRS, these circumstances include consummation of a merger requiring approval of the corporation's stockholders. Stockholders who are entitled to dissent are also entitled to demand payment in the amount of the fair value of their shares.

         Requirements. According to Section 92A.420(1) of the NRS, stockholders of ZiaSun who wish to assert dissenters' rights:


         o must deliver written notice to ZiaSun, before the vote is taken at the meeting of the stockholders to consider the merger, of their intent to demand payment for their ZiaSun common stock if the merger is completed; and

         o must not vote their shares in favor of approval of the merger agreement.

Stockholders failing to satisfy these requirements will not be entitled to dissenters' rights under Chapter 92A of the NRS.

         Thereafter, the "Subject Corporation," as defined below, is required to send a written dissenters' notice to all ZiaSun stockholders who satisfied these two requirements (written notice of intent to demand payment and not voting in favor of the merger). The written dissenters' notice is required to be sent within 10 days after completion of the merger. According to Nevada law, ZiaSun is deemed to be the "Subject Corporation" before the merger occurs, but INVESTools will be the "Subject Corporation" after the merger occurs. The dissenters' notice must include:

         o a statement of where dissenting stockholders should send their demand for payment and where and when certificates for ZiaSun common stock are to be deposited;

         o a form for demanding payment including the date the merger was announced and a certification from the stockholders asserting dissenters' rights that they had acquired beneficial ownership of the shares before the date when the terms of the merger were announced to the news media or the stockholders;

         o a date by which the Subject Corporation must receive the demand for payment, which may not be fewer than 30 or more than 60 days after the date the dissenters' notice is delivered; and

         o a copy of Section 92A.300 through Section 92A.500 of the NRS.

         ZiaSun stockholders wishing to exercise dissenters' rights must thereafter:

         o        demand payment;

         o certify whether they acquired beneficial ownership of ZiaSun common stock before May 3, 2001 (the date upon which the merger was announced publicly); and

         o deposit their certificates in accordance with the terms of the dissenters' notice.

         Nevada law further provides that ZiaSun stockholders who fail to demand payment or deposit their certificates where required by the dates set forth in the dissenters' notice will not be entitled to demand payment or receive the fair market value for their shares of ZiaSun common stock as provided under Nevada law. Instead, such stockholders will receive the same merger consideration as the stockholders of ZiaSun who do not exercise dissenters' rights.

         Payment for Dissenting Shares. INVESTools will be required under Nevada law to pay each dissenter who made a valid demand the amount INVESTools estimates to be the fair value of the dissenter's shares of ZiaSun common stock, plus accrued interest. INVESTools must make such payment within 30 days after INVESTools receives the dissenter's demand for payment. The payment must be accompanied by:

         o a copy of ZiaSun's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

         o a statement of INVESTools' estimate of the fair value of the dissenter's shares of ZiaSun common stock;

         o        an explanation of how interest was calculated;

         o a statement of the dissenter's rights to demand payment under Nevada law of the dissenter's estimate of the value of the ZiaSun common stock (discussed below); and

         o a copy of Section 92A.300 through Section 92A.500 of the NRS.

         INVESTools may withhold payment from dissenters who became the beneficial owners of shares of ZiaSun common stock on or after May 3, 2001. If payment is withheld for this reason by INVESTools, it must estimate the fair value of the dissenter's shares of ZiaSun common stock (plus accrued interest) and offer to pay this amount to each dissenter in full satisfaction of his demand. INVESTools is required to send this offer to all such dissenters with a statement of INVESTools' estimate of the fair value of the shares of ZiaSun common stock, an explanation of how interest was calculated and a statement of the dissenters' rights to demand payment under Nevada law.

         Nevada law also provides that a dissenter who believes that the amount paid or offered is less than the full value of his or her shares of ZiaSun common stock, or that the interest due is incorrectly calculated, may, within 30 days after INVESTools made or offered payment for the shares, either
(i) notify INVESTools in writing of his or her own estimate of the fair value of the shares of ZiaSun common stock and the amount of interest due and demand payment of difference between this estimate and any payments made or (ii) reject the offer for payment made by INVESTools and demand payment of the fair value of his or her shares and interest due.

         If a demand for payment remains unsettled, INVESTools must commence a court proceeding within 60 days after receiving a demand, petitioning the court to determine the fair value of the shares of ZiaSun common stock and accrued interest. All dissenters whose demands remain unsettled would be made a party to such proceeding, which would be conducted in the district court of Carson County, Nevada. If INVESTools fails to commence such a proceeding, it would be required by Nevada law to pay the amount demanded to each dissenter whose demand remains unsettled. Dissenters would be entitled to a judgment:

         o for the amount determined by the district court to represent the fair value of their shares, plus accrued interest, less any amount paid pursuant to Section 92A.460 of the NRS; or

         o for the amount determined by the district court to represent the fair value of those shares on which INVESTools elected to withhold payment pursuant to Section 92A.470 of the NRS, plus accrued interest.

         The district court will assess the costs of the proceedings against INVESTools; however, some or all of the costs could be assessed against some or all of the dissenters to the extent that the court finds that some or all of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The district court may also assess against INVESTools or the dissenters the fees and expenses of counsel and experts for the respective parties, in the amount the court finds equitable.

         The required dissenters' rights procedures must be followed exactly or any dissenters' rights may be lost.

         Telescan. If the INVESTools common stock is not listed on the Nasdaq National Market System and INVESTools common stock is not held by more than 2,000 record holders, Telescan stockholders will be entitled to appraisal rights as a result of the merger under Section 262 of the Delaware General Corporate Law. Attached is the full text of Section 262 of the Delaware

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General Corporate Law as Annex VIII to this joint proxy statement/prospectus.
The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of that law, which is incorporated by reference.

         If the INVESTools common stock is not listed on the Nasdaq National Market System and INVESTools common stock is not held by more than 2,000 record holders and the merger is completed, and a holder of Telescan common stock (1) files written notice with Telescan of an intention to exercise rights to appraisal of shares prior to the special meeting, (2) does not vote in favor of the transaction and (3) follows the procedures set forth in
Section 262, the holder will be entitled to be paid the fair value of the shares of Telescan common stock as to which appraisal rights have been perfected. The fair value of shares of Telescan common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of Telescan common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this section as the "dissenting shares."

         Appraisal rights are available only to the record holder of shares. If a Telescan stockholder wishes to exercise appraisal rights but has a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, the stockholder should act promptly to cause the record holder to follow the procedures set forth in
Section 262 to perfect the stockholder's appraisal rights.

         A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent of the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights of the shares held for one or more beneficial owners and not exercise rights of the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presented to cover all shares of record by the broker or nominee.

         If a Telescan stockholder demands appraisal of the stockholder's shares under Section 262 and fails to perfect, or effectively withdraws or loses, the stockholder's right to appraisal, the stockholder's shares will be converted into a right to receive a number of shares of INVESTools common stock in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

         o        the merger is abandoned;

         o the INVESTools common stock qualifies for, and is listed on, the Nasdaq National Market System;

         o the dissenting stockholder fails to make a timely written demand for appraisal;

         o the dissenting shares are voted in favor of adoption of the merger agreement;

         o neither INVESTools nor the dissenting stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

         o the dissenting stockholder delivers to INVESTools within 60 days of the effective date of the merger, or thereafter with INVESTools approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

         Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of the stockholder's appraisal rights, in which event a stockholder will be

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

entitled to receive the consideration with respect to the stockholder's dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, if a stockholder is considering objecting to the merger should that option become available, the stockholder should consult the stockholder's own legal advisor.

         Within ten days after the effective date of the merger, INVESTools must mail a notice to all stockholders who have complied with (1) and (2) above notifying such stockholders of the effective date of the merger. Within 120 days after the effective date, holders of Telescan common stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from INVESTools a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.

No Governmental Approvals or Regulatory Requirements

         We are not aware of any material federal or state regulatory requirements or approvals required for completion of the merger, other than filing certificates of merger in Nevada and Delaware at or before the effective time of the merger. Under the merger agreement, we have agreed to use our respective reasonable best efforts to obtain all required governmental approvals and fulfill all applicable regulatory requirements.

Expenses

         The merger agreement provides that ZiaSun and Telescan each will pay their own expenses in connection with the merger, including the fees and expense of their own accountants, counsel and consultants, whether or not the merger is consummated except that ZiaSun and Telescan will share equally all expenses incurred in connection with printing and mailing this joint proxy statement/prospectus and the registration statement.

Nasdaq Listing

         It is a condition to closing the merger that INVESTools common stock to be issued in the merger and reserved for issuance upon exercise of ZiaSun and Telescan stock options be approved for quotation on either the Nasdaq National Market System (the "NMS") or the Nasdaq SmallCap Market.

         We have filed listing applications with Nasdaq to list the INVESTools common stock on the NMS and on the SmallCap Market. If eligible, the INVESTools common stock will be listed on the NMS. If the INVESTools common stock is not eligible to be listed on the NMS, but is eligible for the SmallCap Market, the INVESTools common stock will be listed on the SmallCap Market.

         To qualify for listing on the NMS, the INVESTools common stock would be required to have a minimum bid price of $5.00 per share and the market value of the public float of the INVESTools common stock would be required to be at least $18 million. The market value of the public float is the market value of the shares outstanding (other than shares held by officers or directors or shareholders holding in excess of 10% of the outstanding shares). Based on the recent per share market prices of ZiaSun common stock of $____ and Telescan common stock of $____ and the public float for ZiaSun (____ shares) and Telescan (____ shares), the combined market value of the public float for ZiaSun and Telescan is approximately $_____. Declines in the market prices for ZiaSun or Telescan common stock or the acquisition of shares of ZiaSun or Telescan by officers, directors or 10% shareholders would cause the market value of the public float of ZiaSun and Telescan to decline. If the market value of the public float of INVESTools is below $18 million, then the INVESTools common stock would not be eligible for listing on the NMS.

         To qualify for listing on the SmallCap Market, the INVESTools common stock would be required to have a minimum bid price of $4.00 per share and the market value of its public float would be required to be $5 million.

         In the event the bid price per share for the INVESTools common stock is expected to be less than $5.00, but the public float is expected to exceed $18 million, the exchange ratios of shares of INVESTools common stock to be issued to holders of ZiaSun and Telescan common stock would be proportionately reduced so that the total number of shares of INVESTools common stock outstanding would be reduced to the extent necessary to achieve an expected bid price per share in excess of $5.00, thereby making the INVESTools common stock eligible for listing on the NMS.

         In the event the market value of the public float of the INVESTools common stock is expected to be less than $18 million, then the INVESTools common stock would not be eligible for listing on the NMS and we would attempt to list the INVESTools common stock on the SmallCap Market. If, in these circumstances, the bid price per share for the INVESTools common stock is expected to fall below $4.00, the exchange ratios of shares of INVESTools common stock to be issued to the holders of ZiaSun and Telescan common stock would be proportionately reduced so that the total number of shares of INVESTools common stock outstanding would be reduced to the extent necessary to achieve an expected bid price per share in excess of $4.00, thereby making the INVESTools common stock eligible for listing on the SmallCap Market.

Delisting and Deregistration of ZiaSun and Telescan Stock after the Merger

         When the merger is completed, the ZiaSun stock will be removed from the OTC Bulletin Board of the NASD and deregistered under the Exchange Act.

         When the merger is completed, the Telescan stock will be removed from Nasdaq and deregistered under the Exchange Act.

Stock Transfer Restrictions

         The shares of INVESTools common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be freely transferable under the Securities Act, except for shares issued to any person who is deemed to be an "affiliate" of ZiaSun or Telescan at the time of their respective meetings. Persons who may be ZiaSun's or Telescan's affiliates for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, ZiaSun or Telescan, respectively. ZiaSun and Telescan each expects that those affiliates of ZiaSun and Telescan, respectively, will agree with INVESTools not to transfer any shares of INVESTools stock received in the merger except in compliance with the Securities Act. This joint proxy statement/prospectus does not cover any resale of INVESTools common stock you will receive in the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.



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


                         AGREEMENT AND PLAN OF MERGER

General

         The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex I to this joint proxy statement/prospectus. We urge you to read the full text of the merger agreement.

Closing; Effective Time

         We expect to close the merger immediately after approval of the merger agreement by the ZiaSun and Telescan stockholders.

         On the date of closing, we will file a certificate of merger and other appropriate documents with the Secretary of State of Delaware and the Secretary of State of Nevada in accordance with the relevant provisions of the Delaware General Corporate Law ("DGCL") and the NRS. The merger will become effective at the time set forth in the certificates of mergers.

Representations and Warranties

         The merger agreement contains customary representations and warranties of ZiaSun and Telescan relating to, among other things:

o        corporate organization and similar corporate matters;

o        subsidiaries;

o        capital structure;

o        authorization and absence of conflicts;

o        reports and financial statements;

o information supplied in connection with this joint proxy statement/ prospectus and the Form S-4;

o        board approval and applicable state takeover laws;

o        the stockholder vote required to adopt the merger agreement;

o        litigation;

o        compliance with applicable laws;

o        absence of specified changes or events;

o        intellectual property;

o        brokers and finders;

o        taxes;

o        certain contracts;

o        employee benefits;

o        labor matters;

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

o        environmental matters;

o        assets;

o        insurance;

o        affiliate arrangements; and

o        takeover provisions.

Covenants

         Under the merger agreement, each of ZiaSun and Telescan has agreed that, during the period before completion of the merger, except as expressly contemplated or permitted by the merger agreement, or to the extent that the other party consents in writing, it will carry on its respective business in the usual, regular and ordinary course in all material respects, substantially in the same manner as previously conducted, and will use its reasonable best efforts to preserve intact its present line of business and its relationships with third parties. Each of ZiaSun and Telescan has also agreed that it will not, and it will not permit any of its subsidiaries to, enter into any new material line of business or incur or commit any capital expenditures or any obligations or liabilities in connection with such capital expenditures, other than as previously disclosed to the other party or in the ordinary course of business consistent with past practice.

         In addition to these agreements regarding the conduct of business generally, each of ZiaSun and Telescan has agreed to specific restrictions relating to the following:

o        the declaration or payment of dividends;

o the alteration of share capital, including, among other things, stock splits, combinations or reclassifications;

o the issuance or sale of capital stock, any voting debt or other equity interests;

o        the amendment of its certificate of incorporation or by-laws;

o        the acquisition of assets or other entities;

o        the disposition of assets;

o        the extension of loans, advances, capital contributions or investments;

o        the incurrence or the guarantee of debt;

o the taking of actions that would prevent or impede the merger from qualifying as an exchange under Section 351 of the Internal Revenue Code and as a reorganization under Section 368 of the Internal Revenue Code;

o        compensation of directors, executive officers and key employees;

o        accounting policies and procedures; and

o entrance into certain types of agreements that limit or restrict, or after completion of the merger, could limit or restrict ZiaSun, Telescan or any of their subsidiaries or affiliates, including INVESTools, from engaging or competing in any line of business or in any geographic area, which limitation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below in "--Conditions to Completion of the Mergers") on INVESTools and its subsidiaries, taken together, after the merger.

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

No Solicitation

         The merger agreement contains detailed provisions prohibiting ZiaSun and Telescan from seeking an alternative transaction. Under these "no solicitation" provisions, each of ZiaSun and Telescan has agreed that neither it nor any of its subsidiaries, officers and directors, will, and that it will use reasonable best efforts to ensure that its and its subsidiaries' employees, agents and representatives, do not, directly or indirectly:

o initiate, solicit, encourage or knowingly facilitate any inquires or the making of an Acquisition Proposal, as described below;

o have any discussion with, or provide any confidential information or data to, any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

o approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

o approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

         "Acquisition Proposal" means, with respect to any entity, any proposal or offer with respect to, or a transaction to effect:

o a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving that entity or any of its significant subsidiaries;

o any purchase or sale of 20% or more of the consolidated assets of the entity, including stock of its subsidiaries, taken as a whole; or

o any purchase or sale of, or tender or exchange offer for, the equity securities of that entity that, if completed, would result in any person beneficially owning securities representing 20% or more of the total voting power of that entity, or of the surviving parent entity in the transaction, or any of its significant subsidiaries.

         However, the merger agreement does not prevent each of ZiaSun and Telescan, or its board of directors from:

o engaging in any discussions or negotiations with, or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by that person, if and only to the extent that its board of directors concludes in good faith that there is a reasonable likelihood that the Acquisition Proposal could constitute a Superior Proposal, as described below; or

o effecting a Change in Board Recommendation, as defined below, (1) if and only to the extent that it has received an unsolicited bona fide written Acquisition Proposal from a third party and its board of directors concludes in good faith that the Acquisition Proposal constitutes a Superior Proposal, as described below or (2) if the other party makes a Change in Board Recommendation first.

         However, ZiaSun or Telescan may only take such action if and only to the extent that:

o the special meeting of its stockholders to vote on the adoption of the merger agreement has not occurred;

o its board of directors, after consultation with outside counsel, determines in good faith that the failure to effect a Change in Board Recommendation or to engage in discussions or negotiations with, or provide information to, the person, as the case may be, would be inconsistent with its fiduciary duties under applicable law;

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

o before providing any information or data to any person in connection with an Acquisition Proposal by that person, its board of directors receives from that person an executed confidentiality agreement with customary provisions; except that if the confidentiality agreement contains provisions that are less restrictive than the comparable provision, or omits restrictive provisions contained in the confidentiality agreement between ZiaSun and Telescan, then the confidentiality agreement between ZiaSun and Telescan will be automatically amended to contain the less restrictive provisions or to omit the restrictive provisions, as the case may be; and

o before providing any information or data to any person or entering into discussions or negotiations with any person, it promptly notifies the other party of:

o inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, any of its representatives; and

o the name of the person and the material terms and conditions of any inquiries, proposals or offers.

         In addition, the merger agreement does not prevent ZiaSun or Telescan from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act (which require a company that is subject to a tender offer to publicly disclose a position on such tender offer) with regard to tender offer made by a third party.

         "Change in Board Recommendation" means, with respect to any party to the merger agreement:

o withdrawing, modifying or qualifying, or proposing to withdraw, modify or qualify, in any manner adverse to the other party to the merger agreement, the recommendation of that party's board of directors that its stockholders vote in favor of the adoption of the merger agreement; or

o taking any action or making any statement in connection with the special meeting of the stockholders of that party that is inconsistent with the recommendation of that party's board of directors.

         However, an action or statement will not be a Change in Board Recommendation so long as:

o the action or statement is taken or made pursuant to advice, in the case of ZiaSun, from Jones, Waldo, Holbrook & McDonough, and, in the case of Telescan, from Simpson Thacher & Bartlett, to the effect that the action or statement is required by applicable law;

o if a Public Proposal, as described below, has been made and not rescinded, the action or statement does not relate to the Public Proposal other than any factual statement required by any regulatory authority, and the action or statement includes a rejection of the Public Proposal; and

o the action or statement also includes a reaffirmation of the approval of the merger by that party's board of directors and the recommendation to that party's stockholders to adopt the merger agreement.

         "Public Proposal" means, with respect to ZiaSun or Telescan, an Acquisition Proposal that has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of ZiaSun or Telescan, as the case may be, at any time after May 3, 2001, the date of the merger agreement.

         The board of directors of ZiaSun or Telescan may only change their respective recommendations of the merger as provided in the "no solicitation" provision of the merger agreement.

         "Superior Proposal" means a bona fide written proposal made to ZiaSun or Telescan, as the case may be, which is for a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving ZiaSun or Telescan; and

o as a result of which the person making the proposal or its stockholders will own 40% or more of the combined voting power of the entity surviving or resulting from the transaction, or its ultimate parent entity; and

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o        is on terms which the board of directors of ZiaSun or Telescan, as the case may be, in good faith concludes, following receipt of the advice of its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal would, if completed, result in a transaction that is more favorable to the stockholders of ZiaSun or Telescan, as the case may be, from a financial point of view, than the merger and is reasonably capable of being completed.

         Each of ZiaSun and Telescan has agreed under the provisions of the merger agreement that:

o it will promptly keep the other party informed of the status and terms of any proposals, offers, discussions or negotiations covered by the "no solicitation" provisions of the merger agreement;

o it will, and its officers, directors and representatives will, immediately cease and terminate any activities, discussions or negotiations existing as of May 3, 2001, the date of the merger agreement, with any parties conducted before that date with respect to any Acquisition Proposal; and

o it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations of the "no solicitation" provisions of the merger agreement.

         Nothing contained in the "no solicitation" provisions of the merger agreement will:

o permit ZiaSun or Telescan to terminate the merger agreement, except as specifically provided in the merger agreement; or

o affect any other obligation of ZiaSun or Telescan under the merger agreement.

Conditions to Completion of the Mergers

         Each of ZiaSun's and Telescan's obligations to complete the merger are subject to the satisfaction or waiver of specified conditions on or before completion of the merger, including the following:

o the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of ZiaSun common stock and the holders of a majority of the outstanding shares of Telescan common stock;

o the absence of any law, order or injunction prohibiting completion of the merger;

o the appraisal rights of the ZiaSun stockholders shall not have been perfected within the meaning of Chapter 92A of the NRS with respect to more than 1,000,000 shares of ZiaSun common stock;

o the approval for listing, on the Nasdaq National Market System or the Nasdaq SmallCap Market, of the shares of INVESTools common stock to be issued, or to be reserved for issuance, in connection with the merger, subject to official notice of issuance; and

o the declaration of effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, by the Securities and Exchange Commission (the "SEC"), and the absence of any stop order or threatened or pending proceedings seeking a stop order.

         "Material Adverse Effect," when used in reference to any entity, means any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to:

o the business, financial condition or results of operations of the entity and its subsidiaries, taken as a whole; or

o        the ability of the entity to complete the merger.

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

         However, there will be no Material Adverse Effect to the extent that any event, change, circumstance or effect relates:

o        to the economy or financial markets in general;

o        generally to the industries in which the entity operates; or

o to a decline in the market price of the capital stock of such entity in the absence of any other event with regard to such entity that would otherwise cause a Material Adverse Effect.

         Therefore, a decline in the price of ZiaSun or Telescan common stock, regardless of the magnitude of such decline, would not in and of itself constitute a Material Adverse Effect.

         ZiaSun's obligations to complete the merger relating to ZiaSun are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

o Telescan's representations and warranties, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or Material Adverse Effect, must be true and correct as of the date of the merger agreement and as of the date of completion of the merger, except for (1) representations and warranties that expressly address matters only as of a particular date, which must be true and correct as of such date and (2) any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Telescan; and ZiaSun shall have received a certificate of a senior executive officer and a senior financial officer of Telescan to that effect;

o Telescan must have (1) performed or complied with all agreements and covenants required to be performed by it under the merger agreement at or prior to completion of the merger that are qualified as to materiality or Material Adverse Effect and (2) performed or complied in all material respects with all other material agreements and covenants required to be performed by it under the merger agreement that are not so qualified, and ZiaSun shall have received a certificate of a senior executive officer and a senior financial officer of Telescan to such effect;

o ZiaSun must have received from Jones, Waldo, Holbrook & McDonough, a written opinion to the effect that for federal income tax purposes, the mergers taken together will constitute an exchange to which
         Section 351 of the Internal Revenue Code applies and that the ZiaSun merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

o all consents, approvals, and actions of, filings with and notices to any public or private third parties required of ZiaSun or Telescan to complete the merger shall have been obtained, in form and substance reasonably satisfactory to ZiaSun; and

o there shall not have occurred any Material Adverse Effect on Telescan since the date of the merger agreement.

         Telescan's obligations to complete the merger relating to Telescan are subject to the satisfaction or waiver of the following additional conditions before completion of the merger:

o ZiaSun's representations and warranties, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or Material Adverse Effect, must be true and correct as of the date of the merger agreement and as of the date of completion of the merger, except for (1) representations and warranties that expressly address matters only as of a particular date, which must be true and correct as of such date and (2) any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ZiaSun; and Telescan shall have received a certificate of a senior executive officer and a senior financial officer of ZiaSun to such effect;

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o        ZiaSun must have (1) performed or complied with all agreements and covenants required to be performed by it under the merger agreement at or prior to the date of completion of the merger that are qualified as to materiality or Material Adverse Effect and (2) performed or complied in all material respects with all other material agreements and covenants required to be performed by it under the merger agreement that are not so qualified, and Telescan shall have received a certificate of a senior executive officer and a senior financial officer of ZiaSun to such effect;

o Telescan must have received from Simpson Thacher & Bartlett, a written opinion to the effect that for federal income tax purposes, the mergers taken together will constitute an exchange to which
         Section 351 of the Internal Revenue Code applies;

o all consents, approvals, and actions of, filings with and notices to any public or private third parties required of ZiaSun or Telescan to complete the merger shall have been obtained, in form and substance reasonably satisfactory to Telescan; and

o there shall not have occurred any Material Adverse Effect on ZiaSun since the date of the merger agreement.

Termination of the Merger Agreement

         The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained:

o        by mutual written consent of ZiaSun and Telescan;

o by either ZiaSun or Telescan if the merger is not completed on or before November 1, 2001, except that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or has resulted in, the failure of the merger to be completed by November 1, 2001;

o by either ZiaSun or Telescan if any governmental entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transaction contemplated in the merger agreement, and the order, decree, ruling or other action becomes final and nonappealable, except this right to terminate the merger agreement will not be available to any party whose failure to comply with an obligation under the agreement has been the cause of such action;

o by either ZiaSun or Telescan if the approval of either party's stockholders is not obtained because of the failure to obtain the required vote to adopt the merger agreement at a duly held meeting of ZiaSun's or Telescan's stockholders;

o by either ZiaSun or Telescan if the board of directors of the other party fails to recommend that the stockholders of that party vote in favor of the adoption of the merger agreement or effects a Change in Board Recommendation, whether or not permitted by the terms of the merger agreement;

o by either ZiaSun or Telescan if the other party breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement in such a way as to render the conditions to the completion of the merger relating to the accuracy of representations and warranties and the performance of or compliance with agreements and covenants contained in the merger agreement incapable of being satisfied on or before November 1, 2001;

o by ZiaSun, if (i) the board of directors of ZiaSun authorizes ZiaSun to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and ZiaSun notifies Telescan in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis) and (ii) Telescan does not make, within three Business Days (or, in the case of any update of such version with respect to a given third party, other than the initial notification, one Business Day) of receipt of ZiaSun's written notification of its intention to enter into a binding agreement for a Superior Proposal, a non-revocable binding offer that

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         the board of directors of ZiaSun determines, in good faith, is at least as favorable to the stockholders of ZiaSun as the Superior Proposal; or

o by Telescan, if (i) the board of directors of Telescan authorizes Telescan to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Telescan notifies ZiaSun in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis) and
         (ii) ZiaSun does not make, within three Business Days (or, in the case of any update of such version with respect to a given third party, other than the initial notification, one Business Day) of receipt of Telescan's written notification of its intention to enter into a binding agreement for a Superior Proposal, a non-revocable binding offer that the board of directors of Telescan determines, in good faith, is at least as favorable to the stockholders of Telescan as the Superior Proposal.

Termination Fee

         ZiaSun Termination Fee. In the event the merger agreement is terminated, ZiaSun shall pay Telescan $627,814 under the following circumstances:

o if either party terminates the merger agreement and each of the following is true:

         oo the stockholders of ZiaSun do not approve and adopt the merger agreement at a meeting of ZiaSun's stockholders;

         oo an Acquisition Proposal with respect to ZiaSun has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of ZiaSun at any time after May 3, 2001, the date of the merger agreement, and before the date of termination of the merger agreement; and

         oo within 12 months of the termination of the merger agreement, ZiaSun or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, an Acquisition Proposal;

o if Telescan terminates the merger agreement as a result of the ZiaSun board of directors failing to recommend that the ZiaSun stockholders approve the merger agreement or effecting a Change in Board Recommendation; or

o if ZiaSun terminates the merger agreement to enter into a transaction that constitutes a Superior Proposal.

         Telescan Termination Fee. In the event the merger agreement is terminated, Telescan shall pay ZiaSun $415,549 under the following circumstances:

o if either party terminates the merger agreement and each of the following is true:

         oo the stockholders of Telescan do not approve and adopt the merger agreement at a meeting of Telescan's stockholders;

         oo an Acquisition Proposal with respect to Telescan has been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Telescan at any time after May 3, 2001, the date of the merger agreement, and before the date of termination of the merger agreement; and

         oo within 12 months of the termination of the merger agreement, Telescan or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, an Acquisition Proposal;

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o        if ZiaSun terminates the merger agreement as a result of the Telescan board of directors failing to recommend that the Telescan stockholders approve the merger agreement or effecting a Change in Board Recommendation; or

o if Telescan terminates the merger agreement to enter into a transaction that constitutes a Superior Proposal.

Amendment, Extension and Waiver

         The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger by the stockholders of ZiaSun and Telescan has been obtained. After the approval has been obtained, no amendment may be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of ZiaSun or Telescan, as the case may be, without the further approval. All amendments to the merger agreement must be in writing signed by each party.

         At any time before the completion of the merger, the parties may, by action taken or authorized by their respective boards of directors, to the extent legally allowed:

o extend the time for the performance of any of the obligations or other acts of the other party;

o waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

o waive compliance with any of the agreements or conditions contained in the merger agreement.

         All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.



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                             ANCILLARY AGREEMENTS

Voting Agreements

         As an inducement to ZiaSun's willingness to enter into the merger agreement, Vulcan Ventures, Inc., NBC-TSCN Holding, Inc., GE Capital Equity Investments, Inc. and LJH Corporation each entered into a voting agreement with ZiaSun under which these principal stockholders agreed to vote all their shares of Telescan common stock, which in aggregate represent 36% of the outstanding common stock of Telescan, in favor of the merger.

         As an inducement to Telescan's willingness to enter into the merger agreement, D. Scott Elder, Ross Jardine, Scott Harris, David W. McCoy and Momentum Media Ltd. each entered into a voting agreement with Telescan under which these principal stockholders agreed to vote all their shares of ZiaSun common stock, which in aggregate represent 42% of the outstanding common stock of ZiaSun, in favor of the merger.

         The voting agreements terminate upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms.

         These voting agreements are attached as Annex II to this joint proxy statement/prospectus. We urge you to read the full text of the voting agreements.

Lock-Up Agreements

         As an inducement to ZiaSun's willingness to enter into the merger agreement, Vulcan Ventures, Inc., which owns approximately 8% of Telescan's outstanding common stock, entered into a lock-up agreement with ZiaSun that provides that upon closing of the merger and during the six month period immediately following closing, this principal stockholder will not sell any shares of INVESTools stock, and that during the six month period following this initial period it will not sell more than 100,000 shares of INVESTools common stock in any calendar month. As an inducement to Telescan's willingness to enter into the merger agreement, Messrs. Elder, Jardine, Harris and McCoy (who collectively own approximately 32% of ZiaSun's outstanding common stock) each entered into similar lock-up agreements with Telescan. These lock-up agreements are attached as Annex III to this joint proxy statement/prospectus. We urge you to read the full text of the lock-up agreements.



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                                  INVESTOOLS

         INVESTools Inc. is a newly formed company that will, as a result of the merger, provide investor education, financial publications and analytical tools worldwide. INVESTools will own 100% of ZiaSun and 100% of Telescan upon completion of the merger. On a pro forma consolidated basis, INVESTools recorded $89.5 million of revenues and $102.7 million in loss from continuing operations for the year ending December 31, 2000. On a pro forma consolidated basis, INVESTools also recorded $75.2 million of accumulated deficit as of June 30, 2001.

         As discussed below, INVESTools will combine ZiaSun's classroom investor education with Telescan's e-finance services and web-delivered analytical tools.

         The combined company is being built on a solid and practical business platform, in which the investor workshops complement the online financial tools. Investors are better able to leverage the power of online financial tools, if they are provided a variety of ways to become familiar with those tools, including live seminars, video tapes, audio tapes and Web based information.

         Effective May 21, 2001, INVESTools was incorporated in Delaware to effect the merger of ZiaSun and Telescan. Currently, INVESTools' consolidated financial statements consist solely of a consolidated balance sheet, as INVESTools has had no operations or equity activity since its initial incorporation. The consolidated balance sheet reflects the par value of INVESTools two shares of outstanding common stock, offset by an equivalent subscription receivable issued in connection with the stock issuance. This consolidated financial statement is not included in this joint proxy statement/prospectus.


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                                ZIASUN BUSINESS

General

         ZiaSun was organized under the laws of the State of Nevada on March 19, 1996, under the name "Carlisle Enterprises, Inc." ZiaSun was originally incorporated for the purpose of executive search and recruitment of employees for businesses. On April 29, 1997, the board of directors, in accordance with
Section 78.315(2) of the Nevada Revised Statutes, authorized a name change to "BestWay, USA."

         BestWay, USA owned the exclusive America/Mexico license rights for the sales, distribution and service of a beverage center developed by Fountain Fresh International ("FFI"), subsequently renamed BEVEX, Inc., which allowed consumers to self fill their own soft drink bottles at a considerable cost reduction over other carbonated soft drink brands. The FFI technology proved very problematic, and FFI ceased operations due to financial insolvency on January 19, 1998. As a result, shortly thereafter Bestway, USA ceased sales, service and distribution operations relating to the beverage centers. In October 1998, ZiaSun (formerly BestWay, USA) transferred all rights relating to the beverage centers and related license to a newly formed wholly-owned subsidiary Best Way Beverages, Inc., which was dissolved in 2001.

         On September 4, 1998, the articles of incorporation were amended to:
(a) change the name to its current name "ZiaSun Technologies, Inc.," and (b) authorize a 1-for-2 reverse split of issued and outstanding common stock of ZiaSun. The reverse split and name change became effective upon the filing of the Certificate of Amendment of the Articles of Incorporation with the Secretary of Nevada on September 10, 1998.

         Following the restructuring of ZiaSun, it acquired: Momentum Internet ("MII"), a corporation organized under the laws of the British Virgin Islands, on October 5, 1998; Momentum Asia, Inc. ("MAI"), a corporation organized under the laws of the Republic of Philippines, on October 5, 1998; Asia4Sale.com Ltd., a Hong Kong corporation, on March 25, 1999; and Online Investors Advantage, Inc. ("OIA"), a Utah Corporation, on April 1, 1999.

         ZiaSun is currently an Internet technology holding company focused on international e-finance and investor education, along with selective e-commerce opportunities. ZiaSun, through its subsidiary OIA, competes in the "Individual Investor Education" market, conducting seminars, workshops, and video-based self-directing learning programs. Domestically, ZiaSun and Wade Cook Seminars are the two main providers of these types of services and on an international level Ziasun is expanding the offering of its investor education seminars and workshops. ZiaSun's wholly-owned subsidiaries include: OIA and Seminar Marketing Group, Inc. ("SMG") and Memory Improvement Systems, Inc. ("MIS"), through OIA. Additionally, ZiaSun owns a 75% equity position in Online Investors Advantage Asia Pacific PTE, Ltd. ("OIA Singapore"), a 60% equity position in MKZ Fund, LLC ("MKZ") which in turn owns 43% of McKenna Venture Accelerator, LLC ("MVA"), a venture fund, and a 25% equity position in Asia4Sale.com, Inc. ("Asia4Sale").

         At its board meeting on March 22, 2001, the board of directors of ZiaSun adopted a plan to discontinue its foreign operations which are unrelated to OIA. The foreign subsidiaries are small in comparison to the U.S. operations and are difficult to manage at a long distance. The intent of management is to either resell the foreign operations to the parties which originally sold the foreign subsidiaries to ZiaSun, or to seek third-party purchasers. In May 2001, ZiaSun completed the sale of MAI and has entered into negotiations for the sale of Asia PrePress Technology ("APT") and Asia Internet Services ("AIS"). The net assets of the discontinued operations are shown as a separate line item in the other assets section of ZiaSun's balance sheets.

         ZiaSun actively seeks to acquire, structure, manage and consolidate other select holdings through its wholly owned subsidiaries operating in the U.S. and in foreign markets. Its objective is to acquire holdings which will provide marketing and operating synergy with one another, are well positioned and profitable in their targeted markets, and/or have demonstrated technical expertise in certain areas of e-commerce. While ZiaSun pursues certain business opportunities, alliances and joint ventures which will enhance profitable growth and development, and help maximize the stockholders' equity, ZiaSun does not typically advertise to attract such opportunities. MAI,

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Asia4Sale.com Ltd., and OIA were profitable in 1999. APT was profitable in
2000. ZiaSun's other subsidiaries were unprofitable at all times.

         The two basic challenges in effectively implementing this strategy, while preserving and continually developing ZiaSun's core technology, are: (1) maintaining an active pipeline of potentially desirable, acquirable companies through various business contacts and financial institutions and (2) maintaining the financial wherewithal to move quickly enough, when an opportunity for a synergistic acquisition arises, to complete the acquisition, and effectively integrate the acquired entity into ZiaSun's holdings at minimum cost and/or disruption to the other entities. In some instances this will include the challenge of effectively restructuring the acquired entities with one or more existing entities to maximize their contribution to ZiaSun's revenues and profits.

         The growth in use of online financial services in the foreign markets is one key to ZiaSun's future growth. ZiaSun is focused on capturing a large number of these foreign users and a significant percentage of the growing number of U.S. users of Internet tools and services. ZiaSun has already completed seminars and workshops in Australia and New Zealand, Canada Singapore, Hong Kong, United Arab Emirates, South Africa, United Kingdom, Saudi Arabia, Ireland, and sold home study courses in Thailand, Barbados, and China. Sales in 2000 in Australia and New Zealand were $339,059, in Canada were $5,607,542, in Hong Kong and Singapore were $1,187,373, United Kingdom and the rest of Europe were $519,940, in United Arab Emirates and Saudi Arabia were $380,030, in South Africa were $187,836, and Thailand, Barbados and China were $18,070. The U.S. domestic market is also projected to sustain its growth in domestic e-commerce and online financial services usage, and is still developing in terms of the number of educated users of these services.

         ZiaSun may, from time-to-time, divest or "spin off" its equity interest in one or more of its entities or holdings when it proves strategically and economically advantageous to its stockholders to do so. This could increase the stockholders' equity, and, at the same time, allow ZiaSun to continually refine its core operations and holdings, once it has adequately established itself in the more profitable targeted markets. To date the only equity interest which ZiaSun has spun off is its ownership in Asia4Sale, Ltd. which resulted in a gain of $4,778,596 in 1999.

         ZiaSun's revenues are largely derived from OIA through its instructor led education workshops, home-study courses, and its Investor Toolbox Web site. OIA contributed 100% of continuing revenues for the twelve-month period ended December 31, 2000. E-finance services and training constitute the major portion of ZiaSun's current business. Revenues are generated from attendance fees for live workshops in major cities worldwide, sales of home-study programs and online subscription services.

Continuing Operations

         Online Investors Advantage, Inc. OIA, a wholly owned subsidiary of ZiaSun acquired in April 2000, provides in-depth consumer training in the optimum use of Internet-based investment and financial management tools and services via workshops, home study, and online subscriptions. OIA's current client base consists of individual investors who either are interested in making their own stock investing decisions and managing their own portfolios or desire to be more active in the stock investing process and portfolio management with their broker or financial division. OIA recently expanded into the international marketplace. OIA has a current customer base of some 12,000 individuals.

         OIA has a strategic working relationship with Telescan, its primary data provider. Telescan consolidates financial data, provides financial analytical tools, develops financial web sites, and hosts service for client web sites. OIA has been working with Telescan since OAI started in business. OIA first began teaching people how to use a Telescan owned and operated financial Web site know as Wall Street City.com, and bought these subscriptions at a discount, building the subscription service into the workshop and video packages offered by OIA. Afterward, OIA had Telescan build and host a proprietary Web site, www.investortoolbox.com, around the format of the educational workshops and video-based programs.

         OIA has developed a video-based home-study program, which sells for $1,995, and a live 2-day workshop, which costs $2,995 to attend if the attendee registers at the live preview, or $3,995 if the attendee registers after the fact. Both programs are promoted online and through a traditional multi-step marketing program. The multi-step marketing program includes direct mail, radio, television, newspaper, free "Introduction to Online Investing

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seminars," the Internet, and word-of-mouth incentives. Prior workshop attendees are allowed to attend a refresher workshop at no charge, or extend their subscription to www.investortoolbox.com for six months at no charge if they refer another person to an OIA workshop. This incentive has a $495.00 value. OIA's brochures and audio tapes are used to build further interest and customer loyalty. The two-day workshop is OIA's principal revenue generator.

         Those introduction seminar attendees who do not elect to attend the two-day training workshops are candidates for video-based home-study educational programs. Accordingly, OIA is well positioned to continue providing both e-finance and investing education and services, while developing a growing customer base for its online subscription service and other compatible products and services.

         On May 2, 2001, the California Department of Corporations advised ZiaSun that it could not grant ZiaSun's application to qualify and register 318,339 shares of ZiaSun common stock issued to Geoffrey Mott of McKenna Enterprises, as the California Department of Corporations believed that OIA was acting as an unlicensed investment adviser in California. ZiaSun believes that OIA is not an investment adviser and has responded to the California Department of Corporations. The matter is currently pending. Accordingly, if these shares cannot be qualified in California and thus sold, MKZ will be required to provide substitute capital to MVA in the amount of $386,000.

         Seminar Marketing Group, Inc. SMG, a wholly owned subsidiary of OIA acquired on September 29, 2000, was acquired to secure various marketing and support services for OIA such as in-house telephone marketing and consulting for OIA's marketing process. These services are now handled by OIA directly and SMG is inactive.

         Memory Improvement Systems, Inc. MIS, a wholly owned subsidiary of OIA acquired on October 16, 2000, provides the platform speaking services, which consists of recruiting, training, and monitoring the seminar speakers who present the free introduction to OIA Investing seminars, as well as the recruiting and training of professional presenters for OIA's 90-minute introductory seminars.

         McKenna Venture Accelerator, LLC. On July 3, 2000, ZiaSun and The McKenna Group entered into a venture fund agreement and formed MKZ, a joint venture fund that is owned 60% by ZiaSun and 40% by McKenna Enterprises, an affiliate of The McKenna Group, managed by McKenna Enterprises and funded by ZiaSun. At the same time, MKZ committed to make investments in MVA, a venture fund created by The McKenna Group under Delaware law for the purpose of acquiring securities of start-up and early stage companies. MVA is a partially-owned subsidiary of MKZ, in which MKZ is the owner of a 43% membership interest with the other investors owning the remaining interest. The McKenna Group, under the direction of an investment board made up of members from MKZ, the other investors and The McKenna Group, manages the day-to-day operations of MVA.

         On April 13, 2001, ZiaSun and The McKenna Group, as the sole members of MKZ, entered into an agreement that modified certain terms of the venture fund agreement for MKZ and ZiaSun's capital commitment to MKZ. As of the date of the agreement, ZiaSun had invested $7.5 million in cash into MKZ, of which $5.6 million had been invested into MVA by MKZ. Pursuant to the modified agreement, ZiaSun's total capital commitment to MKZ is capped $9,150,000 and, other than the remaining $1,650,000 to be invested by ZiaSun into MKZ, ZiaSun's will have no obligation to provide any further funding to MKZ. ZiaSun made a capital contribution of $250,000 in cash to MKZ upon execution of the agreement and has a remaining capital contribution obligation of $1.4 million. As of June 30, 2001, ZiaSun had not satisfied its remaining capital commitment to MKZ.

         The MVA partners total capital commitment to MVA is $18.5 million, of which MKZ committed to invest $8 million. In 2000, MKZ invested $5.6 million in MVA. On April 20, 2001, MVA, MKZ, McKenna Enterprises and ZiaSun entered into a letter agreement under which MVA amended MKZ's obligation to complete its capital commitment of $2.4 million. Under the terms of the letter agreement, $250,000 in cash was paid from cash transferred to MKZ by ZiaSun, $750,000 was paid in the form of cash held by MKZ and 318,339 shares of ZiaSun common stock held by Geoffrey Mott of McKenna Enterprises. McKenna Enterprises further provided a surety to MVA and guaranteed the difference between the realized cash value from the sale of the 318,339 shares of ZiaSun common stock and $386,000. MKZ, McKenna Enterprises and ZiaSun had until June 15, 2001 to satisfy the remaining $1.4 million capital commitment balance, either in cash or through the sale of MKZ's interest in MVA. This sale may be up to a $2.4 million interest but not less than a $1.4 million interest. As of June 30, 2001 the commitment balance had not been paid but an additional extension until August 15, 2001 has been granted.

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         MVA makes highly selective investments primarily in early stage business-to-business Internet technology companies with a principal focus on three core areas: mobile communications, networking and communications and e-business. MVA offers companies financial and infrastructure support to accelerate operations, business and market strategy support to accelerate time-to-market, and partnering support to accelerate scale-up, all of which creates a highly attractive entrepreneurial environment. MVA's board of directors set forth specific guidelines for choosing and approving investments to be complied with by the managing member. An investment may be made only upon the approval of sixty percent or more of the members of the investment committee. The investment committee consists of five members: MVA's chief executive officer and four representatives appointed by the four largest equity holders in MVA. Other than the members of the investment committee, members of MVA do not participate in the approving or choosing of MVA's investments.

         MVA has acquired equity positions in the following four companies:

o Last Mile Services (www.lastmileservices.com) develops software that allows immediate deployment of disparate broadband services between service providers and customer premises.

o IControl Incorporated is a brand new company (with no Web site to-date) dedicated to delivering security and authentication solutions to mobile commerce.

o QEDSoft (www.qedsoft.com) develops software designed to enable delivery of high-quality 3D animation on the Web across multiple platforms with zero latency and with low bandwidth requirements.

o Sirenic (www.sirenic.com) develops server software intended to enable personalized content delivery and m-commerce applications across a broad range of access devices.

         MKZ has also invested directly in small equity positions in the following group of companies, who are also clients of The McKenna Group. These companies are typically further along than the firms MVA invests in, and their equity is available to MKZ only because they seek out the consulting services of The McKenna Group.

o OneSecure (www.onesecure.com) is a provider of secure managed network solutions to large enterprises.

o Home Director (www.homedirector.com) provides complete home networking and management solutions.

o B2B Web (www.b2bweb.com) is a supplier of global supply chain management platforms and solutions to manufacturers and retailers.

o PortfolioScope (www.portfolioscope.com) is an applications services provider of portfolio tracking and analysis solutions to portfolio managers and individual investors.

o Tradeworx (www.tradeworx.com) provides analytical and decision support tools to the online and offline financial services industry.

o Vision provides 3-D search engines capable of handling all media types including video.

o iSX (www.isx.com) provides rapid-retrieval database tools to emerging e-business markets.

o Last Mile Services (www.lastmileservices.com) is also held directly by MKZ as well as in the MVA fund.

         Online Investors Advantage Asia Pacific Private Limited. OIA along with two Singapore residents, Hon Leong Chong and Eric Lip Meng Tan, have formed a joint venture to be operated under a Singapore corporation, "Online Investors Advantage Asia Pacific Private Limited," to expand OIA's business in the Asian marketplace, including the performance of marketing services, the distribution of OIA's materials and conducting workshops initially in

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Singapore, Malaysia, Brunei and Hong Kong. OIA Singapore is owned 75% by OIA and 25% by Messrs. Chong & Tan. The joint venture agreement is expected to be executed by August 31, 2001.

Discontinued Operations

         Sale of Momentum Asia, Inc. On May 10, 2001, ZiaSun consummated the sale of all the outstanding shares of its subsidiary MAI to Momentum Media, Ltd. ZiaSun had acquired MAI on October 5, 1998 in a stock-for-stock exchange. Under the terms of the sale agreement, Momentum Media acquired all of the outstanding shares of MAI in consideration for 200,000 shares of ZiaSun common stock that were owned by Momentum Media with a market value of $206,000 as of May 10, 2001. In connection with the sale, ZiaSun paid MAI $50,000 to provide MAI with working capital and MAI transferred to ZiaSun 130,000 shares of ZiaSun common stock that were owned by MAI. All the shares of ZiaSun common stock acquired by ZiaSun were canceled.

         Sale of Asia Prepress Technology, Inc. On June 29, 2001, ZiaSun consummated the sale of all outstanding shares of APT, a wholly-owned subsidiary of ZiaSun. Under the terms of the share purchase agreement with Patrick R. Cox and Calvin A. Cox, ZiaSun sold all the issued and outstanding shares of APT to Messrs Cox in consideration for 100,000 restricted shares of ZiaSun common stock owned by Messrs. Cox, which shares had a market value of $70,000 and have been canceled, and for $50,000 in cash payable by Patrick R. Cox to ZiaSun over a three year period. Further, APT obtained the release of ZiaSun's guaranty of APT's line of credit with First Union National Bank. In May 2000, in an effort to expand ZiaSun's Asia operations, ZiaSun had acquired APT, an Internet-based provider of electronic book and document conversion and data entry services.

         Sale of Asia Internet Services.com, Inc. On June 29, 2001, ZiaSun consummated the sale of all outstanding shares of AIS, a wholly-owned subsidiary of ZiaSun. Under the terms of the share purchase agreement with Patrick R. Cox and Calvin A. Cox, ZiaSun sold all the issued and outstanding shares of AIS in consideration for 150,000 restricted shares of ZiaSun common stock owned by Messrs. Cox, which shares had a market value of $105,000 and have been canceled, and for $100,000 in cash payable by Patrick R. Cox to ZiaSun over a three year period. In May 2000, in an effort to expand ZiaSun's Asia operations, ZiaSun had acquired AIS, an Internet-based provider of background customer service for its client's websites.

         ZiaSun's decisions to sell APT and AIS is a result of its change of business focus in conjunction with the recent announcement of the contemplated merger of ZiaSun and Telescan. With the sale of APT and AIS, and ZiaSun's previous sales of MII and MAI, ZiaSun has divested itself of all Asian operations.

         The discontinued operations generated revenues of $2,937,715 in 2000. This constituted approximately 5% of ZiaSun's total revenues in 2000.

Distribution

          Management seeks out and investigates business opportunities by various means and methods, including personal contacts, verified professionals, securities broker dealers, venture capital personnel, members of the financial community and others who may present unsolicited proposals.

Recent Acquisitions and Investments

         Seminar Marketing Group, Inc. On September 29, 2000, ZiaSun acquired all of the outstanding stock of SMG. The outstanding stock of SMG was owned by a number of employees and independent contractors of OIA who agreed to have a portion of the compensation owed to them for services on behalf of OIA withheld from payment in consideration of the acquisition of SMG. Pursuant to the terms of the acquisition agreement, ZiaSun issued an aggregate of 370,000 restricted shares of common stock to stockholders of SMG in exchange for such stock. The shares issued to the SMG stockholders are subject to piggyback registration rights. The acquisition of SMG had the effect of eliminating various existing royalties and overrides of OIA which are or were being paid by OIA for marketing, seminar development, hosting and speaking services, thus reducing certain ongoing commissions and other expense obligations of OIA.

         The issuance of these shares was intended to be a transaction exempt from the registration requirements under the Securities Act pursuant to Rule 506 of Regulation D. Upon subsequent review of the transaction by ZiaSun's attorneys, it was determined that the issuance of the shares did not meet the technical requirements of the Securities Act. Therefore, on February 12, 2001, ZiaSun provided notice to the prior stockholders of SMG who received shares as a result of the acquisition of SMG by ZiaSun, that the transaction would be rescinded and that following the filing and effectiveness of an appropriate registration statement, that a rescission offer would be delivered to such stockholders in the near future.

         On July 11, 2001, ZiaSun filed a registration statement on Form S-1 relating to the offer by ZiaSun to certain of its shareholders to rescind the issuance of the shares of ZiaSun common stock issued to the former SMG shareholders. ZiaSun is making this rescission offer as a result of the following two transactions:

         Issuance of shares of common stock in SMG. In August 2000, SMG issued shares of common stock to 61 individuals for services and other consideration provided for the benefit of ZiaSun's wholly owned subsidiary OIA and as a "bonus" to certain shareholders; and

         Exchange of shares of SMG for shares of ZiaSun. In September 2000, ZiaSun acquired all of the shares of SMG from the SMG shareholders through the issuance of shares of its common stock in a stock-for-stock exchange.

         The offer will commence as soon as practical after the effective date of the registration statement.

         Memory Improvement Systems, Inc. On October 16, 2000, ZiaSun acquired all of the outstanding stock of MIS. Pursuant to the terms of the acquisition agreement, ZiaSun issued an aggregate of 400,000 restricted shares of common stock to stockholders of MIS in exchange for such MIS stock. The shares issued to the MIS stockholders are subject to piggyback registration rights. MIS provides the recruiting, training, and monitoring of the seminar speakers who present the free introduction to OIA Investing seminars, as well as the recruiting and training of professional platform presenters at OIA's 90 minute "Introduction to Online Investing" seminars, and was acquired in order to eliminate fees paid to MIS as a percentage of workshops sales.

Raw Materials and Supplies

         ZiaSun does not utilize any specialized raw materials. All necessary required materials, if any, are readily available. ZiaSun is not aware of any existing or future problem that will materially affect the source and availability of any such materials which would be required by ZiaSun.

Intellectual Property

         U. S. Trademark Applications. ZiaSun and/or its subsidiaries have made, and/or hold registrations for the following trademarks:


                                                                                                   Reg/Appln
                Mark                                       Class              Status                Number

Investor Toolbox                                            36              Pending              75/893296
Online Investors Advantage                                   9              Pending              75/893299
Online Investors Advantage                                  41              Pending              75/893295
Online Investor Toolbox                                     36              Pending              75/893280
Online Investor Toolbox Advantage                           36              Pending              75/192920
Online Investor Toolbox Advantage                           41              Pending              75/192922
Secrets To Online Investing                                 16              Pending              76/055455
Secrets To Online Investing                                 41              Pending              76/055249
Stock Market Investor Toolbox                               16              Pending              76/198670
Stock Market Investor Toolbox                               41              Pending              76/198669
Wall Street Investor Toolbox                                16              Pending              76/198671
Wall Street Investor Toolbox                                41              Pending              76/198672
Wall Street Mentor                                          16              Pending              76/198464
Wall Street Mentor                                          41              Pending              76/198463
Where People Learn to Invest Online                         41              Registered           2,412,540

                                      74

                                                                                                   Reg/Appln
                Mark                                       Class              Status                Number

5 Step Online Investing Formula                             41              Pending              75/893298
7 Cash-Flow Investing Strategies                            41              Pending              75/893294
ZiaSun                                                      35              Pending              76/084808
ZiaSun                                                      36              Pending              76/084807
ZiaSun                                                      37              Pending              76/084806
ZiaSun                                                      41              Pending              76/084899
ZiaSun                                                      42              Pending              76/084898


OIA will discontinue the use of the trademark "Online Investors Advantage."

         U.S. Copyright Applications. ZiaSun and/or its subsidiaries have made and/or hold registrations for the following copyrights:

1.       Online Investors Advantage - Workshop Manual - Version 5.0
2.       The 5 Step Online Investing Formula - Overview Handout
3.       Online Investor Toolbox - Speakers Biography
4.       Online Investing Workshop 2000 - Registration Form
5.       Money Talks - Flyer
6.       Online Investors Advantage - Ticket
7.       Learn the Secrets of Online Investing - Prospect Letter
8.       Here's Your Free Ticket to Retiring Early and Retiring Rich - Ticket
9.       What I Discovered About Using the Internet - Letter
10.      The Internet is Empowering People - Brochure
11.      Online Investors Advantage - Computer Mouse Pad
12.      Online Investing - Videotape Set
13.      Online Investing Advantage - Welcome Kit

Government Regulation

         With the exception of the requirement that ZiaSun and its subsidiaries be registered or qualified to do business in the States and foreign countries in which they will be doing business, the products and services provided through use of ZiaSun's technology are not subject to approval of any government regulation.

         For OIA to conduct workshops in the country of Australia, OIA is registered under the proper authority with Australian Securities and Investments Commission and has a compliance officer residing in Australia.

         On May 2, 2001, the California Department of Corporations advised ZiaSun that it could not grant ZiaSun's application to qualify to offer and sell certain shares of ZiaSun common stock in California, as the California Department of Corporations believed that ZiaSun's wholly owned subsidiary OIA was acting as an unlicensed investment adviser in California. In May 2001, ZiaSun renewed its request that the application be approved, asserting that based on existing case law and an opinion previously issued by the California Department of Corporations, OIA does not engage in the activities of an investment adviser. On August 7, 2001, the California Department of Corporations challenged ZiaSun's legal analysis that OIA was not acting as an investment adviser and requested further legal analysis and additional information on OIA's operations. The matter is currently pending.

Employees

         As of June 30, 2001, ZiaSun and its subsidiaries employ approximately 315 full time employees.

Property

         ZiaSun's corporate headquarters are located at 665 San Radolfo Drive, Suite 120, Solana Beach, California 92075. These premises have been leased beginning May 16, 2001 for an initial period of three months and thereafter the lease is on a month to month basis. The lease rate for these premises is presently $1,680 per month.

         OIA leases approximately 4,440 feet of office space at 5252 North Edgewood Drive, Provo, Utah, which serves as OIA's headquarters, and houses the OIA accounting staff, information services department, customer support, data entry, international office and travel coordinator. These premises are leased through July 20, 2004 with an option to renew the lease for one additional term of 5 years. The lease rate as of the year ended December 31, 2000, was $8,006.14. On April 1, 2000 the lease rate increased to $8,175.77 per month. The lease rate increases to $8,350.48 and $8,530.43 on April 1, 2001, and April 1, 2003, respectively.

         OIA also leases 1,940 square feet of office space at 852 North 1430 West, Unit #3, Westpoint Business Park, Orem, Utah, at a monthly rate of $1,309. OIA has vacated these premises which are leased through October 31, 2001 and subleases the same for $1,250 per month.

         OIA leases approximately 7,750 square feet of space at 555 East 1860 South, Provo, Utah which house the OIA home study sales department, shipping and fulfillment department. These premises are leased through April 30, 2005. The lease rate through November 30, 2001, is $5,340. The lease rate increases to $6,180 per month for period December 1, 2001, through July 31, 2003, and $7,020 per month for period August 1, 2003, through April 30, 2005.

Legal Proceedings

         ZiaSun Technologies, Inc. v. Continental Capital & Equity Corporation. ZiaSun is a party plaintiff in the matter of ZiaSun Technologies, Inc. v. Continental Capital & Equity Corporation, Superior Court of California, County of San Diego, Case No. GIC-759797. ZiaSun seeks a refund of $130,000 of the $250,000 paid to Continental Capital, alleging breach of contract, intentional misrepresentation and negligent misrepresentation on the part of Continental Capital. The matter is pending.

         Suntrust Banks, Inc. v. Online Investors Advantage, Inc. OIA was a party defendant in the matter of SunTrust Banks, Inc. v. Online Investors Advantage, Inc., United States District Court, Eastern District of Virginia, Case No. 00-1721-A. SunTrust, as the owner of the trademark "Investors Advantage," filed a civil action to enjoin OIA from the use of the mark and name "Investors Advantage." On January 19, 2001, SunTrust and OIA entered into a Settlement Agreement under which SunTrust and OIA would explore the possible assignment of the mark and name "Investors Advantage" to OIA under mutually agreeable terms. The parties also agreed that in the event an agreement as to the assignment was not reached in 3 months, then OIA will within 9 months from January 19, 2001, terminate any use of the mark and name "Investors Advantage." Based on this agreement the pending action was dismissed without prejudice. OIA has agreed to phase out public use of the "Investors Advantage" name by October 19, 2001.

         Settlement of OIA v. Wall Street Mentors, Inc. et al. On or about April 13, 2001, ZiaSun's wholly owned subsidiary, OIA, entered into a settlement agreement with Wall Street Mentors, Inc., five former independent contractors of OIA and other individuals, providing for the settlement of the matter entitled Online Investors Advantage, Inc., v. Varlin Law, Rhett Anderson, David Nicolson, Roger Taylor, Bart Coon, Steve Admundsen, Tim Anderson, David Shamy, Brock Madsen and Wall Street Mentors, Inc., filed by OIA on or about February 23, 2001, in the United States District Court for the District of Utah, Case No. 2:01 CV0129 C, as well as other possible claims of the defendants. In this action, OIA has alleged, among other things, copyright infringement, misappropriation of trade secrets, unfair competition, libel, deceptive trade practices, and breach of non-competition agreements and confidentiality agreements by the defendants. Subject to the performance of the parties under the settlement agreement, OIA and the defendants have each agreed to release the other from any and all claims arising out of the OIA lawsuit described above, and Wall Street Mentors and the individual defendants have released OIA, ZiaSun and its officers, directors and affiliates, from any additional claims or actions they may have, in law or equity. The parties have agreed that the terms of the settlement agreement will be kept confidential.

         Scott Bowen v. ZiaSun Technologies, Inc. ZiaSun is a party defendant in the matter of Scott Bowen v. Bryant D. Cragun, et al. Superior Court of California, County of San Diego, Case No. 762921. The plaintiff alleges to have purchased shares of common stock of ZiaSun and various other companies through Amber Securities Corporation, a registered broker deal formerly known as World Trade, and it sales associates, who were acting as agents of ZiaSun. The plaintiff alleges that Amber and its sales associates made misstatements regarding ZiaSun, upon which the plaintiff relied when purchasing ZiaSun shares. The plaintiff fails to specify the exact number of shares of ZiaSun common stock purchased and the amount paid. ZiaSun denies the allegations, believes the lawsuit is without merit and is proceeding with defending itself.

         With the exception of the legal proceedings, claims and threatened litigation set forth above, ZiaSun is not a party to any legal proceeding that is material to ZiaSun. No federal, state or local governmental agency is, to the knowledge of ZiaSun, presently contemplating any proceeding against ZiaSun. No director, executive officer or affiliate of ZiaSun or owner of record or beneficially of more than five percent of ZiaSun common stock is a party adverse to ZiaSun or has a material interest adverse to ZiaSun in any proceeding.

Per Share Market Price and Dividend Information

         ZiaSun common stock is traded on the OTC Bulletin Board of the NASD under the symbol "ZSUN." There has been relatively limited trading activity in ZiaSun's stock since inception. The following table represents the high and low closing prices for ZiaSun common stock for each quarter of the years ended December 31, 2000 and 1999 and the first three quarters (or portion thereof) for the years ended December 31, 2001.

       Year Ended December 31, 1999            High               Low
       First Quarter                        $  25.88          $  4.94
       Second Quarter                          27.13             6.38
       Third Quarter                           13.38             7.00
       Fourth Quarter                          14.63             6.97

       Year Ended December 31, 2000            High               Low
       First Quarter                        $  15.75          $ 10.00
       Second Quarter                          11.38             4.16
       Third Quarter                            5.63             1.80
       Fourth Quarter                           2.93             1.03

       Year Ended December 31, 2001            High               Low
       First Quarter                        $   1.63          $  0.54
       Second Quarter                           1.40             0.51
       Third Quarter (through ___, 2001)

         The quotes reflect interdealer prices without retail mark-up or commissions and may not necessarily reflect actual transactions.

         On May 3, 2001, the last full trading day prior to our announcement of the signing of the merger agreement, the closing price of ZiaSun common stock was $0.69 per share, the high price was $0.70 per share and the low price was $0.69 per share. On _____ __, 2001, the closing price of ZiaSun common stock was $___ per share, the high price was $___ per share and the low price was $___ per share.

         ZiaSun has not declared any cash dividends with respect to its common stock, and does not intend to declare dividends in the foreseeable future. There are no material restrictions limiting, or that are likely to limit, ZiaSun's ability to pay dividends on its securities.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ZIASUN

         The following table sets forth our selected historical consolidated financial information. The summary historical consolidated financial information as of and for the fiscal years ended December 31, 1996, 1997, 1998 and 1999 has been derived from, and should be read in conjunction with, ZiaSun's audited historical consolidated financial statements and the notes thereto, which have been audited by Jones, Jensen & Company (now known as HJ& Associates), independent auditors, and which, in the case of the fiscal years ended December 31, 1998 and 1999, are attached to this joint proxy statement/prospectus. The selected financial historical consolidated financial information as of and for the fiscal year ended December 31, 2000 has been derived from, and should be read in conjunction with, ZiaSun's audited historical financial statements and the notes thereto, which have been audited by BDO Seidman LLP, independent auditors, and which are attached to this joint proxy statement/prospectus. The selected historical consolidated financial information as of and for the six month periods ended June 30, 2000 and 2001 has been derived from, and should be read in conjunction with, ZiaSun's unaudited consolidated financial statements and the notes thereto attached to this joint proxy statement/prospectus. In ZiaSun's opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in ZiaSun's unaudited consolidated financial statements. Interim results for the six months ended June 30, 2001 are not necessarily indicative of, or projections for, the results to be expected for the full fiscal year ending December 31, 2001. The following summary historical consolidated financial information should be read in conjunction with "ZiaSun Management's Discussion and Analysis of Financial Condition and Results of Operations of ZiaSun" and the consolidated financial statements and the notes thereto attached to this joint proxy statement/prospectus.



                                   Six Months
Statement of Operations          Ended June 30,                           Years ended December 31,
                                 2000        2001         2000         1999          1998         1997         1996
                                                       (in thousands, except per share data)

Revenue.......................$ 29,774   $  26,291     $  54,667     $ 23,620     $     --      $     --      $    --
Goodwill impairment ..........      --          --       (71,756)          --           --            --           --
Other income (expense) .......    (637)        107           167           17           --            --           --


Net income (loss) from
   continuing operations......  (1,024)        754       (70,548)        2,632          (77)      (3,511)          (4)
Net income (loss) ............$ (1,167)  $    (135)    $ (77,226)    $   5,964     $    769     $ (3,511)     $    (4)

Net income (loss) per
  common share from
  continuing operations
     Basic....................$  (0.03)  $    0.03    $   (2.37)    $    0.12    $      --     $     --      $    --
                              =========      =====     =========     =========    =========     ========      =======
     Diluted..................$  (0.03)  $    0.03    $   (2.37)    $    0.10    $      --     $     --      $    --
                              =========      =====     =========     =========    =========     ========      =======

Weighted average common
  Shares outstanding
     Basic....................  32,327      27,269        29,744         21,770      17,023       15,467          800
                                ======   =========     =========      =========   =========     ========     ========
     Diluted..................  32,327      27,302        29,744         25,796      17,023       15,467          800
                                ======   =========     =========      =========   =========     ========     ========

                                                                                December 31,
Balance Sheet Data               June 30, 2001            2000          1999          1998         1997         1996
                                                                  (in thousands)

Working capital...............$    761                 $      72     $    6,373   $    1,662    $    (12)   $      66
Total assets..................  46,650                    47,713         19,457        4,765         123           66
Total stockholders'             40,649                    42,099         15,736        4,165          37           66
equity .......................
Book value per share..........    1.28                      1.42           0.61         0.24        0.00         0.08



       ZIASUN MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

Overview

         Shares Issued Under OIA Acquisition Agreement, as Amended. In accordance with the terms of the original OIA acquisition agreement, the former OIA stockholders were to receive one share of ZiaSun common stock for each $0.50 of earnings before interest, income taxes, depreciation and amortization ("EBITDA") for the year from April 1, 1999 through March 31, 2000. OIA's audited EBITDA earnings during this period were $10,910,076. Accordingly, ZiaSun would owe 21,820,152 shares of its common stock at March 31, 2000, to the former OIA stockholders. The value of these shares at March 31 was $248,204,230. This value would have been added to the goodwill on ZiaSun's balance sheet.

         However, pursuant to negotiations between ZiaSun and the former OIA stockholders, and their joint recognition that it would clearly not be in the best interests of ZiaSun to have such a large goodwill burden going forward, ZiaSun and the former OIA stockholders agreed to amend the original terms and conditions of the earn-out. An agreement was reached wherein the former OIA stockholders would exchange 12,000,000 of the earn-out shares, to which they were originally entitled, for $6,000,000 in cash. An agreement was reached on May 9, 2000.

         Therefore, under the terms and conditions of the amended earn-out agreement, the former OIA stockholders received 9,820,152 shares (of which 5,000,000 had been previously issued and were held in escrow), rather than the 21,820,152 shares as set forth in the original agreement. This reduced the goodwill burden to ZiaSun by $138,646,269, from $248,204,230 to $109,557,961, and this is the value that was added to ZiaSun's balance sheet going forward from April 1, 2000.

         Due to the accrual of a liability for sales taxes payable by OIA, ZiaSun and the former OIA stockholders have determined that a further adjustment to the number of shares received by the former OIA stockholders pursuant to the earn-out may be required. On July 26, 2001, ZiaSun and Messrs. Elder, Jardine, McCoy and Harris agreed that if any sales tax liability is assessed for sales made by OIA during the earn-out period, (i) ZiaSun will be solely responsible for the payment of the first $554,000 of these taxes and
(ii) Messrs. Elder, Jardine, McCoy and Harris will return to ZiaSun on a pro rata basis one share of ZiaSun common stock for each $0.50 that these taxes exceed $554,000.

         Discontinued Operations. At its board meeting on March 22, 2001, the board of directors of ZiaSun adopted a plan to discontinue its foreign operations, which are unrelated to OIA. The foreign subsidiaries are small in comparison to the U.S. operations and were difficult to manage at a long distance. ZiaSun completed the sale of MAI in May 2001 and of APT and AIS in June 2001. Accordingly, ZiaSun's financial statements and the related management's discussion and analysis, have been restated to present the continuing operations which are the operations of OIA. The net assets of the discontinued operations are shown as a separate line item in the other assets section of ZiaSun's balance sheets. Ziasun will continue to operate OIA Singapore as its marketing arm in the Far East and Australia. OIA also intends to expand its marketing efforts in Europe, the Middle East and Africa.

Results of Operations

         Three Months Ended June 30, 2001 Compared to June 30, 2000 ZiaSun's sales increased by $2,163,559 or 16% for the three months ended June 30, 2001 compared to the same period in 2000. The increase was attributable to foreign sales increasing by approximately $2,500,000, home studies increasing by $300,000 and renewal sales increasing by $400,000. However domestic workshop sales declined by about $1,000,000. Management believes that this decrease is due to the continued volatility in the US stock market, which has dampened interest in the stock market. The gross margin for the quarters ended June 30, 2001 and 2000 were 63% and 64%, respectively.

         General and administrative expsenses were 49% of sales in the second quarter of 2001 compared to 46% in the same period of 2000. The increase is due primarily to increased administrative and sales payrolls. These payrolls increased by about $1,200,000. Another large increase was due to extra legal fees of approximately $200,000 incurred as a result of the several lawsuits

ZiaSun had to deal with in the second quarter of 2001. Depreciation and amortization expense decreased by $1,476,687 due to the goodwill write down described above.

         ZiaSun had income from operations of $69,614 compared to a loss of $972,383 for the second quarter of 2001 and 2000, respectively.

         Six Months Ended June 30, 2001 Compared to Six Months Ended June 30, 2000. ZiaSun's sales increased by $3,482,968 from the first six months of 2000 to the first six months of 2001. This is an increase of 13%. The increase is the result of ZiaSun's expanded sales effort in the overseas markets where sales increased by $4,150,000 and the growth in sales of homestudies by $300,000. Renewal sales increased by about $750,000. However, domestic seminar sales decreased by about $1,700,000. ZiaSun's gross margin was 65% of sales in the first six months of 2000 compared to 66% in the first six months of 2001.

         ZiaSun recorded a decrease in its deprecation and amortization expense in the first six months of 2001 of $472,561 compared to the first six months of 2000. The decrease was due to the write down of the additional goodwill recorded on the OIA earn-out. The amortization is computed on the net goodwill carried on ZiaSun's books after it recorded an impairment of the goodwill in the fourth quarter of 2000. The impairment of $71,755,840 was computed using management's best estimate of the future cash flows from its OIA subsidiary. The estimate is based upon the recent down turn in the stock market which has affected ZiaSun's sales of internet investment seminars.

         General and administrative expenses increased by $5,603,583 from the first six months of 2000 to the first six months of 2001. The increase is due to higher salaries paid to ZiaSun's administrative and marketing staff and additional staff hirings. Payroll increased by approximately $4,000,000 when comparing the first six months of 2001 with the first six months of 2000. General and administrative expenses were 59% of sales in the first six months of 2001 compared to 43% in the first six months of 2000.

         ZiaSun's sales are directly related to the amount of marketing it performs. ZiaSun continues to budget significant dollars for advertising its seminars. While ZiaSun has discontinued its foreign subsidiaries, its wholly-owned subsidiary OIA has been expanding its seminar and workshop business which has resulted in an increase in advertising costs. Marketing costs increased during the first six months of 2001 in comparison to the first six months of 2000. ZiaSun has found that the cost for each foreign attendee is higher than for each North American attendee. This is due in large part to higher travel costs. However, the market abroad is large and management believes that the gross margin is sufficient to justify the additional expenditures. Advertising and marketing increased by approximately $1,500,000 in the first six months of 2001 compared to the first six months of 2000.

         ZiaSun's income tax expense for the first six months of 2000 was $2,327,162 compared to $677,494 for the first six months of 2001. ZiaSun showed a loss from continuing operations before income taxes for the first six months of 2001 of $346,043 compared to income of $3,081,642 in the first six months of 2000. However, because the amortization of goodwill is not deductible for taxes, ZiaSun still incurred income tax expense in 2001.

         ZiaSun recorded a loss from discontinued operations of $132,367 in the first six months of 2001 compared to a loss of $889,655 in the first six months of 2000. These discontinued operations were in the Philippines and Hong Kong. ZiaSun's principle operations are now headquartered in the United States. Management believes that it was in the best interest of ZiaSun to sell these operations so that it could focus its time and resources on its profitable enterprises. Also with the downturn in the Asian-rim economies, and especially in the Philippines, what were once profitable subsidiaries no longer provided positive cash flow to ZiaSun by the end of 2000. However, ZiaSun's new subsidiary OIA-Asia has been highly successful in generating sales in Singapore and Malaysia. OIA-Asia had sales of $735,463 from March to June 2001, which was its first three months in operation.

         Total other income (expense) was an expense of $636,585 compared to income of $107,129 for the corresponding six months of the prior year. The expense was the result of ZiaSun recording its share of the losses of MVA of $474,603 and interest accrued on ZiaSun's liabilities of $190,786. ZiaSun invested in MVA in the third quarter of 2000.

         Year Ended December 31, 2000 Compared to Year Ended December 31, 1999. ZiaSun's sales increased by $31,047,887 from 1999 to 2000. This is an increase of 131%. ZiaSun's gross margin was 45% of sales in 1999 compared to

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48% in 2000. This increase in gross margin was due to higher sales of video seminars in 2000 than 1999. ZiaSun's cost of videos is lower than live presentations because ZiaSun does not have to provide meeting facilities and speakers. During 1999, ZiaSun sold 1,040 home study units compared to 4,286 in 2000. ZiaSun also had 13,920 seminar attendees in 2000 compared to 8,257 in 1999.

         If the sales of OIA for the first three months of 1999 (i.e., prior to the purchase by ZiaSun) are included on a pro forma basis, the sales of ZiaSun for the year ended December 31, 1999 would have been $28,320,817. Therefore, the pro forma sales increase was $26,346,660 or 93%. The pro forma 12-month gross margin was 29%.

         ZiaSun recorded an increase in its depreciation and amortization expense in 2000 of $2,565,580. The increase was due to the amortization of the additional goodwill recorded on the OIA earn-out. ZiaSun also recorded an impairment of its goodwill in the fourth quarter of 2000. The impairment of $71,755,840 was computed using management's best estimate of the future discounted cash flows from OIA. The estimate is based upon the recent downturn in the stock market which may affect ZiaSun's sales of internet investment seminars, thereby impacting the value of OIA.

         General and administrative expenses increased by $13,556,325 from 1999 to 2000. General and administrative expenses was 35% of sales in 2000 compared to 23% in 1999. Included in general and administrative expenses is payroll expense of $3,895,537, an increase of $3,095,050 over 1999. This increase was due to the expansion of the home study and preview payrolls as well as increased compensation to the office staff. $375,000 was due to staffing increases and $200,000 was due to increased compensation levels. Also included in general and administrative expenses is ZiaSun's marketing expense. ZiaSun spent $6,933,753 for radio and television advertising in 2000 compared to $2,594,379 in 1999. Travel expense increased from $2,645,677 to $4,873,370.
On a pro forma basis general and administrative expenses increased by $13,253,725 for the year ended December 31, 2000 over 1999. Bad debt expense increased from $0 in 1999 to $93,526 in 2000 due to charge backs on credit cards by OIA's customers.

         ZiaSun's income tax for 2000 was $3,101,153 compared to $1,754,690 for 1999. ZiaSun showed a loss from continuing operations before income taxes for 2000 of $67,446,515 compared to income of $4,386,724 in 1999. However, because the amortization and impairment of goodwill is not deductible for taxes, ZiaSun still incurred income taxes.

         ZiaSun recorded a loss from discontinued operations of $2,921,969 in 2000 compared to income of $648,457 in 1999 and $846,365 in 1998. These discontinued operations were in the Philippines and Hong Kong.

         ZiaSun realized a loss on the disposal of MAI, MII, APT and AIS of $3,756,700 in 2000 because of the write off of the goodwill it had recorded on the purchase. ZiaSun was able to recover and retire 725,000 shares of its common stock from the sale of MII, and recovered and canceled another 330,000 shares from the sale of MAI in 2001. These share retirements along with the cancellation of the repurchased shares discussed in the liquidity section, should have a positive effect on earnings per share in 2001.

         Year Ended December 31, 1999 Compared to Year Ended December 31, 1998. During 1998, ZiaSun was winding down its activities with the beverage centers. By January 1999 those operations had entirely ceased. The operations of MAI and MII are not included because they were discontinued in 2000.

         ZiaSun's acquisition of OIA on March 31, 1999 has had a considerable impact on the operating income of ZiaSun since that date.

         Sales for the year ended December 31, 1999 were $23,619,590 compared to $0 for 1998. Cost of goods sold for the year ended December 31, 1999 was $13,026,015 or 55% of sales, resulting in gross profit of $10,593,575, or 45% of sales.

         Operating expenses primarily include depreciation and amortization expense and general and administrative expenses. Depreciation and amortization expense for the year ended December 31, 1999 includes depreciation and amortization of goodwill of $540,825 and deferred compensation amortization of $10,000. ZiaSun recorded goodwill for the acquisition of OIA. General and administrative expenses were $5,493,459 or 23% of sales for the twelve months

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ended December 31, 1999 and $77,045 for 1998 resulting in an increase of
$5,416,414 or 7030%. The increase is due to the operating expenses of OIA from April 1 to December 31, 1999.

Liquidity and Capital Resources

         June 30, 2001 and December 31, 2001. ZiaSun's current assets at December 31, 2000 were $5,072,363 compared to $6,082,373 at June 30, 2001.
ZiaSun's current liabilities were $5,000,257 and $5,321,853 at the same dates, respectively. This represents an increase in ZiaSun's working capital from $72,106 to $760,520. This increase occurred because ZiaSun generated $1,933,634 from its operating activities. The cash generated from operations was partly used to increase ZiaSun's investment in equity investments through MVA and MKZ by $399,059. Another material use of the cash from operations was the payment of $730,898 of deferred acquisition costs related to the Telescan merger. Included in current liabilities is $3,550,214 of sales tax payable on ZiaSun's domestic sales. ZiaSun is currently negotiating with the various states of the United States to determine what if any sales tax it owes on its video and seminar sales. In the interim, ZiaSun has accrued management's estimate of the sales tax liability.

         ZiaSun also holds 5,400,000 shares of Asia4Sale restricted stock. ZiaSun no longer intends to register or issue the 1,600,000 shares of this stock to its stockholders in a dividend. ZiaSun intends to free the shares up for sale in accordance with Rule 144. Rule 144 of the Securities Act provides that ZiaSun will be able to sell shares of Asia4Sale equal to 1% of the outstanding shares of Asia4Sale every 90 days after ZiaSun has held the stock for two years. The two year period will end in January 2002. As of March 31, 2001, Asia4Sale had approximately 25,000,000 shares outstanding and therefore ZiaSun would potentially be able to sell 250,000 shares every 90 days. However, because the shares of Asia4Sale are thinly traded and the shares remain restricted due to Rule 144, no value has been recorded in the June 30, 2001 financial statements for these shares.

         During the six months ended June 30, 2001, ZiaSun paid $243,141 in income taxes. Prepaid expenses decreased by $193,049, accounts payable and accrued expenses increased by $331,921 and taxes payable increased by $694,591 as a result of these uses of ZiaSun resources.

         At June 30, 2001, ZiaSun has no long-term debt. ZiaSun has sufficient cash flow from its continuing operations to meet its current obligations. ZiaSun anticipates continued positive cash flow during the next twelve months. Management intends to invest its cash flow in marketing and to seek mergers with or acquisition of companies that will contribute in a positive way to its operating strategy. ZiaSun has budgeted $1,000,000 for such acquisition efforts in 2001. Of the amount budgeted, $730,898 has been spent through June 30, 2001 in connection with the planned merger with Telescan.

         In the second half of 2000 and the first quarter of 2001, the stock market has had a significant downturn in the United States. ZiaSun is uncertain if this downturn will have a lasting effect on the demand for its services and products. To date, sales have continued to grow when compared on a quarterly basis to the prior year. Also, several new seminar companies have entered the marketplace. Some of these companies have hired former employees of ZiaSun. ZiaSun is uncertain as to the extent of competition it will have with these companies.

         Year Ended December 31, 2000. ZiaSun's current assets at December 31, 2000, were $5,072,363 compared to $10,093,565 at December 31, 1999. ZiaSun's current liabilities were $5,000,257 and $3,720,657 for the same periods, respectively. This represents a decrease in ZiaSun's working capital from $6,372,908 to $72,106. This decrease occurred even though ZiaSun generated $7,199,151 from its continuing operations. The decrease was largely the result of ZiaSun's investment of $7,500,000 in MVA and MKZ. Another material cause of the decrease was the decision of ZiaSun to amend the earn-out agreement with the OIA stockholders by paying them $6,000,000 in lieu of issuing an additional 12,000,000 shares of its common stock. ZiaSun also used $765,508 of its cash to repurchase 297,500 shares of its common stock through the market.

         ZiaSun spent $300,000 to acquire its now discontinued subsidiaries APT and AIS in 2000. ZiaSun received $100,000 from the exercise of options by its president. ZiaSun also was relieved of $690,000 of debt owing to Bryant Cragun through the conversion of the debt into restricted stock of ZiaSun at a price of $6.67 per share which represents the average bid price for ZiaSun common stock as of April 20, 2000. As a result, 103,500 shares of newly issued shares of restricted ZiaSun common stock were issued to Mr. Cragun.

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         During 2000, ZiaSun paid $4,992,587 in income taxes, of which
$1,947,264 was used to pay prior-year liabilities, and $3,045,323 was paid against current tax liabilities. ZiaSun has also accrued $3,004,914 in 2000 for potential sales tax liabilities relating to its seminar and video sales in the various states of the United States. Accounts payable increased by $983,480, and cash decreased by $5,431,413 as a result of these uses of ZiaSun resources.

         Year Ended December 31, 1999. On March 25, 1999, ZiaSun acquired Asia4Sale.com Ltd. (Hong Kong), a Hong Kong registered company, by issuing restricted common stock of ZiaSun for all of the stock of Asia4Sale.com Ltd. (Hong Kong) and $15,000 cash. On December 31, 1999, ZiaSun sold Asia4Sale.com Ltd (Hong Kong) to Internet Ventures, Ltd., a Samoa registered company ("Internet Ventures") by selling 100% of the issued and outstanding stock of Asia4Sale.com Ltd. (Hong Kong) for $5,000,000 cash and 30% of the stock of Internet Ventures. On February 7, 2000, H&L Investments Inc., a Nevada Corporation acquired Asia4Sale.com Ltd (Hong Kong) from Internet Ventures in exchange for 9,000,000 shares of the common stock of H&L Investments Inc. H&L Investments Inc. the parent and new owner of Asia4Sale.com Ltd. (Hong Kong) changed its name to Asia4Sale.com Inc. ("Asia4Sale"). Internet Ventures delivered 2,700,000 shares of the Asia4Sale stock that it had received from H&L Investments Inc. to ZiaSun, which represent ZiaSun's 30% interest in Internet Ventures. As a result of a 2-for-1 forward split by Asia4Sale, ZiaSun currently owns 5,400,000 restricted shares, or 25% of the issued and outstanding stock of Asia4Sale.

         On March 31, 1999, ZiaSun also acquired OIA for restricted common stock of ZiaSun and $400,000 cash. These acquisitions were accounted for as purchases. The acquisition of OIA has made a substantial, positive contribution to the financial condition of ZiaSun through year-end. The balance of current assets at December 31, 1999 was $10,093,565 compared to a balance of $2,261,618 at December 31,1998. The current liabilities balances were $3,720,657 and $600,013 for the same periods, respectively.

         The increase of current assets at December 31, 1999 over December 31, 1998 is due primarily to the increase of cash from $517,781 to $9,283,310, an increase of $8,765,529 or 1,692%. This increase is due primarily to the $5,000,000 in cash generated from the sale of Asia4Sale, the positive cash flow generated from the operations of OIA of approximately $5,000,000 at year end, and the cash generated from the sale of equity securities.

         Current assets at December 31, 1999 also increased due to the increase of prepaid expenses from $0 to $65,962, an increase of $65,962. The increase in prepaid expenses is primarily due to the advance payments by OIA for costs such as newspaper, radio and television advertising for future seminars. Additionally, accounts receivable increased from $0 at December 31, 1998, to $744,293 at December 31, 1999. The balance of accounts receivable at December 31, 1999 includes primarily OIA's fees for completed seminars that are in the process of being charged and collected by ZiaSun's credit card processor.

         The balance of current liabilities at December 31, 1999, is $3,720,657 and at December 31, 1998, was $586,000. The increase of $3,634,657, or 605%, was due primarily to the income taxes payable at December 31, 1999 of $2,083,763 relating to the U.S. earnings of OIA. There were no income taxes payable at December 31, 1998. Current liabilities at December 31, 1999 also increased for a related party payable of $690,000, which was converted to 103,500 shares of ZiaSun's common stock in 2001. Accounts payable and accrued expenses increased $786,064 from $86,000 at December 31, 1998, to $872,064 at December 31, 1999.

         Other assets increased $9,080,776 from $0 at December 31, 1998 to $9,080,776 at December 31, 1999. The increase is due primarily to the addition of $2,538,567 of goodwill, (net) resulting from the acquisition of OIA. Goodwill is the book value given to the difference between the purchase price and the estimated fair market value of the net assets of OIA, and is amortized over the estimated life of 10 years. Additionally other assets increased $6,148,270 for the net assets of now discontinued operations, including MAI, MII and Asia4Sale.

Recent Accounting Pronouncements

         In October 2000, ZiaSun adopted Financial Accounting Standards Board SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring every derivative instrument, including certain derivative instruments embedded in other contracts to be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires changes in the derivative's fair value to be recognized in earnings unless specific hedge accounting criteria are met. The adoption of SFAS 133 as of January 2001, did not have a material impact on the consolidated financial statements.

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

         In December 1999, the SEC released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in the financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999, and March 15, 2000. ZiaSun was required to be in conformity with the provisions of SAB 101, as amended by SAB 101B, no later than October 1, 2000. ZiaSun believes the adoption of SAB 101, as amended by SAB 101B, has not had a material effect on the financial position, results of operations or cash flows of ZiaSun for the year ended December 31, 2000.

         In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB Opinion No. 25" ("FIN44"). The Interpretation is intended to clarify certain problems that have arisen in practice since the issuance of APB No. 25, "Accounting for Stock Issued to Employees." The effective date of the Interpretation was July 1, 2000. The provisions of the Interpretation apply prospectively, but they will also cover certain events occurring after December 14, 1998, and after January 12, 2000. The adoption of FIN 44 did not have a material adverse affect on the current and historical consolidated financial statements.

         In July, 2000 ZiaSun adopted Emerging Issues Task Force No. 00-2, "Accounting for Web Site Development Costs" (EITF 00-2). The Task Force issue outlined the capitalization and expense requirements of costs incurred to develop internet web sites. The adoption of EITF 00-2 did not have a material impact on the consolidated financial statements.

         In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after July 1, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

         SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

         The Company's previous business combinations were accounted for using the purchase method. As of June 30, 2001, the net carrying amount of goodwill is $33,542,855. Amortization expense during the six-month period ended June 30, 2001 was $2,268,616. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

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Changes In, and Disagreements With, Accountants on Accounting and Financial
Disclosure

(a)      Previous Independent Accountants

         (i) On October 3, 2000, ZiaSun dismissed HJ & Associates, LLC, as its independent public accountants.

         (ii) Neither of the reports of HJ & Associates, LLC, on the financial statements for the past two years contained an adverse opinion or disclaimer of opinion or were qualified or modified as to uncertainty, audit scope or accounting principles.

         (iii) The dismissal of HJ & Associates, LLC, was recommended and approved by the Audit Committee of the board of directors of ZiaSun.

         (iv) During the fiscal year ended December 31, 1999 and through September 30, 2000, there were no disagreements with HJ & Associates, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of HJ & Associates, LLC, would have caused HJ & Associates to make reference to the subject matter of the disagreement(s) in their reports on the consolidated financial statements for such years.

         (v) During 1998 and 1999 and through the period from December 31, 1999, to September 30, 2000, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

         (vi) ZiaSun provided HJ & Associates with a copy of the disclosure it made in response to Item 304 (a) of Regulation S-K, in its Current Report on Form 8-K filed October 10, 2000. ZiaSun requested HJ & Associates, LLC, to furnish, and HJ & Associates, LLC, furnished to ZiaSun, a letter addressed to the SEC stating that it agreed with the statements made by ZiaSun.

(b)      Newly Engaged Independent Accountants

                  (i) On October 3, 2000, ZiaSun engaged BDO Seidman, LLP, as its new independent accountant. Through September 30, 2000, neither ZiaSun nor anyone on its behalf consulted BDO Seidman, LLP, regarding
         (i) the application of accounting principles to any transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered by BDO Seidman, LLP, on ZiaSun's financial statements.

Market Risk Disclosure

         ZiaSun is exposed to market risk, which is the potential loss arising from adverse changes in market prices and rates. ZiaSun's exposure to interest rates changes is not considered to be material to ZiaSun. ZiaSun does not enter, or intend to enter, into derivative financial instruments for trading or speculative purposes.

         ZiaSun is exposed to the impact of changes in the market values of its investments. ZiaSun invests in equity instruments of privately held, information technology companies for business and strategic purposes. These investments are included in long-term assets and are accounted for under the cost method when ownership is less than 20%. For these non-quoted investments, ZiaSun's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. ZiaSun identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. During the year ended December 31, 2000, ZiaSun recorded an impairment to the carrying amount of goodwill generated from the OIA acquisition in the amount of $71,755,840. The amount of impairment was computed using management's best estimate of the future discounted cash flows of OIA. Goodwill was determined to be impaired during the year ended December 31, 2000 based on recent downturns in the stock market, which may effect ZiaSun's sales of internet investment seminars, thereby impacting the value of OIA. To date, no other impairment charges have been recorded. Equity investments, which are in the Internet industry, are subject to significant fluctuations in fair market value due to the volatility of the stock market, and are recorded as long-term investments.

         A downturn in the equity markets could cause a reduction in revenue since the number of subscribers and workshop attendees tends to increase in an upward market. This downturn could have an adverse effect on ZiaSun's financial position and results of operations; however, ZiaSun believes that the effect of such adverse conditions would be minimized by its alliances with third parties, which in some cases provide for guaranteed minimum payments.

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                               ZIASUN MANAGEMENT

Directors and Executive Officers

         The following persons are directors of ZiaSun:

        Name                           Age      Position

        D. Scott Elder                 43      Chairman of the Board and Chief
                                               Executive Officer

        Allen D. Hardman               60      President, Chief Operating
                                               Officer, Secretary and Director

        Ross W. Jardine                40      Vice President, Chief Financial
                                                   Officer and Director
        Hans von Meiss                 54      Director
        Christopher D. Outram          51      Director

         There are no arrangements or understandings between any of the directors or executive officers, or any other person or persons pursuant to which they were selected as directors and/or officers.

         D. Scott Elder. Mr. Elder was elected a director of ZiaSun in May 1999, and as the Chairman of the Board in June 1999. On September 27, 2000, Mr. Elder was appointed Chief Executive Officer of ZiaSun. From 1994 to 1997, Mr. Elder owned and operated two consulting businesses, D. Scott Elder & Associates and the Business Alliance Company, which developed marketing and training programs. In 1998 Mr. Elder continued to operate the consulting business of D. Scott Elder & Associates and founded OIA with Ross W. Jardine. Mr. Elder served as the President of OIA until his appointment as the CEO and Chairman of the Board of ZiaSun in June 1999. Before devoting himself full time to OIA, Mr. Elder was the owner of the Business Alliance Company, which developed joint venture marketing and training programs. Some of the companies Mr. Elder has developed joint venture projects with include General Mills, Procter & Gamble, Rubbermaid, and Zane Publishing, a company that markets educational programs through Amway. Mr. Elder has a degree in Communications from Brigham Young University and an M.B.A. from the University of Phoenix.

         Allen D. Hardman. Mr. Hardman was appointed a Director and the Vice President of ZiaSun on October 5, 1999. On September 27, 2000, Mr. Hardman was appointed President and Chief Operating Officer of ZiaSun. Mr. Hardman earned an Industrial Engineering Technical Diploma from the University of Utah in 1966 and a Bachelors Degree in Business Administration from California State University in 1975. Mr. Hardman served as the Managing Director of Business Development for Roeslein & Associates from June 1993 through June 1997. Mr. Hardman was the Vice President of Operations of Best Way, USA from July 1997 until October 1998 when ZiaSun transferred all rights relating to the beverage centers and related license to a newly formed wholly-owned subsidiary Best Way Beverages, Inc., which was dissolved in 2001. Mr. Hardman has 35 years of varied business experience, some with small companies and some with mid-to-large corporations. His work experience includes president for a company furnishing pre-assembled manufacturing systems on a global basis, director of business development for industrial manufacturing systems, national sales manager for systems products, manufacturing engineering, product and systems engineering, consulting engineering, operations management, project management for multi-million dollar projects installed worldwide, manufacturing quality control and customer service management.

         From June 1998 to present, Mr. Hardman has been acting as the President of BEVEX, Inc., formerly known as Fountain Fresh International. During this time period, Mr. Hardman has assisted BEVEX and BetterStuff AG, a major BEVEX shareholder and European distributor for BEVEX, in their efforts to redesign the beverage center for which Best Way, USA (now known as ZiaSun) had the America/Mexico distribution license. Since the beginning of 1999, BEVEX has had no significant operations. Since October 1998, Mr. Hardman has been an employee of ZiaSun spending substantially all of his time on its business matters.

         Ross W. Jardine. Mr. Jardine was appointed a director of ZiaSun on April 7, 1999, and Vice President and Chief Financial Officer on September 27, 2000. Mr. Jardine is also the President of OIA. Mr. Jardine graduated cum laude from Brigham Young University in 1987 with a degree in communications. In 1990 Mr. Jardine founded Jacobson & Jardine, Inc., a Sports Marketing and Promotion company. Mr. Jardine served as President until August 1994 during which time Mr. Jardine was responsible for operations and he developed and marketed licensed products for major sporting events. These clients included

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

National Football League, Indy 500, Kentucky Derby, America's Cup 1992, Nabisco, Albertsons, Coca Cola, Fisher Price, American Home Products, RJ Reynolds and many others. In 1994 he became interested in the Internet and moved his business online. This experience led him to start a consulting business focused on teaching other business owners how to get their own businesses online. Mr. Jardine founded Electronic Marketing Services (later renamed iMALL, Inc.) in 1994 and served as President until January 1996. From January 1996, through August 1997, Mr. Jardine served as speaker/consultant for iMALL. iMALL went public in 1996 and was recently sold to Excite@home for $425 million.

         In 1997, Mr. Jardine left iMALL to focus on creating a program to train investors in using the Internet to invest. Together with D. Scott Elder, Mr. Jardine founded OIA.

         Hans von Meiss. Mr. von Meiss was appointed a director of ZiaSun on January 17, 2000. Mr. von Meiss received a Bachelors Degree in Economics in 1973 from the University of St. Gallen, Switzerland. After receiving an MBA in 1977 from INSEAD, Fontainebleau, France, he spent seven years in investment banking with Bankers Trust International Ltd. and Chase Manhattan Ltd. in London. Then, from 1984 to 1988, Mr. von Meiss served as the CEO of Dr. Ing. Koenig AG, a leading Swiss service center for flat steel and industrial fasteners. He spent the following 3 years from 1988 to 1991 as an independent financial consultant. Then, in 1991, Mr. von Meiss became the CEO of a publicly-quoted Dutch company after its privatization from the Dutch government, and served in that position until 1994. In 1994, he became the CEO of Swiss Textile Group via an acquisition and completed a turnaround and eventual sale of the business in 1997. Since 1997, Mr. von Meiss has been involved in financial management and consulting, and pursued investments in Internet-related businesses. He also serves on the board of an industrial concern, an M&A consulting company, and his own company, G. von Meiss AG.

         Christopher D. Outram. Mr. Outram was appointed a director of ZiaSun on April 21, 2000. Mr. Outram received double first class honors in mechanical engineering and industrial economics in 1972 from the University of Birmingham in the UK. He also received the Engineering and the Economics prizes for his course. Following University, Mr. Outram pursued a career in Marketing and Accountancy with Mobile Oil Company, Air Products Limited and CCL Systems. He then attended INSEAD Business School in France, where he graduated with an MBA with distinction. Following 2 years at the world-renowned strategy consultancy, The Boston Consulting Group, Mr. Outram became Strategic Planning Director of one of its clients, The Van Gelder Paper Company in the Netherlands. Two years later Mr. Outram joined Booz Allen & Hamilton in London, where he was elected Partner in 1986. 1987 saw the creation of OC&C Strategy Consultants (OC&C) of which Mr. Outram was the founding Director. OC&C now operates directly and through alliances on a global basis and can deploy in excess of 200 consultants. OC&C and its sister firms advise clients on strategy, strategic business development and M&A activity. The consultancy advises large corporations, as well as smaller start-ups, regarding their Internet strategies. The combined understanding of the operating dynamics of both large and small players in the Internet arena has allowed OC&C to develop very creative and ambitious strategies for its clients. Mr. Outram has also been instrumental in the creation of e-commerce venturing businesses, both in Silicon Valley in the U.S., as well as in Europe. Specifically, during 1999 and 2000, Mr. Outram assisted The McKenna Group in the establishment of MVA. Mr. Outram consulted The McKenna Group in terms of the general business model and structure of this company, in addition to undertaking a number of discussions with potential investors, including ZiaSun. In early 2000, Mr. Outram was instrumental in the creation of Web-Angel plc, having contributed to the assembly of a team of new partners - OC&C, Ermgassen & Co., and Brait which partnership was acquired by Web.Angel plc.

         Other Directorships. No director of ZiaSun or person nominated or chosen to become a director holds any other directorship in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any other company registered as an investment company under the Investment Company Act of 1940.

         Family Relationships. There are no family relationships between any directors or executive officers of ZiaSun, either by blood or by marriage.

         Involvement in Certain Legal Proceedings. During the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of ZiaSun:

         was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

         was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

         was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

         was found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

         Section 16 (a) Beneficial Ownership Compliance. Section 16(a) of the Exchange Act requires ZiaSun's executive officers, directors and persons who own more than ten percent of ZiaSun common stock, to file initial reports of beneficial ownership on Form 3, changes in beneficial ownership on Form 4 and an annual statement of beneficial ownership on Form 5, with the SEC. Such executive officers, directors and greater than ten percent stockholders are required by SEC rules to furnish ZiaSun with copies of all such forms that they have filed.

         Based solely on its review of the copies of such forms received by ZiaSun and representations from certain reporting persons, ZiaSun believes that during the period from November 16, 1999 (the date which ZiaSun first became subject to Section 16(a)) until December 31, 2000, all Section 16(a) filing requirements applicable to its executive officers, directors and ten-percent stockholders were complied with.

Executive Compensation

         The following table sets forth the aggregate compensation paid by ZiaSun for services rendered during the periods indicated:

                                                                                        Long Term Compensation
                                                                                            Awards Payouts
                                                           Other               d Securities
                                                           Annual     Restricte  Underlying      LTIP       All other
Name and Principal        Year     Salary      Bonus    Compensation  Stock     Options/SAR's   Payouts   Compensation
Position                 Ended      ($)         ($)         ($)        Awards        (#)          ($)         ($)
------------------------ ------- ----------- ---------- ------------- --------- -------------- ---------- -------------

D. Scott Elder1           2000    $117,500    $204,000    $2,433,065    17,500     25,000            --           --
Chief Executive Officer   1999    $102,360    $40,930            --         --         --            --     $378,000
Chairman of the Board     1998    $ 31,500         --     $ 174,127         --         --            --           --

Allen D. Hardman2         2000    $184,692         --     $   6,600     22,365     75,000            --           --
President and COO         1999    $132,000         --            --         --         --            --           --
                          1998    $132,000         --            --         --         --            --           --

Ross D. Jardine3          2000    $115,500    $204,000    $2,435,215    17,500     25,000            --           --
Vice President and        1999    $ 46,860    $123,430           --         --         --            --     $378,000
Chief Financial Officer   1998          --         --     $ 208,520         --         --            --           --

Hans von Meiss4           2000          --         --            --     11,445      5,000            --     $187,500
Director                  1999          --         --            --         --         --            --           --
                          1998          --         --            --         --         --            --           --

Christopher D. Outram     2000          --         --            --     10,350      5,000            --           --
Director                  1999          --         --            --         --         --            --           --
                          1998          --         --            --         --         --            --           --

Anthony L. Tobin5         2000          --         --            --         --         --            --           --
Vice President            1999    $120,000          --           --         --         --            --           --
and COO of Asia
Operations                1998    $121,800          --    $  31,200         --         --            --           --

Dennis E. McGrory6        2000    $ 11,393          --           --         --         --            --           --
Secretary                 1999          --          --           --         --         --            --           --
                          1998          --          --           --         --         --            --           --
---------------
     1   In 2000, Mr. Elder received a base salary of $117,500, a bonus of
         $204,400 and additional compensation of $2,433,065 comprised of
         $2,100,000 received from the purchase of 4,200,000 shares which Mr.
         Elder would have received from the earn-out provided in the OIA

                                      88

         acquisition agreement, and $333,065 of overrides based on workshop attendance. In 1999, Mr. Elder received a base salary of $102,360, a bonus of $40,930 and $378,000 in payment of deferred compensation from OIA, for total 1999 compensation of $521,290. In 1998, Mr. Elder received a base salary of $31,500, consulting fees of $24,127, and $150,000 in payment of deferred compensation, for total 1998 compensation of $205,627.

     2 Mr. Hardman, the President and COO of ZiaSun, is currently subject to an Employment Agreement with ZiaSun. See "--Employment Contracts" below.

     3 In 2000, Mr. Jardine received a base salary of $115,500, a bonus of $204,400 and additional compensation of $2,435,215 comprised of $2,100,000 received from the purchase of 4,200,000 shares which Mr.
         Jardine would have received from the earn-out provided in the OIA acquisition agreement, and $335,215 of overrides based on workshop attendance. In 1999, Mr. Jardine received a base salary of $46,860, a bonus of $123,430 and $378,000 in payment of deferred compensation from OIA, for total 1999 compensation of $548,290. In 1998, Mr.
         Jardine received consulting fees of $58,520 and $150,000 in payment of deferred compensation from OIA, for total 1998 compensation of $208,520.

     4 In April 2000, ZiaSun authorized and issued 50,000 shares of ZiaSun common stock to each of Hans von Meiss and Credico Inc. in consideration for their services in introducing The McKenna Group to ZiaSun and negotiating the creation of the joint venture funds MKZ and MVA. The total book value attributed to the aggregate 100,000 shares was $375,000.

     5 Mr. Tobin, who resigned as an officer and director of ZiaSun effective as of April 21, 2000, is the owner of Crossbow Consultants
         Limited which previously received $10,000 per month from ZiaSun's prior subsidiary, Momentum Internet Inc., for the services provided by Crossbow Consultants. In 1999, Crossbow received a total of $120,000 from ZiaSun's subsidiary, MII, for the services provided by Crossbow Consultants. On September 13, 2000, ZiaSun completed the sale of MII, to Vulcan Consultants Limited, thereby divesting any interest in MII, and subsidiaries and Web site of MII, which ZiaSun had. In 1998, in addition to the $10,000 per month Crossbow received, Mr. Tobin through his employment agreement with Momentum Associates
         Limited, a subsidiary of MII, also received a monthly housing allowance of approximately $2,600 and a management fee of approximately $150 per month, for total 1998 compensation of $153,000.

     6   Dennis McGrory resigned as the Secretary of ZiaSun on July 12, 2000.



         Employment Contracts. Allen D. Hardman, the President and COO and a director of ZiaSun has an Employment Agreement with ZiaSun which commenced on July 1, 1997, for a term of 5 years. Pursuant to the terms of the agreement, ZiaSun's board of directors may, in its sole discretion, grant raises, bonuses in an amount not less that the cost of living increase for the greater San Diego area. Additionally, Mr. Hardman's Employment Agreement contains a stock option which grants Mr. Hardman the option to purchase 100,000 shares of the common stock of ZiaSun, at $2.00 per share, subject to adjustment for splits, in equal installments of 25,000 shares each beginning after one year of employment for consecutive years. To date Mr. Hardman has exercised the first three vested portions of the stock option. On August 2, 2000, ZiaSun entered into an Amended and Restated Employment Agreement and Stock Option with Mr. Hardman. In conjunction with the appointment of Allen D. Hardman as the President and CEO of ZiaSun, Mr. Hardman received an increase in his annual salary to $200,000. Additionally, Mr. Hardman was granted an option to purchase an additional 50,000 shares of common stock of ZiaSun pursuant to the terms of ZiaSun's 1999 Stock Option Plan, with the exercise price of said options being the closing price as of the date of execution of the Amended and Restated Employment Agreement. The option shall vest and be exercisable immediately with regard to 50% of said option shares, and exercisable with regard to the remaining 50% of said shares as of May 1, 2002. The options shall be exercisable for a period of seven years from the date of the grant.

         Stock Options. As stated above Mr. Hardman has a stock option which gives Mr. Hardman the option to acquire 100,000 (post split adjusted) shares of the Common Stock of ZiaSun, at $2.00 per share (subject to adjustment for splits), in equal installments of 25,000 (post split adjusted) shares each beginning after one year of employment for four consecutive years. Also, pursuant to the Amended and Restated Agreement of August 2, 2000, mentioned above, Mr. Hardman has an option to purchase an additional 50,000 shares of common stock of ZiaSun pursuant to the terms of ZiaSun's 1999 Stock Option Plan, with the exercise price of said options being the closing price as of the date of execution of the Amended and Restated Employment Agreement. The option shall vest and be exercisable immediately with regard to 50% of said option shares, and exercisable with regard to the remaining 50% of said shares as of May 1, 2002. The options shall be exercisable for a period of seven years from the date of the grant.

         On December 15, 1999, the board of directors adopted the ZiaSun Technologies, Inc. 1999 Stock Option Plan. The ZiaSun 1999 Stock Option Plan allows ZiaSun to attract and retain employees and directors of ZiaSun and its subsidiaries and to provide such persons with incentives and awards for superior performance. The ZiaSun 1999 Stock Option Plan is administered by a committee appointed by the board of directors of ZiaSun, which has broad flexibility in designing stock-based incentives. The board of directors determines the number of shares granted and the option exercise price, but such exercise price of Incentive Stock Options (ISOs) may not be less than one hundred percent of the fair market value of common stock on the grant date.

         Option Grants Table. The following tables reflect certain information, with respect to stock options granted under ZiaSun's stock option plans to certain executive officers and directors during 2000.

                    Options/SAR Grants In Last Fiscal Year


                                 Number of
                                 Securities      % of Total
                                 Underlying    Options granted     Exercise or
                                  Options      to Employees in     Base Price
Name                            Granted (#)    Fiscal Year (%)      ($/Sh)(1)     Expiration Date
----                            ----------     --------------      ----------     ---------------

D. Scott Elder                     25,000           7.30%             $6.380        04/30/2007
Allen D. Hardman1                  25,000           7.30%             $6.380        04/30/2007
Allen D. Hardman1                  50,000          14.60%             $3.625        06/30/2007
Ross W. Jardine                    25,000           7.30%             $6.380        04/30/2007
Hans von Meiss                      5,000           1.46%             $2.125        11/19/2007
Christopher Outram                  5,000           1.46%             $2.125        11/19/2007
Anthony D. Tobin2                      --           0.00%                 --                 --
Dennis McGrory3                        --           0.00%                 --                 --
---------------

1        Does not include an option granted on May 30, 1997, to purchase
         100,000 shares of common stock at exercise price of $2.00 of which 75,000 have been exercised. Said options expire on June 30, 2004.

2 Anthony D. Tobin resigned as an officer and director of ZiaSun effective as of April 21, 2000.

3        Dennis McGrory resigned as the Secretary of ZiaSun on July 12, 2000.



         Option Exercise and Year End-Value Table. The following tables reflect certain information, with respect to the exercise of stock options by certain executive officers during fiscal 2000.

              Aggregated Option Exercises In The Last Fiscal Year


                                                                        Number of Securities     Value Of Unexercised
                                                                       Underlying Unexercised        In-The-Money
                                                                       Options At Fiscal Year         Options At
                                                                               End(#)             Fiscal Year End($)
                               Shares Acquired     Value Realized           Exercisable/             Exercisable/
Name                            On Exercise(#)           ($)               Unexercisable            Unexercisable
----                           ---------------     --------------       ---------------------     ------------------

D. Scott Elder                       --                  --                12,500/12,500                --/--
Allen D. Hardman                    50,000            $100,000             37,500/62,500                --/--
Ross W. Jardine                      --                  --                12,500/12,500                --/--
Hans von Meiss                       --                  --                 1,250/3,750                 --/--
Christopher Outram                   --                  --                 1,250/3,750                 --/--
Anthony D. Tobin1                    --                  --                    --/--                    --/--
Dennis McGrory2                      --                  --                    --/--                    --/--
------------------

1 Anthony D. Tobin resigned as an officer and director of ZiaSun effective as of April 21, 2000.

2   Dennis McGrory resigned as the Secretary of ZiaSun on July 12, 2000.


General Information Concerning the Board of Directors and its Committees

         The board of directors of ZiaSun met on eight occasions during 2000 and took action by unanimous written consent of the directors on 19 occasions. Members of ZiaSun's board of directors hold office for one year terms or until their successors have been elected and qualified. The board of directors annually elects from its members an audit committee, stock option plan committee and compensation committee. Directors D. Scott Elder and Allen D. Hardman attended 100% of the meetings of the board of directors held during the period for which they were directors. Directors Hans von Meiss and Christopher D. Outram, attended 87.5% of the meetings of the board of directors held during the period for which they were directors, and the meetings of the committee or committees on which they served during such period. Director Ross W. Jardine attended 62.5% of the aggregate of the meetings of the board of directors held during the period for which he was a director, and the meetings of the committee or committees on which he served during such period.

Audit Committee

         The audit committee reviews the scope of ZiaSun's audit, the engagement of its independent auditors and their audit reports. The audit committee meets with the financial staff to review accounting procedures and reports. The audit committee is currently composed of three directors: Ross W. Jardine, Hans von Meiss, and Christopher D. Outram. The audit committee did not formally meet during 2000, separate from the regular meetings of the board of directors or telephonic board meetings at which audit committee matters were discussed with all or a majority of the directors present.

Stock Option Plan Committee

         The stock option plan committee has the authority to grant stock options under ZiaSun's 1999 Stock Option Plan (the "ZiaSun Plan") by execution of instruments in writing in a form approved by the stock option committee. Pursuant to the express terms and conditions of the ZiaSun Plan, the stock option plan committee has full power to construe the ZiaSun Plan and the terms of any option granted under the ZiaSun Plan, to prescribe, amend and rescind rules and regulations relating to the ZiaSun Plan or options and to make all other determinations necessary or advisable for the ZiaSun Plan's administration. The stock option plan committee is currently composed of two directors: Ross W. Jardine, and Allen D. Hardman.

Compensation Committee

         The compensation committee evaluates ZiaSun's compensation policies. The current members of the compensation committee are three directors: Ross W. Jardine, Hans von Meiss, and Christopher D. Outram. The compensation committee did not formally meet during 2000, separate from the regular meetings of the board of directors or telephonic board meetings at which compensation committee matters were discussed with all or a majority of the directors present.

Compensation Committee Interlock and Insider Participation

         Compensation decisions during the fiscal year ended December 31, 2000 pertaining to the compensation of ZiaSun President and Chief Operating Officer Allen D. Hardman were made at a regular meeting of the board of directors in April 2000. The full board was present along with all three members of ZiaSun's compensation committee, Ross W. Jardine, currently Chief Financial Officer, Hans von Meiss, and Christopher D. Outram. The compensation of D. Scott Elder and Ross W. Jardine for the fiscal year 2000 was paid by and through ZiaSun's wholly owned subsidiary OIA, which compensation was established by the OIA board of directors, consisting of D. Scott Elder, Ross
W. Jardine, Scott Harris and David McCoy. The compensation committee of ZiaSun did not participate in the OIA board of directors' deliberations or voting concerning the compensation of Messrs. Elder and Jardine. The ZiaSun board of directors at a regular meeting, however, did grant a $500,000 cash bonus to the former OIA principals, D. Scott Elder, Ross W. Jardine, Scott Harris and David McCoy, to be distributed as determined by Messrs. Elder and Jardine.

ZiaSun Compensation Committee Report on Executive Compensation

         This report on executive compensation is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing under the Securities Act, or under the Exchange Act, except to the extent that ZiaSun specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under the Securities Act, or under the Exchange Act.

         The compensation committee of the board of directors administers ZiaSun's executive compensation program. The current members of the compensation committee are Ross W. Jardine, Hans von Meiss, and Christopher D. Outram. Except for Mr. Jardine, these persons are each a non-employee director within the meaning of Section 16 of the Securities Act, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

General Compensation Philosophy

         The role of the compensation committee and the stock option plan committee is to review, and set the salaries and other compensation of the executive officers and certain other key employees of ZiaSun, and to make grants under, and to administer, the stock option. ZiaSun's compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables ZiaSun to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

o base salary that is designed primarily to be competitive with base salary levels in similar e-finance and investor education companies that are of comparable size to ZiaSun and with which ZiaSun competes for executive personnel;

o annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

o long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and ZiaSun's stockholders.

Executive Compensation

         Base Salary. Salaries for executive officers were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

         Annual Incentive Awards. Other than the bonus granted by the full board of directors and the stock options granted by the stock option plan committee, no other annual incentive awards were granted during fiscal year ended December 31, 2000. Going forward, the compensation committee will consider several factors including:

o        the position held by the executive to whom the bonus was paid;

o total compensation paid by comparable companies to similarly situated executives;

o        the performance of the executive;

o the development of ZiaSun's operations as measured by its growth in revenues, the decline of the ratio of expenses to revenues and the level of its loss per share; and

o the perceived increase in the value of ZiaSun's business in light of factors, including market capitalization, and commercial transactions, and relative market position against competitors.

         From time to time the compensation committee considers various discretionary incentive compensation alternatives for ZiaSun's executives.

         Long-Term Incentive Awards. The stock option plan committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of ZiaSun's stockholders and encourages executive officers to remain in ZiaSun's employ. Stock options generally have value for executive officers only if the price of ZiaSun's shares of common stock increases above the fair market value of a share of common stock on the grant date and the officer remains in ZiaSun's employ for the period required for the shares granted to such person to vest.

         In 2000, ZiaSun granted stock options in accordance with the 1999 Stock Option Plan. During April 2000 and March 2001, stock options were granted to certain executive officers as incentives to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins ZiaSun. At the discretion of the stock option plan committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with ZiaSun and to strive to increase the value of ZiaSun's common stock. The number of shares subject to each stock option granted is within the discretion of the stock option plan committee and is based on anticipated future contribution and ability to impact ZiaSun's results, past performance or consistency within the officer's peer group. In April 2001, ZiaSun granted 272,400 stock options, 50% of which generally become exercisable on May 1, 2000 and 50% of which became exercisable on May 1, 2002, each at a price that was equal to the fair market value of ZiaSun's common stock on the date of grant. In March 2000, ZiaSun granted 1,366,500 stock options which generally become exercisable over a four year period commencing on March 29, 2002, and were granted at a price that was equal to the fair market value of ZiaSun's common stock on the date of grant.

Chief Executive Officer Compensation

         As stated above, Mr. Elder's base salary, target bonus, bonus paid and long-term incentive awards for the fiscal year ended December 31, 2000, were determined by the board of directors of OIA. The compensation committee of ZiaSun did not participate in the OIA board of directors' deliberations or voting concerning Mr. Elder's compensation.

Internal Revenue Code Section 162(m) Limitation

         The compensation committee has considered the potential impact of
Section 162(m) of the Internal Revenue Code on the compensation paid to ZiaSun's executive officers. Section 162(m) disallows a tax deduction for the compensation paid to certain executives of publicly-held corporations in excess of $1,000,000 in any taxable year. The $1,000,000 limitation applies per executive per year and only to the compensation paid to the chief executive officer and the four highest compensated executive officers, and provided such compensation is not performance-based. In general, it is the compensation committee's policy to qualify its executives' compensation for deductibility under applicable tax laws, although from time to time the compensation committee will consider and award compensation not so qualified under appropriate circumstances.

                                The Compensation Committee

                                Ross W. Jardine
                                Hans von Meiss
                                Christopher D. Outram

ZiaSun Audit Committee Report

         The following audit committee report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed "soliciting materials," filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of
Section 18 of the Exchange Act, nor shall the audit committee report be deemed to be incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing under the Securities Act or the Exchange Act, except to the extent that ZiaSun specifically incorporates this information by reference.

         The audit committee oversees ZiaSun's financial reporting process on behalf of its board of directors. Management has the primary responsibility for the financial statements, the reporting process and the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the annual report with management. As part of its review, the committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The committee as a whole and each individual member of the audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of ZiaSun's accounting principles and such other matters as are required to be discussed with the committee under generally accepted accounting principles.

         In this context, the committee has reviewed and discussed with ZiaSun's auditors the overall scope and plans for the independent audit. Management represented to the committee that ZiaSun's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about ZiaSun's audited financial statements included the auditors' judgments about the quality, not just the acceptability of the application of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

         The ZiaSun's auditors provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with audit committees), and the committee discussed the auditor's independence with management and the auditors. In addition, the committee considered whether the other non-audit consulting services provided by the auditor's firm could impair the auditor's independence and concluded that such services have not impaired the auditor's independence.

         In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board of directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the SEC.

         Management has advised us that for the year ended December 31, 2000, ZiaSun paid fees to BDO Seidman, LLP for services in the following categories:

               Audit fees                                   $ 117,298.00
               Financial information systems design         $          0
                 and Implementation fees
               All other Fees                               $  49,470.00

                                                         The Audit Committee
                                                         Ross W. Jardine
                                                         Hans von Meiss
                                                         Christopher D. Outram
Stock Performance Graph

         The following Performance Graph summarizes the cumulative total shareholder return on an investment of $100.00 on May 15, 1997, the date on which quotations for ZiaSun common stock first appeared on the OTC Bulletin Board of the NASD, through December 31, 2000, as compared to the cumulative total return on a similar investment of $100.00 on that date in stocks comprising the Russell 2000 Stock Index and a management constructed peer group consisting solely of Wade Cook Financial Corp. ZiaSun believes that the Russell 2000 Stock Index presents the best comparison for ZiaSun since it measures the performance of small cap companies. Further, Wade Cook Financial Corp., is the only true "peer" of ZiaSun, being the only publicly traded company which markets business and education seminars, and materials, similar to ZiaSun's products or markets its products through a similar marketing channel. Such determination was made based on ZiaSun's business on a go-forward basis, exclusive of its discontinued operations.

         Neither ZiaSun, Wade Cook Financial Corp. or the Russell 2000 Stock Index paid any cash dividends on their stock during the measurement periods. The performance graph is not necessarily indicative of future performance.

[GRAPHIC]

         Certain Relationships and Related Transaction with Directors and Executive Officers

         Shares Issued Under OIA Acquisition Agreement, as Amended. In accordance with the terms of the original OIA acquisition agreement, the former OIA stockholders, D. Scott Elder, Ross W. Jardine, David McCoy and Scott Harris, were to receive one share of ZiaSun common stock for each $0.50 of earnings before interest, income taxes, depreciation and amortization (EBITDA) for the year from April 1, 1999 through March 31, 2000. OIA's audited EBITDA earnings during this period were $10,910,076. Accordingly, ZiaSun would owe 21,820,152 shares of its common stock at March 31, 2000, to the former OIA stockholders. The value of these shares at March 31 was $248,204,230. This value would have been added to the goodwill on ZiaSun's balance sheet.

         However, pursuant to negotiations between ZiaSun and the former OIA stockholders, and their joint recognition that it would clearly not be in the best interests of ZiaSun to have such a large goodwill burden going forward, ZiaSun and the former OIA stockholders agreed to amend the original terms and conditions of the earn-out. An agreement was reached wherein the former OIA stockholders would exchange 12,000,000 of the earn-out shares, to which they were originally entitled, for $6,000,000 in cash. An agreement was reached on May 9, 2000.

         Therefore, under the terms and conditions of the amended earn-out agreement, the former OIA stockholders received 9,820,152 shares (of which 5,000,000 had been previously issued and were held in escrow), rather than the 21,820,152 shares as set forth in the original agreement. This reduced the goodwill burden to ZiaSun by $138,646,269, from $248,204,230 to $109,557,961, and this is the value that was added to ZiaSun's balance sheet going forward from April 1, 2000.

         Due to the accrual of a liability for sales taxes payable by OIA, ZiaSun and the former OIA stockholders have determined that a further adjustment to the number of shares received by the former OIA stockholders pursuant to the earn-out may be required. On July 26, 2001, ZiaSun and Messrs. Elder, Jardine, McCoy and Harris agreed that if any sales tax liability is assessed for sales made by OIA during the earn-out-period, (i) ZiaSun will be solely responsible for the payment of the first $554,000 of these taxes and
(ii) Messrs. Elder, Jardine, McCoy and Harris will return to ZiaSun on a pro rata basis one share of ZiaSun common stock for each $0.50 that these taxes exceed $554,000.

         Generation Marketing, LLC. D. Scott Elder, Ross Jardine, David McCoy and Scott Harris, each an officer and/or a director of ZiaSun and/or OIA, each owns a 20% interest in Generation Marketing, LLC, which conducts business with OIA. Generation Marketing is a newly formed media marketing company managed by an ex-employee of the company previously used to handle OIA's marketing requirements. In the second half of 2000, OIA began contracting with Generation Marketing for international marketing services and paid Generation Marketing approximately $40,000. In 2001, OIA transferred all its marketing business to Generation Marketing and through June 30, 2001 has made payments approximating $925,000. ZiaSun believes the rates charged by Generation Marketing to OIA for these services are competitive in the marketplace.

Beneficial Ownership of Securities

         Security Ownership of Certain Beneficial Owners. The following table sets forth security ownership information as of the close of business on June 30, 2001, for any person or group known by ZiaSun to own more than 5% of ZiaSun's voting securities.

         Title of              Name of            Amount of        Percent of
          Class            Beneficial Owner       Ownership          Class

         Common Stock      D. Scott Elder         3,804,553          11.64%
         Common Stock      Ross W. Jardine        3,804,553          11.64%
         Common Stock      Momentum Media Ltd.    3,499,980          10.70%

         Security Ownership of Management. The following table sets forth security ownership information as of the close of business on June 30, 2001, for individuals or entities in the following categories at ZiaSun's fiscal year end: (i) each director, (ii) each named executive officer listed in the "Summary Compensation Table" set forth herein, and (iii) all directors and executive officers as a group.

                   Amount and Nature of Beneficial Ownership Presently


Executive Officers, Directors         Common         Exercisable
And Principal Shareholders            Stock            Options           Total          Percent

D. Scott Elder1                       3,804,553           12,500         3,817,053       11.67%
Allen D. Hardman1                        97,365           37,500           134,865          *
Ross W. Jardine1                      3,804,553           12,500         3,817,053       11.67%
Hans von Meiss2                         274,445            2,500           276,045          *
Christopher D. Outram1                   22,800            2,500            25,300          *
Anthony L. Tobin                             --               --                --         --
Dennis E. McGrory                            --               --                --         --
All Directors and Officers            8,003,716           65,000        8,070,316       24.68%
as a Group
----------------
  *  Represents less than one percent

  1. Each person has sole investment power and sole voting power over the shares listed unless otherwise indicated.

  2. Includes shares, as to which beneficial ownership is disclaimed of 113,000 shares held for the benefit of family members.


         To the best of ZiaSun's knowledge there are no present arrangements or pledges of ZiaSun's securities which may result in a change in control of ZiaSun.

                               TELESCAN BUSINESS

General

         Telescan is committed to helping investors improve their investment results through advice and the educated use of proprietary investment search tools. Telescan provides financial products and services marketed through two divisions.

o The Consumer Division delivers investment advice and education to individual investors online through two Web properties, INVESTools.com and WallStreetCity.com. INVESTools.com publishes actionable investment advice and education, and WallStreetCity.com is well known for its investment search tool, ProSearch. The Consumer Division also offers private-label subscription marketing and e-mail list management services.

o The Business-to-Business Division offers an array of online financial solutions, including quotes, charts, news, portfolio reports and stock and mutual fund screening tools, to businesses seeking to expand their offerings online and gain greater cost efficiency through outsourcing.

Corporate Background

         Telescan, Inc., a Texas corporation, was formed in 1983 to manufacture software and an online database containing analytical tools for financial analysis. In 1986, D.B. Technology, Inc., a Texas corporation ("DB"), was formed for the purpose of acquiring Telescan, Inc. Telescan, Inc. merged into D.B., which filed a d.b.a. to use the name Telescan, Inc. In 1988, Max Ret, Inc., a Delaware corporation, was formed for the purpose of acquiring the outstanding common stock of D.B. In 1989, Max Ret, Inc. issued 75% of its then outstanding stock to acquire all of the outstanding common stock of D.B. Max Ret, Inc. then changed its name to Telescan, Inc.

         On May 28, 1999, Telescan completed the acquisition of INVESTools, Inc. pursuant to which the sellers exchanged all of their shares of INVESTools, Inc. for shares of Telescan common stock in a business combination that was accounted for as a pooling-of-interests.

         The Web property, WallStreetCity.com, was created by Telescan.

Services

         Consumer Division. The Consumer Division publishes investment advice, education, tools and analytics for individual investors online through two Web properties, INVESTools.com and WallStreetCity.com. In addition, the Consumer Division operates a subscription marketing service and an e-mail list management service. The division manages more than 40,000 paying subscribers.

         INVESTools.com features continually updated portfolio advice from independent money managers. The site receives 300,000 unique visitors per month and provides more than 200,000 investors with a free weekly e-mail digest of recommendations. Customers pay a monthly fee to access content delivered by 34 independent investment advisors. The content is enhanced by interactive online tools such as e-mail hotlines, discussion threads and portfolio alerts. INVESTools.com differentiates itself from standard investment newsletter Web sites by developing and supporting online interfaces that encourage interactive relationships between advisors and subscribers, and among the subscribers themselves.

         WallStreetCity.com provides investors with a historical market database, free real-time quotes, streaming realtime data feeds, industry group analysis and investment search and portfolio tools. WallStreetCity.com's ProSearchTM stock screening tool allows investors to search for stocks that match their unique investment goals. By selecting up to 40 different criteria in a single search, investors can screen thousands of stocks through customized searches or select pre-built searches that are complemented with commentary and education. While a wealth of information is available on the site at no charge, Telescan's search technology and streaming real-time data are available only to paid subscribers.

         The Subscription Marketing Service helps online financial information companies acquire new subscribers through the use of e-mail lists in which the subscriber has elected to receive financial-related advertisements. The E-mail Marketing Service helps online financial information companies manage their subscriber e-mail list, send value-added e-mail content and track advertising results. Although e-mail addresses are made available to third parties as part of a list rental, subscriber information is not transferred to the third party and INVESTools.com retains the right to such information.

         Business-to-Business Division. As an Application Service Provider
(ASP), Telescan's Business-to-Business Division offers businesses of varying sizes an array of online financial solutions to create or enhance an existing financial Web site, along with site development and hosting services. Financial online solutions include quotes, charts, news, portfolio reports, equity and mutual fund screening tools, Telescan commentary and third-party products. Solutions can be developed and operational in a fraction of the time and cost it would take an organization to do it independently, without major investments in hardware, networking or technical support.

Business Strategy

         In late 1999, Telescan began to pursue an aggressive three to five-year growth target to penetrate global markets and to expand organically and through acquisitions. As Telescan witnessed the weakness in the Internet financial marketplace during 2000, particularly related to technology companies, Telescan reevaluated its business strategy and made adjustments designed to ensure Telescan would emerge as a key player in the industry. As part of this reevaluation, Telescan began refocusing its attention on its core domestic operations and made organizational and governance changes designed to enhance growth. Telescan's resulting strategy seeks to expand Telescan's revenue base and scale Telescan's cost structure in line with revenues. Management will execute this strategy through: 1) new services and technology;
2) new market penetration; and 3) mergers with or acquisitions of complementary businesses.

         New Services. Telescan reviewed its internet services and determined that additional services would need to be added. To enhance existing offerings, Telescan added new services through relationships with third parties and redesigned its WallStreetCity.com Web site.

         The Consumer Division introduced several new investment advisory publications during 2000. The publications are available to investors by subscription through INVESTools.com and include:

o "Schaeffer's Internet Stock Alert" and "10 Days to Successful Options Trading" by Bernie Schaeffer

o        "The Pure Fundamentalist" by Alvin Toral

o        "The Technology Digest" by Nancy Zambell

o        "The MoneyPaper" by Vita Nelson

o        "The Buyback Premium Portfolio" by David Fried

o        "FXC's Top 10 Stock Picks for 2001 Report" by Frank Curzio

o        "The 2001 Investor Survival Guide"

         Investment advisors are independent contractors operating under non-exclusive distribution agreements in which INVESTools.com pays the advisor royalty fees. Advisors are selected based on their successful long-term track record, the ability to clearly communicate with subscribers on a regular basis and the ability to stick to an understandable, actionable investing style that serves to immediately benefit users. Although this approach limits the number of advisors Telescan will work with, it reinforces INVESTools.com's position as a trusted distributor of investment advice in the marketplace. During 2000, the Consumer Division also relaunched WallStreetCity.com with a new interface allowing investors to easily navigate the site's suite of analytical tools. The redesigned site features a new floating stock ticker and redesigned portfolios.

         With the addition of third-party products from FinanceCenter.com, Money.net, Prophet Financial and TeamVest LLC, Telescan continues to offer its business clients a unique set of solutions to meet their changing needs.

         New Technology. In addition to new products, Telescan modified its technology during 2000 to build a stable, scalable platform for the future and to support Telescan's product development culture. Changes made to Telescan's technological platform created a more flexible and modularized architecture. In addition, implementation of caching technology increased the speed and performance of Telescan's hosting services. Telescan also expanded its offerings to wireless platforms, including Wireless Application Protocol (WAP) enabled cellular phones and the Palm(TM) VII and modem equipped Palm V series of handheld computers.

         Market Penetration. Telescan redirected its focus to the domestic market and will continue to concentrate its efforts on penetrating the previously untapped middle market of small and mid-sized companies. Telescan began to market its application services to smaller companies more aggressively during the second half of 2000, following completion of changes to Telescan's technology platform.

         As a result of changes in the Internet and the high technology industries during 2000, Telescan began redirecting its focus from aggressive global expansion to keeping pace with the changing market and meeting clients' needs. With the addition of multiple foreign exchanges to Telescan's products and services throughout 2000, Telescan believes current market data feeds are sufficient to meet anticipated demands at this time. Telescan will continue to explore opportunities to penetrate global markets, particularly in Europe, Asia and Latin America.

         Mergers & Acquisitions. During 2000, Telescan evaluated a number of opportunities to add key technologies, enhance market presence and complement existing products and services through merger and acquisition activities. Aggressive consolidation within the technology and financial services industries continues to encourage Telescan to explore merger and acquisition opportunities to add products and/or technologies, increase market share, add to critical mass and improve liquidity.

Marketing

         Telescan's marketing objectives are focused on increasing the number of new customers, selling additional products and services to existing customers and lowering customer acquisition costs. Telescan utilizes public relations campaigns, e-mail and print advertising, banner ads, joint marketing agreements and trade show participation as marketing tools to achieve these objectives. Customer retention is also an integral component in Telescan's marketing strategy. Maintaining and developing the existing customer base is accomplished by providing comprehensive and high quality data, ongoing content and product updates, offering customer training and conducting reactivation campaigns to encourage inactive customers to return.

Customers

         Telescan had an agreement with BPI Communications, Inc. to provide BPI hosting and development services for multiple BPI Web sites. Revenue for these services represented 12% and 10% of total revenue for 2000 and 1999, respectively. Revenue from these services accounted for 3% and 11% of total revenue for the six month periods ended June 30, 2001 and 2000, respectively.

         In the fourth quarter of 2000, BPI notified Telescan that it would no longer use Telescan's services. This action resulted in a renegotiation of the contract at December 31, 2000 to discontinue development services and only provide fixed fee hosting services on a month-to-month basis for the first three months of 2001 and then month-to-month thereafter. Subsequent to April 2001, BPI no longer required hosting services from Telescan and therefore, revenues will no longer be recorded from this customer.

         Telescan has a license agreement with NBC, whereby NBC uses Telescan's proprietary Internet technology for use on CNBC.com, a comprehensive Web site for personal finance. Under the agreement, Telescan developed the financial content portion of the CNBC.com Web site and currently provides hosting services for such content. Revenue from these services accounted for 10% and 13% of total revenue in 2000 and 1999, respectively, and 9% and 11% of total revenue for the six month periods ended June 30, 2001 and 2000, respectively. Telescan generated revenue under the agreement from cost reimbursement, fixed monthly license fees and a percentage of advertising revenue generated from the site.

         A Settlement and Termination Agreement was entered into on June 8, 2001 between Telescan and NBC, which terminated the above-mentioned license agreement. In accordance with the settlement agreement, Telescan will continue to host NBC's website until July 27, 2001. All other obligations under the license agreement are terminated with the settlement agreement. NBC paid Telescan $1.5 million to satisfy outstanding receivables and to comply with the negotiated early termination costs included as part of the original agreement. Telescan recognized approximately $900,000 in additional revenue in June 2001 as a result of the termination of the license agreement. In July 2001, Telescan recognized approximately $200,000 in revenue related to the remaining licensing and hosting fees.

         There were no other customers that generated greater than 10% revenue in 2000, 1999, 1998 or in the first six months of 2001.

Proprietary Rights

         Telescan attempts to protect its trade secrets and other proprietary information with product development partners, employees and consultants through nondisclosure agreements, contract provisions and copyright, patent, trademark and trade secret laws. With respect to technologies that Telescan has licensed to third parties for use in specific applications or platforms, Telescan has entered into technology licensing agreements, which are intended to protect the proprietary rights of Telescan related to the source code of Telescan's products as a trade secret and as an unpublished copyright work.

         Telescan believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties, and Telescan is not aware of any current infringement claims against Telescan.

Competition

         Telescan competes with companies that operate proprietary platforms and/or Internet financial Web sites, many of which have significantly greater financial, technical and marketing resources than Telescan. Despite recent market volatility, new competitors continue to enter the marketplace as a result of perceived future opportunities. Telescan believes the principal competitive factors in the Internet financial services market include system performance, product differentiation, quality of content, user friendliness, price, customer support, effective marketing techniques and the ability to earn a profit. With a redirected focus towards profitability, Telescan believes that it competes effectively in these areas. However, continued competitive pressures could result in price reductions, increased spending on product development and reduced market share, which could adversely affect Telescan's financial condition and operating results. Telescan believes that its revenue expansion strategy to: 1) add new products and technology; 2) penetrate new markets; and 3) merge with or acquire complementary businesses, will serve to lessen the impact of future competitive pressures on Telescan.

Employees

         As of June 30, 2001, Telescan had 105 full-time employees. Although Telescan experienced a series of layoffs in 2000 and early 2001 to align staffing and expenses with forecasted revenues, Telescan believes that its relationship with its employees is good. In an effort to motivate and retain Telescan's remaining core talent pool in the existing tight employment market, Telescan accelerated the annual distribution of fiscal year 2001 stock option awards to the staff and management to October 2000. Additionally, Telescan vested all outstanding stock options, most of which had an exercise price that was significantly higher than Telescan's current stock price. None of Telescan's employees is represented by a labor union and Telescan has never experienced a work stoppage.

Governmental Regulation

         Telescan is not subject to direct regulation other than regulation generally applicable to businesses. However, changes in the regulatory environment relating to the Internet industry could have an effect on Telescan's business, financial condition and operating results. Telescan is unable at this time to predict the impact, if any, future regulation may have on its business. While not currently regulated, there is a possibility that Telescan may become subject to laws governing investment advisors or other securities professionals. Regulations in this area are complex and ensuring compliance could cause a financial burden and become a time consuming process.

Description of Property

         Telescan's principal executive offices, as well as its principal marketing, computer operations and product development activities, are located in leased facilities in Houston, Texas, consisting of a total of 77,116 square feet. Telescan also leases office space for marketing and administrative personnel in New York, New York and Menlo Park, California. The monthly costs of these leases are: Houston, Texas: $82,126; New York, New York: $9,936; and Menlo Park, California: $29,036.

         In an effort to further reduce costs, Telescan is exploring options to sub-lease excess office space, primarily located at Telescan's Houston facility, while maintaining adequate reserves for future needs.

Legal Proceedings

         From time to time Telescan is involved in certain legal actions arising in the ordinary course of business. It is the opinion of management that such litigation will be resolved without a material effect on Telescan's financial position or results of operations. In August 2000, a lawsuit (Avner Hacohen v. Telescan, Inc., No. 00CIV.5937) was filed against Telescan in the United States District Court for the Southern District of New York by a former employee, Avner Hacohen, alleging that Telescan failed to grant him certain stock options to which he was entitled. The plaintiff seeks monetary compensation for damages alleged to exceed $1 million, plus interest and attorney fees. Telescan has responded to the complaint and the case is proceeding before the court. Although no assurances can be given, Telescan believes that the ultimate resolution of the litigation will not have a material adverse impact on Telescan's financial position or results of operations. Telescan believes that (i) Mr. Hacohen's claim is without merit since he has no signed formal grant of stock options and (ii) almost ten years has elapsed since the termination of his employment and the statute of limitations has expired on Mr. Hacohen's claim.

Per Share Market Price and Dividend Information

         Telescan common stock is traded on the Nasdaq National Market under the symbol "TSCN." The following table sets forth, for the periods indicated, the high and low closing prices for the common stock as reported by the Nasdaq National Market. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily represent actual transactions.


                                                                          Common Stock Prices
                                                                      High                    Low
                          1999
Quarter ended March 31*..............................                $  22.94              $   7.50
Quarter ended June 30*...............................                   26.38                 16.50
Quarter ended September 30...........................                   24.31                 13.25
Quarter ended December 31............................                   32.88                 14.06

                          2000
Quarter ended March 31...............................                $  27.50              $  17.72
Quarter ended June 30................................                   23.88                  7.06
Quarter ended September 30...........................                    8.25                  1.81
Quarter ended December 31............................                    2.81                  0.97

                          2001
Quarter ended March 31...............................                $   2.06              $   0.50
Quarter ended June 30................................                    0.95                  0.29
Quarter ended September 30 (through ___, 2001).......

------------
* Telescan's stock was traded on the Nasdaq Small-Cap Market prior to July 1,
1999.


         On May 3, 2001, the last full trading day before our announcement of the signing of the merger agreement, the closing price of Telescan common stock was $0.80 per share, the high price was $0.82 per share and the low price was $0.80 per share. On __________ __, 2001, the closing price of Telescan common stock was $____ per share, the high price was $____ per share and the low price was $____ per share.

         The dividend rate on Telescan's preferred stock through December 31, 2000 was $1.25 per share per year. In January 2001, holders of Telescan's preferred stock exchanged all of their stock for a new class of preferred stock paying a dividend rate equal to $1 per share per year. Telescan has paid these dividends to holders of preferred stock on a quarterly basis. Telescan has never declared a cash dividend on its common stock. The Board of Directors currently intends to retain all earnings for use in Telescan's business, and therefore, does not anticipate paying any cash dividends on its common stock in the foreseeable future. The declaration of dividends, if any, in the future would be subject to the discretion of the Board of Directors, which may consider factors such as Telescan's results of operations, financial condition, capital needs and acquisition strategy, among other things. See "Telescan Management Discussion and Analysis of Financial Condition and Results of Operations" and Telescan's consolidated financial statements and the notes thereto.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TELESCAN

         The following table sets forth certain of Telescan's summary historical consolidated financial information. The summary historical consolidated financial information as of and for the fiscal years ended December 31, 1996, 1997, 1998 and 1999 has been derived from, and should be read in conjunction with, Telescan's audited historical consolidated financial statements and the notes thereto, which have been audited by Hein + Associates LLP, independent auditors, and which, in the case of the fiscal years ended December 31, 1998 and 1999, are attached to this joint proxy statement/prospectus. The summary historical consolidated financial information as of and for the fiscal year ended December 31, 2000 has been derived from, and should be read in conjunction with, Telescan's audited historical consolidated financial statements and the notes thereto, which have been audited by Arthur Andersen LLP, independent auditors, and which are attached to this joint proxy statement/prospectus. The summary historical consolidated financial information as of and for the six months ended June 30, 2000 and 2001 has been derived from, and should be read in conjunction with, Telescan's unaudited historical consolidated financial statements and the notes thereto attached to this joint proxy statement/prospectus. In Telescan's opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in Telescan's unaudited financial statements. Interim results for the six months ended June 30, 2001 are not necessarily indicative of, or projections for, the results to be expected for the full fiscal year ending December 31, 2001. The following summary historical consolidated financial information should be read in conjunction with the sections entitled "Selected Historical Consolidated Financial Data of Telescan" and "Telescan Management's Discussion and Analysis of Financial Condition and Results of Operations" below and with consolidated financial statements of Telescan and the notes thereto attached to this joint proxy statement/prospectus.




Statement of Operations              Six Months                            Years Ended December 31,
                                   Ended June 30,
                                 2001         2000         2000         1999         1998         1997         1996
                                                      (in thousands, except per share amounts)
 Revenue ..................      $11,498     $18,752      $35,938      $26,438      $15,234      $16,467      $13,721
 Special and other  charges       (3,913)     (7,174)     (11,742)          --       (1,530)          --           --
 Cost of acquisition
   opportunities ..........         (436)       (545)      (5,009)      (3,287)          --           --           --
 Other income (expense)....           68      21,110       (7,436)         435         (413)         341          349

Net income (loss) from
   continuing operations ..       (5,908)      9,828      (30,644)      (5,850)      (8,220)      (1,155)      (3,781)
 Net income (loss) ........      $(5,908)    $ 9,828      $(30,644)    $(5,850)     $(8,201)     $(1,174)     $ (3,781)

Net income (loss) per common
   share from continuing
   operations
      Basic ...............      $  (0.37)   $  0.58      $  (1.85)    $ (0.39)     $ (0.66)     $ (0.10)     $ (0.32)
                              ======================   ============ ===========  ===========  ===========  ===========
      Diluted .............      $  (0.37)   $  0.56      $  (1.85)    $ (0.39)     $ (0.66)     $ (0.10)     $ (0.32)
                              ======================   ============ ===========  ===========  ===========  ===========

 Weighted average common
   shares outstanding
      Basic ...............       16,296      16,690       16,665       15,486       12,654       12,203       11,655
                              ==========  ==========   ==========   ==========   ============ ==========   ==========
      Diluted .............       16,296      17,471       16,665       15,486       12,654       12,203       11,655
                              =========== ==========   ===========  ==========   ============ ==========   ==========


                                                                                 December 31,
Balance Sheet Data                June 30, 2001           2000         1999         1998          1997         1996
                                                                   (in thousands)
 Working capital ..........        $  (3,369)            $ 4,156       $10,049      $  (641)      $  956      $  436
 Total assets .............            8,835              19,440        82,899       13,401       13,178      11,673
 Total long-term obligations              --                  46        11,500        2,366          507         784
 Total stockholders' equity            1,205               9,427        57,770        4,771        9,160       7,750
 Book value per share......             0.07                 0.57         3.73         0.38          0.75        0.66


      TELESCAN MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Business Overview

         Telescan is committed to helping investors improve their investment results through advice and the educated use of proprietary investment search tools. Telescan provides financial products and services marketed through two divisions.

o The Consumer Division delivers investment advice and education to individual investors online through two Web properties, INVESTools.com and WallStreetCity.com. INVESTools.com delivers actionable investment advice and education, and WallStreetCity.com is well known for its investment search tool, ProSearch. The Consumer Division also offers private-label subscription marketing and e-mail list management services.

o The Business-to-Business Division offers an array of online financial solutions, including quotes, charts, news, portfolio reports and stock and mutual fund screening tools, to businesses seeking to expand their offerings online and gain greater cost efficiency through outsourcing.

Results of Operations

         Three Months Ended June 30, 2001 Compared to Three Months Ended June 30, 2000 Revenues decreased $3.3 million, or 37%, compared to the prior year quarter as Telescan continued to be impacted by the effects of the softening demand for services in the Internet market. Revenues from the Consumer Division decreased $1.9 million, or 43%, compared to the prior year quarter primarily due to the depressed market for Internet advertising and online services. Revenues from the Business-to-Business Division declined $200,000 or 7%, from the prior year quarter. Included in those revenues was $900,000 related to a settlement with NBC to terminate its license agreement in light of its impending acquisition of MSN Money Central. Excluding the NBC termination payment, revenues declined $1.1 million, or 33%. Revenues from the Business-to-Business Division continues to decline as customers terminate contracts early and the Company recognizes the previously deferred revenue upon termination of the contract. Telescan is having difficulty replacing these terminated contracts with new contracts as companies either decide against making such services available on their Web site or are choosing to host their own sites and not use Telescan's services. The contracts cover a variety of services including licensing, hosting and Web site development.

         No significant other revenues were recorded in the three months ended June 30, 2001, down from other revenues of $1.2 million for the three months ended June 30, 2000. This decrease was due to changes in the BPI contract initiated in December 2000 converting the contract to a flat monthly hosting fee. All revenues and obligations under this contract ceased in early April 2001.

         Cost of revenues decreased $2.6 million, or 55%, from the prior period. As a percentage of revenue, cost of revenues decreased from 52% in the second quarter of 2000 to 37% in the second quarter of 2001. The decrease was primarily due to (i) the termination of the BPI contract in April 2001, for which cost of revenues averaged 70% of revenue in 2000, (ii) decreased compensation costs resulting from the reduction in the headcount initiated in the second quarter of 2000, and (iii) decreased amortization of software development costs due to the write-off of capitalized software costs in the second quarter of 2000.

         Selling and marketing expenses decreased $1.0 million, or 57%, from the prior year's quarter primarily due to decreased compensation costs resulting from the reduction in headcount. As a percentage of revenue, selling and marketing costs decreased from 19% in the second quarter of 2000 to 13% in the second quarter of 2001.

         General and administrative expenses decreased $2.6 million, or 47%, from the prior year's quarter primarily due to the decreased compensation costs resulting from the headcount reductions and decreased legal and accounting fees and recruiting expenses. These decreases were partially offset by increased equipment rental costs and rent for additional office space

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leased in the second quarter of 2000. As a percentage of revenue, general and administrative costs decreased from 63% in the second quarter of 2000 to 53% in the second quarter of 2001.

         During the second quarter of 2001, Telescan sold marketable securities and recognized $1,000 in gross gains and $123,000 in gross losses. Telescan received $307,000 in proceeds from these sales.

         Special and other charges in the second quarter of 2001 included the following:

o $2.4 million to reduce the investment in TeamVest LLC to fair value based on current valuation.

o $700,000 to write-off the investment in GRO Corporation because Telescan no longer expects to recover its investment.

o $100,000 for severance as Telescan continues efforts to control costs by further reducing staff.

         Special and other charges in the second quarter of 2000 included the following:

o Technology Assets - Capitalized software that is non-strategic or no longer generating revenue - $4.1 million

o Investment in trading Technologies Corporation - this company does not have a viable product - $9,000,000

o Investment in Telebuild - Based on conversations with interested parties, Telescan does not expect to recover its investment in the event of a sale - $384,000

o        Serverance charges - due to workforce reductions - $387,000

o        Discontinued product lines - no longer strategic - $264,000

o        CyberAction settlement - recovery of accrual - ($428,000)

         Six Months Ended June 30, 2001 Compared to Six Months Ended June 30, 2000. Revenues decreased $7.3 million, or 39%, compared to the prior year as Telescan continued to be impacted by the effects of the softening demand for products and services in the Internet market.

         Revenues from the Consumer Division decreased $3.3 million, or 37%, compared to the prior year primarily due to the depressed market for Internet advertising and online services. In addition, results from the six months ended June 30, 2000 included approximately $400,000 in revenue from a special promotion that did not recur in 2001.

         Revenues from the Business-to-Business Division declined $2.0 million, or 26%, from the prior year This decline is primarily due to the termination of contracts with GlobalNet Financial.com, Inc. and others in late 2000 as well as custom development revenue in 2000 from NBC, which did not recur in 2001. The license agreement with NBC was terminated in the second quarter of 2001. The deferred revenue associated with these contracts was recognized when the contracts terminated. Also, adversely affecting revenue is the net decline in Web site development and hosting revenue in 2001 compared to 2000.

         Other revenue declined $1.9 million, or, 83% compared to the prior year primarily due to changes in the BPI contract initiated in December 2000 converting the contract to a flat monthly hosting fee and the termination of the contract in early April 2001.

         Cost of revenues decreased $4.9 million, or 52%, compared to the corresponding period of the prior year. As a percentage of revenue, cost of revenues decreased from 50% in 2000 to 39% in 2001. The decrease is primarily due to (i) the change in the BPI contract in the first quarter of 2001 to a flat hosting fee with no direct costs for Telescan and its subsequent termination in April 2001, (ii) decreased compensation costs resulting from the reduction in the headcount initiated in the second quarter of 2000, and
(iii) decreased amortization of software development costs due to the write-off of capitalized software costs in the second quarter of 2000.

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         Selling and marketing expenses decreased $1.1 million, or 34%, compared to the prior year primarily due to decreased compensation costs resulting from the reduction in headcount. As a percentage of revenue, selling and marketing costs increased slightly from 17% in 2000 to 18% in 2001.

         General and administrative expenses decreased $3.3 million, or 34%, compared to the prior year primarily due to the decreased compensation costs resulting from the headcount reductions and decreased legal and accounting fees and recruiting expenses. These decreases were partially offset by increased equipment rental costs and rent for additional office space leased in the second quarter of 2000. As a percentage of revenue, general and administrative costs increased from 52% in 2000 to 55% in 2001.

         During the six months ended June 30, 2001, Telescan sold marketable securities and recognized $66,000 in gross gains and $187,000 in gross losses. Telescan received $811,000 in proceeds from these sales.

         Special and other charges for the six months ended June 30, 2001 included the following:

o $2.4 million to reduce the investment in TeamVest LLC to fair valued based on current valuation.

o $700,000 to write-off the investment in GRO Corporation because Telescan no longer expects to recover its investment.

o $300,000 to write off the investment in FreeRealTime.com, Inc., which filed for voluntary bankruptcy.

o $200,000 to write off the investment in Tachyon Systems, LLC because Telescan no longer expects to recover its investment.

o $300,000 for severance as Telescan continues efforts to control costs by further reducing staff.

         Special and other chaarges for the six months ended June 30, 2001 included the following:

o Technology Assets - Capitalized software that is non-strategic or no longer generating revenues - $4.1 million

o Investment in Trading Technologies Corporation - Company does not have a viable product - $900,000

o Investment in Telebuild - Based on conversations with interested parties, the Company does not expect to recover its investment in the event of a sale - $384,000

o        Cyber-Action settlement - contract terminated - $1.1 million

o        Severance charges - due to workforce reduction - $387,000

o        Discontinued product lines - no longer strategic - $264,000

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         Other Significant Financial Statement Activity. In January 2001,
Telescan received a $1.5 million cash payment on a $4.2 million note receivable due from TeamVest LLC pursuant to a note that Telescan entered into in November 1999. Telescan then exercised its option to convert the remaining balance due on the note, plus accrued interest of $407,000, into 1,893,066 shares of TeamVest LLC common stock which, on the conversion date, was valued at $3.1 million and represented approximately a 14% interest in TeamVest LLC.

         In January 2001, the two holders of the 120,000 shares of Class A 5% Convertible Preferred Stock agreed to exchange all of their shares for new Class B 4% Convertible Preferred Stock. The Class B 4% Convertible Preferred Stock pays $1.00 per share per annum in dividends and is convertible at any time at the option of the holder into 3,000,000 shares of common stock, which Telescan has reserved for such conversion. The preferred stock automatically converts on May 15, 2002.

         2000 Compared to 1999. During 2000, Telescan's revenue increased $9.8 million, or 38%, as compared to 1999. In the Consumer Division, revenue increased $3.9 million, or 32%, primarily due to a $4.1 million increase in online subscription sales and a $1.9 million increase in advertising revenue. These gains were offset by approximately $2.1 million in declines in fees from dial up and modem accessed subscriptions as Telescan continued to migrate its customers to Internet services.

         Revenue from the Business-to-Business Division increased $5.7 million, or 62%, as compared to 1999. Contracts with new customers added approximately $1.6 million in development revenue as compared to 1999. Amortization of deferred license and hosting revenue was approximately $2.5 million in 2000, an increase of approximately $1.3 million as compared to 1999. An additional $1.7 million of deferred revenue was recognized in 2000 due to the early termination or modification of contracts with GlobalNet Financial.com, Inc., GRO Corporation and InvestorIQ, plc. Cancellation of these contracts, or elimination of certain provisions, relieved Telescan of future performance obligations under these contracts and thus, the related deferred license and hosting fees were recognized in 2000 as revenue.

         Cost of revenue increased $2.2 million, or 15%, as compared to 1999, but decreased as a percentage of revenue from 56% in 1999 to 47% in 2000. The increase in costs was primarily due to increased royalties in the Consumer Division, which was offset by decreased software amortization costs in the Business-to-Business Division.

         Selling and marketing expenses increased $1.9 million, or 41%, as compared to 1999 consistent with the growth in revenue. As a percentage of revenue, selling and marketing expenses were 18% in 2000 and 1999.

         General and administrative expenses increased $8.9 million, or 92%, as compared to 1999. As a percentage of revenue, these expenses increased to 52% from 37% in 1999. Much of this increased cost was due to fluctuations in the size of Telescan's organization during 2000. By May 2000, Telescan had 287 employees, a 21% increase over December 1999 in anticipation of market expansion. In addition, Telescan had expanded the leased space in its Houston operations by an additional 23,000 square feet, or 43%, as compared to 1999. This growth in personnel and space increased expenses for salaries, recruitment, rent, equipment, consultants, contract labor and other costs during the first half of 2000. As Telescan reevaluated its strategy, it began to reduce headcount and take aggressive steps to control costs. As a result of these efforts, in the fourth quarter of 2000, headcount decreased to 167 and general and administrative expense decreased compared to the third quarter of 2000.

         During 2000, Telescan evaluated a number of opportunities to add key technologies, enhance market presence and complement existing products and services through merger and acquisition activities. In August 2000, Telescan entered into a merger agreement with GlobalNet in which each share of Telescan common stock would have been exchanged for 0.50 shares of GlobalNet common stock. During the ensuing due diligence period, the companies determined that their business strategies would be best served if they were pursued separately. In September 2000, a termination agreement was signed and costs totaling $4.5 million associated with this acquisition opportunity were expensed. A summary of the material terms of the termination agreement is as follows:

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o        Telescan exchanged 272,500 shares of GlobalNet common stock Telescan owned for the 545,000 shares of Telescan common stock that GlobalNet owned. These shares of Telescan common stock were subsequently canceled.

o GlobalNet purchased 276,495 shares of GlobalNet common stock Telescan owned for $6.00 per share.

o GlobalNet paid Telescan $250,000 in cash as compensation for expenses incurred in connection with the proposed acquisition opportunity.

o Telescan and GlobalNet terminated most of their commercial contracts and agreements, and dismissed all related outstanding receivables. Telescan accelerated recognition of deferred revenue of $1.0 million currently into revenue on these contracts as the termination relieved Telescan of future performance obligations under these contracts.

o Telescan agreed it would not sell, transfer, or dispose of its remaining 1.9 million shares of GlobalNet common stock until July 2001, except for up to 50,000 shares per month for six consecutive months beginning October 1, 2000. During the fourth quarter of 2000, Telescan sold 150,000 shares of GlobalNet stock on the open market under the terms of this agreement.

         Additional merger and acquisition opportunities Telescan explored during 2000 resulted in an additional $545,000 in cost of acquisition opportunities expensed. Aggressive consolidation within the technology and financial services industries encourages Telescan to explore merger and acquisition opportunities to add products and/or technologies, increase market share, add to critical mass and improve liquidity.

         During 2000, Telescan modified its technology to build a stable, scalable platform for the future and to support Telescan's product development culture. Changes made to Telescan's technological platform created a more flexible and modularized architecture. In May 2000, Telescan relaunched its WallStreetCity.com Web site with a completely new interface to make navigation easier, a new floating ticker, and redesigned portfolios. As a result of these changes, Telescan wrote off approximately $3.4 million of unamortized capitalized costs that were determined to be in excess of the net realizable value of the older products.

         As Telescan witnessed weaknesses in the Internet financial marketplace, particularly related to technology companies, Telescan reevaluated its business strategy and made adjustments designed to ensure Telescan would emerge as a key player in the industry. As part of this reevaluation, Telescan began refocusing its attention on its core domestic operations and made organizational and governance changes designed to enhance growth. This reevaluation included shedding all operations that were not related to the core business, were generating insufficient returns, or were no longer considered strategic for Telescan's future. As a result, Telescan wrote off $1.1 million in assets related to product lines that were no longer considered strategic. Telescan also recognized approximately $900,000 in severance costs associated with these changes in strategy.

         The weaknesses in the Internet financial marketplace also took a toll on investments Telescan made during 1999 and the early part of 2000. During 2000, Telescan continuously monitored the financial health and the market value of the companies in which Telescan had investments, both public and private. Telescan wrote down its investments in Tachyon Systems and Telebuild when it became apparent from sale offers that Telescan would not recover its investment in the event of a sale. Telescan also wrote off investments in Trading Technologies when Trading Technologies ceased operations in 2000 and in InvestorIQ, plc when InvestorIQ, plc was forced into liquidation in the United Kingdom in November 2000. These write downs and write offs totaled $5.1 million in 2000.

         Telescan's investments in marketable securities suffered as well and Telescan determined that the market value would not return to the level Telescan had invested at any time in the near future. Therefore, in accordance with SFAS 115, Accounting for Debt and Equity Securities, Telescan established a new cost basis at the market value on December 31, 2000 and recognized a $27.7 million loss on the impairment into income. The impact of this impairment was offset by $19.4 million in net realized gains and losses on sales of GlobalNet securities during 2000. During the fourth quarter, Telescan began to sell off its marketable securities portfolio in an effort to shed non-strategic assets and redistribute the proceeds to core business opportunities.

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         In May 2000, Telescan terminated an agreement with CyberAction Ltd.
This agreement granted certain international marketing rights to CyberAction, and the parties disagreed about the contractual provisions and obligations. Therefore, as part of its strategic reevaluation, Telescan terminated the contract and expensed $1.1 million of settlement costs.

         At the beginning of 2000, the Consumer Division, headquartered in Menlo Park, CA, sought to expand, and entered into a lease agreement on a new facility. During the fourth quarter, as part of its cost containment strategy, Telescan terminated the new lease agreement and recognized $235,000 of associated expenses, including a $100,000 write off of leasehold improvement costs.

         1999 Compared to 1998. Revenues for the year ended December 31, 1999 increased $11.2 million, or 74%, as compared to the same period in 1998, reflecting dramatic growth in the Internet service business. In 1999, Telescan recognized approximately $4.9 million in revenue from new private label and licensing agreements, of which approximately $3.5 million came from an agreement with NBC. Telescan has licensed its proprietary Internet and online financial services technology to NBC for CNBC.com, a comprehensive Web site for personal finance. Under the agreement, Telescan is responsible for web site development and hosting services. Telescan's revenue comes from fixed monthly fees, cost reimbursement and a percentage of the revenue from the site. Revenue from INVESTools increased $3.5 million over 1998 to $5.0 million as demand for online newsletters increased. Telescan's WallStreetCity.com Web site added $690,000 to revenue in 1999 primarily due to advertising revenue. Other service revenues increased $1.2 million, or 84%, primarily due to growing demand for the various Internet publications while dial up modem revenue declined $1.1 million, reflecting Telescan shifting its growth to more Internet services.

         Cost of revenue increased $4.6 million, or 46%, as compared to 1998, resulting in a gross margin increase of $6.8 million, or 154%. Cost of revenue associated with the NBC agreement represented approximately $1.9 million of the total cost of revenue increase. Cost of revenue for INVESTools was $1.3 million higher for 1999 due to higher royalty obligations associated with increased revenue.

         Marketing expenses increased 15% as compared to 1998, as Telescan shifted its marketing focus. General and administrative expenses increased $2.7 million, or 38%, primarily due to increased staffing costs to accommodate the development requirements associated with the growing businesses.

         During 1999, Telescan recorded a one-time charge of $3.3 million for costs related to the acquisition of INVESTools. These costs consisted of investment banking fees, legal and accounting fees, and certain other expenses directly related to the acquisition.

         Recent Developments. In July 2001, Telescan sold its remaining shares of GlobalNet stock in a private placement for approximately $500,000 or $.3016 per share. Telescan will realize a loss on the transaction of approximately $2 million in July. As of June 30, 2001, Telescan has an unrealized loss of $2.1 million related to these securities in shareholders' equity.

Liquidity and Capital Resources

         At June 30, 2001, cash and cash equivalents totaled $2.1 million, a $653,000 increase from December 31, 2000. The increase was primarily due to net cash provided by investing activities partially offset by net cash used in operating activities. Working capital, which includes $3.1 million of deferred revenue at June 30, 2001, decreased by $7.5 million from December 31, 2000 to a deficit of $3.4 million primarily due to the conversion of the note receivable due from TeamVest LLC to an investment as well as continued sales of and declines in the fair market value of Telescan's marketable securities holdings.

         Net cash used in operating activities totaled $855,000 for the six months ended June 30, 2001. The net loss of $5.9 million included non-cash charges of $3.6 million for write downs of investments in addition to the $1.1 million routine non-cash charge for depreciation and amortization. Working capital accounts increased by $800,000 primarily due to a decrease in accounts receivable partially offset by a decrease in accounts payable and other liabilities.

         Investing activities added $1.7 million in cash primarily from the $1.5 million payment on the $4.2 million note receivable from TeamVest LLC received in January and the $811,000 in proceeds on the sales of marketable securities partially offset by $502,000 of capitalized software development costs.
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

         It is Telescan's intention to control its operating expenses while continuing to focus on its existing products. In addition, Telescan has implemented changes intended to reduce certain operating expenses. Telescan sold its remaining holdings in GlobalNet Financial.com subsequent to June 30, 2001 and the value of the remaining marketable securities held continues to decline. Based on management's revised projections, Telescan believes that its cash flows from operations and current working capital will be sufficient to fund its operations only through December 31, 2001. Telescan is in the process of consummating a merger with ZiaSun. If this merger is consummated prior to year-end, management believes that the combined entity will have sufficient cash flows to fund operations and capital requirements. No assurance can be given when, or if, Telescan will be able to complete the merger with ZiaSun.

         These conditions raise substantial doubt about Telescan's ability to continue as a going concern. The ability of Telescan to continue as a going concern is dependent on many factors including successful completion of the merger with ZiaSun. Telescan has been advised by its independent public accountants that their report on the December 31, 2001 consolidated financial statements may be modified with respect to Telescan's ability to continue as a going concern.

Recent Accounting Pronouncements

         In June 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination upon acqusition. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a busines combination) should be accounted for in financial statements upon their acquisition. This Statement also addreses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

         The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001. The provisions also apply to all business combinations accounted for using the purchase method for which the date of acquisitions is July 1, 2001 or later.

         The provisions of Statement No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquried after June 30, 2001 will be subject immediately to the amortization provisions of this Statement.

         Management of Telescan believes adoption of these pronouncements will not have a material impact on the consoldiated results of operations or financial position of Telescan as of June 30, 2001.

Changes in, and Disagreements with, Accountants on Accounting and Financial Disclosure

         Previous Independent Accountants.

i. On April 10, 2000, Telescan dismissed Hein + Associates LLP as its independent accountant.

ii. Neither of the reports of Hein + Associates LLP on the financial statements for years 1998 and 1999 contained an adverse opinion or disclaimer of opinion or were qualified or modified as to uncertainty, audit scope or accounting principles.

iii. The dismissal of Hein + Associates LLP was recommended and approved by the Audit Committee of the board of directors of Telescan.

iv. During Telescan's fiscal years 1998 and 1999 and through the period from December 31, 1999 to April 10, 2000, there were no disagreements with Hein + Associates LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Hein + Associates LLP would have caused them to make reference thereto in their reports on the consolidated financial statements for such years.

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

v. During Telescan's fiscal years 1998 and 1999 and through the period from December 31, 1999 to April 10, 2000, there were no reportable events (as defined in Regulation S-K Item 304 (a) (1) (v)).

vi. Telescan provided Hein + Associates LLP with a copy of the disclosure it made in response to Item 304 (a) of Regulation S-K. Telescan requested Hein + Associates LLP to furnish, and Hein + Associates LLP furnished to Telescan, a letter addressed to the SEC stating that it agreed with the statements made by Telescan.

         Newly Engaged Independent Accountants. On April 10, 2000, Telescan engaged Arthur Andersen LLP as its new independent accountant. Through April 10, 2000, neither Telescan nor anyone on its behalf consulted Arthur Andersen LLP regarding (i) the application of accounting principles to any transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered by Arthur Andersen LLP on Telescan's financial statements. In addition, through April 10, 2000, neither Telescan nor anyone on its behalf consulted Arthur Andersen LLP regarding any matter that was the subject of a disagreement (as defined in Regulation S-K Item 304 (a) (i) (iv)) or a reportable event (as defined in Regulation S-K Item 304 (a) (1) (v)).

Market Risk Disclosure

         Telescan is exposed to market risk, which is the potential loss arising from adverse changes in market prices and rates. Telescan's exposure to interest rate changes is not considered to be material to Telescan. Telescan does not enter, or intend to enter, into derivative financial instruments for trading or speculative purposes.

         Telescan is exposed to the impact of changes in the market values of its investments. Telescan invests in equity instruments of privately held, information technology companies for business and strategic purposes. These investments are included in long-term assets and are accounted for under the cost method when ownership is less than 20% and Telescan does not significantly influence or control the operations. For these non-quoted investments, Telescan's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. During the three months ended June 30, 2001, Telescan recorded $3.3 million of impairment to these non-quoted investments. Telescan believes its financial instruments to be properly stated at fair value at June 30, 2001.

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                              TELESCAN MANAGEMENT

Directors and Executive Officers

         Telescan's directors and executive officers are as follows:

         NAME                        AGE                             POSITION
         ----                        ---                             --------

         William D. Savoy            36                   Director and Chairman
         Lee K. Barba                50    Director and Chief Executive Officer
         Roger C. Wadsworth          53     Senior Vice President and Secretary
         Paul A. Helbling            48                 Chief Financial Officer
         Greg E. Gensemer            34                          Vice President
         Jerrold B. Smith            48                          Vice President
         Alexander T. Wyche          53       Vice President, Corporate Counsel
         Elisabeth Y. Sami           32                                Director
         Stephen C. Wood             49                                Director

         Each director holds office until the next annual meeting of stockholders or until his successor has been elected and qualified. The Compensation Committee and Audit Committee of the board of directors are each composed of Ms. Sami and Messrs. Savoy and Wood.

         William D. Savoy. Mr. Savoy was appointed Chairman of the Board in August of 2000. Since 1990, he has worked for Vulcan Ventures Incorporated, the investment organization of Paul G. Allen, and he currently serves as President. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc., a company controlled by Mr. Allen, and became its President in 1988. Mr. Savoy serves on the Advisory Board of Dream Works SKG of Los Angeles, California and serves on the Board of Directors of Charter Communications, Inc., drugstore.com, High Speed Access Corporation, Metricom, Inc., Peregrine Systems, Inc., RCN Corporation, and USA Networks, Inc. Mr. Savoy holds a B.S. in Computer Science, Accounting and Finance from Atlantic Union College. Mr. Savoy has been a director since 1993.

         Lee K. Barba. Mr. Barba has been a Director since April of 2000 and has served as Chief Executive Officer since February 2000. Mr. Barba is well known for fostering innovative global growth strategies among companies he has managed. He worked at Open Link Financial, an Enterprise Risk Management Software company, from 1998 to 1999 where he implemented the European expansion and doubled the company's revenues in one year by forming strategic partnerships with several Fortune 500 companies. From 1997 to 1998, Mr. Barba served as President of Coral Energy, a wholly owned subsidiary of Shell Oil, with $4 billion in revenue, which was Shell's marketing arm in the deregulated natural gas and electricity markets. From 1989 to 1997, Mr. Barba worked for Bankers Trust Company where he was responsible for managing global trading businesses. While based in London he was responsible for managing their European offices, as well as the Global Risk Management Advisory practice which had offices in Asia and Latin America. Upon returning to New York, Mr. Barba was the senior executive of the bank responsible for managing and consolidating the firm's technology and operations functions for the global capital markets businesses, which included over 2,100 in staff operating throughout Asia, Europe and North America. Earlier in his career Mr. Barba served as co-head of the Fixed Income Division at PaineWebber and as a Vice President of Lehman Brothers Kuhn Loeb. He earned his M.B.A. from Columbia University and his B.A. from the University of North Carolina.

         Roger C. Wadsworth. Mr. Wadsworth was appointed Secretary in August 2000, served as Director from 1989 to 2000 and has served as Senior Vice President since 1990. From 1988 to 1990, Mr. Wadsworth served as President of Telescan. From 1983 to 1988, Mr. Wadsworth was employed as Vice President of Information Management Services, Inc., of Houston, Texas, where he provided management services to investment vehicles such as limited partnerships and joint ventures. From 1979 to 1983, he served as co-owner of D. Russell Smith Associates, a restaurant and tenant finish general contractor. Mr. Wadsworth

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

is Secretary of IMS Securities, Inc. a full service NASD broker/dealer owned by his wife. Mr. Wadsworth holds a B.B.A. degree from the University of Houston.

         Paul A. Helbling. Mr. Helbling joined Telescan as Chief Financial Officer in 1999. From 1997 until joining Telescan, Mr. Helbling was Vice President of Finance at PCC Flow Technologies, Inc., a subsidiary of Precision Castparts Corporation and a $350 million manufacturer of pumps and valves in the U.S. and Europe. From 1991 to 1997 Mr. Helbling served as Vice President and Chief Financial Officer of HydroChem Industrial Services, a $150 million provider of industrial cleaning services to the petrochemical, refining, and utility industries. Mr. Helbling became a Certified Public Accountant in 1978, with experience in Big-5 public accounting, and in the contract drilling and oil and gas exploration and production industries. Mr. Helbling holds B.A. and M.A. degrees from Rice University.

         Greg E. Gensemer. Mr. Gensemer has been Vice President since rejoining Telescan in April 1999. Prior to rejoining Telescan, Mr. Gensemer was General Manager for Paragon Software from March 1998 to April 1999, a provider of streaming real-time quotes to individual investors, money managers and brokers. When previously employed by Telescan until March 1998, Mr. Gensemer held the positions of Director of Business Development, Project Manager, Retail Sales Executive and Technical Support Representative after originally joining Telescan in September 1990. Prior to joining Telescan, Mr. Gensemer was the Area Manager for Pilgrim Cleaners of Houston, Texas from 1986 to 1990. Mr. Gensemer serves on the Board of Directors of GRO Corporation of Houston, Texas.

         Jerrold B. Smith. Mr. Smith, Vice President since March 1998, previously held the positions of Business Development Manager for Telescan's Consumer Web property, WallStreetCity.com, and Technical Support Supervisor after joining Telescan in 1995. Prior to joining Telescan, Mr. Smith practiced financial planning and asset management in Houston, Texas. From 1986 to 1988, Mr. Smith was national Sales Manager for USOne Apparel of New York. From 1976 to 1986, Mr. Smith was a salesman and ultimately regional Vice President of Donmoor, Inc., a wholesale apparel manufacturer, also of New York. Mr. Smith holds a B.S. in Business Administration from the University of Houston.

         Alexander T. Wyche. Mr. Wyche, Vice President and Corporate Counsel, who joined Telescan in May 1999, previously served as an attorney for Koch Industries, Inc., a privately held international conglomerate with interests in the natural gas industry, from 1997 to 1999. From 1996 to 1997, Mr. Wyche worked as a sole practitioner serving as a legal consultant to the natural gas industry. From 1988 to 1996, Mr. Wyche worked in the legal departments of Enron Corp. and from 1978 to 1988 he worked in the legal department of Tenneco, Inc. Mr. Wyche holds a B.B.A. from Campbell University, a J.D. from North Carolina Central University and is licensed to practice law in Texas and North Carolina.

         Elisabeth Y. Sami. Ms. Sami is Vice President of Strategic Partnership and Business Development in NBC's Digital Media group. Ms. Sami was appointed to the board of directors on June 23, 2000 to fill the position created after Christopher Glowacki's resignation. Ms. Sami has been with NBC since March 1997, originally as Vice President for International Business Development and Operations in New York, and later as Vice President of Business Development for NBC West Coast in Burbank, California. Before joining NBC, Ms. Sami served as Vice President of International Business Development for Discovery Communications from March 1993 to February 1997. She started her career in international investment consulting. Ms. Sami earned her B.A. from the University of Iowa, and received a Graduate Diploma from the University of Stockholm.

         Stephen C. Wood. Mr. Wood is currently President and Chief Executive Officer of Wireless Services Corporation based in Bellevue, Washington where he has worked since April 1996. Until May 1996, Mr. Wood was President and CEO of Notable Technologies, L.L.C., which filed for bankruptcy in 1996. From 1993 through 1994, Mr. Wood served as Vice President of Information Broadcasting for McCaw Development Corporation located in Kirkland, Washington. Until February 1993, he was President of Starwave Corporation, a company he formed in 1991 with Microsoft Corporation co-founder Paul G. Allen to develop and market data and information products. From 1986 through 1991, Mr. Wood served in several executive positions at Asymetrix Corporation, a software development and marketing firm founded by Mr. Allen. From 1980 until 1985, Mr. Wood was in charge of building a microcomputer software development organization for Datapoint Corporation in Austin, Texas, after serving in research & development and marketing positions. Mr. Wood began his career in 1976 when he became the sixth employee of Microsoft Corporation, where he was general manager from 1977 to 1980. Mr. Wood holds a B.S. in Computer Engineering from Case Western Reserve University and an M.S. in Electrical Engineering from Stanford University. Mr. Wood has been a director since 1992.

Executive Compensation

         The following table reflects all forms of compensation for services to Telescan for the years ended December 31, 2000, 1999, and 1998, of the individuals serving as Telescan's Chief Executive Officer during 2000 and Telescan's four most highly compensated executive officers who were serving Telescan at the end of 2000 and who earned more than $100,000 that year.

                          Summary Compensation Table


                                                                                                        Long-Term
                                                            Annual Compensation                       Compensation
                                                                                                       Securities
                                                                                                       Underlying
                 Name                           Year               Salary              Bonus             Options

Lee K. Barba                                     2000            $248,103 1          $ 45,866              833,321
Chief Executive Officer

David L. Brown                                   2000             138,300                  --               58,378
Former Chief Executive Officer                   1999             158,750                  --                4,393
                                                 1998             140,000                  --               28,800

David M. Berray3                                 2000             160,240 1            18,982              109,459
Chief Operating Officer

Roger C. Wadsworth                               2000             118,750              25,299               41,478
Senior Vice President                            1999              96,000                  --                2,662
                                                 1998              84,000                  --               13,200

Paul A. Helbling                                 2000             130,625              27,829               31,626
Chief Financial Officer                          1999              42,096 2                --               12,729

Joseph Frantz3                                   2000             116,375              33,480               22,801
Vice President, Chief Information                1999              93,460               3,727                  932
   Officer                                       1998              83,659                  --                6,890
--------------------

1    Mr. Barba joined Telescan on February 28, 2000; and Mr. Berray joined
     Telescan on March 14, 2000. Therefore, the amounts reflected for 2000 are for a partial year.

2 Mr. Helbling joined Telescan during 1999. Therefore, the amounts reflected for 1999 are for a partial year.

3 The following employees resigned subsequent to December 31, 2000, but are named executives: Mr. Berray - resigned January 2001; Mr. Frantz - resigned June 2001.


         The following table reflects all forms of compensation for services to Telescan for the years ended December 31, 2000, 1999, and 1998, of two executive officers who would have been included above had they been employed by Telescan at December 31, 2000 and who earned more than $100,000 that year.


                                                                                                        Long-Term
                                                            Annual Compensation                       Compensation
                                                                                                       Securities
                                                                                                       Underlying
                 Name                           Year                Salary              Bonus            Options

Ronald Warren                                   2000             $   147,692           $ 30,359           24,137
Former President                                1999                 118,269                 --           13,195
         Resigned August 2000                   1998                 100,000                 --           14,000

Edward C. Oliver                                2000                 117,500             27,829            6,000
Former Vice President                           1999                  60,429 1               --           17,929
         Resigned May 2000
--------------------

1 Mr. Oliver joined Telescan during 1999. Therefore, the amounts reflected for 1999 are for a partial year.


         Stock Options. The following tables set forth information relating to the named executive officers with respect to (i) stock options granted in 2000, and (ii) the total number of exercised options through 2000 and the value of the unexercised in-the-money options at the end of 2000.

                       Option Grants In Last Fiscal Year


                                               Percent of                                      Potential Realizable Value at
                                                  Total                                        Assumed Annual Rate of Stock
                              Numbers of         Options                                       Price Appreciation for Option
                              Securities       Granted to       Exercise
                              Underlying      Employees in     Price Per       Expiration                   Term

          Name              Options Granted    Fiscal Year       Share            Date                    5% 10%

Lee K. Barba                   400,000 1           20.03%      $  19.00        02/27/10       $  4,779,599     $ 12,114,443
                                12,401 2            0.62           5.00        08/10/10             38,995           98,820
                               420,920 3           21.08           2.00        10/29/10            529,429        1,341,676
David L. Brown                  20,000 4            1.00          21.63        01/31/10            272,060          689,453
                                 3,892 2            0.19          19.25        02/24/10             47,117          119,405
                                 8,349 2            0.42          10.94        05/07/10             57,442          145,569
                                 6,936 2            0.35           5.00        08/10/10             21,810           55,271
                                 7,500 2            0.38           2.00        10/16/10              9,433           23,906
                                11,701 2            0.59           2.00        10/29/10             14,717           37,297
David M. Berray                100,000 5            5.01          22.50        03/13/10          1,415,013        3,585,921
                                 9,459 2            0.47           5.00        08/10/10             29,744           75,376
Roger C. Wadsworth              10,000 4            0.50          21.63        01/31/10            136,030          344,726
                                 2,359 2            0.12          19.25        02/24/10             28,559           72,373
                                 5,255 2            0.26           5.00        08/10/10             16,524           41,876
                                15,000 6            0.75           2.00        10/16/10             18,867           47,812
                                 8,864 2            0.44           2.00        10/29/10             11,149           28,254
Paul A. Helbling                 6,000 4            0.30          21.63        01/31/10             81,618          206,836
                                 2,595 2            0.13          19.25        02/24/10             31,416           79,613
                                 5,780 2            0.29           5.00        08/10/10             18,175           46,059
                                 7,500 6            0.38           2.00        10/16/10              9,433           23,906
                                 9,751 2            0.49           2.00        10/29/10             12,265           31,081
Joseph P. Frantz                 6,000 4            0.30          21.63        01/31/10             81,618          206,836
                                 1,651 2            0.08          19.25        02/24/10             19,987           50,652
                                 5,150 2            0.26           5.00        08/10/10             16,194           41,039
                                10,000 6            0.50           2.00        10/16/10             12,578           31,875
Ronald Warren                   15,000 4            0.75          21.63        08/08/01 7          204,045          517,090
                                 2,831 2            0.14          19.25        08/08/01 7           34,273           86,854
                                 6,306 2            0.32           5.00        08/08/01 7           19,829           50,251
Edward C. Oliver                 6,000 4            0.30          21.63        05/21/01 7           81,618          206,836
------------------------------
1        Option vests in 3 components: (a) 100,000 shares vest six months from the date of grant, (b) 100,000 vest annually in equal installments over five years beginning one year after the date of grant subject to acceleration of vesting over four years if performance targets are met, and (c) 200,000 shares vest five years from the date of grant subject to acceleration of vesting to four years if performance targets are met.

2        Options vest immediately upon grant.

3        Option vests in 3 components: (a) 220,920 shares vest immediately,
         (b) 100,000 vest annually in equal installments over four years beginning one year after the date of grant subject to acceleration of vesting over three years if performance targets are met, and (c)
         100,000 shares vest four years from the date of grant subject to acceleration of vesting to three years if performance targets are met.

4 On October 17, 2000, the vesting of these options was accelerated to vest 100% on that date.

5 Options vest in three components: (a) 25,000 shares vest six months from date of grant, (b) 25,000 vest ratably over five years from date of grant subject to acceleration to four years if certain performance targets are met, and (c) 50,000 vest at the end of five years subject to acceleration to four years if certain performance targets are met.

                                     117

6        Options vest 50% annually beginning 12 months after date of grant.

7 Per their severance agreements, the expiration date of these options was extended one year.

             Aggregated Option Exercises In Last Fiscal Year And
                        Fiscal Year End Option Values

                                                                                                          Value of
                                                                                                         Unexercised
                                                                     Number of Securities Underlying    In-the-Money
                                                                      Unexercised Options at Fiscal      Options at
                                        Shares                                   Year End              Fiscal Year End
                                     Acquired on                                                        Exercisable/
               Name                    Exercise     Value Realized      Exercisable/Unexercisable       Unexercisable

Lee K. Barba                                 --              --           333,321/         500,000             --/--

David L. Brown                               --              --           139,506/              --             --/--

David M. Berray                              --              --            34,459/          75,000             --/--

Roger C. Wadsworth                           --              --            63,536/          15,000             --/--

Paul A. Helbling                             --              --            36,855/           7,500             --/--

Joseph F. Frantz                          6,373         $34,622            20,623/          10,000             --/--

Ronald Warren                                --              --            72,748/              --             --/--

Edward C. Oliver                          2,595         $49,954            23,929/              --             --/--



         Employment Agreements. In February 2000, Telescan entered into an employment agreement with Mr. Barba to serve as Chief Executive Officer. The term of the agreement is for three years with an automatic one-year extension on the anniversary date. Mr. Barba is to receive an annual base salary of $295,000 and received an option to purchase 400,000 shares of Telescan Common Stock. This option vests over a period ranging from six months to five years, which may be shortened to four years if certain stock price goals are met. The option expires in ten years. Mr. Barba is eligible to participate in the Officer Bonus Plan, the Telescan benefit plans, and will be reimbursed for routine business and entertainment expenses and club membership costs.

         Director Compensation. Telescan currently pays non-employee Directors cash fees of $1,500 per Board meeting attended and reimburses expenses incurred by Directors to attend such meetings. Directors who are not officers of Telescan are typically granted stock options annually, at an exercise price consistent with the market.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information, as of __________, 2001 unless otherwise indicated, with respect to the number of shares of Telescan common stock beneficially owned by (1) each director, nominee for director, and/or named executive officer individually, (2) all executive officers and directors of Telescan as a group, and (3) each stockholder known by Telescan to be the beneficial owner of more than 5% of Telescan's common stock. The number of shares is exclusive of shares allocated to the person's account through Telescan's 401(k) plan. Except as noted below, each stockholder has sole voting and investment power with respect to the shares shown.


                                                         Number of Shares
Owners                                                  Beneficially Owned1          % of Class
------                                                  -------------------          ----------

William D. Savoy                                          67,508                        *
Lee K. Barba                                             333,321                        2.0%
Roger C. Wadsworth                                       147,104                        *
Paul A. Helbling                                          42,855                        *
Elisabeth Y. Sami                                          7,500                        *
Stephen C. Wood                                           60,200                        *
David M. Berray 4                                          8,000                        *
Joseph F. Frantz, II 4                                     2,000                        *
Ronald Warren 5                                          124,950                        *
Edward C. Oliver 5                                           200                        *
David L. Brown 6                                         753,956 2                      4.6%
National Broadcasting Company, Inc. and
GE Capital Equity Investments, Inc.
       120 Long Ridge Road
       Stamford, Connecticut 06927                     2,331,348                       14.3%
Lacy J. Harber
       LJH, Corp.
       377 Neva Lane
       Denison, Texas 75020                            2,314,000                       14.2%
Paul G. Allen
       Vulcan Ventures Incorporated
       505 Union Station
       505 5th Avenue So., Suite 900
       Seattle, Washington 98104                       1,290,000 3                      7.9%
G. Robert Friedman
       Friedman & Associates
       P. O. Box 676161
       Rancho Santa Fe, California 92067               1,053,919                        6.5%
All Directors and executive officers as a group
(10 persons)                                             756,631                        4.6%
     -----------------

     *Less than 1%.

1. Each of the share amounts shown for the directors and officers includes options to purchase additional shares, which are exercisable within the next sixty days, as follows: Mr. Savoy - 34,535, Mr. Barba
         - 333,321, Mr. Wadsworth - 63,536, Mr. Helbling - 36,855, Ms. Sami -
         7,500, Mr. Wood - 20,250, Mr. Warren - 72,748.

2.       Includes 636,318 shares owned by the Brown Family Partnership. David
         L. Brown has shared voting and investment power in the Brown Family
         Partnership along with other family members who are not officers and/or directors of Telescan. Includes 117,638 shares owned by David
         L. Brown personally.

3.       Vulcan is owned 100% by Paul G. Allen.

4. The following employees resigned subsequent to December 31, 2000, but are named executives: Mr. Berray - resigned January 2001; Mr. Frantz
         - resigned June 2001.

5. The following employees resigned prior to December 31, 2000, but are named executives: Mr. Warren - resigned August 2000; Mr. Oliver - resigned May 2000.

6. Mr. Brown's employment with Telescan ended on March 9, 2001 upon the expiration of his employment contract with Telescan. Certain
         Relationships and Related Transaction with Directors and Executive
         Officers

Certain Relationships and Related Transactions with Directors and Executive Directors

         In the normal course of business some members of the Board of Directors have proposed business alliances between Telescan and companies with which they are associated. In the opinion of management, each of these transactions or arrangements was entered into on terms as favorable to Telescan as could have been obtained in transactions or arrangements with unaffiliated third parties.

         Vulcan Ventures, Incorporated. Pursuant to the terms of a May 20, 1992 stock purchase agreement between Vulcan Ventures and Telescan, Vulcan has the right to designate one nominee director to Telescan's Board of Directors for as long as Vulcan Ventures (or its affiliate) owns at least 540,000 shares of common stock of Telescan. In addition, Telescan has agreed not to take any corporate action to increase its number of directors to more than seven without the unanimous written consent of all directors for as long as Vulcan Ventures (or its affiliate) owns at least 540,000 shares of common stock of Telescan. After consummation of the merger, Vulcan Ventures will not have the legal right to designate a director to the INVESTools board although Mr. Savoy (an officer of Vulcan Ventures) has been requested to, and has agreed to, serve as chairman of the INVESTools board after the merger.

         Knowledge Express Data Systems, L.C. ("KEDS"). At December 31, 2000, Telescan owned 55.58% of KEDS and a joint venture controlled by GRF Interests, Inc. ("GRF") owned the remaining interest. G. Robert Friedman, a significant stockholder and a former director of Telescan, controls GRF. Telescan and the joint venture sold their interests in KEDS to an unrelated third party in February 2001. Through that date, Telescan provided computer hardware, programming, systems maintenance, data loading, telecommunications and certain administrative services to KEDS. For the year ended December 31, 2000, KEDS assets were reclassified as net liabilities held for sale, totaling $15,000.

         Telebuild, L.C. ("Telebuild"). Friedman Interests, Inc., a company controlled by G. Robert Friedman, owns 45.42% of Telebuild. Telescan and the Brown Family Partnership own 15.83% and 25.44%, respectively, of Telebuild. The Brown Family Partnership is owned by David L. Brown, a Director and the former Chairman of Telescan, and other members of the Brown family. Through December 31, 2000, Telescan performed services under contract for Telebuild, which consisted primarily of the development, maintenance and operation of the Telebuild database system and the provision of office space, equipment and furniture. Telescan charged Telebuild for its personnel at a stipulated rate, which reflected the full absorption of overhead costs to Telescan. Non-personnel expenditures under the agreement are billed at actual cost. During 2000, Telescan wrote off $384,000 of intercompany receivables due from Telebuild when it became apparent that they would never be recovered. At December 31, 2000, Telescan had no investment recorded for Telebuild and Telebuild owed Telescan an additional $19,000, which was subsequently paid. For the year ended December 31, 2000, $55,000, or less than 1%, of Telescan's total revenue was derived from services provided to Telebuild.

         National Broadcasting Company, Inc. In a letter agreement dated February 22, 1999 between NBC and Telescan, NBC was granted the right to have an individual designated by NBC (the "NBC Designee") included as a nominee for the Board of Directors of Telescan. NBC shall have this right until GE Capital Equity Investments, Inc. ("GE Equity") owns less than 5% of the outstanding common stock of Telescan or the license agreement with NBC terminates or expires, whichever event occurs earlier. Pursuant to this agreement, NBC has designated, and the Board of Directors has approved, Ms. Elisabeth Y. Sami.

         In addition, GE Equity has the right to designate an individual to be present at all Board of Directors meetings. Such individual will not be a participating or voting member of the Board of Directors and may remain as a designee as long as GE Equity owns at least 5% of Telescan's outstanding common stock.

         GRO Corporation. Mr. Greg E. Gensemer, an officer of Telescan, serves on the Board of Directors for GRO Corporation. Telescan has entered into licensing and servicing agreements with this company. In December 2000, the licensing agreement was amended to terminate development of a new product for GRO. As a result of this modification, $153,000 of deferred license fees for GRO were accelerated and recognized into revenue in December. At December 31, 2000, Telescan still had approximately $358,000 of deferred license fees from GRO to be recognized into revenue through 2003. Telescan recognized $190,000 in revenue during 2000 from this licensing agreement, excluding the accelerated revenue. Telescan owned 603 shares of GRO Corporation representing an ownership interest of 5.1% at December 31, 2000.

                    DESCRIPTION OF INVESTOOLS CAPITAL STOCK

General

         INVESTools has 13,000,000 shares of authorized capital stock. Those shares consist of 1,000,000 shares of preferred stock, par value $0.01 per share, and 12,000,000 shares of common stock, par value $0.01 per share.

         The rights of ZiaSun and Telescan stockholders who acquire shares of stock offered by this joint proxy statement/prospectus will be governed by INVESTools' certificate of incorporation and by-laws and Delaware corporate law. We have summarized below provisions of INVESTools' certificate of incorporation and by-laws. This summary does not contain all of the provisions that you may want to consider as an investor in INVESTools' securities. You may wish to review INVESTools' certificate of incorporation and by-laws, which are attached as Annexes V and VI, respectively, to this joint proxy statement/prospectus.

Description of Common Stock

         Dividends. Dividends may be declared and paid on the INVESTools common stock at such time and in the amounts as the board of directors in its discretion shall determine, subject to any dividend preferences of any outstanding preferred stock. INVESTools has no present intention of declaring and paying cash dividends on the common stock at any time in the foreseeable future.

         Voting Rights. Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote, except that holders of common stock are not entitled to vote on any amendments to INVESTools' certificate of incorporation that relate solely to the terms of any preferred stock if the holders of the preferred stock affected thereby are entitled to vote thereon as a separate class or series pursuant to INVESTools' certificate of incorporation or Delaware law.

         Liquidation Rights. If INVESTools liquidates, dissolves, or winds-up its business, whether voluntarily or not, INVESTools common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders.

Additional Series of Preferred Stock

         INVESTools' certificate of incorporation provides that the number of authorized shares of any stock may be increased or decreased by an affirmative vote of a majority of the stockholders entitled to vote thereon. The board of directors is authorized to create and issue one or more series of preferred stock and to determine the rights and preferences of each series within the limits set forth in the certificate of incorporation and applicable law.

Description of Series A Preferred Stock

         At the time of the merger, 120,000 shares of INVESTools Series A Preferred Stock will be issued. The holders of Series A Preferred Stock will have no voting rights except as described below:

o Holders of Series A Preferred Stock, voting separately as a class, will be entitled to vote for, and remove without cause and replace at any time, one additional director in the event that dividends on the Series A Preferred Stock are in arrears in an amount equal to at least two quarterly dividends, or if for five consecutive trading days there has not been a sufficient number of shares of common stock authorized and reserved for issuance to cover the number of shares of common stock into which Series A Preferred then outstanding shall be convertible. This right terminates when the above defaults are cured. The holders of the Series A Preferred, voting separately as a class, are entitled to remove without cause at any time and replace any director that such stockholders elected under the above defaults.

o The consent of a majority of the holders of the Series A Preferred Stock is required to modify INVESTools' certificate of incorporation or by-laws if any terms of the Series A Preferred Stock are affected thereby, or to pay any dividends or distributions to stockholders.

         Holders of shares of Series A Preferred Stock will be entitled to receive cumulative dividends at the rate of $1.00 per share per annum, payable quarterly, when and as declared by the board of directors. The dividend will be paid at a priority to any payment of any dividend on the common stock or any other class or series of stock of INVESTools. Dividends shall accrue commencing on January 1, 2001, and shall do so daily, whether or not earned or declared.

         In the event that there is a liquidation, dissolution or winding up of INVESTools, holders of Series A Preferred Stock shall be entitled to receive $25 per share plus any accrued but unpaid dividends prior to any distribution of assets to holders of any other class or series of shares.

         Holders of shares of Series A Preferred Stock have the option to convert at any time each of their shares of Series A Preferred Stock into 25 (plus the pro rata portion of any due and unpaid dividends) shares of INVESTools common stock. On May 15, 2002, all then outstanding shares of Series A Preferred Stock will each automatically convert into 25 (plus the pro rata portion of any due and unpaid dividends) shares of INVESTools common stock.

Anti-Takeover Effects

         INVESTools is subject to the provisions of Delaware law described below regarding business combinations with interested stockholders.

         Section 203 of the Delaware General Corporation Law applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of "business combination" includes mergers, sales of assets, issuances of voting stock and certain other transactions. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

         Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless:

o the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder;

o upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and other than shares held by certain employee stock plans; or

o the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

         INVESTools' certificate of incorporation and by-laws provide that the board of directors shall be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire board. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as equal as possible.

         Ninety days' written notice or the consent of the board of directors is required for a holder of Series A Preferred Stock to acquire over 5% of INVESTools common stock.

         INVESTools must indemnify present and former officers and directors, and may indemnify employees and agents.

Listing

         INVESTools common stock is expected to be quoted on Nasdaq's National Market System or Nasdaq's Small Cap Market.


                       COMPARISON OF STOCKHOLDER RIGHTS

         The following is a summary of the material differences between the current rights of ZiaSun and Telescan stockholders with the rights those stockholders will have after the merger as stockholders of INVESTools.

Corporate Governance

         ZiaSun is incorporated under the laws of Nevada, and Telescan is currently incorporated under the laws of Delaware. If the merger is consummated, the holders of ZiaSun common stock, whose rights are currently governed by the general corporation laws of Nevada, the ZiaSun Restated Articles of Incorporation and the Amended and Restated Bylaws, will become holders of INVESTools common stock, whose rights are governed by the DGCL, the INVESTools Amended and Restated Certificate of Incorporation and the INVESTools Amended and Restated By-laws. Telescan stockholders, whose rights are governed by the DGCL and the Telescan Restated Certificate of Incorporation and Restated Bylaws, will also be governed by INVESTools' applicable rules.

         The general corporation and merger laws of Nevada are codified in Chapter 78 and Chapter 92A of the NRS. The NRS differs from the DGCL in many respects. The following summary sets forth material differences that should be considered by ZiaSun's stockholders. The following summary does not purport to be a complete statement of the differences between the NRS and the DGCL, which are too numerous to list in their entirety.

Authorized Capital Stock

         The amount of the total authorized capital stock of ZiaSun is 50,000,000 shares with a par value of $0.001 per share. All shares shall be one class, without series or other distinction, and shall be called common stock.

         The total number of shares of all classes of stock that Telescan is authorized to issue is 40,000,000 shares, consisting of 30,000,000 shares of common stock with a par value of $.01 each share, and 10,000,000 shares of preferred stock with a par value of $0.01 each share. The holders of preferred stock shall have such rights, preferences and privileges as may be determined, prior to the issuance of such shares, by the board of directors.

         The total number of shares of all classes of stock which INVESTools shall be authorized to issue is 13,000,000 shares, consisting of 1,000,000 shares of preferred stock, par value $0.01 per share and 12,000,000 shares of common stock, par value $0.01 per share. The number of authorized shares of either stock may be increased or decreased by an appropriate vote of the holders of a majority in voting power of the stock entitled to vote.

Voting Rights

         The stockholders of ZiaSun have one vote for each share of stock registered in his or her name on the books of the corporation.

         The stockholders of Telescan common stock are entitled to one vote for each share of common stock held by the stockholder.

         Each stockholder of INVESTools common stock is entitled to one vote for each share of common stock held by the stockholder. Holders of Series A Preferred stock generally will not be entitled to any voting rights. However, the consent of Series A Preferred Stock shall be required before certain corporate actions may be taken, such as amending the certificate of incorporation or by-laws so as to change any of the rights of the Preferred Stock holders, or to purchase for value any common stock while there exists any arrearage in payment of dividends. Series A Preferred Stock holders shall also have the right to elect one director to the board in the event the dividends on the Series A Preferred Stock are in arrears for more than two consecutive quarters.

Number of Directors

         ZiaSun's authorized number of directors is not less than three and no more than seven or such number as determined by the board of directors.

         Telescan's authorized number of directors is no less than three and no more than 12, and is determined by the board of directors.

         INVESTools' board of directors shall consist of such number of directors, not less than three nor more than 15, as shall be fixed exclusively from time to time by a board resolution. The directors shall be divided into three classes.

Nomination and Election of Directors

         The election of ZiaSun directors is held at the annual meeting of the stockholders; however, the board of directors can cause the election to be held at a special meeting of the stockholders in the event elections are not held at the annual meeting.

         The directors at Telescan are elected at each annual meeting of stockholders; however, in the event that no meeting is held or the directors are not elected at the meeting, the stockholders may elect the directors at any special meeting held for that purpose.

         Directors of INVESTools shall be elected by the holders of a plurality of the voting power present in person, or represented by proxy and entitled to vote. Holders of INVESTools Series A Preferred Stock, voting separately as a class, will be entitled to vote for additional directors in the event that dividends on the Series A Preferred are in arrears in an amount equal to at least two quarterly dividends, or if for five consecutive trading days there has not been a sufficient number of shares of common stock authorized and reserved for issuance to cover the number of shares of common stock into which Series A Preferred shall then be convertible. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed by or pursuant to the by-laws. This right however, terminates when the above defaults are rectified.

Terms and Classification of the Board of Directors

         The ZiaSun board of directors is not classified and each director holds office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified.

         The Telescan board of directors is not classified. All directors are elected at annual meetings of stockholders or at special meetings held for such purpose. All directors shall hold office until their respective successors are elected and qualified.

         The board of directors of INVESTools shall be divided into three classes, designated Class I, Class II, and Class III. Each class, as nearly as possible, shall have one-third of the total number of directors making up the whole board. Class I directors shall be originally elected for a term expiring at the next succeeding annual meeting of stockholders, and Class II directors shall be originally elected for a term expiring at the second annual meeting of stockholders. Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. At each succeeding annual stockholders' meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting.
Removal of Directors

         The removal of the board of directors of ZiaSun can occur at a meeting expressly called for that purpose. At such meeting one or more directors may be removed by a vote of a majority of the shares of outstanding stock of the corporation entitled to vote at the election of directors.

         The Telescan board can be removed with or without cause by a majority stockholder vote.

         INVESTools' board of directors can only be removed for cause and only by the affirmative vote of at least 80 percent in voting power of all shares of the company entitled to vote generally in the election of directors, voting as a single class.

Filling Director Vacancies

         All vacancies of ZiaSun board members, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, unless provided otherwise in the articles of incorporation.

         A vacancy in the Telescan board of directors, except for vacancies created by the removal of a director, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director. Such elected directors shall hold office until their successor is elected at an annual or special meeting of stockholders. Vacancies created by the removal of a director may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by written consent of the holders of a majority of the outstanding shares entitled to vote. Stockholder are able to elect a director at any time to fill any vacancy not filed by the directors. When a director gives notice of his or her future resignation, the board or the stockholders have the power to elect a successor or take office when the resignation is to become effective.

         Prior to annual meeting 2002, each party to the merger agreement shall take the necessary steps to appoint the directors of INVESTools. Each director shall remain in office until the next election of the INVESTools directors not to be prior to April 2, 2002.

         A vacancy in the INVESTools board of directors, except for vacancies created by the removal of a director, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director. Such elected directors shall hold office for a term as set forth in the certificate of incorporation. When a director gives notice of his or her future resignation, the board or the stockholders have the power to elect a successor or take office when the resignation is to become effective. Any newly created directorship on the board that results from an increase in the number of directors and any vacancy occurring in the board may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Special Meetings of Stockholders

         A special meeting of ZiaSun stockholders may be called by the president, or the board of directors, or by vote or signed writing of stockholders of a majority of the issued and outstanding capital stock.

         A special meeting of the stockholders of Telescan may be called at any time by the chairman of the board or the president, or by the board of directors, or by one or more holders of shares entitled to cast in the aggregate not less than 10% of the votes at the meeting.

         A special meeting of the INVESTools stockholders may be called at any time only by board members until August 31, 2002. After such date, the chairman of the board or the president, or the board of directors may at any time call such a meeting.

Stockholder Action by Written Consent

         ZiaSun stockholders are entitled to take any action which may be taken at any annual or special meeting of the stockholders without a meeting.

         Telescan stockholders may elect directors without a meeting by a consent in writing. Any other action which, under any provision of the DGCL, may be taken at a meeting of the stockholders, may be taken without a meeting.

         For INVESTools, any action which, under any provision of the DGCL, may be taken at a meeting of the stockholders, may be taken without a meeting if accompanied by a written consent. The writing shall set forth the action so taken and be signed by the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at the meeting at which all shares entitled to vote thereon were present and voted.

Advance Notice Provisions

         ZiaSun special meetings require not less than 10 nor more than 60 days written notice of such meetings. Notification of annual meetings is to be provided to each stockholder of record entitled to vote not less than 10 nor more than 60 days before such meetings.

         Upon request in writing that a special meeting of Telescan stockholders be called, directed to an officer by any person entitled to call a special meeting of stockholders (other than the board of directors), the officer will provide notice to stockholders entitled to vote that a meeting will be held at a time requested by the person calling the meeting, not less than 35 nor more than 60 days after receipt of the request.

         Written notice of each annual or special meeting of Telescan stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote.

         When any Telescan stockholders' meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of the original meeting.

         INVESTools' by-laws provide that written notice of each special or annual meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote. When an INVESTools' stockholders' meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of the original meeting.

         INVESTools' by-laws also provide that notice of any proposed stockholder approval without a meeting by less than unanimous written consent, shall be given at least 10 days before the consummation of the action.

Amendments to Certificate of Incorporation

         ZiaSun is permitted to amend its certificate of incorporation in any respect provided the amendment contains only provisions that would be lawful in an original certificate of incorporation filed at the time of amendment. Sections 78.385 and 78.390 of the NRS provide for substantially the same requirements as those contained in Section 242 of the DGCL.

         Telescan is permitted to amend its certificate of incorporation in any respect provided the amendment contains only provisions that would be lawful in an original certificate of incorporation filed at the time of amendment. Section 242 of the DGCL provides that for a corporation that has received payment for any of its capital stock to amend its certificate of incorporation, that corporation's board of directors must adopt a resolution presenting the proposed amendment. In addition, a majority of the shares entitled to vote, as well as a majority of shares by class of each class entitled to vote, must approve the amendment to make it effective.

         INVESTools may not modify the Amended and Restated Certificate of Incorporation, by merger or otherwise, so as to amend or change the rights, preferences, or privileges of the Series A preferred stock. The affirmative vote of holders of at least 80 percent in voting power of all the shares of INVESTools entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal sections in the Amended and Restated Certificate of Incorporation that deal with the number and class of the board members, special meetings of the stockholders and the bylaws.

Amendments to By-Laws

         An amendment to ZiaSun's by-laws may be made at any regular or special meeting of the board of directors by a majority vote of the board. An amendment can also be made by a vote of, or a consent in writing signed by, the holders of a majority of the issued and outstanding capital stock.

         Telescan's by-laws may be amended, repealed or new by-laws adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote.

         The INVESTools board shall be authorized to amend or repeal the by-laws in any manner not inconsistent with the DGCL, subject to the power of the stockholders to amend or repeal the by-laws.

Limitation on Personal Liability of Directors and Officers

         No ZiaSun director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for acts or omissions which involve intentional misconduct or the payment of dividends in violation of 78.300 of the NRS.

         A director of Telescan shall not be personally liable for monetary damages to the company or its stockholders for breach of any fiduciary duty as a director, except for the breach of duty of loyalty, acts or omissions performed not in good faith, self-dealing, or violations of Section 174 of the DGCL.

         An INVESTools director shall not be liable to the company or its stockholders for breach of fiduciary duty as director, except to the extent such exemption from liability or limitation is not permitted under the DGCL.

Indemnification of Directors and Officers

         ZiaSun shall indemnify its directors and officers to the fullest extent permitted under the NRS.

         Telescan directors and officers shall be indemnified against expenses, judgments, fines, settlements and other amounts reasonably incurred in connection with any threatened, pending or completed action or proceeding to the fullest extent permitted by the laws of the State of Delaware.

         INVESTools shall indemnify any person to any proceeding by reason of the fact that such person is or was a director or officer of the corporation.

Directors' and Officers' Insurance

         ZiaSun may purchase and maintain insurance on behalf of any person who is or was a director, employee or agent of the corporation or who is or was serving as such at the request of the corporation, against any liability asserted against him or her and incurred by him or her in any such capacity. This remains the case even if the company would have the power to indemnify such person against such liability under the laws of the state of incorporation.

         The board of directors for Telescan may determine that the company should purchase and maintain insurance on behalf of any agent of the company against any liability asserted against or incurred by the agent in its performance as such, whether or not the company would have the power to indemnify such person against such liability under the bylaws or otherwise.

         INVESTools may purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against any liability asserted against such person, whether or not the company would have the power to indemnify such person against such liability under the bylaws or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

         ZiaSun and Telescan file annual, quarterly and current reports, joint proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Web site at http://www.sec.gov. Copies of documents filed by Telescan with the SEC are also available at the offices of the Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006.

         INVESTools has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to INVESTools common stock to be issued in the merger. This joint proxy statement/prospectus constitutes the prospectus of INVESTools filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

         Requests for documents should be directed to:

         o   For ZiaSun documents:         o   For Telescan documents:
             Investor Relations                Investor Relations
             ZiaSun Technologies, Inc.         Telescan, Inc.
             655 San Rodolfo, Suite 120        5959 Corporate Drive, Suite 2000
             Solana Beach, CA  90275           Houston, TX  77036
             (858) 350-4060                    (281) 588-9700


         This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to ZiaSun was provided by ZiaSun and the information contained in this joint proxy statement/prospectus with respect to Telescan was provided by Telescan.


                                 LEGAL MATTERS

         That the shares of INVESTools Common Stock being offered hereby will be legally issued, fully paid and non-assessable as well as certain Federal income tax matters are being passed upon for INVESTools by Simpson Thacher & Bartlett.


                                    EXPERTS

         The consolidated financial statements of ZiaSun included in this joint proxy statement/prospectus have been audited by Jones, Jensen & Company and BDO Seidman, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing.

         The December 31, 2000 consolidated financial statements and schedules of Telescan included in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements and schedules of Telescan as of or for periods ending prior to December 31, 2000 included in this joint proxy statement/prospectus have been audited by Hein + Associates LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                      STOCKHOLDER PROPOSALS FOR THE 2002
                    ANNUAL MEETINGS OF ZIASUN AND TELESCAN

         Proposals submitted by stockholders of ZiaSun for presentation at the 2002 annual meeting of stockholders, to be held if the merger has not been consummated prior thereto, must be received by the Secretary of ZiaSun no later than ________, 2002 for inclusion in the joint proxy statement and form of proxy relating to the 2002 annual meeting of stockholders.

         Proposals submitted by stockholders of Telescan for presentation at the 2002 annual meeting of stockholders, to be held if the merger has not been consummated prior thereto, must be received by the Secretary of Telescan no later than January 16, 2002 for inclusion in the joint proxy statement and form of proxy relating to the 2002 annual meeting of stockholders.

                                LIST OF ANNEXES

ANNEX I           Agreement and Plan of Merger

Annex II          Voting Agreements

Annex III         Lock-Up Agreements

Annex IV          Employment Agreements

ANNEX V           Restated Certificate of Incorporation of INVESTools

ANNEX VI          By-Laws of INVESTools

ANNEX VII         Sections 92A.300 to 92A.500 of the Nevada Revised Statutes

ANNEX VIII        Section 262 of the Delaware General Corporate Law

                           ZIASUN TECHNOLOGIES, INC.
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page

Report of Independent Public Accountants....................................F-2
Independent Auditors' Report................................................F-3
Consolidated Balance Sheets as of December 31, 2000 and December 31, 1999...F-4 Consolidated Statements of Operations and Comprehensive Income for
     the Three Years Ended December 31, 2000................................F-6
Consolidated Statements of Stockholders' Equity for the Three
     Years Ended December 31, 2000..........................................F-8
Consolidated Statements of Cash Flows for the Three Years
     Ended December 31, 2000...............................................F-10
Notes to Consolidated Financial Statements.................................F-12
Selected Quarterly Financial Data (unaudited)..............................F-34
Unaudited Consolidated Balance Sheets as of June 30, 2001 and
     December 31, 2000.....................................................F-35
Unaudited Consolidated Statements of Operations for Six Months
     and the Three Months Ended June 30, 2001 and June 30, 2000............F-37
Unaudited Consolidated Statements of Stockholders' Equity for the
     Year Ended December 31, 2000 and the Six Months Ended June 30, 2001...F-39 Unaudited Consolidated Statements of Cash Flows for the Six Months
     Ended June 30, 2001 and June 30, 2000.................................F-41
Notes to the Unaudited Consolidated Financial Statements...................F-43

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Boards of Directors of
ZiaSun Technologies, Inc.

         We have audited the accompanying balance sheet of ZiaSun Technologies, Inc. and subsidiaries (the "Company") as of December 31, 2000 and the related statements of operations and comprehensive income, changes in stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of ZiaSun Technologies, Inc. and subsidiaries as of December 31, 2000 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

BDO Seidman, LLP

Los Angeles, California
March 9, 2001, except for
Notes 3 and 10, which are as of
April 13, 2001

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
ZiaSun Technologies, Inc. and Subsidiaries
Solana Beach, California

We have audited the accompanying consolidated balance sheet of ZiaSun Technologies, Inc. and Subsidiaries as of December 31, 1999 and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZiaSun Technologies, Inc. and Subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

Jones, Jensen & Company
Salt Lake City, Utah
March 25, 2000

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          Consolidated Balance Sheets


                                    ASSETS

                                                               December 31,
                                                        --------------------------
                                                          2000              1999
                                                        --------          --------
CURRENT ASSETS

Cash and cash equivalents........................... $  3,851,897      $  9,283,310
Trade receivables...................................      954,848           744,293
Prepaid expenses....................................      265,618            65,962
                                                     ------------      ------------

Total Current Assets................................    5,072,363        10,093,565
                                                     ------------      ------------

EQUIPMENT

Machinery and equipment.............................      288,905           174,947
Office equipment....................................      169,663           125,371
Leasehold improvements .............................       76,681            57,857
                                                     ------------      ------------
                                                          535,249           358,175
Less: accumulated depreciation......................    (171,585)          (75,632)
                                                     -----------       -----------

Equipment, Net......................................      363,664           282,543
                                                     ------------      ------------

OTHER ASSETS

 Equity investment (Note 3).........................    6,055,000                --
 Net assets of discontinued operations (Note 10)....      403,915         6,148,270

Goodwill - net of accumulated amortization of
    $3,849,826 and $223,535 (Note 2, 11 and 15).....   35,802,447         2,756,932
 Receivables - related parties (Note 6).............           --            68,236
 Other assets.......................................       16,048           107,338
                                                     ------------      ------------

 Total Other Assets.................................   42,277,410         9,080,776
                                                     ------------      ------------

 TOTAL ASSETS ...................................... $ 47,713,437      $ 19,456,884
                                                     ============      ============



         See accompanying notes to consolidated financial statements.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                    Consolidated Balance Sheets (continued)



                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                    December 31,
                                                                             --------------------------
                                                                               2000              1999
                                                                             -------            -------

CURRENT LIABILITIES

Accounts payable and accrued expenses.............................          $  1,855,544      $    872,064
Related party payable (Note 6)                                                        --           690,000
Income tax payable (Note 5).......................................                26,958         1,947,264
Sales tax payable.................................................             3,004,914           136,499
GST payable.......................................................               112,841            74,830
                                                                            ------------      ------------

Total Current Liabilities.........................................             5,000,257         3,720,657

Total Liabilities.................................................             5,000,257         3,720,657

COMMITMENTS AND CONTINGENCIES (Notes 3 and 4)

Shares subject to rescission (Note 14)............................               613,830                --

STOCKHOLDERS' EQUITY (Note 1, 12 and 13)

Common stock: 250,000,000 shares authorized of $0.001 par value,
    32,675,330 shares issued and 32,314,630 outstanding at
    December 31, 2000, 22,205,018 shares issued and 22,141,818
    outstanding, at December 31, 1999.............................                32,675             22,205
Additional paid-in capital........................................           116,909,372         12,504,547
Treasury stock, 360,700 and 63,200 shares, respectively...........              (799,538)           (34,030)
Other comprehensive income........................................                    --             54,230
Deferred compensation.............................................               (36,097)           (30,000)
Retained earnings / (Accumulated Deficit).........................           (74,007,062)         3,219,275
                                                                             -----------       ------------

 Total Stockholders' Equity.......................................            42,099,350         15,736,227
                                                                            ------------       ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................          $ 47,713,437        $19,456,884
                                                                            ============        ===========



         See accompanying notes to consolidated financial statements.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
        Consolidated Statements of Operations and Comprehensive Income

                                                                      For the Years Ended
                                                                      -------------------
                                                                         December 31,
                                                                         ------------
                                                          2000               1999               1998
                                                          ----               ----               ----

SALES, NET......................................      $ 54,667,477       $ 23,619,590       $         --

COST OF GOODS SOLD..............................        28,275,184         13,026,015                 --
                                                      ------------       ------------       ------------

Gross Margin....................................        26,392,293         10,593,575                 --
                                                      ------------       ------------       ------------

OPERATING EXPENSES
General and administrative......................        19,049,784          5,493,459             77,045
Depreciation and amortization expense...........         3,106,395            540,815                 --
Goodwill impairment (Note 2 and 15).............        71,755,840                 --                 --
Bad debt expense................................            93,526                 --                 --
Consulting fees - related party (Note 6)........                --            190,060                 --
                                                      ------------       ------------       ------------

 Total Operating Expenses.......................        94,005,545          6,224,334             77,045
                                                      ------------       ------------       ------------

 Income (Loss) from Operations..................       (67,613,252)         4,369,241           (77,045)
                                                      ------------       ------------       -----------

OTHER INCOME (EXPENSE)

Loss on equity investments (Note 3).............         (200,000)                 --                 --
Interest expense................................           (4,393)           (21,247)                 --
Interest and dividend income....................           355,707             53,868                 --
Other income (expense)..........................            15,423            (15,138)                --
                                                      ------------       ------------       ------------

Total Other Income (Expense)....................           166,737             17,483                 --
                                                      ------------       ------------       ------------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
    INCOME TAXES................................      (67,446,515)          4,386,724           (77,045)

INCOME TAXES (Note 5)...........................        (3,101,153)       (1,754,690)                 --
                                                      ------------       -----------        ------------

NET INCOME (LOSS) FROM CONTINUING OPERATIONS....      (70,547,668)          2,632,034           (77,045)
                                                      -----------        ------------       -----------

DISCONTINUED OPERATIONS

Income (Loss) from Discontinued Operations......       (2,921,969)            648,457            846,365
Gain (Loss) on Disposal of Discontinued
    Operations, net of income tax provision of
    $-0-, $2,029,420 and $-0-, respectively.....       (3,756,700)          2,683,748                 --
                                                      -----------        ------------       ------------

NET INCOME (LOSS)...............................      $(77,226,337)      $  5,964,239       $    769,320
                                                      ============       ============       ============



         See accompanying notes to consolidated financial statements.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
  Consolidated Statements of Operations and Comprehensive Income (continued)


                                                                 For the Years Ended December 31,
                                                                 --------------------------------
                                                             2000              1999              1998
                                                             ----              ----              ----
INCOME (LOSS) PER COMMON SHARE (Note 9)............

BASIC WEIGHTED AVERAGE COMMON
    SHARE..........................................       29,744,300        21,769,583        17,022,767

NET INCOME (LOSS) PER SHARE
    COMMON SHARE

    Continuing Operations..........................      $    (2.37)       $    (0.12)       $        --
    Discontinued Operations........................           (0.23)            (0.15)              0.05
                                                         ----------        ----------        -----------

BASIC NET INCOME (LOSS) PER
    COMMON SHARE...................................      $    (2.60)       $      0.27       $      0.05
                                                         ==========        ===========       ===========

DILUTED WEIGHTED AVERAGE
    COMMON SHARES..................................       29,744,300        25,796,000        17,022,767

DILUTED NET INCOME (LOSS) PER
    COMMON SHARES

    Continuing Operations..........................      $    (2.37)       $      0.10       $        --
    Discontinued Operations........................           (0.23)              0.13              0.05
                                                         ----------        -----------       -----------

DILUTED NET INCOME (LOSS) PER
    COMMON SHARE...................................      $    (2.60)       $      0.23       $      0.05
                                                         ==========        ===========       ===========

COMPREHENSIVE INCOME AND ITS COMPONENTS CONSIST OF THE FOLLOWING:

Net income (loss)................................        $(77,226,337)     $ 5,964,239       $   769,320

Foreign currency translation adjustment..........             (54,230)          15,436           (2,967)
                                                         ------------      -----------       ----------

NET COMPREHENSIVE INCOME (LOSS)..................        $(77,280,567)     $ 5,979,675       $   766,353
                                                         ============      ===========       ===========



       See accompanying notes to the consolidated financial statements.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity


                                                                             Other                    Retained
                                                 Additional                 Compre-     Deferred      Earnings
                           Common Stock            Paid-in      Treasury    hensive      Compen-    (Accumulated
                       Shares        Amount        Capital       Stock       Income      sation       Deficit)       Total
                       ------        ------        -------       -----       ------      ------       --------       -----

Balance
December 31, 1997...  15,800,000    $ 15,800     $3,576,129   $      --     $    --   $ (40,000)   (3,514,284)     $  37,645

Purchase of
Momentum ASIA, Inc.
and Momentum
Internet, Inc.
(Note 1)............  5,130,000        5,130      5,347,265     (70,000)     41,761           --            --     5,324,156

Currency translation
adjustment..........         --           --             --          --     (2,967)           --            --       (2,967)

Net income for the
year ended
December 31, 1998...         --           --             --          --          --           --       769,320       769,320
                      ----------    --------     ----------   ---------     -------   ---------     ----------     ---------
Balance
December 31, 1998...  20,930,000      20,930      8,923,394     (70,000)     38,794     (40,000)    (2,744,964)    6,128,154
                      ----------    --------     ----------   ---------     -------   ---------     ----------     ---------
Purchase of
ASIA4Sale.com, Ltd.
(Note 1)............    100,000          100        249,900          --          --           --            --       250,000

Purchase of Online
Investors
Advantage, Inc.
(Note 1)............  1,150,000        1,150      2,873,850          --          --           --            --     2,875,000

Exercise of stock
option at $2.00 per
share (Note 8)......     25,000           25         49,975          --          --           --            --        50,000

Amortization of
deferred
compensation........         --           --             --          --          --       10,000            --        10,000

Proceeds from the
sale of the
Company's common
stock by a
Subsidiary (Note 12)         --           --        407,428      35,970          --           --            --       443,398

Adjustment for
forward stock split
(Note 1)............         18           --             --          --          --           --            --            --

Currency translation
adjustment..........         --           --             --          --      15,436           --            --        15,436

Net income for the
year ended
December 31, 1999...         --           --             --          --          --           --     5,964,239     5,964,239
                      ----------    --------     ----------   ---------    --------   ---------     ----------    ----------
Balance
December 31, 1999...  22,205,018    $ 22,205    $12,504,547   $ (34,030)   $ 54,230   $ (30,000)    $3,219,275    15,736,227
                      ----------    --------     ----------   ---------    --------   ---------     ----------    ----------
          See accompanying notes to consolidated financial statements

                                     F-8

Balance
December 31, 1999...  22,205,018    $ 22,205    $12,504,547  $ (34,030)    $ 54,230   $ (30,000)    $3,219,275    15,736,227
                      ----------    --------     ----------   ---------    --------   ---------     ----------    ----------
Exercise of stock
options (Note 8)....     50,000           50         99,950          --          --           --            --       100,000

Earn-out agreement
of Online
Investors,
Advantage, Inc.
(Note 1)............  9,820,152        9,820    100,567,674          --          --           --            --   100,577,494

Common stock issued
for services........    201,660          201        843,120          --          --           --            --       843,321

Sale of Momentum
Internet, Inc.
Subsidiary (Note 10)  (725,000)        (725)             --          --          --           --            --         (725)

Discontinuance of
foreign
Subsidiaries
(Note 10)...........         --           --             --          --    (54,230)           --            --      (54,230)

Amortization of
deferred
compensation........         --           --             --          --          --       43,752            --        43,752

Deferred
compensation
(Note 8)............         --           --         49,849          --          --     (49,849)            --            --

Common stock issued
for related party
debt (Note 6).......    103,500          104        689,896          --          --           --            --       690,000

Acquisition of
subsidiaries
(Note 1)............  1,020,000        1,020      2,074,350          --          --           --            --     2,075,370

Warrant grant
(Note 13)...........         --           --         70,935          --          --           --            --        70,935

Options granted for
services (Note 8)...         --           --          9,051          --          --           --            --         9,051

Repurchase of
common stock by the
Company.............         --           --             --   (765,508)          --           --            --      (765,508)

Loss for the
year ended
December 31, 2000...         --           --             --          --          --           --  (77,226,337)   (77,226,337)
                      ----------    --------     ----------   ---------     -------   ---------    ----------   ------------
Balance
December 31, 2000...  32,675,330    $ 32,675   $116,909,372  $(799,538)     $    --   $ (36,097)  $(74,007,062) $ 42,099,350
                      ==========    ========    ===========  ==========     =======   =========   ============  ============




         See accompanying notes to consolidated financial statements.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows

                                                                            For the Years Ended December 31,
                                                                            --------------------------------
                                                                         2000             1999             1998
                                                                         ----             ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss) from continuing operations..................       $ (70,547,668)      $ 2,632,034       $ (77,045)
Adjustments to reconcile income (loss) to net cash provided by
   (used in) operating activities:
Common stock for services.....................................              843,321               --               --
Cancellation of common stock..................................                (725)               --               --
Depreciation and amortization.................................            3,140,147          283,458               --
Goodwill impairment...........................................           71,755,840               --               --
Loss on equity investment.....................................              200,000               --               --
Loss and disposal of assets...................................                9,335               --               --
Stock warrant granted for services............................               70,935               --               --
Stock options granted for services............................                9,051               --               --
Changes in operating assets and liabilities:
Increase in trade receivables.................................            (210,555)        (404,536)               --
Increase in prepaids..........................................            (199,656)         (65,962)               --
(Increase) in related party, receivables......................               68,236         (68,236)               --
Decrease in other assets......................................               91,290           38,612               --
Increase in accounts payable and accrued expenses.............              983,480          586,113               --
Increase (decrease) in income taxes payable...................          (1,920,306)        1,947,264               --
Increase in goods and services tax payable....................               38,011           74,830               --
Increase in sales tax payable.................................            2,868,415          136,499               --
                                                                     --------------      -----------       ----------
Net Cash Provided by Continuing Operating Activities..........            7,199,151        5,160,076         (77,045)

Net Cash Provided by (Used in) Discontinued Operations........              929,186      (1,940,256)          521,797

Net Cash Provided by Operating Activities.....................            8,128,337        3,219,820          444,752

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of equity investment.................................          (6,255,000)               --               --
Purchase of discontinued subsidiary...........................            (300,000)               --               --
Sale of subsidiary............................................                   --        5,000,000               --
Earn-out payment to former shareholders of
   subsidiary (Note 7)........................................          (6,000,000)               --               --
Purchases of property and equipment...........................            (196,512)        (237,689)               --
Acquisition of subsidiary.....................................                   --        (400,000)               --
Investing activities of discontinued operations...............             (53,502)               --               --
                                                                     --------------      -----------       ----------
Net Cash Provided by
 (Used in) Investing Activities...............................         (12,805,014)        4,362,311               --
                                                                     --------------      -----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES

Financing activities of discontinued operations...............             (89,228)               --               --
Purchase of treasury stock....................................            (765,508)               --               --
Sale of the Company's common stock by a subsidiary............                   --          443,398               --
Proceeds from borrowings - related parties....................                   --          690,000               --
Proceeds from exercise of stock options.......................              100,000           50,000               --
                                                                     --------------      -----------       ----------
Net Cash Provided by
(Used in) Financing Activities................................         $  (754,736)       $1,183,398            $  --
                                                                     --------------      -----------       ----------

         See accompanying notes to consolidated financial statements.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
               Consolidated Statements of Cash Flows (Continued)

                                                                                  For the Years Ended
                                                                                      December 31,
                                                                                      ------------
                                                                         2000             1999             1998
                                                                         ----             ----             ----

NET INCREASE (DECREASE) IN CASH...............................        $ (5,431,413)      $ 8,765,529        $ 444,752

CASH AND CASH EQUIVALENTS AT
BEGINNING OF YEAR.............................................            9,283,310          517,781           73,029
                                                                      -------------      -----------        ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR......................          $ 3,851,897      $ 9,283,310        $ 517,781
                                                                      =============      ===========        =========

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash Paid For:

Interest......................................................          $     4,392        $  22,299           $   --
Income taxes..................................................          $ 4,992,587      $ 1,514,000           $   --

Schedule of Non-Cash Financing Activities:

Purchase of subsidiaries for common stock.....................         $102,652,864      $ 3,125,000      $ 5,534,156
Conversion of note receivable to treasury stock...............              $    --           $   --        $  70,000
Conversion of note payable related party to
     Common stock.............................................           $  690,000           $   --           $   --
Issuance of stock subject to rescission.......................           $  614,200           $   --           $   --



         See accompanying notes to consolidated financial statements.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

     The financial statements presented are those of ZiaSun Technologies, Inc. (the "Company"). The Company was incorporated in the State of Nevada on March 19, 1996. The Company is a holding company originally in the business of acquiring companies and operations with business models developed around the Internet. The Company is currently in the business of providing investment seminars. The Company was considered a development stage company as defined in SFAS No. 7 until the acquisition of Momentum Asia, Inc. and Momentum Internet, Inc. in 1998. The Company changed its name to "BestWay U.S.A., Inc." on April 17, 1997 and, subsequently, changed its name to ZiaSun Technologies, Inc. during 1998. On September 10, 1998 in connection with the agreement and plan of reorganization described below, the shareholders of the Company authorized and the Company completed a reverse stock split of 1-for-2. On May 14, 1999, the Company's common stock was forward split on a 2 shares for 1 share basis. All references to shares of common stock have been retroactively restated.

     BestWay Beverages, Inc. (BBI), a wholly-owned subsidiary, was incorporated in the State of Nevada on September 23, 1998. BBI holds the exclusive distribution franchise rights in the U.S. and Mexico for a patented in-store beverage center. BBI is a U.S. based corporation. BBI was dissolved in 2001.

     Momentum Asia, Inc. (MAI), a wholly-owned subsidiary, was incorporated in Manilla, Philippines on September 6, 1994 under the name of New Age Publications, Inc. On June 17, 1998, the name was changed to Momentum Asia, Inc. MAI provides a wide range of compatible graphic design, writing, printing, database management, direct mailing and e-mail customer service operations.

     Momentum Internet, Inc. (MII), a former wholly-owned subsidiary, was incorporated under the laws of the British Virgin Islands on November 7, 1997. MII controls a range of Internet products and services, including a copyrighted international on-line stock trading web-site, a premium web-based e-mail service, an advertising banner network, a finance web-site and an Asia-focused search engine. MII has its main offices in Hong Kong.

     On October 5, 1998, the Company completed an agreement and plan of reorganization whereby Ziasun issued 5,130,000 shares of its common stock in exchange for all the outstanding common stock of MAI and MII. 4,000,000 shares were issued for MAI and 1,130,000 shares were issued for MII. The reorganization was accounted for as a purchase of MAI and MII. At the time of the acquisition, Ziasun had 15,800,000 shares outstanding. The financial statements of Ziasun reflected a license valued at $50,000 and minimal liabilities.

     Online Investors Advantage, Inc. (OIA), a wholly owned subsidiary, was incorporated under the laws of the State of Utah in 1997 to engage in the business of providing workshops to individuals regarding investing in the stock market.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

         On March 31, 1999, the Company entered into an Acquisition Agreement and Plan of Reorganization under which the Company acquired OIA. OIA is in the business of training individuals how to effectively use the financial planning and investment tools available on the internet to manage their own investment portfolios. The training is structured around a five-step discipline, which includes searching for an investment, evaluating the investment and assessing the risk, timing the purchase, establishing an exit point and monitoring the investment. This is done through live workshops, and video-based, self-directed home learning programs, which include the use of OIA's proprietary website, www.investortoolbox.com. In exchange for all of the capital stock of OIA, the Company issued 1,150,000 shares of restricted common stock and paid $400,000 in cash, all of which was distributed pro-rata to the shareholders of OIA, thereby making OIA a wholly-owned subsidiary of the Company. Under the terms of the acquisition agreement, the former shareholders of OIA, were to be issued 5,000,000 (post-split adjusted) shares, to be adjusted upwards or downwards on a one-share basis for each $0.50 of actual earnings of OIA greater than or less than $2,500,000, for the period from April 1, 1999 through March 31, 2000 (the "Earn-out"). Pursuant to an amendment to the acquisition agreement, the former OIA shareholders agreed to accept $6,000,000 in cash and 9,820,152 shares of the Company's common stock in satisfaction of 21,820,152 shares of common stock that would have been issued pursuant to the original Earn-out terms. The acquisition was completed on April 7, 1999 and was accounted for as a purchase.

         Asia4sale was incorporated on April 9, 1996, duly organized, validly existing and in good standing under the laws of Hong Kong. Asia4sale was organized to buy and sell merchandise over the internet, buying and selling goods directly from manufacturers in Asia. To be competitive in the Asian market, the Company also acquired the assets of Pacific Barter, Ltd., a company specializing in barter in Asia.

         On March 25, 1999, the Company entered into an Acquisition Agreement and Plan of Reorganization, under which the Company acquired Asia4sale.com, Ltd., (Asia4sale). In exchange for 99 of the 100 shares of Asia4sale, the Company issued 100,000 shares of restricted common stock and paid $15,000 cash to the majority holder of the capital stock of Asia4sale, thereby making Asia4sale a majority owned subsidiary of the Company. In addition, the Company made an unsecured loan of $50,000 to Asia4sale upon closing of the acquisition and agreed to issue one additional share of restricted common stock for each dollar ($1.00) of actual earnings of Asia4sale for the period from April 1, 1999 through September 30, 2000. No additional shares were granted. Asia4sale is in the business of Internet related international e-commerce. In addition, the Company was granted the option to repurchase the 100,000 shares issued in the acquisition of Asia4sale for a period of one (1) year at a price of $1.50 per share in the event that Asia4sale failed to reach profitability from its operations by September 30, 2000. The option went unexercised. The acquisition was completed on May 12, 1999. The acquisition of Asia4sale was accounted for as a purchase.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

         On December 31, 1999, the Company sold Asia4Sale for $5,000,000 cash and 300,000 shares of Internet Ventures, Ltd (IVL), a Samoan investment company. No value was attributed to the shares of IVL because the value was determined to be de minimis. The Company realized a gain of $4,713,163 on the sale. Based on subsequent financing transactions of IVL, the Company's holdings in IVL became 5,400,000 shares of Asia4Sale.com restricted common stock. These holdings are being recorded as an equity investment with a zero carrying value as of December 31, 2000.

         In May 2000, the Company entered into an Acquisition Agreement, under which the Company acquired all of the outstanding stock of Asia Prepress Technology, Inc. (APT) and Asia Internet Services, Inc.
         (AIS) for 250,000 shares of restricted common stock and paid $300,000 cash to the former shareholders, thereby making APT and AIS wholly-owned subsidiaries of the Company. APT and AIS are in the business of providing data entry services to publishers and are incorporated in the state of Maryland.

         In September and October 2000, the Company acquired Seminar Marketing Group, Inc. (SMG) and Memory Improvement Systems, Inc. (MIS) for 770,000 shares of restricted common stock, thereby making SMG and MIS wholly-owned subsidiaries of the Company. Both companies are incorporated in the state of Utah. SMG, through its broad base of employees, provides marketing, seminar development, hosting and speaking services to OIA. MIS develops preview seminar sales presentations, provides key personnel to be the preview sales presenters and recruits and trains additional preview seminar sales presenters for OIA.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a.  Accounting Method

         The Company's financial statements are prepared using accounting principles generally accepted in the United States of America. The Company has elected a December 31 year end.

         b.  Cash and Cash Equivalents

         The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. The detail of cash and cash equivalents is as follows:

                                                            December 31,
                                                            ------------
                                                        2000           1999
                                                        ----           ----
             Demand deposits:
             U.S...................................   $2,355,686     $3,479,299
             Foreign...............................      384,678             --
                                                      ----------     ----------
                                                       2,740,364      3,479,299
                                                      ----------     ----------
             Money market funds:
             U.S...................................    1,111,533      5,804,011
                                                      ----------     ----------
                                                      $3,851,897     $9,283,310
                                                      ==========     =========-

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         c.  Trade Receivables

         Accounts receivable represents credit card payments made by customers who have attended OIA's investment seminars. No allowance for doubtful accounts is provided as accounts receivable are collected from credit card companies shortly after the completion of OIA's seminars.

         d.  Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financials statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         e.  Foreign Operations

         The Company currently conducts printing, database management, customer service and direct mailing activities in the Philippines, a country with a developing economy. The Philippines has experienced recently, or is experiencing currently, economic and political instability. Hyperinflation, volatile exchange rates and rapid political and legal change, often accompanied by military insurrection, have been common in this and certain other emerging markets in which the Company may conduct operations. The Company may be materially adversely affected by possible political or economic instability in any one or more of those countries. The risks include, but are not limited to, terrorism, military repression, expropriation, changing fiscal regimes, extreme fluctuations in currency exchange rates, high rates of inflation and the absence of industrial and economic infrastructure. Changes in investment policies or shifts in the prevailing political climate in any of the countries in which the Company conducts exploration and development activities could adversely affect the Company's business. Operations may be affected in varying degrees by government regulations with respect to production restrictions, price controls, export controls, income and other taxes, expropriation of property, maintenance of claims, environmental legislation, labor, welfare benefit policies, land use, land claims of local residents, water use and safety. The effect of these factors cannot be accurately predicted. As of December 31, 2000 the Company had adopted, and the Board of Directors approved a plan to discontinue all of these operations. See Note 10.

         f.  Equipment

         Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life or lease term of the related asset. Estimated useful lives are as follows:

         Printing equipment.............................................7 years
         Machinery and equipment........................................5 years
         Office equipment...............................................5 years
         Vehicles......................................................10 years
         Leasehold improvements.........................................5 years

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         g.  Income and Loss per Share

         In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS 128 requires dual presentation of basic and diluted earnings per share ("EPS") on the face of the income statement. It also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. (See Note 9) Basic income and loss per common share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding during each period presented. Diluted EPS is based on the weighted average number of common shares outstanding as well as dilutive potential common shares, which in our case consist of shares issuable under stock benefit plans, shares issuable pursuant to warrants, shares issuable on convertible debt and contingent shares relating to the purchase of its OIA subsidiary. Potential common shares are not included in the diluted loss per share computation for the year ended December 31, 2000 as they would be anti-dilutive.

         h.  Foreign Currency Translation

         The value of the U.S. dollar rises and falls day-to-day on foreign currency exchanges. Since the Company does business in certain foreign countries (principally the Philippines), these fluctuations affect the Company's financial position and results of operations. In accordance with SFAS No. 52, "Foreign Currency Translation," all foreign assets and liabilities have been translated in the preparation of the consolidated financial statements at the exchange rates prevailing at the respective balance sheet dates, and all income statement items have been translated using the weighted average exchange rates during the respective periods. The net gain or loss resulting from translation upon consolidation of the financial statements is reported as a component of comprehensive income of each period with the accumulated foreign currency gain or loss reported as a component of the equity category for comprehensive income. Some translations of the Company and its foreign subsidiaries are made in currencies different from their own. Translation gains and losses from these transactions in foreign currencies are included in income as they occur.

         In accordance with SFAS No. 95, "Statement of Cash Flows," the cash flows of the Company's foreign subsidiary is translated using the weighted average exchange rates during the respective period. As a result, amounts in the statement of cash flows related to changes in assets and liabilities will not necessarily agree with the changes in the corresponding balances on the balance sheet which were translated at the exchange rate at the end of the period. The effect of exchange rate changes on foreign cash and cash equivalents is reported as a separate element of the statement of cash flows, if significant.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         i.  Fair Value of Financial Instruments

         As of December 31, 2000 and 1999, the fair value of cash, trade receivables, notes payable and accounts payable, including amounts due to and from related parties, approximate carrying values because of the short-term maturity of these instruments.

         j.  Advertising

         Advertising costs are expensed as incurred. During the years ending December 31, 2000, 1999 and 1998, the Company incurred advertising costs of $6,933,753, $2,594,379 and $-0-, respectively.

         k.  Principles of Consolidation

         The consolidated financial statements include the Company and its wholly-owned subsidiaries. In addition, the Company accounts for certain of its investments on the equity method accounting. All significant intercompany accounts and transactions have been eliminated.

         l.  Impairment of Long-Lived Assets

         The Company periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value. The Company did not record any losses due to impairment of long-lived assets during the years ended December 31, 1999, and 1998. The Company recorded an impairment of goodwill in the year ended December 31, 2000. See Note 15.

         m.  Treasury Stock

         The Company accounts for its investment in treasury stock using the cost method.

         n.  Reclassification

         Certain reclassifications have been made to the prior year financial statements to conform with the 2000 presentation.

         o.  Revenue Recognition Policy

         The Company generates revenues from the sale of investment seminars, the sale of home study courses and through subscriptions to the Company's website. The Company recognizes revenue as investment seminars are completed. Revenue is accrued for partially completed seminars as of the Company's year end. The Company recognizes revenue on product sales as the materials are shipped. Revenue related to online subscriptions to the Company's website are deferred and recognized ratably over the subscription period. Prior investment seminar attendees are allowed to attend a refresher course at no charge, or to extend their subscription to the Company's website for six months at no charge if they refer another person to an OIA workshop. To date, the incremental costs for such incentives have not been significant.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTANT POLICIES (Continued)

         p.  Goodwill

         The Company has recorded goodwill on the purchases of MAI, MII, OIA, AIS, APP and Asia4Sale for the excess of the purchase price over the fair value of the assets acquired and the liabilities assumed. Goodwill is amortized using the straight-line method over 10 years. The goodwill is evaluated annually for any impairment. If an impairment is recognized it is charged to expense in that period. See
         Note 15.

          Total goodwill.................................  $ 114,533,800
          Goodwill impairment............................   (71,755,840)
          Disposal of subsidiaries.......................    (3,125,687)
          Accumulated amortization.......................    (3,849,826)
                                                            ------------
          Net goodwill at December 31, 2000..............   $ 35,802,447
                                                            ============

         q.  Stock-Based Compensation

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), establishes a fair value method of accounting for stock-based compensation plans and for transactions in which a company acquires goods or services from non-employees in exchange for equity instruments. SFAS 123 also gives the option to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock issued to Employees," or SFAS 123. The Company has chosen to account for stock-based compensation for employees utilizing the intrinsic value method prescribed in APB 25 and not the method established by SFAS 123. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the measurement date over the amount an employee must pay to acquire stock.

         Under SFAS 123, the Company presents in a footnote the effect of measuring the cost of stock-based employee compensation at the grant date based on the fair value of the award and recognizes this cost over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair value of the option as determined by the model at grant date or other measurement date.

r.       Income Taxes

         The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable or benefit for the period and the change during the year in deferred tax assets and liabilities.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         s.  Investment Transactions and Investment Income

         Investment transactions are recorded on the transaction date. Interest income is recognized on an accrual basis. Realized gains and losses on investment transactions are computed based on the purchase price of the security on a specific-identification basis and the proceeds realized from the sale.

         t.  Investments

         Investments, include investment in U.S. equities, where there is no recognized established securities market in which there exists independent bona fide offers to buy and sell so that a price reasonably related to the last sales price or current bona fide competitive bid and offer quotations can be determined for a particular security almost instantaneously and where payment will be received in settlement of a sale at such price within a relatively short time conforming to trade custom.

         Investments are valued at estimated fair value as determined by management. Determination of fair value of securities not readily marketable may involve subjective judgement since the amount which may be realized in a sales transaction can only be determined by negotiation between parties to such a transaction. The amounts realized from future transactions may differ materially from the market values reflected in the statement of financial condition. The Company did not record any impairment of fair value on investment holdings for the years ended December 31, 2000, 1999, and 1998.

         The Company may receive warrants in portfolio companies in conjunction with investment transactions. Generally, such warrants are exercisable for shares of investment securities that cannot be publicly offered or sold unless registration has been effected under the Securities Act of 1933 or cannot be sold because of other arrangements, restrictions, or conditions applicable to the investment securities. These non-marketable warrants are valued using the Black-Scholes Option Pricing Model discounted for minority interest and restrictions.

         u.  Start-up Costs

         Statement of Opinion 98-5, "Reporting on the Costs of Start-up Activities," is effective for financial statements for fiscal years beginning after December 31, 1998. The SOP provides guidance and examples of the types of expenses associated with one-time (start-up) activities with under this SOP must be expensed as incurred. The adoption of SOP 98-5 had no effect on our financial position or results of operations.

         v.  Cost of Acquisition Opportunities

         Internal costs associated with a business combination are expensed and incurred. Direct and incremental costs relating to successful negotiations where the Company is the acquiring company are capitalized as part of the acquisition. Costs associated with unsuccessful negotiations are expensed when it is probable that the acquisition will not occur.

         w.  New Accounting Pronouncements

         In October 2000, the Company adopted Financial Accounting Standards Board SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires changes in the derivative's fair value to be recognized in earnings unless specific hedge accounting criteria are met. The adoption of SFAS 133 as of January 2001 did not have a material impact on the consolidated financial statements.

         In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in the financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999 and March 15, 2000. The Company was required to be in conformity with the provisions of SAB 101, as amended by SAB 101B, no later than October 1, 2000. The Company believes the adoption of SAB 101, as amended by SAB 101B, has not had a material effect on the financial position, results of operations or cash flows of the Company for the year ended December 31, 2000.

         In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB Opinion No. 25" (FIN44). The Interpretation is intended to clarify certain problems that have arisen in practice since the issuance of APB No. 25, "Accounting for Stock Issued to Employees." The effective date of the Interpretation was July 1, 2000. The provisions of the Interpretation apply prospectively, but they will also cover certain events occurring after December 14, 1998 and after January 12, 2000. The adoption of FIN 44 did not have a material adverse affect on the current and historical consolidated financial statements.

         In July, 2000, the Company adopted Emerging Issues Task Force No. 00-2, "Accounting for Web Site Development Costs" (EITF 00-2). The Task Force issue outlined the capitalization and expense requirements of costs incurred to development internet web sites. The adoption of EITF 00-2 did not have a material impact on the consolidated financial statements.


NOTE 3 - EQUITY INVESTMENT

         In July 2000, the Company entered into a venture fund agreement with the McKenna Group, a third party entity. The name of the newly formed fund is McKenna-ZiaSun ("MKZ" or the "Fund"). MKZ was organized as a limited liability company, formed in the state of Delaware. The purpose of the Fund is to invest in emerging, early-stage technology companies, either through the McKenna Venture Accelerator ("MVA"), a limited liability company formed in July 2000 or through other means as determined by the Investment Board of MKZ. Under the original MKZ agreement, the Company agreed to fund MKZ with $15,000,000. However, in April 2001, the Company and the McKenna Group agreed to limit ZiaSun's commitment to MKZ to $9,150,000, $7,500,000 of which had been contributed to MKZ during the year ended December 31, 2000. As of December 31, 2000, the Company has an outstanding commitment to MKZ in the amount of $1,650,000. Under the amended terms, the Company shall receive 60% of the distributed profits of MKZ, and the McKenna Group will receive 40%. The accounts of MKZ have been consolidated with those of Ziasun and its subsidiaries as ZiaSun owns 100% of MKZ's equity as of December 31, 2000 and controls the investment making decisions of the Fund. The Company issued 100,000 shares of restricted common

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 3 - EQUITY INVESTMENT (Continued)

         stock to an advisor who assisted in consummating the venture fund agreement. The Company recorded expense $433,000, equal to the estimated fair value of the stock on the date of grant. Condensed financial information of MKZ, which is included in the consolidated financial statements of the Company, is as follows:

                                                                December 31,
                                                                    2000
                                                               -------------

         Cash.............................................      $  650,000
         Investments in MVA...............................       5,400,000
         Investments......................................         455,000
         Investments due from McKenna Group, LLC..........         200,000
                                                              ------------

         Total assets.....................................      $6,705,000
                                                              ============


         Accounts payable.................................      $  500,491
                                                              ------------

         Total liabilities................................         500,491

         Contributed capital..............................       7,500,000
         Accumulated deficit..............................     (1,295,491)
                                                              ------------

         Total capital....................................       6,204,509
                                                              ------------

         Total liabilities and capital ...................      $6,705,000
                                                              ============


         Revenue..........................................          $   --
         Share of loss in MVA.............................       (200,000)
         General and administrative expenses..............     (1,095,491)
         (included in the consolidated general and
         administrative expenses of the Company)..........              --
                                                              ------------

         Net loss.........................................    $(1,295,491)
                                                              ============

         The main purpose of MVA is to acquire securities of start-up and early stage companies with a principal focus of its investment portfolio to be in the areas of broadband telecoms and infrastructure, horizontal e-business platforms, and mobile infrastructure and e-commerce. MVA began operations in September 2000. The total initial funding of MVA shall be $20,000,000. Under the initial MKZ venture fund agreement, MKZ committed to fund MVA with a minimum of $5,000,000 and up to $10,000,000. As of December 31, 2000, MKZ has contributed $5,600,000 in cash. MKZ currently intends to contribute an additional $2,400,000 into MVA. As of December 31, 2000, MKZ had a 43.2% interest in MVA. The Company accounts for its investment in MVA using the equity method of accounting. MKZ does not intend to contribute any additional amounts to MVA. Condensed financial information of MVA is as follows:

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 3 - EQUITY INVESTMENT (Continued)

                                                             December 31,
                                                                2000
                                                             -----------

Cash.....................................................    $10,761,241
Certificate of deposit...................................        500,000
Employee advances........................................         15,000
                                                             -----------
Total Current Assets.....................................     11,276,241
                                                             -----------
Property and Equipment, Net..............................         13,833
                                                             -----------
Portfolio investments....................................      1,500,000
Deposits.................................................        188,752
                                                             -----------
Total Other Assets.......................................      1,688,752
                                                             -----------
Total Assets.............................................    $12,978,826
                                                             ===========

Accounts payable.........................................       $136,217
Notes payable............................................        500,000

Total Current Liabilities................................        636,217

Total Liabilities........................................        636,217

Contributed capital......................................     18,500,000
Shares subscription receivable...........................    (5,709,506)
Accumulated deficit......................................      (447,885)
                                                             -----------
Total Capital............................................     12,342,609
                                                             -----------
Total Liabilities and Capital............................    $12,978,826
                                                             ===========

Interest income..........................................       $176,776
Other income.............................................         10,400
                                                             -----------
Total Revenues...........................................        187,176

Operating expenses.......................................        635,061
                                                             -----------
Net Loss.................................................     $(447,885)
                                                             ===========

      The loss attributable to MKZ for the year ended December 31, 2000, is approximately $200,000.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999


NOTE 4 - COMMITMENTS AND CONTINGENCIES

Leases

         The Company's continuing operations lease space at four facilities, one in California and three in Utah. The Company's discontinued operations lease space at two facilities in the Philippines, including a 20 year non-cancellable lease. Rent expense for continuing operations for the years ended December 31, 2000,1999 and 1998 was $289,032, $213,043 and $-0-, respectively.

         Future minimum lease commitments are as follows:

                                              Continuing         Discontinued
                                              ----------         ------------
          2001...........................    $   290,686         $    97,140
          2002...........................        291,690              98,239
          2003...........................        189,809              95,636
          2004...........................        143,950             101,375
          2005...........................         28,080             107,457
          Thereafter.....................             --           1,705,336
                                             -----------         -----------

          Total..........................    $   944,215         $ 2,205,183
                                             ===========         ===========

         Employment Agreements

         The Company has an employment agreement with its President providing for annual compensation of $200,000, expiring 2002.

         Contingencies

         The Company is subject to certain legal proceedings and claims arising in connection with its business. In the opinion of management, there are currently no claims that will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

NOTE 5 - INCOME TAXES

         For the years ended December 31, 2000 and 1999, the provision for U.S. and foreign income taxes consisted of the following:

                                           2000          1999           1998
                                           ----          ----           ----
         Current:
         U.S.....................      $ 3,101,153    $ 1,754,690          --
         Foreign.................               --             --          --
                                       -----------    -----------    --------
                                       $ 3,101,153    $ 1,754,690          --
                                       ===========    ===========    ========

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 5 - INCOME TAXES (Continued)

         A reconciliation of income taxes at the federal statutory rate to the effective tax rate is as follows:

                                                                       2000              1999             1998
                                                                       ----              ----             ----
Income taxes computed at the U.S. statutory rate............        $(25,202,563)     $   4,000,915    $     307,700
Benefit of net income not subject to taxing jurisdictions...              923,343          (74,600)        (307,700)
Benefit of operating loss carryforward......................                   --         (142,205)               --
Taxes attributable to discontinued operations...............                   --       (2,029,420)               --
Goodwill....................................................           25,453,160                --               --
Other.......................................................              700,085                --               --
Disallowed loss on foreign subsidiaries.....................            1,227,128                --               --
                                                                    -------------     -------------    -------------
Taxes on income.............................................        $   3,101,153     $   1,754,690    $          --
                                                                    =============     =============    =============

         The Company has no material deferred tax liabilities or assets. The permanent difference due to income not being subject to taxing jurisdictions pertains to the British Virgin Islands where there is no income tax.

NOTE 6 - RELATED PARTY TRANSACTIONS

         a.  Receivables

         At December 31, 1999, the Company had receivables of $68,236 due from the President of the company's discontinued MAI subsidiary. The full amount was collected in 2000.

         b.  Officer Compensation

         In 2000 and 1999, the Company's former president was compensated for his services under a consulting contract with a company which he controls. The contract provides for $10,000 per month in consulting fees. During the years ended December 31, 2000 and 1999 the Company paid $60,000 and $120,000, respectively, to this Company. Other officers of the Company were paid a total of $70,060 in consulting fees in addition to their base salaries during 1999.

         c.  Convertible Debt

         In 1999, the Company received $690,000 in advances from shareholders. The advances were non-interest bearing and unsecured. In 2000, the advances were converted to 103,500 shares of common stock based on the trading value of the shares on the date of conversion.

         d.  Stock Issuance

         In August 2000, in conjunction with the consummation of the MKZ Venture Fund agreement, the Company issued a total of 100,000 shares of its restricted common stock as finder's fee. 50,000 were issued to a Company controlled by a member of the Company's advisory board and 50,000 were issued to a director of the Company. See Note 3.

         The Company also issued 71,660 shares of restricted common stock to its directors as compensation. See Note 12.

         e.  Marketing Expense

         In 2000, the Company paid $40,000 in marketing expenses to a company owned by certain officers and directors of the Company.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 7 - ECONOMIC DEPENDENCE AND MAJOR CUSTOMERS

         During 2000, 1999, and 1998, the Company had no customers which made up more than 10% of net sales.

NOTE 8 - STOCK OPTIONS

         During 1997, the Company issued to its vice-president the option to purchase 100,000 shares of its common stock at $2.00 per share. At the time of grant, the market value of the stock was $2.40 per share. Consequently, the Company recorded deferred compensation expense of $40,000 equal to the intrinsic value of the award granted. On November 3, 2000, the Company's shareholders approved the 1999 Stock Option Plan (the "1999 Plan"). The 1999 Plan allows for the issuance of up to 2,500,000 shares of common stock upon exercise of stock options granted under the 1999 Plan. All options are generally granted at not less than fair value at the date of grant except for 272,400 options granted in 2000 for which deferred compensation of $49,849 has been recorded, equal to the difference between the exercise price and the market value of the common stock on the date of grant. The options have a contractual life of seven years. The purpose of this plan is to attract, retain, motivate and reward officers, directors, employees and consultants of the Company to maximize their contribution towards the Company's success.

         The following table summarizes the activity in the plan:

                                                                                        Weighted Average
                                                                Number of Shares         Exercise Price
                                                                ----------------         --------------

         Options outstanding at January 1, 1997
           Granted...........................................       100,000                 $2.00

         Options outstanding at December 31, 1998
           and 1997..........................................       100,000                 $2.00
         Exercised...........................................       (25,000)                $2.00
                                                                    -------                ------

         Options outstanding at December 31,1999............         75,000                 $2.00
         Granted.............................................       342,400                 $5.73
         Cancelled...........................................       (43,000)                $6.38
         Exercised...........................................       (50,000)                $2.00
                                                                    -------                ------

          Options outstanding at December 31, 2000...........       324,400                 $5.36
                                                                    =======                ======

         Except for the options noted above, all options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant, and in accordance with the accounting for such options utilizing the intrinsic value method, there is not related compensation expense recorded in the Company's financial statements. During the twelve months ending December 31, 2000, the Company granted 10,000 stock options to consultants for services rendered. Included in general and administrative expense is $9,051 in expense relating to these grants. Had compensation cost for stock-based compensation been determined based in the fair value at the grant dates in accordance with the method delineated in Statement of Accounting Standards No. 123, the Company's net loss per share for the years ended December 31, 2000, 1999 and 1998, would have been increased to the proforma amounts presented below:

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 8 - STOCK OPTIONS (Continued)

                                                    2000                1999                1998
                                                    ----                ----                ----
         Net income (loss):
         As reported.....................     $  (77,226,337)       $  5,964,239          $  769,320
         Proforma........................        (77,665,254)          5,946,477             741,558
         Earnings (loss) per share:
         Basic EPS as reported...........          (2.60)               0.27                0.05
         Proforma basic EPS..............          (2.61)               0.27                0.04
         Diluted EPS as reported.........          (2.60)               0.23                0.05
         Proforma diluted EPS............          (2.61)               0.23                0.04

         Additional information relating to stock options outstanding and exercisable at December 31, 2000 summarized by exercise price as follows:

                                                                  Outstanding                        Exercisable
                                                                    Weighted                           Weighted
           Exercise Price                       Average Life      Exercisable                          Average
             per Share           Shares           (Years)        Exercise Price       Shares        Exercise Price
             ---------           ------           -------        --------------       ------        --------------
            $2.00                 25,000            3.5              $2.00                 --            $ --
            $2.13                 20,000            6.29             $2.13              5,000            $2.13
            $3.63                 50,000            6.58             $3.63             25,000            $3.63
            $6.38                229,400            6.29             $6.38            114,700            $6.38
            -----                -------            ----             -----            -------            -----
            $2.00-$6.38          324,400            6.16             $5.36            144,700            $5.76
                                 =======                                              =======

         The fair value of options granted is estimated on the date of grant utilizing the Black-Sholes option-pricing model with the following weighted average assumptions for grants during the year ended December 31, 2000: expected life of option 4 years, expected volatility of 45%, risk free interest rate of 6.00% and a 0% dividend yield. The fair value, at date of grant, using these assumptions range from $0.91-$2.72 and the weighted average was $2.40. The assumptions for the year ended December 31, 1999 were: expected life of option 4 years, expected volatility of 45%, risk free interest rate of 6.00% and a 0% dividend yield. The fair value, at date of grant using these assumptions was $1.17.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 9 - EARNINGS (LOSS) PER SHARE

         The following data show the amounts used in computing basic earnings per share. The number of shares used in the calculation for the years December 31, 2000, 1999, and 1998 were as follows:


                                                    2000                1999                1998
                                                    ----                ----                ----

         Net earnings (loss) available
         to common shareholders..........     $  (77,226,337)       $  5,964,239          $  769,320
                                              ==============        ============          ==========
         Average number of common shares
         used in basic EPS...............         29,744,300          21,769,583          17,022,767
                                              ==============        ============          ==========


         The Company incurred a net loss from continuing operations for the year ended December 31, 2000 and 1998. Accordingly, the effect of dilutive securities are not included in the calculation of EPS because their effect would be antidilutive. The following data shows the effect on income and the weighted average number of shares of dilutive potential common stock.





                                                    2000                1999                1998
                                                    ----                ----                ----

         Net earnings (loss) available
         to common shareholders used in
         basic EPS.......................     $  (77,226,337)       $  5,964,239          $  769,320
                                              ==============        ============          ==========
         Average number of common shares
         used in basic EPS...............         29,744,300          21,769,583          17,022,767
         Stock options...................             30,813              75,000             100,000
         Purchase of subsidiaries........                 --           3,847,917                  --
         Convertible debt................                 --             103,500                  --
         Average number of common shares
         and dilutive potential common
         stock used in diluted
                                              --------------        ------------          ----------
         EPS.............................         29,775,113          25,796,000          17,122,767
                                              ==============        ============          ==========

         The shares issuable upon exercise of options and warrants represent the quarterly average of the shares issuable at exercise, net of share assumed to have been purchased, at the average market price for the period, with assumed exercise proceeds. Accordingly, options with exercise prices in excess of the average market price for the period are excluded because their effect would be antidilutive.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 10 - DISCONTINUED OPERATIONS

         In August 2000, the Company entered into a share Purchase Agreement effective as of July 1, 2000 with Vulcan Consultants Limited, a British Virgin Island Company (Vulcan) under which the Company would sell all the issued and outstanding shares of Momentum Internet, Inc
         (MII) in consideration of 725,000 shares of the Company's common stock owned by Vulcan. As a condition of the sale, SwiftTrade, a subsidiary of MII, agreed to repay a $500,000 loan made from the Company's wholly owned subsidiary, Momentum Asia, Inc., to Swiftrade. Subsequent to the disposition, the Company cancelled the 725,000 shares received in the transaction. The Company recorded a $1,004,186 loss on disposal of this subsidiary. The accompanying balance sheet has been restated to separately classify the former subsidiaries net assets as of December 31, 1999.

         In March, the Company's board of directors adopted a plan to dispose of or sell its Asia Prepress Technology and Asia Internet Services subsidiaries. Net assets to be disposed of, at their expected realizable values, have been separately classified in the accompanying balance sheet at December 31, 2000. A loss on disposal of $1,502,991 has been recorded equal to the carrying amount of goodwill at December 2000.

         In March, the Company entered into an agreement to sell its Momentum Asia, Inc. subsidiary for 200,000 shares of restricted stock of the Company which had previously been issued to the former shareholders of MAI when the Company acquired it in 1998. The sale of this subsidiary has been reflected in the December 31, 2000 financial statements. The Company recorded a loss on disposal of $1,249,523. The accompanying balance sheet has been restated to separately classify the former subsidiaries net assets as of December 31, 1999.

         Revenues generated by discontinued operations for the years ended December 31, 2000, 1999 and 1998 were $2,937,715, $3,600,750 and
         $2,270,036, respectively.

         Net assets of discontinued operations at December 31, 2000 and 1999 consist of:

                                                           2000         1999
                                                           ----         ----
         Cash.........................................   $190,659    $2,369,194
         Marketable securities........................         --       540,234
         Restricted stock.............................         --       166,413
         Equity investment............................         --       254,195
         Accounts receivable, net.....................    168,268       401,667
         Prepaid expenses and other assets............      6,888        92,065
         Inventory....................................         --        18,239
         Mortgage note receivable.....................         --       250,000
         Club membership..............................         --       142,857
         Equipment....................................    142,632       512,676
         Excess cost over net assets acquired.........         --     1,910,691
                                                         --------    ----------
         Total Assets.................................    508,447     6,658,231

         Line of credit...............................     70,000            --
         Accounts payable and other liabilities.......     34,532       435,861
         Deferred income..............................         --        74,100
                                                         --------    ----------

         Total Liabilities............................    104,532       509,961
                                                         --------    ----------
         Net Assets of Discontinued Operations........   $403,915    $6,148,270
                                                         ========    ==========

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 11 - PURCHASE OF SUBSIDIARIES

         A summary of the purchases of Online Investors Advantage, Inc., Seminar Marketing Group, Inc., Memory Improvement Systems, Inc., Asia Prepress, Asia Internet Services, Momentum Asia, Inc., and Momentum Internet, Inc. are as follows:

                                                                    Continuing Operations
                                                                    ---------------------
                                                                            Seminar              Memory
                                        OIA Finders                        Marketing          Improvement
                                          Shares             OIA             Group              Systems
                                          ------             ---             -----              -------
Goodwill..............................  $375,000(i)      $109,182,961      $  614,200          $600,000
Current assets........................        --              339,757              --                --
Property and equipment................        --               94,777              --                --
Other assets..........................        --              148,950              --                --
Current liabilities...................        --             (285,951)             --                --
                                        --------         ------------      ----------          --------
Total Purchase Price..................  $375,000         $109,480,494      $  614,200          $600,000
                                        ========         ============      ==========          ========

                                                                    Continuing Operations
                                                                    ---------------------
                                                                            Seminar              Memory
                                        OIA Finders                        Marketing          Improvement
                                          Shares             OIA             Group              Systems
                                          ------             ---             -----              -------
Cash..................................  $        --      $  6,400,000      $       --          $     --
Common stock..........................   375,000(i)       103,080,494(ii)     614,200(iii)      600,000(iv)
                                        --------         ------------      ----------          --------
Total Purchase Price..................  $375,000         $109,480,494      $  614,200          $600,000
                                        ========         ============      ==========          ========

                                                                   Discontinued Operations
                                                                   -----------------------
                                                         Asia Internet     Momentum              Momentum
                                        Asia Prepress      Services        Asia Inc.            Internet Inc.
                                        -------------      --------        ---------            -------------

Goodwill..............................  $492,992         $  1,085,000      $1,516,427          $667,220
Current assets........................   210,100                   --       1,382,452           325,293
Property and equipment................   146,136                   --         421,785            19,630
Other assets..........................        --                   --       1,682,310                --
Current liabilities...................  (159,228)                  --        (487,309)          (16,337)
                                        --------         ------------      ----------          --------
Total Purchase Price..................  $690,000         $  1,085,000      $4,515,665          $995,806
                                        ========         ============      ==========          ========
Cash..................................  $100,000         $    200,000      $1,515,665          $148,306
Common stock..........................   590,000(v)           885,000(v)    3,000,000(vi)       847,550(vi)
                                        --------         ------------      ----------          --------
Total Purchase Price..................  $690,000         $  1,085,000      $4,515,665          $995,806
                                        ========         ============      ==========          ========



(i) at $2.50 per share
(ii) 1,150,000 shares at $1.50, 9,820,152 shares at $10.24
(iii) at $1.66 per share
(iv) at $5.90 per share
(v) at $0.75 per share
(vi) at $0.75 per share

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 11 - PURCHASE OF SUBSIDIARIES (Continued)

         There were minimal net assets of Asia4Sale at the date of acquisition. The value of the 100,000 shares issued and the $250,000 paid, was written-off during the year ended December 31, 1999 as the subsidiary was sold.

         The accompanying proforma statement of operations has been prepared as though OIA, SMG and MIS were acquired on January 1, 1999. The summarized statement of operations of the Company includes the operations of OIA from April 1, 1999 through December 31, 1999. The summarized statements of operations of OIA for the three months ended March 31, 1999 is included below as a proforma adjustment. The summarized statements of operations of SMG and MIS for the year ended December 31, 1999, is included below as a proforma adjustment, which reflects the additional expense that would have been incurred if SMG and MIS had been acquired as of January 1, 1999. The proforma amounts do not purport to be indicative of the results what would have actually be obtained if the acquisition occurred as of the beginning of the periods presented or that may be obtained in the future.

         The proforma effects relating to the acquisition of Asia4Sale, Asia PrePress and Asia Internet Services have not been presented as their operations are not significant.

                                        Ziasun
                                     Technologies,                                       Proforma
                                       Inc. and                                         Adjustments
                                     Subsidiaries                                        Increase
                                     Consolidated         OIA          SMG and MIS      (Decrease)        Proforma
                                     ------------         ---          -----------      ----------        --------

REVENUES........................     $23,619,590       $4,701,227    $         --     $         --      $28,320,817
NET INCOME (LOSS)...............       5,964,239           63,866        (311,807)        (195,932)       5,920,366
BASIC NET INCOME (LOSS PER
  COMMON SHARE..................            0.27             0.02           (0.01)           (0.01)            0.27
DILUTED NET INCOME (LOSS) PER
  COMMON SHARE..................    $       0.23       $     0.02    $      (0.01)    $      (0.01)    $       0.23


                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 11 - PURCHASE OF SUBSIDIARIES (Continued)

Pro forma adjustments:

To record a full year of amortization expense for OIA based on a ten-year life ($2,980,467 x 3/12 = $74,512).

To record one year of amortization expense for SMG and MIS based on a ten-year life ($1,214,200/10 = $121,420).

The summarized statements of operations of SMG and MIS for the year ended December 31, 2000, is included below as a proforma adjustment, which reflects the additional expense that would have been incurred if SMG and MIS had been acquired as of January 1, 1999. The proforma amounts do not purport to be indicative of the results what would have actually be obtained if the acquisition occurred as of the beginning of the periods presented or that may be obtained in the future.

The proforma effects relating to the acquisition of Asia PrePress and Asia Internet Services have not been presented as their operations are not significant.

                                               Ziasun                                                   Proforma
                                           Technologies,                                               Adjustments
                                              Inc. and                               Increase           Proforma
                                            Subsidiaries        SMG and MIS         (Decrease)        Consolidated
                                            ------------        -----------         ----------        ------------

REVENUES..............................       $54,667,477           $      --          $      --        $54,667,477
NET LOSS..............................       (77,226,337)           (594,954)          (121,420)        (77,942,711)
BASIC NET INCOME (LOSS) PER COMMON
  SHARE...............................             (2.60)              (0.03)             (0.00)              (2.62)
DILUTED NET INCOME (LOSS) PER
  COMMON SHARE........................            $(2.60)             $(0.03)            $(0.00)             $(2.62)



To record one year of amortization expense for SMG and MIS based on a ten-year life ($1,214,200/ 10 = $121,420).

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 12 - STOCKHOLDERS' EQUITY

         In March 2000, the Company issued 30,000 shares of restricted common stock to a consulting firm for services rendered. The Company recorded expense of $273,450, the estimated fair value of the stock issued.

         In November 2000, the Company compensated its Board of Directors members with 71,660 shares of restricted common stock for their service. The Company recorded expense of $136,871, the estimated fair value of the stock issued.

         In March 1999, the Company's Momentum Asia, Inc. subsidiary sold 35,970 shares of treasury stock on the open market for cash. The difference between the cash received and the cost of the treasury shares is presented as additional paid-in capital.

NOTE 13 - COMMON STOCK WARRANT

         In January, 2000, the Company issued warrants to acquire 200,000 shares of the Company's common stock to a consulting firm. The terms of the warrant are as follows:

           o 50,000 immediately exercisable, term 180 days from the issuance date, exercise price equal to 125% of the closing bid price on January 14, 2000.

           o 50,000 immediately exercisable, term 210 days from issuance date, exercise price equal to 150% of the closing bid price on January 14, 2000.

           o 50,000 immediately exercisable, term 240 days from issuance date, exercise price equal to 175% of the closing bid price on January 14, 2000.

           o 50,000 immediately exercisable, term 270 days from issuance date, exercise price equal to 200% of the closing bid price on January 14, 2000.

         The Company recorded consulting expense and additional paid-in capital of $70,935, equal to the fair value of the warrant on the date of grant. The warrant expired unexercised in October 2000.

NOTE 14 - SHARES SUBJECT TO RESCISSION

         In September, 2000, the Company acquired all of the issued and outstanding shares of Seminar Marketing Group, Inc. ("SMG") for 370,000 shares of unregistered and restricted shares of the Company's common stock. The issuance of these shares was intended to be issued in a transaction exempt from the registration requirements under the Securities Act of 1933 ("Securities Act") pursuant to Rule 506 of Regulation D. Upon subsequent review of the transaction by the Company's attorneys, it was determined that the issuance of the shares did not meet the technical requirements of the Securities Act. The Company is in the process of making an offer of rescission to the former SMG shareholders under which they may be compensated with a cash amount equal to the fair value of the shares originally granted.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                          December 31, 2000 and 1999

NOTE 15 - GOODWILL IMPAIRMENT

         The Company periodically assesses the recoverability of carrying the amount of goodwill. Based on its assessment, the Company recorded a charge to goodwill for $71,755,840 during the three months ended December 31, 2000. The magnitude of the charge is equal to the difference between the discounted projected future cash flows from the acquired business that gave rise to the goodwill and the carrying amount of goodwill prior to the impairment charge.

NOTE 16 - TRADEMARK

         In October 2000, a company filed a complaint against the Company alleging trademark and servicemark infringement. It was contended that ZiaSun's use of the trademark "Online Investors Advantage" infringed on their trademark, "Investors Advantage." The two parties negotiated a settlement where by the Company would cease using the mark "Online Investors Advantage" on or before September 19, 2001. No amounts were paid on the settlement. The Company began implementing its trade marked name "Online Investortoolbox" in January 2001, in order to phase out the use of Online Investors Advantage before September 2001.

NOTE 17 - SEGMENTS

         Following the sale or discontinuance of all activities other than those of OIA the Company operates in one business segment. Enterprise wide information regarding our geographical concentration is as follows:

                                                          2000                   1999                   1998
                                                          ----                   ----                   ----
Net sales:
  United States..............................          $46,218,461             $20,925,850             $       --
  North America-non U.S......................            5,825,702               1,014,302                     --
  Europe.....................................              527,221                      --                     --
  Asia.......................................            1,568,999                      --                     --
  Australia..................................              339,258               1,679,438                     --
  Africa.....................................              187,836                      --                     --
                                                       -----------             -----------             ----------

  Total......................................          $54,667,477             $23,619,590             $       --
                                                       ===========             ===========             ==========

         The Company does not have any significant long lived assets outside of the United States.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         Operating results for the years ended December 31, 2000 and 1999 by quarters are as follows:

                                     First Quarter   Second Quarter   Third Quarter   Fourth Quarter       Total
                                     -------------   --------------   -------------   --------------       -----
                                                        (in thousands, except earnings per share)
2000

OPERATING REVENUES - NET........        $13,789          $14,211         $13,243          $13,424          $54,667
INCOME (LOSS) FROM CONTINUING
  OPERATIONS....................          1,977           (1,792)         (1,202)         (69,531)         (70,548)
INCOME (LOSS) FROM
  DISCONTINUED OPERATIONS.......             --             (320)          1,312           (7,670)          (6,678)
NET INCOME......................          1,977           (2,112)            110          (77,201)         (77,226)
BASIC EARNINGS PER SHARE OF
  STOCK
Continuing operations...........           0.09            (0.06)          (0.04)           (2.36)           (2.37)

Discontinued operations.........             --            (0.01)           0.04            (0.26)           (0.23)
                                        -------          -------         -------          -------          -------
Earnings Per Share..............          $0.09           ($0.07)           0              $(2.62)          $(2.60)
                                        =======          =======         =======          =======          =======
Weighted Average Shares
  Outstanding...................         22,219           32,309          31,625           32,315           29,744
                                        =======          =======         =======          =======          =======
DILUTED EARNINGS PER SHARE OF STOCK
Continuing operations...........           0.09            (0.06)          (0.04)           (2.36)           (2.37)
Discontinued operations.........             --            (0.01)           0.04            (0.26)           (0.23)
                                        -------          -------         -------          -------          -------
Earnings Per Share..............          $0.09           ($0.07)              0           $(2.62)          $(2.60)
                                        =======          =======         =======          =======          =======
Weighted Average Shares
  Outstanding...................         22,269           32,309          31,625           32,315           29,744
                                        =======          =======         =======          =======          =======


                                     First Quarter   Second Quarter   Third Quarter   Fourth Quarter       Total
                                     -------------   --------------   -------------   --------------       -----
                                                        (in thousands, except earnings per share)
1999

OPERATING REVENUES - NET........       $     --          $ 8,570         $ 6,998          $ 8,052          $23,620
INCOME (LOSS) FROM CONTINUING
  OPERATIONS....................             --            1,203              35            1,394            2,632
INCOME (LOSS) FROM
  DISCONTINUED OPERATIONS.......            (91)             (64)            755            2,641            3,332
NET INCOME......................            (91)           1,139             790            4,126            5,964

BASIC EARNINGS PER SHARE OF STOCK
Continuing operations...........          (0.00)            0.05            0.01             0.06             0.12
Discontinued operations.........          (0.00)            0.00            0.03             0.13             0.15
                                        -------          -------         -------          -------          -------
Earnings Per Share..............         $(0.00)           $0.05           $0.04            $0.19            $0.27
                                        =======          =======         =======          =======          =======
Weighted Average Shares
  Outstanding...................         20,930           22,201          22,055           22,205           21,770
                                        =======          =======         =======          =======          =======
DILUTED EARNINGS PER SHARE OF STOCK
Continued operations............          (0.00)            0.04            0.00             0.06             0.10
Discontinued operations.........          (0.00)            0.00            0.03             0.10             0.13
                                        -------          -------         -------          -------          -------
Earnings Per Share..............         $(0.00)           $0.04           $0.03            $0.16            $0.23
                                        =======          =======         =======          =======          =======
Weighted Average Shares
  Outstanding...................         21,030           26,227          27,130           26,231           25,796
                                        =======          =======         =======          =======          =======

         Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total for the year.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                          Consolidated Balance Sheets

                                    ASSETS


                                                  December 31,        June 30,
                                                     2000              2001
                                                     ----              ----
                                                                    (Unaudited)
CURRENT ASSETS

Cash and cash equivalents........................  $  3,851,897   $  5,082,217
Trade receivables................................       954,848        927,587
Prepaid expenses.................................       265,618         72,569
                                                   ------------   ------------

   Total Current Assets..........................     5,072,363      6,082,373
                                                   ------------   ------------

EQUIPMENT

Machinery and equipment..........................       288,905        257,213
Office equipment.................................       169,663        108,091
Leasehold improvements ..........................        76,681         64,261
                                                   ------------   ------------
                                                        535,249        429,565
Less: accumulated depreciation...................      (171,585)      (158,689)
                                                   -----------    -----------

   Total Equipment...............................       363,664        270,876
                                                   ------------   ------------

OTHER ASSETS

 Deferred acquisition costs......................            --        730,898
 Equity investment...............................     6,055,000      5,979,906
 Net assets of discontinued operations ..........       403,915             --
 Goodwill - net of accumulated amortization
     of $3,849,826 and $6,109,418................    35,802,447     33,542,855
 Receivables - related parties...................            --          5,000
 Other assets....................................        16,048         38,462
                                                   ------------   ------------

   Total Other Assets............................    42,277,410     40,297,121
                                                   ------------   ------------

   TOTAL ASSETS .................................  $ 47,713,437   $ 46,650,370
                                                   ============   ============

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                    Consolidated Balance Sheets (Continued)

                     LIABILITIES AND STOCKHOLDERS' EQUITY



                                                      December 31,   June 30,
                                                          2000         2001
                                                          ----         ----
                                                                    (Unaudited)
CURRENT LIABILITIES

Accounts payable and accrued expenses..............  $  1,855,544  $ 1,482,548
Income tax payable.................................        26,958      461,311
Sales tax payable..................................     3,004,914    3,215,000
GST payable........................................       112,841      162,993
                                                      ------------  ----------

    Total Current Liabilities......................     5,000,257    5,321,852
                                                      ------------  ----------

    Total Liabilities..............................     5,000,257    5,321,852
                                                     ------------   ----------

COMMITMENTS AND CONTINGENCIES

Shares subject to rescission.......................       613,830      654,370
Minority interest                                              --       25,000

STOCKHOLDERS' EQUITY

Common stock: 250,000,000 shares authorized of
    $0.001 par value, 32,675,330 shares issued
    and 32,314,630 outstanding at December 31,
    2000, 31,824,630 hares issued and 31,824,830
    outstanding, at June 30, 2001..................        32,675       31,824
Additional paid-in capital.........................   116,909,372  115,818,830
Treasury stock, 360,700 and no shares,
    respectively...................................     (799,538)           --

Deferred compensation..............................      (36,097)      (27,073)
Accumulated deficit................................  (74,007,062)  (75,174,433)
                                                      -----------  -----------

    Total Stockholders' Equity.....................    42,099,350   40,649,148
                                                      ------------ -----------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....  $ 47,713,437  $46,650,370
                                                      ============ ===========

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                     Consolidated Statements of Operations
                                  (Unaudited)



                                                        For the Six Months Ended        For the Three Months Ended
                                                                June 30,                         June 30,
                                                                --------                         --------
                                                          2000             2001            2000             2001
                                                          ----             ----            ----             ----

SALES, NET......................................      $ 26,290,955      $ 29,773,923    $ 13,377,043     $ 15,540,602

COST OF GOODS SOLD..............................         9,183,010        10,248,927       4,749,108        5,700,350
                                                      ------------      ------------    ------------     ------------

   Gross Margin.................................        17,107,945        19,524,996       8,627,935        9,840,252
                                                      ------------      ------------    ------------     ------------

OPERATING EXPENSES
   Depreciation and amortization expense........         2,794,598         2,322,037       2,636,740        1,160,053
   Bad debt expense.............................            30,000                --          15,000               --
   General and administrative...................        11,308,834        16,912,417       6,190,284        7,566,355
                                                      ------------      ------------    ------------     ------------

   Total Operating Expenses.....................        14,133,432        19,234,454       8,842,024        8,726,408
                                                      ------------      ------------    ------------     ------------

   Income (Loss) from Operations................         2,974,513           290,542       (214,089)        1,113,844
                                                      ------------      ------------    -----------      ------------

OTHER INCOME (EXPENSE)

   Gain (loss) on disposal of assets............          (32,166)          (41,187)        (50,000)         (50,190)
   Loss on equity investments...................                --         (474,603)              --        (270,105)
   Interest expense.............................                --         (190,786)              --        (115,663)
   Interest and dividend income.................           139,295            69,991          63,326           46,222
                                                      ------------      ------------    ------------     ------------

      Total Other Income (Expense)..............           107,129         (636,585)          13,326        (389,736)
                                                      ------------      -----------     ------------     ------------

INCOME (LOSS) BEFORE INCOME TAXES...............         3,081,642         (346,043)       (200,763)          724,108

INCOME TAXES....................................         2,327,162           677,494         771,620          654,494
                                                      ------------      ------------    ------------     ------------

NET INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS           754,480       (1,023,537)       (972,383)           69,614

DISCONTINUED OPERATIONS                                  (889,655)         (132,367)     (1,139,667)            7,430

(LOSS) ON DISPOSAL OF DISCONTINUED OPERATIONS,..                --          (11,467)              --         (11,467)
                                                      ------------      -----------     ------------     -----------

NET INCOME (LOSS)...............................      $  (135,175)      $(1,167,371)    $(2,112,050)     $     65,577
                                                      ===========       ===========     ===========      ============

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
               Consolidated Statements of Operations (continued)
                                  (Unaudited)



                                                      For the Six Months Ended          For the Three Months Ended
                                                              June 30,                           June 30,
                                                              --------                           --------
                                                       2000              2001             2000             2001
                                                       ----              ----             ----             ----
WEIGHTED AVERAGE NUMBER OF
    SHARES OUTSTANDING                               27,268,927       32,326,891        32,308,670       32,317,042
                                                    ===========      ===========       ===========      ===========

    Continuing..................................    $      0.03      $    (0.03)       $    (0.03)      $      0.00
    Discontinued................................          (0.03)          (0.01)            (0.04)           (0.00)
                                                    -----------      ----------        ----------       ----------

BASIC INCOME (LOSS) PER SHARE...................    $    (0.00)      $    (0.04)       $    (0.07)      $      0.00
                                                    ==========       ==========        ==========       ===========

FULLY DILUTED WEIGHTED
    AVERAGE NUMBER OF SHARES
    OUTSTANDING.................................     27,302,078       32,326,891        32,308,670       32,352,536
                                                    ===========       ==========       ===========      ===========

    Continuing..................................    $      0.03      $    (0.03)       $    (0.03)      $      0.00
    Discontinued ...............................          (0.03)          (0.01)            (0.04)           (0.00)
                                                    -----------      ----------        ----------       ----------

DILUTED NET INCOME (LOSS) PER
    SHARE.......................................    $    (0.00)      $    (0.04)       $    (0.07)      $      0.00
                                                    ==========       ==========        ==========       ===========


                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity


                                                        Additional                Other
                                      Common Stock       Paid-in     Treasury  Comprehensive   Deferred   Accumulate
                                    Shares    Amount     Capital      Stock      Income     Compensation   Deficit       Total
                                    ------    ------     -------      -----      ------     ------------   -------       -----

Balance, December 31, 1999...    22,205,018  $22,205   $12,504,547   $(34,030)    $54,230   $(30,000)    $3,219,275   $15,736,227
Exercise of stock options ...        50,000       50        99,950         --          --         --             --       100,000
Earn out agreement of Online
   Investors, Advantage, Inc.     9,820,152    9,820   100,567,674         --          --         --             --   100,577,494
Common stock issued for
   services..................       101,660      101       843,120         --          --         --             --       843,321
Sale of Momentum Internet,
   Inc. Subsidiary...........      (725,000)    (725)           --         --          --         --             --          (725)
Discontinuance of foreign
   subsidiaries..............            --       --            --         --     (54,230)        --             --       (54,230)
Amortization of deferred
   compensation..............            --       --            --         --          --     43,752             --        43,752
Deferred compensation .......            --       --        49,849         --          --    (49,849)            --            --
Common stock issued for
   related party debt .......       103,500      104       689,896         --          --         --             --       690,000
Acquisition of subsidiaries..     1,120,000    1,120     2,074,350         --          --         --             --     2,075,370
Warrant grant................            --       --        70,935         --          --         --             --        70,935
Options granted for services.            --       --         9,051         --          --         --             --         9,051
Repurchase of common stock by
   the Company ..............            --       --            --   (765,508)         --         --             --      (765,508)
Loss for the year ended
   December 31, 2000.........            --       --            --         --          --         --    (77,226,337)  (77,226,337)
                                 ----------  -------  ------------  ---------    --------   ---------  -------------  -----------
Balance, December 31, 2000...    32,675,330  $32,675  $116,909,372  $(799,538)   $     --   $(36,097)  $(74,007,062)  $42,099,350
                                 ==========  =======  ============  =========    ========   =========  =============  ===========



                                     F-39


                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity
                                  (Unaudited)

                                                        Additional                Other
                                      Common Stock       Paid-in     Treasury  Comprehensive   Deferred   Accumulate
                                    Shares    Amount     Capital      Stock      Income     Compensation   Deficit       Total
                                    ------    ------     -------      -----      ------     ------------   -------       -----


Balance, December 31, 2000....   32,675,330  $32,675  $116,909,372  $(799,538)   $     --   $(36,097)  $(74,007,062)   $42,099,350

Amortization of deferred
   compensation (unaudited)...           --       --            --         --          --      9,024             --          9,024

Common stock issued for
   services (unaudited).......       27,000       27        18,198         --          --         --             --         18,225

Treasury stock received for
   Subsidiaries (unaudited)...           --       --            --   (310,080)         --         --             --       (310,080)

Treasury stock retired
   (unaudited)................     (877,500)    (878)   (1,108,740) 1,109,618          --         --             --

Loss for the three months
   ended June 30, 2001
   (unaudited)................           --       --            --         --          --         --      1,167,371)    (1,167,371)
                                 ----------  -------  ------------  ---------    --------   --------   ------------     ----------

Balance, June 30, 2001
   (unaudited)................   31,824,830  $31,824  $115,818,830  $      --    $     --   $(27,073)  $(75,174,433)    $40,649,148
                                 ==========  =======  ============  ==========   ========   =========  =============    ===========

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                                           For the Six Months ended June 30,
                                                                           ---------------------------------
                                                                             2000                  2001
                                                                             ----                  ----
         CASH FLOWS FROM OPERATING ACTIVITIES
         Net loss.............................................              $  (135,175)      $ (1,167,371)
         Adjustments to reconcile net loss to net cash used in
             operating activities:
             Depreciation and amortization....................                2,754,167          2,322,037
             Bad debt expense.................................                   30,000             30,000
             Loss on equity investment........................                       --            474,603
             Common stock issues for services.................                  300,000             18,225
             Gain (loss) on disposed of assets................                       --             41,187
             Common stock received for subsidiaries...........                       --           (310,080)

         Changes in operating assets and liabilities:
             (Increase) decrease in accounts receivable.......                 (344,293)            (2,739)
             (Increase) decrease in prepaids..................                 (243,817)           193,049
             (Increase) decrease in other assets..............                   90,565            (22,412)
             Increase (decrease) in accounts payable and accrued
                expenses......................................                 (184,634)          (667,135)
             Increase (decrease) in taxes payable.............                1,610,433            694,591
             Increase (decrease) in deferred income...........                       --           (334,679)
             (Increase) decrease in receivable - related party
                receivable....................................                       --             (5,000)
                                                                           ------------       ------------

          NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES                4,565,832          1,933,634

          NET CASH PROVIDED BY DISCONTINUED OPERATIONS........                  885,951            403,914
                                                                           ------------       ------------

             Net Cash Provided by Operating Activities........                5,451,783          2,337,548
                                                                           ------------       ------------

         CASH FLOWS FROM INVESTING ACTIVITIES

             Payment of deferred acquisition costs............                       --           (730,898)
             Cash acquired in purchase of subsidiary..........                       --             25,000
             Purchases of equity investments..................                 (200,000)          (399,509)
             Purchases of property and equipment..............                 (149,311)            (1,821)
             Purchase of discontinued subsidiaries............                 (300,000)                --
                                                                                       -
             Investing activities of discontinued operations..                  (53,502)                --
             Earn out payment to former shareholders of subsidiary           (6,000,000)                --
                                                                             ----------        -----------

                Net Cash used in Investing Activities.........              $(6,702,813)       $(1,107,228)
                                                                            ===========        ===========


                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
               Consolidated Statements of Cash Flows (Continued)
                                  (Unaudited)



                                                                               For the Six Months ended
                                                                                       June 30,
                                                                                       --------
                                                                              2000                 2001
                                                                              ----                 ----

         CASH FLOWS FROM FINANCING ACTIVITIES

            Financing activities of discontinued operations..............  $      (89,228)      $         --
            Proceeds from exercise of stock options......................          25,000                 --
                                                                           --------------       ------------

              Net Cash Provided by Financing Activities..................         (64,228)                --
                                                                           ---------------      ------------

         NET INCREASE (DECREASE) IN CASH.................................      (1,315,258)         1,230,320

         CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD................       9,283,310          3,851,897
                                                                           --------------       ------------

         CASH AND CASH EQUIVALENTS AT END OF PERIOD......................  $    7,968,052       $  5,082,217
                                                                           ==============       ============

         SUPPLEMENTAL CASH FLOW INFORMATION:

         Cash Paid For:

            Interest.....................................................  $           --       $         --
            Income taxes.................................................  $      251,587       $    243,141

         Schedule of Non-Cash Financing Activities:

            Purchase of subsidiaries for common stock....................  $  102,077,494       $         --
            Insurance of common stock for related party payable..........  $      690,000       $         --
            Treasury stock retired.......................................  $           --       $   (310,080)


                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                      June 30, 2001 and December 31, 2000

NOTE 1 -      CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              The accompanying consolidated financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows as of and for the periods June 30, 2001 and 2000 and for the periods ended for all periods presented have been made.

              Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2000 audited consolidated financial statements. The results of operations for the periods ended June 30, 2001 and 2000 are not necessarily indicative of the operating results for the full years.

NOTE 2 -      SUBSEQUENT EVENTS

              On May 3, 2001, the Company and the Telescan, Inc., a Delaware Corporation ("Telescan") entered into an Agreement and Plan of Merger (the "Merger Agreement"), whereby Telescan and the Company agreed to engage in a business combination ("the Merger") that results in each becoming a wholly owned subsidiary of a new corporation, INVESTools, Inc. ("INVESTools"), to be organized under the laws of the State of Delaware. The Merger Agreement was amended and restated on August 13, 2001.

              As a result of the Merger, each issued and outstanding share of the Company's common stock, are to be converted into the right to receive 0.12500 of a share of INVESTools common stock, par value $0.01 per share ("INVESTools common stock"). Each issued and outstanding share of Telescan common stock, par value of $0.01 per share, shall be converted into the right to receive
              0.07061 of a share of INVESTools common stock, while each issued and outstanding share of Telescan 5% Series B Convertible Stock, par value of $0.01 per share, shall be converted into and become one share of INVESTools 5% Convertible Preferred Stock, par value $0.01 per share. The foregoing ratios are subject to proportionate adjustments in the event a higher per share price for the INVESTools common stock is required in order for it to be listed on the Nasdaq National Market System or the Nasdaq SmallCap Market.

              The merger is expected to result in the Company's shareholders owning approximately 75% of INVESTools. The Company has capitalized $730,898 of costs associated with the merger.

              The closing of the Merger is subject to certain conditions, including obtaining the approval of the stockholders of Telescan and the Company.

NOTE 3 -      EARNINGS (LOSS) PER SHARE

              The following data show the amounts used in computing basis earnings per share. The number of shares using the calculation for the periods June 30, 2001 and 2000 were as follows:

                                               For the Six Months Ended               For the Six Months Ended
                                                       June 30,                               June 30,
                                                       --------                               --------
                                                2000               2001               2000                2001
                                                ----               ----               ----                ----

Net earnings (loss) available to
   common shareholders.................      $  (135,175)        $(1,167,371)       $(2,112,050)       $   (65,577)

 Average number of common shares used
   in basic EPS........................       27,268,927          32,326,891         32,308,670         32,317,042
 .

              The Company incurred a net loss from continuing operations for the three months ended June 30, 2001 and for the six months ended June 30, 2001. Accordingly, the effect of dilutive securities are not included in the calculation of EPS because their effect would be antidilutive. The following data shows the effect on income and the weighted average number of shares of dilutive potential common stock.
                                     F-43

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                      June 30, 2001 and December 31, 2000

                                               For the Six Months Ended               For the Six Months Ended
                                                       June 30,                               June 30,
                                                       --------                               --------
                                                2000               2001               2000                2001
                                                ----               ----               ----                ----
Net earnings available to common
   shareholders used in basic EPS......      $  (135,175)       $(1,167,371)        $(2,112,050)       $    65,577
Average number of common shares used
   in basic EPS........................       27,268,927         32,326,891          32,308,670         32,317,042
Stock options..........................           33,151            120,132              49,767             35,494
Average number of common shares and
   dilutive potential common stock
   used in diluted EPS.................       27,302,078         32,447,023          32,358,437         32,352,536

              The shares issuable upon exercise of options and warrants represent the quarterly average of the shares issuable at exercise net of share assumed to have been purchased at the average market price for the period with assumed exercise proceeds. Accordingly, options with exercise prices in excess of the average market price for the period are excluded because their effect would be antidilutive.

NOTE 4 -      FORMATION OF SUBSIDIARY

              In March 2001, the Company formed a 75% owned subsidiary. The subsidiary is a Singapore corporation which markets and manages its operations in the Asian rim, primarily Singapore and Malaysia. The minority interest represents the capital contribution by the minority shareholders of $25,000.

NOTE 5 -      RECENT ACCOUNTING PRONOUNCEMENTS

              In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after July 1, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

              SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS
              142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

                  ZIASUN TECHNOLOGIES, INC. AND SUBSIDIARIES
                Notes to the Consolidated Financial Statements
                      June 30, 2001 and December 31, 2000

              The Company's previous business combinations were accounted for using the purchase method. As of June 30, 2001, the net carrying amount of goodwill is $33,542,855. Amortization expense during the six-month period ended June 30, 2001 was $2,268,616. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

NOTE 6 -      RELATED PARTY TRANSACTIONS

              During the six months ended June 30, 2001, the Company paid $925,000 in marketing expenses to a Company owned by certain officers and directors of the Company.

                                TELESCAN, INC.
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                           Page

Report of Independent Public Accountants...................................F-47
Independent Auditor's Report...............................................F-48
Consolidated Balance Sheets as of December 31, 2000
     and December 31, 1999.................................................F-49
Consolidated Statements of Operations and Comprehensive Income
     for the Three Years Ended December 31, 2000...........................F-50
Consolidated Statements of Stockholders' Equity for the
     Three Years Ended December 31, 2000...................................F-51
Consolidated Statements of Cash Flows for the Three Years Ended
     December 31, 2000.....................................................F-53
Notes to Consolidated Financial Statements.................................F-54
Unaudited Consolidated Balance Sheets as of June 30, 2001 and
     December 31, 2000.....................................................F-73
Unaudited Consolidated Statements of Operations for the Six Months
     and the Three Months Ended June 30, 2001 and June 30, 2000............F-74
Unaudited Consolidated Statements of Cash Flows for the Six Months
     Ended June 30, 2001 and June 30, 2000.................................F-75
Notes to the Unaudited Consolidated Financial Statements...................F-76

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To The Board of Directors and Stockholders of Telescan, Inc.:

We have audited the accompanying consolidated balance sheet of Telescan, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000, and the related consolidated statement of operations, comprehensive income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telescan, Inc. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.



ARTHUR ANDERSEN LLP

Houston, Texas
February 21, 2001

                         INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders
Telescan, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheet of Telescan, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telescan, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


HEIN + ASSOCIATES LLP

Houston, Texas
February 25, 2000

                        TELESCAN, INC. AND SUBSIDIARIES
                          CONSOLIDATED Balance Sheets
                     (in thousands, except share amounts)

                                                                                            December 31,
                                                                                            ------------
                                                                                      2000              1999
                                                                                      ----              ----
ASSETS
Current assets:
Cash and cash equivalents                                                           $   1,494        $  12,625
Accounts receivable, net (allowance: $262; $299)                                        3,411            5,033
Notes receivable                                                                        4,594            5,468
Marketable securities                                                                   4,178               --
Other current assets                                                                      446              552
                                                                                    ---------        ---------
         Total current assets                                                          14,123           23,678
Property and equipment, net                                                             3,431            3,644
Investments                                                                               968            3,919
Software development costs, net                                                           838            4,506
Marketable securities                                                                      --           46,761
Other assets                                                                               80              391
                                                                                    ---------        ---------
         Total assets                                                               $  19,440        $  82,899
                                                                                    =========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Deferred revenue                                                                    $   4,008        $   8,817
Accounts payable                                                                        3,799            3,550
Other current liabilities                                                               2,160            1,262
                                                                                    ---------        ---------
         Total current liabilities                                                      9,967           13,629
Capital lease obligations, net of current portion                                          46              271
Deferred taxes                                                                             --           11,229
Stockholders' equity:
Class A convertible preferred stock (liquidation preference $25 per share)
     (120,000 shares issued and outstanding at December 31, 2000 and 1999,
     respectively.)                                                                         1                1
Common stock,
     (16,296,026, 16,548,859 shares issued and outstanding at December 31,
     2000 and 1999, respectively.)                                                        162              165
Additional paid-in capital                                                             67,650           66,875
Accumulated comprehensive income                                                           --           18,321
Accumulated deficit                                                                   (58,386)         (27,592)
                                                                                   -----------       ----------
         Total stockholders' equity                                                     9,427           57,770
                                                                                    ---------        ---------
         Total liabilities and stockholders' equity                                 $  19,440        $  82,899
                                                                                    =========        =========

              The accompanying notes are an integral part of these consolidated financial statements.

                        TELESCAN, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)

                                                                           Years Ended December 31,
                                                                           ------------------------
                                                                    2000            1999             1998
                                                                    ----            ----             ----
Revenue                                                         $    35,938     $    26,438    $    15,234
Costs and expenses:
Cost of revenue                                                      17,196          15,072         10,436
Selling and marketing expenses                                        6,632           4,703          4,082
General and administrative expenses                                  18,567           9,661          6,993
Write down of assets and other charges                               11,742              --          1,530
Cost of acquisition opportunities                                     5,009           3,287             --
                                                                ------------    ------------   -----------
    Total costs and expenses                                         59,146          32,723         23,041
                                                                ------------    ------------   -----------
        Loss from operations                                        (23,208)         (6,285)        (7,807)
Other income (expense):
  Gain on marketable securities sales                                19,432              --             --
  Realized loss on marketable securities impairment                 (27,668)             --             --
  Interest, net                                                         704             455           (597)
  Other, net                                                             96             (76)            42
                                                                ------------    ------------   -----------
            Total other income (expense)                             (7,436)            379           (555)
                                                                -----------     ------------   ------------
Loss before minority interest in loss of subsidiary                 (30,644)         (5,906)        (8,362)
  Minority interest loss                                                 -               56            142
                                                                -----------     -----------    -----------
 Loss from continuing operations                                    (30,644)         (5,850)        (8,220)
  Income from discontinued operations                                    --              --             19
                                                                -----------     -----------    -----------
 Net loss                                                           (30,644)         (5,850)        (8,201)

   Preferred stock dividend                                            (150)           (150)           (94)
   Incremental yield dividend                                            --              --            (44)
                                                                -----------     -----------    -----------
 Loss attributable to common stockholders                       $   (30,794)       $ (6,000)   $    (8,339)
                                                                ============    ===========    ===========

 Net loss per common share  - basic and diluted(a)              $     (1.85)       $  (0.39)   $     (0.66)
                                                                ============    ===========   ============

Basic and diluted weighted average shares outstanding                16,665          15,486         12,654
                                                                ===========     ===========    ===========

(a)     The earnings per share amount for discontinued operations is $0.00.

            Consolidated Statements of Comprehensive Income (loss)
                                (in thousands)

                                                                      2000           1999            1998
                                                                      ----           ----            ----
Net loss                                                         $  (30,644)     $  (5,850)      $ (8,201)
Change in net unrealized gains (loss) on marketable securities      (29,550)        29,550             --
Deferred taxes on net unrealized gain (losses) on marketable
    securities                                                       11,229        (11,229)            --
                                                                 ----------      ----------      ---------
Comprehensive income (loss)                                      $  (48,965)     $  12,471       $ (8,201)
                                                                 ==========      ==========      =========

              The accompanying notes are an integral part of these consolidated financial statements.

                        TELESCAN, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (in thousands)


                                                                                                  Additional
                                                  Preferred Stock             Common Stock          Paid-In
                                                 Shares     Amount        Shares      Amount       Capital
                                                 ------     ------        ------      ------       -------
Balance January 1, 1998                             -     $     -         12,493    $   125     $   20,970
      Net loss                                      -           -              -          -              -
      Issuance of stock under stock option plan     -           -            166          2            458
      Issuance of convertible preferred stock     120           1              -          -          3,000
      Incremental yield on preferred stock          -           -              -          -             44
      5% convertible preferred stock dividends      -           -              -          -              -
      Equity transactions of pooled company         -           -            187          2            424
      Other                                         -           -              -          -             19
                                                  ---     -------         ------    -------       --------
Balance December 31, 1998                         120           1         12,846        129         24,915
      Net loss                                      -           -              -          -              -
      Change in net unrealized gains                -           -              -          -              -
      Deferred taxes                                -           -              -          -              -
  Issuance of stock under stock option plan         -           -            458          5          1,731
  Issuance of common stock                          -           -          2,876         27         39,103
  5% convertible preferred stock dividends          -           -              -          -              -
  Equity transactions of pooled company             -           -            252          3            530
  Change in fiscal year of pooled company           -           -            117          1            596
                                                  ---     -------         ------    -------       --------
Balance December 31, 1999                         120           1         16,549        165         66,875
  Net loss                                          -           -              -          -              -
  Change in net unrealized losses                   -           -              -          -              -
  Deferred taxes                                    -           -              -          -              -
  Issuance of stock under stock option plan         -           -            184          2            683
  Issuance of common stock                          -           -            108          1          1,334
  Cancellation of common stock                      -           -           (545)        (6)        (1,731)
  Stock based compensation                          -           -              -          -            417
  Issuance of warrants                              -           -              -          -             72
  5% convertible preferred stock dividends          -           -              -          -              -
                                                  ---     -------         ------    -------       --------
Balance December 31, 2000                         120     $     1         16,296    $   162       $ 67,650
                                                  ===     =======         ======    =======       ========


             The accompanying notes are an integral part of these
                      consolidated financial statements.

                        TELESCAN, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (in thousands)
                                  (Continued)

                                                                                Accumulated
                                                               Accumulated     Comprehensive
                                                                 Deficit           Income          Total
                                                                 -------           ------          -----

  Balance January 1, 1998                                      $ (11,935)        $      -       $  9,160
        Net loss                                                  (8,201)               -         (8,201)
        Issuance of stock under stock option plan                      -                -            460
        Issuance of convertible preferred stock                        -                -          3,001
        Incremental yield on preferred stock                         (44)               -              -
        5% convertible preferred stock dividends                     (94)               -            (94)
        Equity transactions of pooled company                          -                -            426
        Other                                                          -                -             19
                                                                --------         --------       --------
  Balance December 31, 1998                                      (20,274)               -          4,771
        Net loss                                                  (5,850)               -         (5,850)
        Change in net unrealized gains                                 -           29,550         29,550
        Deferred taxes                                                 -          (11,229)       (11,229)
        Issuance of stock under stock option plan                      -                -          1,736
        Issuance of common stock                                       -                -         39,130
        5% convertible preferred stock dividends                    (150)               -           (150)
        Equity transactions of pooled company                          -                -            533
        Change in fiscal year of pooled company                   (1,318)               -           (721)
                                                                --------          -------       --------
  Balance December 31, 1999                                      (27,592)          18,321         57,770
       Net loss                                                  (30,644)               -        (30,644)
       Change in net unrealized losses                                 -          (29,550)       (29,550)
       Deferred taxes                                                  -           11,229         11,229
       Issuance of stock under stock option plan                       -                -            685
       Issuance of common stock                                        -                -          1,335
       Cancellation of common stock                                    -                -         (1,737)
       Stock based compensation                                        -                -            417
       Issuance of warrants                                            -                -             72
       5% convertible preferred stock dividends                     (150)               -           (150)
                                                                --------         --------       --------
  Balance December 31, 2000                                     $(58,386)        $      -       $   9,427
                                                                ========         ========       =========

              The accompanying notes are an integral part of these
                      consolidated financial statements.

                        TELESCAN, INC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                             Years Ended December 31,
                                                                         --------------------------------
                                                                         2000         1999           1998
                                                                         ----         ----           ----

Cash flows from operating activities:
Net loss                                                               $  (30,644)   $   (5,850)  $   (8,201)
   Reconciling adjustments:
      Gain on sale of GlobalNet stock                                     (19,432)            -            -
      Realized loss on marketable securities impairment                    27,668             -            -
      Cost of acquisition opportunities                                     5,258             -            -
      Stock option compensation / warrants provided for services              371             -            -
      Recognition of non-cash revenue                                      (4,449)       (1,398)           -
                     Depreciation and amortization                          2,907         3,563        3,031
                     Write down of assets and other charges                11,026             -        1,530
     Change in current assets and liabilities:
                     (Increase)/decrease in accounts receivable               919        (3,713)      (1,613)
                     Increase/(decrease) in accounts payable                 (287)        1,408          186
                     (Increase)/decrease in other current assets              (60)        2,974        2,365
                     Increase in other liabilities                            658           550          587
                                                                     ------------  -------------------------
              Net cash used in operating activities                        (6,065)       (2,466)      (2,115)
Cash flows from investing activities:
   Additions to property and equipment                                     (1,812)       (3,002)        (249)
        Additions to software development costs                              (742)       (1,273)      (2,519)
        Additions to investments                                           (3,639)       (8,935)           -
        Additions to notes receivable                                           -        (5,643)           -
        Proceeds from sale of marketable securities                           468             -            -
        Other                                                                 525           433            -
                                                                     ------------  -------------------------
              Net cash used in investing activities                        (5,200)      (18,420)      (2,768)
Cash flows from financing activities:
        Proceeds from issuance of common stock                                  -        32,625            -
        Proceeds from issuance of convertible preferred stock                   -             -        3,000
        Proceeds from exercise of stock options                               685         1,736          460
        Preferred dividends paid                                             (150)         (150)         (94)
        Proceeds from notes payable                                             -             -        2,000
        Increase in capital lease obligations                                  60           488          105
        Payments on notes payable and capital lease obligations              (461)       (2,890)        (568)
        Equity transactions of pooled company, net of cash                      -           194            1
        Other                                                                   -           (31)          (9)
                                                                     ------------  ------------ ------------
              Net cash provided by financing activities                       134        31,972        4,895
Increase (decrease) in cash and cash equivalents                          (11,131)       11,086           12
Cash and cash equivalents:
     Beginning of year                                                     12,625         1,539        1,527
                                                                     ------------  -------------------------
     End of year                                                       $    1,494    $   12,625   $    1,539
                                                                     ============  =========================
Other non-cash investing and financing activities were as follows:
Net unrealized gain (loss)                                             $        -    $   18,321   $        -
Exercise of GlobalNet option through sale of GlobalNet stock               33,227             -            -
Conversion of note receivable into equity investment                            -           664            -
Acquisition of assets for stock                                               350             -            -
Company common stock in exchange for investment in GlobalNet                   64         6,335            -
Stock received for services and licenses                                        -         3,298            -

              The accompanying notes are an integral part of these consolidated financial statements.

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Significant Accounting Policies and Related Information

         The Company

         Telescan, Inc. ("Telescan" or the "Company") is committed to helping investors improve their investment results through advice and the educated use of proprietary investment search tools. The Company provides financial services marketed through two divisions. The Company's Consumer Division manages two Web properties, INVESTools.com and WallStreetCity.com, with the common goal of simplifying and enriching the investing consumer's financial life. The Company's Business-to-Business Division offers businesses an array of online financial solutions including quotes, charts, news, portfolio reports and stock and mutual fund screening tools to businesses seeking to expand their offerings online and gain greater cost efficiency through outsourcing.

         Telescan, Inc., a Texas corporation, was formed in 1983 to manufacture software and an online database containing analytical tools for financial analysis. In 1986, D. B. Technology, Inc. ("DB"), a Texas corporation, was formed for the purpose of acquiring Telescan, Inc. and was merged with Telescan, Inc., and filed a d.b.a. to use the name Telescan, Inc. In 1988, Max Ret, Inc., a Delaware corporation, was formed for the purpose of acquiring the outstanding common stock of DB. In 1989, Max Ret, Inc. issued 75% of its then outstanding stock to acquire all of the outstanding common stock of DB. Max Ret, Inc. then changed its name to Telescan, Inc.

         Telescan, Inc., a Texas corporation, was founded in 1983 to manufacture software and an online database containing analytical tools for financial analysis. In 1986, D. B. Technology, Inc., a Texas corporation ("DB"), was formed for the purposes of acquiring Telescan, Inc. Telescan, Inc. merged in to D.B., which filed a d.b.a. to use the name Telescan, Inc. In 1988, Max Ret, Inc., a Delaware corporation, was formed with the purpose of acquiring the outstanding common stock of D. B. In 1989, Max Ret, Inc. issued 75% of its then outstanding stock to acquire all of the outstanding common stock of D.B. Max Ret, Inc then changed its name to Telescan, Inc.

         On May 28, 1999, the Company completed the acquisition of INVESTools, Inc. ("INVESTools") upon which the INVESTools stockholders exchanged all of their shares for shares of the Company's common stock in a business combination that was accounted for as a pooling-of-interests. The consolidated financial statements for the two years ended December 31, 1999 and the accompanying related notes reflect the Company's financial position and the results of operations as if INVESTools had been a wholly-owned subsidiary of the Company since inception. Prior to the acquisition, INVESTools had a fiscal year-end of June 30. The adjustment for the change in the year-end is reflected in the statement of stockholders' equity for the year ended December 31, 1999.

         The Company has an accumulated deficit of $58.4 million through December 31, 2000 and had negative cash flows from operations of $6.1 million, $2.5 million and $2.1 million for 2000, 1999, and 1998, respectively. It is the Company's intention to control its operating expenses while continuing to invest in its existing products. In addition, the Company has implemented changes intended to reduce certain operating and general and administrative expenses. The Company will continue to liquidate its marketable securities portfolio during 2001 and is continuing its exploration of strategic alternatives including exploring sources of additional financing. If the Company is unable to achieve its projected 2001 results of operations, or if the fair value of the Company's marketable securities decrease significantly from the fair value at December 31, 2000, additional financing may be required to fund the Company's operations. No assurance can be given that the Company will be able to obtain additional financing or sell additional assets, or as to the terms upon which the Company could do so. Based on the Company's current outlook, it believes that its cash flows from operations and current working capital will be sufficient to fund its operations and capital requirements through June 2002.

         Principles of Consolidation

         The consolidated financial statements include the accounts of Telescan, Inc. and its majority-owned subsidiaries for which the Company controls the operations. All significant intercompany transactions have been eliminated.

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

         Use of Estimates

         The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and disclosures of contingent assets and liabilities. Ultimate results could differ from these estimates.

         Reclassifications

         Certain prior years' balances have been reclassified to conform to the current year's presentation. These reclassifications had no impact on operating results.

         Concentration of Credit Risk

         The Company markets its products and services to a diverse customer base. Accounts receivable are generally unsecured and are derived primarily from revenues earned from customers located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses; historically, such losses have been within management's expectations.

         The Company maintains deposits in banks, which may exceed the amount of federal deposit insurance available. Management believes the potential risk of loss on these accounts to be minimal.

         Segment Reporting

         The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosure about Segments of an Enterprise and Related Information, in 1997. The Company's business activities are represented by a single reportable segment, the distribution of content and analytical tools to investors via the computer. The Company provides services that have similar economic characteristics, technology, development processes, customers, distribution strategies and shared infrastructures. Although revenue information is available by revenue source, financial information for related costs and expense is not available by revenue source because the costs and expenses related to these services are common for all services. Accordingly, discrete financial information regarding results of operations' by revenue source is unavailable. Further, operating results by revenue source are not produced or reviewed by Telescan's chief operating decision maker to make decisions about resources to be allocated or to assess performance. Management personnel are not held accountable for the performance of a particular revenue source.

         The Consumer Divisions and Business-to-Business Divisions are a means of marketing services to the investor and are not reportable segments.

         Significant Customers

         The Company has an agreement with BPI Communications, Inc. ("BPI") to provide hosting and development services for multiple BPI Web sites. Revenue for these services represented 12% and 10% of total revenue for 2000 and 1999, respectively. This contract was amended on December 31, 2000 to a fixed fee arrangement for the first three months of 2001 and then the agreement and the fees are renewed month-to-month thereafter.

         The Company has a license agreement with NBC, whereby NBC uses Telescan's proprietary Internet technology for use on CNBC.com, a comprehensive Web site for personal finance. Under the agreement, Telescan developed the financial content portion of the CNBC.com Web site and currently provides hosting services for such content. Revenue from these services accounted for 10% and 13% of total revenue in 2000 and 1999, respectively. The Company generates revenue under the agreement from cost reimbursement, fixed monthly license fees and a percentage of advertising revenue generated from the site.

         There were no other customers that generated greater than 10% of revenue in 2000, 1999, or 1998.

         Cash and Cash Equivalents

         The Company considers all cash and cash investments with an original maturity of three months or less to be cash equivalents. The Company has invested excess cash in commercial paper and money market accounts and amounts included in the consolidated financial statements approximate fair value at the balance sheet date.

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS


         Marketable Securities

         The Company's marketable securities are classified as available-for-sale securities. Available-for-sale securities are carried at fair value with the unrealized gains and losses, net of tax, reported as a separate component within stockholders' equity entitled "accumulated comprehensive income." Realized gains and losses and permanent declines in value on available-for-sale securities are reported in other income or expense, as incurred. Realized investment gains (losses) are recognized using the specific identification method.

         Property and Equipment

         Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line method over the estimated useful lives of the assets, which range from three to seven years. Equipment under capital lease is amortized over the lesser of the remaining useful lives of the equipment or the lease term.

         Depreciation expense was approximately $1.8 million, $1.2 million and $1.1 million for the years ended December 31, 2000, 1999 and 1998, respectively.

         Investments

         The Company invests in equity instruments of privately-held information technology companies for business and strategic purposes. These investments are included in long-term assets and are accounted for under the cost method when ownership is less than 20% and the Company does not significantly influence or control the entity's operations. For these non-marketable investments, the Company regularly reviews the assumptions underlying the operating performance and cash flow forecasts in assessing the appropriate carrying value of the investments.

         Software Development Costs

         Costs for the development of software, including the costs of coding, software configuration, upgrades and enhancements are capitalized and amortized over the expected useful life, generally three to five years. Unamortized capitalized costs determined to be in excess of the net realizable value of the product are expensed at the date of such determination. The accumulated amortization and related software development costs are removed from the respective accounts effective in the year following full amortization.

         Amortization expense was $1.0 million, $2.1 million, and $2.6 million, for the years ended December 31, 2000, 1999 and 1998, respectively. Accumulated amortization totaled $204,000 and $5.0 million at December 31, 2000 and 1999, respectively.

         Long-Lived Assets

         The Company reviews all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators suggest that impairment is probable, the Company will prepare an estimate of undiscounted future cash flows expected to result from the use of the asset. If impairment is indicated, an adjustment will be made to reduce the carrying amount of the asset to its fair value. The Company did not recognize any such impairment in 1999. In 2000 and 1998, the Company adjusted the carrying value of certain long-lived assets, primarily capitalized software development costs, capital data costs and related goodwill, to their estimated fair value, resulting in a non-cash impairment loss of $4.2 million and $1.5 million, respectively, which is included in write down of assets and other charges in the consolidated statement of operations.

         Income Taxes

         Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, at the enacted tax rates expected to be in effect when the temporary differences reverse.

         A valuation allowance for deferred tax assets is provided if it is more likely than not that some portion of the deferred tax asset will not be realized. An increase or decrease in a valuation allowance that results from a change in circumstances that causes a change in judgment about the reliability of the related

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

         deferred tax asset is included in income. A change related to fluctuations in fair value of available-for-sale securities is included in accumulated comprehensive income in stockholders' equity.

         Minority Interest

         The minority interest relates to the Company's investment in Knowledge Express Data Systems, L.C., ("KEDS") which was sold subsequent to year end. Refer to Note 14 for additional discussion of this subsequent event. The minority investment was reduced to zero as of December 31, 1999.

         Revenue Recognition

         The Company primarily derives revenue from the following sources: (1) licensing of analytical tools (2) development and hosting of third party web sites, (3) subscriptions to WallStreetCity.com and to newsletters through INVESTools.com, (4) web site and e-mail advertising, (5) e-mail list management for third parties, and (6) e-mail list rental. License fees and hosting revenue are recognized ratably over the term of the hosting arrangements, which range from two to five years. Development revenue is recognized when website development is complete, the website has been launched and hosting has begun. Revenue for all other services is recognized in the period in which the services are provided. Deferred revenue is recorded for cash received for which services have not been provided.

         Deferred Revenue

         Deferred revenue is primarily comprised of billings in excess of recognized revenue relating to license and service fees.

         Stock-Based Compensation

         SFAS No. 123, Accounting for Stock-Based Compensation, allows companies to adopt either of two methods for accounting for stock options. The Company accounts for its stock based compensation plans under APB Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with SFAS No. 123, certain proforma disclosures are provided in Note 10. The Company's long-term incentive plans provide for the award of stock options to employees and directors.

         Advertising Costs

         Advertising costs are expensed when the initial advertisement is run and are included in selling and marketing expenses. Advertising costs for the years ended December 31, 2000, 1999 and 1998 were $296,000, $433,000, and $808,000, respectively.

         Costs of Acquisition Opportunities

         Internal costs associated with a business combination are expensed as incurred. Direct and incremental costs related to successful negotiations where the Company is the acquiring company are capitalized as part of the cost of the acquisition. Costs associated with unsuccessful negotiations are expensed when it is probable that the acquisition will not occur.

         Net Loss Per Share

         Net loss per share is computed by using the weighted average number of shares of common stock outstanding. At December 31, 2000 there were approximately 4.2 million shares of common stock potentially issuable with respect to stock options, warrants, and convertible preferred stock, which were excluded from the net loss per share calculation because they are antidilutive.

         Recently Issued Accounting Standards

         In December 1999, the SEC issued Staff Accounting Bulleting 101, "Revenue Recognition in Financial Statements" (SAB 101), which provides guidance related to revenue recognition based on interpretations and practices following by the SEC. The adoption of SAB 101 in the first quarter of 2000 did not have a material impact on the Company's financial position or results of operations.

         In March 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-2, "Accounting for Web Site Development Costs" that requires certain Web site development costs to be capitalized. The adoption of EITF 00-2 did not have a material impact on the Company's financial position or results of operation.

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137 effective for years beginning after June 15, 2000, requires derivatives to be recorded in the balance sheet as an asset or liability measured at its fair value, with changes in the derivative's fair value recognized currently in earnings unless specific hedge accounting criteria are met. The Company does not invest in derivative instruments and therefore does not believe that this statement will have a material impact on the Company's financial statements.

2.       Balance Sheet Components (in thousands):



                                                                           2000                 1999
                                                                           ----                 ----

          Property and equipment:
          Property, computer and other equipment                        $    6,017         $    5,487
          Furniture and fixtures                                               584                655
          Software                                                             546                504
                                                                        ----------         ----------
               Total property and equipment                                  7,147              6,646

          Less: accumulated depreciation and amortization                   (3,716)            (3,002)
                                                                        ----------         ----------
                   Property and equipment, net                          $    3,431         $    3,644
                                                                        ==========         ==========



          Other current liabilities:
                                                                           2000                1999
                                                                           ----                ----

          Accrued payroll                                               $      941         $      485
          Accrued royalties                                                    869                100
          Current portion of long term obligations                             261                425
          Other accrued liabilities                                             89                252
                                                                        ----------         ----------
             Other current liabilities                                  $    2,160         $    1,262
                                                                        ==========         ==========

3.       Acquisitions

         2000 Acquisition Opportunities

         During 2000, Telescan evaluated a number of opportunities to add key technologies, enhance market presence and complement existing products and services through acquisitions.

         In August 2000, the Company entered into a merger agreement with GlobalNet Financial.com, Inc. ("GlobalNet") in which each share of Telescan common stock would be exchanged for 0.50 shares of GlobalNet common stock. During the ensuing due diligence period, the companies determined that their business strategies would be best served if they were pursued separately. In September 2000, a termination agreement was signed and the costs associated with this acquisition opportunity totaling $4.5 million were expensed. A summary of the material terms of the termination agreement is as follows:

               o The Company exchanged 272,500 shares of GlobalNet common stock the Company owned with GlobalNet for the 545,000 shares of Company common stock GlobalNet owned. These shares of Company common stock were subsequently cancelled.

               o GlobalNet purchased 276,495 shares of GlobalNet common stock the Company owned for $6.00 per share.

               o GlobalNet paid the Company $250,000 in cash for expenses incurred in connection with the proposed acquisition opportunity.

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

               o The Company and GlobalNet terminated most of their contracts and agreements, and dismissed all related outstanding receivables. The Company accelerated recognition of deferred revenue of $1.0 million currently into revenue on these contracts as the termination relieved the Company of future performance obligations under these contracts.

               o The Company agreed it would not sell, transfer, or dispose of its shares of GlobalNet common stock until July 2001, except for 50,000 shares per month for six consecutive months beginning October 1, 2000. During the fourth quarter of 2000, the Company sold 150,000 shares of GlobalNet stock on the open market under the terms of this agreement.

         Additional merger and acquisition opportunities the Company explored during 2000 resulted in an additional $545,000 in costs of acquisition opportunities expensed.

         1999 Acquisition Opportunities

         On May 28, 1999, the Company completed the acquisition of INVESTools, Inc., a privately held company. INVESTools operated an investment advice Web site, featuring continually updated portfolio advice from recognized money managers, as well as online investment advisory newsletters. Under the terms of the acquisition agreement, which was accounted for as a pooling-of-interests, Telescan issued 2,124,976 shares of common stock in exchange for all of INVESTools' outstanding shares and assumed 220,955 options to purchase Telescan common stock. All outstanding INVESTools, Inc. preferred stock and warrants were converted to common stock immediately prior to the acquisition. During 1999, the Company recorded a one-time charge of $3.3 million for acquisition-related costs. These costs consisted of investment banking fees, legal and accounting fees, and certain other expenses directly related to the acquisition.

         INVESTools had a June 30 fiscal year end and, accordingly, the INVESTools statements of operations for the years ended June 30, 1998 and 1997 have been combined with the Company's statements of operations for the calendar years ended December 31, 1998 and 1997, respectively. In order to conform INVESTools' year-end to the Company's calendar year end, the consolidated statement of stockholders' equity was adjusted for the operating results of INVESTools for the period from July 1, 1998 to December 31, 1998 which is not included in the consolidated results of operations. The following is a summary of operating results for that period (in thousands):

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

              Revenue                       $     1,058
              Expenses                            2,376
                                            -----------
                 Net loss                  $    (1,318)
                                            ===========

         INVESTools' historical financial statements have been adjusted to conform to the accounting policies and practices of the Company. These adjustments primarily related to the classification of interest and other income and the classification of restricted cash. These conforming adjustments did not change the net loss INVESTools reported.

         Separate revenues, net loss and related per share amounts of the merged entities are presented in the following table (in thousands):


                                          1998
                                     ----------------

Revenue:
     Telescan, Inc. (restated)         $    13,778
     INVESTools                              1,456
                                     -------------
     Revenue as reported               $    15,234
                                     =============
Net loss:
     Telescan, Inc.                    $    (6,038)
     INVESTools                             (2,163)
                                     -------------
     Net loss, as reported             $    (8,201)
                                     =============

Loss per share:
     Telescan, Inc.                    $     (0.48)
     INVESTools                              (0.18)
                                     --------------
     Loss per share as reported        $     (0.66)
                                     ==============

4.       Notes Receivable

         In November 1999, the Company entered into a loan agreement with TeamVest to loan $4.2 million for one year at a rate of LIBOR plus 2%, payable at maturity. The note was secured by guarantees from certain key principals of TeamVest and was convertible into equity interests in TeamVest, subject to certain conditions in the agreement. In addition, the agreement contained a warrant permitting the Company to purchase additional equity interests in TeamVest at such time that the loan was converted into an equity interest if certain conditions were met. At December 31, 2000, the Company had accrued $394,000 in interest, which is classified with the note receivable. The Company recognized license fee and development revenue from TeamVest of $399,000 in 2000.

         In January 2001, this note was settled. Refer to Note 14 for further details of this subsequent event.

5.       Marketable Securities

         During 1999 and the first quarter of 2000, the Company acquired marketable securities in companies as payment for services rendered or as an investment to support a strategic alliance. At December 31, 2000, these investments were as follows:

                                                              Cost Basis
                                                                  at
Name                                       Original Cost     December 31, 2000
----                                       -------------     -----------------

GlobalNetFinancial.com, Inc. .........     $22.4 million     $2.8 million
Individual Investor Group, Inc. ......       4.1 million       .5 million
FreeRealTime.com, Inc. ...............       3.0 million       .3 million
Stockwalk Group, Inc. ................       2.4 million       .6 million

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

         Consistent with the overall market for Internet stocks, the Company has seen the market value of these investments decrease during 2000. In the fourth quarter of 2000, the Company assessed these investments and concluded that each of the marketable securities had experienced an "other than temporary" decline in value and, in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, the cost basis of these investments, classified as available-for-sale, was written down to market value and a realized loss of $27.7 million was recognized. As a result, cost basis equals fair market value as indicated by the market and there are no unrealized gains or losses at December 31, 2000.

         The Company began selling these investments in the fourth quarter of 2000 and will continue to sell these investments in 2001 because they are considered to be a non-strategic asset and provide working capital. Therefore, these investments were reclassified as current assets in the accompanying balance sheet at December 31, 2000. The majority of these marketable securities are subject to restrictions under Rule 144 of the Securities Act of 1933 which, among other things, limit the quantity that can be sold through a broker for a period of time.

         In March 2000, the Company exercised an option acquired in March 1999 to acquire additional shares of GlobalNet stock. A gain of $20.7 million was recorded in the first and second quarters related to sales of GlobalNet securities, the proceeds of which were used to exercise this option. Additional sales in the fourth quarter of 2000 reduced this gain to $19.4 million for the year. There were no other sales of marketable securities during 2000.

6.       Investments

         During 1999 and 2000 the Company made strategic investments in other companies, which had technologies that were compatible with or enhanced the Company's technology or content. These investments are carried at cost because the Company owns less than 20% of the total equity and has no significant influence or control over the operations. Due to weaknesses in the market related to Internet companies, the Company continuously reviewed the market value of these investments for indications that the value had declined below cost permanently or that the Company would not be able to recover its investment. Based on these assessments, these investments were written down $5.1 million during 2000. This charge is included in write down of assets and other charges in the consolidated statement of operations.

7.       Commitments and Contingencies

         Commitments

                  Capital Leases

                  The Company has entered into capital lease commitments that expire early in 2002. The future minimum lease payments under these agreements are $267,000 and $46,000 for 2001 and 2002, respectively. The present value of these minimum payments totals $307,000, with $6,000 attributable to interest. The interest rates on these leases range from 3% to 10%. Computer and telephone equipment under capital lease totaled $1.4 million and $1.8 million at December 31, 2000 and 1999, respectively with related accumulated depreciation of $1.2 million per year.

                  Interest Paid

                  The Company paid $26,000, $264,000 and $115,000 for interest during the years ended December 31, 2000, 1999 and 1998, respectively.

                  Operating Leases

                  The Company has commitments to lease office space and equipment under non-cancelable operating leases. Rent expense under operating leases totaled $1.5 million, $1.3 million and $1.1 million for the years ended December 31, 2000, 1999 and 1998, respectively. Future minimum payments under non-cancelable leases are as follows (in thousands):

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS


                           Years Ending December 31,
                           -------------------------
                                        2001*              $        1,723
                                        2002                        2,183
                                        2003                        1,474
                                        2004                        1,484
                                        2005                        1,142
                                     Thereafter                         -
                                                           --------------
                                       Total               $        8,006
                                                           ==============

         *In 2001, the Company does not pay rent for the last six months of the year.


         Contingencies

         From time to time the Company is involved in certain legal actions arising in the ordinary course of business. It is the opinion of management that such litigation will be resolved without a material effect on the Company's financial position or results of operations.

         In August 2000, a lawsuit was filed against the Company in the United States District Court for the Southern District of New York by a former employee alleging that the Company failed to grant him certain stock options to which he was entitled. The Company has responded to the complaint and the case is proceeding before the court. Although no assurances can be given, the Company believes that the ultimate resolution of the litigation will not have a material adverse impact on the Company's financial position or results of operations.

8.       Income Taxes

         At December 31, 2000, the Company had net operating loss carryforwards for income tax reporting purposes of approximately $28.9 million, which expire in years 2009 to 2020. A portion of the $5.0 million in net operating loss carryforwards acquired with the INVESTools, Inc. acquisition are currently limited as to use.

         Deferred tax assets and liabilities consisted of the following at December 31, 2000 and 1999 (in thousands):

                                                           2000         1999
                                                           ----         ----
Deferred tax assets:
     Acquisition costs capitalized for tax purposes ..   $  1,217    $  1,217
     Deferred revenue ................................       --         2,196
     Net operating loss carryforwards ................      9,838       5,155
     Net unrealized gains (losses) on securities .....      6,703        --
     Other ...........................................        181        --
                                                         --------    --------
        Total deferred tax asset .....................     17,939       8,568
     Less: Valuation allowance .......................    (16,862)     (7,148)
                                                         --------    --------
Deferred tax asset, net ..............................      1,077       1,420
Deferred tax liability:
     Accumulated depreciation ........................     (1,077)     (1,420)
     Net unrealized gains (losses) on securities .....       --       (11,229)
                                                         --------    --------
Deferred tax liability, net ..........................   $   --      $(11,229)
                                                         ========    ========


         The valuation allowance increased approximately $9.7 million during 2000. In as much as the Company's recognition of an impairment of the marketable securities portfolio would suggest an anticipated capital loss from the eventual disposition of the securities, and since capital losses are allowed for tax purposes only to the extent of capital gains, the net deferred tax effects related to the market value adjustments have been reduced to zero.

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

         The following is a reconciliation of expected to actual income tax expense based upon the statutory rates:

                                                                       Years Ended December 31,
                                                                   2000          1999          1998
                                                                   ----          ----          ----

           Federal income tax benefit at statutory rates         $ (10,419)     $ (2,040)     $ (2,788)
           Acquisition costs capitalized for tax purposes                -         1,217             -
           Other, net                                                  705            45          (295)
           Change in valuation allowance                             9,714           778         3,083
                                                              ------------   -----------   -----------
           Actual Provision                                      $       -      $      -      $      -
                                                              ============   ===========   ===========

9.       Stockholders' Equity

         Classes of Capital Stock

         The Company has two classes of capital stock: convertible preferred stock and common stock. During 1999, the Board of Directors approved an amendment to the Restated Certificate of Incorporation to increase the total number of authorized shares of all classes of capital stock to a total of 40,000,000 shares. The Company is authorized to issue up to 30,000,000 shares of common stock with a par value of $.01 and 10,000,000 shares of convertible preferred stock with a par value of $.01.

         Capital Stock Activity

         In October 2000, as part of the termination agreement with GlobalNet discussed in Note 3, the Company received the 545,000 shares of Company stock issued to GlobalNet in 1999 in exchange for 272,500 shares of GlobalNet stock the Company owned. These shares were subsequently cancelled.

         In May 2000, the Company settled conflicting contractual claims with CyberAction, Ltd. for $1.1 million, which is included in write down of assets and other charges in the consolidated statement of operations. As part of the settlement, the Company issued 91,628 shares of common stock and issued an option to purchase 25,000 shares of the Company's common stock at an exercise price of $10.75 per share. The option expires May 5, 2002.

         In March 2000, as consideration for the purchase of the assets of Reality Sports, Inc., the Company issued 15,596 shares to Reality Sports, Inc. and 1,071 shares to CCCC Enterprises, Ltd.

         In January 1999, the Company sold 1,220,237 shares of its common stock in a private placement to NBC in conjunction with its affiliate, GE Capital Equity Investments, Inc. The Company received net proceeds of $8,655,000 from the transaction. The resale of the stock is restricted under Rule 144, subject to demand registration rights on one-half of the shares.

         In July 1999, the Company sold an additional 1,111,111 shares of its common stock in a private placement to NBC and received net proceeds of $23,970,000. The resale of the stock is also restricted under Rule 144 subject to demand registration rights on one-half of the shares. At December 31, 1999, NBC held 14.2% of the Company's outstanding shares.

         In March 1999, the Company entered into an agreement with GlobalNet to exchange 520,000 shares of its common stock for 2,715,337 shares of GlobalNet common stock, giving the Company a 9.9% ownership interest in GlobalNet. In addition the Company issued 25,000 shares of its common stock for a one-year option to purchase additional shares such that, upon exercise of the option, the Company could own an aggregate of 19.9% of GlobalNet's then outstanding common stock. The exercise price of the option was set at $12.00 per share. This option was exercised in March and April of 2000.

         In May 1998, the Company issued 120,000 shares of 5% Class A Convertible Preferred Stock for $3.0 million dollars. In connection with the issuance of the preferred stock, there is an incremental yield that arises from the conversion discount from fair value that is considered a dividend to preferred stockholders. The amount is determined as the fixed discount from market (5%) based on the closing price at May 15, 1998 and is calculated as follows:

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

Closing price at May 15, 1998              7 3/8
Fixed discount from market                    5%
                                    ------------
                                    $       0.37
Shares issued                            120,000
                                    ------------
Incremental yield                   $     44,400
                                    ============

         Preferred stockholders had the option to convert the preferred shares into common stock at any time after May 15, 1998. The conversion price of the preferred stock conversion into common stock was to be based on a defined formula and capped at a maximum of $8.62 per share. In January 2001, the holders of the 120,000 shares of 5% Class A Convertible Preferred Stock exchanged all of their shares for 120,000 shares of 4% Class B Convertible Preferred Stock. Refer to
         Note 14 for details of this subsequent event.

10.      Stock Option Plans

         Employee Stock Option Plans

                  Description of Plans

                           2000 Stock Option Plan

                           Approved by stockholders in August 2000, the Company has reserved 1.0 million shares for grant under this Plan for issuance to officers, directors, and employees. The Plan expires August 2010. Under the Plan, incentive options may be granted at the fair market value of the Company's common stock at the date of the grant, as determined by the Board of Directors, but not less than $1.50 per share. Non-statutory options may be granted at prices equal to or greater than $1.50 per share, as determined by the Board of Directors. Options generally expire ten years from the date of grant.

                           Amended 1995 Stock Option Plan

                           This Plan was amended in June 2000 to increase the number of shares available for grant to 1.2 million for issuance to officers, directors, and employees. The Plan expires March 2005. Under the Plan, incentive options may be granted at the fair market value of the Company's common stock at the date of the grant, as determined by the Board of Directors, but not at less than $1.50 per share. Non-statutory options may be granted at prices equal to or greater than $1.50 per share, as determined by the Board of Directors. Options generally expire ten years from the date of grant.

                           Amended 1990 Stock Option Plan

                           The Company reserved 1.5 million shares for grant under this Plan for issuance to officers, directors, and employees. This Plan expired in August 2000 and no new options are being granted from this Plan. Options granted under this plan were granted at fair market value at the date of grant and generally expire ten years from the date of the grant.

                           INVESTools' Stock Option Plans

                           The Company reserved 220,995 shares of its common stock for issuance under three Stock Option Plans for employees and consultants of INVESTools. No new options are being granted under these plans. Options granted under these plans were granted at fair market value at the grant date and generally expire ten years from the date of the grant.

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

                  Employee Stock Option Plan Activity

                  The following is a summary of option activity under these plans:

                                         Total Shares Under        Weighted Average
                                               Option               Exercise Price
                                               ------               --------------

Balance - January 1, 1998                          872,476      $          4.26
    Granted                                        447,117                 6.37
    Cancelled                                      (47,925)                1.94
    Exercised                                     (169,250)                2.69
                                       -------------------      ---------------
Balance - December 31, 1998                      1,102,418                 5.50
    Pooling Adjustment                              (9,184)                0.39
    Granted                                        306,949                11.17
    Cancelled                                      (75,826)                6.12
    Exercised                                     (516,681)                4.00
                                       -------------------      ---------------
Balance - December 31, 1999                        807,676                 8.56
    Granted                                      1,997,139                10.93
    Cancelled                                     (260,397)               15.29
    Exercised                                     (183,516)                3.73
                                       --------------------     ---------------
Balance - December 31, 2000                      2,360,902      $         10.19
                                       ===================      ===============

           The following table summarizes information about options outstanding at December 31, 2000:

                                         Options Outstanding                                Options Exercisable
                                  ---------------------------------------------       ------------------------------

                                                       Weighted
                                                       Average         Weighted
       Range of                                      Remaining Years   Average
       Exercises                  Number             of Contractual    Exercise          Number      Weighted Average
       Prices                     Outstanding             Life         Prices          Exercisable     Exercise Price
       ------                     -----------             ----         ------          -----------     --------------

     $  0  - $4.99                1,005,520             9.25          $  2.19             448,468        $  2.41
      5.00  - 9.99                  397,064             5.46             7.29             394,789           7.28
     10.00 - 14.99                   71,016             6.59            12.41              71,016          12.41
     15.00 - 19.99                  458,092             9.01            18.93             158,092          18.81
     20.00 - 24.99                  423,710             8.15            21.91             341,510          21.78
     25.00 - 30.00                    5,500             9.07            25.14               5,500          25.14
                                  ---------            -----          -------           ---------        -------

              Total               2,360,902             8.29          $ 10.19           1,419,375        $ 10.84
                                  =========           ======          =======           =========        =======


         Stock Options Granted to Third Parties

                  Description of Grants

                  The Company issues options to certain outside vendors as payment for services rendered. The options are valued based on the value of services received, if available, or at fair market value of the option at the date of grant.

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

                  Stock Option Activity

                  The following is a summary of option activity:


                                           Total Shares    Weighted Average
                                           Under Option    Exercise Price
                                           ------------    ----------------



Balance January 1, 1998                       60,000          $ 5.26
     Granted                                  50,000            6.75
                                            --------          ------
Balance December 31, 1998                    110,000            5.94
     Granted                                  75,000           20.00
     Exercised                               (60,000)           6.72
     Cancelled                               (37,500)           5.00
                                            --------          ------
Balance December 31, 1999                     87,500           17.86
     Granted                                  25,000           10.75
                                            --------          ------
Balance December 31, 2000                    112,500          $16.28
                                            ========          ======


                  The 60,000 options exercised during 1999 were cashless exercises. The remaining options outstanding have a weighted average remaining life of three years.

                  Pro Forma Disclosures

                  Had compensation expense arising from stock-based compensation been determined consistent with the provisions of SFAS 123, net loss and net loss per share would have been as follows (in thousands, except per share amounts):

                                                     2000            1999
                                                     ----            ----

                  Net loss:
                      As reported                 $   (30,644)   $  (5,850)
                      Pro forma                       (42,041)      (6,974)
                  Net loss per common share:
                      As reported                 $     (1.85)    $ (0.39)
                      Pro forma                         (2.53)       0.46)


                  The weighted average fair values of the options granted during 2000, 1999 and 1998 were $9.19, $10.79 and $3.79 respectively. The fair value of each option grant was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions; risk free rates ranging from 5.74% to 6.88% for 2000 and 5.00% to 6.15% for 1999; volatility factors ranging from 75.9% to 78.4% for 2000 and 78.67% and 86.14% for 1999; expected lives of 10 years for 2000 and 3 years for 1999; and no assumed dividend yield in either period.

11.      Employee Benefits

         The Company sponsors a defined contribution 401(k) Profit Sharing Plan for its employees. The plan provides participants a mechanism for making contributions for retirement savings. Each participant may contribute certain amounts of eligible compensation. The plan allows for Company matching contributions, and effective January 1, 2000, the Company invoked this privilege, matching 25% of participant contributions up to 1% of salary.

12.      Fair Value of Financial Instruments

         At December 31, 2000, the book value of the Company's financial instruments equaled market.

         At December 31, 1999, the book value of cash and cash equivalents, notes receivable excluding the TeamVest note, marketable securities and capital lease obligations equaled market value. The fair market value of the TeamVest note receivable reported at cost was not determinable because it was convertible

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

         into equity of a private company. The fair value of investments reported at cost was not readily determinable since they represent equity investments in private companies.

13.      Related Parties

         KEDS

         At December 31, 2000 the Company owned 55.58% of KEDS and a joint venture controlled by GRF Interests, Inc., owned the remainder. G. Robert Friedman, a significant stockholder and former director of the Company, controls GRF Interests, Inc. In February 2001, all owners sold their interests to an unrelated third party. Refer to Note 14 for more details of this subsequent event.

         Telebuild, L.C. ("Telebuild")

         At December 31, 2000, the Company owned 15.83% of Telebuild. Friedman Interests, Inc, and the Brown Family Partnership own 45.42% and 25.44%, respectively. G. Robert Friedman, a significant stockholder and former director of the Company, controls Friedman Interests, Inc. David L. Brown, Director and former Chairman of the Company and other members of the Brown family own the Brown Family Partnership. The Company recognized contract revenue from Telebuild of $55,000, $1,369,000, and $1,152,000 in 2000, 1999, and 1998, respectively. The
         Company recognized contract expense of $1,241,000, and 1,016,000 during the years ended 1999, and 1998, respectively. As of December 31, 2000 and 1999, $19,000 and $1,043,000 were due from Telebuild for contract services provided. At December 31, 2000, the Company's investment in Telebuild was zero.

         GRO Corporation ("GRO")

         Mr. Greg E. Gensemer, an officer of Telescan, serves on the Board of Directors for GRO. The Company has entered into licensing and servicing agreements with this company. In December 2000, the licensing agreement was amended to terminate development of a new product for GRO. As a result of this modification, $153,000 of deferred license fees for GRO were accelerated and recognized as revenue in 2000. At December 31, 2000, the Company still had approximately $358,000 of deferred license fees from GRO to be recognized as revenue through 2003. The Company recognized $190,000 in revenue during 2000 from this licensing agreement. The Company owned 603 shares of GRO Corporation representing an ownership interest of 5.1% at December 31, 2000.

         National Broadcasting Company, Inc. ("NBC")

         In a letter agreement dated February 22, 1999 between the NBC and the Company, NBC was granted the right to have an individual designated by NBC (the "NBC Designee") included as a nominee for the Board of Directors of the Company. NBC shall have this right until GE Capital Equity Investments, Inc. ("GE Equity") owns less than 5% of the outstanding common stock of the Company or the license agreement with NBC terminates or expires, whichever event occurs earlier. Pursuant to this agreement, NBC has designated and the Board of Directors has approved Ms. Elisabeth Y. Sami.

         In addition, GE Equity has the right to designate an individual to be present at all Board of Director meetings. Such individual will not be a participating or voting member of the Board of Directors and may remain as a designee so long as GE Equity owns at least 5% of the Company's outstanding common stock. Note 1 to the financial statements discusses activity with NBC during 1999 under the caption "Concentration of Credit Risk."

14.      Subsequent Events

         TeamVest

         In January 2001, the Company received a $1.5 million payment on the $4.2 million note receivable due from TeamVest that the Company entered into in November 1999 (refer to Note 4 for details). The Company then exercised its option to convert the remaining balance due on the note, plus accrued interest of $407,000, into 1.9 million shares of TeamVest common stock.

         Convertible Preferred Stock

         In January 2001, the holders of the 120,000 shares of Class A 5% Convertible Preferred Stock agreed to exchange all of their shares for new Class B 4% Convertible Preferred Stock. This stock pays $1.00

                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

         per share per annum in dividends and is convertible into 3,000,000 shares of Common Stock, which the Company has reserved for such conversion. The stock automatically converts on May 15, 2002.

         KEDS

         In February 2001, all interests in KEDS, including the Company's 56% interest, were sold to a third party. The net liabilities of KEDS, a consolidated subsidiary of the Company, were reclassified as net liabilities held for sale and are included in other liabilities on the balance sheet at December 2000. In February 2001, the Company recognized a $9,000 loss on the sale.

         BPI

         The Company had an agreement with BPI to provide hosting and development services for multiple BPI Web sites. Revenue for these services represented 12% and 10% of total revenue for 2000 and 1999, respectively. This contract was amended on December 31, 2000 to a fixed fee arrangement for the first three months of 2001 and then the agreement and the fees are renewed month-to-month thereafter.

                       TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

15. Unaudited Selected Quarterly Results of Operations


                                                                (in thousands, except per share data)
                                                                            Quarters Ended
                                                   --------------------------------------------------------------

                                                   12/31/00           9/30/00           6/30/00           3/31/00
                                                   --------           -------           -------           -------



Revenue                                          $    8,003          $    9,183        $    8,925        $    9,827
Cost and expenses from operations                    11,650              17,462            18,186            11,848
                                                 ----------          ----------        ----------        ----------
Loss from operations                                 (3,647)             (8,279)           (9,261)           (2,021)
Other income (expense)                              (28,726)                180             8,865            12,245
Income tax (expense) benefit                              -                   -             2,041            (2,041)
                                                 ----------          ----------        ----------        -----------
Net income (loss)                                $  (32,373)         $   (8,099)       $    1,645        $    8,183
                                                 ==========          ==========        ==========        ==========
Net income (loss) attributable to common         $  (32,410)         $   (8,137)       $    1,607        $    8,146
                                                 ==========          ==========        ==========        ==========
stockholders

Earnings per share - basic
Net income (loss)                                $    (1.97)         $    (0.48)       $     0.10        $     0.49
                                                 ==========          ==========        ==========        ==========
Weighted average shares                              16,450              16,829            16,747            16,633
                                                 ==========          ==========        ==========        ==========

Earnings per share - diluted
Net income (loss)                                $    (1.97)         $    (0.48)       $     0.09        $     0.47
                                                 ==========          ==========        ==========        ==========
Weighted average shares                              16,450              16,829            17,371            17,469
                                                 ==========          ==========        ==========        ==========



                                                                          Quarters Ended
                                                  ----------------------------------------------------------------

                                                  12/31/99           9/30/99           6/30/99           3/31/99
                                                  --------           -------           -------           -------


Revenue                                          $    8,928         $    6,735        $    6,039        $    4,736
Cost and expenses from operations                     8,991              7,773            10,055             5,904
                                                 ----------         ----------        ----------        ----------
Loss from operations                                    (63)            (1,038)           (4,016)           (1,168)
Other income (expense)                                  268                166                34               (89)
Minority interest loss                                    -                  -                24                32
                                                 ----------         ----------        ----------        ----------
Net income (loss)                                $      205               (872)       $   (3,958)       $   (1,225)
                                                 ----------         ==========        ==========        ==========
Net income (loss) attributable to common
stockholders                                     $      168         $     (910)       $   (3,995)       $   (1,263)
                                                 ==========         ===========       ==========        ===========

Earnings per share - basic
Net income (loss)                                $     0.01         $    (0.06)       $    (0.26)       $    (0.09)
                                                 ==========         ==========        ==========        ===========
Weighted average shares                              16,511             16,174            15,131            14,068
                                                 ==========         ==========     ---==========        ==========

Earnings per share - diluted
Net income (loss)                                $     0.01         $    (0.06)       $    (0.26)       $    (0.09)
                                                 ==========         ===========       ==========        ===========
Weighted average shares                              17,348             16,174            15,131            14,068
                                                 ==========         ==========        ==========        ==========

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF TELESCAN, INC.:

We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Telescan, Inc. and subsidiaries as of December 31, 2000 and for the year then ended included in this Form 10-K and have issued our report thereon dated February 21, 2001. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The Schedule listed in Item 14-2 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. Information on this schedule for the year ended December 31, 2000 has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



ARTHUR ANDERSEN LLP

Houston, Texas
February 21, 2001

                   INDEPENDENT AUDITOR'S REPORT ON SCHEDULE



Board of Directors and Stockholders
Telescan, Inc.
Houston, Texas

We have audited the financial statements of Telescan, Inc. and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the two-year period ended December 31, 1999. Our audits for such years also included the financial statement schedule of Telescan, Inc. and subsidiaries, listed in
Item 14-2, for each of the years in the two-year period ended December 31, 1999. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to report on this schedule based on our audits. In our opinion, such a financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.



HEIN + ASSOCIATES LLP
Houston, Texas
February 25, 2000

                        TELESCAN, INC. AND SUBSIDIARIES
                SCHEDULE I - VALUATION AND QUALIFYING ACCOUNTS
                                                  (in thousands)



                                                                                 Deductions:
                                                                                   Accounts
                                           Balance at          Additions:         Written Off
                                        Beginning of the      Charged to Cost      Against           Balance at
             Description                      Year            and Expenses        Allowance          End of Year
---------------------------------     ------------------    -----------------    ------------        ----------


December 31, 1998
Allowance for Doubtful Accounts                $ 114             $ 399             $(139)             $ 374

December 31, 1999
Allowance for Doubtful Accounts                $ 374             $ 184             $(259)             $ 299

December 31, 2000
Allowance for Doubtful Accounts                $ 299             $ 530             $(567)             $ 262


                        TELESCAN, INC. AND SUBSIDIARIES
                          Consolidated Balance Sheets
                   (in thousands, except per share amounts)


                                                                                June 30,             December 31,
                                                                                  2001                   2000
                                                                                  ----                   ----
                                                                               (unaudited)

ASSETS
Current assets:
   Cash and cash equivalents                                                 $        2,147           $     1,494
   Accounts receivable, net (allowance:  $347; $262)                                  1,151                 3,411
   Notes receivable                                                                       -                 4,594
   Marketable securities                                                                729                 4,178
   Other current assets                                                                 234                   446
                                                                             --------------           -----------
         Total current assets                                                         4,261                14,123

Investments                                                                             731                   968
Property and equipment, net                                                           2,685                 3,431
Software development costs, net                                                       1,089                   838
Other assets                                                                             69                    80
                                                                             --------------           -----------
         Total assets                                                        $        8,835           $    19,440
                                                                             ==============           ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                          $        3,000           $     3,799
   Deferred revenue                                                                   3,058                 4,008
   Accrued payroll                                                                      407                   941
   Accrued royalties                                                                    869                   869
   Other current liabilities                                                            296                   350
                                                                             --------------           -----------
         Total current liabilities                                                    7,630                 9,967

Capital lease obligations                                                                 -                    46
Stockholders' equity:
Class A-convertible preferred stock (liquidation preference $25 per share)
   (shares issued and outstanding: 0; 120)                                                -                     1
Class B-convertible preferred stock (liquidation preference $25 per share)
  (shares issued and outstanding:  120; 0)                                                1                     -
Common stock
   (shares issued and outstanding:  16,296; 16,296)                                     162                   162
Additional paid in capital                                                           67,650                67,650
Accumulated comprehensive loss                                                       (2,253)                    -
Accumulated deficit                                                                 (64,355)              (58,386)
                                                                             --------------           -----------
         Total stockholders' equity                                                   1,205                 9,427
                                                                             --------------           -----------
         Total liabilities and stockholders' equity                          $        8,835           $    19,440
                                                                             ==============           ===========

              The accompanying notes are an integral part of these consolidated financial statements.

                        TELESCAN, INC. AND SUBSIDIARIES
                     Consolidated Statements of Operations
                   (in thousands, except per share amounts)
                                  (unaudited)



                                                                    Three Months Ended                  Six Months Ended
                                                                        June 30,                             June 30,
                                                             ----------------------------         -------------------------------

                                                                 2001                2000                2001                2000
                                                                 ----                ----                ----                ----


 Revenue
                                                          $      5,635        $      8,925        $     11,498        $     18,752
 Costs and expenses:
      Cost of revenue                                            2,071               4,629               4,503               9,409
      Selling and marketing expenses                               750               1,735               2,127               3,230
      General and administrative expenses                        2,984               5,603               6,359               9,676
      Special and other charges                                  3,121               5,674               3,913               7,174
      Cost of acquisition opportunities                            436                 545                 436                 545
                                                          ------------        ------------        ------------        ------------
          Total costs and expenses                               9,453              18,186              17,338              30,034

 Loss from operations                                           (3,818)             (9,261)             (5,840)            (11,282)
 Other income (expense):
      Net gain on sales of marketable securities                  (122)              8,695                (121)             20,696
      Interest, net                                                 12                 169                  43                 413
      Other, net                                                    19                   1                  10                   1
                                                       ---------------        ------------        ------------     ---------------
          Total other income (expense)                             (91)              8,865                 (68)             21,110
                                                       ----------------       ------------        -------------    ---------------
 Income (loss) before income taxes                              (3,909)               (396)             (5,908)              9,828
      Income tax benefit                                             -               2,041                   -                   -
                                                       ---------------        ------------        ------------     ---------------
 Net income (loss)                                              (3,909)              1,645              (5,908)              9,828
      Less:  Preferred stock dividends                             (30)                (38)                (61)                (75)
                                                       ---------------        -------------       -------------    ---------------

 Income (loss) attributable to common stockholders        $     (3,939)       $      1,607        $     (5,969)       $      9,753
                                                       ===============     ===============     ===============     ===============
 Net income (loss) per common share:
      Basic                                               $     (0.24)        $      0.10         $     (0.37)        $       0.58
      Diluted                                             $     (0.24)        $      0.09         $     (0.37)        $       0.56

 Weighted average common shares outstanding:
      Basic                                                     16,296              16,747              16,296              16,690
      Diluted                                                   16,296              17,371              16,296              17,471

                             Consolidated Statements of Comprehensive Income
                                                           (in thousands)

Net income (loss)                                         $     (3,909)       $      1,645        $     (5,908)       $     9,828
Change in net unrealized losses on marketable
  securities                                                      (841)            (21,613)             (2,253)           (43,922)
Deferred taxes on net unrealized losses on
  marketable securities                                              -               8,213                   -             16,690
                                                       ---------------        ------------        ------------     --------------
Comprehensive loss                                        $     (4,750)       $    (11,755)       $     (8,161)       $   (17,404)
                                                       ===============     ===============     ===============     ==============

              The accompanying notes are an integral part of these consolidated financial statements.

                        TELESCAN, INC. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                                (in thousands)
                                  (unaudited)

                                                                                         Six Months Ended
                                                                                             June 30,
                                                                           ----------------------------------------------
                                                                                   2001                     2000
                                                                           ---------------------     --------------------

Cash flows from operating activities:
 Net income (loss)                                                             $       (5,908)           $        9,828
     Reconciling adjustments:
          Net gain (loss) on sales of marketable securities                               121                   (20,696)
          Special and other non-cash charges                                            3,608                     7,120
          Cost of acquisition opportunities                                               436                       545
          Stock options/warrants provided for services                                      -                       362
          Amortization of deferred revenue                                               (950)                   (1,612)
          Depreciation and amortization                                                 1,100                     1,770
     Changes in assets and liabilities:
          Decrease in accounts receivable                                               2,260                        41
          Decrease in other current assets and other assets                               221                       122
          Decrease in accounts payable                                                 (1,235)                   (1,543)
          (Increase) decrease in other current liabilities                               (481)                      578
          Other                                                                           (27)                        -
                                                                            -----------------         -----------------
              Net cash used in operating activities                                      (855)                   (3,485)
 Cash flows from investing activities:
     Additions to property and equipment                                                 (112)                   (1,191)
     Additions to software development costs                                             (502)                     (386)
     Proceeds from repayment of note receivable                                         1,500                         -
     Proceeds from sale of marketable securities                                          811                         -
     Purchases of investments                                                               -                    (3,639)
     Other                                                                                 10                       383
                                                                            -----------------         -----------------
              Net cash provided by (used in) investing activities                       1,707                    (4,833)
 Cash flows from financing activities:
     Proceeds from exercise of stock options                                                -                       633
     Preferred dividends paid                                                             (61)                      (75)
     Borrowings on capital lease obligations and notes payable                             23                        20
     Payments on notes payable and capital lease obligations                             (161)                     (252)
                                                                            -----------------         -----------------
              Net cash provided by (used in) financing activities                        (199)                      326
                                                                            -----------------         -----------------
 Increase (decrease) in cash and cash equivalents                                         653                    (7,992)
 Cash and cash equivalents:
     Beginning of period                                                                1,494                    12,625
                                                                            -----------------         -----------------
     End of period                                                             $        2,147         $           4,633
                                                                            =================         =================
 Other non-cash investing and financing activities were as follows:
     Net unrealized gain (loss), net of tax                                    $       (2,427)        $          15,115
     Exercise of GlobalNetFinancial.com option through sale of
 GlobalNetFinancial.com stock                                                               -                    33,227
     Stock received in lieu of payment for services rendered                                -                        69
     Acquisition of assets for stock                                                        -                       350
     Conversion of note receivable into equity investment                               3,107                        64
              The accompanying notes are an integral part of these
consolidated financial statements.


                        TELESCAN, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

1.       Basis of Presentation

The consolidated financial statements reflect the accounts of Telescan, Inc. (the "Company") and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2000 included in the Company's Annual Report on Form 10-K.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the Securities and Exchange Commission and do not include all information and footnotes required by generally accepted accounting principles. However, in the opinion of management, the information furnished reflects all adjustments, consisting of normal recurring adjustments, which are necessary to make a fair presentation of financial position and operating results for the interim periods. The results of operations for the three and six month periods ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year.

Certain amounts in the June 30, 2000 consolidated financial statements have been reclassified to conform to the current period's presentation.

2.       Liquidity

It is the Company's intention to control its operating expenses while continuing to focus on its existing products. In addition, the Company has implemented changes intended to reduce certain operating expenses. As discussed in Note 6, the Company sold its remaining holdings in GlobalNetFinancial.com ("GlobalNet") subsequent to June 30, 2001 and the value of the remaining marketable securities held by the Company continues to decline. Based on management's revised projections, the Company believes that its cash flows from operations and current working capital will be sufficient to fund its operations only through December 31, 2001. The Company is in the process of consummating a merger with ZiaSun Technologies, Inc. ("ZiaSun"), as discussed in Note 3 below. If this merger is consummated prior to year-end, management believes that the combined entity will have sufficient cash flows to fund with ZiaSun operations and capital requirements. No assurance can be given as to when or if the Company will be able to complete the merger.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on many factors including successful completion of the merger with ZiaSun. The Company has been advised by its independent public accountants that their report on the December 31, 2001 consolidated financial statements may be modified with respect to the Company's ability to continue as a going concern.

3.       Merger with ZiaSun Technologies, Inc.

In May 2001, the Company executed a merger agreement with ZiaSun to form a new company, INVESTools, Inc. ("INVESTools"). The new company will provide investor education, financial publications and analytical tools worldwide. The merger will be a stock for stock exchange with shareholders of ZiaSun receiving 75% of the stock in the new company and Telescan stockholders receiving 25% of the stock in the new company. Each share of ZiaSun common stock will be exchanged for 0.12500 shares of INVESTools common stock and each share of Telescan common stock will be exchanged for 0.07061 shares of INVESTools common stock. The foregoing ratios are subject to proportionate adjustment in the event a higher per share price for the INVESTools common stock is required in order for it to be listed on the Nasdaq National Market System or the Nasdaq SmallCap Market. The Company expects to complete the merger in September 2001.

4.       Special and Other Charges

Special and other charges in the first six months of 2001 included the following:

         o $2.4 million to reduce the investment in TeamVest LLC to fair value based on current valuation.

         o $700,000 to write off the investment in GRO Corporation because the Company no longer expects to recover its investment.

         o $300,000 to write off the investment in FreeRealTime.com, Inc., which filed for voluntary bankruptcy.

         o $200,000 to write off the investment in Tachyon Systems, LLC because the Company no longer expects to recover its investment.

         o $300,000 for severance costs as the Company continues efforts to control costs by further reducing staff.

5.       Cost of Acquisition Opportunities

Cost of acquisition opportunities for the six months ended June 30, 2001 were incurred in connection with the merger with ZiaSun currently underway. In 2000, these costs related to acquisition targets no longer being pursued.

6.       Marketable Securities

During the first six months of 2001, in conjunction with management's business plans, the Company sold shares of marketable securities and recognized $66,000 in gross gains and $187,000 in gross losses. Proceeds of $811,000 were received from these sales.

7.       Note Receivable

In January 2001, the Company received a $1.5 million cash payment on a $4.2 million note receivable from TeamVest pursuant to a agreement that the Company entered into in November 1999. The Company then exercised its option to convert the remaining balance due on the note, plus accrued interest of $407,000, into approximately 1.9 million shares of TeamVest common stock which, on the conversion date, was valued at $3.1 million and represented approximately a 14% interest in TeamVest. See Note 4 above.

8.       Exchange of Preferred Stock

In January 2001, the holders of the 120,000 shares of Class A 5% Convertible Preferred Stock agreed to exchange all of their shares for new Class B 4% Convertible Preferred Stock. The Class B 4% Convertible Preferred Stock pays $1.00 per share per annum in dividends and is convertible into 3,000,000 shares of Common Stock, which the Company has reserved for such conversion. The stock automatically converts on May 15, 2002. Pursuant to the terms of the merger agreement discussed in Note 3, these stockholders will receive INVESTools preferred stock with terms identical to Telescan preferred stock upon consummation of the merger.

9.       Significant Customers

BPI Communications, Inc. ("BPI") and National Broadcasting Company, Inc. ("NBC") each accounted for at least 10% of the Company's revenues for the year ended December 31, 2000.

In the fourth quarter of 2000, BPI notified the Company that it would no longer use the Company's services. This action resulted in a renegotiation of the contract at December 31, 2000 to discontinue development services and provide only fixed fee hosting services on a month-to-month basis for the first three months of 2001 and month-to-month thereafter. Subsequent to April 2001, BPI no longer required hosting services from Telescan and therefore, revenues will no longer be recorded from this customer.

A Settlement and Termination Agreement was entered into in June 2001 between the Company and NBC, which terminated the license agreement then between the parties. In accordance with the settlement agreement, the Company hosted NBC's website until July 27, 2001. All other obligations under the license agreement were terminated with the settlement agreement. NBC paid the Company $1.5 million to satisfy outstanding receivables and to comply with the negotiated early termination costs included as part of the original agreement. The Company recognized approximately $900,000 in additional revenue in June 2001 as a result of the termination of the license agreement. In July 2001, the Company will recognize approximately $200,000 in revenue related to the remaining licensing and hosting fees.

10.      Contingencies

From time to time the Company is also involved in certain legal actions arising in the ordinary course of business. It is the opinion of management that such litigation will be resolved without a material effect on the Company's financial position or results of operations.

In August 2000, a lawsuit was filed against the Company in the United States District Court for the Southern District of New York by a former employee alleging that the Company failed to grant him certain stock options to which he was entitled. The Company has responded to the complaint and the case is proceeding before the court. Although no assurances can be given, the Company believes that the ultimate resolution of the litigation will not have a material adverse effect on the Company's financial position or results of operations.

11.      Calculation of Earnings Per Share

The calculation of earnings per share was as follows:

                                                        Three Months Ended                  Six Months Ended
                                                            June 30,                           June 30,
                                                        ------------------                  ----------------
                                                     2001              2000             2001             2000
                                                     ----              ----             ----             ----

Net income (loss) attributable to common
  shareholders (a)                                $   (3,939)      $    1,607        $   (5,969)      $    9,753
Dividends on preferred stock                               -(c)            38                 -(c)            75
                                                  ----------       ----------        ----------       ----------
Net income (loss) attributable to common
shareholders, assuming dilution (b)               $   (3,939)      $    1,645        $   (5,969)      $    9,828
                                                  ==========       ==========        ==========       ==========


Average shares outstanding (a)                        16,296           16,747            16,296           16,690
Effect of dilutive securities
    Convertible preferred stock                           - (c)           443                - (c)           443
    Stock options                                         - (c)           181                - (c)           338
                                                  ---------        ----------        ---------        ----------
Average shares outstanding, assuming
dilution(b)                                           16,296           17,371            16,296           17,471
                                                  ==========       ==========        ==========       ==========

Net income (loss) per common share
    Basic                                         $   (0.24)       $    0.10         $   (0.37)       $    0.58
    Diluted                                       $   (0.24)       $    0.09         $   (0.37)       $    0.56


----------------------------------
(a) Used to compute basic earnings per share
(b) Used to compute diluted earnings per share
(c) Because the Company is in a loss position, the stock options and convertible preferred stock are antidilutive.

12.      Recent Accounting Pronouncements

In June 2001 the Financial Accounting Standards Board issued Statement No. 141, Business Combinations and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination upon acquisition. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001. The provisions also apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later.

The provisions of Statement No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the amortization provisions of this Statement.

Management believes adoption of these pronouncements will not have a material impact on the consolidated results of operations or financial position of the Company as of June 30, 2001.

13.  Subsequent Event

In July 2001, the Company sold its remaining shares of GlobalNet stock in a private placement for approximately $500,000 or $.3016 per share. The Company will realize a loss on the transaction of approximately $2 million in July. As of June 30, 2001, the Company has an unrealized loss of $2.1 million related to these securities included in shareholders' equity.

                                                               ANNEX I



------------------------------------------------------------------------------

                             AMENDED AND RESTATED

                         AGREEMENT AND PLAN OF MERGER

                          Dated as of August 13, 2001

                                     Among

                               INVESTOOLS INC.,

                          ZIASUN TECHNOLOGIES, INC.,

                               TELESCAN, INC.,

                           ZIASUN MERGER SUB, INC.

                                      And

                          TELESCAN MERGER SUB, INC.

------------------------------------------------------------------------------

                            TABLE OF CONTENTS

                                                                          Page


ARTICLE I HOLDING COMPANY AND SUBSIDIARIES..................................2
         1.1.   Organization of Holdco......................................2
         1.2.   Directors and Officers of Holdco............................2
         1.3.   Organization of Merger Subsidiaries.........................2
         1.4.   Actions of ZiaSun and Telescan..............................2

ARTICLE II THE MERGERS; CERTAIN RELATED MATTERS.............................3
         2.1.   The Merger..................................................3
         2.2.   Closing.....................................................3
         2.3.   Effective Time..............................................3
         2.4.   Effects of the Mergers......................................4
         2.5.   Charters and Bylaws.........................................4
         2.6.   Officers and Directors......................................4
         2.7.   Effect on ZiaSun Common Stock...............................5
         2.8.   ZiaSun Stock Options........................................5
         2.9.   Certain Adjustments.........................................7
         2.10.   ZiaSun Appraisal Rights....................................7
         2.11.   Effect on Telescan Capital Stock...........................8
         2.12.   Telescan Stock Options.....................................9
         2.13.   Telescan Appraisal Rights.................................10

ARTICLE III EXCHANGE OF CERTIFICATES.......................................11
         3.1.   Exchange Fund..............................................11
         3.2.   Exchange Procedures........................................11
         3.3.   Distributions with Respect to Unexchanged Shares...........12
         3.4.   No Further Ownership Rights in Telescan Capital
                  Stock or ZiaSun Common Stock.............................13
         3.5.   No Fractional Shares of Holdco Common Stock................13
         3.6.   Termination of Exchange Fund...............................13
         3.7.   No Liability...............................................14
         3.8.   Investment of the Exchange Fund............................14
         3.9.   Lost Certificates..........................................14
         3.10.  Withholding Rights.........................................14
         3.11.  Further Assurances.........................................15
         3.12.  Stock Transfer Books.......................................15
         3.13.  Exchange Procedure for Telescan Preferred Stock............15

ARTICLE IV REPRESENTATIONS AND WARRANTIES..................................15
         4.1.   Representations and Warranties of Telescan.................15
         4.2.   Representations and Warranties of ZiaSun...................35

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS........................51

         5.1.   Covenants of Telescan......................................51
         5.2.   Covenants of ZiaSun........................................55
         5.3.   Rescission Offer...........................................59
         5.4.   Governmental Filings.......................................60

ARTICLE VI ADDITIONAL AGREEMENTS...........................................60
         6.1.   Preparation of Proxy Statement; Stockholders Meetings......60
         6.2.   Holdco Board of Directors; Executive Officers..............62
         6.3.   Access to Information......................................63
         6.4.   Reasonable Best Efforts....................................63
         6.5.   Acquisition Proposals......................................64
         6.6.   Fees and Expenses..........................................66
         6.7.   Directors' and Officers' Indemnification and Insurance.....66
         6.8.   Public Announcements.......................................67
         6.9.   Listing of Shares of Holdco Common Stock...................68
         6.10.  Affiliates.................................................68
         6.11.  Section 16 Matters.........................................68

ARTICLE VII CONDITIONS PRECEDENT...........................................69
         7.1.   Conditions to Each Party's Obligation to Effect
                    its Respective Merger..................................69
         7.2.   Additional Conditions to Obligations of Telescan...........69
         7.3.   Additional Conditions to Obligations of ZiaSun.............70

ARTICLE VIII TERMINATION AND AMENDMENT.....................................72
         8.1.   Termination................................................72
         8.2.   Effect of Termination......................................73
         8.3.   Amendment..................................................75
         8.4.   Extension; Waiver..........................................75

ARTICLE IX GENERAL PROVISIONS..............................................75
         9.1.   Non-Survival of Representations, Warranties
                     and Agreements........................................75
         9.2.   Notices....................................................75
         9.3.   Interpretation.............................................77
         9.4.   Counterparts...............................................77
         9.5.   Entire Agreement; No Third Party Beneficiaries.............77
         9.6.   Governing Law..............................................78
         9.7.   Severability...............................................78
         9.8.   Assignment.................................................78
         9.9.   Submission to Jurisdiction; Waivers........................78
         9.10.  Enforcement...............................................79
         9.11.  Definitions...............................................79

                               LIST OF EXHIBITS

Exhibit              Title
-------              -----

Exhibit A-1          Form of Voting Agreements relating to ZiaSun Shares
Exhibit A-2          Form of Voting Agreements relating to Telescan Shares
Exhibit B-1          Form of Certificate of Incorporation of Holdco
Exhibit B-2          Form of Bylaws of Holdco
Exhibit 6.2          List of Holdco Officers and Directors
Exhibit 6.10         Form of Affiliate Agreement
Exhibit 7.2(c)(1)    Form of Holdco and Telescan Merger Sub Representations
                        Letter
Exhibit 7.2(c)(2)    Form of Holdco and ZiaSun Merger Sub Representations
                        Letter
Exhibit 7.2(c)(3)    Form of Telescan Representations Letter
Exhibit 7.2(c)(4)    Form of ZiaSun Representations Letter

          AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 13, 2001 (this "Agreement"), among INVESTOOLS INC., a Delaware corporation ("Holdco"), ZIASUN TECHNOLOGIES, INC., a Nevada corporation ("ZiaSun"), TELESCAN, INC., a Delaware corporation ("Telescan"), ZIASUN MERGER SUB, INC., a Nevada corporation ("ZiaSun Merger Sub") and a direct wholly owned subsidiary of Holdco, and TELESCAN MERGER SUB, INC., a Delaware corporation ("Telescan Merger Sub") and a direct wholly owned subsidiary of Holdco.

                             W I T N E S S E T H:

          WHEREAS, ZiaSun and Telescan have entered into an Agreement and Plan of Merger dated as of May 3, 2000 (the "Original Agreement") providing for the formation of Holdco and the merger of ZiaSun Merger Sub with and into ZiaSun and the merger of Telescan Merger Sub with and into Telescan;

          WHEREAS, in accordance with Section 1.5 thereof, ZiaSun and Telescan wish to amend and restate the Original Agreement in its entirety, among other things, to make Holdco, ZiaSun Merger Sub and Telescan Merger Sub parties thereto, and Holdco, ZiaSun Merger Sub and Telescan Merger Sub wish to become parties thereto;

          WHEREAS, the Boards of Directors of ZiaSun and Telescan deem it advisable and in the best interests of each corporation and its respective stockholders that ZiaSun and Telescan engage in a business combination on the terms set forth herein in order to advance the long-term strategic business interests of ZiaSun and Telescan;

          WHEREAS, the combination of ZiaSun and Telescan shall be effected by the terms of this Agreement through the Mergers (as defined in Section 2.1(b));

          WHEREAS, in furtherance thereof, the Board of Directors of each of ZiaSun, Telescan, Holdco, ZiaSun Merger Sub and Telescan Merger Sub has approved this Agreement and the applicable Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of capital stock of ZiaSun and each share of capital stock of Telescan issued and outstanding immediately prior to the Effective Time (as defined in Section 2.3) will be converted into the right to receive shares of capital stock of Holdco as set forth herein;

          WHEREAS, as a condition and inducement to each of ZiaSun's and Telescan's willingness to enter into this Agreement, ZiaSun, Telescan, certain stockholders of ZiaSun (the "ZiaSun Designated Stockholders") and certain stockholders of Telescan (the "Telescan Designated Stockholders") are entering into agreements dated as of the date hereof in the form of Exhibit A (the "Voting Agreements") pursuant to which each of the ZiaSun Designated Stockholders and the Telescan Designated Stockholders have agreed, among other things, to vote their shares of capital stock of ZiaSun and Telescan, respectively, in favor of the adoption of this Agreement; and

          WHEREAS, for Federal income tax purposes, it is intended that the Mergers shall qualify as exchanges within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and that the ZiaSun Merger (as defined in Section 2.1(a)) shall qualify as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          ARTICLE I  HOLDING COMPANY AND SUBSIDIARIES

          1.1. Organization of Holdco. ZiaSun and Telescan have caused Holdco to be organized under the laws of the State of Delaware. The authorized capital stock of Holdco consists of 100 shares of common stock, par value $0.01 per share (the "Holdco Common Stock"), of which one share has been issued to ZiaSun and one share has been issued to Telescan. ZiaSun and Telescan shall take, and shall cause Holdco to take, all requisite action to cause the certificate of incorporation of Holdco to be in the form of Exhibit B-1 (the "Holdco Charter") and the bylaws of Holdco to be in the form of Exhibit B-2 (the "Holdco Bylaws"), in each case, at the Effective Time.

          1.2. Directors and Officers of Holdco. Prior to the Effective Time, the directors and officers of Holdco shall consist of equal numbers of representatives of ZiaSun and Telescan and shall initially be as designated and elected by ZiaSun and Telescan. ZiaSun and Telescan shall take all requisite action to cause the directors and officers of Holdco as of the Effective Time to be as provided in Section 6.2. Each such director and officer shall remain in office until his or her successors are elected in accordance with Section 6.2 and the Holdco Bylaws.

          1.3. Organization of Merger Subsidiaries. Holdco has caused ZiaSun Merger Sub and Telescan Merger Sub to be organized for the sole purpose of effectuating the Mergers contemplated herein. The authorized capital stock of Telescan Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares have been issued to Holdco at a price of $1.00 per share. The authorized capital stock of ZiaSun Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares shall be issued to Holdco at a price of $1.00 per share.

          1.4. Actions of ZiaSun and Telescan. ZiaSun and Telescan, as the holders of all the outstanding shares of Holdco Common Stock, have approved this Agreement. Each of ZiaSun and Telescan shall cause Holdco, and Holdco shall cause the Merger Subsidiaries, to perform their respective obligations under this Agreement.

          ARTICLE II   THE MERGERS; CERTAIN RELATED MATTERS

          2.1. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (the "NRS"), ZiaSun Merger Sub shall be merged with and into ZiaSun (the "ZiaSun Merger"). ZiaSun shall be the surviving corporation in the ZiaSun Merger and shall continue its corporate existence under the laws of the State of Nevada. As a result of the ZiaSun Merger, ZiaSun shall become a wholly owned subsidiary of Holdco.

          (b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Telescan Merger Sub shall be merged with and into Telescan (the "Telescan Merger"). Telescan shall be the surviving corporation in the Telescan Merger and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Telescan Merger, Telescan shall become a wholly owned subsidiary of Holdco. The ZiaSun Merger and the Telescan Merger are together referred to herein as the "Mergers".

          2.2. Closing. Upon the terms and subject to the conditions set forth in Article VII and the termination rights set forth in Article VIII, the closing of the Mergers (the "Closing") will take place on the first Business Day (as defined in Section 9.11(d)) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

          2.3. Effective Time. As soon as practicable, but not later than five business days, following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VII, at the Closing the parties shall file (i) the ZiaSun Certificate of Merger (as defined below) with the Secretary of State of the State of Nevada in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the NRS and make all other filings or recordings required under the NRS in connection with the ZiaSun Merger and (ii) the Telescan Certificate of Merger (as defined below) with the Secretary of State of the State of Delaware in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL in connection with the Telescan Merger. The Mergers shall become effective at (i) the later of the date and time the certificate of merger relating to the ZiaSun Merger (the "ZiaSun Certificate of Merger") is duly filed with the Secretary of State of the State of Nevada and the date and time the certificate of merger relating to the Telescan Merger (the "Telescan Certificate of Merger"; together with the ZiaSun Certificate of Merger, the "Certificates of Merger") is duly filed with the Secretary of State of the State of Delaware or (ii) such subsequent time as ZiaSun and Telescan shall agree and as shall be specified in the Certificates of Merger; provided that both Mergers shall become effective at the same time (such time as the Mergers become effective being the "Effective Time").

          2.4. Effects of the Mergers. At and after the Effective Time, (i) the ZiaSun Merger will have the effects set forth in the NRS and (ii) the Telescan Merger will have the effects set forth in the DGCL.

          2.5. Charters and Bylaws. (a) Certificates of Incorporation. The Restated Articles of Incorporation of ZiaSun, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the surviving corporation in the ZiaSun Merger. The Restated Certificate of Incorporation of Telescan, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the surviving corporation in the Telescan Merger.

          (b) Bylaws. The bylaws of ZiaSun, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation in the ZiaSun Merger. The bylaws of Telescan, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation in the Telescan Merger.

     2.6. Officers and Directors. The officers and directors of ZiaSun Merger Sub immediately prior to the Effective Time shall be the officers and directors of the surviving corporation in the ZiaSun Merger. The officers and directors of Telescan Merger Sub immediately prior to the Effective Time shall be the officers and directors of the surviving corporation in the Telescan Merger.

     2.7. Effect on ZiaSun Common Stock. As of the Effective Time, by virtue of the ZiaSun Merger and without any action on the part of the holder of any shares of the common stock, par value $0.001 per share, of ZiaSun (the "ZiaSun Common Stock") or any shares of common stock of ZiaSun Merger Sub:

          (a) Common Stock of ZiaSun Merger Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of ZiaSun Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation in the ZiaSun Merger.

          (b) Cancellation of Treasury Stock. Each share of ZiaSun Common Stock issued and owned or held by ZiaSun at the Effective Time shall, by virtue of the ZiaSun Merger, cease to be outstanding and shall be canceled and retired, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of ZiaSun Common Stock. Subject to Section 3.5, each issued and outstanding share of ZiaSun Common Stock (other than shares to be canceled in accordance with Section 2.7(b) and other than shares subject to Section 2.10) shall be converted into the right to receive a number of fully paid and nonassessable shares of Holdco Common Stock equal to the ZiaSun Exchange Ratio (as defined in Section 9.11). The shares of Holdco Common Stock into which shares of ZiaSun Common Stock are converted pursuant to the foregoing are referred to herein collectively as the "ZiaSun Merger Consideration."

          As a result of the ZiaSun Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of ZiaSun Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of ZiaSun Common Stock (such certificate or other evidence of ownership, a "ZiaSun Certificate") shall thereafter cease to have any rights with respect to such shares of ZiaSun Common Stock, except the right (subject to Section 2.7(b) and Section 2.10) to receive the applicable ZiaSun Merger Consideration with respect thereto and any cash in lieu of fractional shares of applicable Holdco Common Stock with respect thereto to be issued in consideration therefor and any dividends or other distributions to which holders of ZiaSun Common Stock become entitled all in accordance with Article III upon the surrender of such ZiaSun Certificate.

          2.8. ZiaSun Stock Options. (a) Each ZiaSun Stock Option (as defined in Section 4.2(b)) granted prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of ZiaSun Common Stock and shall be converted (each, as so converted, a "ZiaSun Converted Option"), at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the ZiaSun Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the ZiaSun Stock Option Plans (as defined in Section 4.2(b)), in any award agreement or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Holdco Common Stock determined by multiplying the number of shares of ZiaSun Common Stock subject to such ZiaSun Stock Option by the ZiaSun Exchange Ratio, rounded down, if necessary, to the nearest whole share of Holdco Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such ZiaSun Stock Option divided by the ZiaSun Exchange Ratio; provided, however, that in the case of any ZiaSun Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Without limiting the foregoing, the duration and other terms of each ZiaSun Converted Option immediately after the Effective Time (unless otherwise agreed in writing by the holder of a ZiaSun Converted Option with respect to such ZiaSun Converted Option) shall be the same as the corresponding ZiaSun Stock Option that were in effect immediately before the Effective Time, except that references to ZiaSun and ZiaSun Common Stock in the ZiaSun Option Plans (and the corresponding references in each option agreement documenting each such ZiaSun Stock Option) shall, as appropriate, be deemed to be references to Holdco and Holdco Common Stock.

          (b) As soon as practicable after the Effective Time, Holdco shall deliver to the holders of ZiaSun Stock Options appropriate notices setting forth such holders' rights pursuant to the respective ZiaSun Stock Option Plans and agreements evidencing the grants of such ZiaSun Stock Options and stating that such ZiaSun Stock Options and agreements shall be assumed by Holdco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.8 after giving effect to the ZiaSun Merger and the terms of the ZiaSun Stock Option Plans). To the extent permitted by law, Holdco shall comply with the terms of the ZiaSun Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such ZiaSun Stock Option Plans, to have the ZiaSun Stock Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options of Holdco after the Effective Time.

          (c) Prior to the Effective Time, Holdco shall take all necessary action to assume as of the Effective Time all obligations undertaken by, or on behalf of, Holdco under this Section 2.8 and to adopt at the Effective Time the ZiaSun Stock Option Plans and each ZiaSun Converted Option, and to take all other actions called for by this Section 2.8, including the reservation, issuance and listing of a number of shares of Holdco Common Stock at least equal to the number of shares of Holdco Common Stock that will be subject to ZiaSun Converted Options. No later than the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or, including if Form S-8 is not available, other appropriate forms) with respect to the shares of Holdco Common Stock subject to such options or restricted shares and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options or restricted shares remain outstanding.

          2.9. Certain Adjustments. If, between the date of this Agreement and the

Effective Time (and as permitted by Sections 5.1 and 5.2), the outstanding shares of Telescan Capital Stock (as defined in Section 2.11(d)) or the outstanding shares of ZiaSun Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Merger Consideration (as defined in Section 2.11(d)) shall be appropriately adjusted to provide to the holders of ZiaSun Common Stock and Telescan Capital Stock the same economic effect as contemplated by this Agreement prior to such event.

          2.10. ZiaSun Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary and unless provided for by applicable law, shares of ZiaSun Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal within the meaning of Chapter 92A of the NRS (the "ZiaSun Dissenting Shares") shall not be converted into the right to receive the applicable ZiaSun Merger Consideration with respect thereto, unless and until such stockholders shall have failed to perfect their right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such ZiaSun Dissenting Shares in accordance with Chapter 92A of the NRS. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of ZiaSun Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the applicable ZiaSun Merger Consideration with respect thereto, in the manner provided for in Section 2.7.

          (b) ZiaSun shall give Telescan (i) prompt notice of any demands for appraisal filed pursuant to Chapter 92A of the NRS received by ZiaSun, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the NRS and received by ZiaSun and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the NRS consistent with the obligations of ZiaSun thereunder. ZiaSun shall not, except with the prior written consent of Telescan, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the NRS.

          2.11. Effect on Telescan Capital Stock. As of the Effective Time, by virtue of the Telescan Merger and without any action on the part of the holder of any shares of the Telescan Capital Stock or any shares of capital stock of Telescan Merger Sub:

          (a) Capital Stock of Telescan Merger Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Telescan Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation in the Telescan Merger.

          (b) Cancellation of Treasury Stock. Each share of Telescan Capital Stock issued and owned or held by Telescan at the Effective Time shall, by virtue of the Telescan Merger, cease to be outstanding and shall be canceled and retired, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Telescan Common Stock. Subject to Section 3.5, (i) each issued and outstanding share of common stock, par value $0.01 per share, of Telescan (the "Telescan Common Stock") (other than shares to be canceled in accordance with Section 2.11(b) and other than shares subject to Section 2.13) shall be converted into the right to receive a number of fully paid and nonassessable shares of Holdco Common Stock equal to the Telescan Exchange Ratio (as defined in Section 9.11).

          (d) Conversion of Telescan Preferred Stock. Subject to Section 3.5, each issued and outstanding share of the 5% Series B Convertible Preferred Stock, par value $0.01 per share, of Telescan, (the "Telescan Preferred Stock"), shall be converted into and become one fully paid and nonassessable share of 5% Convertible Preferred Stock, par value $0.01 per share, of Holdco (the "Holdco Preferred Stock"), with the identical terms as the Telescan Preferred Stock with the terms of conversion into shares of Holdco Common Stock consistent with the Telescan Exchange Ratio. The Telescan Preferred Stock, together with the Telescan Common Stock are referred to herein collectively as the "Telescan Capital Stock"). The shares of Holdco Common Stock or Holdco Preferred Stock into which shares of Telescan Common Stock or Telescan Preferred Stock are respectively converted pursuant to Sections 2.11(c) and (d) are referred herein collectively as the "Telescan Merger Consideration", and together with the ZiaSun Merger Consideration, are referred to herein as the "Merger Consideration."

          As a result of the Telescan Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Telescan Capital Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Telescan Capital Stock (such certificate or other evidence of ownership, a "Telescan Certificate" and, together with the ZiaSun Certificates, the "Certificates") shall thereafter cease to have any rights with respect to such shares of Telescan Capital Stock, except the right (subject to Section 2.11(b) and
Section 2.13) to receive the Telescan Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of Telescan Capital Stock become entitled all in accordance with
Article III upon the surrender of such Telescan Certificate.

          2.12. Telescan Stock Options. (a) Each Telescan Stock Option (as defined in Section 4.1(b)) granted prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Telescan Common Stock and shall be converted (each, as so converted, a "Telescan

     Converted Option"), at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Telescan Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Telescan Stock Option Plans (as defined in Section 4.1(b)), in any award agreement or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Holdco Common Stock determined by multiplying the number of shares of Telescan Common Stock subject to such Telescan Stock Option by the Telescan Exchange Ratio, rounded down, if necessary, to the nearest whole share of Holdco Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Telescan Stock Option divided by the Telescan Exchange Ratio; provided, however, that in the case of any Telescan Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Without limiting the foregoing, the duration and other terms of each Telescan Converted Option immediately after the Effective Time (unless otherwise agreed in writing by the holder of a Telescan Converted Option with respect to such Telescan Converted Option) shall be the same as the corresponding Telescan Stock Option that were in effect immediately before the Effective Time, except that references to Telescan and Telescan Common Stock in the Telescan Option Plans (and the corresponding references in each option agreement documenting each such Telescan Stock Option) shall, as appropriate, be deemed to be references to Holdco and Holdco Common Stock.

          (b) As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Telescan Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Telescan Stock Option Plans and agreements evidencing the grants of such Telescan Stock Options and stating that such Telescan Stock Options and agreements shall be assumed by Holdco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.12 after giving effect to the Telescan Merger and the terms of the Telescan Stock Option Plans). To the extent permitted by law, Holdco shall comply with the terms of the Telescan Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such Telescan Stock Option Plans, to have the Telescan Stock Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options of Holdco after the Effective Time.

          (c) Prior to the Effective Time, Holdco shall take all necessary action to assume as of the Effective Time all obligations undertaken by, or on behalf of, Holdco under this Section 2.12 and to adopt at the Effective Time the Telescan Stock Option Plans and each Telescan Converted Option, and to take all other actions called for by this
     Section 2.12, including the reservation, issuance and listing of a number of shares of Holdco Common Stock at least equal to the number of shares of Holdco Common Stock that will be subject to Telescan Converted Options. No later than the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or, including if Form S-8 is not available, other appropriate forms) with respect to the shares of Holdco Common Stock subject to such options or restricted shares and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options or restricted shares remain outstanding.

          2.13. Telescan Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary and unless provided for by applicable law, in the event Holdco Common Stock is not listed on the Nasdaq National Market System and does not have in excess of 2000 record holders, shares of Telescan Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal within the meaning of
     Section 262 of the DGCL (the "Telescan Dissenting Shares") shall not be converted into the right to receive the applicable Telescan Merger Consideration with respect thereto, unless and until such stockholders shall have failed to perfect their right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Telescan Dissenting Shares in accordance with
     Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Telescan Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the applicable Telescan Merger Consideration with respect thereto, in the manner provided for in Section 2.11.

          (b) Telescan shall give ZiaSun (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by Telescan, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by Telescan and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of Telescan thereunder. Telescan shall not, except with the prior written consent of ZiaSun, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

          ARTICLE III   EXCHANGE OF CERTIFICATES

          3.1. Exchange Fund. Prior to the Effective Time, the parties shall appoint a commercial bank or trust company to act as exchange agent hereunder for the purpose of exchanging Certificates for the applicable Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Holdco shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Telescan Common Stock and ZiaSun Common Stock, certificates representing the shares of the Holdco Common Stock issuable pursuant to Sections 2.7 and 2.11 in exchange for outstanding shares of Telescan Common Stock and ZiaSun Common Stock. Holdco agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.5 and any dividends and other distributions pursuant to Section
3.3. Any cash and certificates representing Holdco Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

          3.2. Exchange Procedures. Promptly after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as ZiaSun or Telescan may reasonably specify (such letter to be reasonably acceptable to ZiaSun and Telescan prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor
(A) one or more shares of Holdco Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.7 or 2.11 (after taking into account all shares of Telescan Common Stock and ZiaSun Common Stock then held by such holder) and
(B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article III, including cash in lieu of any fractional shares of Holdco Common Stock pursuant to Section 3.5 and dividends and other distributions pursuant to Section 3.3. No interest will be paid or will accrue on any cash payable pursuant to Section 3.3 or 3.5. In the event of a transfer of ownership of Telescan Common Stock which is not registered in the transfer records of Telescan or a transfer of ownership of ZiaSun Common Stock which is not registered in the transfer records of ZiaSun, one or more shares of Holdco Common Stock evidencing, in the aggregate, the proper number of shares of Holdco Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Holdco Common Stock pursuant to
Section 3.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3, may be issued with respect to such Telescan Common Stock or ZiaSun Common Stock to such a transferee if the Certificate representing such shares of Telescan Common Stock or ZiaSun Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          3.3. Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdco Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Holdco Common Stock shall be paid to any such holder pursuant to Section

3.5 until such holder shall surrender such Certificate in accordance with
Section 3.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Holdco Common Stock to which such holder is entitled pursuant to Section 3.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Holdco Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Holdco Common Stock.

          3.4. No Further Ownership Rights in Telescan Capital Stock or ZiaSun Common Stock. All shares of Holdco Common Stock issued and cash paid upon conversion of shares of Telescan Capital Stock or ZiaSun Common Stock in accordance with the terms of Article II and this Article III (including any cash paid pursuant to Section 3.3 or 3.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Telescan Capital Stock or ZiaSun Common Stock.

          3.5. No Fractional Shares of Holdco Common Stock.

          (a) No certificates or scrip or shares of Holdco Common Stock representing fractional shares of Holdco Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Holdco or a holder of shares of Holdco Common Stock.

          (b) Notwithstanding any other provision of this Agreement, each holder of shares of Telescan Common Stock or ZiaSun Common Stock exchanged pursuant to the Telescan Merger and the ZiaSun Merger, respectively, who would otherwise have been entitled to receive a fraction of a share of Holdco Common Stock (determined after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Holdco Common Stock multiplied by (ii) the closing price for a share of Holdco Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the first trading day following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Holdco, and Holdco shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          3.6. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall, at Holdco's request, be delivered to Holdco or otherwise on the instruction of Holdco, and any holders of the Certificates who have not theretofore complied with this Article III shall after such delivery look only to Holdco for the Merger Consideration with respect to the shares of Telescan Common Stock or ZiaSun Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 2.7, 2.11 and 3.2, any cash in lieu of fractional shares of Holdco Common Stock to which such holders are entitled pursuant to Section 3.5 and any dividends or distributions with respect to shares of Holdco Common Stock to which such holders are entitled pursuant to Section 3.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Telescan Common Stock or ZiaSun Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 4.1(c)(iii)) shall, to the extent permitted by law, become the property of Holdco free and clear of any claims or interest of any Person (as defined in Section 9.11(h)) previously entitled thereto.

          3.7. No Liability. None of Holdco, ZiaSun, ZiaSun Merger Sub, Telescan, Telescan Merger Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          3.8. Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Holdco on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to ZiaSun or Telescan stockholders pursuant to Article II and the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Holdco.

          3.9. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Telescan Common Stock or ZiaSun Common Stock formerly represented thereby, any cash in lieu of fractional shares of Holdco Common Stock, and unpaid dividends and distributions on shares of Holdco Common Stock deliverable in respect thereof, pursuant to this Agreement.

          3.10. Withholding Rights. Holdco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Telescan Common Stock or ZiaSun Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Holdco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Telescan Common Stock or ZiaSun Common Stock in respect of which such deduction and withholding was made by Holdco.

          3.11. Further Assurances. At and after the Effective Time, the officers and directors of Holdco will be authorized to execute and deliver, in the name and on behalf of ZiaSun, ZiaSun Merger Sub, Telescan or Telescan Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of ZiaSun, ZiaSun Sub, Telescan or Telescan Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Holdco any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Holdco as a result of, or in connection with, the Mergers.

          3.12. Stock Transfer Books. The stock transfer books of Telescan and ZiaSun shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Telescan Common Stock or ZiaSun Common Stock thereafter on the records of Telescan or ZiaSun. On or after the Effective Time, any Certificates presented to the Exchange Agent or Holdco for any reason shall be converted into the right to receive the applicable Merger Consideration with respect to the shares of Telescan Common Stock or ZiaSun Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Holdco Common Stock to which the holders thereof are entitled pursuant to Section 3.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3).

          3.13. Exchange Procedure for Telescan Preferred Stock. At or prior to the Effective Time, Holdco shall hold in trust for the benefit of holders of shares of Telescan Preferred Stock, certificates representing the shares of Holdco Preferred Stock issuable pursuant to Section 2.11(d) in exchange for outstanding shares of Telescan Preferred Stock. Upon surrender of a Certificate representing any shares of Telescan Preferred Stock, and such other documents as may reasonably be required by Holdco, the holder of such Certificate shall be entitled to receive in exchange therefor shares of Holdco Preferred Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.11(d). The exchange of the Telescan Preferred Stock for Holdco Preferred Stock shall also be subject to the provisions of Section 3.4, Section 3.7, Section 3.9, Section
3.11 and Section 3.12.

          ARTICLE IV REPRESENTATIONS AND WARRANTIES

          4.1. Representations and Warranties of Telescan. Except as disclosed in the Telescan SEC Reports (as defined in Section 4.1 (d)(i)) filed prior to the date hereof or as set forth in the Telescan Disclosure Schedule delivered by Telescan to ZiaSun prior to the execution of this Agreement (the "Telescan Disclosure Schedule"), Telescan represents and warrants to ZiaSun as follows:

          (a) Organization, Standing and Power; Subsidiaries.

          (i) Each of Telescan and each of its Subsidiaries (as defined in Section 9.11(j)) is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease, use and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telescan. Telescan and each of the Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telescan. The copies of the certificate of incorporation and bylaws of Telescan and each of its Subsidiaries in, or incorporated by reference in, the Telescan SEC Reports are true, complete and correct copies of such documents as in effect on the date of this Agreement. A list of the respective jurisdictions of organization of Telescan and each of its Subsidiaries, and the respective jurisdictions where Telescan and each of its Subsidiaries is qualified or licensed as a foreign corporation to do business, are disclosed in Section 4.1(a) of the Telescan Disclosure Schedule.

          (ii) Exhibit 21 to Telescan's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 includes all the Subsidiaries of Telescan which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly by Telescan, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as disclosed in Section 4.1(a) of the Telescan Disclosure Schedule, as of the date of this Agreement, neither Telescan nor any of its Subsidiaries directly or indirectly owns 5% or more of any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries) that is or would reasonably be expected to be material to Telescan and its Subsidiaries taken as a whole.

          (b) Capital Structure. As of the date hereof, the authorized capital stock of Telescan consists of (A) 30,000,000 shares of Telescan Common Stock, of which 16,296,026 shares were outstanding and (B) 10,000,000 shares of Telescan Preferred Stock, of which 120,000 shares were outstanding. All issued and outstanding shares of the capital stock of Telescan are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There are no subscriptions, options, warrants or other rights (including "phantom" stock rights), agreements, arrangements or commitments obligating Telescan to issue or sell shares of Capital Stock or other equity interests in Telescan other than options and other rights to acquire Telescan Common Stock from Telescan representing in the aggregate the right to purchase approximately 2,433,865 shares of Telescan Common Stock (such options, together with the other employee stock options issued by Telescan after the date hereof in accordance with the Telescan Stock Option Plans and Section 5.1, collectively, the "Telescan Stock Options") under Telescan's Amended and Restated Amended Stock Option Plan, 1995 Stock Option Plan, 2000 Stock Option Plan and other option plans assumed by Telescan (collectively, the "Telescan Stock Option Plans"). Section 4.1(b) of the Telescan Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the number of shares of Telescan Common Stock subject to Telescan Stock Options or other rights to purchase or receive Telescan Common Stock granted under the Telescan Benefit Plans or otherwise and the exercise price of the outstanding Telescan Stock Options referenced therein. Except as disclosed in Sections 4.01(b) or 4.01(m) of the Telescan Disclosure Schedule, there are no outstanding obligations of Telescan or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Telescan Capital Stock or any capital stock or other equity or ownership interests of any Subsidiary of Telescan or to provide funds to, or make any investments (in form of a loan, capital contribution or otherwise) in, any Subsidiary of Telescan or any other Person.

          (c) Authority; No Conflicts.

          (i) Telescan has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Telescan Merger to the adoption of this Agreement by the Required Telescan Vote (as defined in Section 4.1(g)). The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Telescan and no other corporate proceedings on the part of Telescan are necessary to authorize the execution and delivery of this Agreement or to consummate the Telescan Merger and the other transactions contemplated hereby, subject in the case of the consummation of the Telescan Merger to the adoption of this Agreement by the Required Telescan Vote. This Agreement has been duly and validly executed and delivered by Telescan and constitutes a valid, legal and binding agreement of Telescan, enforceable against Telescan in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement by Telescan do not, and the performance of its obligations hereunder and the consummation by Telescan of the Telescan Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, charge, "put" or "call" right or other encumbrance on, or the loss of, any assets, including Intellectual Property (as defined in Section 4.1(j)), or cause or create any right of payment or reimbursement (any such conflict, violation, breach, default, right of termination, amendment, cancellation or acceleration, loss, creation, payment or reimbursement, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or bylaws or similar organizational document of Telescan or any Significant Subsidiary of Telescan, or
          (B) except as (1) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telescan; (2) would not prevent or materially delay the consummation of the Mergers, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or (3) as set forth in
          Section 4.1(c) of the Telescan Disclosure Schedule, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Telescan or any Subsidiary of Telescan or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other Person is required by or with respect to Telescan or any Subsidiary of Telescan in connection with the execution and delivery of this Agreement by Telescan or the performance of its obligations hereunder or the consummation of the Telescan Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) state securities or "blue sky" laws (the "Blue Sky Laws"), (B) the Securities Act of 1933, as amended (the "Securities Act"), (C) the Securities Exchange Act of 1934, as amended (the "Exchange Act"),
          (D) the DGCL and NRS with respect to the filing of the Certificates of Merger, (E) the rules and regulations of the NASDAQ and (F) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telescan. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (E) are hereinafter referred to as "Necessary Consents".

          (d) Reports and Financial Statements.

          (i) Telescan has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 (collectively, including all exhibits thereto, the "Telescan SEC Reports"). None of the Telescan SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Telescan SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Telescan and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Telescan SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Telescan SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Each Subsidiary of Telescan is treated as a consolidated Subsidiary of Telescan in the financial reports of Telescan included in the Telescan SEC Reports.

          (ii) Except as disclosed in the Telescan financial statements for the period ending December 31, 2000, included in the Telescan SEC Reports, or as disclosed in Section 4.1(d) of the Telescan Disclosure Schedule, neither Telescan nor any of its Subsidiaries has any obligations, liabilities or debts (whether accrued or fixed, or absolute or contingent, or unmatured, or determined or determinable), including without limitation those arising under law or any contract, arrangement or commitment or undertaking that are of a nature that would be required to be disclosed on the consolidated balance sheet of Telescan and its consolidated Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business consistent with past practices, (B) liabilities incurred in accordance with Section 5.1, (C) liabilities for Taxes (as defined in Section 4.1(l)) or (D) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telescan.

          (e) Information Supplied.

          (i) None of the information supplied or to be supplied by Telescan for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 6.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 6.1) will, on the date it is first mailed to ZiaSun stockholders or Telescan stockholders or at the time of the ZiaSun Stockholders Meeting or the Telescan Stockholders Meeting (each as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

          (ii) Notwithstanding the foregoing provisions of this Section 4.1(e), no representation or warranty is made by Telescan with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by ZiaSun for inclusion or incorporation by reference therein.

          (f) Board Approval. The Board of Directors of Telescan, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Telescan Board Approval"), has duly (i) determined that this Agreement is fair to and in the best interests of Telescan and its stockholders and declared the Telescan Merger to be advisable, (ii) approved this Agreement, the Voting Agreements and the Telescan Merger and (iii) recommended that the stockholders of Telescan adopt this Agreement and directed that such matter be submitted for consideration by Telescan's stockholders at the Telescan Stockholders Meeting. The Telescan Board Approval constitutes approval of this Agreement, the Voting Agreements and the Telescan Merger for purposes of Section 203 of the DGCL. To the knowledge of Telescan, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Voting Agreements or the Telescan Merger or the other transactions contemplated hereby or thereby.

          (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Telescan Common Stock to adopt this Agreement (the "Required Telescan Vote") is the only vote of the holders of any class or series of Telescan Capital Stock necessary to approve or adopt this Agreement and the Telescan Merger and to consummate the Telescan Merger and the other transactions contemplated hereby.

          (h) Litigation; Compliance with Laws.


          (i) There are no claims, investigations, suits, actions, judgments or proceedings (collectively, "Actions") pending or, to the knowledge of Telescan, threatened, against or affecting Telescan or any Subsidiary of Telescan or any property or asset of Telescan or any Subsidiary of Telescan, before any court, arbitrator or Governmental Entity (domestic or foreign), which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Telescan, nor are there any judgments, decrees, determinations, awards, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Telescan or any Subsidiary of Telescan which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Telescan.

          (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telescan, Telescan and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses as now being conducted of Telescan and its Subsidiaries, (the "Telescan Permits"), and no suspension or cancellation of any of the Telescan Permits is pending or, to the knowledge of Telescan, threatened. Telescan and its Subsidiaries are in compliance with the terms of the Telescan Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telescan. Neither Telescan nor any of its Subsidiaries is in violation of, and Telescan and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Telescan.

          (i) Absence of Certain Changes or Events. Except as disclosed in
     Section 4.1(i) of the Telescan Disclosure Schedule and for liabilities permitted to be incurred in accordance with this Agreement or the transactions contemplated hereby, since December 31, 2000, Telescan and each Subsidiary of Telescan has conducted its business only in the ordinary course and in a manner consistent with past practices and since such date and prior to the date hereof, neither Telescan nor any Subsidiary of Telescan has:

          (i) made or adopted amendments or changes to its Certificate or Articles of Incorporation or Bylaws;

          (ii) declared, set aside or paid a dividend or other distribution with respect to its capital stock or any direct or indirect redemption, purchase or other acquisition by it of any of its capital stock;

          (iii) acquired or entered into any agreement, arrangement or understanding for the acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any material interest in any corporation, partnership, other business organization or any division thereof or any material assets, other than the acquisition of assets in the ordinary course of business consistent with past practices;

          (iv) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise as an accommodation become responsible for the obligations of any Person, or made any loans or advances except for indebtedness incurred in the ordinary course of business consistent with past practices;

          (v) entered into any contract or agreement material to its business, results of operations or financial condition other than in the ordinary course of business consistent with past practices;

          (vi) made or authorized any capital expenditure of $50,000 in any individual case or $125,000 in the aggregate;

          (vii) revalued any of its assets;

          (viii) sold, leased, licensed or otherwise disposed of any of its material assets or properties, except in the ordinary course of business as conducted on that date and consistent with past practices;

          (ix) amended or terminated any material contract, agreement or license to which it is a party or by which it is bound;

          (x) permitted or allowed any of its material assets or properties (whether tangible or intangible) to be subjected to any Lien, other than in the ordinary course of business, consistent with past practices;

          (xi) taken any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practices, with respect to accounting policies, methods or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (xii) paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practices, of liabilities reflected or reserved against in the financial statements of Telescan included in the Telescan SEC Reports or subsequently incurred in the ordinary course of business and consistent with past practices;

          (xiii) suffered any casualty, loss or damage with respect to any of its assets which in the aggregate have a replacement cost of more than $50,000, whether or not such casualty, loss or damage shall have been covered by insurance;

          (xiv) increased the salary or other compensation payable or to become payable by it to any of its directors, executive-level officers or advisors, or declared, paid, committed or otherwise become obligated for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

          (xv) waived or released any of its material rights or claims, including any write-off or other compromise of any amount of its account receivables;

          (xvi) changed the prices or royalties set or charged by it to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to it;

          (xvii) terminated, discontinued, closed or disposed of any facility or other business operation, or laid off any employees (other than layoffs of less than 5 employees) or implemented any early retirement, separation or program providing early retirement window benefits or announced or planned any such action or program for the future;

          (xviii) commenced or received notice or threat of commencement of any lawsuit or proceeding against or investigation of it or its affairs;

          (xix) received notice of any claim of ownership by a third party of its Intellectual Property (as defined in Section 4.1(j) below) or of infringment by it of any third party's Intellectual Property rights;

          (xx) issued or sold any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

          (xxi) suffered any Material Adverse Effect;

          (xxii) made any material changes in the customary methods of its operations; or

          (xxiii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.1(i).

          (j) Intellectual Property.

          (i) For the purposes of this Agreement, the following terms have the following definitions:

               "Intellectual Property" shall mean any of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries ("Patents"); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation embodying or evidencing any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; ("Copyrights"); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Mask Works"); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, brand names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); (vii) all databases and data collections and all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; (ix) all World Wide Web addresses, sites and domain names; and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

               "Telescan Business" means the business of Telescan or any Subsidiary of Telescan, including the manufacture, use, licensing, distribution and sale of any products or technology or the provision of any services by Telescan or any Subsidiary of Telescan, as currently conducted, as conducted since the inception of Telescan or any Subsidiary of Telescan, or as reasonably is contemplated to be conducted by Telescan or any Subsidiary of Telescan in the future.

               "Telescan Intellectual Property" shall mean any Intellectual Property that is owned by or licensed to Telescan or any Subsidiary of Telescan.

               "Registered Intellectual Property" shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks;
               (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property of Telescan or any Subsidiary of Telescan that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any state, government or other public legal authority at any time.

          (ii) Section 4.1(j) of the Telescan Disclosure Schedule lists all Registered Intellectual Property in whole or in part owned by, assigned to, or filed in the name of Telescan or any Subsidiary of Telescan (the "Telescan Registered Intellectual Property").

          (iii) Except as set forth in Section 4.1(j) of the Telescan Disclosure Schedule, each item of Telescan Intellectual Property, including all Telescan Registered Intellectual Property listed on
          Section 4.1(j) of the Telescan Disclosure Schedule, is free and clear of any Lien.

          (iv) Telescan or a Subsidiary of Telescan: (i) is the exclusive owner of all Trademarks as such Trademarks are currently used by the Telescan Business, including trade names, trade dress and similar designations of origin used in connection with the operation or conduct of the Telescan Business and (ii) owns exclusively, and has good title to, all copyrighted works, software products or other works of authorship that it otherwise purports to own.

          (v) Except as set forth in Section 4.1(j) of the Disclosure Schedule, neither Telescan nor any Subsidiary of Telescan has transferred ownership of, or granted any license of or right to use or authorized the retention of any rights to use, any Intellectual Property that is, or was, Telescan Intellectual Property, to any other Person, except in the ordinary course of business consistent with past practices.

          (vi) The Telescan Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Telescan Business including (i) the making, using, selling, marketing, or importing of any product or device, (ii) the practice of any process, (iii) the offering or performance of any service, or
          (iv) the
          copying, display, performance, distribution, creation of derivative works of, or the exploitation of any device or work.

          (vii) The contracts, licenses and agreements listed in Section 4.1(j) of the Telescan Disclosure Schedule include all material contracts, licenses and agreements pursuant to which any Person, including any affiliate or any Subsidiary of Telescan, has licensed any Intellectual Property to Telescan or any Subsidiary of Telescan. Neither Telescan nor any Subsidiary of Telescan is in breach of, nor has it failed to perform under any of the foregoing contracts, licenses and agreements and, to its knowledge, no other party to such contracts, licenses and agreements is in breach of or has failed to perform thereunder.

          (viii) The contracts, licenses and agreements listed in Section 4.1(j) of the Telescan Disclosure Schedule include all material contracts and agreements pursuant to which any Person, including any third party developer or consultant, has developed any device or technology, authored any work, or otherwise created any thing in which any Intellectual Property rights might arise, either separately or jointly with Telescan, any Subsidiary of Telescan, or any other Person, which Telescan or any Subsidiary of Telescan uses or possess or which it believes it owns.

          (ix) The contracts, licenses and agreements listed in Section 4.1(j) of the Telescan Disclosure Schedule include all material contracts, licenses and agreements pursuant to which Telescan or any Subsidiary of Telescan has licensed or transferred to any third person or any affiliate or Subsidiary of Telescan any Telescan Intellectual Property. Neither Telescan nor any Subsidiary of Telescan is in breach of, nor has it failed to perform under any of the foregoing contracts, licenses and agreements and, to its knowledge, no other party to such contracts, licenses and agreements is in breach of or has failed to perform thereunder.

          (x) Neither the consummation of the transaction contemplated by this Agreement nor the transfer to ZiaSun of any contracts, licenses, agreements or Telescan Intellectual Property will cause or obligate ZiaSun (i) to grant to any third party any rights or licenses with respect to any Intellectual Property of ZiaSun; or (ii) pay any royalties or other amounts in excess of those being paid by Telescan or any Subsidiary of Telescan prior to the Effective Date.

          (xi) Section 4.1(j) of the Telescan Disclosure Schedule lists all material agreements, licenses and contracts pursuant to which Telescan or any Subsidiary of Telescan has agreed to indemnify, hold harmless, or otherwise agree to be liable for any losses, cost or damages of a third party with respect to any Intellectual Property or product or service of Telescan or any Subsidiary of Telescan.

          (xii) Except as set forth in Section 4.1(j) of the Telescan Disclosure Schedule, all Telescan Intellectual Property (other than Telescan Intellectual Property licensed from third parties) will be fully, transferable, alienable or licensable by, or between, Telescan (or any Subsidiary of Telescan) or ZiaSun without restriction and without payment of any kind to any third party.

          (xiii) Except as set forth in Section 4.1(j) of the Telescan Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Telescan or any Subsidiary of Telescan in any Telescan Intellectual Property or result in the breach or termination of any license, contract or agreement to which Telescan or any Subsidiary of Telescan is a party respecting any Telescan Intellectual Property.

          (xiv) To Telescan's knowledge, the operation of the Telescan Business, including (i) the making, using, selling, marketing, or importing of any product or device, (ii) the practice of any process, (iii) the offering or performance of any service, or (iv) the copying, distribution, performance, display, creation of derivative works of, or the exploitation of any device or work, does not, and will not when conducted in substantially the same manner, following the Closing by Holdco, infringe or misappropriate the Intellectual Property of any person, violate the rights of any person, or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither Telescan nor any Subsidiary of Telescan has received notice from any person claiming that such operation or any act, product, technology or service of the Telescan Business infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is Telescan or any Subsidiary of Telescan aware of any basis therefor). Without limiting the foregoing, to Telescan's knowledge, neither Telescan nor any Subsidiary of Telescan has misappropriated the trade secrets of, or infringed the Copyright or Mask Works of any third party.

          (xv) There are no material contracts, licenses or agreements between Telescan or any Subsidiary of Telescan and any other person with respect to Telescan Intellectual Property under which there is any dispute known to Telescan or any Subsidiary of Telescan regarding the scope of, or performance under, such contract, license or agreement, including with respect to any payments to be made or received by Telescan or any Subsidiary of Telescan thereunder.

          (xvi) To the knowledge of Telescan or any of its Subsidiaries, no person is infringing or misappropriating any Telescan Intellectual Property.

          (xvii) No Telescan Intellectual Property or product, technology or service of the Telescan Business is subject to any proceeding or outstanding decree, order, judgment or stipulation that restricts in any manner the use, transfer or licensing thereof by Telescan or any Subsidiary of Telescan or may affect the validity, use or enforceability of such Telescan Intellectual Property.

          (xviii) Section 4.1(j) of the Telescan Disclosure Schedule lists all action, including the payment of any fees, that must, or should be performed by, or on behalf of, Telescan or any Subsidiary of Telescan in the ninety-day period following the Effective Date, with respect to any application for, perfection of, preservation of, or continuation of any rights of Telescan or any Subsidiary of Telescan with respect to any Telescan Intellectual Property, including the filing of any patent applications, response to Patent Office actions or payment of fees, including renewal fees.

          (xix) Neither Telescan nor any Subsidiary of Telescan has claimed small business status, or other particular status in the application for any Registered Telescan Intellectual Property which claim of status was not at the time made, or which has since become, inaccurate or false, or that will no longer be true and accurate as a result of the Closing.

          (xx) All software products of Telescan or any Subsidiary of Telescan were written and created solely by either (i) employees of Telescan or any Subsidiary of Telescan acting within the scope of their employment or (ii) by third parties who have validly assigned or licensed the necessary rights, including Intellectual Property rights, in such products to Telescan or any Subsidiary of Telescan.

          (xxi) Neither Telescan nor any Subsidiary of Telescan has knowledge of any facts or circumstances that would render any Telescan Intellectual Property invalid or unenforceable. Without limiting the foregoing, neither Telescan nor any Subsidiary of Telescan knows of any information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of the Telescan Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Telescan Registered Intellectual Property, and neither Telescan nor any Subsidiary of Telescan has misrepresented, or failed to disclose, nor is aware of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Telescan Register Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise effect the validity or enforceability of any Telescan Registered Intellectual Property.

          (xxii) Telescan and each Subsidiary of Telescan have taken all steps reasonable under the circumstances to protect the confidentiality and trade secret status of their material confidential information and know of no basis on which it could be claimed that either Telescan or any Subsidiary of Telescan has failed to protect the confidentiality of any of their material confidential information.

          (k) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Telescan.

          (l) Taxes. Each of Telescan and its Subsidiaries has filed all Tax Returns (as defined below) required to have been filed (or extensions for filing thereof have been duly obtained and have not expired), has paid all Taxes (as defined below) required to have been paid by it, has provided adequate reserves in the financial statements for any Taxes that have not been paid (whether or not shown as being due on any returns) or are payable by Telescan or any of its Subsidiaries, except where failure to file such Tax Returns or pay or provide reserves for such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Telescan. All Tax Returns filed by Telescan or any Subsidiary of Telescan are true, correct and complete in all material respects. Neither Telescan nor any of its Subsidiaries has received from any governmental authority any written notice of any proposed adjustment, deficiency or underpayment of Taxes, which notice has not been withdrawn or satisfied by payment, and there are no material claims that have been asserted or, to the knowledge of Telescan or any Subsidiary of Telescan, threatened against Telescan or any of its Subsidiaries relating to such Taxes. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax. Neither Telescan nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Mergers from qualifying as exchanges within the meaning of Section 351 of the Code and the ZiaSun Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (m) Certain Contracts. As of the date hereof, except as disclosed in
     Section 4.1(m) of the Telescan Disclosure Schedule, neither Telescan nor any Subsidiary of Telescan has, is a party to, or is bound by

          (i) any collective bargaining agreements;

          (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

          (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

          (iv) any employment or consulting agreement with an employee or individual consultant or salesperson;

          (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (vi) any fidelity or surety bond or completion bond;

          (vii) any lease of real or personal property having a value or obligation individually in excess of $100,000, or that does not terminate within six months;

          (viii) any agreement of indemnification or guaranty;

          (ix) any agreement containing any covenant limiting its freedom to engage in any line of business or to compete with any Person or in any geographic area or during any period of time;

          (x) any agreement relating to capital expenditures and involving future payments in excess of $50,000;

          (xi) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Telescan's or any Subsidiary of Telescan's business;

          (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof;

          (xiii) any letter of credit in excess of $50,000;

          (xiv) any distribution, joint marketing or development agreement;

          (xv) any agreement pursuant to which it has granted or may grant in the future, to any Person a source-code license or option or other right to use or acquire a source-code;

          (xvi) any agreement relating to trademarks, copyrights, licenses, software development or any other Intellectual Property; or

          (xvii) any other agreement that involves $100,000 or more and is not cancelable without penalty within 30 days.

          Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice or both, as are all noted in Section 4.1(m) of the Telescan Disclosure Schedule, neither Telescan nor any of its Subsidiaries has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Section 4.1(m) of the Telescan Disclosure Schedule (any such agreement, contract or commitment, an "Telescan Contract"). Each Telescan Contract is in full force and effect and, except as otherwise disclosed in Section 4.1(m) of the Telescan Disclosure Schedule, is not subject to any default thereunder, of which Telescan has knowledge, by any party obligated to Telescan or any of the Subsidiaries pursuant thereto. Section 4.1(m) of the Telescan Disclosure Schedule identifies each Telescan Contract that requires a consent, waiver or approval to preserve all rights of, and benefits to, Telescan or any of the Subsidiaries under such Telescan Contract as a result of entering into this Agreement or effecting the Merger or the other transactions contemplated by this Agreement.

          (n) Employee Benefits.

          (i) The Benefit Plans, whether oral or written, under which any current or former employee or director of Telescan or its Subsidiaries has any present or future right to benefits contributed to, sponsored by or maintained by Telescan or its Subsidiaries, or under which Telescan or its Subsidiaries has any present or future liability shall be collectively referred to as the "Telescan Benefit Plans."

          (ii) Except as set forth in Section 4.1(n) of the Telescan Disclosure Schedule, with respect to each Telescan Benefit Plan, no liability has been incurred and there exists no condition or circumstances in connection with which Telescan or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Telescan, in each case under ERISA (as defined in Section 9.11(b)), the Code, or any other applicable law, rule or regulation.

          (iii) Telescan and its Subsidiaries are in compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Telescan. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Telescan or any of its Subsidiaries pending or, to the knowledge of Telescan, threatened which may interfere with the business activities of Telescan or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Telescan.

          (o) Labor Matters. Except as disclosed in the Telescan SEC Reports filed prior to the date of this Agreement or in Section 4.1(o) of the Telescan Disclosure Schedule, there are no controversies pending or, to the knowledge of Telescan, threatened between Telescan or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a Material Adverse Effect on Telescan and, to the knowledge of Telescan and its Subsidiaries, there are no material organizational efforts presently being made involving any of the now unorganized employees of Telescan or any of its Subsidiaries. Since January 1, 1999, there has been no work stoppage, strike or other concerted action by employees of Telescan or any of its Subsidiaries, except as is not having or could not be reasonably expected to have a Material Adverse Effect on Telescan.

          (p) Environmental Matters.

          (i) Each of Telescan and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entity which are required under any applicable Environmental Law in respect of its business or operations ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Telescan. Each of such Environmental Permits is in full force and effect and each of Telescan and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in full force and effect or to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Telescan.

          (ii) To the knowledge of Telescan, no site or facility now or previously owned, operated or leased by Telescan or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar state or local list of sites requiring investigation or clean-up.

          (iii) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by Telescan or any of its Subsidiaries, other than any such Liens on real property not individually or in the aggregate material to Telescan and its Subsidiaries taken as a whole, and no action of any Governmental Entity has been taken or, to the knowledge of Telescan, is in process which could subject any of such properties to such Liens, and neither Telescan nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

          (iv) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Telescan or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by Telescan or any of its Subsidiaries which have not been delivered to ZiaSun prior to the execution of this Agreement.

          (q) Assets. The assets, properties, rights and Telescan Contracts, including (as applicable) title or leaseholds thereto, of Telescan and its Subsidiaries, taken as a whole, are sufficient to permit Telescan and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a Material Adverse Effect on Telescan. All material real property owned by Telescan and its Subsidiaries is owned free and clear of all Liens, except (i) those reflected or reserved against in the latest balance sheet or notes thereto included in the Telescan financial statements included in the Telescan SEC Reports, (ii) taxes and general and special assessments not in default and payable without penalty or interest, (iii) Liens disclosed in Section 4.1(q) of the Telescan Disclosure Schedule and (iv) Liens that do not materially adversely interfere with any present use of such property.

          (r) Insurance. Section 4.1(r) of the Telescan Disclosure Schedule sets forth a complete and accurate list of all material policies of insurance of Telescan and its Significant Subsidiaries currently in force, including surety bonds or other credit support therefor (the "Telescan Insurance Policies"), the current annual premiums for each Telescan Insurance Policy and the types of risk covered and limits of coverage. All Telescan Insurance Policies are in full force and effect and all premiums due thereon have been paid. Telescan has complied in all material respects with the terms and provisions of the Telescan Insurance Policies. Telescan has never applied for and been refused or denied any policy of insurance with respect to product liability matters, matters arising by reason of clinical trials, environmental matters or worker's compensation. Telescan's insurance coverage is adequate in kind and amount based on current industry practice.

          (s) Affiliate Arrangements. Except as disclosed in Section 4.1(s) of the Telescan Disclosure Schedule, neither Telescan nor any of its Subsidiaries is a party to any contract, arrangement, understanding or other commitment or pending or proposed transaction with any director or officer of Telescan or of any of its Subsidiaries or any affiliates of any such persons (other than compensation arrangements entered into in the ordinary course of business and other than as disclosed in the Telescan SEC Reports filed prior to the date of this Agreement and employee health, welfare and benefit plans available generally to the officers or employees of Telescan and its Subsidiaries).

          (t) Takeover Provisions of the DGCL Not Applicable. Telescan has taken all necessary actions so that the provisions of Section 203 of the DGCL do not and will not, before the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby.

          (u) Contingent Voting Rights of the Telescan Preferred Stock. Telescan has not acted or failed to act in any manner that would entitle the holders of the Telescan Preferred Stock to the voting rights set forth in Section 8(b) of the certificate of designation of Telescan Preferred Stock

          4.2. Representations and Warranties of ZiaSun. Except as disclosed in the ZiaSun SEC Reports (as defined in Section 4.2(d)(i)) filed prior to the date hereof or as set forth in the ZiaSun Disclosure Schedule delivered by ZiaSun to Telescan prior to the execution of this Agreement (the "ZiaSun Disclosure Schedule"), ZiaSun represents and warrants to Telescan as follows:

          (a) Organization, Standing and Power; Subsidiaries.

          (i) Each of ZiaSun and its Subsidiaries (as defined in Section 9.11(j)) is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease, use and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ZiaSun. ZiaSun and each of the Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ZiaSun. The copies of the certificate of incorporation and bylaws of ZiaSun and each of its Subsidiaries in, or incorporated by reference in, the ZiaSun SEC Reports are true, complete and correct copies of such documents as in effect on the date of this Agreement. A list of the respective jurisdictions of organization of ZiaSun and each of its Subsidiaries, and the respective jurisdictions where ZiaSun and each of its Subsidiaries is qualified or licensed as a foreign corporation to do business, are disclosed in Section 4.2(a) of the ZiaSun Disclosure Schedule.

          (ii) Exhibit 21 to ZiaSun's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 includes all the Subsidiaries of ZiaSun which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly by ZiaSun, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as disclosed in Section 4.2(a) of the ZiaSun Disclosure Schedule, as of the date of this Agreement, neither ZiaSun nor any of its Subsidiaries directly or indirectly owns 5% or more of any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries) that is or would reasonably be expected to be material to ZiaSun and its Subsidiaries taken as a whole.

          (b) Capital Structure. As of the date hereof, the authorized capital stock of ZiaSun consists of 50,000,000 shares of ZiaSun Common Stock, of which 32,698,669 shares were outstanding. All issued and outstanding shares of the capital stock of ZiaSun are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There are no subscriptions, options, warrants or other rights (including "phantom" stock rights), agreements, arrangements or commitments obligating ZiaSun to issue or sell shares of capital stock or other equity interests in ZiaSun other than options and other rights to acquire ZiaSun Common Stock from ZiaSun representing in the aggregate the right to purchase approximately 1,679,900 shares of ZiaSun Common Stock (such options, together with the other employee stock options issued by ZiaSun after the date hereof in accordance with the ZiaSun Stock Option Plans and Section 5.2, collectively, the "ZiaSun Stock Options") under ZiaSun's 1999 Stock Option Plan and other option plans assumed by ZiaSun (collectively, the "ZiaSun Stock Option Plans"). Section 4.2(b) of the ZiaSun Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the number of shares of ZiaSun Common Stock subject to ZiaSun Stock Options or other rights to purchase or receive ZiaSun Common Stock granted under the ZiaSun Benefit Plans or otherwise and the exercise price of the outstanding ZiaSun Stock Options referenced therein. Except as disclosed in Sections 4.2(b) or 4.2(m) of the ZiaSun Disclosure Schedule, there are no outstanding obligations of ZiaSun or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of ZiaSun Common Stock or any capital stock or other equity or ownership interests of any Subsidiary of ZiaSun or to provide funds to, or make any investments (in form of a loan, capital contribution or otherwise) in, any Subsidiary of ZiaSun or any other Person.

          (c) Authority; No Conflicts.

          (i) ZiaSun has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, subject in the case of the consummation of the ZiaSun Merger to the adoption of this Agreement by the Required ZiaSun Vote

          (as defined in Section 4.2(g)). The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of ZiaSun and no other corporate proceedings on the part of ZiaSun are necessary to authorize the execution and delivery of this Agreement or to consummate the ZiaSun Merger and the other transactions contemplated hereby, subject in the case of the consummation of the ZiaSun Merger to the adoption of this Agreement by the Required ZiaSun Vote. This Agreement has been duly and validly executed and delivered by ZiaSun and constitutes a valid, legal, and binding agreement of ZiaSun, enforceable against ZiaSun in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement by ZiaSun do not, and the performance of its obligations hereunder and the consummation by ZiaSun of the ZiaSun Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws or similar organizational document of ZiaSun or any Significant Subsidiary of ZiaSun or (B) except as (1) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ZiaSun, (2) would not prevent or materially delay the consummation of the Mergers, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph
          (iii) below or (3) as set forth in Section 4.2(c)(ii) of the ZiaSun Disclosure Schedule, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ZiaSun or any Subsidiary of ZiaSun or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to ZiaSun or any Subsidiary of ZiaSun in connection with the execution and delivery of this Agreement by ZiaSun or the performance of its obligations hereunder or the consummation of the ZiaSun Merger and the other transactions contemplated hereby, except the Necessary Consents.

          (d) Reports and Financial Statements.

          (i) ZiaSun has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 (collectively, including all exhibits thereto, the "ZiaSun SEC Reports"). None of the ZiaSun SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the ZiaSun SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of ZiaSun and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such ZiaSun SEC Reports, as of their respective dates (and as of the date of any amendment to the respective ZiaSun SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Each Subsidiary of ZiaSun is treated as a consolidated Subsidiary of ZiaSun in the financial reports of ZiaSun included in the ZiaSun SEC Reports.

          (ii) Except as disclosed in the ZiaSun financial statements for the period ending December 31, 2000, included in the ZiaSun SEC Reports or as disclosed in Section 4.2(d) of the ZiaSun Disclosure Schedule, neither ZiaSun nor any of its Subsidiaries has any obligations, liabilities or debts (whether accrued or fixed, or absolute or contingent, or unmatured, or determined or determinable), including without limitation those arising under Law or any contract, arrangement or commitment or undertaking, that are of a nature that would be required to be disclosed on the consolidated balance sheet of ZiaSun and its consolidated Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, consistent with past practices, (B) liabilities incurred in accordance with Section 5.2,
          (C) liabilities for Taxes or (D) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ZiaSun.

          (e) Information Supplied.

          (i) None of the information supplied or to be supplied by ZiaSun for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 6.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Joint Proxy Statement/Prospectus (as defined in Section 6.1) will, on the date it is first mailed to ZiaSun stockholders or Telescan stockholders or at the time of the ZiaSun Stockholders Meeting or the Telescan Stockholders Meeting (each as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

          (ii) Notwithstanding the foregoing provisions of this Section 4.2(e), no representation or warranty is made by ZiaSun with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/ Prospectus based on information supplied by Telescan for inclusion or incorporation by reference therein.

          (f) Board Approval. The Board of Directors of ZiaSun, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "ZiaSun Board Approval"), has duly
     (i) determined that this Agreement is fair to and in the best interests of ZiaSun and its stockholders and declared the ZiaSun Merger to be advisable, (ii) approved this Agreement, the Voting Agreements and the ZiaSun Merger and (iii) recommended that the stockholders of ZiaSun adopt this Agreement and directed that such matter be submitted for consideration by ZiaSun's stockholders at the ZiaSun Stockholders Meeting. The ZiaSun Board Approval constitutes approval of this Agreement, the Voting Agreements and the ZiaSun Merger for purposes of
     Section 78.438 of the NRS. To the knowledge of ZiaSun, except for Sections 78.411 to 78.444 of the NRS (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Voting Agreements or the ZiaSun Merger or the other transactions contemplated hereby or thereby.

          (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of ZiaSun Common Stock to adopt this Agreement (the "Required ZiaSun Vote") is the only vote of the holders of any class or series of ZiaSun common stock necessary to approve or adopt this Agreement and the ZiaSun Merger and to consummate the ZiaSun Merger and the other transactions contemplated hereby.

          (h) Litigation; Compliance with Laws.

          (i) There are no Actions pending or, to the knowledge of ZiaSun, threatened, before any court, arbitrator or Government Entity (domestic or foreign) against or affecting ZiaSun or any Subsidiary of ZiaSun or any property or asset of ZiaSun or any Subsidiary of ZiaSun, before any court, arbitrator or Governmental Entity (domestic or foreign) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on ZiaSun, nor are there any judgments, decrees, determinations, awards, injunctions, rules or orders of any

          Governmental Entity or arbitrator outstanding against ZiaSun or any Subsidiary of ZiaSun which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on ZiaSun.

          (ii) Except as, individually or in the aggregate, would not to have a Material Adverse Effect on ZiaSun, ZiaSun and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses as now being conducted of ZiaSun and its Subsidiaries (the "ZiaSun Permits"), and no suspension or cancellation of any of the ZiaSun Permits is pending or, to the knowledge of ZiaSun, threatened. ZiaSun and its Subsidiaries are in compliance with the terms of the ZiaSun Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ZiaSun. Neither ZiaSun nor any of its Subsidiaries is in violation of, and ZiaSun and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ZiaSun.

          (i) Absence of Certain Changes or Events. Except as disclosed in
     Section 4.2(i) of the ZiaSun Disclosure Schedule and for liabilities permitted to be incurred in accordance with this Agreement or the transactions contemplated hereby, since December 31, 2000, ZiaSun and each Subsidiary of ZiaSun has conducted its business only in the ordinary course and in a manner consistent with past practices and, since such date and prior to the date hereof, neither ZiaSun nor any Subsidiary of ZiaSun has:

          (i) made or adopted amendments or changes to its Certificate or Articles of Incorporation or Bylaws;

          (ii) declared, set aside or paid a dividend or other distribution with respect to its capital stock, or any direct or indirect redemption, purchase or other acquisition by it of any of its capital stock;

          (iii) acquired or entered into any agreement, arrangement or understanding for the acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any material interest in any corporation, partnership, other business organization or any division thereof or any material assets, other than the acquisition of assets in the ordinary course of business consistent with past practices;

          (iv) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise as an accommodation become responsible for, the obligations of any Person, or made any loans or advances except for indebtedness incurred in the ordinary course of business consistent with past practices;

          (v) entered into any contract or agreement material to its business, results of operations or financial condition other than in the ordinary course of business consistent with past practices;

          (vi) made or authorized any capital expenditure of $50,000 in any individual case or $125,000 in the aggregate;

          (vii) revalued any of its assets;

          (viii) sold, leased, licensed or otherwise disposed of any of its material assets or properties, except in the ordinary course of business as conducted on that date and consistent with past practices;

          (ix) amended or terminated any material contract, agreement or license to which it is a party or by which it is bound;

          (x) permitted or allowed any of its material assets or properties (whether tangible or intangible) to be subjected to any Lien, other than in the ordinary course of business, consistent with past practices;

          (xi) taken any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practices, with respect to accounting policies, methods or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (xii) paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practices, of liabilities reflected or reserved against in the financial statements of ZiaSun included in the ZiaSun SEC Reports or subsequently incurred in the ordinary course of business and consistent with past practices;

          (xiii) suffered any casualty, loss or damage with respect to any of its assets which in the aggregate have a replacement cost of more than $50,000, whether or not such casualty, loss or damage shall have been covered by insurance;

          (xiv) increased the salary or other compensation payable or to become payable by it to any of its directors, executive-level officers or advisors, or declared, paid, committed or otherwise become obligated for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

          (xv) waived or released any of its material rights or claims, including any write-off or other compromise of any amount of its account receivables;

          (xvi) changed the prices or royalties set or charged by it to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to it;

          (xvii) terminated, discontinued, closed or disposed of any facility or other business operation, or laid off any employees (other than layoffs of less than 5 employees) or implemented any early retirement, separation or program providing early retirement window benefits or announced or planned any such action or program for the future;

          (xviii) commenced or received notice or threat of commencement of any lawsuit or proceeding against or investigation of it or its affairs;

          (xix) received notice of any claim of ownership by a third party of its Intellectual Property or of infringment by it of any third party's Intellectual Property rights;

          (xx) issued or sold any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

          (xxi) suffered any Material Adverse Effect;

          (xxii) made any material changes in the customary methods of its operations; or

          (xxiii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.2(i).

          (j) Intellectual Property.

          (i) For the purposes of this Agreement, the following terms have the following definitions:

               "ZiaSun Business" means the business of ZiaSun or any Subsidiary of ZiaSun, including the manufacture, use, licensing, distribution and sale of any products or technology or the provision of any services by ZiaSun or any Subsidiary of ZiaSun, as currently conducted, as conducted since the inception of ZiaSun or any Subsidiary of ZiaSun, or as reasonably is contemplated to be conducted by ZiaSun or any Subsidiary of ZiaSun in the future.

               "ZiaSun Intellectual Property" shall mean any Intellectual Property that is owned by or licensed to ZiaSun or any Subsidiary of ZiaSun.

               (ii) Section 4.2(j) of the ZiaSun Disclosure Schedule lists all Registered Intellectual Property in whole or in part owned by, assigned to, or filed in the name of ZiaSun or any Subsidiary of ZiaSun (the "ZiaSun Registered Intellectual Property").

               (iii) Except as set forth on Section 4.2(j) of the ZiaSun Disclosure Schedule, each item of ZiaSun Intellectual Property, including all ZiaSun Registered Intellectual Property listed on
               Section 4.2(j) of the ZiaSun Disclosure Schedule, is free and clear of any Lien.

               (iv) ZiaSun or a Subsidiary of ZiaSun: (i) is the exclusive owner of all Trademarks as such Trademarks are currently used by the ZiaSun Business, including trade names, trade dress and similar designations of origin used in connection with the operation or conduct of the ZiaSun Business and (ii) owns exclusively, and has good title to, all copyrighted works, software products or other works of authorship that it otherwise purports to own.

               (v) Except as set forth in Section 4.2(j) of the Disclosure Schedule, neither ZiaSun nor any Subsidiary of ZiaSun has transferred ownership of, or granted any license of or right to use or authorized the retention of any rights to use, any Intellectual Property that is, or was, ZiaSun Intellectual Property, to any Person, except in the ordinary course of business consistent with past practices.

               (vi) The ZiaSun Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the ZiaSun Business including (i) the making, using, selling, marketing, or importing of any product or device, (ii) the practice of any process, (iii) the offering or performance of any service, or (iv) the copying, display, performance, distribution, creation of derivative works of, or the exploitation of any device or work.

               (vii) The contracts, licenses and agreements listed on Section 4.2(j) of the ZiaSun Disclosure Schedule include all material contracts, licenses and agreements pursuant to which any Person, including any affiliate or any Subsidiary of ZiaSun, has licensed any Intellectual Property to ZiaSun or any Subsidiary of ZiaSun. Neither ZiaSun nor any Subsidiary of ZiaSun is in breach of, nor has it failed to perform under any of the foregoing contracts, licenses and agreements and, to its knowledge, no other party to such contracts, licenses and agreements is in breach of or has failed to perform thereunder.

               (viii) The contracts, licenses and agreements listed in Section 4.2(j) of the ZiaSun Disclosure Schedule include all material contracts and agreements pursuant to which any Person, including any third party developer or consultant, has developed any device or technology, authored any work, or otherwise created any thing in which any Intellectual Property rights might arise, either separately or jointly with ZiaSun, any Subsidiary of ZiaSun, or any other Person, which ZiaSun or any Subsidiary of ZiaSun uses or possess or which it believes it owns.

               (ix) The contracts, licenses and agreements listed on Section 4.2(j) of the ZiaSun Disclosure Schedule include all material contracts, licenses and agreements pursuant to which ZiaSun or any Subsidiary of ZiaSun has licensed or transferred to any third person or any affiliate or Subsidiary of ZiaSun any ZiaSun Intellectual Property. Neither ZiaSun nor any Subsidiary of ZiaSun is in breach of, nor has it failed to perform under any of the foregoing contracts, licenses and agreements and, to its knowledge, no other party to such contracts, licenses and agreements is in breach of or has failed to perform thereunder.

               (x) Neither the consummation of the transaction contemplated by this Agreement nor the transfer to Telescan of any contracts, licenses, agreements or ZiaSun Intellectual Property will cause or obligate Telescan (i) to grant to any third party any rights or licenses with respect to any Intellectual Property of Telescan; or (ii) pay any royalties or other amounts in excess of those being paid by ZiaSun or any Subsidiary of ZiaSun prior to the Effective Date.

               (xi) Section 4.2(j) of the ZiaSun Disclosure Schedule lists all material agreements, licenses and contracts pursuant to which ZiaSun or any Subsidiary of ZiaSun has agreed to indemnify, hold harmless, or otherwise agree to be liable for any losses, cost or damages of, a third party with respect to any Intellectual Property or product or service of ZiaSun or any Subsidiary of ZiaSun.

               (xii) Except as set forth on Section 4.2(j) of the ZiaSun Disclosure Schedule, all ZiaSun Intellectual Property (other than ZiaSun Intellectual Property licensed from third parties) will be fully, transferable, alienable or licensable by, or between, ZiaSun (or any Subsidiary of ZiaSun) or Telescan without restriction and without payment of any kind to any third party.

               (xiii) Except as set forth on Section 4.2(j) of the ZiaSun Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of ZiaSun or any Subsidiary of ZiaSun in any ZiaSun Intellectual Property or result in the breach or termination of any license, contract or agreement to which ZiaSun or any Subsidiary of ZiaSun is a party respecting any ZiaSun Intellectual Property.

               (xiv) To ZiaSun's knowledge, the operation of the ZiaSun Business, including (i) the making, using, selling, marketing, or importing of any product or device, (ii) the practice of any process, (iii) the offering or performance of any service, or
               (iv) the copying, distribution, performance, display, creation of derivative works of, or the exploitation of any device or work, does not, and will not when conducted in substantially the same manner following the Closing by Holdco, infringe or misappropriate the Intellectual Property of any person, violate the rights of any person, or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither ZiaSun nor any Subsidiary of ZiaSun has received notice from any person claiming that such operation or any act, product, technology or service of the ZiaSun Business infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is ZiaSun or any Subsidiary of ZiaSun aware of any basis therefor). Without limiting the foregoing, to ZiaSun's knowledge, neither ZiaSun nor any Subsidiary of ZiaSun has misappropriated the trade secrets of, or infringed the Copyright or Mask Works of any third party.

               (xv) There are no material contracts, licenses or agreements between ZiaSun or any Subsidiary of ZiaSun and any other person with respect to ZiaSun Intellectual Property under which there is any dispute known to ZiaSun or any Subsidiary of ZiaSun regarding the scope of, or performance under, such contract, license or agreement including with respect to any payments to be made or received by the Power or any Subsidiary of ZiaSun thereunder.

               (xvi) To the knowledge of ZiaSun or any of its Subsidiaries, no person is infringing or misappropriating any ZiaSun Intellectual Property.

               (xvii) No ZiaSun Intellectual Property or product, technology or service of the ZiaSun Business is subject to any proceeding or outstanding decree, order, judgment or stipulation that restricts in any manner the use, transfer or licensing thereof by ZiaSun or any Subsidiary of ZiaSun or may affect the validity, use or enforceability of such ZiaSun Intellectual Property.

               (xviii) Section 4.2(j) of the ZiaSun Disclosure Schedule lists all action, including the payment of any fees, that must, or should be performed by, or on behalf of, ZiaSun or any Subsidiary of ZiaSun in the ninety-day period following the Effective Date, with respect to any application for, perfection of, preservation of, or continuation of any rights of ZiaSun or any Subsidiary of ZiaSun with respect to any ZiaSun Intellectual Property, including the filing of any patent applications, response to Patent Office actions or payment of fees, including renewal fees.

               (xix) Neither ZiaSun nor any Subsidiary of ZiaSun has claimed small business status, or other particular status in the application for any Registered ZiaSun Intellectual Property which claim of status was not at the time made, or which has since become, inaccurate or false, or that will no longer be true and accurate as a result of the Closing.

               (xx) All software products of ZiaSun or any Subsidiary of ZiaSun were written and created solely by either (i) employees of ZiaSun or any Subsidiary of ZiaSun acting within the scope of their employment or (ii) by third parties who have validly assigned or licensed the necessary rights, including Intellectual Property rights, in such products to ZiaSun or any Subsidiary of ZiaSun.

               (xxi) Neither ZiaSun nor any Subsidiary of ZiaSun has knowledge of any facts or circumstances that would render any ZiaSun Intellectual Property invalid or unenforceable. Without limiting the foregoing, neither ZiaSun nor any Subsidiary of ZiaSun knows of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the ZiaSun Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any ZiaSun Registered Intellectual Property, and neither ZiaSun nor any Subsidiary of ZiaSun has misrepresented, or failed to disclose, and nor is aware of any misrepresentation or failure to disclose, any fact or circumstances in any application for any ZiaSun Register Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise effect the validity or enforceability of any ZiaSun Registered Intellectual Property.

               (xxii) ZiaSun and each Subsidiary of ZiaSun have taken all steps reasonable under the circumstances to protect the confidentiality and trade secret status of their material confidential information and know of no basis on which it could be claimed that either ZiaSun or any Subsidiary of ZiaSun has failed to protect the confidentiality of any of their material confidential information.

          (k) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ZiaSun.

          (l) Taxes. Each of ZiaSun and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions for the filing thereof have been duly obtained and have not expired), has paid all Taxes required to have been paid by it, has provided adequate reserves in the financial statements for any Taxes that have not been paid (whether or not shown as being due on any returns) or are payable by ZiaSun or any of its Subsidiaries, except where failure to file such Tax Returns or pay or provide reserves for such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ZiaSun. All Tax Returns filed by ZiaSun or any Subsidiary of ZiaSun are true, correct and complete in all material respects. Neither ZiaSun nor any of its Subsidiaries has received from any governmental authority any written notice of any proposed adjustment, deficiency or underpayment of Taxes, which notice has not been withdrawn or satisfied by payment, and there are no material claims that have been asserted or, to the knowledge of ZiaSun or any Subsidiary of ZiaSun, threatened against ZiaSun or any of its Subsidiaries relating to such Taxes. Neither ZiaSun nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Mergers from qualifying as exchanges within the meaning of Section 351 of the Code and the ZiaSun Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (m) Certain Contracts. As of the date hereof, except as disclosed in
     Section 4.2(m) of the ZiaSun Disclosure Schedule, neither ZiaSun nor any Subsidiary of ZiaSun has, is a party to, or is bound by:

          (i) any collective bargaining agreements;

          (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

          (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

          (iv) any employment or consulting agreement with an employee or individual consultant or salesperson;

          (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (vi) any fidelity or surety bond or completion bond;

          (vii) any lease of real or personal property having a value or obligation individually in excess of $100,000, or that does not terminate within six months;

          (viii) any agreement of indemnification or guaranty;

          (ix) any agreement containing any covenant limiting its freedom to engage in any line of business or to compete with any Person or in any geographic area or during any period of time;

          (x) any agreement relating to capital expenditures and involving future payments in excess of $50,000;

          (xi) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of ZiaSun's or any Subsidiary of ZiaSun's business;

          (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof;

          (xiii) any letter of credit in excess of $50,000;

          (xiv) any distribution, joint marketing or development agreement;

          (xv) any agreement pursuant to which it has granted or may grant in the future, to any Person a source-code license or option or other right to use or acquire a source-code;

          (xvi) any agreement relating to trademarks, copyrights, licenses, software development or any other Intellectual Property; or

          (xvii) any other agreement that involves $100,000 or more and is not cancelable without penalty within 30 days.

          Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Section 4.2(m) of the ZiaSun Disclosure Schedule, neither ZiaSun nor any of its Subsidiaries has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Section 4.2(m) of the ZiaSun Disclosure Schedule (any such agreement, contract or commitment, a "ZiaSun Contract"). Each ZiaSun Contract is in full force and effect and, except as otherwise disclosed in Section 4.2(m) of the ZiaSun Disclosure Schedule, is not subject to any default thereunder, of which ZiaSun has knowledge, by any party obligated to ZiaSun or any of the Subsidiaries pursuant thereto. Section 4.2(m) of the ZiaSun Disclosure Schedule identifies each ZiaSun Contract that requires a consent, waiver or approval to preserve all rights of, and benefits to, ZiaSun or any of the Subsidiaries under such ZiaSun Contract as a result of entering into this Agreement or effecting the Merger or the other transactions contemplated by this Agreement.

          (n) Employee Benefits.

          (i) The Benefit Plans, whether oral or written, under which any current or former employee or director of ZiaSun or its Subsidiaries has any present or future right to benefits contributed to, sponsored by or maintained by ZiaSun or its Subsidiaries, or under which ZiaSun or its Subsidiaries has any present or future liability shall be collectively referred to as the "ZiaSun Benefit Plans."

          (ii) Except as set forth in Section 4.2(n) of the ZiaSun Disclosure Schedule, with respect to each ZiaSun Benefit Plan, no liability has been incurred and there exists no condition or circumstances in connection with which ZiaSun or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on ZiaSun, in each case under ERISA, the Code, or any other applicable law, rule or regulation.

          (iii) ZiaSun and its Subsidiaries are in compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on ZiaSun. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against ZiaSun or any of its Subsidiaries pending or, to the knowledge of ZiaSun, threatened which may interfere with the business activities of ZiaSun or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on ZiaSun.

          (o) Labor Matters. Except as disclosed in the ZiaSun SEC Reports filed prior to the date of this Agreement or in Section 4.2(o) of the ZiaSun Disclosure Schedule, there are no controversies pending or, to the knowledge of ZiaSun, threatened between ZiaSun or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a Material Adverse Effect on ZiaSun, and, to the knowledge of ZiaSun and its Subsidiaries, there are no material organizational efforts presently being made involving any of the now unorganized employees of ZiaSun or any of its Subsidiaries. Since January 1, 1999, there has been no work stoppage, strike or other concerted action by employees of ZiaSun or any of its Subsidiaries except as is not having or could not be reasonably expected to have a Material Adverse Effect on ZiaSun.

          (p) Environmental Matters.

          (i) Each of ZiaSun and its Subsidiaries has obtained all Environmental Permits, except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ZiaSun. Each of such Environmental Permits is in full force and effect and each of ZiaSun and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ZiaSun.

          (ii) To the knowledge of ZiaSun, no site or facility now or previously owned, operated or leased by ZiaSun or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or on any similar state or local list of sites requiring investigation or clean-up.

          (iii) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by ZiaSun or any of its Subsidiaries, other than any such Liens on real property not individually or in the aggregate material to ZiaSun and its Subsidiaries taken as a whole, and no action of any Governmental Entity has been taken or, to the knowledge of ZiaSun, is in process which could subject any of such properties to such Liens, and neither ZiaSun nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

          (iv) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, ZiaSun or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by ZiaSun or any of its Subsidiaries which have not been delivered to Telescan prior to the execution of this Agreement.

          (q) Assets. The assets, properties, rights and ZiaSun Contracts, including (as applicable) title or leaseholds thereto, of ZiaSun and its Subsidiaries, taken as a whole, are sufficient to permit ZiaSun and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a Material Adverse Effect on ZiaSun. All material real property owned by ZiaSun and its Subsidiaries is owned free and clear of all Liens, except (i) those reflected or reserved against in the latest balance sheet or notes thereto included in the ZiaSun financial statements included in the ZiaSun SEC Reports, (ii) taxes and general and special assessments not in default and payable without penalty or interest, (iii) Liens disclosed in
     Section 4.2(q) of the ZiaSun Disclosure Schedule and (iv) Liens that do not materially adversely interfere with any present use of such property.

          (r) Insurance. Section 4.2(r) of ZiaSun Disclosure Schedule sets forth a complete and accurate list of all material policies of insurance of ZiaSun and its Significant Subsidiaries currently in force, including surety bonds or other credit support therefor (the "ZiaSun Insurance Policies"), the current annual premiums for each ZiaSun Insurance Policy and the types of risk covered and limits of coverage. All ZiaSun Insurance Policies are in full force and effect and all premiums due thereon have been paid. ZiaSun has complied in all material respects with the terms and provisions of the ZiaSun Insurance Policies. ZiaSun has never applied for and been refused or denied any policy of insurance with respect to product liability matters, matters arising by reason of clinical trials, environmental matters or workmen's compensation. ZiaSun's insurance coverage is adequate in kind and amount based on current industry practice.

          (s) Affiliate Arrangements. Except as disclosed in Section 4.2(s) of the ZiaSun Disclosure Schedule, neither ZiaSun nor any of its Subsidiaries is a party to any contract, arrangement, understanding or other commitment or pending or proposed transaction with any director or officer of ZiaSun or of any of its Subsidiaries or any affiliates of any such persons (other than compensation arrangements entered into in the ordinary course of business and other than as disclosed in the ZiaSun SEC Reports filed prior to the date of this Agreement and employee health, welfare and benefit plans available generally to the officers or employees of ZiaSun and its Subsidiaries).

          (t) Takeover Provisions of the NRS Not Applicable. ZiaSun has taken all necessary actions so that the provisions of Sections 78.411 to 78.444 of the NRS do not and will not, before the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby. ZiaSun is not an "Issuing Corporation" as defined in
     Section 78.3788 of the NRS.

          ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS

          5.1. Covenants of Telescan. During the period from the date of this Agreement and continuing until the Effective Time, Telescan agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or Section 5.1 of the Telescan Disclosure Schedule or to the extent that ZiaSun shall otherwise consent in writing):

          (a) Ordinary Course.

          (i) Telescan and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by Telescan or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this
          Section 5.1(a)(i) unless such action would constitute a breach of one or more of such other provisions of this Section 5.1. Telescan shall promptly notify ZiaSun of any event or occurrence or emergency not in the ordinary course of business of Telescan and any event which would reasonably be expected to have a Material Adverse Effect on Telescan.

          (ii) Other than in connection with acquisitions permitted by Section 5.1(i) or investments permitted by Section 5.1(k), Telescan shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practices.

          (b) Stock Options. Telescan shall not, and shall not permit any of its Subsidiaries to, accelerate, amend or change the period of exercisability of any outstanding Telescan Stock Options or stock subject to vesting, or authorize cash payments in exchange for any such outstanding options.

          (c) Intellectual Property. Telescan shall not, and shall not permit any of its Subsidiaries to, transfer to any Person any rights to any Telescan Intellectual Property (other than end-user licenses granted to customers of Telescan in the ordinary course of business).

          (d) Marketing Rights. Telescan shall not, and shall not permit any of its Subsidiaries to, enter into or amend any material agreements pursuant to which any other party is granted marketing, distribution, or similar rights of any type or scope with respect to any products of Telescan except in the ordinary course of business consistent with past practices.

          (e) Amendments to Agreements. Telescan shall not, and shall not permit any of its Subsidiaries to, amend or otherwise modify (or agree to do so), except in the ordinary course of business, or materially violate the terms of, any of the agreements set forth or described in the Telescan Disclosure Schedule.

          (f) Dividends; Changes in Share Capital. Except for the payment of dividends on Telescan Preferred Stock, Telescan shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for any such dividend or distribution by a wholly owned Subsidiary of Telescan, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (or options, warrants, or other rights exercisable therefor).

          (g) Issuance of Securities. Telescan shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Telescan Common Stock upon the exercise of Telescan Stock Options in accordance with their present terms or pursuant to Telescan Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of Telescan Stock Options or other stock based awards of or to acquire shares of Telescan Common Stock granted under Benefit Plans outstanding on the date hereof in the ordinary course of business consistent with past practices, (iii) issuances by a wholly owned Subsidiary of Telescan of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of Telescan.

          (h) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, Telescan shall not amend or propose to so amend its certificate of incorporation or bylaws.

          (i) No Acquisitions. Telescan shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of Telescan and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor) in excess of $500,000 individually or in the aggregate; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Telescan or (y) the creation of new Subsidiaries of Telescan organized to conduct or continue activities otherwise permitted by this Agreement.

          (j) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Telescan, (ii) dispositions referred to in the Telescan SEC Reports filed prior to the date of this Agreement or (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (iv) as disclosed in Section
     5.1 of the Telescan Disclosure Schedule, Telescan shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Telescan but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds $50,000.

          (k) Investments; Indebtedness. Telescan shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10,000, other than (x) loans or investments by Telescan or a Subsidiary of Telescan to or in Telescan or any Subsidiary of Telescan,
     (y) employee loans or advances made in the ordinary course of business or
     (z) in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to Telescan and its Subsidiaries taken as a whole or (ii) without regard to anything contained in the Telescan Disclosure Schedule, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Telescan or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing in excess of $2,500,000.

          (l) Tax-Free Qualification. Telescan shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1) that would prevent or impede the Mergers from qualifying as exchanges under Section 351 of the Code and the ZiaSun Merger from qualifying as a reorganization under Section 368 of the Code.

          (m) Compensation. Except (x) as required by law or by the terms of any agreement currently in effect between Telescan or any Subsidiary of Telescan and any executive officer or employee thereof or (y) in the ordinary course of business consistent with past practices, Telescan shall not increase the amount of compensation of any director, executive officer or key employee of Telescan or any Subsidiary of Telescan or grant any severance or termination pay to any director or officer or to any other employee of Telescan or any Subsidiary of Telescan, or make any increase in or commitment to increase any employee benefits, issue any additional Telescan Stock Options, adopt or amend or make any commitment to adopt or amend any Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Telescan Benefit Plan.

          (n) Accounting Methods; Income Tax Elections. Except as disclosed in Telescan SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Telescan shall not change its methods of accounting, except as required by changes in GAAP as concurred in by Telescan's independent public accountants. Telescan shall not (i) change its fiscal year or (ii) make any tax election that, individually or in the aggregate, would have a Material Adverse Effect on Telescan.

          (o) Certain Agreements and Arrangements. Telescan shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict Telescan or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that could, after the Effective Time, limit or restrict Telescan or any of its affiliates (including Holdco) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Holdco and its Subsidiaries, taken together, after giving effect to the Mergers.

          (p) Satisfaction of Closing Conditions. Except as required by law, Telescan shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (i) any of the conditions to the Mergers set forth in Article VII not being satisfied or (ii) a material delay in the satisfaction of such conditions.

          (q) Write-Offs. Telescan shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, revalue any of Telescan's assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

          (r) Strategic Alliances. Telescan shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, enter into any strategic alliance, joint venture, partnership, joint development or joint marketing agreement with any Person.

          (s) Other Actions. Telescan shall not, and shall not permit any of its Subsidiaries to, and shall not propose to agree orally or in writing or otherwise to take, any action that would reasonably be expected to cause a Material Adverse Effect on ZiaSun or Holdco.

          (t) No Related Actions. Telescan will not, and will not permit any of its Subsidiaries to agree or commit to do any of the foregoing (except for clause (a)(i) of this Section 5.1).

          (u) Contingent Voting Rights of the Telescan Preferred Stock. Telescan shall not take any action, or fail to take any action, that would entitle the holders of the Telescan Preferred Stock to the voting rights set forth in Section 8(b) of the certificate of designation of the Telescan Preferred Stock.

          5.2. Covenants of ZiaSun. During the period from the date of this Agreement and continuing until the Effective Time, ZiaSun agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or Section 5.2 of the ZiaSun Disclosure Schedule or to the extent that ZiaSun shall otherwise consent in writing):

          (a) Ordinary Course.

          (i) ZiaSun and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by ZiaSun or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed a breach of this
          Section 5.2(a)(i) unless such action would constitute a breach of one or more of such other provisions of this Section 5.2. ZiaSun shall promptly notify Telescan of any event or occurrence or emergency not in the ordinary course of business of ZiaSun and any event which would reasonably be expected to have a Material Adverse Effect on ZiaSun.

          (ii) Other than in connection with acquisitions permitted by Section 5.1(i) or investments permitted by Section 5.1(k), ZiaSun shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practices.

          (b) Stock Options. ZiaSun shall not, and shall not permit any of its Subsidiaries to, accelerate, amend or change the period of exercisability of any outstanding ZiaSun

     Stock Options or stock subject to vesting, or authorize cash payments in exchange for any such outstanding options.

          (c) Intellectual Property. ZiaSun shall not, and shall not permit any of its Subsidiaries to, transfer to any Person any rights to any ZiaSun Intellectual Property (other than end-user licenses granted to customers of ZiaSun in the ordinary course of business).

          (d) Marketing Rights. ZiaSun shall not, and shall not permit any of its Subsidiaries to, enter into or amend any material agreements pursuant to which any other party is granted marketing, distribution, or similar rights of any type or scope with respect to any products of ZiaSun except in the ordinary course of business consistent with past practices.

          (e) Amendments to Agreements. ZiaSun shall not, and shall not permit any of its Subsidiaries to, amend or otherwise modify (or agree to do so), except in the ordinary course of business, or materially violate the terms of, any of the agreements set forth or described in the ZiaSun Disclosure Schedule.

          (f) Dividends; Changes in Share Capital. ZiaSun shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for any such dividend or distribution by a wholly owned Subsidiary of ZiaSun, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (or options, warrants, or other rights exercisable therefor).

          (g) Issuance of Securities. ZiaSun shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of ZiaSun Common Stock upon the exercise of ZiaSun Stock Options in accordance with their present terms or pursuant to ZiaSun Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of ZiaSun Stock Options or other stock based awards of or to acquire shares of ZiaSun Common Stock granted under Benefit Plans outstanding on the date hereof in the ordinary course of business consistent with past practices, (iii) issuances by a wholly owned Subsidiary of ZiaSun of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of ZiaSun.

          (h) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, ZiaSun shall not amend or propose to so amend its certificate of incorporation or bylaws.

          (i) No Acquisitions. ZiaSun shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of ZiaSun and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor) in excess of $500,000 individually or in the aggregate; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of ZiaSun or (y) the creation of new Subsidiaries of ZiaSun organized to conduct or continue activities otherwise permitted by this Agreement.

          (j) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of ZiaSun, (ii) dispositions referred to in the ZiaSun SEC Reports filed prior to the date of this Agreement, (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (iv) as disclosed in Section 5.2(j) of the ZiaSun Disclosure Schedule, ZiaSun shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of ZiaSun but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds $50,000.

          (k) Investments; Indebtedness. ZiaSun shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $10,000, other than (x) loans or investments by ZiaSun or a Subsidiary of ZiaSun to or in ZiaSun or any Subsidiary of ZiaSun, (y) employee loans or advances made in the ordinary course of business or (z) in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to ZiaSun and its Subsidiaries taken as a whole or (ii) without regard to anything contained in the ZiaSun Disclosure Schedule, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ZiaSun or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing in excess of $2,500,000.

          (l) Tax-Free Qualification. ZiaSun shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.2) that would prevent or impede the Mergers from qualifying as exchanges under Section 351 of the Code and the ZiaSun Merger from qualifying as a reorganization under Section 368 of the Code.

          (m) Compensation. Except (x) as required by law or by the terms of any agreement currently in effect between ZiaSun or any Subsidiary of ZiaSun and any executive officer or employee thereof or (y) in the ordinary course of business consistent with past practices, ZiaSun shall not increase the amount of compensation of any director, executive officer or key employee of ZiaSun or any Subsidiary of ZiaSun or grant any severance or termination pay to any director or officer or to any other employee of ZiaSun or any Subsidiary of ZiaSun, or make any increase in or commitment to increase any employee benefits, issue any additional ZiaSun Stock Options, adopt or amend or make any commitment to adopt or amend any Benefit Plan or make any contribution, other than regularly scheduled contributions, to any ZiaSun Benefit Plan.

          (n) Accounting Methods; Income Tax Elections. Except as disclosed in ZiaSun SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, ZiaSun shall not change its methods of accounting, except as required by changes in GAAP as concurred in by ZiaSun's independent public accountants. ZiaSun shall not (i) change its fiscal year or (ii) make any tax election that, individually or in the aggregate, would have a Material Adverse Effect on ZiaSun.

          (o) Certain Agreements and Arrangements. ZiaSun shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict ZiaSun or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Telescan or any of its affiliates (including Holdco) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Holdco and its Subsidiaries, taken together, after giving effect to the Mergers.

          (p) Satisfaction of Closing Conditions. Except as required by law, ZiaSun shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (i) any of the conditions to the Mergers set forth in Article VII not being satisfied or (ii) a material delay in the satisfaction of such conditions.

          (q) Write-Offs. ZiaSun shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, revalue any of ZiaSun's assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

          (r) Strategic Alliances. ZiaSun shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, enter into any strategic alliance, joint venture, partnership, joint development or joint marketing agreement with any Person.

          (s) Other Actions. ZiaSun shall not, and shall not permit any of its Subsidiaries to, and shall not propose to agree orally or in writing or otherwise to take, any action that would reasonably be expected to cause a Material Adverse Effect on ZiaSun or Holdco.

          (t) No Related Actions. ZiaSun will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing (except for clause (a)(i) of this Section 5.2).

          5.3. Rescission Offer. ZiaSun shall offer to rescind the transaction pursuant to the Acquisition Agreement and Plan of Reorganization, dated as of September 8, 2000, among ZiaSun and the selling shareholders party thereto. Such offer to rescind shall be made to each such selling shareholder and shall be registered with the SEC.

          5.4. Governmental Filings. Each party shall (a) confer on a reasonable basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. ZiaSun and Telescan shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other party and to the extent permitted by law or regulation or any applicable confidentiality agreement, deliver to the other party copies of all such reports, announcements and publications promptly after such request.

          ARTICLE VI  ADDITIONAL AGREEMENTS

          6.1. Preparation of Proxy Statement; Stockholders Meetings. (a) As promptly as reasonably practicable following the date hereof, Telescan and ZiaSun shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the Telescan stockholders at the Telescan Stockholders Meeting and the matters to be submitted to the ZiaSun stockholders at the ZiaSun Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Holdco shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Holdco Common Stock in the Mergers (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Holdco's prospectus. Each of Telescan and ZiaSun shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. Telescan and ZiaSun shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Telescan will use reasonable best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to Telescan's stockholders, and ZiaSun will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to ZiaSun's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Holdco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Mergers and each of ZiaSun and Telescan shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Telescan or ZiaSun, or any of their respective affiliates, officers or directors, should be discovered by Telescan or ZiaSun which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Telescan and ZiaSun.

          (b) ZiaSun shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of ZiaSun and Telescan (the "ZiaSun Stockholders Meeting") for the purpose of obtaining the Required ZiaSun Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Required ZiaSun Vote; and the Board of Directors of ZiaSun shall recommend adoption of this Agreement by the stockholders of ZiaSun to the effect as set forth in Section 4.2(f) (the "ZiaSun Recommendation"), and shall not, unless Telescan makes a Change in the Telescan Recommendation,
     (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Telescan such recommendation or (y) take any action or make any statement (other than any action described in the foregoing clause (x)) in connection with the ZiaSun Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the ZiaSun Recommendation"); provided, however, any action or statement under clause (y) will not be deemed a Change in the ZiaSun Recommendation provided (I) such action or statement is taken or made pursuant to advice from Jones, Waldo, Holbrook & McDonough, counsel to ZiaSun, to the effect that such action or statement is required by applicable law, (II) if a ZiaSun Public Proposal (as defined in Section 8.2(b)) has been made and not rescinded, such action or statement shall not relate to such ZiaSun Public Proposal other than any factual statement required by any regulatory authority (including the SEC) and shall in any event include a rejection of such ZiaSun Public Proposal and (III) such action or statement also includes a reaffirmation of the ZiaSun Board of Directors' approval of the Mergers and the other transactions contemplated hereby and recommendation to the ZiaSun stockholders to adopt this Agreement; provided further, however, that the Board of Directors of ZiaSun may make a Change in the ZiaSun Recommendation pursuant to Section 6.5. Notwithstanding any Change in the ZiaSun Recommendation, this Agreement shall be submitted to the stockholders of ZiaSun at the ZiaSun Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve ZiaSun of such obligation.

          (c) Telescan shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Telescan and ZiaSun (the "Telescan Stockholders Meeting") for the purpose of obtaining the Required Telescan Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Required Telescan Vote, and the Board of Directors of Telescan shall recommend adoption of this Agreement by the stockholders of Telescan to the effect as set forth in Section 4.1(f) (the "Telescan Recommendation"), and shall not, unless ZiaSun makes a Change in the ZiaSun Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to ZiaSun such recommendation or (y) take any action or make any statement (other than any action described in the foregoing clause (x)) in connection with the Telescan Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Telescan Recommendation"); provided, however, any action or statement under clause (y) will not be deemed a Change in the Telescan Recommendation provided (I) such action or statement is taken or made pursuant to advice from Simpson Thacher & Bartlett, counsel to Telescan, to the effect that such action or statement is required by applicable law, (II) if a Telescan Public Proposal (as defined in Section 8.2(c)) has been made and not rescinded, such action or statement shall not relate to such Telescan Public Proposal other


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     than any factual statement required by any regulatory authority
     (including the SEC) and shall in any event include a rejection of such Telescan Public Proposal and (III) such action or statement also includes a reaffirmation of the Telescan Board of Directors' approval of the Mergers and the other transactions contemplated hereby and recommendation to the Telescan stockholders to adopt this Agreement; provided further, however, that the Board of Directors of Telescan may make a Change in the Telescan Recommendation pursuant to Section 6.5. Notwithstanding any Change in the Telescan Recommendation, this Agreement shall be submitted to the stockholders of Telescan at the Telescan Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Telescan of such obligation.

          6.2. Holdco Board of Directors; Executive Officers. At or prior to the Effective Time, each party hereto will take all action necessary to (i) cause the Board of Directors of Holdco and each committee thereof as of the Effective Time to be comprised in accordance with Exhibit 6.2 hereto and (ii) cause the individuals listed in Exhibit 6.2 hereto to be appointed as officers of Holdco as of the Effective Time in accordance with Exhibit 6.2 hereto. Each such director and officer shall remain in office until the next election of the directors of Holdco which shall not be prior to April 2, 2002, provided, however, any such director may be removed for cause as set forth in the Holdco Bylaws. In the event that any of the four directors of Holdco identified on
Exhibit 6.2 as having been nominated by ZiaSun or any of the three directors of Holdco identified on Exhibit 6.2 as having been nominated by Telescan are unwilling or unable to continue to serve in such capacity during the period following the Effective Time and prior to the first election if the Board of Directors of Holdco, either due to death, disability, resignation or removal for cause, such vacating director shall be replaced by: (A) in the case of a vacating director who was nominated by ZiaSun, by the remaining directors of Holdco who were nominated by ZiaSun as set forth on Exhibit 6.2 hereto or appointed pursuant to this clause (A) of this Section 6.2 and (B) in the case of a vacating director who was nominated by Telescan, by the remaining directors of Holdco who were nominated by Telescan as set forth on Exhibit 6.2 hereto or appointed pursuant to this clause (B) of this Section 6.2. In the event the holders of the Series A Preferred Stock of Holdco elect an additional director to the Board of Directors of Holdco pursuant to Section B9(b) of Article IV of the Holdco Charter, Holdco shall increase the size of the Board of Directors by an additional director (above that required to accommodate the rights of the holders of the Series A Preferred Stock of Holdco), which vacancy shall be filled by a person selected by the directors of Holdco who were nominated by ZiaSun as set forth on Schedule 6.2 hereto or appointed pursuant to clause (A) of the immediately preceding sentence of this
Section 6.2

          6.3. Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it


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during such period pursuant to the requirements of federal, state or local laws (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request. The parties will hold any such information obtained pursuant to this Section 6.3 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality letter dated January 12, 2001, between ZiaSun and Telescan (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either of Telescan or ZiaSun shall not affect the representations and warranties of the other.

          6.4. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Mergers and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained under any of the parties' agreements, contracts, licenses or leases in order to preserve the benefits thereunder or otherwise in connection with the Merger and from any third party and/or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement (collectively, the "Required Approvals"), (ii) taking all reasonable steps as may be necessary to obtain all Required Approvals and (iii) the satisfaction of the conditions hereunder.

          6.5. Acquisition Proposals. Without limitation on any of such party's other obligations under this Agreement (including under Article V hereof), each of Telescan and ZiaSun agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC), or any purchase or sale of 20% or more of the consolidated assets (including without limitation stock of its Subsidiaries) of such party and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of such party that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of such party (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage


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

in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal,
(iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

          Notwithstanding anything in this Agreement to the contrary, each of Telescan and ZiaSun or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in the Telescan or ZiaSun Recommendation, as the case may be, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (B) or (C), (i) its Stockholders Meeting shall not have occurred,
(ii) (x) in the case of clause (B) above, it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) and (y) in the case of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could constitute a Superior Proposal, (iii) in the case of clause (B) or (C) above, its Board of Directors, after consultation with outside counsel, determines in good faith that the failure to take such action would violate its fiduciary duties under applicable law, (iv) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and (v) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, such party notifies the other party promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Each of Telescan and ZiaSun agrees that it will promptly keep the other party informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Each of Telescan and ZiaSun agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of Telescan and ZiaSun agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this
Section 6.5. Nothing in this Section 6.5 shall (x) permit Telescan or ZiaSun to terminate this Agreement (except as specifically provided in Article VIII hereof) or (y) affect any other obligation of Telescan or ZiaSun under this Agreement. Neither


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

Telescan nor ZiaSun shall submit to the vote of its stockholders any Acquisition Proposal other than the Telescan Merger or ZiaSun Merger, respectively. "Superior Proposal" means with respect to Telescan or ZiaSun, as the case may be, a bona fide written proposal made by a Person other than either such party which is (I) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving such party as a result of which the other party thereto or its stockholders will own 40% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) and (II) is on terms which the Board of Directors of such party in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (y) is reasonably capable of being completed.

          6.6. Fees and Expenses. Subject to Section 8.2, whether or not the Mergers are consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and Form S-4 shall be paid 50% by ZiaSun and 50% by Telescan. "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby. The parties hereto shall cooperate with each other in preparing, executing and filing any Tax Returns with respect to property or transfer taxes.

          6.7. Directors' and Officers' Indemnification and Insurance.

          (a) Holdco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of ZiaSun and its Subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by ZiaSun pursuant to ZiaSun's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of ZiaSun and its Subsidiaries and
     (b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco's (or any successor's) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of


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     liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of ZiaSun and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by ZiaSun (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by ZiaSun for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Holdco under this
     Section 6.7(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7(a) applies shall be third party beneficiaries of this Section 6.7(a)).

          (b) Holdco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Telescan and its Subsidiaries (in all of their capacities)
     (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Telescan pursuant to Telescan's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Telescan and its Subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco's (or any successor's) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of Telescan and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Telescan (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Telescan for such insurance; and, provided further that if the


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

     annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Holdco under this Section 6.7(b) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7(b) applies shall be third party beneficiaries of this Section 6.7(b)).

          6.8. Public Announcements. Telescan and ZiaSun shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, neither Telescan nor ZiaSun shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

          6.9. Listing of Shares of Holdco Common Stock. Holdco shall use its reasonable best efforts to cause the shares of Holdco Common Stock to be issued in the Merger and the shares of Holdco Common Stock to be reserved for issuance upon exercise of the ZiaSun Stock Options and Telescan Stock Options to be quoted on the NASDAQ, subject to official notice of issuance, prior to the Closing Date.

          6.10. Affiliates. (a) Not less than 45 days prior to the date of the ZiaSun Stockholders Meeting, ZiaSun shall deliver to Telescan a letter identifying all Persons who, in the judgment of ZiaSun, may be deemed at the time this Agreement is submitted for adoption by the stockholders of ZiaSun, "affiliates" of ZiaSun for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. ZiaSun shall use reasonable best efforts to cause each Person identified on such list to deliver to Holdco not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as
     Exhibit 6.10 hereto (an "Affiliate Agreement").

          (b) Not less than 45 days prior to the date of the Telescan Stockholders Meeting, Telescan shall deliver to ZiaSun a letter identifying all Persons who, in the judgment of Telescan, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Telescan, "affiliates" of Telescan for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Telescan shall use reasonable best efforts to cause each Person identified on such list to deliver to Holdco not less than 30 days prior to the Effective Time, an Affiliate Agreement.

          6.11. Section 16 Matters. Prior to the Effective Time, Telescan and ZiaSun shall take all such steps as may be required to cause any dispositions of ZiaSun Common Stock or Telescan Common Stock (including derivative securities with respect to ZiaSun Common Stock or Telescan Common Stock) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Telescan and ZiaSun to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          ARTICLE VII    CONDITIONS PRECEDENT

          7.1. Conditions to Each Party's Obligation to Effect its Respective Merger. The respective obligations of ZiaSun and Telescan to effect the ZiaSun Merger and Telescan Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. (i) ZiaSun shall have obtained the Required ZiaSun Vote in connection with the adoption of this Agreement by the stockholders of ZiaSun and (ii) Telescan shall have obtained the Required Telescan Vote in connection with the adoption of this Agreement by the stockholders of Telescan.

          (b) No Injunctions or Restraints, Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

          (c) NASDAQ Listing. The shares of Holdco Common Stock to be issued in the Mergers and such other shares of Holdco Common Stock to be reserved for issuance in connection with the Mergers shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

          (d) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) Appraisal Rights. Stockholders of ZiaSun shall not have perfected their rights of appraisal within the meaning of Chapter 92A of NRS with respect to more than 1,000,000 shares of ZiaSun Common Stock

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          7.2. Additional Conditions to Obligations of Telescan. The
obligations of Telescan to effect the Telescan Merger are subject to the satisfaction, or waiver by Telescan, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of ZiaSun set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ZiaSun; and Telescan shall have received a certificate of a senior executive officer and a senior financial officer of ZiaSun to such effect.

          (b) Performance of Obligations of ZiaSun. ZiaSun shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Telescan shall have received a certificate of a senior executive officer and a senior financial officer of ZiaSun to such effect.

          (c) Tax Opinion. Telescan shall have received from Simpson Thacher & Bartlett, counsel to Telescan, on the Closing Date, a written opinion to the effect that the Mergers, taken together, will be treated for federal income tax purposes as exchanges to which Section 351 of the Code applies. In rendering such opinion, counsel to Telescan shall be entitled to rely upon information, representations and assumptions provided by Holdco, Telescan and ZiaSun substantially in the form of Exhibits 7.2(c)(1), 7.2(c)(2) and 7.2(c)(3) (allowing for such amendments to the representations as counsel to Telescan deems reasonably necessary).

          (d) Governmental and Regulatory and Other Consents and Approvals. Other than the filing provided for by Section 7.1(c), all consents, approvals, and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of ZiaSun, Telescan or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect on Holdco or to materially diminish the value of the transactions contemplated by this Agreement to Telescan, or on the ability of ZiaSun and Telescan to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to Telescan.

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          (e) Material Adverse Change. There shall not have occurred any
     Material Adverse Effect on ZiaSun since the date of this Agreement.

          7.3. Additional Conditions to Obligations of ZiaSun. The obligations of ZiaSun to effect the ZiaSun Merger are subject to the satisfaction, or waiver by ZiaSun, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Telescan set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Telescan; and ZiaSun shall have received a certificate of a senior executive officer and a senior financial officer of Telescan to such effect.

          (b) Performance of Obligations of Telescan. Telescan shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and ZiaSun shall have received a certificate of a senior executive officer and a senior financial officer of Telescan to such effect.

          (c) Tax Opinion. ZiaSun shall have received from Jones, Waldo, Holbrook & McDonough, counsel to ZiaSun, on the Closing Date, a written opinion to the effect that the Mergers, taken together, will be treated for federal income tax purposes as exchanges to which Section 351 of the Code applies and that the ZiaSun Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to ZiaSun shall be entitled to rely upon information, representations and assumptions provided by Holdco, Telescan and ZiaSun substantially in the form of Exhibits 7.2(c)(1), 7.2(c)(2) and 7.2(c)(3) (allowing for such amendments to the representations as counsel to ZiaSun deems reasonably necessary).

          (d) Governmental and Regulatory and Other Consents and Approvals. Other than the filing provided for by Section 7.1(c), all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of ZiaSun, Telescan or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect on Holdco or to materially diminish the value of the transactions contemplated by this Agreement to Telescan, or on the ability of ZiaSun and Telescan to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to Telescan.

          (e) Material Adverse Change. There shall not have occurred any Material Adverse Effect on Telescan since the date of this Agreement.

          ARTICLE VIII   TERMINATION AND AMENDMENT

          8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of ZiaSun or Telescan:

          (a) By mutual written consent of Telescan and ZiaSun;

          (b) By either ZiaSun or Telescan, if the Effective Time shall not have occurred on or before November 1, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
     Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 6.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either ZiaSun or Telescan, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable and which is necessary to fulfill the conditions set forth in Section 7.1(b) or (c), as applicable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with Section 6.4 has been the cause of such action;

          (d) By either ZiaSun or Telescan, if the approvals of the stockholders of either Telescan or ZiaSun contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

          (e) By Telescan, if ZiaSun shall have (i) failed to make the ZiaSun Recommendation or effected a Change in the ZiaSun Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof or (ii) materially breached its obligations under this Agreement by reason of a failure to call the ZiaSun Stockholders Meeting in accordance with Section 6.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section

     6.1(a);

          (f) By ZiaSun, if Telescan shall have (i) failed to make the Telescan Recommendation or effected a Change in the Telescan Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Telescan Stockholders Meeting in accordance with Section 6.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a);

          (g) By ZiaSun, if Telescan shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in
     Section 7.3(a) or (b) are not capable of being satisfied on or before the Termination Date; or

          (h) By Telescan, if ZiaSun shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in
     Section 7.2(a) or (b) are not capable of being satisfied on or before the Termination Date.

          (i) By ZiaSun, if (i) the board of directors of ZiaSun authorizes ZiaSun to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and ZiaSun notifies Telescan in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis) and (ii) Telescan does not make, within three Business Days (or, in the case of any update of such version with respect to a given third party, other than the initial notification, one Business Day) of receipt of ZiaSun's written notification of its intention to enter into a binding agreement for a Superior Proposal, a non-revocable binding offer that the board of directors of ZiaSun determines, in good faith, is at least as favorable to the stockholders of ZiaSun as the Superior Proposal; or

          (j) By Telescan, if (i) the board of directors of Telescan authorizes Telescan to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Telescan notifies ZiaSun in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis) and (ii) ZiaSun does not make, within three Business Days (or, in the case of any update of such version with respect to a given third party, other than the initial notification, one Business Day) of receipt of Telescan's written notification of its intention to enter into a binding agreement for a Superior Proposal, a non-revocable binding offer that the board of directors of Telescan determines, in good faith, is at least as favorable to the stockholders of Telescan as the Superior Proposal.

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

          8.2. Effect of Termination.

          (a) In the event of termination of this Agreement by either ZiaSun or Telescan as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties or their respective officers or directors except with respect to Section 4.1(k), Section 4.2(k), the second sentence of Section 6.3, Section 6.6, this Section 8.2 and Article IX, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Telescan nor ZiaSun shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

          (b) If (A) (I) Telescan or ZiaSun shall terminate this Agreement pursuant to Section 8.1(d) (provided that the basis for such termination is the failure of ZiaSun's stockholders to adopt this Agreement) or pursuant to Section 8.1(b) without the ZiaSun Stockholder Meeting having occurred, (II) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to ZiaSun shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of ZiaSun (a "ZiaSun Public Proposal") and (III) within twelve months of such termination ZiaSun or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, (B) Telescan shall terminate this Agreement pursuant to Section 8.1(e) or (C) ZiaSun shall terminate this Agreement pursuant to Section 8.1(i); then ZiaSun shall promptly, but in no event later than the date of such termination (or, if later, in the case of clause (A), the date ZiaSun or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay Telescan an amount equal to the ZiaSun Termination Fee, by wire transfer of immediately available funds. The "ZiaSun Termination Fee" shall be an amount equal to 3% of the product of
     (x) the number of shares of ZiaSun Common Stock outstanding as of the date hereof multiplied by (y) the last sale price of ZiaSun Common Stock on the NASDAQ on the trading day immediately prior to the date hereof (such product, the "ZiaSun Amount").

          (c) If (A) (I) Telescan or ZiaSun shall terminate this Agreement pursuant to Section 8.1(d) (provided that the basis for such termination is the failure of Telescan's stockholders to adopt this Agreement) or pursuant to Section 8.1(b) without the Telescan Stockholders Meeting having occurred, (II) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to Telescan shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Telescan (a "Telescan Public Proposal") and (III) within twelve months of such termination Telescan or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, (B) ZiaSun shall terminate this Agreement pursuant to Section 8.1(f) or (C) Telescan shall terminate this Agreement pursuant to Section 8.1(j); then Telescan shall promptly, but in no event later than the date of such termination (or, if later, in the case of clause (A), the date Telescan or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay ZiaSun an amount equal to the Telescan Termination Fee, by wire transfer of immediately available funds. The "Telescan Termination Fee" shall be an amount equal to 3% of the product of (x) the number of shares of Telescan Common Stock outstanding as of the date hereof multiplied by (y) the last sale price of Telescan Common Stock on the NASDAQ on the trading day immediately prior to the date hereof (such product, the "Telescan Amount").

          (d) The parties acknowledge that the agreements contained in this
     Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement; accordingly, if either Telescan or ZiaSun fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this
     Section 8.2, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made notwithstanding the provisions of Section 6.6. The parties agree that any remedy or amount payable pursuant to this Section 8.2 shall not preclude any other remedy or amount payable hereunder and shall not be an exclusive remedy for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

          8.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of ZiaSun and Telescan, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          ARTICLE IX    GENERAL PROVISIONS

          9.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein (including Section 6.7, Section 6.2 and Exhibit 6.2) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article.

          9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) if to Telescan to:

                    Telescan, Inc.
                    5959 Corporate Drive
                    Suite 2000
                    Houston, TX  77036
                    Fax: (281) 588-9843
                    Attention: Lee K. Barba

                         with copies to:

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, New York  10017
                    Fax:  (212) 455-2502

                    Attention:  Gary I. Sellers, Esq.

          (b) if to ZiaSun to:

                    ZiaSun Technologies Inc.
                    655 San Rodolfo
                    Suite 120
                    Solana Beach, CA  90275
                    Fax:
                    Attention:  D. Scott Elder


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

                         with a copy to:

                    Jones, Waldo, Holbrook & McDonough
                    1500 Wells Fargo Plaza
                    170 South Main Street
                    Salt Lake City, Utah 84101
                    Telephone:  (801) 521-3200
                    Facsimile:  (801) 328-0537
                    Attention:  Ronald S. Poelman, Esq.

                    Wenthur & Chachas
                    4180 La Jolla Village Drive, Suite 500
                    La Jolla, CA  92037
                    Telephone:  (858) 457-3800
                    Facsimile:  (858) 457-3691
                    Attention:  George Chachas, Esq.

          if to Holdco, Telescan Merger Sub or ZiaSun Merger Sub to each of the parties entitled to receive notice pursuant to this Section 9.2 for Telescan and ZiaSun.

          9.3. Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." In addition, each Section of this Agreement is qualified by the matters set forth in the Telescan Disclosure Schedule, the ZiaSun Disclosure Schedule and the Schedules to this Agreement, as applicable, to the extent specified therein and such other Sections of this Agreement to the extent a matter in such Section is disclosed in such a way as to make its relevance called for by such other Section readily apparent.

          9.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

          9.5. Entire Agreement; No Third Party Beneficiaries.

          (a) The exhibits and schedules to or delivered in connection with the Original Agreement shall be attached as exhibits and schedules to this Agreement. This Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.7 (which is intended to be for the benefit of the Persons covered thereby).

          9.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          9.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          9.9. Submission to Jurisdiction; Waivers. Each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

          9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          9.11. Definitions. As used in this Agreement:

          (a) "Adjustment Factor" means the greater of (i) one or (ii) the minimum number as shall be necessary to cause the Holdco Common Stock to be listed on the Nasdaq National Market System (if the Holdco Common Stock is otherwise qualified for listing on the Nasdaq National Market System) or on the Nasdaq SmallCap Market (if the Holdco Common Stock is not otherwise qualified for listing on the Nasdaq National Market System).

          (b) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

          (c) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the ZiaSun Disclosure Schedule or the Telescan Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Sections 4069, 4201 or 4212(c) of ERISA.

          (d) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (e) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (f) "Hazardous Materials": any solid wastes, toxic or hazardous substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls, and urea-formaldehyde insulation, and any other substance the presence of which may give rise to liability under any Environmental Law.

          (g) "known" or "knowledge" means, with respect to any party, the knowledge of such party's or its Subsidiaries' executive officers after reasonable inquiry.

          (h) "Material Adverse Effect" means, with respect to any entity any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than (x) any event, change, circumstance or effect relating to the economy or financial markets in general, (y) any event, change, circumstance or effect relating in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants)
     on) such entity or (z) a decline in the market price of the capital stock of such entity in the absence of any other event, change, circumstance or effect with regard to such entity that otherwise would cause a Material Adverse Effect.

          (i) "the other party" means, with respect to ZiaSun, Telescan and means, with respect to Telescan, ZiaSun.

          (j) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (k) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (l) "Environmental Laws" means all applicable U.S. federal, state, local and foreign laws, regulations, rules and orders relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

          (m) "Telescan Exchange Ratio" means 0.07061 divided by the Adjustment Factor.

          (n) "ZiaSun Exchange Ratio" means 0.12500 divided by the Adjustment Factor.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                                  TELESCAN, INC.

                                  By:  _________________________
                                       Name:
                                       Title:



                                  ZIASUN TECHNOLOGIES, INC.

                                  By:  __________________________
                                       Name:
                                       Title:


                                  INVESTOOLS INC.

                                  By:  _________________________
                                       Name:
                                       Title:



                                  TELESCAN MERGER SUB, INC.

                                  By:  _________________________
                                       Name:
                                       Title:



                                  ZIASUN MERGER SUB, INC.

                                  By:  _________________________
                                       Name:
                                       Title:

                                                                      ANNEX II

                               VOTING AGREEMENT


          THIS VOTING AGREEMENT, dated as of May 3, 2001 (the "Agreement"), is made by and between ZiaSun Technologies, Inc., a Nevada corporation ("ZiaSun"), and Vulcan Ventures, Inc. (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, ZiaSun and Telescan, Inc., a Delaware corporation ("Telescan"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which ZiaSun has agreed to engage in a business combination with Telescan on the terms set forth therein (the "Mergers");

          WHEREAS, the Stockholder is a stockholder of Telescan and has voting power with respect to the number of shares (the "Shares") of common stock of Telescan (the "Telescan Common Stock") set forth below the Stockholder's signature hereto; and

          WHEREAS, in order to induce ZiaSun to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Voting of Shares; Grant of Irrevocable Proxy; Appointment of
Proxy.

          (a) The Stockholder agrees to vote all of its Shares of Telescan Common Stock, Shares of Telescan Common Stock of any person the voting of which is controlled by the Stockholder and any Shares of Telescan Common Stock hereafter acquired by the Stockholder or by any person controlled by the Stockholder (collectively, the "Stockholder's Shares") as follows:

               (i) At any meeting of Telescan stockholders called to vote upon the Telescan Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Telescan Merger or the Merger Agreement is sought (the "Telescan Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares in favor of the Telescan Merger, the execution and delivery by Telescan of the Merger Agreement and the approval of the terms thereof, and each of the other transactions contemplated by the Merger Agreement.

               (ii) At any meeting of Telescan stockholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares against (A) the approval of any Acquisition Proposal or

               (B) any amendment of Telescan's Certificate of Incorporation or Bylaws or other proposal or transaction involving Telescan or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Telescan Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

          (b) The Stockholder hereby irrevocably grants to, and appoints, ZiaSun and D. Scott Elder, Chief Executive Officer of ZiaSun, and Ross Jardine, Chief Financial Officer of ZiaSun, in their respective capacities as officers of ZiaSun, and any individual who shall hereafter succeed to any such office of ZiaSun, and each of them individually, its proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to vote upon and act with respect to all of the Stockholder's Shares as set forth in subsections
     (a)(i) and (a)(ii) of this Section 1. The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked. The Stockholder hereby affirms that the irrevocable proxy set forth in this
     Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except as provided in this Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. This proxy shall survive the bankruptcy, merger, dissolution or liquidation of the Stockholder. In the event that the stockholders of Telescan take action to approve the Telescan Merger and the Merger Agreement by written consent in lieu of a meeting of stockholders, the Stockholder will execute such consent and provide a copy to ZiaSun.

          2. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and be binding upon any transferee of such shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Telescan affecting the Telescan capital stock, or the acquisition of additional shares of Telescan capital stock or other voting securities of Telescan by the Stockholder, the number of the Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Telescan capital stock or other voting securities of Telescan issued to or acquired by the Stockholder.

          3. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to ZiaSun that:

          (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

          (e) The Stockholder understands and acknowledges that ZiaSun is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 1(b) is granted in consideration for the execution and delivery of the Merger Agreement by ZiaSun.

          4.   Covenants.

          (a) The Stockholder agrees with, and covenants to, ZiaSun that it shall not (i) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement or (ii) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as ZiaSun may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          5. Representations and Warranties of ZiaSun. ZiaSun represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, ZiaSun, enforceable against ZiaSun in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles, and that ZiaSun is simultaneously entering into similar voting agreements NBC-TSCN Holding, Inc./GE Capital Equity Investments, Inc., and LJH Corporation.

          6. Miscellaneous.

          (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by ZiaSun in whole or in part to any direct or indirect wholly-owned subsidiary of ZiaSun, provided that ZiaSun shall remain liable for any obligations so assigned.

          (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in
     Section 6(h) shall be deemed effective service of process on such party.

          (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (e) Enforcement of Agreement. The parties agree that ZiaSun would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that ZiaSun would not have an adequate remedy at law for money damages in such event. Accordingly, ZiaSun shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder; and, if ZiaSun should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that ZiaSun has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that ZiaSun may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

          (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

               (i) if to ZiaSun:

          ZiaSun Technologies, Inc.
          462 Stevens Avenue, Suite 106
          Attention: Allen D. Hardman
          Facsimile: (858) 350-4066

          with a copy (which shall not constitute notice) to:

          Jones, Waldo, Holbrook & McDonough
          1500 Wells Fargo Plaza
          170 South Main Street
          Salt Lake City, Utah 84101
          Telephone:  (801) 521-3200
          Facsimile:  (801) 328-0537
          Attention:  Ronald S. Poelman, Esq.

                   and

          Wenthur & Chachas
          4180 La Jolla Village Drive, Suite 500
          La Jolla, CA  92037
          Telephone:  (858) 457-3800
          Facsimile:  (858) 457-3691
          Attention:  George Chachas, Esq.

               (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

     or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 6(h).

          (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

          (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (k) Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) consummation of the Mergers.

     (l) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of Telescan makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of Telescan.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                              ZIASUN TECHNOLOGIES, INC.


                              By: /s/ D. Scott Elder
                                 ------------------------------------
                              Name: D. Scott Elder
                              Title: CEO, Chairman

                              STOCKHOLDER:


                              By: /s/ William D. Savoy
                                 ------------------------------------
                              Name: William D. Savoy
                              Title: President, Vulcan Ventures Inc.
                              Address: 505 Fifth Avenue South, Suite 900
                                        Seattle, WA 98104

                              Number of Shares Beneficially Owned:
                                  1,290,000
                              ---------------------------------------

                                                                      ANNEX II

                               VOTING AGREEMENT


          THIS VOTING AGREEMENT, dated as of May 3, 2001 (the "Agreement"), is made by and between ZiaSun Technologies, Inc., a Nevada corporation ("ZiaSun"), and NBC-TSCN Holding, Inc., and GE Capital Equity Investments, Inc. (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, ZiaSun and Telescan, Inc., a Delaware corporation ("Telescan"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which ZiaSun has agreed to engage in a business combination with Telescan on the terms set forth therein (the "Mergers");

          WHEREAS, the Stockholder is a stockholder of Telescan and has voting power with respect to the number of shares (the "Shares") of common stock of Telescan (the "Telescan Common Stock") set forth below the Stockholder's signature hereto; and

          WHEREAS, in order to induce ZiaSun to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Voting of Shares; Grant of Irrevocable Proxy; Appointment of
Proxy.

          (a) The Stockholder agrees to vote all of its Shares of Telescan Common Stock, Shares of Telescan Common Stock of any person the voting of which is controlled by the Stockholder and any Shares of Telescan Common Stock hereafter acquired by the Stockholder or by any person controlled by the Stockholder (collectively, the "Stockholder's Shares") as follows:

               (i) At any meeting of Telescan stockholders called to vote upon the Telescan Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Telescan Merger or the Merger Agreement is sought (the "Telescan Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares in favor of the Telescan Merger, the execution and delivery by Telescan of the Merger Agreement and the approval of the terms thereof, and each of the other transactions contemplated by the Merger Agreement.

          2. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and be binding upon any transferee of such shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Telescan affecting the Telescan capital stock, or the acquisition of additional shares of Telescan capital stock or other voting securities of Telescan by the Stockholder, the number of the Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Telescan capital stock or other voting securities of Telescan issued to or acquired by the Stockholder.

          3. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to ZiaSun that:

          (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

          (e) The Stockholder understands and acknowledges that ZiaSun is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          4. Covenants.

          (a) The Stockholder agrees with, and covenants to, ZiaSun that it shall not deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as ZiaSun may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          5. Representations and Warranties of ZiaSun. ZiaSun represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, ZiaSun, enforceable against ZiaSun in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles, and that ZiaSun is simultaneously entering into similar voting agreements with Vulcan Ventures, Inc. and LJH Corporation.

          6. Miscellaneous.

          (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by ZiaSun in whole or in part to any direct or indirect wholly-owned subsidiary of ZiaSun, provided that ZiaSun shall remain liable for any obligations so assigned.

          (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in
     Section 6(h) shall be deemed effective service of process on such party.

          (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (e) Enforcement of Agreement. The parties agree that ZiaSun would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that ZiaSun would not have an adequate remedy at law for money damages in such event. Accordingly, ZiaSun shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder. This provision is without prejudice to any other rights that ZiaSun may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

          (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

               (i) if to ZiaSun:

          ZiaSun Technologies, Inc.
          462 Stevens Avenue, Suite 106
          Attention: Allen D. Hardman
          Facsimile: (858) 350-4066

          with a copy (which shall not constitute notice) to:

          Jones, Waldo, Holbrook & McDonough
          1500 Wells Fargo Plaza
          170 South Main Street
          Salt Lake City, Utah 84101
          Telephone:  (801) 521-3200

          Facsimile:  (801) 328-0537
          Attention:  Ronald S. Poelman, Esq.

                 and

          Wenthur & Chachas
          4180 La Jolla Village Drive, Suite 500
          La Jolla, CA  92037
          Telephone:  (858) 457-3800
          Facsimile:  (858) 457-3691
          Attention:  George Chachas, Esq.

               (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

     or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 6(h).

          (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

          (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (k) Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) consummation of the Mergers or (c) September 30, 2001

(l) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of Telescan makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of Telescan.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                     ZIASUN TECHNOLOGIES, INC.


                                     By:  /s/ D. Scott Elder
                                         ----------------------------------
                                     Name: D. Scott Elder
                                     Title: CEO, Chairman


                                     STOCKHOLDER:


                                     By:  /s/ Daniel Widowsky
                                         ----------------------------------
                                     Name: Daniel Widowsky
                                     Title: Assistant Treasurer, NBC-TSCN
                                     Address: 30 Rockefeller Plaza
                                     New York, NY 10112

                                     Number of Shares Beneficially Owned:
                                       1,165,674
                                     -------------------------------------

                                                                      ANNEX II

                               VOTING AGREEMENT

          THIS VOTING AGREEMENT, dated as of May 3, 2001 (the "Agreement"), is made by and between ZiaSun Technologies, Inc., a Nevada corporation ("ZiaSun"), and NBC-TSCN Holding, Inc., and GE Capital Equity Investments, Inc. (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, ZiaSun and Telescan, Inc., a Delaware corporation ("Telescan"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which ZiaSun has agreed to engage in a business combination with Telescan on the terms set forth therein (the "Mergers");

          WHEREAS, the Stockholder is a stockholder of Telescan and has voting power with respect to the number of shares (the "Shares") of common stock of Telescan (the "Telescan Common Stock") set forth below the Stockholder's signature hereto; and

          WHEREAS, in order to induce ZiaSun to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Voting of Shares; Grant of Irrevocable Proxy; Appointment of
Proxy.

          (a) The Stockholder agrees to vote all of its Shares of Telescan Common Stock, Shares of Telescan Common Stock of any person the voting of which is controlled by the Stockholder and any Shares of Telescan Common Stock hereafter acquired by the Stockholder or by any person controlled by the Stockholder (collectively, the "Stockholder's Shares") as follows:

               (i) At any meeting of Telescan stockholders called to vote upon the Telescan Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Telescan Merger or the Merger Agreement is sought (the "Telescan Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares in favor of the Telescan Merger, the execution and delivery by Telescan of the Merger Agreement and the approval of the terms thereof, and each of the other transactions contemplated by the Merger Agreement.

          2. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and be binding upon any transferee of such shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Telescan affecting the Telescan capital stock, or the acquisition of additional shares of Telescan capital stock or other voting securities of Telescan by the Stockholder, the number of the Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Telescan capital stock or other voting securities of Telescan issued to or acquired by the Stockholder.

          3. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to ZiaSun that:

          (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

          (e) The Stockholder understands and acknowledges that ZiaSun is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          4. Covenants.

          (a) The Stockholder agrees with, and covenants to, ZiaSun that it shall not deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as ZiaSun may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          5. Representations and Warranties of ZiaSun. ZiaSun represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, ZiaSun, enforceable against ZiaSun in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles, and that ZiaSun is simultaneously entering into similar voting agreements with Vulcan Ventures, Inc. and LJH Corporation.

          6. Miscellaneous.

          (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by ZiaSun in whole or in part to any direct or indirect wholly-owned subsidiary of ZiaSun, provided that ZiaSun shall remain liable for any obligations so assigned.

          (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in
     Section 6(h) shall be deemed effective service of process on such party.

          (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (e) Enforcement of Agreement. The parties agree that ZiaSun would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that ZiaSun would not have an adequate remedy at law for money damages in such event. Accordingly, ZiaSun shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder. This provision is without prejudice to any other rights that ZiaSun may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

          (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

               (i) if to ZiaSun:

              ZiaSun Technologies, Inc.
              462 Stevens Avenue, Suite 106
              Attention: Allen D. Hardman
              Facsimile: (858) 350-4066

              with a copy (which shall not constitute notice) to:

              Jones, Waldo, Holbrook & McDonough
              1500 Wells Fargo Plaza
              170 South Main Street
              Salt Lake City, Utah 84101
              Telephone:  (801) 521-3200

              Facsimile:  (801) 328-0537
              Attention:  Ronald S. Poelman, Esq.

                       and

              Wenthur & Chachas
              4180 La Jolla Village Drive, Suite 500
              La Jolla, CA  92037
              Telephone:  (858) 457-3800
              Facsimile:  (858) 457-3691
              Attention:  George Chachas, Esq.

          (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

     or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 6(h).

          (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

          (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (k) Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) consummation of the Mergers or (c) September 30, 2001

          (l) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of Telescan makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of Telescan.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                             ZIASUN TECHNOLOGIES, INC.


                             By:  /s/ D. Scott Elder
                                 ----------------------------------------------
                             Name: D. Scott Elder
                             Title: CEO, Chairman


                             STOCKHOLDER:


                             By:  /s/ Regina Reale
                                 ----------------------------------------------

                             Name: Regina Reale
                             Title: Vice President, GE Capital Equity
                             Investments, Inc.
                             Address: 120 Long Ridge Rd.
                             Stamford, CT 06927

                             Number of Shares Beneficially Owned:
                               1,165,674

                                                                      ANNEX II

                               VOTING AGREEMENT


          THIS VOTING AGREEMENT, dated as of May 3, 2001 (the "Agreement"), is made by and between ZiaSun Technologies, Inc., a Nevada corporation ("ZiaSun"), and LJH Corporation (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, ZiaSun and Telescan, Inc., a Delaware corporation ("Telescan"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which ZiaSun has agreed to engage in a business combination with Telescan on the terms set forth therein (the "Mergers");

          WHEREAS, the Stockholder is a stockholder of Telescan and has voting power with respect to the number of shares (the "Shares") of common stock of Telescan (the "Telescan Common Stock") set forth below the Stockholder's signature hereto; and

          WHEREAS, in order to induce ZiaSun to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Voting of Shares; Grant of Irrevocable Proxy; Appointment of
Proxy.

          (a) The Stockholder agrees to vote all of its Shares of Telescan Common Stock, Shares of Telescan Common Stock of any person the voting of which is controlled by the Stockholder and any Shares of Telescan Common Stock hereafter acquired by the Stockholder or by any person controlled by the Stockholder (collectively, the "Stockholder's Shares") as follows:

               (i) At any meeting of Telescan stockholders called to vote upon the Telescan Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Telescan Merger or the Merger Agreement is sought (the "Telescan Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares in favor of the Telescan Merger, the execution and delivery by Telescan of the Merger Agreement and the approval of the terms thereof, and each of the other transactions contemplated by the Merger Agreement.

               (ii) At any meeting of Telescan stockholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares against (A) the approval of any Acquisition Proposal or

               (B) any amendment of Telescan's Certificate of Incorporation or Bylaws or other proposal or transaction involving Telescan or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Telescan Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

          (b) The Stockholder hereby irrevocably grants to, and appoints, ZiaSun and D. Scott Elder, Chief Executive Officer of ZiaSun, and Ross Jardine, Chief Financial Officer of ZiaSun, in their respective capacities as officers of ZiaSun, and any individual who shall hereafter succeed to any such office of ZiaSun, and each of them individually, its proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to vote upon and act with respect to all of the Stockholder's Shares as set forth in subsections
     (a)(i) and (a)(ii) of this Section 1. The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked. The Stockholder hereby affirms that the irrevocable proxy set forth in this
     Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except as provided in this Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. This proxy shall survive the bankruptcy, merger, dissolution or liquidation of the Stockholder. In the event that the stockholders of Telescan take action to approve the Telescan Merger and the Merger Agreement by written consent in lieu of a meeting of stockholders, the Stockholder will execute such consent and provide a copy to ZiaSun.

          2. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and be binding upon any transferee of such shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Telescan affecting the Telescan capital stock, or the acquisition of additional shares of Telescan capital stock or other voting securities of Telescan by the Stockholder, the number of the Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Telescan capital stock or other voting securities of Telescan issued to or acquired by the Stockholder.

          3. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to ZiaSun that:

          (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder,enforceable against the

     Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

          (e) The Stockholder understands and acknowledges that ZiaSun is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 1(b) is granted in consideration for the execution and delivery of the Merger Agreement by ZiaSun.

          4. Covenants.

          (a) The Stockholder agrees with, and covenants to, ZiaSun that it shall not (i) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement or (ii) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's

     Shares), such additional or further consents, documents and other instruments, as ZiaSun may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          5. Representations and Warranties of ZiaSun. ZiaSun represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, ZiaSun, enforceable against ZiaSun in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles, and that ZiaSun is simultaneously entering into similar voting agreements with Vulcan Ventures, Inc. and NBC-TSCN Holding, Inc./ GE Capital Equity Investments, Inc.

          6. Miscellaneous.

          (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by ZiaSun in whole or in part to any direct or indirect wholly-owned subsidiary of ZiaSun, provided that ZiaSun shall remain liable for any obligations so assigned.

          (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in
     Section 6(h) shall be deemed effective service of process on such party.

          (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (e) Enforcement of Agreement. The parties agree that ZiaSun would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that ZiaSun would not have an adequate remedy at law for money damages in such event. Accordingly, ZiaSun shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder; and, if ZiaSun should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that ZiaSun has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that ZiaSun may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

          (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

               (i) if to ZiaSun:

            ZiaSun Technologies, Inc.
            462 Stevens Avenue, Suite 106
            Attention: Allen D. Hardman
            Facsimile: (858) 350-4066

            with a copy (which shall not constitute notice) to:

            Jones, Waldo, Holbrook & McDonough
            1500 Wells Fargo Plaza
            170 South Main Street
            Salt Lake City, Utah 84101
            Telephone:  (801) 521-3200
            Facsimile:  (801) 328-0537
            Attention:  Ronald S. Poelman, Esq.

                    and

            Wenthur & Chachas
            4180 La Jolla Village Drive, Suite 500
            La Jolla, CA  92037
            Telephone:  (858) 457-3800
            Facsimile:  (858) 457-3691
            Attention:  George Chachas, Esq.

               (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

     or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 6(h).

          (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

          (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (k) Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) consummation of the Mergers.

          (l) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of Telescan makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of Telescan.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                ZIASUN TECHNOLOGIES, INC.


                                By:    /s/ D. Scott Elder
                                    ----------------------------------------
                                Name: D. Scott Elder
                                Title: CEO, Chairman


                                STOCKHOLDER:
                                LJH, Ltd.
                                By: DLH Management, LLC, General Partner

                                By:   /s/ Lacy J. Harber
                                     ----------------------------------------
                                Name: Lacy J. Harber
                                Title: President
                                Address: 377 Neva Lane
                                Denison, Texas 75020

                                Number of Shares Beneficially Owned:
                                2,314,000

                                                                      ANNEX II

                               VOTING AGREEMENT

          THIS VOTING AGREEMENT, dated as of May 2, 2001 (the "Agreement"), is made by and between Telescan, Inc., a Delaware corporation ("Telescan"), and Ross Jardine (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, Telescan and ZiaSun Technologies, Inc., a Nevada corporation ("ZiaSun"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Telescan has agreed to engage in a business combination with ZiaSun on the terms set forth therein (the "Mergers");

          WHEREAS, the Stockholder is a stockholder of ZiaSun and has voting power with respect to the number of shares (the "Shares") of common stock of ZiaSun (the "ZiaSun Common Stock") set forth below the Stockholder's signature hereto; and

          WHEREAS, in order to induce Telescan to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Voting of Shares; Grant of Irrevocable Proxy; Appointment of
Proxy.

          (a) The Stockholder agrees to vote all of its Shares of ZiaSun Common Stock, Shares of ZiaSun Common Stock of any person the voting of which is controlled by the Stockholder and any Shares of ZiaSun Common Stock hereafter acquired by the Stockholder or by any person controlled by the Stockholder (collectively, the "Stockholder's Shares") as follows:

               (i) At any meeting of ZiaSun stockholders called to vote upon the ZiaSun Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the ZiaSun Merger or the Merger Agreement is sought (the "ZiaSun Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares in favor of the ZiaSun Merger, the execution and delivery by ZiaSun of the Merger Agreement and the approval of the terms thereof, and each of the other transactions contemplated by the Merger Agreement.

               (ii) At any meeting of ZiaSun stockholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares against (A) the approval of any Acquisition Proposal or

               (B) any amendment of ZiaSun's Certificate of Incorporation or Bylaws or other proposal or transaction involving ZiaSun or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the ZiaSun Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

               (b) The Stockholder hereby irrevocably grants to, and appoints, Telescan and Lee Barba, Chief Executive Officer of Telescan, and Paul Helbling, Chief Financial Officer of Telescan, in their respective capacities as officers of Telescan, and any individual who shall hereafter succeed to any such office of Telescan and each of them individually, its proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to vote upon and act with respect to all of the Stockholder's Shares as set forth in subsections (a)(i) and (a)(ii) of this Section 1. The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except as provided in this Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 78.353 of the Nevada General Corporation Law. This proxy shall survive the bankruptcy, merger, dissolution or liquidation of the Stockholder. In the event that the stockholders of ZiaSun take action to approve the ZiaSun Merger and the Merger Agreement by written consent in lieu of a meeting of stockholders, the Stockholder will execute such consent and provide a copy to Telescan.

          2. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and be binding upon any transferee of such shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of ZiaSun affecting the ZiaSun capital stock, or the acquisition of additional shares of ZiaSun capital stock or other voting securities of ZiaSun by the Stockholder, the number of the Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of ZiaSun capital stock or other voting securities of ZiaSun issued to or acquired by the Stockholder.

          3. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Telescan that:

          (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

          (e) The Stockholder understands and acknowledges that Telescan is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 1(b) is granted in consideration for the execution and delivery of the Merger Agreement by Telescan.

          4. Covenants.


          (a) The Stockholder agrees with, and covenants to, Telescan that it shall not (i) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement or (ii) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as Telescan may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          5. Representations and Warranties of Telescan. Telescan represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Telescan, enforceable against Telescan in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles, and that Telescan is simultaneously entering into similar voting agreements with D. Scott Elder, Scott Harris, David W. McCoy, Momentum Media Ltd.

          6. Miscellaneous.

          (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by Telescan in whole or in part to any direct or indirect wholly-owned subsidiary of Telescan, provided that Telescan shall remain liable for any obligations so assigned.

          (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in
     Section 6(h) shall be deemed effective service of process on such party.

          (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (e) Enforcement of Agreement. The parties agree that Telescan would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that Telescan would not have an adequate remedy at law for money damages in such event. Accordingly, Telescan shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder; and, if Telescan should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Telescan has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Telescan may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

          (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

               (i) if to Telescan:

         Telescan, Inc.
         5959 Corporate Drive
         Suite 2000
         Houston, TX  77036
         Attention:  Paul Helbling
         Facsimile:  (281) 588-9843

         with a copy (which shall not constitute notice) to:

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, New York  10017
         Fax:  (212) 455-2502
         Attention:  Gary I. Sellers, Esq.

               (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

         or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 7(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 7(h).

          (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

          (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (k) Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) consummation of the Mergers.

          (l) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of ZiaSun makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of ZiaSun.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                TELESCAN, INC.

                                By:  /s/ Lee Barba
                                    ----------------------------------------
                                Name: Lee Barba
                                Title: CEO


                                STOCKHOLDER:

                                By:  /s/ Ross Jardine
                                    ----------------------------------------
                                Name: Ross Jardine
                                Address: 116 South Pfeifferhorn Drive.
                                Alpine, UT 84004


                                Number of Shares Beneficially Owned:
                                3,804,553

                                                                      ANNEX II

                               VOTING AGREEMENT


          THIS VOTING AGREEMENT, dated as of May 2, 2001 (the "Agreement"), is made by and between Telescan, Inc., a Delaware corporation ("Telescan"), and
D. Scott Elder (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, Telescan and ZiaSun Technologies, Inc., a Nevada corporation ("ZiaSun"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Telescan has agreed to engage in a business combination with ZiaSun on the terms set forth therein (the "Mergers");

          WHEREAS, the Stockholder is a stockholder of ZiaSun and has voting power with respect to the number of shares (the "Shares") of common stock of ZiaSun (the "ZiaSun Common Stock") set forth below the Stockholder's signature hereto; and

          WHEREAS, in order to induce Telescan to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Voting of Shares; Grant of Irrevocable Proxy; Appointment of
Proxy.

          (a) The Stockholder agrees to vote all of its Shares of ZiaSun Common Stock, Shares of ZiaSun Common Stock of any person the voting of which is controlled by the Stockholder and any Shares of ZiaSun Common Stock hereafter acquired by the Stockholder or by any person controlled by the Stockholder (collectively, the "Stockholder's Shares") as follows:

          (i) At any meeting of ZiaSun stockholders called to vote upon the ZiaSun Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the ZiaSun Merger or the Merger Agreement is sought (the "ZiaSun Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares in favor of the ZiaSun Merger, the execution and delivery by ZiaSun of the Merger Agreement and the approval of the terms thereof, and each of the other transactions contemplated by the Merger Agreement.

          (ii) At any meeting of ZiaSun stockholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares against (A) the approval of any Acquisition Proposal or

          (B) any amendment of ZiaSun's Certificate of Incorporation or Bylaws or other proposal or transaction involving ZiaSun or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the ZiaSun Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

          (b) The Stockholder hereby irrevocably grants to, and appoints, Telescan and Lee Barba, Chief Executive Officer of Telescan, and Paul Helbling, Chief Financial Officer of Telescan, in their respective capacities as officers of Telescan, and any individual who shall hereafter succeed to any such office of Telescan and each of them individually, its proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to vote upon and act with respect to all of the Stockholder's Shares as set forth in subsections (a)(i) and (a)(ii) of this Section 1. The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except as provided in this Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 78.353 of the Nevada General Corporation Law. This proxy shall survive the bankruptcy, merger, dissolution or liquidation of the Stockholder. In the event that the stockholders of ZiaSun take action to approve the ZiaSun Merger and the Merger Agreement by written consent in lieu of a meeting of stockholders, the Stockholder will execute such consent and provide a copy to Telescan.

          2. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and be binding upon any transferee of such shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of ZiaSun affecting the ZiaSun capital stock, or the acquisition of additional shares of ZiaSun capital stock or other voting securities of ZiaSun by the Stockholder, the number of the Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of ZiaSun capital stock or other voting securities of ZiaSun issued to or acquired by the Stockholder.

          3. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Telescan that:

          (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

          (e) The Stockholder understands and acknowledges that Telescan is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 1(b) is granted in consideration for the execution and delivery of the Merger Agreement by Telescan.

          4. Covenants.

          (a) The Stockholder agrees with, and covenants to, Telescan that it shall not (i) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement or (ii) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as Telescan may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          5. Representations and Warranties of Telescan. Telescan represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Telescan, enforceable against Telescan in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles, and that Telescan is simultaneously entering into similar voting agreements with Ross Jardine, Scott Harris, David W. McCoy, Momentum Media Ltd.

          6. Miscellaneous.

          (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by Telescan in whole or in part to any direct or indirect wholly-owned subsidiary of Telescan, provided that Telescan shall remain liable for any obligations so assigned.

          (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in
     Section 6(h) shall be deemed effective service of process on such party.

          (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (e) Enforcement of Agreement. The parties agree that Telescan would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that Telescan would not have an adequate remedy at law for money damages in such event. Accordingly, Telescan shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder; and, if Telescan should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Telescan has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Telescan may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

          (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

               (i) if to Telescan:

                  Telescan, Inc.
                  5959 Corporate Drive
                  Suite 2000
                  Houston, TX  77036
                  Attention:  Paul Helbling
                  Facsimile:  (281) 588-9843

                  with a copy (which shall not constitute notice) to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Fax:  (212) 455-2502
                  Attention:  Gary I. Sellers, Esq.

               (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

     or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 7(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 7(h).

          (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

          (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (k) Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) consummation of the Mergers.

          (l) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of ZiaSun makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of ZiaSun.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                 TELESCAN, INC.

                                 By:  /s/ Lee Barba
                                     -------------------------------------
                                 Name: Lee Barba
                                 Title: CEO


                                 STOCKHOLDER:

                                 By:  /s/ D. Scott Elder
                                     --------------------------------------
                                 Name: D. Scott Elder
                                 Address: 1156 E. 100 N.
                                 Orem, UT


                                 Number of Shares Beneficially Owned:
                                 3,804,553

                                                                      ANNEX II

                               VOTING AGREEMENT


          THIS VOTING AGREEMENT, dated as of May 2, 2001 (the "Agreement"), is made by and between Telescan, Inc., a Delaware corporation ("Telescan"), and Scott Harris (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, Telescan and ZiaSun Technologies, Inc., a Nevada corporation ("ZiaSun"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Telescan has agreed to engage in a business combination with ZiaSun on the terms set forth therein (the "Mergers");

          WHEREAS, the Stockholder is a stockholder of ZiaSun and has voting power with respect to the number of shares (the "Shares") of common stock of ZiaSun (the "ZiaSun Common Stock") set forth below the Stockholder's signature hereto; and

          WHEREAS, in order to induce Telescan to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Voting of Shares; Grant of Irrevocable Proxy; Appointment of
Proxy.

          (a) The Stockholder agrees to vote all of its Shares of ZiaSun Common Stock, Shares of ZiaSun Common Stock of any person the voting of which is controlled by the Stockholder and any Shares of ZiaSun Common Stock hereafter acquired by the Stockholder or by any person controlled by the Stockholder (collectively, the "Stockholder's Shares") as follows:

          (i) At any meeting of ZiaSun stockholders called to vote upon the ZiaSun Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the ZiaSun Merger or the Merger Agreement is sought (the "ZiaSun Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares in favor of the ZiaSun Merger, the execution and delivery by ZiaSun of the Merger Agreement and the approval of the terms thereof, and each of the other transactions contemplated by the Merger Agreement.

          (ii) At any meeting of ZiaSun stockholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares against (A) the approval of any Acquisition Proposal or

          (B) any amendment of ZiaSun's Certificate of Incorporation or Bylaws or other proposal or transaction involving ZiaSun or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the ZiaSun Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

          (b) The Stockholder hereby irrevocably grants to, and appoints, Telescan and Lee Barba, Chief Executive Officer of Telescan, and Paul Helbling, Chief Financial Officer of Telescan, in their respective capacities as officers of Telescan, and any individual who shall hereafter succeed to any such office of Telescan and each of them individually, its proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to vote upon and act with respect to all of the Stockholder's Shares as set forth in subsections (a)(i) and (a)(ii) of this Section 1. The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except as provided in this Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 78.353 of the Nevada General Corporation Law. This proxy shall survive the bankruptcy, merger, dissolution or liquidation of the Stockholder. In the event that the stockholders of ZiaSun take action to approve the ZiaSun Merger and the Merger Agreement by written consent in lieu of a meeting of stockholders, the Stockholder will execute such consent and provide a copy to Telescan.

          2. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and be binding upon any transferee of such shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of ZiaSun affecting the ZiaSun capital stock, or the acquisition of additional shares of ZiaSun capital stock or other voting securities of ZiaSun by the Stockholder, the number of the Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of ZiaSun capital stock or other voting securities of ZiaSun issued to or acquired by the Stockholder.

          3. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Telescan that:

          (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

          (e) The Stockholder understands and acknowledges that Telescan is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 1(b) is granted in consideration for the execution and delivery of the Merger Agreement by Telescan.

          4. Covenants.

          (a) The Stockholder agrees with, and covenants to, Telescan that it shall not (i) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement or (ii) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as Telescan may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          5. Representations and Warranties of Telescan. Telescan represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Telescan, enforceable against Telescan in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles, and that Telescan is simultaneously entering into similar voting agreements with Ross Jardine, D. Scott Elder, David W. McCoy and Momentum Media Ltd.

          6. Miscellaneous.

          (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by Telescan in whole or in part to any direct or indirect wholly-owned subsidiary of Telescan, provided that Telescan shall remain liable for any obligations so assigned.

          (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in
     Section 6(h) shall be deemed effective service of process on such party.

          (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (e) Enforcement of Agreement. The parties agree that Telescan would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that Telescan would not have an adequate remedy at law for money damages in such event. Accordingly, Telescan shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder; and, if Telescan should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Telescan has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Telescan may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

          (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

               (i) if to Telescan:

                  Telescan, Inc.
                  5959 Corporate Drive
                  Suite 2000
                  Houston, TX  77036
                  Attention:  Paul Helbling
                  Facsimile:  (281) 588-9843

                  with a copy (which shall not constitute notice) to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Fax:  (212) 455-2502
                  Attention:  Gary I. Sellers, Esq.

               (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

          or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 7(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 7(h).

          (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

          (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (k) Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) consummation of the Mergers.

          (l) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of ZiaSun makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of ZiaSun.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                   TELESCAN, INC.

                                   By:  /s/ Lee Barba
                                       ---------------------------------------
                                   Name: Lee Barba
                                   Title: CEO


                                   STOCKHOLDER:

                                   By:  /s/ Scott Harris
                                       ---------------------------------------
                                   Name: Scott Harris
                                   Address: 876 N. 500 E
                                   Springville, UT 84663


                                   Number of Shares Beneficially Owned:
                                   1,607,023

                                                                  ANNEX     II

                               VOTING AGREEMENT

          THIS VOTING AGREEMENT, dated as of May 2, 2001 (the "Agreement"), is made by and between Telescan, Inc., a Delaware corporation ("Telescan"), and David W. McCoy (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, Telescan and Powder Technologies, Inc., a Nevada corporation ("Powder"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Telescan has agreed to engage in a business combination with Powder on the terms set forth therein (the "Mergers");

          WHEREAS, the Stockholder is a stockholder of Powder and has voting power with respect to the number of shares (the "Shares") of common stock of Powder (the "Powder Common Stock") set forth below the Stockholder's signature hereto; and

          WHEREAS, in order to induce Telescan to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Voting of Shares; Grant of Irrevocable Proxy; Appointment of
Proxy.

          (a) The Stockholder agrees to vote all of its Shares of Powder Common Stock, Shares of Powder Common Stock of any person the voting of which is controlled by the Stockholder and any Shares of Powder Common Stock hereafter acquired by the Stockholder or by any person controlled by the Stockholder (collectively, the "Stockholder's Shares") as follows:

          (i) At any meeting of Powder stockholders called to vote upon the Powder Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Powder Merger or the Merger Agreement is sought (the "Powder Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares in favor of the Powder Merger, the execution and delivery by Powder of the Merger Agreement and the approval of the terms thereof, and each of the other transactions contemplated by the Merger Agreement.

          (ii) At any meeting of Powder stockholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares against (A) the approval of any Acquisition Proposal or

          (B) any amendment of Powder's Certificate of Incorporation or Bylaws or other proposal or transaction involving Powder or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Powder Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

          (b) The Stockholder hereby irrevocably grants to, and appoints, Telescan and Lee Barba, Chief Executive Officer of Telescan, and Paul Helbling, Chief Financial Officer of Telescan, in their respective capacities as officers of Telescan, and any individual who shall hereafter succeed to any such office of Telescan and each of them individually, its proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to vote upon and act with respect to all of the Stockholder's Shares as set forth in subsections (a)(i) and (a)(ii) of this Section 1. The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except as provided in this Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 78.353 of the Nevada General Corporation Law. This proxy shall survive the bankruptcy, merger, dissolution or liquidation of the Stockholder. In the event that the stockholders of Powder take action to approve the Powder Merger and the Merger Agreement by written consent in lieu of a meeting of stockholders, the Stockholder will execute such consent and provide a copy to Telescan.

          2. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and be binding upon any transferee of such shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Powder affecting the Powder capital stock, or the acquisition of additional shares of Powder capital stock or other voting securities of Powder by the Stockholder, the number of the Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Powder capital stock or other voting securities of Powder issued to or acquired by the Stockholder.

          3. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Telescan that:

          (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

          (e) The Stockholder understands and acknowledges that Telescan is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 1(b) is granted in consideration for the execution and delivery of the Merger Agreement by Telescan.

          4. Covenants.

          (a) The Stockholder agrees with, and covenants to, Telescan that it shall not (i) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement or (ii) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as Telescan may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          5. Representations and Warranties of Telescan. Telescan represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Telescan, enforceable against Telescan in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles, and that Telescan is simultaneously entering into similar voting agreements with Ross Jardine, D. Scott Elder, Scott Harris, Momentum Media Ltd.

          6. Miscellaneous.

          (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by Telescan in whole or in part to any direct or indirect wholly-owned subsidiary of Telescan, provided that Telescan shall remain liable for any obligations so assigned.

          (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in
     Section 6(h) shall be deemed effective service of process on such party.

          (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (e) Enforcement of Agreement. The parties agree that Telescan would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that Telescan would not have an adequate remedy at law for money damages in such event. Accordingly, Telescan shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder; and, if Telescan should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Telescan has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Telescan may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

          (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

               (i) if to Telescan:

                  Telescan, Inc.
                  5959 Corporate Drive
                  Suite 2000
                  Houston, TX  77036
                  Attention:  Paul Helbling
                  Facsimile:  (281) 588-9843

                  with a copy (which shall not constitute notice) to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Fax:  (212) 455-2502
                  Attention:  Gary I. Sellers, Esq.

               (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

          or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 7(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 7(h).

               (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

               (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

               (k) Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) consummation of the Mergers.

               (l) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of Powder makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of Powder.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                       TELESCAN, INC.

                                       By:  /s/ Lee Barba
                                           -----------------------------------
                                       Name: Lee Barba
                                       Title: CEO


                                       STOCKHOLDER:

                                       By:  /s/ David W. McCoy
                                           -----------------------------------
                                       Name: David W. McCoy
                                       Address: 621 West Ranch Circle
                                       Alpine, UT 84004


                                       Number of Shares Beneficially Owned:
                                       1,349,023

                                                                      ANNEX II

                               VOTING AGREEMENT


          THIS VOTING AGREEMENT, dated as of May 2, 2001 (the "Agreement"), is made by and between Telescan, Inc., a Delaware corporation ("Telescan"), and Momentum Media Ltd. (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, Telescan and Powder Technologies, Inc., a Nevada corporation ("Powder"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Telescan has agreed to engage in a business combination with Powder on the terms set forth therein (the "Mergers");

          WHEREAS, the Stockholder is a stockholder of Powder and has voting power with respect to the number of shares (the "Shares") of common stock of Powder (the "Powder Common Stock") set forth below the Stockholder's signature hereto; and

          WHEREAS, in order to induce Telescan to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Voting of Shares; Grant of Irrevocable Proxy; Appointment of
Proxy.

          (a) The Stockholder agrees to vote all of its Shares of Powder Common Stock, Shares of Powder Common Stock of any person the voting of which is controlled by the Stockholder and any Shares of Powder Common Stock hereafter acquired by the Stockholder or by any person controlled by the Stockholder (collectively, the "Stockholder's Shares") as follows:

          (i) At any meeting of Powder stockholders called to vote upon the Powder Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Powder Merger or the Merger Agreement is sought (the "Powder Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares in favor of the Powder Merger, the execution and delivery by Powder of the Merger Agreement and the approval of the terms thereof, and each of the other transactions contemplated by the Merger Agreement.

          (ii) At any meeting of Powder stockholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares against (A) the approval of any Acquisition Proposal or

          (B) any amendment of Powder's Certificate of Incorporation or Bylaws or other proposal or transaction involving Powder or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Powder Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

          (b) The Stockholder hereby irrevocably grants to, and appoints, Telescan and Lee Barba, Chief Executive Officer of Telescan, and Paul Helbling, Chief Financial Officer of Telescan, in their respective capacities as officers of Telescan, and any individual who shall hereafter succeed to any such office of Telescan and each of them individually, its proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to vote upon and act with respect to all of the Stockholder's Shares as set forth in subsections (a)(i) and (a)(ii) of this Section 1. The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except as provided in this Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 78.353 of the Nevada General Corporation Law. This proxy shall survive the bankruptcy, merger, dissolution or liquidation of the Stockholder. In the event that the stockholders of Powder take action to approve the Powder Merger and the Merger Agreement by written consent in lieu of a meeting of stockholders, the Stockholder will execute such consent and provide a copy to Telescan.

          2. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and be binding upon any transferee of such shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Powder affecting the Powder capital stock, or the acquisition of additional shares of Powder capital stock or other voting securities of Powder by the Stockholder, the number of the Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Powder capital stock or other voting securities of Powder issued to or acquired by the Stockholder.

          3. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Telescan that:

          (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

          (e) The Stockholder understands and acknowledges that Telescan is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 1(b) is granted in consideration for the execution and delivery of the Merger Agreement by Telescan.

          4. Covenants.

          (a) The Stockholder agrees with, and covenants to, Telescan that it shall not (i) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement or (ii) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, Without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as Telescan may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          5. Representations and Warranties of Telescan. Telescan represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Telescan, enforceable against Telescan in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles, and that Telescan is simultaneously entering into similar voting agreements with Ross Jardine, D. Scott Elder, Scott Harris and David W. McCoy.

          6. Miscellaneous.

          (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by Telescan in whole or in part to any direct or indirect wholly-owned subsidiary of Telescan, provided that Telescan shall remain liable for any obligations so assigned.

          (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in
     Section 6(h) shall be deemed effective service of process on such party.

          (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (e) Enforcement of Agreement. The parties agree that Telescan would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that Telescan would not have an adequate remedy at law for money damages in such event. Accordingly, Telescan shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder; and, if Telescan should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Telescan has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Telescan may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

          (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

               (i) if to Telescan:

                  Telescan, Inc.
                  5959 Corporate Drive
                  Suite 2000
                  Houston, TX  77036
                  Attention:  Paul Helbling
                  Facsimile:  (281) 588-9843

                  with a copy (which shall not constitute notice) to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Fax:  (212) 455-2502
                  Attention:  Gary I. Sellers, Esq.

               (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

          or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 7(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 7(h).

               (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

               (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

               (k) Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) consummation of the Mergers.

               (l) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of Powder makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of Powder.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                    TELESCAN, INC.

                                    By:  /s/ Lee Barba
                                        --------------------------------------
                                    Name: Lee Barba
                                    Title: CEO


                                    STOCKHOLDER:

                                    By:  /s/ Paula Mayers
                                        --------------------------------------
                                    Name: Paula Mayers (Momentum Media Ltd.)
                                    Address: P.O. Box 339
                                    9121 Atlanta Avenue
                                    Huntington Beach, CA 92646


                                    Number of Shares Beneficially Owned:
                                    3,299,980

                                                                     ANNEX III


                               LOCK-UP AGREEMENT


          THIS LOCK-UP AGREEMENT, dated as of May 2, 2001 (the "Agreement"), is made by and between ZiaSun Technologies, Inc., a Nevada corporation ("ZiaSun"), and Vulcan Ventures, Inc. (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, ZiaSun and Telescan, Inc., a Delaware corporation ("Telescan"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which ZiaSun has agreed to engage in a business combination with Telescan on the terms set forth therein (the "Mergers");

          WHEREAS, in order to induce ZiaSun to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Lock-Up. (a) Upon the Closing of the Mergers and during the six month period commencing at the Effective Time the Stockholder will not, without the prior written consent of Investools, Inc.:

          (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any share of Investools, Inc. Common Stock or any securities convertible into or exercisable or exchangeable for Investools, Inc. Common Stock or file any registration statement under the Securities Act of 1933, as amended with respect to any of the foregoing; or

          (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Investools, Inc. Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Investools, Inc. Common Stock or such other securities, in cash or otherwise (clause (i) and (ii) are hereinafter referred to as a "Transfer").

          (b) During the six month period following the Initial Period, the Stockholder (together with its permitted transferees) will not, without the prior written consent of Investools, Inc., engage in a Transfer with respect to more than 100,000 shares of Investools, Inc. Common Stock in any calendar month.

          (c) Notwithstanding anything to the contrary contained herein, the Stockholder shall be permitted to (i) engage in Transfers to family members or trusts the beneficiaries of which are family members so long as each such transferee agrees to be bound by the terms of this Agreement, and (ii) engage in Transfers to charitable organizations or to trusts the beneficiaries of which are solely charitable organizations.

          2. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to ZiaSun that:

          (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

          (e) The Stockholder understands and acknowledges that ZiaSun is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          3. Covenants.

          (a) The Stockholder agrees with, and covenants to, ZiaSun that it shall not (i) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement or (ii) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as ZiaSun may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          4. Representations and Warranties of ZiaSun. ZiaSun represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, ZiaSun, enforceable against ZiaSun in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles, and that ZiaSun is simultaneously entering into similar lock-up agreement with LJH Corporation.

          5. Miscellaneous.

          (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by ZiaSun in whole or in part to any direct or indirect wholly-owned subsidiary of ZiaSun, provided that ZiaSun shall remain liable for any obligations so assigned. Notwithstanding the foregoing, upon the Closing of the Mergers, as of the Effective Time, all rights of ZiaSun set forth in Section 1 shall be deemed to be automatically assigned to Investools, Inc.

          (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in Section 6(h) shall be deemed effective service of process on such party.

          (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (e) Enforcement of Agreement. The parties agree that ZiaSun would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that ZiaSun would not have an adequate remedy at law for money damages in such event. Accordingly, ZiaSun shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder; and, if ZiaSun should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that ZiaSun has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that ZiaSun may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

          (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

               (i) if to ZiaSun:

                  ZiaSun Technologies, Inc.
                  462 Stevens Avenue, Suite 106
                  Attention: Allen D. Hardman
                  Facsimile: (858) 350-4066
                  with a copy (which shall not constitute notice) to:

                  Jones, Waldo, Holbrook & McDonough
                  1500 Wells Fargo Plaza
                  170 South Main Street
                  Salt Lake City, Utah 84101
                  Telephone:  (801) 521-3200
                  Facsimile:  (801) 328-0537
                  Attention:  Ronald S. Poelman, Esq.

                           and

                  Wenthur & Chachas
                  4180 La Jolla Village Drive, Suite 500
                  La Jolla, CA  92037
                  Telephone:  (858) 457-3800
                  Facsimile:  (858) 457-3691
                  Attention:  George Chachas, Esq.

               (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

          or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 5(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 5(h).

               (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

               (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

               (k) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of Telescan makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of Telescan.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                  ZIASUN TECHNOLOGIES, INC.


                                  By:  /s/ D. Scott Elder
                                      ----------------------------------------
                                  Name: D. Scott Elder
                                  Title: CEO, Chairman


                                  STOCKHOLDER:


                                  By:  /s/ William D. Savoy
                                      ----------------------------------------
                                  Name: William D. Savoy
                                  Title: President, Vulcan Ventures Inc.
                                  Address: 505 Fifth Avenue South, Suite 900
                                  Seattle, WA 98104

                                  Number of Shares Beneficially Owned:
                                  1,290,000 Common
                                  -----------------------------------

                                                                     ANNEX III


                               LOCKUP AGREEMENT


          THIS LOCKUP AGREEMENT, dated as of May 2, 2001 (the "Agreement"), is made by and between Telescan, Inc., a Delaware corporation ("Telescan"), and Ross Jardine (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, Telescan and ZiaSun Technologies, Inc., a Nevada corporation ("ZiaSun"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Telescan has agreed to engage in a business combination with ZiaSun on the terms set forth therein (the "Mergers");

          WHEREAS, in order to induce Telescan to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Lock-Up. (a) Upon the Closing of the Mergers and during the six month period commencing at the Effective Time the Stockholder will not, without the prior written consent of Holdco:

          (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any share of Holdco Common Stock or any securities convertible into or exercisable or exchangeable for Holdco Common Stock or file any registration statement under the Securities Act of 1933, as amended with respect to any of the foregoing; or

          (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Holdco Common Stock,

whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Holdco Common Stock or such other securities, in cash or otherwise (clause (i) and (ii) are hereinafter referred to as a "Transfer").

          (b) During the six month period following the Initial Period, the Stockholder (together with its permitted transferees) will not, without the prior written consent of Holdco, engage in a Transfer with respect to more than 100,000 shares of Holdco Common Stock in any calendar month.

          (c) Notwithstanding anything to the contrary contained herein, the Stockholder shall be permitted to (i) engage in Transfers to family members or trusts the beneficiaries of which are family members so long as each such transferee agrees to be bound by the terms of this Agreement, and (ii) engage in Transfers to charitable organizations or to trusts the beneficiaries of which are solely charitable organizations.

          2. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Telescan that:

               (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

               (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

               (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

               (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

               (e) The Stockholder understands and acknowledges that Telescan is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          3. Covenants.

               (a) The Stockholder agrees with, and covenants to, Telescan that it shall not (i) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement or (ii) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

               (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as Telescan may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          4. Representations and Warranties of Telescan. Telescan represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Telescan, enforceable against Telescan in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles and that Telescan is simultaneously entering into similar lock-up agreements with D. Scott Elder, Scott Harris, David W. McCoy and Momentum Media Ltd.

          5. Miscellaneous.

               (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by Telescan in whole or in part to any direct or indirect wholly-owned subsidiary of Telescan, provided that Telescan shall remain liable for any obligations so assigned. Notwithstanding the foregoing, upon the Closing of the Mergers, as of the Effective Time, all rights of Telescan set forth in Section 1 shall be deemed to be automatically assigned to Holdco.

               (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

               (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

          Without limiting foregoing, each party agrees that service of process on such party as provided in Section 6(h) shall be deemed effective service of process on such party.

               (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               (e) Enforcement of Agreement. The parties agree that Telescan would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that Telescan would not have an adequate remedy at law for money damages in such event. Accordingly, Telescan shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder; and, if Telescan should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Telescan has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Telescan may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

               (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

               (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

               (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

                    (i) if to Telescan:

                  Telescan, Inc.
                  5959 Corporate Drive
                  Suite 2000

                  Attention:  Paul Helbling
                  Facsimile: (281) 588-9843

                  with a copy (which shall not constitute notice) to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Fax:  (212) 455-2502
                  Attention:  Gary I. Sellers, Esq.

                    (ii) if to Stockholder, to its address shown below its
               signature on the last page hereof;

          or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 5(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 5(h).

          (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

          (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (k) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of ZiaSun makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of ZiaSun.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                 TELESCAN, INC.

                                 By: /s/ Lee Barba
                                     ----------------------------------------
                                 Name: Lee Barba
                                 Title: CEO


                                 STOCKHOLDER:

                                 By: /s/ Ross Jardine
                                     ----------------------------------------

                                 Name: Ross Jardine
                                 Address:  116 S. Pfeifferhorn Dr.
                                           Alpine, Utah 84004

                                 Number of Shares Beneficially Owned:
                                 3,804,553

                                                                     ANNEX III


                               LOCKUP AGREEMENT


          THIS LOCKUP AGREEMENT, dated as of May 2, 2001 (the "Agreement"), is made by and between Telescan, Inc., a Delaware corporation ("Telescan"), and
D. Scott Elder (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, Telescan and ZiaSun Technologies, Inc., a Nevada corporation ("ZiaSun"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Telescan has agreed to engage in a business combination with ZiaSun on the terms set forth therein (the "Mergers");

          WHEREAS, in order to induce Telescan to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Lock-Up. (a) Upon the Closing of the Mergers and during the six month period commencing at the Effective Time the Stockholder will not, without the prior written consent of Holdco:

               (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any share of Holdco Common Stock or any securities convertible into or exercisable or exchangeable for Holdco Common Stock or file any registration statement under the Securities Act of 1933, as amended with respect to any of the foregoing; or

               (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Holdco Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Holdco Common Stock or such other securities, in cash or otherwise (clause (i) and (ii) are hereinafter referred to as a "Transfer").

          (b) During the six month period following the Initial Period, the Stockholder (together with its permitted transferees) will not, without the prior written consent of Holdco, engage in a Transfer with respect to more than 100,000 shares of Holdco Common Stock in any calendar month.

          (c) Notwithstanding anything to the contrary contained herein, the Stockholder shall be permitted to (i) engage in Transfers to family members or trusts the beneficiaries of which are family members so long as each such transferee agrees to be bound by the terms of this Agreement, and (ii) engage in Transfers to charitable organizations or to trusts the beneficiaries of which are solely charitable organizations.

          2. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Telescan that:

          (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

          (e) The Stockholder understands and acknowledges that Telescan is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          3. Covenants.

          (a) The Stockholder agrees with, and covenants to, Telescan that it shall not (i) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement or (ii) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as Telescan may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          4. Representations and Warranties of Telescan. Telescan represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Telescan, enforceable against Telescan in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles and that Telescan is simultaneously entering into similar lock-up agreements with Ross Jardine, Scott Harris, David W. McCoy and Momentum Media Ltd.

          5. Miscellaneous.

          (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by Telescan in whole or in part to any direct or indirect wholly-owned subsidiary of Telescan, provided that Telescan shall remain liable for any obligations so assigned. Notwithstanding the foregoing, upon the Closing of the Mergers, as of the Effective Time, all rights of Telescan set forth in Section 1 shall be deemed to be automatically assigned to Holdco.

          (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in Section 6(h) shall be deemed effective service of process on such party.

          (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (e) Enforcement of Agreement. The parties agree that Telescan would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that Telescan would not have an adequate remedy at law for money damages in such event. Accordingly, Telescan shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder; and, if Telescan should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Telescan has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Telescan may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

          (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

               (i) if to Telescan:

                  Telescan, Inc.
                  5959 Corporate Drive
                  Suite 2000

                  Attention:  Paul Helbling
                  Facsimile: (281) 588-9843

                  with a copy (which shall not constitute notice) to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Fax:  (212) 455-2502
                  Attention:  Gary I. Sellers, Esq.

               (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

               or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 5(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 5(h).

          (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

          (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (k) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of ZiaSun makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of ZiaSun.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                     TELESCAN, INC.

                                     By:  /s/ Lee Barba
                                         -------------------------------------
                                     Name: Lee Barba
                                     Title: CEO


                                     STOCKHOLDER:

                                     By:  /s/ D. Scott Elder
                                         -------------------------------------
                                     Name: D. Scott Elder
                                     Address: 1150 E. 100 N.
                                     Orem, Utah

                                     Number of Shares Beneficially Owned:
                                     3,804,553

                                                                     ANNEX III


                               LOCKUP AGREEMENT


          THIS LOCKUP AGREEMENT, dated as of May 2, 2001 (the "Agreement"), is made by and between Telescan, Inc., a Delaware corporation ("Telescan"), and Scott Harris (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, Telescan and ZiaSun Technologies, Inc., a Nevada corporation ("ZiaSun"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Telescan has agreed to engage in a business combination with ZiaSun on the terms set forth therein (the "Mergers");

          WHEREAS, in order to induce Telescan to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Lock-Up. (a) Upon the Closing of the Mergers and during the six month period commencing at the Effective Time the Stockholder will not, without the prior written consent of Holdco:

          (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any share of Holdco Common Stock or any securities convertible into or exercisable or exchangeable for Holdco Common Stock or file any registration statement under the Securities Act of 1933, as amended with respect to any of the foregoing; or

          (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Holdco Common Stock,

whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Holdco Common Stock or such other securities, in cash or otherwise (clause (i) and (ii) are hereinafter referred to as a "Transfer").

          (b) During the six month period following the Initial Period, the Stockholder (together with its permitted transferees) will not, without the prior written consent of Holdco, engage in a Transfer with respect to more than 100,000 shares of Holdco Common Stock in any calendar month.

          (c) Notwithstanding anything to the contrary contained herein, the Stockholder shall be permitted to (i) engage in Transfers to family members or trusts the beneficiaries of which are family members so long as each such transferee agrees to be bound by the terms of this Agreement, and (ii) engage in Transfers to charitable organizations or to trusts the beneficiaries of which are solely charitable organizations.

          2. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Telescan that:

          (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

          (e) The Stockholder understands and acknowledges that Telescan is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          3.  Covenants.

          (a) The Stockholder agrees with, and covenants to, Telescan that it shall not (i) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement or (ii) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as Telescan may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          4. Representations and Warranties of Telescan. Telescan represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Telescan, enforceable against Telescan in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles and that Telescan is simultaneously entering into similar lock-up agreements with Ross Jardine, D. Scott Elder, David W. McCoy and Momentum Media Ltd.

          5.  Miscellaneous.

          (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by Telescan in whole or in part to any direct or indirect wholly-owned subsidiary of Telescan, provided that Telescan shall remain liable for any obligations so assigned. Notwithstanding the foregoing, upon the Closing of the Mergers, as of the Effective Time, all rights of Telescan set forth in Section 1 shall be deemed to be automatically assigned to Holdco.

          (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in Section 6(h) shall be deemed effective service of process on such party.

          (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (e) Enforcement of Agreement. The parties agree that Telescan would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that Telescan would not have an adequate remedy at law for money damages in such event. Accordingly, Telescan shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder; and, if Telescan should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Telescan has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Telescan may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

          (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

               (i) if to Telescan:

                  Telescan, Inc.
                  5959 Corporate Drive
                  Suite 2000

                  Attention:  Paul Helbling
                  Facsimile: (281) 588-9843

                  with a copy (which shall not constitute notice) to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Fax:  (212) 455-2502
                  Attention:  Gary I. Sellers, Esq.

               (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

          or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 5(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 5(h).

          (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

          (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (k) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of ZiaSun makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of ZiaSun.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                 TELESCAN, INC.

                                 By: /s/ Lee Barba
                                     ----------------------------------------
                                 Name: Lee Barba
                                 Title: CEO


                                 STOCKHOLDER:

                                 By: /s/ Scott Harris
                                     -----------------------------------------

                                 Name:  Scott Harris
                                 Address: 876 N. 500 E
                                 Springville, UT 84663

                                 Number of Shares Beneficially Owned:
                                 1,607,023

                                                                     ANNEX III



                               LOCKUP AGREEMENT


          THIS LOCKUP AGREEMENT, dated as of May 2, 2001 (the "Agreement"), is made by and between Telescan, Inc., a Delaware corporation ("Telescan"), and David W. McCoy (the "Stockholder"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

          WHEREAS, simultaneously herewith, Telescan and ZiaSun Technologies, Inc., a Nevada corporation ("ZiaSun"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Telescan has agreed to engage in a business combination with ZiaSun on the terms set forth therein (the "Mergers");

          WHEREAS, in order to induce Telescan to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is making certain agreements regarding the Shares upon the terms and subject to the conditions set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Lock-Up. (a) Upon the Closing of the Mergers and during the six month period commencing at the Effective Time the Stockholder will not, without the prior written consent of Holdco:

          (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any share of Holdco Common Stock or any securities convertible into or exercisable or exchangeable for Holdco Common Stock or file any registration statement under the Securities Act of 1933, as amended with respect to any of the foregoing; or

          (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Holdco Common Stock,

whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Holdco Common Stock or such other securities, in cash or otherwise (clause (i) and (ii) are hereinafter referred to as a "Transfer").

          (b) During the six month period following the Initial Period, the Stockholder (together with its permitted transferees) will not, without the prior written consent of Holdco, engage in a Transfer with respect to more than 100,000 shares of Holdco Common Stock in any calendar month.

          (c) Notwithstanding anything to the contrary contained herein, the Stockholder shall be permitted to (i) engage in Transfers to family members or trusts the beneficiaries of which are family members so long as each such transferee agrees to be bound by the terms of this Agreement, and
(ii) engage in Transfers to charitable organizations or to trusts the beneficiaries of which are solely charitable organizations.

          2. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Telescan that:

          (a) The Stockholder is the record and/or beneficial owner of the number of Shares listed below its signature hereto.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

          (c) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject, other than a violation, default or conflict which does not materially impair the ability of the Stockholder to perform its obligations under this Agreement. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

          (d) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times all such shares then held will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interest, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for (i) any such encumbrances or proxies arising hereunder and (ii) any arrangements that do not materially impair the ability of the Stockholder to perform its obligations hereunder.

          (e) The Stockholder understands and acknowledges that Telescan is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          3. Covenants.

          (a) The Stockholder agrees with, and covenants to, Telescan that it shall not (i) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement or (ii) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares, except for any arrangements which do not materially impair the ability of the Stockholder to perform its obligations under this Agreement.

          (b) The Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all necessary actions, and to do, or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of the Stockholder's Shares), such additional or further consents, documents and other instruments, as Telescan may reasonably request, for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          4. Representations and Warranties of Telescan. Telescan represents and warrants that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Telescan, enforceable against Telescan in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles and that Telescan is simultaneously entering into similar lock-up agreements with Ross Jardine, D. Scott Elder, Scott Harris and Momentum Media Ltd.

          5. Miscellaneous.

          (a) Benefit and Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Stockholder, but may be assigned by Telescan in whole or in part to any direct or indirect wholly-owned subsidiary of Telescan, provided that Telescan shall remain liable for any obligations so assigned. Notwithstanding the foregoing, upon the Closing of the Mergers, as of the Effective Time, all rights of Telescan set forth in Section 1 shall be deemed to be automatically assigned to Holdco.

          (b) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting foregoing, each party agrees that service of process on such party as provided in Section 6(h) shall be deemed effective service of process on such party.

          (d) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (e) Enforcement of Agreement. The parties agree that Telescan would be irreparably damaged if for any reason the Stockholder failed, in breach of its obligations hereunder, to perform any of its obligations under this Agreement, and that Telescan would not have an adequate remedy at law for money damages in such event. Accordingly, Telescan shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder; and, if Telescan should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Telescan has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Telescan may have against the Stockholder for any failure to perform its respective obligations under this Agreement.

          (f) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

          (h) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

               (i) if to Telescan:

                  Telescan, Inc.
                  5959 Corporate Drive
                  Suite 2000

                  Attention:  Paul Helbling
                  Facsimile: (281) 588-9843

                  with a copy (which shall not constitute notice) to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Fax:  (212) 455-2502
                  Attention:  Gary I. Sellers, Esq.

               (ii) if to Stockholder, to its address shown below its signature on the last page hereof;

          or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 5(h) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 5(h).

          (i) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

          (j) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (k) Action in Stockholder Capacity Only. No Stockholder who is a director or officer of ZiaSun makes any agreement in this Agreement in his or her capacity as such director or officer. The Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares. The provisions of this Agreement shall not apply to actions taken or omitted to be taken by any such person in his or her capacity as a director or officer of ZiaSun.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                TELESCAN, INC.

                                By: /s/ Lee Barba
                                   -----------------------------------------
                                Name: Lee Barba
                                Title: CEO


                                STOCKHOLDER:

                                By: /s/ David W. McCoy
                                   -----------------------------------------
                                Name:  David W. McCoy
                                Address: 621 West Ranch Circle
                                Alpine, Utah 84004

                                Number of Shares Beneficially Owned:
                                1,349,023

                                                           ANNEX IV

                FORM OF EMPLOYMENT AGREEMENT WITH LEE K. BARBA


     This Employment Agreement (this "Agreement") is made by and between Holdco, Inc., a Delaware corporation (the "Company"), and Lee K. Barba ("Employee") effective as of _______________, 2001 [closing date of transaction] (the "Effective Date").

      WHEREAS, the Company is desirous of employing Employee in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth for the period provided herein commencing upon the Effective Date, and Employee is desirous of employment with the Company on such terms and conditions and for such consideration;

      NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:

                                  ARTICLE I
                             EMPLOYMENT AND DUTIES
                             ---------------------

     Section 1.1 The Company agrees to employ Employee and Employee agrees to be employed by the Company, subject to the terms and conditions of this Agreement, beginning as of the Effective Date and continuing for the term hereof.

     Section 1.2 From and after the Effective Date, the Company shall employ Employee in the position of Chief Executive Officer, or in such other positions as the parties mutually may agree.

     Section 1.3 Employee agrees to serve in the position referred to in
Section 1.2 hereof and to perform diligently and to the best of his abilities the duties and services pertaining to such office as set forth in the Bylaws of the Company in effect on the Effective Date, as well as such additional duties and services appropriate to such office as the Board of Directors of the Company (the "Board of Directors") may reasonably assign to Employee from time to time.

     Section 1.4 Employee agrees, during the period of his employment by the Company, to devote his full business time, energy and best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the prior written consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and charitable or public service activities and serve on the board of directors of corporations to the extent that such activities do not conflict with the business and affairs of the Company or interfere with Employee's performance of his duties and obligations hereunder.

                                  ARTICLE II
                      TERM AND TERMINATION OF EMPLOYMENT
                      ----------------------------------

     Section 2.1 Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Employee for a three-year period beginning on the Effective Date, and thereafter automatically extend the term of this Agreement for successive one-year periods unless and until such time as either party shall give written notice to the other at least 15 days prior to the expiration of the then current term that no such automatic extension shall occur, in which event Employee's employment shall terminate on the expiration of the then current term.

     Section 2.2 Notwithstanding the provisions of Section 2.1 hereof, the Company shall have the right to terminate Employee's employment under this Agreement at any time in accordance with the following provisions:

          (a) upon Employee's death;

          (b) upon Employee's becoming incapacitated or disabled by accident, sickness or other circumstance which impairment (despite reasonable accommodation) renders him mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least 120 consecutive days or for a period of 180 business days during any 12-month period;

          (c) for cause, which for purposes of this Agreement shall mean each of the following:

               (i) a material act or material acts of dishonesty or disloyalty by Employee adversely affecting the Company;

               (ii) Employee's breach of any of his obligations of this Agreement;

               (iii) Employee's gross negligence or willful misconduct in performance of the duties and services required of him pursuant to this Agreement; or

               (iv) Employee's conviction of a felony, or Employee's conviction of a misdemeanor involving moral turpitude.

          (d) by "Constructive Termination," which for purposes of this Agreement shall mean each of the following:

               (i) a material diminution of Employee's responsibilities, including, without limitation, title and reporting relationship;

               (ii) relocation of any New York office of the Company without the consent of Employee; or

               (iii) a material reduction in Employee's compensation and benefits received hereunder.

          (e) in the sole discretion of the Board of Directors without cause; provided, however, in such case the Company shall give 15 days prior written notice to Employee of its intention to terminate Employee's employment with the Company and shall continue to provide compensation to Employee in accordance with the terms set forth in Section 4.1(e) hereof.

     Section 2.3 Employee shall have the right to terminate his employment under this Agreement at any time in accordance with the following provisions:

          (a) a breach by the Company of any of its obligations under this Agreement which, if correctable, remains uncorrected for 30 days following written notice specifying such breach given by Employee to the Company; or

          (b) in the sole discretion of Employee; provided, however, in such case Employee shall give 15 days prior written notice to the Company of his intention to terminate his employment with the Company.

     Section 2.4 If the Company desires to terminate Employee's employment hereunder as provided in Section 2.2 hereof or Employee desires to terminate Employee's employment hereunder as provided in Section 2.3 hereof, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Employee's employment hereunder and stating the effective date and reason, if any, for such termination. In the event of such termination, the provisions of Articles IV through IX hereof shall continue to apply in accordance with their terms. Any question as to whether and when there has been a termination of Employee's employment, and the cause of such termination, shall be determined by the Board of Directors in its sole discretion.

                                 ARTICLE III
                           COMPENSATION AND BENEFITS
                           -------------------------

     Section 3.1 Compensation. During the term of this Agreement, the Company shall provide compensation to Employee in the following forms:

          (a) Base Salary. Employee shall receive an annual base salary of $425,000, which amount shall be subject to annual review by the Board of Directors and/or the Compensation Committee of the Company for possible increases.

          (b) Bonus. Employee shall participate in, and receive an annual bonus pursuant to, the Company's Officer Bonus Plan.

          (c) Stock Options and Restricted Stock. Employee shall be eligible to receive stock option grants and/or restricted stock awards as determined by the Board of Directors of the Compensation Committee.

     Section 3.2 Benefits. During the term of this Agreement, Employee shall be afforded the following benefits as incidences of his employment:

          (a) Business and Entertainment Expenses. Subject to the Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, the Company will reimburse Employee for, or pay on behalf of Employee, reasonable and appropriate expenses incurred by Employee for business related purposes, including dues and fees to approved industry and professional organizations, and reasonable costs of entertainment incurred in connection with business development.

          (b) Club Membership. The Company shall reimburse Employee for membership dues at social or country clubs designated by Employee as mutually agreed by the Company and Employee.

          (c) Other. Employee and, to the extent applicable, Employee's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to executive employees of the Company generally. Such benefits, plans and programs may include, without limitation, a profit sharing plan, a thrift plan, a health insurance or health care plan, life insurance, disability insurance or a pension plan. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees of the Company generally.

     Section 3.3 Payroll. Employee shall receive all compensation pursuant to this Agreement in accordance with the Company's Houston, Texas customary payroll practices with respect to time and manner of payment.

                                  ARTICLE IV
               EFFECT OF TERMINATION ON COMPENSATION
               -------------------------------------

     Section 4.1 By the Company.
                 ---------------

          (a) Termination Upon Death. In the event of Employee's death during the term of this Agreement, this Agreement will terminate upon the first day of the month following the Employee's date of death, and all of Employee's rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that Employee's estate will be paid Employee's annual salary and pro rata bonus through the date of death for a period of six months after such death occurs and, provided, further, all stock options and shares of restricted stock referenced in Section 3.1(c) shall vest on Employee's death, and Employee's estate may exercise such options for a period of one year from the date of termination.

          (b) Termination Upon Disability. If Employee's employment hereunder is terminated by the Company pursuant to Section 2.2(b) hereof prior to the expiration of the then current term, all of Employee's rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that Employee will be paid Employee's annual salary and pro rata bonus through the date of termination for a period of six months after such termination occurs and, provided, further, that Employee all stock options and shares of restricted stock referenced in
     Section 3.1(c) shall vest effective as of the termination date, and Employee may exercise such options for a period of one year from the date of termination.

          (c) Termination for Cause. Employer shall be entitled to terminate Employee's employment at any time for cause, as defined by Section 2.2(c). In the event of termination for cause, all of Employee's rights and benefits provided for in this Agreement shall terminate, except as to any accrued and unpaid base salary provided for in Section 3.1(a).

          (d) Termination After Change of Control. If, within 24 months following a Change of Control (as hereinafter defined), the Company or its successor terminates Employee's employment without cause or by Constructive Termination, Employee will be paid, in a lump sum payment, an amount equal to two times the sum of (i) his annual salary for the year in which such termination occurs and (ii) the greater of (A) the target bonuses for each of the four quarters in the year in which such termination occurs and (B) the actual bonus earned by Employee for the four fiscal quarters immediately preceding such termination. All unvested stock options and shares of restricted stock referenced in Section 3.1(c) shall vest effective as of the date of termination and Employee may exercise such options for a period of 90 days from the date of termination. Employee shall receive his accrued and unpaid salary and any accrued and unpaid pro rata bonus through the date of termination, and Employee will continue to participate in any benefits referenced in
     Section 3.2(c) for a period of two years from the date of termination; provided, however, to the extent that any benefit under Section 3.2(c) cannot be continued during a period when Employee is not an employee of the Company, the Company shall pay Employee an amount in cash equal to the economic value of such benefit, such value to be determined as of the time of termination.

          In the event that Employee is deemed to have received an excess parachute payment (as such term is defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code")) which is subject to excise taxes ("Excise Taxes") imposed by Section 4999 of the Code with respect to compensation paid to Employee pursuant to this Agreement, the Company shall make a Bonus Payment (as defined below) to Employee when Employee receives any excess parachute payments. "Bonus Payment" means a cash payment equal to the sum of (i) all Excise Taxes payable by

     Employee plus (ii) any additional Excise Tax or federal or state income taxes imposed with respect to the Bonus Payment.

     "Change of Control" means the happening of any of the following events:

          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control under this subsection (i): (x) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

          (ii) Individuals who, as of the effective date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

          (e) Other Events Upon Termination. If Employee's employment hereunder shall be terminated by the Company without cause or by Constructive Termination other than within 24 months following a Change of Control, Employee shall receive in accordance with the Company's then current payroll practices an amount equal to the sum of (i) Employee's annual base salary for the year in which such termination occurs and (ii) the greater of (A) the target bonuses for each of the four quarters in the year in which such termination occurs and (B) the actual bonus earned by Employee for the four fiscal quarters immediately preceding such termination, payable for a period of time equal to the longer of (i) two years and (ii) the period of time remaining under the then current term of this Agreement (such longer period, the "Severance Period"). Employee shall receive his accrued and unpaid salary and any accrued and unpaid pro rata bonus through the date of termination, and Employee will continue to participate in any benefits referenced in Section 3.2(c) for the Severance Period; provided, however, to the extent that any benefit under Section 3.2(c) cannot be continued during a period when Employee is not an employee of the Company, the Company shall pay Employee an amount in cash equal to the economic value of such benefit, such value to be determined as of the time of termination. In addition, all stock options and shares of restricted stock referenced in Section 3.1(c) shall vest effective as of the date of termination, and Employee may exercise such options for a period of three months from the date of termination.

     Section 4.2 By Employee.
                 -----------

          (a) Breach of Agreement by Company. If Employee's employment hereunder shall be terminated by Employee pursuant to the provisions set forth in Section 2.3(a) hereof prior to the expiration of the then current term of this Agreement, Employee shall receive in accordance with the Company's then current payroll practices an amount equal to the sum of (i) Employee's annual base salary for the year in which such termination occurs and (ii) the greater of (A) the target bonuses for each of the four quarters in the year in which such termination occurs and (B) the actual bonus earned by Employee for the four fiscal quarters immediately preceding such termination, payable for a period of time equal to the longer of (i) two years and (ii) the period of time remaining under the then current term of this Agreement. Employee shall receive his accrued and unpaid salary and any accrued and unpaid pro rata bonus through the date of termination, and Employee will continue to participate in any benefits referenced in Section 3.2(c) for the Severance Period; provided, however, to the extent that any benefit under
     Section 3.2(c) cannot be continued during a period when Employee is not an employee of the Company, the Company shall pay Employee an amount in cash equal to the economic value of such benefit, such value to be determined as of the time of termination. In addition, all stock options and shares of restricted stock referenced in Section 3.1(c) shall vest effective as of the date of termination, and Employee may exercise such options for a period of three months from the date of termination.

          (b) Voluntary Resignation. If Employee's employment hereunder shall be terminated by Employee pursuant to the provisions set forth in Section 2.3(b) hereof prior to the expiration of the then current term, then, upon such termination, subject to COBRA, all compensation and all benefits to Employee hereunder shall terminate contemporaneously with the termination of such employment; provided, however, Employee shall not receive a bonus for the year during which Employee's employment terminated or any subsequent year.

                                  ARTICLE V
                           CONFIDENTIAL INFORMATION
                           ------------------------

     Section 5.1 Company Information. Employee acknowledges that the Company's business is highly competitive and that the Company's books, records and documents, technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques and the names of and other information (e.g., credit and financial data) concerning the Company's customers and business associates all comprise confidential business information and trade secrets of the Company (collectively, "Confidential Information") which are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over the Company's competitors which do not know or use this information. Employee further acknowledges that protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Employee hereby agrees that he will not, at any time during or after his employment by the Company, make any unauthorized disclosure of any Confidential Information or make any use thereof, except for the benefit of, and on behalf of, the Company. For the purposes of this Article 5, the term "Company" shall also include affiliates of the Company.

     Section 5.2 Third Party Information. Employee acknowledges that, as a result of his employment by the Company, he may from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company. Employee agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

     Section 5.3 Return of Documents. All written materials, records and other documents made by, or coming into the possession of, Employee during the period of his employment by the Company which contain or disclose the Confidential Information shall be and remain the property of the Company. Upon request, and in any event upon termination of Employee's employment by the Company, for any reason, he promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the Company.

                                  ARTICLE VI
                    INVENTIONS, DISCOVERIES AND COPYRIGHTS
                    --------------------------------------

     Section 6.1 Inventions and Discoveries. Employee agrees promptly and freely to disclose to the Company, in writing, any and all ideas, conceptions, inventions, improvements, and discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of his employment by the Company and which are related to the business or activities of the Company. Employee agrees to assign and hereby does assign to the Company all his interest in such ideas, conceptions, inventions, improvements, and discoveries. Employee agrees that, whenever requested to do so by the Company, he shall assist in the preparation of any document that the Company shall deem necessary and shall execute any and all applications, assignments or other instruments that the Company shall deem necessary, in its sole discretion, to apply for and obtain protection, including patent protection, for such ideas, conceptions, inventions, improvements and discoveries in all countries of the world. The obligations in the preceding sentence shall continue beyond the termination of Employee's employment regardless of the reason for such termination.

     Section 6.2 Copyrights. If during Employee's employment by the Company, Employee creates any original work of authorship (each, a "Work") fixed in any tangible medium of expression which is the subject matter of copyright (e.g., written presentations, computer programs, videotapes, drawings, maps, models, manuals or brochures) relating to the Company's business, products, or services, whether a Work is created solely by Employee or jointly with others, the Company shall be deemed the author of a Work if the Work is prepared by Employee in the scope of his employment; or, if the Work is not prepared by Employee within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the Work shall be considered to be a work made for hire and the Company shall be the author of the Work. In the event a Work is not prepared by Employee within the scope of his employment or is not a Work specially ordered and deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents, does assign, to the Company all of Employee's worldwide right, title and interest in and to such Work and all rights of copyright therein. Both during the period of Employee's employment by the Company and thereafter, Employee agrees to assist the Company and its nominee, at any time, in the protection of the Company's worldwide right, title and interest in and to the work and all rights of copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

     Section 6.3 Employee represents that he has not heretofore made any invention or discovery or prepared any work which is the subject matter of copyright related to the Company's business which he wishes to exclude from the provisions of Section 6.1 and Section 6.2 hereof. As used in this Article VI, the "Company" shall include affiliates of the Company.

                                  ARTICLE VII
                                NON-COMPETITION
                                ---------------

     Section 7.1 The restrictive covenants contained in this Article VII and in Article VIII hereof are supported by consideration to Employee hereunder. As a material incentive for the Company to enter into this Agreement, Employee hereby agrees that he will not at any time during his employment by the Company and for a period commencing on the date of termination of his employment and continuing until the expiration of 24 months (the "Non-Competition Period"), directly or indirectly, for himself or for others, in any state of the United States, or in any foreign country where the Company or any of its affiliates is then conducting any business:

          (a) engage in any business that is directly competitive with activities conducted by the Company (or any of the Company's subsidiaries or divisions), which activities conducted by the Company (or any of the Company's subsidiaries or divisions) represent in the aggregate greater than 25% of the Company's proforma consolidated revenues in 2001;

          (b) render advice or services to, or otherwise assist, any other person or entity who is engaged, directly or indirectly, in any business that is directly competitive with activities conducted by the Company (or any of the Company's subsidiaries or divisions), which activities conducted by the Company (or any of the Company's subsidiaries or divisions) represent in the aggregate greater than 25% of the Company's proforma consolidated revenues in 2001; or

          (c) transact any business in any manner pertaining to suppliers or customers of the Company or any affiliate which, in any manner, would have, or is likely to have, an adverse effect upon the Company or any affiliate.

     The foregoing shall not prohibit Employee's continued participation in those activities in which he is engaged on the date hereof and which have been disclosed to the Company.

     Notwithstanding the foregoing, in the event of termination of this Agreement pursuant to Section 4.1(d), 4.1(e) or 4.2(a), the prohibitions of this Article VII shall no longer apply at such time as Employee waives his right to receive any further payments under Section 4.1(d), 4.1(e) or 4.2(a), as the case may be.

     Section 7.2 Employee understands that the foregoing restrictions may limit his ability to engage in a business similar to the Company's business in specific areas of the world for the Non-Competition Period, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restriction. In addition to any remedies provided under applicable law, the Company and Employee agree that during the period the Company is paying compensation and benefits to Employee pursuant to Articles III or IV hereof, the Company's remedy for breach of the provisions of this Article VII shall include, but shall not be limited to, the termination of all compensation and all benefits to Employee otherwise provided under this Agreement.

     Section 7.3 It is expressly understood and agreed that the Company and Employee consider the restrictions contained in Section 7.1 hereof to be reasonable and necessary for the purposes of preserving and protecting the good will and proprietary information of the Company, nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as to geographic area or time or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

                                 ARTICLE VIII
                           SOLICITATION OF EMPLOYEES

     During the term of his employment by the Company and thereafter for the Non-Competition Period, Employee shall not, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, hire or seek to hire any non-clerical or non-secretarial employee of the Company or in any other manner attempt directly or indirectly to influence, induce, or encourage any non-clerical or non-secretarial employee of the Company to leave the employment of the Company, nor shall he use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses or personal telephone numbers of any employees of the Company.

                                  ARTICLE IX
                                 MISCELLANEOUS
                                 -------------

     Section 9.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the  Company   [Holdco, Inc.]
     to:                  ------------------------
                          ------------------------
                          Attention:  Chairman of the  Compensation
                          Committee

     If to Employee to:   Lee K. Barba
                          P.O. Box 587
                          Bangall, New York  12506

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     Section 9.2 Applicable Law, Jurisdiction and Venue. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas. Any suit by the Company to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder may, at the sole option of the Company, be brought (i) in any court of competent jurisdiction in the State of Texas or (ii) in any court of competent jurisdiction where jurisdiction may be had over Employee. Employee hereby expressly consents to the jurisdiction of the foregoing courts for such purposes and to the appointment of the Secretary of State for the State of Texas as his agent for service of process.

     Section 9.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

     Section 9.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     Section 9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     Section 9.6 Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     Section 9.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

     Section 9.8 Affiliate. As used in this Agreement, "affiliate" shall mean any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

     Section 9.9 Assignment. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party except that vested rights to payment shall be subject to devise, and shall descend in accordance with applicable laws of inheritance.

     Section 9.10 Legal Fees. If, prior to a Change of Control, either party institutes any legal action to enforce his or its rights under, or to recover damages for breach of this Agreement, the Company shall pay up to an aggregate of $10,000 of Employee's actual expenses incurred in pursuit or defense of such legal action.

     If, following a Change of Control, either party institutes any legal action to enforce his or its rights under, or to recover damages for breach of this Agreement, the "prevailing party" in such action shall be entitled to recover from the other party any actual expenses for attorney's fees and disbursements incurred by him or it. For these purposes, a party shall be considered a "prevailing party" if and only if the parties agree to such characterization of a party as a "prevailing party" or a final order of a court specifically recites that such party is a "prevailing party."

     Section 9.11 Term. This Agreement has a term co-extensive with the term of employment as defined in Section 2.1 hereof. Termination of this Agreement pursuant to the provisions of Section 2.1 hereof shall not affect any right or obligation of either party hereto which is accrued or vested prior to or upon such termination or the rights and set forth in Articles IV, V, VI and VII hereof.

     Section 9.12 Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by the Company. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by the Company, which is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

                               [HOLDCO, INC.]



                               By:
                                   --------------------------------
                               Name:
                                     ------------------------------
                               Title:
                                      -----------------------------




                               ------------------------------------
                               Lee K. Barba

                                                            ANNEX IV

               FORM OF EMPLOYMENT AGREEMENT WITH D. SCOTT ELDER


      This Employment Agreement (this "Agreement") is made by and between [Holdco, Inc.], a Delaware corporation (the "Company"), and D. Scott Elder ("Employee") effective as of ________________, 2001 [closing date of transaction] (the "Effective Date").

      WHEREAS, the Company is desirous of employing Employee in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth for the period provided herein commencing upon the Effective Date, and Employee is desirous of employment with the Company on such terms and conditions and for such consideration;

      NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:

                                   ARTICLE I
                             EMPLOYMENT AND DUTIES

      Section 1.1 The Company agrees to employ Employee and Employee agrees to be employed by the Company, subject to the terms and conditions of this Agreement, beginning as of the Effective Date and continuing for the term hereof.

      Section 1.2 From and after the Effective Date, the Company shall employ Employee in the position of Executive Vice President of the Company, or in such other positions as the parties mutually may agree.

      Section 1.3 Employee agrees to serve in the position referred to in
Section 1.2 hereof and to perform diligently and to the best of his abilities the duties and services pertaining to such office as set forth in the Bylaws of the Company in effect on the Effective Date, as well as such additional duties and services appropriate to such office as the Board of Directors of the Company (the "Board of Directors") may reasonably assign to Employee from time to time.

      Section 1.4 Employee shall maintain a full-time office at the Company's Provo, Utah location.

      Section 1.5 Employee agrees, during the period of his employment by the Company, to devote his full business time, energy and best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the prior written consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and charitable or public service activities and serve on the board of directors of corporations to the extent that such activities do not conflict with the business and affairs of the Company or interfere with Employee's performance of his duties and obligations hereunder.

                                  ARTICLE II
                      TERM AND TERMINATION OF EMPLOYMENT

      Section 2.1 Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Employee for a three-year period beginning on the Effective Date, and thereafter automatically extend the term of this Agreement for successive one-year periods unless and until such time as either party shall give written notice to the other at least 15 days prior to the expiration of the then current term that no such automatic extension shall occur, in which event Employee's employment shall terminate on the expiration of the then current term.

      Section 2.2 Notwithstanding the provisions of Section 2.1 hereof, the Company shall have the right to terminate Employee's employment under this Agreement at any time in accordance with the following provisions:

           (a)  upon Employee's death;

           (b) upon Employee's becoming incapacitated or disabled by accident, sickness or other circumstance which impairment (despite reasonable accommodation) renders him mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least 120 consecutive days or for a period of 180 business days during any 12-month period;

           (c) for cause, which for purposes of this Agreement shall mean each of the following:

                (i)  a  material  act  or  material   acts  of   dishonesty  or
           disloyalty by Employee adversely affecting the Company;

                (ii) Employee's breach of any of his obligations of this Agreement;

                (iii)Employee's gross negligence or willful misconduct in performance of the duties and services required of him pursuant to this Agreement; or

                (iv) Employee's conviction of a felony, or Employee's conviction of a misdemeanor involving moral turpitude.

           (d) by "Constructive Termination," which for purposes of this Agreement shall mean each of the following:

               (i) a material diminution of Employee's responsibilities, including, without limitation, title and reporting relationship;

               (ii) relocation of any New York office of the Company without the consent of Employee; or

               (iii) a material reduction in Employee's compensation and benefits received hereunder.

           (e) in the sole discretion of the Board of Directors without cause; provided, however, in such case the Company shall give 15 days prior written notice to Employee of its intention to terminate Employee's employment with the Company and shall continue to provide compensation to Employee in accordance with the terms set forth in Section 4.1(e) hereof.

      Section 2.3 Employee shall have the right to terminate his employment under this Agreement at any time in accordance with the following provisions:

           (a) a breach by the Company of any of its obligations under this Agreement which, if correctable, remains uncorrected for 30 days following written notice specifying such breach given by Employee to the Company; or

           (b) in the sole discretion of Employee; provided, however, in such case Employee shall give 15 days prior written notice to the Company of his intention to terminate his employment with the Company.

      Section 2.4 If the Company desires to terminate Employee's employment hereunder as provided in Section 2.2 hereof or Employee desires to terminate Employee's employment hereunder as provided in Section 2.3 hereof, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Employee's employment hereunder and stating the effective date and reason, if any, for such termination. In the event of such termination, the provisions of Articles IV through IX hereof shall continue to apply in accordance with their terms. Any question as to whether and when there has been a termination of Employee's employment, and the cause of such termination, shall be determined by the Board of Directors in its sole discretion.

                                  ARTICLE III
                           COMPENSATION AND BENEFITS

      Section 3.1 Compensation. During the term of this Agreement, the Company shall provide compensation to Employee in the following forms:

           (a) Base Salary. Employee shall receive an annual base salary of $425,000, which amount shall be subject to annual review by the Board of Directors and/or the Compensation Committee of the Company for possible increases.

           (b) Bonus. Employee shall participate in, and receive an annual bonus pursuant to, the Company's Officer Bonus Plan.

           (c)  Stock Options.

                (i) Upon approval of the Company's Board of Directors, Employee will be granted options to purchase an aggregate of 550,000 shares of the Company's common stock at an exercise price equal to the per share Fair Market Value (as hereinafter defined) on the date of grant. The options to be granted to Employee shall be granted as nonqualified options. All options granted to Employee hereunder shall vest immediately upon a Change of Control (as hereinafter defined). The options will be granted pursuant to a stock option agreement to be executed by Employee and the Company as of the date hereof. The options will vest as follows:

                (A) 100,000 of the option shares will vest at the end of Employee's first six months of employment;

                (B) 100,000 of the option shares will vest 20% annually beginning one year from the date of this Agreement; provided, however, that the vesting schedule of the option shares under this subsection (B) shall be reduced to four years if the Fair Market Value of the Company's common stock is equal to or greater than [$36.00] per share for any ten consecutive trading days during the term of this Agreement; and

                (C) 350,000 of the option shares will vest at the end of Employee's fifth year of employment; provided, however, if the Fair Market Value of the Company's common stock is equal to or greater than [$36.00] for any ten consecutive trading days during the term of this Agreement, then the 350,000 option shares under this subsection (C) will vest annually in equal amounts such that 100% of the option shares under this subsection (C) will be vested upon the fourth anniversary of date of this Agreement.

           "Fair Market Value" means (i) if the Company's common stock is not listed or admitted to trade on a national securities exchange and if bid and ask prices for the common stock are not furnished through NASDAQ or a similar organization, the value established by the Compensation Committee of the Board of Directors (the "Compensation Committee"), in its sole discretion; (ii) if the Company's common stock is listed or admitted to trade on a national securities exchange or a national market system, the closing price of the common stock, as published in the Wall Street Journal, so listed or admitted to trade on such day or, if there is no trading of the common stock on such date, then the closing price of the common stock on the next preceding date on which there was trading in such shares; or (iii) if the common stock is not listed or admitted to trade on a national securities exchange or a national market system, the mean between the bid and asked price for the common stock on such date, as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information.

                (ii) In addition, Employee shall be eligible to receive future stock option grants, as determined by the Compensation Committee.

           (d) Merger Transition Award. Employee shall receive a merger transition award consisting of cash and Company common stock over a period of time as follows:

                (i) Employee shall be paid an aggregate of $600,000 in three equal annual installments beginning one year from the date of this Agreement.

                (ii) Employee shall be awarded an aggregate of 600,000 shares of restricted Company common stock, which restrictions shall lapse as to one-third of such shares on the first, second and third anniversary date of this Agreement.

                (iii)In the event of a Change of Control (as hereinafter defined), any remaining amount of the cash award shall be paid in full and all remaining restrictions on the common stock shall lapse as of the date of the Change of Control; provided, however, that this subsection (iii) shall not apply to a Change of Control resulting from action by the directors or management of the Company of their affiliates.

     Section 3.2 Benefits. During the term of this Agreement, Employee shall be afforded the following benefits as incidences of his employment:

          (a) Business and Entertainment Expenses. Subject to the Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, the Company will reimburse Employee for, or pay on behalf of Employee, reasonable and appropriate expenses incurred by Employee for business related purposes, including dues and fees to approved industry and professional organizations, and reasonable costs of entertainment incurred in connection with business development.

          (b) Club Membership. The Company shall reimburse Employee for membership dues at social or country clubs designated by Employee as mutually agreed by the Company and Employee.

          (c) Other. Employee and, to the extent applicable, Employee's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to executive employees of the Company generally. Such benefits, plans and programs may include, without limitation, a profit sharing plan, a thrift plan, a health insurance or health care plan, life insurance, disability insurance or a pension plan. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees of the Company generally.

     Section 3.3 Payroll. Employee shall receive all compensation pursuant to this Agreement in accordance with the Company's Houston, Texas customary payroll practices with respect to time and manner of payment.

                                  ARTICLE IV
                     EFFECT OF TERMINATION ON COMPENSATION

     Section 4.1 By the Company.

          (a) Termination Upon Death. In the event of Employee's death during the term of this Agreement, this Agreement will terminate upon the first day of the month following the Employee's date of death, and all of Employee's rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that Employee's estate will be paid Employee's annual salary and pro rata bonus through the date of death for a period of six months after such death occurs and, provided, further, all stock options referenced in Section 3.1(c) and restricted stock referenced in Section 3.1(d)(ii) shall vest on Employee's death, and Employee's estate may exercise such options for a period of one year from the date of termination and, provided further, the cash payment referenced in Section 3.1(d)(i) shall be paid in full within six months after such death occurs.

          (b) Termination Upon Disability. If Employee's employment hereunder is terminated by the Company pursuant to Section 2.2(b) hereof prior to the expiration of the then current term, all of Employee's rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that Employee will be paid Employee's annual salary and pro rata bonus through the date of termination for a period of six months after such termination occurs and, provided, further, that Employee all stock options referenced in Section 3.1(c) and restricted stock referenced in Section 3.1(d)(ii) shall vest effective as of the termination date, and Employee may exercise such options for a period of one year from the date of termination and, provided further, the cash payment referenced in Section 3.1(d)(i) shall be paid in full within six months after such termination occurs.

          (c) Termination for Cause. Employer shall be entitled to terminate Employee's employment at any time for cause, as defined by Section 2.2(c). In the event of termination for cause, all of Employee's rights and benefits provided for in this Agreement shall terminate, except as to any accrued and unpaid base salary provided for in Section 3.1(a).

          (d) Termination After Change of Control. Except as set forth in
     Section 3.1(d)(ii), if, within 24 months following a Change of Control (as hereinafter defined), the Company or its successor terminates Employee's employment without cause or by Constructive Termination, Employee will be paid, in a lump sum payment, an amount equal to two times the sum of (i) his annual salary for the year in which such termination occurs and (ii) the greater of (A) the target bonuses for each of the four quarters in the year in which such termination occurs and (B) the actual bonus earned by Employee for the four fiscal quarters immediately preceding such termination. All unvested stock options referenced in Section 3.1(c)(ii) shall vest effective as of the date of termination and Employee may exercise such options for a period of 90 days from the date of termination. Employee shall receive his accrued and unpaid salary and any accrued and unpaid pro rata bonus through the date of termination, and Employee will continue to participate in any benefits referenced in Section 3.2(c) for a period of two years from the date of termination; provided, however, to the extent that any benefit under Section 3.2(c) cannot be continued during a period when Employee is not an employee of the Company, the Company shall pay Employee an amount in cash equal to the economic value of such benefit, such value to be determined as of the time of termination.

          In the event that Employee is deemed to have received an excess parachute payment (as such term is defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code")) which is subject to excise taxes ("Excise Taxes") imposed by Section 4999 of the Code with respect to compensation paid to Employee pursuant to this Agreement, the Company shall make a Bonus Payment (as defined below) to Employee when Employee receives any excess parachute payments. "Bonus Payment" means a cash payment equal to the sum of (i) all Excise Taxes payable by Employee plus (ii) any additional Excise Tax or federal or state income taxes imposed with respect to the Bonus Payment.

     "Change of Control" means the happening of any of the following events:

          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control under this subsection (i): (x) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

          (ii) Individuals who, as of the effective date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

          (e) Other Events Upon Termination. If Employee's employment hereunder shall be terminated by the Company without cause or by Constructive Termination other than within 24 months following a Change of Control, Employee shall receive in accordance with the Company's then current payroll practices an amount equal to the sum of (i) Employee's annual base salary for the year in which such termination occurs and (ii) the greater of (A) the target bonuses for each of the four quarters in the year in which such termination occurs and (B) the actual bonus earned by Employee for the four fiscal quarters immediately preceding such termination, payable for a period of time equal to the longer of (i) two years and (ii) the period of time remaining under the then current term of this Agreement (such longer period, the "Severance Period"). Employee shall receive his accrued and unpaid salary and any accrued and unpaid pro rata bonus through the date of termination, and Employee will continue to participate in any benefits referenced in Section 3.2(c) for the Severance Period; provided, however, to the extent that any benefit under Section 3.2(c) cannot be continued during a period when Employee is not an employee of the Company, the Company shall pay Employee an amount in cash equal to the economic value of such benefit, such value to be determined as of the time of termination. In addition, all stock options referenced in Section 3.1(c) and restricted stock referenced in Section 3.1(d)(ii) shall vest effective as of the date of termination, and Employee may exercise such options for a period of three months from the date of termination and provided, further, the cash payment referenced in
     Section 3.1(d)(i) shall be paid in full upon the date of termination.

     Section 4.2 By Employee.

          (a) Breach of Agreement by Company. If Employee's employment hereunder shall be terminated by Employee pursuant to the provisions set forth in Section 2.3(a) hereof prior to the expiration of the then current term of this Agreement, Employee shall receive in accordance with the Company's then current payroll practices an amount equal to the sum of (i) Employee's annual base salary for the year in which such termination occurs and (ii) the greater of (A) the target bonuses for each of the four quarters in the year in which such termination occurs and (B) the actual bonus earned by Employee for the four fiscal quarters immediately preceding such termination, payable for a period of time equal to the longer of (i) two years and (ii) the period of time remaining under the then current term of this Agreement. Employee shall receive his accrued and unpaid salary and any accrued and unpaid pro rata bonus through the date of termination, and Employee will continue to participate in any benefits referenced in Section 3.2(c) for the Severance Period; provided, however, to the extent that any benefit under
     Section 3.2(c) cannot be continued during a period when Employee is not an employee of the Company, the Company shall pay Employee an amount in cash equal to the economic value of such benefit, such value to be determined as of the time of termination. In addition, all stock options referenced in Section 3.1(c) and restricted stock referenced in Section 3.1(d)(ii)
     shall vest effective as of the date of termination, and Employee may exercise such options for a period of three months from the date of termination and provided, further, the cash payment referenced in Section 3.1(d)(i) shall be paid in full upon the date of termination.

          (b) Voluntary Resignation. If Employee's employment hereunder shall be terminated by Employee pursuant to the provisions set forth in Section 2.3(b) hereof prior to the expiration of the then current term, then, upon such termination, subject to COBRA, all compensation and all benefits to Employee hereunder shall terminate contemporaneously with the termination of such employment; provided, however, Employee shall not receive a bonus for the year during which Employee's employment terminated or any subsequent year.

                                   ARTICLE V
                           CONFIDENTIAL INFORMATION

     Section 5.1 Company Information. Employee acknowledges that the Company's business is highly competitive and that the Company's books, records and documents, technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques and the names of and other information (e.g., credit and financial data) concerning the Company's customers and business associates all comprise confidential business information and trade secrets of the Company (collectively, "Confidential Information") which are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over the Company's competitors which do not know or use this information. Employee further acknowledges that protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Employee hereby agrees that he will not, at any time during or after his employment by the Company, make any unauthorized disclosure of any Confidential Information or make any use thereof, except for the benefit of, and on behalf of, the Company. For the purposes of this Article 5, the term "Company" shall also include affiliates of the Company.

     Section 5.2 Third Party Information. Employee acknowledges that, as a result of his employment by the Company, he may from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company. Employee agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

     Section 5.3 Return of Documents. All written materials, records and other documents made by, or coming into the possession of, Employee during the period of his employment by the Company which contain or disclose the Confidential Information shall be and remain the property of the Company. Upon request, and in any event upon termination of Employee's employment by the Company, for any reason, he promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the Company.

                                  ARTICLE VI
                    INVENTIONS, DISCOVERIES AND COPYRIGHTS

     Section 6.1 Inventions and Discoveries. Employee agrees promptly and freely to disclose to the Company, in writing, any and all ideas, conceptions, inventions, improvements, and discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of his employment by the Company and which are related to the business or activities of the Company. Employee agrees to assign and hereby does assign to the Company all his interest in such ideas, conceptions, inventions, improvements, and discoveries. Employee agrees that, whenever requested to do so by the Company, he shall assist in the preparation of any document that the Company shall deem necessary and shall execute any and all applications, assignments or other instruments that the Company shall deem necessary, in its sole discretion, to apply for and obtain protection, including patent protection, for such ideas, conceptions, inventions, improvements and discoveries in all countries of the world. The obligations in the preceding sentence shall continue beyond the termination of Employee's employment regardless of the reason for such termination.

     Section 6.2 Copyrights. If during Employee's employment by the Company, Employee creates any original work of authorship (each, a "Work") fixed in any tangible medium of expression which is the subject matter of copyright (e.g., written presentations, computer programs, videotapes, drawings, maps, models, manuals or brochures) relating to the Company's business, products, or services, whether a Work is created solely by Employee or jointly with others, the Company shall be deemed the author of a Work if the Work is prepared by Employee in the scope of his employment; or, if the Work is not prepared by Employee within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the Work shall be considered to be a work made for hire and the Company shall be the author of the Work. In the event a Work is not prepared by Employee within the scope of his employment or is not a Work specially ordered and deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents, does assign, to the Company all of Employee's worldwide right, title and interest in and to such Work and all rights of copyright therein. Both during the period of Employee's employment by the Company and thereafter, Employee agrees to assist the Company and its nominee, at any time, in the protection of the Company's worldwide right, title and interest in and to the work and all rights of copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

     Section 6.3 Employee represents that he has not heretofore made any invention or discovery or prepared any work which is the subject matter of copyright related to the Company's business which he wishes to exclude from the provisions of Section 6.1 and Section 6.2 hereof. As used in this Article VI, the "Company" shall include affiliates of the Company.

                                  ARTICLE VII
                                NON-COMPETITION

     Section 7.1 The restrictive covenants contained in this Article VII and in Article VIII hereof are supported by consideration to Employee hereunder. As a material incentive for the Company to enter into this Agreement, Employee hereby agrees that he will not at any time during his employment by the Company and for a period commencing on the date of termination of his employment and continuing until the expiration of 24 months (the "Non-Competition Period"), directly or indirectly, for himself or for others, in any state of the United States, or in any foreign country where the Company or any of its affiliates is then conducting any business:

          (a) engage in any business that is directly competitive with activities conducted by the Company (or any of the Company's subsidiaries or divisions), which activities conducted by the Company (or any of the Company's subsidiaries or divisions) represent in the aggregate greater than 25% of the Company's proforma consolidated revenues in 2000;

          (b) render advice or services to, or otherwise assist, any other person or entity who is engaged, directly or indirectly, in any business that is directly competitive with activities conducted by the Company (or any of the Company's subsidiaries or divisions), which activities conducted by the Company (or any of the Company's subsidiaries or divisions) represent in the aggregate greater than 25% of the Company's proforma consolidated revenues in 2000; or

          (c) transact any business in any manner pertaining to suppliers or customers of the Company or any affiliate which, in any manner, would have, or is likely to have, an adverse effect upon the Company or any affiliate.

     The foregoing shall not prohibit Employee's continued participation in those activities in which he is engaged on the date hereof and which have been disclosed to the Company.

     Notwithstanding the foregoing, in the event of termination of this Agreement pursuant to Section 4.1(d), 4.1(e) or 4.2(a), the prohibitions of this Article VII shall no longer apply at such time as Employee waives his right to receive any further payments under Section 4.1(d), 4.1(e) or 4.2(a), as the case may be.

     Section 7.2 Employee understands that the foregoing restrictions may limit his ability to engage in a business similar to the Company's business in specific areas of the world for the Non-Competition Period, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restriction. In addition to any remedies provided under applicable law, the Company and Employee agree that during the period the Company is paying compensation and benefits to Employee pursuant to Articles III or IV hereof, the Company's remedy for breach of the provisions of this Article VII shall include, but shall not be limited to, the termination of all compensation and all benefits to Employee otherwise provided under this Agreement.

     Section 7.3 It is expressly understood and agreed that the Company and Employee consider the restrictions contained in Section 7.1 hereof to be reasonable and necessary for the purposes of preserving and protecting the good will and proprietary information of the Company, nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as to geographic area or time or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

                                 ARTICLE VIII
                           SOLICITATION OF EMPLOYEES

     During the term of his employment by the Company and thereafter for the Non-Competition Period, Employee shall not, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, hire or seek to hire any non-clerical or non-secretarial employee of the Company or in any other manner attempt directly or indirectly to influence, induce, or encourage any non-clerical or non-secretarial employee of the Company to leave the employment of the Company, nor shall he use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses or personal telephone numbers of any employees of the Company.

                                  ARTICLE IX
                                 MISCELLANEOUS

     Section 9.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the  Company   [Holdco, Inc.]
     to:                  --------------------
                          --------------------
                          Attention:  Chairman of the  Compensation
                          Committee

     If to Employee to:   D. Scott Elder
                          --------------------
                          --------------------

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     Section 9.2 Applicable Law, Jurisdiction and Venue. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas. Any suit by the Company to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder may, at the sole option of the Company, be brought (i) in any court of competent jurisdiction in the State of Texas or (ii) in any court of competent jurisdiction where jurisdiction may be had over Employee. Employee hereby expressly consents to the jurisdiction of the foregoing courts for such purposes and to the appointment of the Secretary of State for the State of Texas as his agent for service of process.

     Section 9.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

     Section 9.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     Section 9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     Section 9.6 Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     Section 9.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

     Section 9.8 Affiliate. As used in this Agreement, "affiliate" shall mean any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

     Section 9.9 Assignment. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party except that vested rights to payment shall be subject to devise, and shall descend in accordance with applicable laws of inheritance.

     Section 9.10 Legal Fees. If, prior to a Change of Control, either party institutes any legal action to enforce his or its rights under, or to recover damages for breach of this Agreement, the Company shall pay up to an aggregate of $10,000 of Employee's actual expenses incurred in pursuit or defense of such legal action.

     If, following a Change of Control, either party institutes any legal action to enforce his or its rights under, or to recover damages for breach of this Agreement, the "prevailing party" in such action shall be entitled to recover from the other party any actual expenses for attorney's fees and disbursements incurred by him or it. For these purposes, a party shall be considered a

"prevailing party" if and only if the parties agree to such characterization of a party as a "prevailing party" or a final order of a court specifically recites that such party is a "prevailing party."

     Section 9.11 Term. This Agreement has a term co-extensive with the term of employment as defined in Section 2.1 hereof. Termination of this Agreement pursuant to the provisions of Section 2.1 hereof shall not affect any right or obligation of either party hereto which is accrued or vested prior to or upon such termination or the rights and set forth in Articles IV, V, VI and VII hereof.

     Section 9.12 Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by the Company. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by the Company, which is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

                               [HOLDCO, INC.]


                               By:
                                   --------------------------------
                               Name:
                                     ------------------------------
                               Title:
                                      -----------------------------





                               ------------------------------------
                               D. Scott Elder

                                                        ANNEX IV

          FORM OF EMPLOYMENT AGREEMENT WITH ROSS JARDINE


     This Employment Agreement (this "Agreement") is made by and between [Holdco, Inc.], a Delaware corporation (the "Company"), and Ross Jardine ("Employee") effective as of ________________, 2001 [closing date of transaction] (the "Effective Date").

     WHEREAS, the Company is desirous of employing Employee in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth for the period provided herein commencing upon the Effective Date, and Employee is desirous of employment with the Company on such terms and conditions and for such consideration;

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:

                                  ARTICLE I
                             EMPLOYMENT AND DUTIES

     Section 1.1 The Company agrees to employ Employee and Employee agrees to be employed by the Company, subject to the terms and conditions of this Agreement, beginning as of the Effective Date and continuing for the term hereof.

     Section 1.2 From and after the Effective Date, the Company shall employ Employee in the position of Executive Vice President of the Company, or in such other positions as the parties mutually may agree.

     Section 1.3 Employee agrees to serve in the position referred to in
Section 1.2 hereof and to perform diligently and to the best of his abilities the duties and services pertaining to such office as set forth in the Bylaws of the Company in effect on the Effective Date, as well as such additional duties and services appropriate to such office as the Board of Directors of the Company (the "Board of Directors") may reasonably assign to Employee from time to time.

     Section 1.4 Employee agrees, during the period of his employment by the Company, to devote his full business time, energy and best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the prior written consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and charitable or public service activities and serve on the board of directors of corporations to the extent that such activities do not conflict with the business and affairs of the Company or interfere with Employee's performance of his duties and obligations hereunder.

                                  ARTICLE II
                      TERM AND TERMINATION OF EMPLOYMENT

     Section 2.1 Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Employee for a three-year period beginning on the Effective Date, and thereafter automatically extend the term of this Agreement for successive one-year periods unless and until such time as either party shall give written notice to the other at least 15 days prior to the expiration of the then current term that no such automatic extension shall occur, in which event Employee's employment shall terminate on the expiration of the then current term.

     Section 2.2 Notwithstanding the provisions of Section 2.1 hereof, the Company shall have the right to terminate Employee's employment under this Agreement at any time in accordance with the following provisions:

          (a) upon Employee's death;

          (b) upon Employee's becoming incapacitated or disabled by accident, sickness or other circumstance which impairment (despite reasonable accommodation) renders him mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least 120 consecutive days or for a period of 180 business days during any 12-month period;

          (c) for cause, which for purposes of this Agreement shall mean each of the following:

               (i) a material act or material acts of dishonesty or disloyalty by Employee adversely affecting the Company;

               (ii) Employee's breach of any of his obligations of this Agreement;

               (iii) Employee's gross negligence or willful misconduct in performance of the duties and services required of him pursuant to this Agreement; or

               (iv) Employee's conviction of a felony, or Employee's conviction of a misdemeanor involving moral turpitude.

          (d) by "Constructive Termination," which for purposes of this Agreement shall mean each of the following:

               (i) a material diminution of Employee's responsibilities, including, without limitation, title and reporting relationship;

               (ii) relocation of any Provo, Utah office of the Company without the consent of Employee; or

               (iii) a material reduction in Employee's compensation and benefits received hereunder.

          (e) in the sole discretion of the Board of Directors without cause; provided, however, in such case the Company shall give 15 days prior written notice to Employee of its intention to terminate Employee's employment with the Company and shall continue to provide compensation to Employee in accordance with the terms set forth in Section 4.1(e) hereof.

     Section 2.3 Employee shall have the right to terminate his employment under this Agreement at any time in accordance with the following provisions:

          (a) a breach by the Company of any of its obligations under this Agreement which, if correctable, remains uncorrected for 30 days following written notice specifying such breach given by Employee to the Company; or

          (b) in the sole discretion of Employee; provided, however, in such case Employee shall give 15 days prior written notice to the Company of his intention to terminate his employment with the Company.

     Section 2.4 If the Company desires to terminate Employee's employment hereunder as provided in Section 2.2 hereof or Employee desires to terminate Employee's employment hereunder as provided in Section 2.3 hereof, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Employee's employment hereunder and stating the effective date and reason, if any, for such termination. In the event of such termination, the provisions of Articles IV through IX hereof shall continue to apply in accordance with their terms. Any question as to whether and when there has been a termination of Employee's employment, and the cause of such termination, shall be determined by the Board of Directors in its sole discretion.

                                 ARTICLE III
                           COMPENSATION AND BENEFITS

     Section 3.1 Compensation. During the term of this Agreement, the Company shall provide compensation to Employee in the following forms:

          (a) Base Salary. Employee shall receive an annual base salary of $425,000, which amount shall be subject to annual review by the Board of Directors and/or the Compensation Committee of the Company for possible increases.

          (b) Bonus. Employee shall participate in, and receive an annual bonus pursuant to, the Company's Officer Bonus Plan.

          (c) Stock Options.

               (i) Upon approval of the Company's Board of Directors, Employee will be granted options to purchase an aggregate of 550,000 shares of the Company's common stock at an exercise price equal to the per share Fair Market Value (as hereinafter defined) on the date of grant. The options to be granted to Employee shall be granted as nonqualified options. All options granted to Employee hereunder shall vest immediately upon a Change of Control (as hereinafter defined). The options will be granted pursuant to a stock option agreement to be executed by Employee and the Company as of the date hereof. The options will vest in four equal annual installments beginning one year from the date of this Agreement.

               (ii) In addition, Employee shall be eligible to receive future stock option grants, as determined by the Compensation Committee.

          (d) Merger Transition Award. Employee shall receive a merger transition award consisting of cash and Company common stock over a period of time as follows:

               (i) Employee shall be paid an aggregate of $600,000 in three equal annual installments beginning one year from the date of this Agreement.

               (ii) Employee shall be awarded restricted shares of Company common stock with an aggregate market value on the date of grant of $600,000, with restrictions which shall lapse as to one-third of such shares on the first, second and third anniversary date of this Agreement.

               (iii) In the event of a Change of Control (as hereinafter defined), any remaining amount of the cash award shall be paid in full and all remaining restrictions on the common stock shall lapse as of the date of the Change of Control; provided, however, that this subsection (iii) shall not apply to a Change of Control resulting from action by the directors or management of the Company or their affiliates.

     Section 3.2 Benefits. During the term of this Agreement, Employee shall be afforded the following benefits as incidences of his employment:

               (a) Business and Entertainment Expenses. Subject to the Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, the Company will reimburse Employee for, or pay on behalf of Employee, reasonable and appropriate expenses incurred by Employee for business related purposes, including dues and fees to approved industry and professional organizations, and reasonable costs of entertainment incurred in connection with business development.

               (b) Club Membership. The Company shall reimburse Employee for membership dues at social or country clubs designated by Employee as mutually agreed by the Company and Employee.

               (c) Other. Employee and, to the extent applicable, Employee's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to executive employees of the Company generally. Such benefits, plans and programs may include, without limitation, a profit sharing plan, a thrift plan, a health insurance or health care plan, life insurance, disability insurance or a pension plan. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees of the Company generally.

     Section 3.3 Payroll. Employee shall receive all compensation pursuant to this Agreement in accordance with the Company's Houston, Texas customary payroll practices with respect to time and manner of payment.

                                  ARTICLE IV
                     EFFECT OF TERMINATION ON COMPENSATION

     Section 4.1 By the Company.

          (a) Termination Upon Death. In the event of Employee's death during the term of this Agreement, this Agreement will terminate upon the first day of the month following the Employee's date of death, and all of Employee's rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that Employee's estate will be paid Employee's annual salary and pro rata bonus through the date of death for a period of six months after such death occurs and, provided, further, all stock options referenced in Section 3.1(c) and restricted stock referenced in Section 3.1(d)(ii) shall vest on Employee's death, and Employee's estate may exercise such options for a period of one year from the date of termination and, provided further, the cash payment referenced in Section 3.1(d)(i) shall be paid in full within three months after such death occurs.

          (b) Termination Upon Disability. If Employee's employment hereunder is terminated by the Company pursuant to Section 2.2(b) hereof prior to the expiration of the then current term, all of Employee's rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that Employee will be paid Employee's annual salary and pro rata bonus through the date of termination for a period of six months after such termination occurs and, provided, further, that Employee all stock options referenced in Section 3.1(c) and restricted stock referenced in Section 3.1(d)(ii) shall vest effective as of the termination date, and Employee may exercise such options for a period of one year from the date of termination and, provided further, the cash payment referenced in Section 3.1(d)(i) shall be paid in full within six months after such termination occurs.

          (c) Termination for Cause. Employer shall be entitled to terminate Employee's employment at any time for cause, as defined by Section 2.2(c). In the event of termination for cause, all of Employee's rights and benefits provided for in this Agreement shall terminate, except as to any accrued and unpaid base salary provided for in Section 3.1(a).

          (d) Termination After Change of Control. Except as set forth in
     Section 3.1(d)(ii), if, within 24 months following a Change of Control (as hereinafter defined), the Company or its successor terminates Employee's employment without cause or by Constructive Termination, Employee will be paid, in a lump sum payment, an amount equal to two times the sum of (i) his annual salary for the year in which such termination occurs and (ii) the greater of (A) the target bonuses for each of the four quarters in the year in which such termination occurs and (B) the actual bonus earned by Employee for the four fiscal quarters immediately preceding such termination. All unvested stock options referenced in Section 3.1(c)(ii) shall vest effective as of the date of termination and Employee may exercise such options for a period of 90 days from the date of termination. Employee shall receive his accrued and unpaid salary and any accrued and unpaid pro rata bonus through the date of termination, and Employee will continue to participate in any benefits referenced in Section 3.2(c) for a period of two years from the date of termination; provided, however, to the extent that any benefit under
     Section 3.2(c) cannot be continued during a period when Employee is not an employee of the Company, the Company shall pay Employee an amount in cash equal to the economic value of such benefit, such value to be determined as of the time of termination.

          In the event that Employee is deemed to have received an excess parachute payment (as such term is defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code")) which is subject to excise taxes ("Excise Taxes") imposed by Section 4999 of the Code with respect to compensation paid to Employee pursuant to this Agreement, the Company shall make a Bonus Payment (as defined below) to Employee when Employee receives any excess parachute payments. "Bonus Payment" means a cash payment equal to the sum of (i) all Excise Taxes payable by Employee plus (ii) any additional Excise Tax or federal or state income taxes imposed with respect to the Bonus Payment.

     "Change of Control" means the happening of any of the following events:

               (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control under this subsection (i): (x) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

               (ii) Individuals who, as of the effective date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
          Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

               (iii)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

          (e) Other Events Upon Termination. If Employee's employment hereunder shall be terminated by the Company without cause or by Constructive Termination other than within 24 months following a Change of Control, Employee shall receive in accordance with the Company's then current payroll practices an amount equal to the sum of (i) Employee's annual base salary for the year in which such termination occurs and (ii) the greater of (A) the target bonuses for each of the four quarters in the year in which such termination occurs and (B) the actual bonus earned by Employee for the four fiscal quarters immediately preceding such termination, payable for a period of time equal to the longer of (i) two years and (ii) the period of time remaining under the then current term of this Agreement (such longer period, the "Severance Period"). Employee shall receive his accrued and unpaid salary and any accrued and unpaid pro rata bonus through the date of termination, and Employee will continue to participate in any benefits referenced in Section 3.2(c) for the Severance Period; provided, however, to the extent that any benefit under Section 3.2(c) cannot be continued during a period when Employee is not an employee of the Company, the Company shall pay Employee an amount in cash equal to the economic value of such benefit, such value to be determined as of the time of termination. In addition, all stock options referenced in Section 3.1(c) and restricted stock referenced in Section 3.1(d)(ii) shall vest effective as of the date of termination, and Employee may exercise such options for a period of three months from the date of termination and provided, further, the cash payment referenced in
     Section 3.1(d)(i) shall be paid in full upon the date of termination.

     Section 4.2 By Employee.

          (a) Breach of Agreement by Company. If Employee's employment hereunder shall be terminated by Employee pursuant to the provisions set forth in Section 2.3(a) hereof prior to the expiration of the then current term of this Agreement, Employee shall receive in accordance with the Company's then current payroll practices an amount equal to the sum of (i) Employee's annual base salary for the year in which such termination occurs and (ii) the greater of (A) the target bonuses for each of the four quarters in the year in which such termination occurs and (B) the actual bonus earned by Employee for the four fiscal quarters immediately preceding such termination, payable for a period of time equal to the longer of (i) two years and (ii) the period of time remaining under the then current term of this Agreement. Employee shall receive his accrued and unpaid salary and any accrued and unpaid pro rata bonus through the date of termination, and Employee will continue to participate in any benefits referenced in Section 3.2(c) for the Severance Period; provided, however, to the extent that any benefit under Section 3.2(c) cannot be continued during a period when Employee is not an employee of the Company, the Company shall pay Employee an amount in cash equal to the economic value of such benefit, such value to be determined as of the time of termination. In addition, all stock options referenced in Section 3.1(c) and restricted stock referenced in Section 3.1(d)(ii) shall vest effective as of the date of termination, and Employee may exercise such options for a period of three months from the date of termination and provided, further, the cash payment referenced in Section 3.1(d)(i) shall be paid in full upon the date of termination.

          (b) Voluntary Resignation. If Employee's employment hereunder shall be terminated by Employee pursuant to the provisions set forth in Section 2.3(b) hereof prior to the expiration of the then current term, then, upon such termination, subject to COBRA, all compensation and all benefits to Employee hereunder shall terminate contemporaneously with the termination of such employment; provided, however, Employee shall not receive a bonus for the year during which Employee's employment terminated or any subsequent year.

                                  ARTICLE V
                           CONFIDENTIAL INFORMATION

     Section 5.1 Company Information. Employee acknowledges that the Company's business is highly competitive and that the Company's books, records and documents, technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques and the names of and other information (e.g., credit and financial data) concerning the Company's customers and business associates all comprise confidential business information and trade secrets of the Company (collectively, "Confidential Information") which are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over the Company's competitors which do not know or use this information. Employee further acknowledges that protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Employee hereby agrees that he will not, at any time during or after his employment by the Company, make any unauthorized disclosure of any Confidential Information or make any use thereof, except for the benefit of, and on behalf of, the Company. For the purposes of this Article 5, the term "Company" shall also include affiliates of the Company.

     Section 5.2 Third Party Information. Employee acknowledges that, as a result of his employment by the Company, he may from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company. Employee agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

     Section 5.3 Return of Documents. All written materials, records and other documents made by, or coming into the possession of, Employee during the period of his employment by the Company which contain or disclose the Confidential Information shall be and remain the property of the Company. Upon request, and in any event upon termination of Employee's employment by the Company, for any reason, he promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the Company.

                                  ARTICLE VI
                    INVENTIONS, DISCOVERIES AND COPYRIGHTS

     Section 6.1 Inventions and Discoveries. Employee agrees promptly and freely to disclose to the Company, in writing, any and all ideas, conceptions, inventions, improvements, and discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of his employment by the Company and which are related to the business or activities of the Company. Employee agrees to assign and hereby does assign to the Company all his interest in such ideas, conceptions, inventions, improvements, and discoveries. Employee agrees that, whenever requested to do so by the Company, he shall assist in the preparation of any document that the Company shall deem necessary and shall execute any and all applications, assignments or other instruments that the Company shall deem necessary, in its sole discretion, to apply for and obtain protection, including patent protection, for such ideas, conceptions, inventions, improvements and discoveries in all countries of the world. The obligations in the preceding sentence shall continue beyond the termination of Employee's employment regardless of the reason for such termination.

     Section 6.2 Copyrights. If during Employee's employment by the Company, Employee creates any original work of authorship (each, a "Work") fixed in any tangible medium of expression which is the subject matter of copyright (e.g., written presentations, computer programs, videotapes, drawings, maps, models, manuals or brochures) relating to the Company's business, products, or services, whether a Work is created solely by Employee or jointly with others, the Company shall be deemed the author of a Work if the Work is prepared by Employee in the scope of his employment; or, if the Work is not prepared by Employee within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the Work shall be considered to be a work made for hire and the Company shall be the author of the Work. In the event a Work is not prepared by Employee within the scope of his employment or is not a Work specially ordered and deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents, does assign, to the Company all of Employee's worldwide right, title and interest in and to such Work and all rights of copyright therein. Both during the period of Employee's employment by the Company and thereafter, Employee agrees to assist the Company and its nominee, at any time, in the protection of the Company's worldwide right, title and interest in and to the work and all rights of copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

     Section 6.3 Employee represents that he has not heretofore made any invention or discovery or prepared any work which is the subject matter of copyright related to the Company's business which he wishes to exclude from the provisions of Section 6.1 and Section 6.2 hereof. As used in this Article VI, the "Company" shall include affiliates of the Company.

                                  ARTICLE VII
                                NON-COMPETITION

     Section 7.1 The restrictive covenants contained in this Article VII and in Article VIII hereof are supported by consideration to Employee hereunder. As a material incentive for the Company to enter into this Agreement, Employee hereby agrees that he will not at any time during his employment by the Company and for a period commencing on the date of termination of his employment and continuing until the expiration of 24 months (the "Non-Competition Period"), directly or indirectly, for himself or for others, in any state of the United States, or in any foreign country where the Company or any of its affiliates is then conducting any business:

          (a) engage in any business that is directly competitive with activities conducted by the Company (or any of the Company's subsidiaries or divisions), which activities conducted by the Company (or any of the Company's subsidiaries or divisions) represent in the aggregate greater than 25% of the Company's proforma consolidated revenues in 2001;

          (b) render advice or services to, or otherwise assist, any other person or entity who is engaged, directly or indirectly, in any business that is directly competitive with activities conducted by the Company (or any of the Company's subsidiaries or divisions), which activities conducted by the Company (or any of the Company's subsidiaries or divisions) represent in the aggregate greater than 25% of the Company's proforma consolidated revenues in 2001; or

          (c) transact any business in any manner pertaining to suppliers or customers of the Company or any affiliate which, in any manner, would have, or is likely to have, an adverse effect upon the Company or any affiliate.

     The foregoing shall not prohibit Employee's continued participation in those activities in which he is engaged on the date hereof and which have been disclosed to the Company.

     Notwithstanding the foregoing, in the event of termination of this Agreement pursuant to Section 4.1(d), 4.1(e) or 4.2(a), the prohibitions of this Article VII shall no longer apply at such time as Employee waives his right to receive any further payments under Section 4.1(d), 4.1(e) or 4.2(a), as the case may be.

     Section 7.2 Employee understands that the foregoing restrictions may limit his ability to engage in a business similar to the Company's business in specific areas of the world for the Non-Competition Period, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restriction. In addition to any remedies provided under applicable law, the Company and Employee agree that during the period the Company is paying compensation and benefits to Employee pursuant to Articles III or IV hereof, the Company's remedy for breach of the provisions of this Article VII shall include, but shall not be limited to, the termination of all compensation and all benefits to Employee otherwise provided under this Agreement.

     Section 7.3 It is expressly understood and agreed that the Company and Employee consider the restrictions contained in Section 7.1 hereof to be reasonable and necessary for the purposes of preserving and protecting the good will and proprietary information of the Company, nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as to geographic area or time or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

                                 ARTICLE VIII
                           SOLICITATION OF EMPLOYEES

     During the term of his employment by the Company and thereafter for the Non-Competition Period, Employee shall not, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, hire or seek to hire any non-clerical or non-secretarial employee of the Company or in any other manner attempt directly or indirectly to influence, induce, or encourage any non-clerical or non-secretarial employee of the Company to leave the employment of the Company, nor shall he use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses or personal telephone numbers of any employees of the Company.

                                  ARTICLE IX
                                 MISCELLANEOUS

     Section 9.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the  Company   [Holdco, Inc.]
     to:                  --------------------
                          --------------------
                          Attention:  Chairman of the  Compensation
                          Committee

     If to Employee to:   Ross Jardine
                          --------------------
                          --------------------

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     Section 9.2 Applicable Law, Jurisdiction and Venue. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas. Any suit by the Company to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder may, at the sole option of the Company, be brought (i) in any court of competent jurisdiction in the State of Texas or (ii) in any court of competent jurisdiction where jurisdiction may be had over Employee. Employee hereby expressly consents to the jurisdiction of the foregoing courts for such purposes and to the appointment of the Secretary of State for the State of Texas as his agent for service of process.

     Section 9.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

     Section 9.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     Section 9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     Section 9.6 Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     Section 9.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

     Section 9.8 Affiliate. As used in this Agreement, "affiliate" shall mean any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

     Section 9.9 Assignment. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party except that vested rights to payment shall be subject to devise, and shall descend in accordance with applicable laws of inheritance.

     Section 9.10 Legal Fees. If, prior to a Change of Control, either party institutes any legal action to enforce his or its rights under, or to recover damages for breach of this Agreement, the Company shall pay up to an aggregate of $10,000 of Employee's actual expenses incurred in pursuit or defense of such legal action.

     If, following a Change of Control, either party institutes any legal action to enforce his or its rights under, or to recover damages for breach of this Agreement, the "prevailing party" in such action shall be entitled to recover from the other party any actual expenses for attorney's fees and disbursements incurred by him or it. For these purposes, a party shall be considered a "prevailing party" if and only if the parties agree to such characterization of a party as a "prevailing party" or a final order of a court specifically recites that such party is a "prevailing party."

     Section 9.11 Term. This Agreement has a term co-extensive with the term of employment as defined in Section 2.1 hereof. Termination of this Agreement pursuant to the provisions of Section 2.1 hereof shall not affect any right or obligation of either party hereto which is accrued or vested prior to or upon such termination or the rights and set forth in Articles IV, V, VI and VII hereof.

     Section 9.12 Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by the Company. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by the Company, which is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

                                        [HOLDCO, INC.]

                                        By: -----------------------------
                                        Name: ---------------------------
                                        Title: --------------------------


                                        ---------------------------------
                                        Ross Jardine

                                                                       ANNEX V


                                    FORM OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                               INVESTOOLS, INC.


          The name of the corporation is Investools, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on ______, 2001. The original Certificate of Incorporation of the corporation is hereby amended and restated in its entirety as follows:

                                  ARTICLE I
                                     NAME

          The name of the corporation (hereinafter called the "Corporation") is Investools, Inc.

                                  ARTICLE II
                               REGISTERED AGENT

          The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                 ARTICLE III
                                    PURPOSE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV
                                 CAPITAL STOCK

          The total number of shares of all classes of stock which the Corporation shall have authority to issue is 13,000,000 shares, consisting of
(1) 1,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock") and (2) 12,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"). The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding (and in accordance with Section B(5)(i) of this Article IV)) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

A.   Preferred Stock.
     ---------------

          1. Issuance. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

B.   Series A Preferred Stock.
     ------------------------

          1. Designation. There is hereby established a series of the authorized Preferred Stock, such shares of such series shall be designated as "Series A Preferred Stock" and the number of shares constituting such series shall be 120,000.

          2. Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $1.00 per share per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year, when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. Such dividends shall accrue on any given share commencing on and including January 1, 2001, and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding Series A Preferred Stock at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation.

          3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $25 per share plus any accrued but unpaid dividends (the "Liquidation Preference").

4.   Forced Conversion.
     -----------------

               (a) The Corporation at its option may cause all outstanding shares of the Series A Preferred Stock to be converted into Common Stock at any time after the date of issuance, on at least 20 days' notice, at a conversion price determined as set forth in Section B(5) of this Article IV (the "Conversion Price") as of the date specified in such notice (the "Conversion Date") and otherwise on the terms set forth in said section; provided, however, that the Corporation may not exercise such right of conversion unless the Closing Price (last trade price) of the Common Stock as reported by Nasdaq for the 20 consecutive trading days prior to the date the Conversion Notice (as defined in paragraph (ii) below) is mailed has not on any day been less than 120% of the Conversion Cap (as defined in Section B(5)(d)(i) of this Article IV) (subject to adjustment for stock dividends, stock splits and reverse stock splits).

               (b) At least 30 days, but not more than 60 days, prior to the Conversion Date, written notice (the "Conversion Notice") shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the Series A Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the conversion which is to be effected, specifying the Conversion Date and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing the number of shares of Series A Preferred Stock held by such holder. On or after the Conversion Date, each holder of Series A Preferred Stock shall surrender to the Corporation the certificate or certificates representing the shares of Series A Preferred Stock owned by such holder as of the Conversion Date, in the manner and at the place designated in the Conversion Notice, and thereupon the shares issuable upon such conversion shall be delivered as provided in Section B(5)(b) of this Article IV.

               (c) On May 15, 2002 (the "Termination Date"), all then outstanding shares of Series A Preferred Stock shall be automatically converted into Common Stock at the Conversion Price and otherwise pursuant to the applicable provisions set forth in Section B(5) of this Article IV.

          5. Optional Conversion. The holders of the Series A Preferred Stock shall have optional conversion rights as follows:

               (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at any time at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Liquidation Preference of the Series A Preferred Stock determined pursuant to Section B(3) of this Article IV on the date the notice of conversion is given, by (B) the Conversion Price determined as hereinafter provided in effect on said date.

               (b) Mechanics of Conversion. To convert shares of Series A Preferred Stock into shares of Common Stock, the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission, confirmed in due course by first class mail) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The Corporation shall effect such issuance within three business days of its receipt of the notice of conversion and shall transmit the certificates by messenger or overnight delivery service to reach the corporate address designated by such holder within three business days after the receipt of such notice. Notice of conversion may be given by a holder at any time during the day up to 11:59 p.m. New York time and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

               (c) Payments in the Event of Non-Conversion. If, at any time, the Corporation fails for any reason to deliver, within the three business day period described above, certificates representing such number of shares of Common Stock to which the holder is entitled upon such conversion, then the Corporation shall pay to such holder $0 per share of such non-converted Series A Preferred Stock for each calendar day of such non-delivery period on the first day of each week following the date of any such failed delivery. In addition, if
          (i) the Corporation fails for any reason to deliver, within such three business day period specified above, shares of Common Stock to the holder upon a conversion of the Series A Preferred Stock and
          (ii) after such three business day period specified above with respect to such conversion, the holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery upon a sale by the holder of the shares of Common Stock (the "Sold Shares") which such holder anticipated receiving upon such conversion, the Corporation shall pay such holder within two business days following receipt of written notice of a claim pursuant to this Section B(5)(d) of this Article IV (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares.

               (d) Determination of Conversion Price.
                   ---------------------------------

               (i) The Conversion Price shall be $14.16 per share. The Conversion Cap shall be $122.08 per share.

               (ii) If, during any period of consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price and the Conversion Cap shall be proportionately decreased or increased, as appropriate, to give effect to such event.

               (e) Distributions. If the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than additional shares of Common Stock, then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive, at the same time as the holders of Common Stock, the securities of the Corporation which they would have received had they been the owners on such record date of the number of shares of Common Stock issuable to them upon conversion on such record date.

               (f) Certificates as to Adjustments. Upon the occurrence of any adjustment or readjustment of the Conversion Price or the Conversion Cap pursuant to this Section B(5) of this Article IV, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and, in the event the Corporation and the holders of the Series A Preferred Stock shall not agree on such adjustment or readjustment, cause the independent public accountant regularly employed to audit the financial statements of the Corporation to make or verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (A) such adjustments and readjustments, and (B) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock with respect to each share of Common Stock received upon such conversion.

               (g) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

               (h) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

               (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, subject to the limitation set forth in Section B(5)(m) of this Article IV below, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in its best efforts to obtain the requisite shareholder approval.

               (j) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

               (k) Notices. Any notice required by the provisions of this Section B(5)(k) of this Article IV to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

               (l) Reorganization or Merger.
                   ------------------------

               (i) Subject to clause (B) below, in case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of their Series A Preferred Stock shares, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or other assets which the holder would have been entitled to receive in such transaction had the Series A Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable, in relation to any securities thereafter deliverable upon the exercise hereof.

               (ii) In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and where all, or a part, of the consideration paid in connection with any such event to the holders of Common Stock consists of common stock of the surviving corporation (or its direct or indirect parent corporation), such surviving corporation (or its parent entity) shall establish, as of the effective time of any such event, a new series or class of preferred securities having terms essentially identical to those of the Series A Preferred Stock so as to carry out fully the terms of this Section B(5)(l) of this Article IV; provided, however, that (A) the Conversion Cap shall be set at an amount equal to the Conversion Cap in effect immediately prior to the effective time of such event multiplied by the appropriate exchange ratio or conversion factor established in connection with such event (subject to clause (B) below, the "Exchange Ratio"), (B) if only part of such consideration paid in connection with such event consists of such common stock, the Exchange Ratio shall be appropriately adjusted by the Board of Directors of the Corporation, acting in good faith. The Corporation shall not effect any transaction described in this Section B(5)(l) of this Article IV unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation under this Certificate of Designation including this Section B(5)(l) of this Article IV.

               (iii) Notwithstanding clauses (A) and (B) above, in case of any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, the Corporation may, at its option, redeem the shares of Series A Preferred Stock, in whole and not in part, on the date of the consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person (the "Redemption Date"). In any such case, the redemption price (the "Redemption Price") shall be an amount in cash such that the holders of the Series A Preferred Stock shall have received, through the Redemption Date, a compounded internal rate of return on their investment in the Series A Preferred Stock of 20% per annum (using quarterly compounding and including any dividends paid). Such Redemption Price shall be payable on the Redemption Date. Notice of such Redemption Date shall be given at least 30 days, but not more than 60 days, prior to the Redemption Date and shall be given, mutatis mutandis, in the manner specified in Section B(2) of this
                    Article IV for the giving of a Conversion Notice.

               (m) Restricted Number of Conversion Shares. The Corporation shall not be obligated to issue, in the aggregate, shares of Common Stock upon conversion of the Series A Preferred Stock if issuance of such shares would (A) constitute a breach of the Corporation's obligations under its agreements with the NASD or Nasdaq or the rules of such organizations or (B) cause the Corporation to exceed the number of shares authorized in this Amended and Restated Certificate of Incorporation. If further issuances of shares of Common Stock upon redemption of the Series A Preferred Stock would cause the Corporation to exceed either of the limitations specified in clauses (A) and (B) above, then so long thereafter as such limitation shall continue to be applicable and any shares of Series A Preferred Stock are submitted for conversion, such shares shall receive in cash an amount equal to the current value of the Common Stock which such shares would otherwise be entitled to receive upon conversion (such value per share to be the closing price of such shares as reported by Nasdaq on the Conversion Date), in lieu of the Common Stock such shares would otherwise be entitled to receive upon conversion, and such shares will be deemed cancelled. In the event that any such cash payment shall be required, the Corporation shall so notify the holder by telephone, confirmed in writing by telecopy (specifying the number of shares affected and the amount of cash to be paid), on the same day that notice of conversion is given by such holder to the Corporation. Payment of said cash amount shall be made no later than one business day after the time specified in Section B(5)(b) of this Article IV for the delivery of Common Stock upon conversion, and shall bear daily interest thereafter until paid at a rate equal to the lesser of .1% or the highest rate permitted by law. Such maximum number of shares of Common Stock shall be proportionately and equitably adjusted in the event of stock splits, stock dividends, reverse stock splits, reclassifications or other such events, in such manner as the Board of Directors of the Corporation shall reasonably determine. The Corporation shall, at any time upon the oral or written request of any holder, forthwith inform such holder, orally or in writing, of the highest Common Stock trade price at which any cash payment under this Section B(5)(m) of this Article IV would then be required.

               (n) Reissuance of Certificates. In the event of an optional conversion of Series A Preferred Stock pursuant to Section B(5)(a) of this Article IV hereof in which less than all of the shares of Series A Preferred Stock of a particular certificate are converted, the Corporation shall promptly cause to be issued and delivered to the holder of such certificate a certificate representing the remaining shares of Series A Preferred Stock which have not been so converted.

               (o) Corporation to Prevent Dilution. If any event or condition occurs as to which other provisions of this Section B(5) of this
          Article IV are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the holders of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, or which might materially and adversely affect the conversion rights of any holder hereof, then the Corporation, acting in good faith, shall make an adjustment in the application of such provisions, or an addition thereto, in accordance with such essential intent and principles, so as to protect such conversion rights as aforesaid, including, without limitation, any adjustment necessary with respect to the Conversion Price and the Conversion Cap so as to preserve the rights of the holders of the Series A Preferred Stock.

          6. Other Provisions. For all purposes of this Section B of this
     Article IV, the term "date of issuance" and the terms "Closing" or "Closing Date" shall mean the day on which shares of the Series A Preferred Stock are first issued by the Corporation. Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation. The term "Nasdaq" herein refers to the principal market on which the Common Stock of the Corporation is traded. If the Common Stock is listed on a securities exchange, or if another market becomes the principal market on which the Common Stock is traded or through which price quotations for the Common Stock are reported, the term "Nasdaq" shall be deemed to refer to such exchange or other principal market.

          7. Restrictions and Limitations.
             ----------------------------

               (a) The Corporation shall not undertake the following actions without the consent, which consent shall not be unreasonably withheld in the case of clause (B) below, of the holders of a majority of the Series A Preferred Stock, voting separately as a class: (A) modify this Amended and Restated Certificate of Incorporation or its By-Laws, by merger or otherwise, so as to amend or change any of the rights, preferences, or privileges of the Series A Preferred Stock, (B) so long as at least 20,000 shares of the Series A Preferred Stock remain outstanding, authorize or issue any derivative or equity-linked security; provided, however, that the Corporation may authorize or issue such securities pursuant to qualified employee stock option plans, (C) purchase or otherwise acquire for value any Common Stock or other equity security of the Corporation either junior or senior to or on a parity with the Series A Preferred Stock while there exists any arrearage in the payment of cumulative dividends hereunder; provided, however, that the Corporation may effect purchases for the purpose of funding qualified employee stock option plans, or (D) pay or effect any dividend or distribution to shareholders of cash, securities or any other items whatsoever; provided, however, that the Corporation may effect one or more distributions of securities (and cash in lieu of any fractional shares) in connection with the spin-off of its non-financial business assets to shareholders.

               (b) The holders of Series A Preferred Stock agree that after a conversion of the Series A Preferred Stock (or any portion thereof) owned by a holder, each holder will limit its sales of shares of Common Stock received upon conversion of the Series A Preferred Stock to 6,000 shares per month. Between May 16, 2002 and May 15, 2003, each holder will be free to sell its shares either publicly or privately, but in marketing any large blocks of shares of Common Stock received upon conversion of the Series A Preferred Stock, the Corporation and the holder(s) will cooperate in good faith to minimize the effects of any such sales on the share price of the Common Stock, including, without limitation, cooperating in the arrangement of block trades, where feasible.

          8. No Five Percent Holders.
             -----------------------

               (a) The purpose of this Section B(8) of this Article IV is to prevent any holder of Series A Preferred Stock from holding over 5% of the Corporation's Common Stock without the consent of the Board of Directors or 90 days' prior written notice, the holders of Series A Preferred Stock having assured the Corporation of their intentions, as of the Closing Date, to remain passive investors and not to acquire any significant (that is, over 5%) block of the Corporation's Common Stock without such consent or prior written notice.

               (b) Notwithstanding anything to the contrary contained herein, the Series A Preferred Stock shall not be convertible by a holder or the Corporation to the extent (but only to the extent) that, if so converted the holder would beneficially own in excess of 4.9% of the then outstanding shares of Common Stock of the Corporation; provided, however, that the provisions of this Section B(8) of this
          Article IV shall not apply to a conversion effected pursuant to Section B(4) (c) of this Article IV. To the extent this limitation applies, the determination of whether any particular shares of Series A Preferred Stock shall be convertible shall be in the sole discretion of the holder thereof and submission of the Series A Preferred Stock for conversion shall be deemed to be the holder's determination of whether such Series A Preferred Stock is convertible, subject to such aggregate percentage limitation. No prior inability to convert Series A Preferred Stock pursuant to this Section B(8) of this Article IV shall have any effect on the applicability of its provisions with respect to any subsequent determination of convertibility. For the purposes of this Section B(8) of this Article IV, beneficial ownership and all calculations including, without limitation, with respect to calculations of percentage ownership, shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder. Notwithstanding the foregoing, each holder shall have the right to waive such restriction upon 90 days' prior notice to the Corporation. No transferee of Series A Preferred Stock shall be bound by such restriction unless the transferee expressly so agrees. The provisions of this Section B(8) of this Article IV may be waived or implemented in a manner otherwise than in strict conformity with the terms hereof with the approval of the Board of Directors.

               9. Voting Rights.
                  -------------

               (a) General. The holders of Series A Preferred Stock will not have any voting rights except as set forth herein or as otherwise from time to time required by law. In connection with any right to vote, each holder of Series A Preferred Stock will have one vote for each share held. Any shares of Series A Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

               (b) Contingent Voting Rights. As long as at least 20,000 shares of the Series A Preferred Stock shall remain outstanding, whenever
          (A) dividends on the Series A Preferred Stock shall be in arrears in an amount equal to at least two quarterly dividends (whether or not consecutive), or (B) the Corporation, for five consecutive trading days, shall not have sufficient shares of Common Stock authorized and reserved for issuance to cover the number of shares of Common Stock into which the Series A Preferred Stock shall then be convertible hereunder, then, in the case of any of the events specified in the foregoing clauses (A) and (B), (x) the number of members of the Board of Directors of the Corporation shall be increased to create such number of vacancies as may be required to permit the holders of Series A Preferred Stock to elect forthwith one member of the Board of Directors, or such other appropriate action shall be taken to permit such election, effective as of the time of election of such director as hereinafter provided and (y) the holders of the Series A Preferred Stock (voting separately as a class) will have the exclusive right to vote for and elect such additional director of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period the defaults specified in clauses (A) and (B) above continue and remain uncured. The right of the holders of the Series A Preferred Stock to vote for such additional director shall terminate when the applicable defaults specified in clauses (A) and
          (B) above shall be cured. The term of office of the director so elected shall terminate immediately upon the termination of the right of the holders of the Series A Preferred Stock to vote for such additional director.

               The foregoing right of holders of the Series A Preferred Stock with respect to the election of one member of the Board of Directors may be exercised at any annual meeting of stockholders or at any special meeting of stockholders held for such purpose. If the right to elect a director shall have accrued to the holders of the Series A Preferred Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the Chairman of the Board of Directors of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 25% of the Series A Preferred Stock then outstanding, call a special meeting of the holders of the Series A Preferred Stock to be held within 30 days after the delivery of such request for the purpose of electing such additional director.

               The holders of the Series A Preferred Stock, voting separately as a class, shall have the right to remove without cause at any time and replace any director such holders shall have elected pursuant to this Section B(9) of this Article IV.

               (c) Class Voting Rights. So long as the Series A Preferred Stock is outstanding, the holders thereof shall also have the class voting rights specified in Section B(7) of this Article IV.

          10. No Adverse Actions. The Corporation shall not in any manner, whether by amendment of this Amended and Restated Certificate of Incorporation (including, without limitation, any certificate of designations), merger, reorganization, recapitalization, consolidation, sales of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Corporation if the effect of such action is to reduce the value or security of the Series A Preferred Stock.

C.   Common Stock.

          1. Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.

          2. Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

          3. Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

                                  ARTICLE V
                              BOARD OF DIRECTORS

          1. Number and Classes. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors and shall initially be seven. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be originally elected for a term expiring at the next succeeding annual meeting of stockholders, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors may be removed only for cause, and only by the affirmative vote of at least 80 percent in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.

          2. Rights of Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

                                  ARTICLE VI
                       SPECIAL MEETINGS OF STOCKHOLDERS

          Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or as otherwise provided in the By-Laws of the Corporation.

                                 ARTICLE VII
                                    BY-LAWS

          The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By-Laws which is to the same effect as Section 1 of Article V, Article VI, and Article VII of this Amended and Restated Certificate of Incorporation or to adopt any provision inconsistent therewith.

                                 ARTICLE VIII
                  INDEMNIFICATION AND LIMITATION OF LIABILITY

          1. Indemnification. To the fullest extent permitted by the laws of the State of Delaware:

          (a) The Corporation shall indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the Corporation or, if a director or officer of the Corporation, by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the Corporation. The Corporation may indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, for and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

          (b) The Corporation shall promptly pay expenses incurred by (i) any person whom the Corporation is obligated to indemnify pursuant to the first sentence of Section 1(a) of this Article VIII or (ii) any person whom the Corporation has determined to indemnify pursuant to the third sentence of
Section 1(a) of this Article VIII, in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

          (c) The Corporation may purchase and maintain insurance on behalf of any person described in Section 1(a) of this Article VIII against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 1 of this Article VIII or otherwise.

          (d) The provisions of this Section 1 of this Article VIII shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 1 of this Article VIII shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this
Section 1 of this Article VIII and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 1 of this Article VIII shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 1 of this Article VIII shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Amended and Restated Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person's official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to the first sentence of Section 1(a) of this Article VIII shall be made to the fullest extent permitted by law.

          (e) For purposes of this Article VIII, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the

Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

          2. Limitation of Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

                                  ARTICLE IX
                                   AMENDMENT

          In addition to any requirements of law and any other provisions of this Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Amended and Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of at least 80 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal Section 1 of Article V, Article VI, Article VII or this Article IX or to adopt any provision inconsistent therewith.

          Investools, Inc. does hereby further certify that this Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, Investools, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by_______________, its __________________, this ___ day of ______________, 2001.


                  INVESTOOLS, INC.


                  By:
                     ---------------------------------------
                         Name:
                         Title:

                                                                      ANNEX VI



                        AMENDED AND RESTATED BY-LAWS OF

                                INVESTOOLS INC.



=============================================================================

                                   ARTICLE I

                                    OFFICES

          Section 1. Principal Executive Office. The principal executive office of the corporation shall be located as directed by the board of directors.

          Section 2. Other Offices. Other business offices may at any time be established by the board of directors at any place or places deemed advisable by them or where the corporation is qualified to do business.

                                  ARTICLE II

                           MEETINGS OF STOCKHOLDERS

          Section 1. Place of Meetings. All meetings of stockholders shall be held at the principal executive office of the corporation, or at any other place within or without the State of Delaware.

          Section 2. Annual Meetings. The annual meetings of stockholders shall be as fixed by the board of directors. At such meetings directors shall be elected, reports of the affairs of the corporation shall be considered, and any other business may be transacted which is within the powers of the stockholders.

          Section 3. Special Meetings. Special meetings of the stockholders, for the purpose of taking any action permitted by the stockholders under the Delaware General Corporation Law and the certificate of incorporation of the corporation, may be called at any time only by the board of directors until August 31, 2002. After such date, the chairman of the board, the president or the board of directors may call at any time a special meeting of the stockholders.

          Section 4. Notice of Annual or Special Meeting. Written notice of each annual or special meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote thereat. Such written notice shall be given either personally or by mail or other means of written communication, charges prepaid, addressed to such stockholder at his address appearing on the books of the corporation or given by him to the corporation for the purpose of notice.

          An affidavit of mailing of any such notice in accordance with the foregoing provisions, executed by the secretary, assistant secretary or any transfer agent of the corporation, shall be prima facie evidence of the giving of the notice.

          Section 5. Quorum. The presence in person or by proxy of the holders of no less than one-third of the shares entitled to vote at any meeting shall constitute a quorum for the transaction of business at any meeting of stockholders. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

          Section 6. Adjourned Meeting and Notice Thereof. Any stockholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares, the holders of which are either present in person or represented by proxy thereat, but in the absence of a quorum at the commencement of the meeting, no other business may be transacted at such meeting.

          When any stockholders' meeting, either annual or special, is adjourned for 30 days or more, or if after adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given as in the case of an original meeting. Except as provided above, it shall not be necessary to give any notice of the time and place of the adjourned meeting or of the business to be transacted thereat, other than by announcement of the time and place thereof at the meeting at which such adjournment is taken.

          Section 7. Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the Delaware General Corporation Law (relating to voting of shares held by a fiduciary, in the name of a corporation, or in joint ownership). The stockholders may vote by voice vote or by ballot; provided, however, that all elections for director shall be by ballot. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter shall be the act of the stockholders, unless the vote of a greater number of voting by classes is required by the Delaware General Corporation Law or the certificate of incorporation.

          Section 8. Action Without Meeting. Any action which, under any provision of the Delaware General Corporation Law, may be taken at a meeting of the stockholders, may be taken without a meeting, and without notice except as hereinafter set forth, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Notice of any proposed stockholder approval without a meeting by less than unanimous written consent, shall be given at least 10 days before the consummation of the action authorized by such approval.

          Unless, as provided in Section 11 of this Article II, the board of directors has fixed a record date for the determination of stockholders entitled to notice of and to give such written consent, the record date for such determination shall be the day on which the first written consent is given. All such written consents shall be filed with the secretary of the corporation.

          Any stockholder giving a written consent, or the stockholder's proxy holders, or a transferee of the shares or a personal representative of the stockholder or their respective proxy holders, may revoke the consent by a writing received by the corporation prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the secretary of the corporation, but may not do so thereafter. Such revocation is effective upon its receipt by the secretary of the corporation.

          Section 9. Proxies. Every person entitled to vote or execute consents shall have the right to do so either in person or by one or more agents authorized by a written proxy executed by such person or his duly authorized agent and filed with the secretary of the corporation. Subject to the Delaware General Corporation Law in the case of any proxy which states that it is irrevocable, any proxy duly executed shall continue in full force and effect until (i) an instrument revoking it or a duly executed proxy bearing a later date is filed with the secretary of the corporation prior to the vote pursuant thereto, (ii) the person executing the proxy attends the meeting and votes in person, or (iii) written notice of the death or incapacity of the maker of such proxy is received by the corporation before the vote pursuant thereto is counted; provided that no such proxy shall be valid after the expiration of 11 months from the date of its execution, unless otherwise provided for in the proxy. The dates contained on the forms of proxy shall presumptively determine the order of execution of the proxies, regardless of the postmark dates on the envelopes in which they are mailed.

          Section 10. Inspectors of Election. In advance of any meeting of stockholders, the board of directors may appoint any person or persons other than nominees for office as inspectors of election to act at such meeting or any adjournment thereof. If inspectors of election be not so appointed, the chairman of any such meeting may, and on the request of any stockholder or his proxy shall, make such appointment at the meeting. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may, and on the request of any stockholder or a stockholder's proxy shall, be filled by appointment by the board of directors in advance of the meeting, or at the meeting by the chairman of the meeting.

          The duties of such inspectors shall be as prescribed by the Delaware General Corporation Law and shall include: determining the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining when the polls shall close; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all stockholders.

          The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

          Section 11. Record Date for Stockholder Notice, Voting and Giving Consents. For purposes of determining the stockholders entitled to notice of any meeting or to vote or entitled to give consent to corporate action without a meeting, the board of directors may fix, in advance, a record date, which shall not be more than 60 days nor less than 10 days before the date of any such meeting nor more than 60 days before any such action without a meeting, and in this event only stockholders of record on the date so fixed are entitled to notice and to vote or to give consents, as the case may be, notwithstanding any transfer of any shares an the books of the corporation after the record date, except as otherwise provided in the Delaware General Corporation Law.

          If the board of directors does not so fix a record date:

     a. The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders, shall be at the close of business on the business day next preceding the day on which notice is given, or if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

     b. The record date for determining stockholders entitled to give consent to corporate action in writing without a meeting, (i) when no prior action by the board has been taken, shall be the day on which the first written consent is given or (ii) when prior action of the board has been taken, shall be at the close of business on the day on which the board adopts the resolution relating to that action, or the 60th day before the date of such other action, whichever is later.

                                  ARTICLE III

                                   DIRECTORS

          Section 1. Powers. Subject to the provisions of the Delaware General Corporation Law, and to any limitations in the certificate of incorporation and these By-Laws, relating to action required to be approved by the stockholders or approved by the outstanding shares, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed by, the board of directors. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the board of directors shall have the following powers, to wit:

     a. To select and remove all the officers, agents and employees of the corporation, prescribe such powers and duties for them as may not be inconsistent with law, with the certificate of incorporation or with these By-Laws, fix their compensation and require from them security for faithful service.

     b. To conduct, manage and control the affairs and business of the corporation, and to make such rules and regulations therefor not inconsistent with law, or with the certificate of incorporation or with these By-Laws, as they may deem best.

     c. To change the principal executive office and principal office for the transaction of the corporation from one location to another; to fix and locate from time to time one or more subsidiary offices of the corporation within or without the State of Delaware; to designate any place within or without the State of Delaware for the holding of any stockholders' meeting or meetings; and to adopt, make and use a corporate seal, and to prescribe the forms of certificates of stock, and to alter the form of such seal and of such certificates from time to time, as in their judgment they may deem best, provided such seal and such certificates shall at all times comply with the provisions of law.

     d. To authorize the issuance of shares of stock of the corporation from time to time, upon such terms as may be lawful.

     e. To borrow money and incur indebtedness for the purposes of the corporation, and to cause to be executed and delivered therefor, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor.

          Section 2. Number and Qualification of Directors. The board of directors of the corporation shall consist of such number of directors, not less than three nor more than 15, as shall from time to time be fixed exclusively by resolution of the board of directors. The directors shall be divided into three classes in the manner set forth in the certificate of incorporation of the corporation, each class to be elected for the term set forth therein. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships) be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. A majority of the total number of directors then in office (but not less than one-third of the number of directors constituting the entire board of directors) shall constitute a quorum for the transaction of business and, except as otherwise provided by law or by the corporation's certificate of incorporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors. Directors need not be stockholders.

          Section 3. Directors Elected by Preferred Stockholders. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock issued by the corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to Article V of the certificate of incorporation unless expressly provided by such terms. The number of directors that may be elected by the holders of any such series of preferred stock shall be in addition to the number fixed by or pursuant to the By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders and without regard to the classification of the members of the board of directors as set forth in Section 2 of this Article III, and vacancies among directors so elected by the separate vote of the holders of any such series of preferred stock shall be filed by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

          Section 4. Vacancies. A vacancy in the board of directors shall be deemed to exist in case of the death, resignation or removal of any director, or if the board of directors by resolution declares vacant the office of a director who has been declared of unsound mind by order of court or convicted of a felony, or if the authorized number of directors be increased, or if the stockholders fail, at any annual or special meeting of stockholders at which any director or directors are elected, to elect the full authorized number of directors to be voted for at that meeting.

          Vacancies in the board of directors, except for a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office for a term as set forth in the certificate of incorporation of the corporation.

          Any director may resign effective upon giving written notice to the chairman of the board, the president, the secretary or the board of directors of the corporation, unless the notice specifies a later time for the effectiveness of such resignation. If the board of directors accepts the resignation of a director tendered to take effect at a future time, the board of directors or the stockholders shall have power to elect a successor or take office when the resignation is to become effective.

          No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office.

          Section 5. Place of Meeting. Regular meetings of the board directors shall be held at any place within or without the State of Delaware which has been designated from time to time by resolution by the board or by written consent of all members of the board of directors. In the absence of such designation, regular meetings shall be held at the principal executive office of the corporation. Special meetings of the board may be held either at a place so designated or at the principal executive office.

          Section 6. Annual Meeting. Immediately following each annual meeting of stockholders, the board of directors shall hold a regular meeting at the place of said annual meeting or at such other place as shall be fixed by the board of directors, for the purpose of organization, election of officers, and the transaction of other business. Call and notice of such meetings are hereby dispensed with.

          Section 7. Other Regular Meetings. Other regular meetings of the board of directors shall be held on the date and at the time which the board of directors may from time to time designate; provided, however, that should the day so designated fall upon a Saturday, Sunday or legal holiday observed by the corporation at its principal executive office, then said meeting shall be held at the same time on the next day thereafter ensuing which is a full business day. Notice of all such regular meetings of the board of directors is hereby dispensed with.

          Section 8. Special Meetings. Special meetings of the board of directors for any purpose or purposes shall be called at any time by the chairman of the board, the president, any vice president, the secretary or by the director.

          Special meetings of the board of directors shall be held upon 4 days' written notice or 48 hours' notice given personally or by telephone, telegraph, telex or other similar means of communication. Any such notice shall be addressed or delivered to each director at such director's address as it is shown upon the records of the corporation or as may have been given to the corporation by the director for purposes of notice or, if such address is not shown on such records or is not readily ascertainable, at the place in which the meetings of the directors are regularly held.

          Notice by mail shall be deemed to have been given at the time a written notice is deposited in the United States mail, postage prepaid. Any other written notice shall be deemed to have been given at the time it is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic means, to the recipient. Oral notice shall be deemed to have been given at the time it is communicated to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the recipient.

          Any notice shall state the date, place and hour of the meeting. Notice given to a director in accordance with this section shall constitute due, legal and personal notice to such director.

          Section 9. Action at a Meeting: Quorum and Required Vote. The presence of a majority of the authorized number of directors at a meeting of the board of directors constitutes a quorum for the transaction of business, except as hereinafter provided. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the board of directors, unless a greater number, or the same number, after disqualifying one or more directors from voting, is required by law, by the certificate of incorporation or by these By-Laws. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, provided that any action taken is approved by at least a majority of the required quorum for such meeting. If at any meeting for the election of directors, the corporation has outstanding more than one class of stock, and one or more such classes or series thereof are entitled to vote separately as a class, and there shall be a quorum of only one such class or series of stock, that class or series of stock shall be entitled to elect its quota of directors notwithstanding absence of a quorum of the other class or series of stock.

          Section 10. Validation of Defectively Called or Noticed Meeting. The transactions of any meeting of the board of directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the directors not present or who, though present, has prior to the meeting or at its commencement, protested the lack of proper notice to him, signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes or the meeting.

          Section 11. Adjournment. A majority of the directors present, whether or not constituting a quorum, may adjourn any board of directors' meeting to another time or place.

          Section 12. Notice of Adjournment. If a meeting is adjourned for more than 24 hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of adjournment; otherwise, notice of the time and place of holding an adjourned meeting need not be given to absent directors if the time and place be fixed at the meeting adjourned.

          Section 13. Participation in Meetings by Conference Telephone. Members of the board of directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another. Participating in a meeting as permitted in this Section constitutes presence in person at such meeting.

          Section 14. Action Without Meeting. Any action by the board of directors may be taken without a meeting if all members of the board shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the board of directors and shall have the same force and effect as a unanimous vote of such directors.

          Section 15. Fees and Compensation. Directors and members of Committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by resolution of the board of directors.

          Section 16. Committees. The board of directors may, by resolution adopted by a majority of the authorized number of directors, designate an executive and other committees, each consisting of 2 or more directors, to serve at the pleasure of the board of directors, and may prescribe the manner in which proceedings of any such committee meetings of such committee may be regularly scheduled in advance and may be called at any time by any 2 members thereof; otherwise, the provisions of these By-Laws with respect to notice and conduct of meetings of the board of directors shall govern. Any such committee, to the extent provided in a resolution of the board of directors, shall have all of the authority of the board of directors, except with respect to:

     a. The approval of any action for which the Delaware General Corporation Law or the certificate of incorporation require approval of the stockholders or approval of the outstanding shares;

     b. The filling of vacancies on the board of directors or on any committee thereof;

     c. The fixing of compensation of the directors for serving on the board of directors or on any committee thereof;

     d.   The amendment or repeal of these By-Laws or the adoption of new
          By-Laws;

     e. The amendment or repeal of any resolution of the board of directors which by its express term is not so amendable or repealable;

     f. Any distribution to the stockholders, except at a rate or in a periodic amount or within a price range determined by the board of directors; and

     g. The appointment of other committees of the board of directors or the members thereof.

                                  ARTICLE IV

                                   OFFICERS

          Section 1. Officers. The officers of the corporation shall be a president, a secretary and a chief financial officer. The corporation may also have, at the discretion of the board of directors, a chairman of the board, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article IV. Any number of offices may be held by the same person.

          Section 2. Election. The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 3 or
Section 6 of this Article IV, shall be chosen annually by, and shall serve at the pleasure of, the board of directors, and each shall hold his office until he or she shall resign or shall be removed or otherwise disqualified to serve, or his or her successor shall be elected and qualified.

          Section 3. Subordinate Officer. The board of directors or the president may appoint, such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these By-Laws or as the board of directors may from time to time determine.

          Section 4. Removal and Resignation. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the board of directors, at any regular or special meeting thereof, or, except in case of an officer chosen by the board of directors, by any officer upon whom such power or removal may be conferred by the board of directors.

          Any officer may resign at any time by giving written notice to the board of directors, or to the president or to the secretary of the corporation. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which such officer is a party. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

          Section 5. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these By-Laws for regular election or appointment to such office.

          Section 6. Chairman of the Board. The chairman of the board, if there be such an office, shall, be the Chief Executive Officer, and, if present, preside at all meetings of the board of directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the board of directors or prescribed by these By-Laws.

          Section 7. President. Subject to such supervisory powers, if any, as may be given by the board of directors to the chairman of the board, if there be such an office, the president shall be the chief executive officer of the corporation and shall, subject to the control of the board of directors, have general supervision, direction and control of the business and officers of the corporation. He shall preside at all meetings of the stockholders and in the absence of the chairman of the board, or if there be none, at all meetings of the board of directors. He shall be ex officio a member of all the standing committees, including the executive committee, if any, and shall have the general power and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the board of directors or these By-Laws.

          Section 8. Vice Presidents. In the absence or disability of the president, the vice presidents in order of their rank as fixed by the board of directors or, if not ranked, a vice president designated by the board of directors, if there be such an officer or officers, shall perform all the duties of the president, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents, if there be such an officer or officers, shall have such other powers and perform such other duties as from time to time may be prescribed for then respectively by the board of directors or these By-Laws.

          Section 9. Secretary. The secretary shall record or cause to be recorded, and shall keep or cause to be kept, at the principal executive office or such other place as the board of directors may order, a book of minutes of all meetings and actions, of the stockholders, the board of directors and all committees thereof, with the time and place of holding of meetings, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors' meetings, the number of shares present or represented at stockholders' meetings, and the proceedings thereof.

          The secretary shall keep, or cause to be kept, at the principal executive office or at the office of the corporation's transfer agent, or registrar, if one be appointed, a share register, or a duplicate share register, showing the names of the stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

          Section 10. Chief Financial Officer. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and colored accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any director.

          The chief financial officer shall deposit all moneys and other valuables in the name and to the credit of this corporation with such depositories as may be designated by the board of directors. He shall disburse the funds of the corporation as may be ordered by the board of directors, shall render to the president and directors, whenever they request it, an account of all of his transactions as chief financial officer and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the board of directors or these By-Laws.

          Section 11. Assistant Secretaries and Assistant Treasurers. In the absence or disability of the secretary or the chief financial officer, their duties shall be performed and their powers exercised, respectively, by any assistant secretary or any assistant treasurer which the board of directors, the president, or the secretary or chief financial officer over them, may have elected or appointed. The assistant secretaries and the assistant treasurers shall have such other duties and powers as may have been delegated to them, respectively, by the secretary or the chief financial officer or by the board of directors.

                                   ARTICLE V

                         INDEMNIFICATION OF DIRECTORS,
                     OFFICERS, EMPLOYEES AND OTHER AGENTS

          Section 1. To the fullest extent permitted by the laws of the State of Delaware:

          (a) The corporation shall indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the corporation or, if a director or officer of the corporation, by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the board of directors of the corporation. The corporation may indemnify any person (and such person's heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, for and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

          (b) The corporation shall promptly pay expenses incurred by (i) any person whom the corporation is obligated to indemnify pursuant to the first sentence of Section 1(a) of this Article V or (ii) any person whom the corporation has determined to indemnify pursuant to the third sentence of
Section 1(a) of this Article V, in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

          (c) The corporation may purchase and maintain insurance on behalf of any person described in Section 1(a) of this Article V against any liability asserted against such person, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section 1 of this Article V or otherwise.

          (d) The provisions of this Section 1 of this Article V shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 1 of this Article V shall be deemed to be a contract between the corporation and each director or officer who serves in such capacity at any time while this
Section 1 of this Article V and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 1 of this Article V shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 1 of this Article V shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, the certificate of incorporation, these By-Laws, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person's official capacity and actions in any other capacity while holding such office, it being the policy of the corporation that indemnification of any person whom the corporation is obligated to indemnify pursuant to the first sentence of Section 1(a) of this Article V shall be made to the fullest extent permitted by law.

          (e) For purposes of this Article V, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

          Section 2. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

                                  ARTICLE VI

                           GENERAL CORPORATE MATTERS

          Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the Delaware General Corporation Law shall govern the construction of these By-Laws. Without limiting the generality of the foregoing, the masculine gender includes the feminine and neuter, the singular number includes the plural and the plural number includes the singular, and the term "person" includes a corporation as well as a natural person.

                                                                     ANNEX VII


                       QUALIFICATIONS OF AND PROCEDURES
                         FOR DISSENTING STOCKHOLDERS
                   NEVADA REVISED STATUTES ("NRS") SEC. 92A


92A.300 DEFINITIONS. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation.

NRS 92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

NRS 92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY.

The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of Organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.

     1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.

     1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the domestic corporation is a party:

             (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

             (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

          (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

          (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

     1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

          (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

          (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

             (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

                (I) The surviving or acquiring entity; or

                (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or

             (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

NRS 92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

     1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

          (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

          (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

     2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

NRS 92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

          (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b) Must not vote his shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.

     1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

          (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

          (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

          (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.

     1. A stockholder to whom a dissenter's notice is sent must:

          (a) Demand payment;

          (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

          (c) Deposit his certificates, if any, in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

     1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

NRS 92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

     1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

          (a) Of the county where the corporation's registered office is located; or

          (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

     2. The payment must be accompanied by:

          (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

          (b) A statement of the subject corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

          (e) A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.

     1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

NRS 92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

     1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

     1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.

     1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115

                                                                    ANNEX VIII

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one (1) or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class of series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class of series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they asserted to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   Part II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

           INVESTools is a Delaware Corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

           Reference also is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

           Article VIII of the Amended and Restated Certificate of Incorporation and Article V of the By-Laws of INVESTools provide that except as provided under the Delaware General Corporation Law, (i) directors of INVESTools shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, (ii) INVESTools shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of INVESTools, or is or was serving at the request of INVESTools as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, and (iii) INVESTools may purchase and maintain insurance on behalf of such persons.

Item 21.  Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit
Number                       Description of Document
------                       -----------------------

2.1 Amended and Restated Agreement and Plan of Merger, dated as of August 13, 2001, between ZiaSun and Telescan (Included as Annex I to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

2.2 Acquisition Agreement and Plan of Reorganization between ZiaSun and Online Investors Advantage, Inc., dated March 31, 1999. (Incorporated by reference from ZiaSun's Registration Statement on Form 10-SB filed September 16, 1999.)

2.3 Amendment to Agreement between ZiaSun and the former OIA Shareholders, dated May 31, 2000. (Incorporated by reference from ZiaSun's Quarterly Report on Form 10-Q filed on August 17, 2000.)

2.4 Second Amendment to Acquisition Agreement between ZiaSun and the former OIA Shareholders, dated as of July 1, 2001. (Incorporated by reference from ZiaSun's Current Report on Form 8-K filed on August 1, 2001.)

2.5 Acquisition Agreement and Plan of Reorganization between ZiaSun and Asia4Sale.com, Ltd., dated March 25, 1999. (Incorporated by reference from ZiaSun's
             Registration Statement on Form 10-SB filed September
             16, 1999.)

2.6 Share Purchase Agreement by and between ZiaSun, Asia4Sale.com, Ltd. and Internet Ventures, Ltd., dated December 27, 1999. (Incorporated by reference from ZiaSun's Current Report on Form 8-K/A filed on January 21, 2000.)

2.7 Acquisition Agreement and Plan of Reorganization between ZiaSun and Seminar Marketing Group, Inc., dated September 29, 2000. (Incorporated by reference from
             ZiaSun's Current Report on Form 8-K filed on October 3,
             2000.)

3.1          Amended and Restated Certificate of Incorporation of
             INVESTools Inc. (Included as Annex V to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

3.2 By-laws of INVESTools Inc. (Included as Annex VI to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

5.1* Opinion of Simpson Thacher & Bartlett regarding the validity of the securities to be issued.

8.1          Opinion of Jones Waldo Holbrook & McDonough, P.C.
             regarding the tax disclosure.

8.2 Opinion of Simpson Thacher & Bartlett regarding the tax disclosure.

10.1 Amended Stock Option Plan of Telescan. (Incorporated by reference from Telescan's Post-Effective Amendment No. 1 to Form S-8 filed February 2, 1994.)

Exhibit
Number                       Description of Document
------                       -----------------------

10.2 1995 Stock Option Plan of Telescan. (Incorporated by reference from Telescan's Registration Statement on Form S-8 filed July 12, 1995.)

10.3         June 2000 Amendment to the 1995 Stock Option Plan of Telescan.
             (Incorporated by reference from Telescan's Registration Statement on Form S-8 filed November 21, 2000.)

10.4 2000 Stock Option Plan of Telescan. (Incorporated by reference from Telescan's Registration Statement on Form S-8 filed November 21, 2000.)

10.5 Amended 1999 Stock Option Plan of ZiaSun. (Incorporated by reference from ZiaSun's Post-Effective Amendment No. 1 to Form S-8 filed June 14, 2000.)

10.6 Non-Qualified Stock Option Agreement between ZiaSun and Allen D. Hardman. (Incorporated by reference from
             ZiaSun's Registration Statement on Form 10-SB filed
             September 16, 1999.)

10.7 Amended and Restated Employment Agreement and Stock Option of Allen D. Hardman, dated August 2, 2000. (Incorporated by reference from ZiaSun's Quarterly Report on Form 10-Q filed on August 17, 2000.)

10.8 Stock Purchase Agreement by and between Telescan and GE Capital Equity Investment Inc., dated January 14,
             1999, (Incorporated by reference from Telescan's Form 8-K filed January 14, 1999.)

10.9 Stock Purchase Agreement by and between Telescan and GE Capital Equity Investment Inc., dated as of July 23,
             1999 (Incorporated by reference from Telescan's Form
             8-K filed July 30, 1999.)

10.10 Lease Agreement between EsNET Properties L.C. and OIA, dated May 25, 1999. (Incorporated by reference from ZiaSun's Registration Statement on Form 10-SB filed
             September 16, 1999.)

10.11        Lease Agreement between DC Mason Ltd. and OIA, dated
             October 7, 1998. (Incorporated by reference from
             ZiaSun's Registration Statement on Form 10-SB filed
             September 16, 1999.)

10.12 Lease Agreement between Gordon Jacobson and OIA, dated June 22, 1999. (Incorporated by reference from the ZiaSun's Registration Statement on Form 10-SB filed
             September 16, 1999.)

10.13        Office Lease Agreement between Telescan and Chevron
             U.S.A., Inc., dated November 8, 1995. (Incorporated by reference from Telescan's Form 10-K for the annual period ended December 31, 1995.)

Exhibit
Number                       Description of Document
------                       -----------------------

10.14 Client Service Agreement, dated January 14, 2000 between ZiaSun and Continental Capital & Equity
             Corporation. (Incorporated by reference from ZiaSun's Form 10K for the annual period ended December 31, 1999.)

10.15 Consulting Agreement, dated January 1, 2000, between ZiaSun and Credico Inc. (Incorporated by reference from ZiaSun's Quarterly Report on Form 10-QSB filed May 22, 2000.)

10.16 Business Agreement, dated April 20, 2000, between ZiaSun and The McKenna Group. (Incorporated by reference from ZiaSun's Quarterly Report on Form 10-QSB filed on May 22, 2000.)

10.17 Venture Fund Agreement between ZiaSun and The McKenna Group, dated July 3, 2000. (Incorporated by reference from ZiaSun's Quarterly Report on Form 10-Q filed on August 17, 2000.)

10.18 Agreement, dated April 13, 2001, between ZiaSun and MKZ Fund, LLC. (Incorporated by reference from ZiaSun's Current Report on Form 8-K filed on August 1, 2001.)

10.19 Non-Competition Agreement, dated March 8, 2000, between OIA and MIT, LLC. (Incorporated by reference from ZiaSun's Current Report on Form 8-K filed on August 1, 2001.)

10.20        Voting Agreement between ZiaSun and Vulcan Ventures,
             Inc., dated May 3, 2001. (Included as Annex II to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.21        Voting Agreement among ZiaSun and NBC-TSCN Holding,
             Inc., and GE Capital Equity Investments, Inc., dated
             May 3, 2001. (Included as Annex II to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.22 Voting Agreement between ZiaSun and LJH Corporation, dated May 3, 2001. (Included as Annex II to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.23 Voting Agreement between Telescan and Ross Jardine, dated May 2, 2001. (Included as Annex II to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.24 Voting Agreement between Telescan and D. Scott Elder, dated May 2, 2001. (Included as Annex II to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.25 Voting Agreement between Telescan and Scott Harris, dated May 2, 2001. (Included as Annex II to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

Exhibit
Number                       Description of Document
------                       -----------------------

10.26 Voting Agreement between Telescan and David W. McCoy, dated May 2, 2001. (Included as Annex II to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.27        Voting Agreement between Telescan and Momentum Media
             Ltd., dated May 2, 2001. (Included as Annex II to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.28 Lock-up Agreement between ZiaSun and Vulcan Ventures, Inc., dated May 2, 2001. (Included as Annex III to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.29 Lock-up Agreement between Telescan and Ross Jardine, dated May 2, 2001. (Included as Annex III to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.30 Lock-up Agreement between Telescan and D. Scott Elder, dated May 2, 2001. (Included as Annex III to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.31 Lock-up Agreement between Telescan and Scott Harris, dated May 2, 2001. (Included as Annex III to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.32 Lock-up Agreement between Telescan and David W. McCoy, dated May 2, 2001. (Included as Annex III to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.33        Form of Employment Agreement between INVESTools and Lee
             K. Barba. (Included as Annex IV to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.34        Form of Employment Agreement between INVESTools and Ross Jardine.
             (Included as Annex IV to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

10.35        Form of Employment Agreement between INVESTools and D.
             Scott Elder. (Included as Annex IV to the joint proxy statement/prospectus included in Part I of this Registration Statement.)

21           Subsidiaries of INVESTools.

23.1         Consent of Jones, Jensen & Company with respect to
             ZiaSun.

23.2         Consent of BDO Seidman, LLP with respect to ZiaSun.

23.3         Consent of Arthur Andersen LLP with respect to Telescan.

Exhibit
Number                       Description of Document
------                       -----------------------

23.4         Consent of Hein + Associates LLP with respect to
             Telescan.

23.5         Consent of Simpson Thacher & Bartlett. (Included in
             Exhibit 5.1.)

23.6         Consent of Simpson Thacher & Bartlett. (Included in
             Exhibit 8.2.)

23.7         Consent of Jones Waldo Holbrook & McDonough, P.C.
             (Included in Exhibit 8.1.)

24.1         Power of Attorney.  (Included on p. II-8.)

99.1         Form of Proxy of ZiaSun Technologies, Inc.

99.2         Form of Proxy of Telescan, Inc.
----------------
* To be filed by amendment.


(b)  Financial Statement Schedules

Item 22.  Undertakings

           (a)  INVESTools hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (or the most recent post effective amendment thereof). Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

           (2) That, for purposes of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of INVESTools pursuant to the foregoing provisions, or otherwise, INVESTools has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by INVESTools of expenses incurred or paid by a director, officer or controlling person of INVESTools in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, INVESTools will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           (c) INVESTools hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

           (d) INVESTools hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                  SIGNATURES

           Pursuant to the requirements of the Securities Act, INVESTools has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on the 13th day of August, 2001.

                               INVESTOOLS INC.


                               By:______________________________
                               Name:
                               Title:

                               POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS that each of the undersigned does hereby constitute and appoint Lee K. Barba, Paul A. Helbling and D. Scott Elder, or any of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 of INVESTools Inc. and any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, including any registration statement and all amendments (including post-effective amendments) thereto filed pursuant to Rule 462(b) under the Securities Act, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signatures                      Title

      ________________________________Chief Executive Officer and Director (Lee K. Barba)


      ________________________________Chief Financial Officer and Principal
      (Paul A. Helbling)                 Accounting Officer



      ________________________________Chairman
      (William D. Savoy)


      ________________________________Director
      (D. Scott Elder)


      _________________________________Director
      (Ross W. Jardine)

      _________________________________Director
      (Hans von Meiss)


      _________________________________Director
      (Stephen C. Wood)